As filed with the Securities and Exchange Commission on November 8, 2007

Registration No. 333-146178

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPE BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	26-1294270
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 North Main Street

Cape May Court House, New Jersey 08210

(609) 465-5600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Herbert L. Hornsby, Jr.

President and Chief Executive Officer

225 North Main Street

Cape May Court House, New Jersey 08210

(609) 465-5600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Marc Levy, Esq.

Eric Luse Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 400

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	18,448,197 shares (1)	$13.51 (2)	$249,235,142 (3)	$7,652(4)
Participation Interests	789,854 interests			(5)

(1)	Includes 12,167,000 shares to be offered for sale in the stock offering, 851,690 shares to be issued to The CapeBank Charitable Foundation and 5,429,507 shares to be issued to shareholders of Boardwalk Bancorp, Inc.

(2)	Shares to be sold in the stock offering and issued to The CapeBank Charitable Foundation have a maximum offering price per share of $10.00. Shares to be issued to shareholders of Boardwalk Bancorp, Inc. have a maximum offering price per share of 21.91, calculated in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon the average high and low trading prices of Boardwalk Bancorp, Inc. as of September 17, 2007.

(3)	Estimated solely for the purpose of calculating the registration fee.

(4)	Previously paid.

(5)	The securities of Cape Bancorp, Inc. to be purchased by the Cape Savings Bank 401(k) Plan are included in the amount shown for common stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement

Interests in

CAPE SAVINGS BANK

[EMPLOYEES’ SAVINGS & PROFIT SHARING

PLAN AND TRUST]

Offering of Participation Interests in up to 789,854 Shares of

CAPE BANCORP, INC.

Common Stock

In connection with the adoption of a plan of conversion from mutual to stock form of organization, Cape Bancorp, Inc. is allowing its employees who are participants in the Financial Institutions Thrift Plan (“Thrift Plan”) to invest all or a portion of their accounts in stock units representing an ownership interest in the common stock of Cape Bancorp, Inc. (the “Common Stock”). In order to do so, Cape Savings Bank will adopt the Cape Savings Bank [Employees’ Savings & Profit Sharing Plan and Trust] (the “Plan”), transfer the assets from the Thrift Plan to the Plan, and establish a Cape Bancorp, Inc. Stock Fund as an investment option in the Plan. Cape Bancorp, Inc. has registered a number of participation interests through the Plan in order to enable the trustee of the Plan to purchase up to 789,854 shares of the Common Stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trustee of the Plan to invest all or a portion of their Plan accounts in stock units representing an ownership interest in the Cape Bancorp, Inc. Stock Fund at the time of the stock offering.

Cape Bancorp, Inc.’s prospectus, dated                          , 2007, accompanies this prospectus supplement. It contains detailed information regarding the plan of conversion and the stock offering of Cape Bancorp, Inc. Common Stock and the financial condition, results of operations and business of Cape Savings Bank. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of investment risks that you should consider, see “Risk Factors” beginning on page      of the prospectus.

The interests in the Plan and the offering of the Common Stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement and in the prospectus are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Cape Bancorp, Inc., in the stock offering, of interests in shares of Common Stock in the Cape Bancorp, Inc. Stock Fund of the Plan. No one may use this prospectus supplement to reoffer or resell interests in shares of Common Stock acquired through the Plan.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Cape Bancorp, Inc., Cape Savings Bank and the Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of Common Stock or stock units representing an ownership interest in the Common Stock shall under any circumstances imply that there has been no change in the affairs of Cape Savings Bank or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is                           , 2007.

THE OFFERING

Securities Offered

Cape Bancorp, Inc. is offering stock units in the Cape Savings Bank Employees’ Savings & Profit Sharing Plan and Trust (the “Plan”). The stock units offered under the Plan represent indirect ownership of Cape Bancorp, Inc.’s Common Stock through the Cape Bancorp, Inc. Stock Fund being established under the Plan in connection with the stock offering. Given the purchase price in the stock offering of $10 per share, the Plan may acquire up to 789,854 shares of Cape Bancorp, Inc. Common Stock in the offering. Only employees of Cape Savings Bank may become participants in the Plan and only participants, including former employees who have an account balance in the Plan, may purchase stock units in the Cape Bancorp, Inc. Stock Fund. Your investment in the Common Stock in connection with the stock offering through the Cape Bancorp, Inc. Stock Fund is subject to the purchase priorities contained in the Plan of Conversion from Mutual to Stock Form of Organization of Cape Savings Bank.

Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Cape Bancorp, Inc. is contained in the accompanying prospectus. The address of the principal executive office of Cape Bancorp, Inc. and Cape Savings Bank is 225 North Main Street, Cape May Court House, New Jersey 08210.

Purchase Priorities	In connection with the stock offering, you may elect to transfer all or part of your account balances in the Plan to the Cape Bancorp, Inc. Stock Fund, to be used to purchase stock units representing an ownership interest in the Common Stock issued in the stock offering. The manner in which you make this election and transfer is discussed below under “Election to Purchase Common Stock in the Stock Offering.” All Plan participants are eligible to direct a transfer of funds to the Cape Bancorp, Inc. Stock Fund. However, such directions are subject to the purchase priorities in the plan of conversion, which contemplates a subscription offering and, possibly, a community offering. Subscription offering categories, in descending order of purchase priorities, are as follows: (1) eligible account holders, (2) tax-qualified employee benefit plans of Cape Savings Bank, including this Plan and the employee stock ownership plan, (3) supplemental eligible account holders, and (4) voting depositors. An eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more as of the close of business on June 30, 2006. A supplemental eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more as of the close of business on , 2007. Voting depositors of Cape

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Savings Bank on                          , 2007 (the “voting record date”), and who are neither eligible account holders nor supplemental eligible account holders. If you fall into subscription offering categories (1), (3) or (4), you have subscription rights to subscribe for Common Stock in the subscription offering. You may do so through the Plan, by purchasing stock units, and/or outside the Plan, by purchasing Cape Bancorp, Inc. Common Stock in the stock offering. You may also be able to purchase stock units in Cape Bancorp, Inc. Common Stock in the subscription offering through the Plan even though you are ineligible to purchase through subscription offering categories (1), (3) or (4) if Cape Bancorp, Inc. determines to allow the Plan to purchase stock through subscription offering category (2), reserved for its tax-qualified employee plans. With Cape Bancorp, Inc.’s permission, the Plan can purchase up to approximately 789,854 shares of Common Stock of Cape Bancorp, Inc. in the stock offering. If Cape Bancorp, Inc. does not allow the Plan to purchase in category (2), then any order of stock units placed by those ineligible to subscribe in categories (1), (3), and (4) will be considered an order placed in the community offering to member of the general public. Subscription offering orders, however, will have preference over other orders placed in a community offering.

If you choose not to direct the investment of your account balances towards the purchase of stock units in the Cape Bancorp, Inc. Stock Fund in connection with the stock offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

If you are eligible to subscribe for Common Stock in the subscription offering through subscription categories (1), (3), or (4), you will receive a separate mailing, including a Stock Order Form. You may subscribe for Common Stock outside of the Plan by completing the Stock Order Form and submitting it to the Stock Information Center, in the manner and during the period set forth in the prospectus.

Election to Purchase Common Stock in the Stock Offering	The trustee of the Cape Bancorp, Inc. Stock Fund will subscribe for Common Stock in the stock offering in accordance with your directions. No later than the closing date of the subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of stock units in Cape Bancorp, Inc. Common Stock in connection with the stock offering will be removed from your existing accounts and transferred to an interest-bearing account, pending the closing of the offering, expected to be in early January 2008. Subject to a determination as to whether all or any portion of your order may be filled (based on your purchase priority and whether the offering is oversubscribed), all or a portion of the amount that you have transferred to purchase stock units in the Cape Bancorp, Inc. Stock Fund in the stock offering will be applied to the purchase of Common Stock.

After the close of the subscription offering period, it will be determined whether all or any portion of your order will be filled (if the offering is oversubscribed, you may not receive any or all of your order, depending on your purchase priority, as described above, and whether the Plan will purchase through category (2)).

In the event the offering is oversubscribed, i.e., there are more orders for Common Stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase Common Stock in the offering, the amount that cannot be invested in Common Stock, and any interest earned on such amount, will be reinvested in accordance with your then existing investment election (in proportion to your investment direction for future contributions). The prospectus describes the allocation procedures in the event of an oversubscription. See “The Conversion and Stock Offering” section beginning on page 140 of the prospectus.

If you fail to direct the investment of your account balances towards the purchase of any shares of Common Stock in connection with the stock offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

Composition and Purpose of Stock Units	The Cape Bancorp, Inc. Stock Fund, which is being established in the Plan, will invest in the Common Stock of Cape Bancorp, Inc. Following the stock offering, the Cape Bancorp, Inc. Stock Fund will maintain a cash component for liquidity purposes. Liquidity is required in order to facilitate daily transactions such as investment transfers or distributions from the Cape Bancorp, Inc. Stock Fund. For purchases in the offering, there will be no cash component. A stock unit will be valued at $10. After the offering, newly issued stock units will consist of a percentage interest in both the Common Stock and cash held in the Cape Bancorp, Inc. Stock Fund. Unit values (similar to the stock’s share price) and the number of units (similar to the number of shares) will be used to communicate the dollar value of a participant’s account. Following the stock offering, each day, the stock unit value of the Cape Bancorp, Inc. Stock Fund will be determined by dividing the total market value of the fund at the end of the day by the total number of units held in the fund by all participants as of the previous day’s end. The change in stock unit value reflects the day’s change in stock price, any cash dividends accrued and the interest earned on the cash component of the fund, less any investment management fees. The market value and unit holdings of your account in the Cape Bancorp, Inc. Stock Fund will be reported to you on your quarterly statements.

Value of Plan Assets	As of June 30, 2007, the market value of the assets of the Plan eligible to purchase common stock in the offering was approximately $7,898,540.

How to Order Stock in the Offering through the Plan

Enclosed is a Special Election Form on which you can elect to transfer all or a portion of your account balance in the Plan to the Cape Bancorp, Inc. Stock Fund for the purchase of stock units, at $10,00 each, in connection with the stock offering.

In order to purchase Common Stock in the stock offering through the Plan, you must purchase a minimum of 25 stock units in the offering through the Plan. Your purchase order in the Plan, when taking into consideration any shares of Cape Bancorp, Inc. Common Stock you purchase during the offering outside the Plan, will be subject to the maximum purchase limitations set forth in the prospectus. If you wish to use all or part of your account balance in the Plan to purchase Common Stock during the stock offering, you should indicate that decision on the Special Election Form.

You will file the Special Election Form with Fred Houston, Senior Vice President and Corporate Secretary, at Cape Savings Bank, 225 North Main Street, Cape May Court House, New Jersey 08210. If you do not wish to make an election, you should check Box E on the reverse side of the Special Election Form and return the form to Fred Houston, Senior Vice President and Corporate Secretary, Cape Savings Bank, as indicated above.

Election Form Deadline

After you follow the procedures identified above in “How to Order Stock in the Offering through the Plan,” you must return your Special Election Form to Fred Houston, Senior Vice President and Corporate Secretary, at Cape Savings Bank, 225 North Main Street, Cape May Court House, New Jersey 08210, to be received no later than      p.m., local time, on                      [day],                          , 2007. You may return your Special Election Form by hand delivery, mail or by faxing it to (        )                     , so long as it is returned by the time specified. This return date is earlier than the deadline for purchases made outside of the Plan. In order to purchase shares of Common Stock outside the Plan, you must follow the direction in the prospectus.

Please note, the deadline for returning your Special Election Form to                                  is          p.m., local time, on         ,             , 2007. The deadline for purchasing Common Stock outside the Plan by returning your stock order form to the Stock Information Center is          p.m., local time, on                          , 2007. The reason that

there is less time to order through the Plan than outside of the Plan is that the Plan needs time to compile the orders and then submit one order on behalf of the Plan to the Stock Information Center by the subscription deadline. If you Special Election Form is not received by by p.m., local time, on , , we cannot guarantee that your order will be filled.

Irrevocability of Transfer Direction	You may not change your election to transfer amounts to the Cape Bancorp, Inc. Stock Fund in connection with the stock offering. Your election is irrevocable. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock units in Cape Bancorp, Inc. Common Stock among all of the other investment funds on a daily basis.

Future Direction to Purchase Common Stock	You will be able to purchase stock units in Cape Bancorp, Inc. Common Stock after the offering through your investment in the Cape Bancorp, Inc. Stock Fund. You may direct that your future contributions or all or part of your remaining account balance in the Plan be transferred to the Cape Bancorp, Inc. Stock Fund. After the offering, to the extent that shares are available, the trustee of the Plan will acquire Common Stock at your election in open market transactions at the prevailing price, which may be less or greater than the $10.00 price in the offering. You may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the Cape Bancorp, Inc. Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Cape Bancorp, Inc.

Voting Rights of Common Stock	The Plan provides that after the offering, you may direct the trustee how to vote any shares of Cape Bancorp, Inc. Common Stock held by the Cape Bancorp, Inc. Stock Fund, and the interest in such shares that is credited to your account. If the trustee does not receive your voting instructions, the Plan administrator will exercise these rights as it determines in its discretion and will direct the trustee accordingly. All voting instructions will be kept confidential.

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DESCRIPTION OF THE PLAN

Introduction

Cape Savings Bank adopted the Financial Institutions Thrift Plan, a multiple-employer plan. In connection with the stock offering of Cape Bancorp, Inc., Cape Savings Bank adopted a single employer plan named the Cape Savings Bank Employees’ Savings & Profit Sharing Plan and Trust, effective as of November 1, 2007 (the “Plan”). Cape Savings Bank employees who participated in the Financial Institutions Thrift Plan were given the opportunity to elect to have their account balances transferred to the Plan, and the account balances of those employees who made this election were transferred to the Plan on                          , 200    . The features of the Plan are substantially similar to the features of the Financial Institutions Thrift Plan, as applied to Cape Savings Bank’s interest in the Financial Institutions Thrift Plan, except that employees in the Plan will be entitled to invest in the Cape Bancorp, Inc. Stock Fund.

The Plan is a tax-qualified plan with a cash or deferred compensation feature, established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Cape Savings Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Cape Savings Bank will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan administrator c/o Cape Savings Bank, 225 North Main Street, Cape May Court House, New Jersey 08210. You are urged to read carefully the full text of the Plan.

Eligibility and Participation

You will be eligible to become a participant in the Plan on the first day of the month coincident with or next following the date you complete three months of employment and attain age 21. In order for you to complete three months of employment, you must complete at least 250 hours of employment in a three consecutive month period. The initial eligibility period is measured from your date of employment.

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You become eligible to receive employer contributions on the first day of the month coincident with or next following the date you complete one year of employment and attain age 21. In order for you to complete one year of employment, you must complete at least 1,000 hours of employment in a 12 consecutive month period. The initial eligibility period is measured from your date of employment. The Plan year is January 1 to December 31.

As of June 30, 2007, there were approximately 163 employees, former employees and beneficiaries eligible to participate in the Plan and [98] employees participating by making elective deferral contributions.

Contributions Under the Plan

401(k) Plan Contributions. You may elect to defer on a pre-tax basis up to 30% of your Plan salary (expressed in terms of whole percentages), subject to certain restrictions imposed by the Code, and to have that amount contributed to the Plan on your behalf. For purposes of the Plan, “Plan salary” means your total taxable compensation as reported on your Form W-2 (exclusive of any compensation deferred from a prior year). In addition, any pre-tax contributions made to a 401(k) plan, a Section 125 cafeteria plan and, unless the employer elects otherwise, qualified transportation fringe benefits under Section 132(f) are include in your salary. In 2007, the annual salary of each participant taken into account under the Plan is limited to $225,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code). You may elect to modify the amount contributed to the Plan by filing a new elective deferral agreement with the Plan administrator as of the first day of any contribution reporting period.

Employer Matching Contributions. Through December 31, 2007. Cape Savings Bank will make employer matching contributions equal to 100% of your contributions, up to 6% of your Plan salary for the year. Effective January 1, 2008, Cape Savings Bank will make a safe harbor matching contribution equal to 100% of your contributions on the first 3% of compensation that you contribute to the Plan, and a matching contribution equal to 50% of your contributions on the 4th and 5th percent of compensation that you contribute to the Plan.

Rollover Contributions. You may make a rollover contribution of an eligible rollover distribution from any other qualified retirement plan or an individual retirement arrangement. These funds will be maintained in a separate rollover account in which you will have a nonforfeitable vested interest.

Limitations on Contributions

Limitations on Employee Salary Deferrals. For the Plan year beginning January 1, 2007, the amount of your before-tax contributions may not exceed $15,500 per calendar year. This amount may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

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Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Code limit the amount of employee deferrals and employer matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of employee deferrals and employer matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a 5% owner of Cape Bancorp, Inc. at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $100,000 and, if Cape Bancorp, Inc. so elects, was in the top 20% of employees by compensation for the preceding year. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of deferrals by highly compensated employees may have to be adjusted.

Benefits Under the Plan

Vesting. You are 100% vested in any employer matching contributions credited to your account on or after January 1, 1999. Employer matching contributions credited to your account prior to January 1, 1999 will be 100% vested after you complete 3 years of employment.

At all times, you have a fully vested, nonforfeitable interest in the 401(k) deferrals you have made and any earnings related thereto.

You will also become 100% vested in the employer contributions and earnings thereon credited to your account upon you death, disability or attainment of age 65 while you are employed with Cape Savings Bank.

Withdrawals and Distributions from the Plan

Applicable federal law requires the Plan to impose substantial restrictions on the right of a Plan participant to withdraw amounts held for his or her benefit under the Plan prior to the participant’s termination of employment with Cape Savings Bank. A substantial federal tax penalty may also be imposed on withdrawals made prior to the participant’s attainment of age 59 1/2, regardless of whether such a withdrawal occurs during his or her employment with Cape Savings Bank or after termination of employment.

Account Withdrawal. You may withdraw all or part of your vested account balance, subject to certain limitations. Employer matching contributions generally cannot be withdrawn from your account until you attain age 59 1/2 or terminate employment.

In-Service Withdrawal. You may make not more than one voluntary withdrawal from your regular account in a calendar year, unless it is limited to your own contributions, if any, made prior to January 1, 1987 without earnings. No partial withdrawal of less than $1,000 will be permitted unless it is for either the full amount of your own pre-1987 contributions without earnings, your own contributions (pre-1987 plus post-1986) and earnings on them, or the total

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vested balance of your regular account. In general, employer contributions credited on your behalf will not be available for in-service withdrawal until such employer contributions have been invested in the Plan for at least two years or you have been a participant in the Plan for at least five years or the attainment of age 59 1/2.

You may make no more than one withdrawal from your 401(k) account in a calendar year. A withdrawal from your 401(k) account prior to age 59 1/2 or termination of employment can only be made on account of hardship. The existence of an immediate and heavy financial need and the lack of any other available financial resources to meet this need must be demonstrated for a hardship withdrawal. You will be required to receive a distribution of the remaining available vested balance, if any, of your regular account and your rollover account, if any, prior to making a hardship withdrawal from your 401(k) account. No partial withdrawal of less than $1,000 will be permitted unless it is for either the amount necessary to satisfy your hardship or the total vested balance of your 401(k) account.

You may make no more than one withdrawal from your rollover account in a calendar year. No partial withdrawal of less than $1,000 will be permitted unless it is for the total balance of your rollover account.

Withdrawal upon Termination of Employment. You may leave your account with the Plan and defer commencement of receipt of your vested balance until April 1 of the calendar year following the calendar year in which you attain age 70 1/2, except to the extent that your vested account balance as of the date of your termination is less than $500, in which case your interest in the Plan will be cashed out and payment sent to you. You may make withdrawals from your account(s) at any time after you terminate employment. If your total vested account equals or exceeds $500, you may elect, in lieu of a lump sum payment, to be paid in annual installments over a period of 2-10, 5 or 20 years with the right to take in a lump sum the vested balance of your account at any time during such payment period.

Withdrawal upon Disability. If you become disabled, you will be entitled to the same withdrawal rights as if you had terminated employment.

Death. If you die while you are a participant in the Plan, the value of your entire account will be payable to your beneficiary. The payment will be made in a lump sum, unless the payment would exceed $500, and you had elected a payment in annual installments over a period not to exceed 5 years (10 years if your spouse is your beneficiary). If such an election is not in effect at the time of your death, your beneficiary may elect to receive the benefit in the form of annual installments over a period not to exceed 5 years (10 years if your spouse is your beneficiary) or make withdrawals as often as once per year, except that any balance remaining must be withdrawn by the 5th anniversary of your death (10th anniversary if your spouse is your beneficiary).

Loans. You may borrow from the vested portion of your regular account, and /or 401(k) account and/or rollover account, if any. You may borrow any amount between $1,000 and $50,000 (reduced by your highest outstanding loan balance(s) from the Plan during the preceding 12 months). In no event may you borrow more than 50% of the vested balance of your account.

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Investment of Contributions and Account Balances

All amounts credited to your accounts under the Plan are held in the Plan trust (the “Trust”) which is administered by the trustee appointed by Cape Savings Bank’s Board of Directors.

Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one of the following funds:

1.	International Stock Fund
2.	NASDAQ 100 Stock Fund
3.	Russell 2000 Stock Fund
4.	S&P MidCap Stock Fund
5.	S&P/Growth Stock Fund
6.	S&P/Value Stock Fund
7.	S&P 500 Stock Fund
8.	US REIT Index Fund
9.	Long Treasury Index Fund
10.	Aggregate Bond Index Fund
11.	Stable Value Fund
12.	Short Term Investment Fund
13.	Income Plus Asset Allocation Fund
14.	Growth and Income Asset Allocation Fund
15.	Growth Asset Allocation Fund
16.	SSgA Target Retirement 2015 Fund
17.	SSgA Target Retirement 2025 Fund
18.	SSgA Target Retirement 2035 Fund
19.	SSgA Target Retirement 2045 Fund

In connection with the offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the Cape Bancorp, Inc. Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. If you fail to provide an effective investment direction, your contributions will be invested in the Short Term Investment Fund until such time as you provide an effective investment direction. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions one time each business day. This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

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Performance History

The following table provides performance data with respect to the investment funds available under the Plan through July 31, 2007:

FUND RETURNS THROUGH July 31, 2007 1

Stock Funds	Monthly Return	Year to Date	Last 12 Months	5 Calendar Years Annualized	10 Calendar Years Annualized
INTERNATIONAL STOCK FUND [1,2]	-1.5%	8.9%	23.2%	18.6%	6.5%
Benchmark: MSCI EAFE Index	-1.5%	9.1%	23.9%	19.9%	7.4%
NASDAQ 100 STOCK FUND [3]	-0.2%	9.6%	27.3%	14.4%	5.2%
Benchmark: NASDAQ 100 Index	-0.1%	10.2%	28.6%	15.1%	5.8%
RUSSELL 2000 STOCK FUND [4]	-6.9%	-1.2%	11.5%	15.3%	7.2%
Benchmark: Russell 2000 Index	-6.8%	-0.8%	12.1%	16.0%	7.8%
S&P MIDCAP STOCK FUND [5]	-4.3%	6.8%	16.0%	14.9%	11.3%
Benchmark: S&P MidCap 400 Index	-4.3%	7.2%	16.7%	15.5%	11.8%
S&P/GROWTH STOCK FUND [4]	-2.3%	3.8%	15.8%	8.5%	3.8%
Benchmark: S&P 500/Citigroup Growth Index	-2.2%	4.2%	16.5%	9.2%	4.4%
S&P/VALUE STOCK FUND [4]	-4.0%	2.7%	15.0%	13.8%	6.5%
Benchmark: S&P 500/Citigroup Value Index	-3.9%	3.2%	15.8%	14.5%	7.1%
S&P 500 STOCK FUND [5]	-3.1%	3.3%	15.4%	11.2%	5.4%
Benchmark: S&P 500 Index	-3.1%	3.6%	16.1%	11.8%	6.0%
US REIT INDEX FUND 6	-7.9%	-13.7%	-1.4%	N/A	N/A
Benchmark: Dow Jones/Wilshire REIT Index	-7.8%	-13.4%	-0.6%	18.6%	12.7%
Bond Funds
LONG TREASURY INDEX FUND [5]	2.6%	1.4%	6.1%	5.6%	6.6%
Benchmark: Lehman Brothers Long Treasury Index	2.7%	1.8%	6.8%	6.3%	7.2%
AGGREGATE BOND INDEX FUND [9]	0.8%	1.5%	4.9%	3.8%	N/A
Benchmark: Lehman Brothers Aggregate Bond Index	0.8%	1.8%	5.6%	4.4%	5.8%
Fixed Income Funds
STABLE VALUE FUND [7]	0.3%	2.2%	3.9%	3.9%	4.9%
Benchmark: Ryan Labs 3 Yr. GIC	0.4%	2.5%	4.2%	4.0%	5.1%
SHORT TERM INVESTMENT FUND [5]	0.4%	2.8%	4.9%	2.6%	3.7%
Benchmark: Citigroup 3 Month Treasury Bill	0.4%	2.9%	5.2%	2.8%	3.7%
Asset Allocation Funds [2,8]
INCOME PLUS ASSET ALLOCATION FUND	-0.2%	2.1%	7.6%	6.5%	5.1%
GROWTH AND INCOME ASSET ALLOCATION FUND	-1.4%	3.0%	11.2%	9.4%	5.6%
GROWTH ASSET ALLOCATION FUND	-2.6%	3.8%	14.7%	12.1%	5.7%
Target Retirement Funds [10]
SSgA TARGET RETIREMENT 2015 FUND	N/A	N/A	N/A	N/A	N/A
SSgA TARGET RETIREMENT 2025 FUND	N/A	N/A	N/A	N/A	N/A
SSgA TARGET RETIREMENT 2035 FUND	N/A	N/A	N/A	N/A	N/A
SSgA TARGET RETIREMENT 2045 FUND	N/A	N/A	N/A	N/A	N/A

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Returns are shown net of fees. Dividends and interest are automatically reinvested. Past performance is no guarantee of future performance. Total expenses charged to each fund, as a percentage of each fund’s estimated average assets per year, are as follows: International Stock Fund 0.674%; Nasdaq 100 Stock Fund 0.674%; Russell 2000 Stock Fund 0.674%; S&P MidCap Stock Fund 0.674%; S&P Growth Stock Fund 0.674%; S&P Value Stock Fund 0.674%; S&P 500 Stock Fund 0.674%; Long Treasury Index Fund 0.674%; Aggregate Bond Index Fund 0.674%; REIT Fund 0.674%; Stable Value Fund 0.674%; Short Term Investment Fund 0.510%; Target Retirement Funds 0.98%; Asset Allocation Funds 0.980%. Unit values are determined as of the last business day of each month. Benchmark indices are not investment funds and have no fees. See following notes.

State Street Global Investors (SSgA) is the Investment Manager for all Funds and is the provider of benchmark index returns. Historical returns of the index funds reflect management by Barclays Global Investors (BGI) before November 4, 2005 and SSgA’s management thereafter.

[1]	Prior to September 30, 1999, this Fund was limited to no more than 25% exposure to Japan.
[2]

The Asset Allocation Funds and the International Stock Fund were first offered July 2, 1997. Returns prior to inception are simulated using the returns of market indices for, or actual funds of, the Fund’s investment components, and are net of fees.

[3]

The Nasdaq 100 Stock Fund was first offered on May 1, 2002, while BGI’s underlying Nasdaq 100 Fund was initially offered on August 7, 2000. Returns prior to May 1, 2002 are based on returns of the then-existing BGI funds (when available) and on the (hypothetical) returns of the Nasdaq 100 Index for periods prior to the inception date of the BGI fund. All returns are net of fees.

[4]

The Russell 2000, S&P Growth and S&P Value Stock Funds were first offered on January 4, 2000. Returns prior to January 4, 2000 are hypothetical and are based on the returns of the then-existing BGI funds, and are net of fees. Effective December 16, 2005, the S&P 500/Barra Growth and S&P 500/Barra Value indexes were reconstituted as the S&P 500/Citigroup Growth and S&P500/Citigroup Value Indexes. Additional information can be found at www.styleindices.standardandpoors.com

[5]

The S&P MidCap, S&P 500, Long Treasury Index and Short Term Investment Funds were first offered on June 17, 1997. Results prior to that date are hypothetical, based on previous investment returns of the then-existing BGI funds, and are net of fees.

[6]

The US REIT Index Fund was first offered on January 1, 2005. Returns shown for periods prior to that date are hypothetical and are based on the returns of the then-existing BGI Fund for the MSCI US REIT Index, and are net of fees.

[7]	The Stable Value Fund is a separately managed account; historical return data represents its actual performance.
[8]

The Asset Allocation Funds are designed investment vehicles utilizing various asset classes represented by index funds, and, under BGI management, were managed on an exclusive basis. Only hypothetical results are available from January 1992 to July 2, 1997 (the inception date of the Asset Allocation Funds). Note that SSgA changed certain allocations and underlying indexes (see fund descriptions for information on same).

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[9]

The Aggregate Bond Index Fund became available effective April 30, 2006. Results prior to that date are based on historical investment returns of the then-existing SSgA fund, and are net of PSI fees which would have been levied.

[10]

The Target Retirement Funds became available August 1, 2007. Results prior to that date are based on historical investment returns of the then-existing SSgA fund, and are net of PSI fees which would have been levied.

Description of the Investment Funds

The following is a description of each of the funds:

International Stock Fund. The fund seeks to match the performance of the Morgan Stanley Capital International, Europe, Australia, Far East (MSCI EAFE) Index while providing daily liquidity. The MSCI EAFE Index is a float-adjusted developed markets international equity index which covers approximately 85% of each industry within each represented country and measures the performance of over 1,000 companies in 21 countries outside North and South America. The International Stock Fund typically invests in all the stocks in the MSCI EAFE Index in proportion to their weighting in the index. The strategy of investing in the same stocks as the index minimizes the need for trading and therefore results in lower expenses.

NASDAQ 100 Stock Fund. The fund seeks to match the performances of the NASDAQ 100 Index, which consists of 100 of the largest non-financial companies, both domestic and international, listed on the NASDAQ exchange; the size of the companies is determined by market cap and all major industry groups are included, with the exception of financial and investment companies. The NASDAQ 100 Stock Fund invests in all of the stocks in the NASDAQ 100 Index in proportion to their weighting in the index. The fund may also hold 2-5% of its value in futures contacts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the index minimizes the need for trading and therefore results in lower expenses.

Russell 2000 Stock Fund. The fund seeks to match the performance of the Russell 2000 Index, which is a float-adjusted small cap equity index covering approximately 8% of the U.S. equity market and measuring the performance of the 2,000 smallest companies in the broad market Russell 3000 Index, based on total market capitalization. The Russell 2000 Stock Fund attempts to invest in all 2,000 stocks in the Russell 2000 Index in proportion to their weighting in the index. The fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the index minimizes the need for trading and therefore results in lower expenses.

S&P MidCap Stock Fund. The fund seeks to match the performance of the S&P MidCap 400 Index, which is a float-adjusted mid-cap equity index covering approximately 15% of U.S. equity market and measuring the performance of 400 leading companies in leading industries within the mid cap segment of the market as determined by S&P’s Index Committee. The S&P MidCap Stock Fund invests in all 400 stocks in the index in proportion to their weighting in the index. The fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the index minimizes the need for trading and therefore results in lower expenses.

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S&P/Growth Stock Fund. The fund seeks to match the performance of the Standard & Poor’s 500/Citigroup Growth Index, which is constructed by including those stocks from the S&P 500 Index with higher price to book ratios. The index is market capitalization weighted and their constituents are mutually exclusive. The S&P/Growth Fund invests in all of the stocks in the S&P 500/Citigroup Growth Index in proportion to their weighting in the index. The fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the index minimizes the need for trading and therefore results in lower expenses.

S&P/Value Stock Fund. The fund seeks to match the performance of the Standard & Poor’s 500/Citigroup Value Index, which is constructed by including those stocks from the S&P 500 Index with lower price to book ratios. The index is market capitalization weighted and their constituents are mutually exclusive. The S&P/Value Stock Fund invests in all of the stocks in the S&P500/Citigroup Value Index in proportion to their weighting in the index. The fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the index minimizes the need for trading and therefore results in lower expenses.

S&P 500 Stock Fund. The fund seeks to match the performance of the Standard & Poor’s 500 Index, which is a float-adjusted large-cap equity index covering approximately 80% of U.S. equity market and measuring the performance of 500 leading companies in leading industries within the large cap segment of the market as determined by S&P’s Index Committee. The S&P Stock Fund invests in all 500 stocks in the S&P 500 Index in proportion to their weighting in the index. The fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the index minimizes the need for trading and therefore results in lower expenses.

US REIT Index Fund. The fund seeks to match the performance of the Dow Jones/Wilshire REIT Index while providing daily liquidity. The Dow Jones/Wilshire REIT Index is a market capitalization weighted index which is comprises of 90 publicly traded Real Estate Investment Trusts (REITs). To be included in the index, a company must be an equity owner and operator of commercial (or residential) real estate and must generate at least 75% of its revenue from such assets; minimum requirements for market capitalization and liquidity also apply. The US REIT Index Fund typically invests in all securities in the Dow Jones/Wilshire REIT Index in proportion to their weighting in the index. As such, the fund seeks to maintain sector and security weightings that closely match the index. This replication process results in low turnover, accurate tracking and low costs. The fund invests primarily in equity shares of real estate investment trusts (REITs). REITs invest in loans secured by real estate and invest directly in real estate properties such as apartments, office buildings, and shopping malls. REITs generate income from rentals or lease payments and offer the potential for growth from property appreciation and the potential for capital gains from the sale of properties.

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Long Treasury Index Fund. The fund seeks to match the total rate of return of the Lehman Brothers Long Treasury Bond Index. The fund invests primarily in U.S. Treasury securities with a maturity of 10 years or longer. The fund invests in a well diversified portfolio that is representative of the U.S. Long Treasury bond market. The fund buys and holds securities, trading only when there is a change to the composition of the index or when cash flow activity occurs in the fund. This process minimizes turnover and costs while maintaining accurate tracking.

Aggregate Bond Index Fund. The fund seeks to match the returns of the Lehman Brothers Aggregate Bond Index. The fund invests primarily in government, corporate, mortgage-backed and asset-backed securities. The fund invests in a well-diversified portfolio that is representative of the broad domestic bond market.

Stable Value Fund. The fund seeks to preserve the principal amount of your contributions while maintaining a rate of return comparable to other fixed income instruments. The fund invests in investment contracts issued by insurance companies, banks, and other financial institutions, as well as enhanced short-term investment products. Each issuer must meet the credit quality criteria in order to be approved by the investment manager. The fund is managed to a weighted average maturity of approximately 1.5-4.0 years and maintains an average AA credit quality.

Short Term Investment Fund. The fund seeks to maximize current income while preserving capital and liquidity through investing in a diversified portfolio of short-term securities. The fund’s yield reflects short-term interest rates. The fund seeks to maintain a diversified portfolio of short-term securities by investing in high-quality money market securities and other short-term debt investments. Most of the investments in the fund may have a range of maturity from overnight to 90 days; however, 20% of the value of the fund may be invested in assets with a maturity date in excess of 90 days, but not to exceed 13 months. All securities are required to meet strict guidelines for credit quality and must be rated at least A1 by Standard & Poor’s and P1 by Moody’s Investors Service.

Income Plus Asset Allocation Fund. The fund seeks to provide income from fixed income securities and some growth of principal from stock funds. The fund’s risk profile is somewhat conservative due to an emphasis on bond holdings. The fund has a target asset allocation of 25% equities and 75% fixed income achieved by investing in a mix of other funds as follows: 15% in the S&P 500 Index Fund; 5% in the Russell Small Cap Completeness Index Fund; 5% in the Daily EAFE Fund; and 75% in the Bond Market Index Fund. The fund will be managed to approximate this target portfolio mix. The fund will be rebalanced monthly or more often when justified by significant activity or changes in the market values of the underlying funds. These percentages may fluctuate away from the target weights between rebalancing.

Growth and Income Asset Allocation Fund. The fund seeks to provide income from fixed income securities and growth of principal from stock funds. The fund’s risk profile is

10

moderate due to the presence of well-diversified stock and bond holdings. The fund has a target asset allocation of 55% equities and 45% fixed income achieved by investing in a mix of other funds as follows: 35% in the S&P 500 Index Fund; 10% in the Russell Small Cap Completeness Index Fund; 10% in the Daily EAFE Fund; and 45% in the Bond Market Index Fund. The fund will be managed to approximate this target portfolio mix. The fund will be rebalanced monthly or more often when justified by significant activity or changes in the market values of the underlying funds. These percentages may fluctuate away from the target weights between rebalancing.

Growth Asset Allocation Fund. The fund seeks to provide growth of principal from stock funds and some income from fixed income securities. The fund’s risk profile is somewhat aggressive due to its emphasis on stock holdings. The fund has a target asset allocation of 85% equities and 15% fixed income achieved by investing in a mix of other funds as follows: 55% in S&P 500 Index Fund; 15% in the Russell Small Cap Completeness Index Fund; 15% in the Daily EAFE Fund, and 15% in the Bond Market Index Fund.

SSgA Target Retirement 2015 Fund. The SSgA Target Retirement Funds are designed as “one-stop” investment solutions. The funds are invested in a broadly diversified portfolio of SSgA index funds, covering U.S. and international large cap, U.S. mid-cap and U.S. small cap stocks along with long-term and short-term bonds. The date in a fund’s name corresponds to an expected retirement date. You simply select the fund with a date closest to when you expect to retire and invest accordingly. The 2015 fund starts out with a stock and bond allocation suitable for the full time horizon – from now to the year 2015 and beyond. Professional managers then adjust the index fund mix annually, gradually decreasing the stock allocations while increasing the bond allocations as the retirement date approaches. Five years after the retirement date, the fund will maintain a fixed allocation of 35% stock funds and 65% bond funds. The fund has a target mix among equities and fixed income as follows: 33% in the S&P 500 Index Fund; 8% in the Daily MSCI EAFE Index Fund; 3.9% in the S&P MidCap 400 Index Fund; 2.6% in the Russell 2000 Index Fund; 37% in the Lehman Long Government Bond Fund; 10.5% in the Limited Duration Bond Fund; and 5% in the Short Term Investment Fund.

SSgA Target Retirement 2025 Fund. The SSgA Target Retirement Funds are designed as “one-stop” investment solutions. The funds are invested in a broadly diversified portfolio of SSgA index funds, covering U.S. and international large cap, U.S. mid-cap and U.S. small cap stocks along with long-term and short-term bonds. The date in a fund’s name corresponds to an expected retirement date. You simply select the fund with a date closest to when you expect to retire and invest accordingly. The 2025 fund starts out with a stock and bond allocation suitable for the full time horizon – from now to the year 2025 and beyond. Professional managers then adjust the index fund mix annually, gradually decreasing the stock allocations while increasing the bond allocations as the retirement date approaches. Five years after the retirement date, the fund will maintain a fixed allocation of 35% stock funds and 65% bond funds. The fund currently has a target mix among equities and fixed income as follows: 41.5% in the S&P 500 Index Fund; 16.5% in the Daily MSCI EAFE Index Fund; 6.5% in the S&P MidCap 400 Index Fund; 5% in the Russell 2000 Index Fund; 27% in the Long US Government Bond Fund; 3.5% in the Short Term Investment Fund.

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SSgA Target Retirement 2035 Fund. The SSgA Target Retirement Funds are designed as “one-stop” investment solutions. The funds are invested in a broadly diversified portfolio of SSgA index funds, covering U.S. and international large cap, U.S. mid-cap and U.S. small cap stocks along with long-term and short-term bonds. The date in a fund’s name corresponds to an expected retirement date. You simply select the fund with a date closest to when you expect to retire and invest accordingly. The 2035 fund starts out with a stock and bond allocation suitable for the full time horizon – from now to the year 2035 and beyond. Professional managers then adjust the index fund mix annually, gradually decreasing the stock allocations while increasing the bond allocations as the retirement date approaches. Five years after the retirement date, the fund will maintain a fixed allocation of 35% stock funds and 65% bond funds. The fund has a target mix among equities and fixed income as follows: 45% in the S&P 500 Index Fund; 21.5% in the Daily MSCI EAFE Index Fund; 8.3% in the S&P MidCap 400 Index Fund; 8.2% in the Russell 2000 Index Fund; and 17% in the Long US Government Bond Fund.

SSgA Target Retirement 2045 Fund. The SSgA Target Retirement Funds are designed as “one-stop” investment solutions. The funds are invested in a broadly diversified portfolio of SSgA index funds, covering U.S. and international large cap, U.S. mid-cap and U.S. small cap stocks along with long-term and short-term bonds. The date in a fund’s name corresponds to an expected retirement date. You simply select the fund with a date closest to when you expect to retire and invest accordingly. The 2045 fund starts out with a stock and bond allocation suitable for the full time horizon – from now to the year 2045 and beyond. Professional managers then adjust the index fund mix annually, gradually decreasing the stock allocations while increasing the bond allocations as the retirement date approaches. Five years after the retirement date, the fund will maintain a fixed allocation of 35% stock funds and 65% bond funds. The fund has a target mix among equities and fixed income as follows: 45% in the S&P 500 Index Fund; 25% in the Daily MSCI EAFE Index Fund; 10% in the S&P MidCap 400 Index Fund; 10% in the Russell 2000 Index Fund; and 10% in the Long US Government Bond Fund.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Investment in Common Stock of Cape Bancorp, Inc.

In connection with the conversion and stock offering, the Plan now offers the Cape Bancorp, Inc. Stock Fund as an additional choice to these investments options. The Cape Bancorp, Inc. Stock Fund invests primarily in the common stock of Cape Bancorp, Inc. In connection with the stock offering, you may direct the trustee to invest up to 100% of your Plan account in the Cape Bancorp, Inc. Stock Fund as a one-time special election. Subsequent to the stock offering, you may elect to invest all or a portion of your payroll deduction contributions or matching contributions in the Cape Bancorp, Inc. Stock Fund; you may also elect to transfer into the Cape Bancorp, Inc. Stock Fund all or a portion of your accounts currently invested in other funds under the Plan.

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The Cape Bancorp, Inc. Stock Fund consists primarily of investments in the common stock of Cape Bancorp, Inc. After the stock offering, the trustee of the Plan will, to the extent practicable, use all amounts held by it in the Cape Bancorp, Inc. Stock Fund, including cash dividends paid on the Common Stock held in the fund, to purchase additional shares of Common Stock of Cape Bancorp, Inc.

As of the date of this prospectus supplement, none of the shares of Cape Bancorp, Inc. common stock have been issued or are outstanding and there is no established market for Cape Bancorp, Inc. common stock. Accordingly, there is no record of the historical performance of the Cape Bancorp, Inc. Stock Fund. Performance of the Cape Bancorp, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of Cape Bancorp, Inc. and Cape Savings Bank and market conditions for Cape Bancorp, Inc. Common Stock generally.

Investments in the Cape Bancorp, Inc. Stock Fund involve special risks common to investments in the Common Stock of Cape Bancorp, Inc.

For a discussion of material risks you should consider, see “Risk Factors” beginning on page              of the attached prospectus.

Administration of the Plan

The Trustee and Custodian. Bank of New York serves as trustee for all of the core investments funds under the Plan and as custodian for the Cape Bancorp, Inc. Stock Fund. The trustee for the Cape Bancorp, Inc. Stock Fund during the stock offering will be Herbert L. Hornsby, Jr., Robert J. Boyer, and Fred A. Houston. Following the stock offering, Bank of New York will be the trustee of the Cape Bancorp, Inc. Stock Fund as well.

Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan administrator. The address of the Plan administrator is Cape Savings Bank, Attention:                             ,                          [title], 225 North Main Street, Cape May Court House, New Jersey 08210, telephone number (609) 465-5600. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, any withdrawal or distribution activity and any adjustments to your account to reflect earnings or losses (if any).

13

Amendment and Termination

It is the intention of Cape Savings Bank to continue the Plan indefinitely. Nevertheless, Cape Savings Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. Cape Savings Bank reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Cape Savings Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had then terminated.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the plan.

As a “tax-qualified retirement plan,” the Code affords the Plan special tax treatment, including:

(1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Cape Savings Bank will administer the Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant

14

attains age 59 1/2, and consists of the balance credited to participants under the Plan and all other profit sharing plans, if any, maintained by Cape Savings Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by Cape Savings Bank, which is included in the distribution.

Cape Bancorp, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Cape Bancorp, Inc. Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Cape Bancorp, Inc. Common Stock; that is, the excess of the value of Cape Bancorp, Inc. Common Stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Cape Bancorp, Inc. Common Stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Cape Bancorp, Inc. Common Stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Cape Bancorp, Inc. Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Cape Bancorp, Inc. Common Stock. Any gain on a subsequent sale or other taxable disposition of Cape Bancorp, Inc. Common Stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Additional Employee Retirement Income Security Act (“ERISA”) Considerations

As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan’s assets by participants and beneficiaries. The Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Cape Savings Bank, the Plan administrator, or the Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

Because you will be entitled to invest all or a portion of your account balance in the Plan in Cape Bancorp, Inc. Common Stock, the regulations under section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Common Stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

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Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Cape Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Common Stock of Cape Bancorp, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 2 business days after the change occurs, or annually on a Form 5 within 45 days after the close of Cape Bancorp, Inc.’s fiscal year. Discretionary transactions in and beneficial ownership of the Common Stock through the Cape Bancorp, Inc. Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the Common Stock of Cape Bancorp, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Cape Bancorp, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of Cape Bancorp, Inc.’s Common Stock resulting from non-exempt purchases and sales of Cape Bancorp, Inc. Common Stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of Common Stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Cape Bancorp, Inc. Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Financial information representing the assets available for plan benefits at December 31, 2006 and December 31, 2005, and changes in net assets available for plan benefits for the year ended December 31, 2006, are available upon written request to the Plan administrator at the address shown above.

16

LEGAL OPINION

The validity of the issuance of the Common Stock has been passed upon by Luse Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., which firm acted as special counsel to Cape Savings Bank in connection with Cape Savings Bank’s conversion from the mutual to the stock form of organization and Cape Bancorp, Inc.’s stock offering.

17

PLAN NAME: CAPE SAVINGS BANK EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST (“401(k) Plan”)

SPECIAL ONE-TIME ELECTION FORM TO BE USED IN CONNECTION WITH CAPE BANCORP, INC.

STOCK OFFERING

WHETHER OR NOT YOU WISH TO PLACE AN ORDER, PLEASE RETURN THIS FORM TO                      AT CAPE SAVINGS BANK BY HAND DELIVERY, INTEROFFICE DELIVERY, MAIL, OR BY FAXING IT TO (        )                     , TO BE RECEIVED NO LATER THAN     :00 P.M., LOCAL TIME, ON             ,                     , 2007. IF YOU DO NOT WISH TO PLACE AN ORDER, CHECK BOX E ON THE REVERSE SIDE OF THE FORM.

SECTION A: NAME / SOCIAL SECURITY #

- -
PLEASE PRINT: Last Name	First Name	Middle	Social Security #

SECTION B: SPECIAL ONE-TIME INVESTMENT ELECTION

Participants with existing account balances may change the investment of existing account balances to invest all or a portion of each account in the new Cape Bancorp, Inc. Stock Fund established in connection with the Cape Bancorp, Inc. stock offering. The purchase price of the Common Stock units in the offering is $10 per share.

Fund Name	Indicate whole percentages to be transferred from each fund to Cape Bancorp, Inc. Stock Fund
Aggregate Bond Index Fund	%

Long Treasury Index Fund	%

Income Plus Asset Allocation Fund	%

Growth and Income Asset Allocation Fund	%

Growth Asset Allocation Fund	%

S&P 500 Stock Fund	%

S&P Value Stock Fund	%

S&P Growth Stock Fund	%

S&P MidCap Stock Fund	%

Russell 2000 Stock Fund	%

Nasdaq 100 Stock Fund	%

US REIT Index Fund	%

International Stock Fund	%

Target Retirement Fund with Maturity Date of 2015%

Target Retirement Fund with Maturity Date of 2025%

Target Retirement Fund with Maturity Date of 2035%

Target Retirement Fund with Maturity Date of 2045%

Short-Term Investment Fund	%

Stable Value Fund	%

SECTION C: IMPORTANT CONSIDERATIONS

The percentage amount you elect should be the percentage you wish to have removed from that fund. For example, if you have $10,000 in the 401(k) Plan and $2,000 in the S&P MidCap Stock Fund and you elect to transfer 50% from the S&P MidCap Stock Fund, we will remove $1,000 from that fund (or 50% of $2,000) to transfer to the Cape Bancorp, Inc. Stock Fund to purchase Common Stock in the stock offering. Please note, percentages will be transferred to the nearest $10 increment. For example if you elect to transfer 50% from the S&P MidCap Stock Fund and at the time you have $2,348 in that Fund, we will transfer $1,170 to the Cape Bancorp, Inc. Stock Fund to purchase Common Stock in the offering ($2,348 x 50% = $1,174 or $1,170 to the nearest $10 increment).

Please note that your election to invest all or a portion of your account in the Cape Bancorp, Inc. Stock Fund will be IRREVOCABLE. As you know, you are permitted to change your investment election among the various investment funds in the 401(k) Plan on a daily basis. However, you will not be permitted to change your investment election with respect to that portion of your account that you indicated above to be invested in the Cape Bancorp, Inc. Stock Fund. Following the conclusion of the offering, you will be permitted to change your investment elections, including in the Cape Bancorp, Inc. Stock Fund. If some or all of the amount that you direct to be invested in the Cape Bancorp, Inc. Stock Fund cannot be used to purchase stock units representing an ownership interest in the stock in the offering because the offering is oversubscribed, the trustee will reinvest unused funds into the investment funds of the 401(k) Plan in proportion to your existing investment direction for future contributions.

SECTION D: PURCHASER INFORMATION

A.	☐ Eligible Account Holder – Check here if you were a depositor with at least $50 on deposit with Cape Savings Bank as of the close of business on June 30, 2006. Enter information below for all deposit accounts that you had at Cape Savings Bank as of the close of business on June 30, 2006.

B.	☐ Supplemental Eligible Account Holder – Check here if A above does not apply, but you were a depositor with at least $50 on deposit with Cape Savings Bank as of the close of business on , 2007. Enter information below for all deposit accounts that you had at Cape Savings Bank as of the close of business on , 2007.

C.	☐ Voting Depositors – Check here if A and B above do not apply, but you were a depositor with Cape Savings Bank as of the close of business on , 2007. Enter information below for all deposit accounts that you had at Cape Savings Bank as of the close of business on , 2007.

D.	☐ Community Member – Check here if none of the above subscription offering categories applies, but you wish to place an order for common stock through the 401(k) Plan.

E.	☐ No Election – I do not wish to make an election.

Please Note:	Failure to list all of your accounts may result in the loss of part or all of your subscription rights.

Account Title (Names on Accounts)	Account Number

SECTION E: PARTICIPANT AUTHORIZATION

I certify that I received a copy of the Prospectus of Cape Bancorp, Inc. which provides detailed information with respect to the offering of Cape Bancorp, Inc. Common Stock and the accompanying Prospectus Supplement relating to the election to direct investments under the 401(k) Plan to the Cape Bancorp, Inc. Stock Fund. I understand that the value of the investments may fluctuate over time and that risks are associated with investing in the investment options I have selected. Furthermore, I authorize the Plan Administrator to execute my directions as set forth above. I understand these directions are irrevocable.

Participant Signature	Date

Keep a Copy for your Records

To:	Participants in the Cape Savings Bank 401(k) Plan (“401(k) Plan”)

From:	Cape Savings Bank

Date:	, 2007

Re:	Purchasing Cape Bancorp, Inc. Stock Units through the 401(k) Plan

The following questions and answers are intended to help explain how participants in the Cape Savings Bank 401(k) Plan (the “401(k) Plan”) can purchase stock units representing an ownership interest in Cape Bancorp, Inc. common stock in connection with the conversion of Cape Savings Bank from the mutual to stock form of organization and the initial public offering, through a newly established investment option known as the Cape Bancorp, Inc. Stock Fund. You should read the Prospectus, Prospectus Supplement and Special Election Form that have been provided to you, which provide more complete information about purchasing stock units representing an ownership interest in the Cape Bancorp, Inc. common stock through the 401(k) Plan and about the stock offering.

Participants in the 401(k) Plan may subscribe to purchase stock units representing an ownership interest in Cape Bancorp, Inc. common stock through the 401(k) Plan by transferring all or a portion of their account balance to the Cape Bancorp, Inc. Stock Fund.

If you have general questions about the stock offering or about placing an order for stock outside of the 401(k) Plan, you should call the Stock Information Center at                         .

If you have questions about the procedures for completing and turning in the Special Election Form in order to purchase stock units representing an ownership interest in Cape Bancorp, Inc. common stock inside the 401(k) Plan, contact                     , 225 North Main Street, Cape May Court House, New Jersey 08210, telephone number: (            )                     ; fax: (            )                     ; email:                     .

Q1: How can I buy stock units representing an ownership interest in Cape Bancorp, Inc. common stock in the offering through my 401(k) Plan account?

As a participant in the 401(k) Plan, you may subscribe for units of the new Cape Bancorp, Inc. Stock Fund in the 401(k) Plan (known as “stock units”) by making an election to transfer all or a portion of your existing account balance into the new Cape Bancorp, Inc. Stock Fund. The purchase price is $10.00 per stock unit. Whether or not you participate in the offering, you will be able to purchase stock units after the offering, at the market price applicable at the time, which may be higher or lower than the $10.00 price in the offering.

Q2: What does a stock unit consist of?

In the stock offering, each stock unit will consist of one share of Cape Bancorp, Inc. common stock. Thereafter, each stock unit will consist primarily of stock, but with a small percentage of cash. The cash (known as a “cash buffer”) will be maintained for liquidity purposes. Liquidity is required to facilitate daily transactions such as investment transfers or distributions from the stock fund. The size of the cash buffer will depend on share volume and transaction frequency, but will generally be around     % of the total value of the Cape Bancorp, Inc. Stock Fund.

Q3: How many shares may I purchase through the 401(k) Plan?

You may use your entire account balance to purchase stock units representing an ownership interest in Cape Bancorp, Inc. common stock in the stock offering, subject to the purchase priorities set forth in the plan of conversion. If you elect to purchase stock units in the stock offering through the 401(k) Plan, you must purchase a minimum of 25 stock units in the stock offering.

Q4: Will I receive all of my order?

If the offering is oversubscribed (i.e., more orders to purchase shares through the 401(k) Plan are received than the total number of shares that are available for purchase through the 401(k) Plan) you may not receive all of your order.

Q5: If I want to buy stock units representing an ownership interest in Cape Bancorp, Inc. common stock in the 401(k) Plan, what do I do?

Read the Prospectus and accompanying Prospectus Supplement. Regardless of whether or not you decide to place an order, please fill out and return the Special Election Form to                      at Cape Savings Bank no later than              p.m., Local Time on                     ,     , 2007, so that we have affirmative answers from all 401(k) Plan participants with respect to purchasing or not purchasing stock units in the Cape Bancorp, Inc. Stock Fund.

If you do not want to purchase any stock units, in Section A, fill in your name and Social Security Number, then in Section D on page 2, check box “E” indicating you do not wish to invest any of your 401(k) Plan account in the Cape Bancorp, Inc. Stock Fund at this time.

If you want to place an order, complete all of the Special Election Form. Indicate on the form the specific percentage of your account that you want to have transferred into the Cape Bancorp, Inc. Stock Fund in order to purchase stock units. Orders will be rounded down to the nearest whole $10.

Please see the Special Election Form for more details, or contact                      if you have any questions.

Q6: How do I purchase shares both through the 401(k) Plan and outside the 401(k) Plan?

In order to purchase stock units representing an ownership interest in Cape Bancorp, Inc. common stock through the 401(k) Plan, you must complete and return the Special Election Form to                      no later than              p.m., Local Time on                     ,                     , 2007. In order to purchase shares outside the 401(k) Plan (in your name or through an IRA) you must complete and return a Stock Order Form, along with payment by check or by authorizing a withdrawal from your Cape Savings Bank deposit account(s) to the Stock Information Center no later than              a.m., Local Time, on                          , 2007. If you do not have a Stock Order Form, contact the Stock Information Center.

Q7: Is there a tax-qualified way for me to buy Cape Bancorp, Inc. common stock outside the 401(k) Plan?

If you have an individual retirement account or individual retirement annuity (IRA), you may be able to purchase shares of common stock of Cape Bancorp, Inc. in the offering with your interest in your IRA. If your IRA is with Cape Savings Bank, you will first be required to transfer your IRA to a self-directed account (such as a brokerage account) maintained by an independent trustee in order to purchase shares.

2

Call the Stock Information Center promptly for assistance with IRA purchases! They take time to process.

Q8: Why must I complete and return my Special Election Form to                      by                     , 2007, but the Prospectus says that I can return my Stock Order Form to the Stock Information Center by                          ?

The 401(k) Plan needs to have enough time to determine how many shares to purchase for the Cape Bancorp, Inc. Stock Fund and, therefore, you are required to return your Special Election Form to                      by              p.m. on                     , 2007. The 401(k) Plan will then submit an Order Form to the Stock Information Center on behalf of the 401(k) Plan no later than              a.m., Local Time, on                          , 2007. If you do not return your Special Election Form by              p.m. on                          , you will not be able to purchase stock units through your 401(k) account in the stock offering. However, after the stock offering, you generally may invest your 401(k) account in the Cape Bancorp, Inc. Stock Fund at any time. Please note that federal law restricts certain “insiders” from trading in the stock fund during “black out” periods. Please see                      if you have questions about the black out period trading restrictions.

Q9: Should I keep a copy of my Special Election Form?

It is always a good idea to keep a copy of your Special Election Form.

Q10: Can I use interoffice mail to get my Special Election Form to                      by                          , 2007?

You can either use interoffice mail, facsimile, regular mail or return your Special Election Form in person. Remember, if you use interoffice mail, facsimile, or regular mail, your form must be delivered to                      no later than              p.m., Local Time, on                     , 2007. If you put your form in the interoffice mail on                          , 2007, you cannot be guaranteed that it will be received prior to the deadline.

Q11: May I change my mind after I submit a Special Election Form to transfer assets to the Cape Bancorp, Inc. Stock Fund?

No. Once you submit a Special Election Form to transfer assets from the various mutual funds in the 401(k) Plan to the Cape Bancorp, Inc. Stock Fund, your election is irrevocable. Once the offering is concluded, you will be entitled to transfer assets in and out of the Cape Bancorp, Inc. Stock Fund when the stock begins to trade in the open market.

Q12: When will my account be credited with stock units?

Your investment in the new Cape Bancorp, Inc. Stock Fund will be credited after your Special Election Form has been processed, subject to completion of the offering. You will not have access to the amounts in your account credited to the Cape Bancorp, Inc. Stock Fund until after the closing of the offering, expected to occur on or around                      2007.

Q13: Will I receive a stock certificate for my 401(k) order?

No. Your request to purchase shares through the 401(k) Plan will be deemed to be a request to purchase an ownership interest in stock units in the Cape Bancorp, Inc. Stock Fund. You will only be entitled to a distribution of your interest in the 401(k) Plan in accordance with the provisions of the 401(k) Plan.

3

PROSPECTUS	[LOGO]

Cape Bancorp, Inc.

(Proposed Holding Company for Cape Savings Bank)

Up to 10,580,000 Shares of Common Stock Offered to the Public

as well as 4,939,424 Shares To Be Issued to Boardwalk Bancorp, Inc. Shareholders

This is the initial public offering of shares of common stock of Cape Bancorp, Inc. Cape Bancorp is offering its shares in connection with the mutual-to-stock conversion of Cape Savings Bank. We are offering our shares of common stock for sale on a priority basis in a subscription offering and if necessary in a community and/or syndicated community offering. In addition to the shares we are offering to our eligible depositors, our tax-qualified benefit plans and to the public in our initial public offering, we will be offering shares of our common stock to shareholders of Boardwalk Bancorp, Inc. in connection with the merger of Boardwalk Bancorp with and into Cape Bancorp. Boardwalk Bancorp shareholders may elect to exchange each of their Boardwalk Bancorp shares for either $23.00 in cash, 2.3 shares of Cape Bancorp stock or a combination thereof, subject to the election and proration procedures set forth in the merger agreement. Based on the shares outstanding of Boardwalk Bancorp common stock at June 30, 2007, 4,939,424 shares of Cape Bancorp common stock will be issued to Boardwalk Bancorp shareholders in the merger. Boardwalk Bancorp shareholders will receive a separate proxy statement/prospectus explaining the merger in more detail. In the event that we are unable to complete our initial stock offering, we will terminate the merger. Additionally, we will contribute up to $1.2 million in cash and up to 851,690 shares of Cape Bancorp common stock to The CapeBank Charitable Foundation, a charitable foundation to be formed in connection with the initial public offering, which, together, represents 8.0% of the value of the common stock in the offering, excluding the shares issued in the merger. We expect that our shares of common stock will be listed on the Nasdaq Global Select Market under the symbol “CBNJ.”

If you are or were a depositor of Cape Savings Bank, you may have priority rights to purchase shares of our common stock. If you are a participant in The Cape Savings Bank 401(k) Plan, you may direct that up to 100% of your 401(k) Plan account balance be invested in shares of Cape Bancorp common stock. You will receive a separate supplement to this prospectus that describes your rights under your 401(k) Plan. If you fit none of the categories above, but are interested in purchasing shares of our common stock, you may have an opportunity to purchase shares of our common stock after priority orders are filled.

We are offering up to 10,580,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 7,820,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines that our market value has increased, we may sell up to 12,167,000 shares without giving you further notice or the opportunity to change or cancel your order.

The offering is scheduled to terminate at 12:00 noon, Eastern time, on [offering deadline]. We may extend this termination date without notice to you until [extension date]. Funds received before completion of the offering will be maintained at Cape Savings Bank or, at our discretion, in an escrow account at an independent insured depository institution. All subscriptions received will earn interest at our passbook savings rate, which is currently             % per annum.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [extension date]. If we extend the offering beyond [extension date], we will give subscribers an opportunity to change, cancel or maintain their stock orders. If we terminate the offering because we fail to sell the minimum number of shares, or for any other reason, we will promptly return your funds with interest at our passbook savings rate.

Stifel, Nicolaus & Company, Incorporated will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

We expect our current directors and executive officers, together with their associates, to subscribe for 332,500 shares in the aggregate, which equals 3.14% of the shares offered for sale at the maximum of the offering range.

The New Jersey Department of Banking and Insurance conditionally approved and the Federal Deposit Insurance Corporation issued a letter of non-objection to our plan of conversion from mutual to stock form of organization on                     , 2007. However, such approvals do not constitute a recommendation or endorsement of this offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 19.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum, as adjusted
Number of shares offered for sale	7,820,000	10,580,000	12,167,000
Number of shares to be issued to Boardwalk Bancorp shareholders	4,939,424	4,939,424	4,939,424
Gross offering proceeds	$78,200,000	$105,800,000	$121,670,000
Estimated offering expenses, excluding underwriting fees	$1,885,000	$1,885,000	$1,885,000
Estimated underwriting fees (1)	$642,295	$894,670	$1,039,785
Estimated net proceeds	$75,672,705	$103,020,330	$118,745,215
Estimated net proceeds per share	$9.68	$9.74	$9.76

(1)

Stifel, Nicolaus & Company, Incorporated will receive a fee equal to 1.0% of the aggregated dollar amount of the shares of common stock sold in the offering, excluding shares contributed to the charitable foundation, shares sold to the employee stock ownership plan, the 401(k) plan, our officers, employees and directors and members of their immediate families, and shares issued in the merger.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the New Jersey Department of Banking and Insurance, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

For assistance, please contact our Stock Information Center at (    )         -             .

STIFEL NICOLAUS

The date of this prospectus is [Prospectus Date]

[Map of New Jersey counties showing office locations of Cape Savings Bank and separately identifying the branch offices of Boardwalk Bank appears here]

i

Index to Consolidated Financial Statements of Cape Savings Bank	F-1
Index to Consolidated Financial Statements of Boardwalk Bancorp, Inc.	G-1

ii

Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion, the stock offering and merger fully, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements. For assistance, please call our Stock Information Center [toll free] at (            )             -            .

The Companies

Cape Bancorp, Inc.

Cape Savings Bank

225 North Main Street

Cape May Court House, New Jersey 08210

(609) 465-5600

Cape Bancorp, Inc. is a new Maryland corporation that was formed by Cape Savings Bank to be the holding company of Cape Savings Bank upon completion of its conversion from the mutual to stock form of organization. Cape Bancorp has had no operations to date and has never issued any capital stock. This stock offering is being made by Cape Bancorp. Upon completion of the conversion and stock offering, Cape Bancorp will own all of Cape Savings Bank’s capital stock.

On July 26, 2007, we entered into an Agreement and Plan of Reorganization pursuant to which Cape Bancorp will acquire Boardwalk Bancorp, Inc., a New Jersey corporation and sole shareholder of Boardwalk Bank, a New Jersey-chartered commercial bank headquartered in Linwood, New Jersey with total assets of $454.0 million as of June 30, 2007. As part of the acquisition, Boardwalk Bank will merge with and into Cape Savings Bank, with Cape Savings Bank as the resulting entity. In the future, Cape Bancorp may acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Our executive offices are located at 225 North Main Street, Cape May Court House, New Jersey 08210. Our telephone number at this address is (609) 465-5600.

Cape Savings Bank is a New Jersey-chartered mutual savings bank that operates from 13 full-service locations in Cape May and Atlantic Counties, New Jersey. We offer a variety of deposit and loan products to individuals and small businesses, most of which are located in our primary market area, which consists of Cape May and Atlantic Counties, New Jersey. The acquisition of Boardwalk Bancorp and its wholly owned subsidiary, Boardwalk Bank, will expand our market presence in Atlantic County and Cumberland County, New Jersey. At June 30, 2007, Cape Savings Bank had total assets of $615.2 million, deposits of $472.3 million and total equity of $71.1 million. In connection with this offering, Cape Savings Bank is converting from the mutual to stock form of organization.

Upon completion of the conversion, stock offering and the merger, it is expected that Cape Savings Bank will change its name to “Cape Bank.”

Our website address is www.capesb.com. Information on our website should not be considered a part of this prospectus.

Acquisition of Boardwalk Bancorp

In connection with the offering, Cape Bancorp will acquire Boardwalk Bancorp by merging Boardwalk Bancorp with and into Cape Bancorp and Cape Savings Bank will acquire Boardwalk Bank, the wholly owned subsidiary of Boardwalk Bank, by merging Boardwalk Bank with and into Cape Savings Bank. In connection with the merger, Boardwalk Bancorp’s shareholders will be given the opportunity to exchange each of their shares of Boardwalk Bancorp common stock for $23.00 in cash or 2.3 shares of Cape Bancorp common stock, or a combination thereof, subject to the election and proration procedures set forth in the merger agreement. The aggregate deal cost of the merger is approximately $107.0 million, assuming that our shares have a value of $10.00 per share and assuming one-time transaction and restructuring costs of $6.9 million on a pre-tax basis. Approximately $49.4 million of the stock offering proceeds will be used to fund the cash portion of the merger consideration as well as to terminate Boardwalk Bancorp’s existing management and employee benefit plans, terminate and pay out employment and change in control agreements, and cash out stock options. Assuming 4,939,424 shares of Cape Bancorp common stock are issued to Boardwalk Bancorp shareholders in the merger, such shareholders will own between 37.1% and 27.5% of the total shares of Cape Bancorp common stock outstanding, at the minimum and maximum, as adjusted of the offering range, respectively. In connection with the merger, three current directors of Boardwalk Bancorp have been offered positions on the boards of directors of each of Cape Bancorp and Cape Savings Bank upon the completion of the merger. Pursuant to the merger agreement, we have also entered into employment agreements with Michael D. Devlin and Guy A. Deninger, the Chief Executive Officer and Chief Lending Officer of Boardwalk Bank, respectively, effective upon completion of the merger, to become executive officers of the combined institution. In addition, Cape Savings Bank entered into change in control agreements with Wayne S. Hardenbrook, Chief Financial Officer of Boardwalk Bank, and five other Boardwalk Bank officers on July 26, 2007, effective upon the completion of the merger.

Boardwalk Bancorp is the holding company for Boardwalk Bank, a New Jersey-chartered commercial bank headquartered in Linwood, Atlantic County, New Jersey, that was chartered in 1999. Boardwalk Bank is a full-service commercial bank that serves the banking needs of small to medium-sized businesses, professional entities, and individuals primarily in its market area of Atlantic, Cape May and Cumberland Counties, New Jersey. Boardwalk Bank’s primary business is offering a variety of insured deposit accounts and using such deposits as well as borrowings to originate commercial loans, mortgage loans and consumer loans. At June 30, 2007, Boardwalk Bancorp had total consolidated assets of $454.0 million, deposits of $318.9 million and equity of $50.4 million.

The merger will increase Cape Savings Bank’s deposit base and its loan portfolio, and provide Cape Savings Bank with greater access to commercial loan customers in Atlantic and Cumberland Counties, New Jersey. In addition, the consideration to be paid to Boardwalk Bancorp shareholders in the merger will permit Cape Savings Bank to use a significant portion of the capital raised in the offering, while continuing to be a well-capitalized savings bank for regulatory purposes.

Our Business Strategy (page 94)

Our business strategy is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by:

•	pursuing new opportunities to increase commercial lending in our primary market area and expanding our existing commercial loan relationships;

•	continuing to use prudent underwriting standards to maintain the high quality of our loan portfolio;

•	continuing to originate residential mortgage loans in our primary market area;

•	building profitable business and consumer relationships by providing superior customer service with an emphasis on increasing our transaction deposit accounts and deposit balances;

•	increasing our non-interest income, through a broader range of products and services; and

•

expanding our franchise through acquisitions, including our merger with Boardwalk Bancorp, and by opening additional branch offices in our primary market area, although there are no specific plans to do so at this time.

Market Area (page         )

We are headquartered in Cape May Court House, New Jersey. We operate 13 full-service branch offices throughout Cape May and Atlantic Counties, New Jersey. Boardwalk Bank operates seven branches in these counties as well as a loan processing office in Cumberland County, New Jersey. We are considering consolidating Cape Savings Bank and Boardwalk Bank branches in the towns of Cape May and Galloway, New Jersey, although no final determinations have been made.

We currently consider our primary market area to be the counties of Cape May and Atlantic. The acquisition of Boardwalk Bancorp will enhance our market share in these counties and expand our presence into Cumberland County, New Jersey. The economy in this market area is based upon a variety of service businesses, vacation-related businesses that are concentrated along the coastal areas and, to a lesser degree, commercial fishing and agriculture. In addition, nearby Atlantic City is a major tourist destination, centered around its large gaming industry, and it is an important regional economic hub. Neither Cape Savings Bank nor Boardwalk Bank is engaged in lending to the casino industry; however, the employment or businesses of many of our customers directly or indirectly benefit from the industry.

Regulation and Supervision (page 218)

Cape Bancorp will be subject to regulation, supervision and examination by the Office of Thrift Supervision. Cape Savings Bank is and will remain subject to regulation by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.

The Stock Offering

Purchase Price

The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold

We are offering for sale between 7,820,000 and 10,580,000 shares of Cape Bancorp common stock in this offering. The amount of capital being raised is based on an appraisal of Cape Bancorp. Most of the terms of this offering are required by applicable regulations. With regulatory approval, we may increase the number of shares to be issued by 15% to 12,167,000 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Determined the Offering Range and the $10.00 Purchase Price (page__)

We decided to offer between 7,820,000 and 10,580,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial LC., an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive fees totaling $90,000 for the preparation and delivery of the original appraisal report, plus reimbursement of out-of-pocket expenses and $10,000 for the preparation and delivery of each required updated appraisal report, and up to $35,000 for preparation of pro forma tables in conjunction with the appraisal engagement. RP Financial estimates that, as of August 31, 2007, our pro forma market value was between $133,068,240 and $162,600,240, with a midpoint of $147,834,200. Our pro forma market value includes:

(1)	the total number of shares that will be sold in the offering;

(2)	the total number of shares that will be issued to Boardwalk Bancorp shareholders in connection with the merger; and

(3)	the shares that will be contributed to The CapeBank Charitable Foundation, which will equal 7.0% of the value of the shares issued in the offering.

If, upon completion of the offering, a number of shares are subscribed for that is, when combined with the shares to be issued in connection with the merger, at least the minimum number of shares, RP Financial, after taking into account factors similar to those involved in its initial appraisal, will determine its estimate of our pro forma market value as of the close of the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 12,167,000 shares in the offering. In addition, should holders of options to acquire Boardwalk Bancorp stock exercise those options prior to the completion of the merger, Cape Bancorp may issue up to 5,423,094 shares of stock to complete the merger. If we sell 12,167,000 shares in the offering, issue 5,423,094 shares in the merger and contribute 851,690 shares to The CapeBank Charitable Foundation, the total pro forma market value may be increased to $184,417,840 without any further notice to you.

Based upon our pro forma market value, and taking into consideration the number of shares that must be issued to Boardwalk Bancorp shareholders pursuant to the merger agreement; and the shares of common stock that will be contributed to The CapeBank Charitable Foundation, the Board of Directors determined how many shares would be issued in the offering.

For a more detailed discussion of how many shares will be issued in connection with the offering and the merger, see “Pro Forma Data—Analysis of Pro Forma Outstanding Shares of Cape Bancorp Common Stock.”

In preparing its appraisal, RP Financial considered the information in this prospectus, including our consolidated financial statements, as well as the impact of the merger with Boardwalk Bancorp and the impact of the contribution of shares of Cape Bancorp and cash to The CapeBank Charitable Foundation. RP Financial also considered the following factors, among others:

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•	a comparative evaluation of the operating and financial statistics of Cape Savings Bank with those of other similarly situated, publicly traded savings banks and savings bank holding companies;

•	the effect of the capital raised in the offering on our net worth and earnings potential;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities;

•	our proposed dividend policy; and

•	the effect of implementing our stock-based incentive plans.

Our Board of Directors determined that the common stock should be sold at $10.00 per share.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual core earnings. RP Financial considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as total equity, less intangibles assets and represents the difference between the issuer’s tangible assets and liabilities. Annual core earnings, for purposes of the appraisal, is net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded savings banks and thrift holding companies that RP Financial considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and for Cape Bancorp that RP Financial used in its appraisal. The ratios for Cape Bancorp are based on pro forma core earnings for the 12 months ended June 30, 2007 including the merger with Boardwalk Bancorp and pro forma book value and tangible book value as of June 30, 2007 including the merger with Boardwalk Bancorp. The ratios for the peer group are based on estimated core earnings for the 12 months ended June 30, 2007 and book value and tangible book value as of June 30, 2007.

	Price to Core Earnings Multiple	Price to Book Value Ratio	Price to Tangible Book Value Ratio
Cape Bancorp (pro forma):
Minimum	28.26x	73.16%	105.86%
Midpoint	30.49x	76.17%	107.20%
Maximum	32.60x	78.82%	108.32%
Maximum, as adjusted	34.88x	81.51%	109.40%
Peer group companies as of August 31, 2007:
Average	21.28x	118.68%	146.45%
Median	21.05x	110.33%	141.99%

Compared to the median pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 54.9% to the peer group on a price-to-earnings basis, a discount of 28.6% to the peer group on a price-to-book basis, and a discount of 23.7% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on a core earnings per share basis and less expensive than the peer group based on a book value per share basis and a tangible book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

How We Will Use the Proceeds of this Offering (page__)

The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

	7,820,000 Shares at $10.00 per Share	10,580,000 Shares at $10.00 per Share
	(In thousands)
Gross offering proceeds	$78,200	$105,800
Less: offering expenses	(2,527)	(2,780)
Net offering proceeds	75,673	103,020

Less:
Proceeds contributed to Cape Savings Bank	(12,477)	(26,150)
Proceeds used for loan to employee stock ownership plan	(10,645)	(13,008)
Proceeds contributed to The CapeBank Charitable Foundation	(782)	(1,058)
Cash needed to pay cash portion of merger consideration	(50,720)	(50,720)

Proceeds remaining for Cape Bancorp	$1,049	$12,084

Initially, Cape Bancorp intends to invest the proceeds not used to acquire Boardwalk Bancorp in short-term liquid investments. In the future, Cape Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, deposit funds in Cape Savings Bank, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Cape Savings Bank intends initially to use the proceeds it receives for investment in short-term liquid investments. In the future, Cape Savings Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. Cape Bancorp and Cape Savings Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time.

Possible Change in the Offering Range (page __)

RP Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares, regulatory considerations, or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 12,167,000 shares in the offering without further notice to you. In addition, under certain circumstances, if existing options to acquire Boardwalk Bancorp stock are exercised, the number of shares issued to Boardwalk Bancorp shareholders could be increased to 5,423,094 shares. If our pro forma market value, including shares issued to Boardwalk Bancorp and contributed to The CapeBank Charitable Foundation, at that time is either below $133.1 million or above $184.4 million, then, after consulting with the Office of Thrift Supervision, the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation we may:

•	terminate the stock offering and promptly return all funds;

•	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Cape Bancorp’s common stock; or

•

take such other actions as may be permitted by the Office of Thrift Supervision, the New Jersey Department of Banking and Insurance, the Federal Deposit Insurance Corporation and the Securities and Exchange Commission.

Possible Termination of the Offering

We must sell a minimum of 7,820,000 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our passbook savings rate and we will cancel deposit account withdrawal authorizations.

After-Market Stock Price Performance Provided by Independent Appraiser

The appraisal prepared by RP Financial includes examples of after-market stock price performance for thrift conversion offerings completed during the three-month period ended August 10, 2007. The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2006 and August 31, 2007. These companies did not constitute the group of ten comparable public companies that RP Financial used in its appraisal analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates between January 1, 2006 and August 31, 2007

	Conversion Date	Appreciation from Initial Trading Date
Transaction		1 day	1 week	1 month	Through August 31, 2007
Louisiana Bancorp, Inc.	7/10/07	9.5%	4.0%	9.1%	8.6%
Quaint Oak Bancorp, Inc.	7/5/07	(2.0)	(7.0)	(11.0)	(10.0)
ESSA Bancorp, Inc.	4/4/07	17.8	20.6	14.8	10.5
CMS Bancorp, Inc.	4/4/07	5.7	4.7	3.0	5.0
Hampden Bancorp, Inc.	1/17/07	28.2	25.0	23.4	3.1
Chicopee Bancorp, Inc.	7/20/06	44.6	42.5	45.2	41.4
Newport Bancorp, Inc.	7/7/06	28.0	28.8	31.0	21.0
Average		16.5	16.9	16.5
Median		17.8	20.6	14.8

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

Stock price appreciation is affected by many factors, including, but not limited to general market and economic conditions, the interest rate environment, the amount of proceeds a company raises in its offering and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Cape Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Cape Bancorp’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

RP Financial advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of ten comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, RP Financial determined that our pro forma price-to-earnings ratios were higher than the peer group companies and our pro forma price-to-book ratios were lower than the peer group companies. See “—How We Determined the Offering Range and the $10.00 Purchase Price.” RP Financial also advised the Board of Directors that the aftermarket trading experience of thrift conversion offerings completed during the three-month period ended August 31, 2007 was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology. There were two standard mutual-to-stock conversion offerings completed during the three-month period ended August 31, 2007.

Our Board of Directors carefully reviewed the information provided to it by RP Financial through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the Board draw any conclusions regarding how the historical data reflected above may affect Cape Bancorp’s appraisal. Instead, we engaged RP Financial to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital Cape Bancorp would be required to raise under the regulatory appraisal guidelines.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 19.

Conditions to Completing the Offering

We are conducting the offering under the terms of our plan of conversion from mutual to stock form of organization. We cannot complete the offering unless we sell at least the minimum number of shares offered and we receive depositor approval as well as the final approval of the Office of Thrift Supervision and the New Jersey Department of Banking and Insurance to complete the conversion and the offering and a letter of non-objection to complete conversion and the offering from the Federal Deposit Insurance Corporation.

Reasons for the Offering (page 248)

Our primary reasons for this offering are to:

•

issue stock and raise capital to provide the stock and funds necessary to acquire Boardwalk Bancorp, and to support the future growth of Cape Savings Bank through branching and possibly through other acquisitions, although we have no specific plans to do so at this time;

•

enhance profitability and earnings by investing and leveraging the offering proceeds, primarily through the acquisition of Boardwalk Bancorp and also through traditional funding and lending activities; and

•	implement equity compensation plans to attract and retain qualified directors, officers and employees and to enhance our current compensation programs.

We Will Form The CapeBank Charitable Foundation

To further our commitment to the communities we serve, we intend to establish a charitable foundation to be named “The CapeBank Charitable Foundation” as part of the conversion and stock offering. Assuming we receive depositor approval to establish the charitable foundation, we will contribute cash ranging from $782,000 at the minimum of the valuation range to $1.2 million at the maximum, as adjusted of the valuation range (representing 1% of the aggregate value of the common stock issued in the offering, excluding shares to be issued in the merger) and shares of our common stock (representing 7% of the shares of common stock of Cape Bancorp that will be sold in the offering, excluding shares to be issued in the merger). The number of shares contributed to our charitable foundation will range from 547,400 shares at the minimum of the valuation range to 851,690 shares at the maximum, as adjusted of the valuation range, which shares will have a value of $5.5 million at the minimum of the valuation range and $8.5 million at the maximum, as adjusted of the valuation range, based on the $10.00 per share offering price. As a result of the issuance of shares and the contribution of cash to the charitable foundation, we will record an after-tax expense of approximately $3.8 million at the minimum of the valuation range and of approximately $5.8 million at the maximum, as adjusted of the valuation range, during the quarter in which the conversion and stock offering are completed.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The charitable foundation is expected to make contributions totaling approximately $368,000 in its first year of operation, assuming we sell our shares of common stock at the midpoint of the offering range.

Issuing shares of common stock to the charitable foundation will:

•	dilute the ownership interests of purchasers of shares of our common stock in the stock offering; and

•

result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The establishment and funding of the charitable foundation has been approved by the Board of Directors of Cape Bancorp and Cape Savings Bank and is subject to approval by depositors of Cape Savings Bank. If the depositors do not approve the charitable foundation, we may, in our discretion, complete the conversion and stock offering without the inclusion of the charitable foundation and without resoliciting subscribers. We may also determine, in our discretion, not to complete the conversion and stock offering if the depositors do not approve the charitable foundation.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the formation and funding of The CapeBank Charitable Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering and on the shares issued to stockholders of Cape Bancorp, see “Risk Factors—The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interest and Adversely Affect Net Income in 2008” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Benefits of the Offering to Management and Potential Dilution to Stockholders Following the Conversion (pages          to         )

We intend to adopt the benefit plans described below. Cape Bancorp will recognize compensation expense related to an employee stock ownership plan and one or more stock-based benefit plans. The actual expense will depend on the market value of Cape Bancorp’s common stock and, with respect to the employee stock ownership plan, will fluctuate in response to changes in the trading price of Cape Bancorp’s common stock, increasing if the trading price increases. As indicated under “Pro Forma Data,” based upon assumptions set forth therein, the annual pre-tax expense related to the employee stock ownership plan and the stock-based benefit plans would be $520,000 and $1.3 million, respectively, assuming shares are sold in the offering at the maximum, as adjusted of the offering range and shares have a value of $10.00 per share. See “Pro Forma Data” for a detailed analysis of the expenses of each of these plans.

Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8.0% of the total shares of common stock issued in the stock offering, including shares issued to Boardwalk Bancorp’s shareholders in the merger and shares contributed to the charitable foundation, or 1,300,802 shares of common stock, assuming we sell the maximum number of the shares proposed to be sold. This plan is a tax-qualified retirement plan for the benefit of all of our employees. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering. The plan will use the proceeds from a 25-year loan from Cape Bancorp to purchase these shares. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. Assuming the employee stock ownership plan purchases 1,300,802 shares in the offering, we will recognize additional pre-tax compensation expense of $13.0 million over a 25-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 25-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly. See “Pro Forma Data” for an illustration of the effects of this plan.

Stock-Based Benefit Plans. In addition to shares purchased by the employee stock ownership plan, we intend to grant stock options and stock awards under one or more stock-based benefit plans that we intend to implement no sooner than six months after the completion of the conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares equal to not more than 4.0% of the shares issued in the stock offering, including shares issued in the merger to Boardwalk Bancorp’s shareholders and shares contributed to our charitable foundation, or up to 650,401 shares of common stock at the maximum of the offering range, for awards to employees and directors, at no cost to the recipients. In addition, if adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares equal to not more than 10.0% of the shares of common stock issued in the stock offering, including shares issued to Boardwalk Bancorp’s shareholders in the merger and shares contributed to our charitable foundation, or up to 1,626,002 shares of common stock at the maximum of the offering range, for employees and directors upon their exercise. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4.0% and 10.0% limitations described above will no longer apply. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months following the completion of the conversion.

If 4.0% of the shares of common stock issued in the offering, including shares issued to Boardwalk Bancorp’s shareholders in the merger and shares contributed to our charitable foundation, are awarded under the stock-based benefit plans and come from authorized but unissued shares of common stock, shareholders would experience dilution of up to approximately 3.8% in their ownership interest in Cape Bancorp. If 10.0% of the shares of common stock issued in the offering, including shares issued to Boardwalk Bancorp’s shareholders in the merger and shares contributed to our charitable foundation, are issued upon the exercise of options granted under the stock-based benefit plans and come from authorized but unissued shares of common stock, stockholders would experience dilution of their ownership interest in Cape Bancorp of approximately 9.1%. Awards made under these plans would be subject to vesting over a period of years.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under the stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock-Based Benefit Plans at the Maximum of the Offering Range	Value of Grants (1)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock Outstanding (2)		At Minimum of Offering Range	At Maximum of Offering Range
	(Dollars in thousands)
Employee stock ownership plan	1,064,546	1,300,802	8.0%	—%	$10,645	$13,008
Stock awards	532,273	650,401	4.0	3.8	5,323	6,504
Stock options	1,330,682	1,626,002	10.0	9.1	5,389	6,585

Total	2,927,501	3,577,205	22.0%	12.3%	$21,357	$26,097

(1)

The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.05 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise

(footnotes continue on next page)

price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 5.03%; and a volatility rate of 11.31% based on an index of publicly traded thrift institutions. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted which may or may not be Black-Scholes.

(2)

Including shares issued to Boardwalk Bancorp shareholders in the merger and shares contributed to our charitable foundation. The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than one year after the completion of the conversion.

The value of the shares of restricted common stock will be based on the price per share of our common stock at the time those shares are granted, which, subject to stockholder approval, cannot occur until at least six months after the completion of the conversion. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plans, assuming the stock-based benefit plans award shares of restricted common stock equal to 4.0% of the total outstanding shares after completion of the conversion, including shares issued in the merger and shares contributed to the charitable foundation, and the shares for the plans are issued in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	532,273 Shares Awarded at Minimum of Offering Range	591,337 Shares Awarded at Midpoint of Offering Range	650,401 Shares Awarded at Maximum of Offering Range	718,325 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$4,258	$4,731	$5,203	$5,747
10.00	5,323	5,913	6,504	7,183
12.00	6,387	7,096	7,805	8,620
14.00	7,452	8,279	9,106	10,057

The grant-date fair value of the options granted under the stock-based benefit plans will be based, in part, on the price per share of our common stock at the time the options are granted, which, subject to stockholder approval, cannot occur until at least six months after the completion of the conversion. The value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the stock-based benefit plans award options equal to 10.0% of the outstanding shares of common stock after completion of the conversion, including shares issued in the merger and shares contributed to the foundation, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	1,330,682 Options at Minimum of Offering Range	1,478,342 Options at Midpoint of Offering Range	1,626,002 Options at Maximum of Offering Range	1,795,811 Options at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$3.24	$4,311	$4,790	$5,268	$5,818
10.00	4.05	5,389	5,987	6,585	7,273
12.00	4.86	6,467	7,185	7,902	8,728
14.00	5.67	7,545	8,382	9,219	10,182

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $8.00 or above $14.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors.”

Employment Agreements. We have entered into employment agreements with Herbert L. Hornsby, Jr., our Chief Executive Officer, and Robert J. Boyer, our Chief Financial Officer. Pursuant to the merger agreement with Boardwalk Bancorp, we have also entered into employment agreements with Michael D. Devlin and Guy A. Deninger, the Chief Executive Officer and Chief Lending Officer of

Boardwalk Bank, respectively, effective upon completion of the merger, to become executive officers of the combined institution. In addition, Cape Savings Bank entered into change in control agreements with Wayne S. Hardenbrook, Chief Financial Officer of Boardwalk Bank, and five other Boardwalk Bank officers on July 26, 2007, effective upon the completion of the merger.

The Offering Will Not be Taxable to Persons Receiving Subscription Rights (page         )

As a general matter, the offering will not be a taxable transaction for purposes of federal or state income taxes to persons who receive or exercise subscription rights. We have received an opinion from our counsel, Luse Gorman Pomerenk & Schick, P.C., that for federal income tax purposes:

•	it is more likely than not that the depositors of Cape Savings Bank will not realize any income upon the issuance or exercise of the subscription rights; and

•

it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering.

Persons Who Can Order Stock in the Offering (page )

We have granted rights to subscribe for shares of Cape Bancorp common stock in a “subscription offering” to the following persons in the following order of priority:

1.	Persons with $50 or more on deposit at Cape Savings Bank as of the close of business on June 30, 2006.

2.	The tax-qualified employee benefit plans of Cape Savings Bank (including our employee stock ownership plan and 401(k) plan).

3.	Persons with $50 or more on deposit at Cape Savings Bank as of the close of business on September 30, 2007.

4.	Cape Savings Bank’s depositors as of , 2007, who were not eligible to subscribe for shares under categories 1 and 3.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. See “The Conversion and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation priorities and procedures.

We may offer shares not sold in the subscription offering to the general public in a “community offering” that can begin concurrently with, during or immediately following the subscription offering. Orders received in the community offering will be subordinate to subscription offering orders. Natural persons who are residents of Cape May or Atlantic Counties, New Jersey will have first preference to purchase shares in the community offering. Shareholders of Boardwalk Bancorp as of the record date for voting on the merger will have a second preference, and remaining shares will be available to the general public. Shares of common stock not purchased in the subscription offering or the community offering may be offered for sale through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated. We have the right to accept or reject, in whole or in part, in our sole discretion, orders we receive in the community offering and syndicated community offering.

Subscription Rights are Not Transferable

You are not allowed to transfer your subscription rights to purchase shares in the subscription offering, and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

How to Purchase Common Stock (page __)

In the subscription offering and the community offering, you may pay for your shares by:

1.	personal check, bank check or money order made payable directly to Cape Bancorp (third-party checks of any type will not be accepted); or

2.	authorizing us to withdraw money from your Cape Savings Bank deposit account(s) other than accounts with check writing privileges, or individual retirement accounts (“IRAs”). To use funds from accounts with check writing privileges, please submit a check. To use IRA funds, please see the next section.

Cape Savings Bank is not permitted to knowingly lend funds (including funds drawn on a Cape Savings Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering. Also, payment may not be made by cash or wire transfer.

Checks and money orders will be immediately cashed, so the funds must be available within the account when we receive your stock order form and personal check. Do not overdraw your account. The funds will be deposited by us into a Cape Savings Bank segregated escrow account, or at our discretion, at another insured depository institution. We will pay interest at Cape Savings Bank’s passbook savings rate from the date those funds are processed until completion or termination of the offering. Withdrawals from certificates of deposit at Cape Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Cape Savings Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering. If, upon a withdrawal from a certificate account, the balance falls below the minimum balance requirement, the remaining funds will earn interest at the applicable contractual deposit account rate.

You may submit your stock order form in one of three ways: by mail, using the order reply envelope provided; by overnight courier to the address indicated on the stock order form; or by taking the stock order form and payment to our Stock Information Center, located at                     ,             , New Jersey             . Stock order forms may not be hand-delivered to our banking offices. Our banking offices will not have offering materials on hand. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of stock order forms.

Using IRA Funds to Purchase Shares in the Offering (page         )

You may be able to subscribe for shares of common stock using funds in your IRA. If you wish to use some or all of the funds in your Cape Savings Bank IRA, the applicable funds must first be transferred to a self-directed account maintained by a trustee or custodian, such as a brokerage firm. An annual fee may be payable to the new trustee. If you do not have such an account, you will need to establish one and transfer your Cape Savings Bank IRA funds before placing your stock order. Our Stock Information Center can give you guidance in this regard. Because processing this type of order takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [offering deadline] offering deadline. We cannot guarantee that you will be able to use your IRA funds held at Cape Savings Bank or elsewhere to purchase shares of common stock in the offering. Whether you may use retirement funds for the purchase of shares in the stock offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Purchase Limitations (page         )

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individual exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than 35,000 shares ($350,000) of common stock. If any of the following persons purchases shares of common stock, their purchases, when combined with your purchases, cannot exceed 50,000 shares ($500,000) in all categories of the offering, combined:

•	your parents, spouse, sisters, brothers, children or anyone married to one of the foregoing persons;

•	most companies, trusts or other entities in which you are a trustee, have a substantial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and Stock Offering—Limitations on Purchases of Shares.”

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are “associates” or “acting in concert.”

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. Our tax-qualified employee benefit plans, including our employee stock ownership plan and our 401(k) plan, are authorized to purchase up to 10.0% of the shares issued in the offering, including shares issued in the merger and shares contributed to our charitable foundation, without regard to these purchase limitations.

Deadline for Ordering Stock (page         )

The subscription offering will end at 12:00 noon, Eastern time, on [offering deadline]. If you intend to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) no later than this time. We expect that the community offering will terminate at the same time. We may extend the offering without notice to you. However, if you do not respond to this notice, we will promptly return your funds with interest at our passbook rate or cancel your deposit account withdrawal authorization. No single subsequent extension may be for more than 90 days. If we are unable to sell at least 7,820,000 shares or intend to sell more than 12,167,000 shares (in each case not taking into account shares to be issued in the merger or shares to be contributed to our charitable foundation), we will promptly set a new offering range and all subscribers will be notified and given the opportunity to confirm, change or cancel their orders, as described above.

Purchases and Stock Elections by Directors and Executive Officers (page         )

We expect that our directors and executive officers, together with their associates, will subscribe for 332,500 shares, in the aggregate, which equals 4.25% of the shares offered for sale at the minimum of the offering range and 3.14% of the shares offered for sale at the maximum of the offering range. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. In addition, Michael D. Devlin, Agostino R. Fabietti and Thomas K. Ritter, who are currently directors of Boardwalk Bancorp and will become directors of Cape Bancorp following the merger, beneficially own 294,999 shares of Boardwalk Bancorp common stock in the aggregate, which includes 11,025 shares of Boardwalk Bancorp common stock issuable to Mr. Devlin upon the exercise of vested options. In the event Messrs. Devlin, Fabietti and Ritter choose to elect shares of Cape Bancorp in exchange for their 294,999 shares of Boardwalk Bancorp common stock in the merger, they could receive a maximum of 678,498 shares of Cape Bancorp stock in the merger, which equals 3.78% of the total shares of Cape Bancorp that would be outstanding following the offering and the merger, at the minimum of the offering range.

Market for Cape Bancorp’s Common Stock (page         )

We anticipate that the shares of common stock sold in the offering and issued to the shareholders of Boardwalk Bancorp in the merger will be listed on the Nasdaq Global Select Market. Stifel, Nicolaus & Company, Incorporated currently intends to become a market maker in the common stock, but it is under no obligation to do so.

Cape Bancorp’s Dividend Policy (page             )

We have not determined whether we will pay dividends on the common stock. After the offering, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. Initially, our ability to pay dividends will be limited to the net proceeds of the offering retained by Cape Bancorp and earnings from the investment of such proceeds. At the maximum of the offering range, Cape Bancorp will retain approximately $12.1 million of the net proceeds. Additionally, funds could be contributed from Cape Savings Bank through dividends; however, the ability of Cape Savings Bank to dividend funds to Cape Bancorp is subject to regulatory limitations described in more detail in “Our Dividend Policy.”

Each Share of Boardwalk Bancorp Common Stock Will be Exchanged for $23.00 in Cash, 2.3 shares of Cape Bancorp Stock, or a Combination of Cash and Stock

Upon the completion of the merger, each share of Boardwalk Bancorp common stock will automatically be converted into the right to receive $23.00 in cash, 2.3 shares of Cape Bancorp stock, or a combination of cash and stock, subject to the election and proration procedures set forth in the merger agreement. Pursuant to the merger agreement, 50.0% of Boardwalk Bancorp common stock must be exchanged for Cape Bancorp common stock with the remainder being exchanged for cash. Based upon the number of shares of issued and outstanding shares of Boardwalk Bancorp’s common stock and the exchange ratio of 2.3 shares of Cape Bancorp common stock for each share of Boardwalk Bancorp common stock, it is expected that 4,939,424 shares of Cape Bancorp will be exchanged for Boardwalk Bancorp shares in connection with the merger.

Neither Cape Bancorp nor Boardwalk Bancorp is making any recommendation whether Boardwalk Bancorp shareholders should elect to receive cash or stock in the merger. The United States federal income tax treatment for Boardwalk Bancorp shareholders will depend primarily on whether the shareholder exchanges Boardwalk Bancorp shares solely for cash, stock or a combination of both.

Options to purchase Boardwalk Bancorp common stock will be cancelled in the merger and option holders will receive a cash payment equal to the difference between $23.00 and the exercise price of each stock option multiplied by the number of options held.

Conditions to Completing the Merger (page         )

We cannot complete the merger unless we receive the approval of the New Jersey Department of Banking and Insurance and the non-objection of the Federal Deposit Insurance Corporation. Additionally, we cannot complete the merger if the stock offering is not approved. Therefore, we cannot complete the merger without Office of Thrift Supervision, New Jersey Department of Banking and Insurance and Federal Deposit Insurance Corporation approvals of the conversion and stock offering as well. We have made the necessary filings with these regulators and have received the requisite conditional approvals and conditional non-objection. Finally, eligible depositors of Cape Savings Bank must approve the mutual-to-stock conversion.

In addition, we cannot complete the merger unless Boardwalk Bancorp’s shareholders approve the merger agreement and we complete the conversion and stock offering. Boardwalk Bancorp’s shareholders will vote on the merger at a meeting to be held on                          , 2007. Each director of Boardwalk Bancorp has signed an agreement to vote his or her shares of Boardwalk Bancorp common stock in favor of the merger. In the aggregate, Boardwalk Bancorp directors and executive officers own         % of the outstanding Boardwalk Bancorp common stock.

Delivery of Stock Certificates (page         )

Certificates representing shares of common stock issued in the offering will be mailed to purchasers at the address provided by them on the stock order form as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. Unless certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares even though trading of the common stock will have commenced.

Stock Information Center

If you have any questions regarding the offering, please call the Stock Information Center [toll free] at (        )         -            . You may also visit the Stock Information Center, which is located at                     . The Stock Information Center is open Monday through Friday, except for bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

Risk Factors

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

Rising interest rates may decrease our profits and asset values.

Interest rates have recently been at historically low levels. However, between June 30, 2004 and December 31, 2006, the United States Federal Reserve Board increased its target for the federal funds rate 17 times in 25 basis point increments from 1.00% to 5.25%. The increase in the federal funds rate has had the effect of increasing short-term market interest rates. While short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer term loans) have not, which has resulted in short-term rates being approximately as high as long-term rates. This “flattening” of the market yield curve has had a negative impact on our interest rate spread and net interest margin, which has reduced our profitability. If short-term interest rates continue to rise, and if rates on our deposits continue to reprice upwards faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cape Bancorp—Management of Market Risk.”

Our emphasis on commercial real estate loans and commercial business loans may expose us to increased lending risks.

At June 30, 2007, $230.3 million, or 50.9%, of our loan portfolio consisted of commercial real estate loans, including commercial construction loans. Commercial real estate loans constitute a greater percentage of our loan portfolio than any other loan category, including residential mortgage loans, which totaled $175.8 million, or 38.8% of our total loan portfolio, at June 30, 2007. In addition, at June 30, 2007, $9.2 million, or 2.0% of our loan portfolio, consisted of commercial business loans. We have increased our originations of commercial real estate and commercial business loans in recent years and we intend to continue to emphasize this type of lending. Commercial real estate loans and commercial business loans generally expose a lender to a greater risk of loss than one- to four-family residential loans. Repayment of commercial real estate and commercial business loans generally depend, in large part, on sufficient income from the property or the borrower’s business, respectively, to cover operating expenses and debt service. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are out of the control of the borrower and lender could affect the value of the security for the loan, the future cash flow of the affected property, or the marketability of a construction project with respect to loans originated for the acquisition and development of property.

A downturn in the local economy or a decline in real estate values would reduce our profits.

A majority of our loans, including our commercial real estate and commercial business loans, are secured by real estate or made to businesses in our local market area which are heavily dependent on second home and vacation customers. As a result of this concentration, a downturn in the local economy could cause significant increases in nonperforming loans, which would reduce our profits. In recent years, there has been a significant increase in real estate values in our market area. As a result of rising real estate values in recent years, our loans have been well collateralized. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. Additionally, a decline in real estate values could adversely affect our portfolio of commercial real estate loans and could result in a decline in the origination of such loans. For a discussion of our market areas, see “Business of Cape Bancorp, Inc. and Cape Savings Bank—Market Area.”

Strong competition within our market area could reduce our profits and slow growth.

We face intense competition in making loans, attracting deposits and hiring and retaining experienced employees. Price competition for loans and deposits may result in our charging lower interest rates on loans and paying higher interest rates on deposits, which reduces our net interest income. Price competition for loans and deposits also may result in our being unable to originate and fund as many loans as we can in a prudent manner. Competition also makes it more difficult and costly to attract and retain qualified employees. At June 30, 2007, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held 12.2% of the deposits in Cape May County and 3.5% of the deposits in Atlantic County, New Jersey. Our acquisition of Boardwalk Bank will increase our market share, but we will still be subject to intense competition. Boardwalk Bank held 1.6% and 6.2% of the deposits in Cape May County and Atlantic County, respectively, at June 30, 2007. We expect competition to increase in the future. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Business of Cape Bancorp, Inc. and Cape Savings Bank—Market Area” and “—Competition.”

We operate in a highly regulated environment and we may be affected adversely by changes in laws and regulations.

Cape Savings Bank is subject to extensive regulation, supervision and examination by the Federal Deposit Insurance Corporation, as insurer of its deposits, and by the New Jersey Department of Banking and Insurance as its primary regulator. Upon completion of the conversion, Cape Bancorp will be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which Cape Savings Bank and Cape Bancorp may engage and are intended primarily for the protection of the insurance fund and our depositors and borrowers rather than for holders of Cape Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the ability to impose restrictions on our operations, designate problem assets and determine the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may increase our costs of operations and have a material impact on our operations.

Risks Related to The Merger

There is a possibility that Cape Savings Bank will be unable to effectively integrate Boardwalk Bank with its operations.

The future growth of Cape Savings Bank and Cape Bancorp will depend, in part, on the success of the merger of Boardwalk Bancorp with Cape Bancorp. The success of the merger will, in turn, depend on a number of factors, including Cape Savings Bank’s ability to:

•	retain and integrate key Boardwalk Bank personnel into the operations of Cape Savings Bank;

•	control the incremental non-interest expense from the merger in order to improve overall operating efficiencies;

•	limit the outflow of deposits from Boardwalk Bank branches; and

•	integrate Boardwalk Bank’s branches into the current operations of Cape Savings Bank.

We could potentially recognize goodwill impairment charges after the merger and conversion.

Our acquisition of and merger with Boardwalk Bancorp will be accounted for using the purchase method of accounting. In accordance with applicable accounting principles, Cape Bancorp estimates that, as a result of the merger, total intangible assets of $56.2 million, including goodwill totaling $50.6 million, will be recorded under Statement of Financial Accounting Standard No. 142 (“SFAS No. 142”). As a result, at the maximum of the offering range, goodwill will equal approximately 24.5% of the $206.3 million of pro forma consolidated total stockholders’ equity at June 30, 2007. Pursuant to the provisions of SFAS No. 142, Cape Bancorp will annually review the fair value of its investment in Boardwalk Bancorp to determine that such fair value equals or exceeds the carrying value of its investment, including goodwill. If the fair value of our investment in Boardwalk Bancorp does not equal or exceed its carrying value, we will be required to record goodwill impairment charges which may adversely affect our future earnings. The fair value of a banking franchise can fluctuate downward based on a number of factors that are beyond management’s control, e.g. adverse trends in interest rates and increased loan losses. If our banking franchise value declines after consummation of the conversion and the merger, there may be goodwill impairment charges to operations which will adversely affect our future earnings.

The Value of the Combined Investment Portfolio May be Adversely Affected by Market Conditions

For the purposes of preparing Cape Bancorp’s consolidated financial statements and pursuant to the purchase method of accounting, Cape Bancorp will establish a new accounting basis for Boardwalk Bancorp’s assets and liabilities based upon their estimated fair market values. As such, Boardwalk Bancorp’s investment securities portfolio will be marked-to-market as of the date of acquisition. While it is not anticipated that any fluctuation in the value of these securities will be material to the aggregate combined investment portfolio, we cannot assure you that as a result of increased market volatility, these fluctuations will not have a material adverse impact on certain investment positions within the portfolio or upon the portfolio as a whole.

Boardwalk Bancorp has approximately $30.0 million of corporate debt securities (including collateralized debt obligations) in its investment portfolio, the values of which are affected by changes in the underlying quality of each entity’s investments, and changes in market interest rates, among other factors. Under current market conditions, the decline in value of these corporate debt securities is not material relative to the pro forma combined investment portfolio. However, given the uncertain market conditions affecting corporate debt securities, we cannot assure you that any future diminution in value will not be material. Furthermore, in order to reduce exposure, we may choose to liquidate certain of these securities at any point in the future following consummation of the acquisition as market conditions justify an orderly sale of such securities.

Subscribers who purchase shares in the offering will experience dilution of their investment as a result of the issuance of the merger shares.

The acquisition of Boardwalk Bancorp will result in our recording goodwill and other intangible assets of approximately $56.2 million. As a result, subscribers in the offering will experience per share dilution in tangible capital of $4.22, $3.80, $3.45 and $3.13 at the minimum, midpoint, maximum and maximum, as adjusted of the offering range.

Upon completion of the merger, each issued and outstanding share of Boardwalk Bancorp common stock will be converted into the right to receive $23.00 in cash, 2.3 shares of Cape Bancorp stock, or a combination thereof, subject to election and proration procedures set forth in the merger agreement. Assuming 4,939,424 of the shares are issued to Boardwalk Bancorp shareholders in the merger, then the issuance of the shares in the merger would dilute the interests of purchasers in the offering and The CapeBank Charitable Foundation by approximately 34.4% and 27.1% at the minimum and maximum of the offering range, respectively.

Risks Related to This Offering

The future price of the shares of our common stock may be less than the purchase price in the stock offering.

The aggregate value of our common stock is being determined by an independent, third-party appraisal, pursuant to federal banking regulations and subject to review and approval by the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance, as part of their review and approval of our application to convert to stock form and to conduct the stock offering. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. In recent years, the final independent valuation as approved by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation typically has been at the maximum, as adjusted of the offering range as long as total subscriptions exceed the maximum, as adjusted of the offering range. However, the maximum, as adjusted of the offering range is approximately 32% higher than the fair market value of a company’s stock as determined by the independent appraisal. Accordingly, our aggregate pro forma market value as reflected in the final independent appraisal may exceed the actual market value of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

Based on market trading data in “Summary—After-Market Stock Price Performance Provided by Independent Appraiser,” one of the seven conversion initial public offerings that initiated trading between January 1, 2006 and August 31, 2007 have traded below their initial offering price at the dates indicated.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We have established an employee stock ownership plan in connection with the conversion and stock offering, and we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and shares of our common stock. During 2008, we expect that we will recognize $575,000 in expense associated with the employee stock ownership plan. In addition, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cape Bancorp,” and based on certain assumptions discussed therein, we estimate the annual expense associated with the grant of shares of common stock and stock options under our stock-based benefit plans would be approximately $1.4 million and $1.5 million, respectively, on a pre-tax basis, assuming the maximum, as adjusted number of shares is sold in the stock offering.

We anticipate that our employee stock ownership plan will borrow funds from Cape Bancorp to purchase in the stock offering 8.0% of our outstanding shares of common stock (including shares issued in the merger and shares contributed to The CapeBank Charitable Foundation). Only employees, including our officers, are eligible to participate in the employee stock ownership plan. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $10.6 million at the minimum of the offering range and $14.4 million at the maximum, as adjusted of the offering range. We will record an annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees as a result of repayment of the loan. As a result, if our common stock appreciates in value over time, compensation expense relating to the employee stock ownership plan also will increase, which will reduce our income.

We also intend to adopt one or more stock-based benefit plans after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. Our directors, officers and employees would be eligible to receive awards under the stock-based benefit plans. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4.0% and 10.0%, respectively, of our total outstanding shares, including shares issued in the merger and shares contributed to The CapeBank Charitable Foundation, if these plans are adopted within one year of the completion of the conversion. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is ten years; the risk free interest rate is 5.03% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 11.31% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $4.05 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual expense (pre-tax) associated with the stock options would be approximately $1.5 million at the maximum, as adjusted of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual expense (pre-tax) associated with shares awarded under the stock-based incentive plan would be approximately $1.4 million at the maximum, as adjusted of the offering range. However, if we grant shares of stock or options in excess of these amounts, such grants would increase our costs further, which will reduce our income.

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans following completion of the conversion and stock offering. The stock-based benefit plans will be funded through either open market purchases of common stock or from the issuance of authorized but unissued shares of common stock. Stockholders would experience a reduction in ownership interest totaling 12.3% in the event newly issued shares are used to fund stock options or awards of common stock under the plans in an amount equal to 10.0% and 4.0%, respectively, of our total outstanding shares, including shares issued in the merger and shares contributed to The CapeBank Charitable Foundation. We may grant options and award shares of common stock under stock-based benefit plans in excess of 10.0% and 4.0%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following completion of the conversion and stock offering.

The contribution of shares to the charitable foundation will dilute your ownership interest and adversely affect net income in 2008.

We intend to establish a charitable foundation in connection with the conversion and stock offering. We will contribute to the charitable foundation shares of Cape Bancorp common stock and we will also contribute up to $1.2 million in cash. The contribution of cash and shares of common stock will total $6.3 million at the minimum of the offering range, up to a contribution of $9.7 million at the maximum, as adjusted of the offering range. At the midpoint of the offering range, we will contribute 644,000 shares of common stock to the charitable foundation. The aggregate contribution will also have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in 2008 by approximately $4.4 million at the midpoint of the offering range. We had net income of $5.0 million for 2006. Persons purchasing shares in the stock offering will have their ownership and voting interests in Cape Bancorp diluted by up to 6.5% due to the issuance of shares of common stock to the charitable foundation.

Pursuant to the Internal Revenue Code, an entity is permitted to deduct up to 10.0% of its taxable income (income before income taxes) in any one year for charitable contributions. Any contribution in excess of the 10.0% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period. Based on $7.2 million of income before income tax expense in 2006, and assuming that our income before income tax expense remained at that level in future years following our conversion and stock offering, we estimate that we would be able to deduct for federal income tax purposes only $3.6 million of the contribution to the charitable foundation. This would result in after-tax expense of $6.0 million at the midpoint of the offering range, and not $4.4 million as we currently estimate.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We believe that the contribution to The CapeBank Charitable Foundation will be deductible for federal income tax purposes. However, the Internal Revenue Service may disagree with our determination and not grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. The value of the contribution would be $9.7 million in cash and shares of common stock at the maximum, as adjusted of the offering range, which would result in after-tax expense of approximately $5.8 million during 2008. In the event that the Internal Revenue Service does not grant tax-exempt status to the charitable foundation or the contribution to the charitable foundation is otherwise not tax deductible, we would recognize as after-tax expense the value of the entire contribution, or $9.7 million at the maximum, as adjusted of the offering range.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating expenses.

Upon completion of the conversion and stock offering, we will become a public reporting company. Federal securities laws and regulations require that we file annual, quarterly and current reports with the Securities and Exchange Commission and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting requirements, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our operations. In addition, compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify as to the adequacy of our internal controls and procedures, which may require us to upgrade our accounting systems, which would also increase our operating costs.

We have not determined whether we will adopt stock-based benefit plans more than one year following the conversion. Stock-based benefit plans adopted more than one year following the conversion may exceed regulatory restrictions on the size of stock benefit plans, which would increase our costs.

If we adopt one or more stock-based benefit plans within one year following the completion of the conversion, then we may grant shares of common stock or stock options under our stock-based benefit plans for up to 4.0% and 10.0%, respectively, of our total outstanding shares (including shares issued in the merger and shares contributed to The CapeBank Charitable Foundation). The amount of stock awards and stock options available for grant under the stock-based benefit plans may be greater than 4.0% and 10.0%, respectively, of our outstanding shares, provided the stock-based benefit plans are adopted more than one year following completion of the conversion. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our costs, which will reduce our income.

The shares of restricted stock granted under any stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Cape Bancorp) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $5.3 million at the minimum of the offering range and $7.2 million at the maximum, as adjusted of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

Public companies must expense the grant-date fair value of stock options. In addition, public companies must revalue their estimated compensation costs at each subsequent reporting period and may be required to recognize additional compensation expense at these dates. When we record an expense for the grant of stock options and other stock awards, using the fair value method as described in the applicable accounting rules, we will incur significant compensation and benefits expense.

Our return on equity initially will be low compared to other publicly traded financial institutions. A low return on equity may negatively affect the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the year ended December 31, 2006, our return on equity was 7.58%. Although we expect that our net income will increase following the offering and the merger, we expect that our return on equity will be reduced as a result of the additional capital that we will raise in the offering. Additionally, our return on equity will be adversely affected if we are not able to achieve expected operating efficiencies following completion of the merger. This goal may not be attained, or it could take a number of years to achieve. For example, our pro forma core return on equity for the twelve months ended June 30, 2007 was 2.42%, assuming the sale of shares at the maximum of the offering range and giving effect to the merger. In comparison, the peer group used by RP Financial in its appraisal had an average core return on equity of 5.49% for the year ended December 31, 2006. Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly traded companies. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

A significant percentage of our common stock will be held by directors and officers of Cape Bancorp and our benefit plans.

We expect our current directors and executive officers, together with their associates, to subscribe for 332,500 shares in the aggregate, of common stock in the offering. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8.0% of the shares issued in the offering, including shares issued in connection with the merger and shares contributed to The CapeBank Charitable Foundation, which would total 1,300,802 shares at the maximum of the offering range. Additionally, Michael D. Devlin, Agostino R. Fabietti and Thomas K. Ritter, who are currently directors of Boardwalk Bancorp and will become directors of Cape Bancorp following the merger, own                  shares of Boardwalk Bancorp in the aggregate, which would entitle them to exchange their Boardwalk Bancorp stock for up to                  shares of Cape Bancorp stock in connection with the merger. As a result, up to              shares, or         % of our shares, will be held by our officers and directors and our employee stock ownership plan immediately following the offering and merger. Additional shares will be held by management if we implement one or more stock-based benefit plans following completion of the conversion and offering.

Our stock value may be affected negatively by federal regulations restricting takeovers.

Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the conversion and stock offering, no person, acting alone, together with associates, or in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire ownership of more than 10.0% of our common stock without the prior written approval of the Office of Thrift Supervision. This restriction may make it more difficult for third parties to acquire our company and therefore may adversely affect our stock price. See “Restrictions on Acquisition of Cape Bancorp and Cape Savings Bank” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

There may be a limited market for our common stock, which may adversely affect our stock price.

We have applied to have our shares of common stock listed on the Nasdaq Global Select Market under the symbol “CBNJ.” Stifel, Nicolaus & Company, Incorporated currently intends to become a market maker in the common stock, but is under no obligation to do so. There is no way of determining at this time whether other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or if developed, will be maintained. After shares of the common stock begin trading, you may contact a stockbroker to buy or sell shares.

As a result of our acquisition of Boardwalk Bancorp, the price to pro forma tangible book value of our common stock is higher than the price to pro forma tangible book value of most other common stock sold in mutual to stock conversions.

As a result of our simultaneous acquisition of Boardwalk Bancorp in connection with the conversion and stock offering, the price to pro forma tangible shareholders’ equity at which the shares are being sold in the offering may be in excess of the ratio of the price to pro forma shareholders’ equity of common stock sold in other mutual-to-stock conversions that do not also involve acquisitions of other financial institutions, which may have a negative effect on the price of our common stock compared to other common stock sold in mutual-to-stock conversions.

Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in market interest rates that reduce our net interest margin or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to successfully integrate Boardwalk Bank;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in management’s estimate of the adequacy of the allowance for loan and lease losses;

•	effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	costs and effects of litigation and unexpected or adverse outcomes in such litigations;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by bank regulatory agencies and the Financial Accounting Standards Board;

•	inability of third-party providers to perform their obligations to us; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors.”

Selected Consolidated Financial and Other Data of Cape Savings Bank

The summary information presented below at or for each of the periods presented is derived in part from the consolidated financial statements of Cape Savings Bank. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus. The information at December 31, 2006 and 2005 and for each of the years ended December 31, 2006, 2005 and 2004 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2004, 2003 and 2002 and for the years ended December 31, 2003 and 2002 are derived in part from our audited consolidated financial statements that do not appear in this prospectus. The operating data for the six-months ended June 30, 2007 and 2006 and the financial condition data at June 30, 2007 were not audited. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

	At June 30, 2007	At December 31,
		2006	2005	2004	2003	2002
	(In thousands)
Selected Financial Condition Data:
Total assets	$615,186	$609,764	$574,524	$532,584	$495,640	$460,517
Cash and cash equivalents	20,384	17,492	29,974	19,231	19,049	22,147
Investment securities available for sale, at fair value	57,077	62,484	70,330	82,902	72,836	61,977
Investment securities held to maturity	43,196	38,731	25,634	31,505	26,562	21,259
Loans held-for-sale	1,395	766	—	—	—	719
Loans, net	448,307	446,378	410,032	362,824	343,420	321,604
Federal Home Loan Bank of New York stock, at cost	3,848	5,268	4,109	2,550	2,397	2,221
Bank owned life insurance	15,120	14,503	13,998	13,216	12,802	12,219
Deposits	472,331	435,829	432,385	420,218	388,033	375,175
Federal Home Loan Bank borrowings	65,000	99,000	73,530	48,497	47,944	30,373
Total equity	71,059	68,943	63,481	59,425	55,600	51,660

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands)
Selected Operating Data:
Interest income	$18,091	$16,572	$34,357	$28,564	$25,452	$25,490	$27,343
Interest expense	(8,522)	(6,908)	(14,875)	(9,691)	(6,816)	(7,642)	(10,770)

Net interest income	9,569	9,664	19,482	18,873	18,636	17,848	16,573
Provision for losses	156	156	312	193	550	822	450

Net interest income after provision for loan losses	9,413	9,508	19,170	18,680	18,086	17,026	16,123
Non-interest income	2,049	1,855	4,438	3,581	2,890	3,208	3,148
Non-interest expense	(8,404)	(8,241)	(16,379)	(15,517)	(14,474)	(13,833)	(12,758)

Income before income tax expense	3,058	3,122	7,229	6,744	6,502	6,401	6,513
Income tax expense	(1,005)	(950)	(2,228)	(2,320)	(2,238)	(2,112)	(2,235)

Net income	$2,053	$2,172	$5,001	$4,424	$4,264	$4,289	$4,278

	At or For the Six Months Ended June 30, (1)		At or For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.68%	0.78%	0.84%	0.80%	0.83%	0.90%	0.96%
Return on equity (ratio of net income to average equity)	5.91%	7.13%	7.58%	7.20%	7.39%	8.00%	8.73%
Average interest rate spread (2)	2.96%	3.22%	3.14%	3.48%	3.78%	3.84%	3.94%
Net interest margin (3)	3.43%	3.59%	3.56%	3.77%	4.00%	4.07%	4.06%
Efficiency ratio (4)	72.34%	71.54%	68.47%	69.11%	67.24%	65.69%	64.69%
Non-interest expense to average total assets	2.78%	2.83%	2.74%	2.81%	2.82%	2.89%	2.88%
Average interest-earning assets to average interest-bearing liabilities	115.66%	114.89%	115.73%	115.04%	114.58%	113.20%	104.06%
Asset Quality Ratios:
Non-performing assets to total assets	0.52%	0.13%	0.62%	0.49%	0.23%	0.38%	0.31%
Non-performing loans to total loans	0.71%	0.18%	0.84%	0.68%	0.34%	0.55%	0.36%
Allowance for loan losses to non-performing loans	122.37%	499.87%	105.20%	134.52%	289.86%	160.30%	190.20%
Allowance for loan losses to total loans	0.87%	0.90%	0.89%	0.91%	0.98%	0.88%	0.69%
Capital Ratios:
Total capital (to risk-weighted assets)	17.99%	17.28%	17.59%	17.54%	18.30%	18.07%	17.27%
Tier I capital (to risk-weighted assets)	17.00%	16.28%	16.59%	16.53%	17.22%	17.11%	16.92%
Tier I capital (to average assets)	11.29%	10.74%	11.00%	10.89%	10.93%	11.13%	11.11%
Equity to assets	11.55%	10.88%	11.31%	11.05%	11.16%	11.22%	11.22%
Other Data:
Number of full service offices	13	13	13	13	13	13	13
Full time equivalent employees	136	137	132	132	134	131	134

(1)	Ratios for the six-month periods are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.

(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

Selected Consolidated Financial and Other Data of Boardwalk Bancorp

The summary information of Boardwalk Bancorp presented below at or for each of the periods presented is derived in part from Boardwalk Bancorp’s consolidated financial statements. The following information is only a summary, and should be read in conjunction with the Boardwalk Bancorp consolidated financial statements and notes beginning on page G-1 of this prospectus. The information as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, 2005 and 2004 is derived in part from the audited consolidated financial statements of Boardwalk Bancorp that appear in this prospectus. The information as of December 31, 2004, 2003 and 2002 and for the years ended December 31, 2003 and 2002 are derived in part from Boardwalk Bancorp’s audited consolidated financial statements that do not appear in this prospectus. The operating data for the six-months ended June 30, 2007 and 2006 and the financial condition data as of June 30, 2007 are not audited. However, in the opinion of Boardwalk Bancorp management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2007, are not necessarily indicative of Boardwalk Bancorp’s results that may be expected for its year ending December 31, 2007.

	At and For the Six Months Ended June 30,		At and For Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Income Statement
Interest income	$14,282	$12,565	$26,394	$18,867	$12,699	$9,079	$7,172
Interest expense	7,896	6,382	14,161	8,492	5,052	3,396	3,134

Net interest income	6,386	6,183	12,233	10,375	7,647	5,683	4,038
Provision for loan losses	422	263	448	674	248	600	424

Net interest income after provisions, for loan losses	5,964	5,920	11,785	9,701	7,399	5,083	3,614
Non-interest income	(906)	573	1,197	828	679	797	591
Non-interest expense	5,173	4,284	8,923	6,719	5,026	3,609	2,847

Income before income tax expense	(115)	2,209	4,059	3,810	3,052	2,271	1,358
Income tax expense	(207)	677	1,034	1,210	981	847	20

Net income	$92	$1,532	$3,025	$2,600	$2,071	$1,424	$1,338

Per Share Information (1)
Weighted average basic shares outstanding	4,296,069	3,138,481	3,258,696	2,941,597	2,432,096	2,349,427	1,279,043
Weighted average diluted shares outstanding	4,312,225	3,579,790	3,626,888	3,387,524	2,759,725	2,415,297	1,324,685
Net income	$92	$1,532	$3,025	$2,600	$2,071	$1,424	$1,338
Basic earnings per share	0.02	0.49	0.93	0.88	0.85	0.61	1.05
Diluted earnings per share	0.02	0.43	0.83	0.77	0.75	0.59	1.01
Book value per share	$11.73	$11.29	$11.92	$11.47	$10.37	$9.71	$9.44
Balance Sheet Data
Loans	$300,610	$265,612	$277,466	$244,237	$179,881	$118,042	$86,281
Allowance for loan losses	(3,700)	(3,124)	(3,273)	(2,861)	(2,185)	(1,482)	(1,340)
Total deposits	318,927	319,668	309,953	272,494	210,954	145,142	104,620
Total assets	454,045	436,295	453,280	401,666	298,395	221,585	141,551
Total shareholders’ equity	$50,401	$36,130	$51,127	$35,343	$27,031	$24,458	$12,072
Operating Ratios
Return on average assets	0.04%	0.73%	0.70%	0.77%	0.79%	0.79%	1.06%
Return on average equity	0.36%	8.56%	8.01%	7.93%	8.11%	6.35%	11.63%
Interest rate spread	2.63%	2.87%	2.71%	3.01%	2.94%	3.10%	3.04%
Net interest margin	3.07%	3.15%	3.02%	3.27%	3.14%	3.37%	3.33%

(footnotes on following page)

	At and For the Six Months Ended June 30,		At and For Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Asset Quality
Non-performing loans/total loans	0.38%	—	0.17%	—	—	1.32%	0.84%
Non-performing assets/total assets	0.25%	—	0.11%	—	—	0.71%	0.51%
Allowance/total loans	1.23%	1.18%	1.18%	1.17%	1.21%	1.26%	1.55%
Allowance/non-performing loans	3.24%	—	681.88%	—	—	94.82%	184.32%
Net charge-offs (recoveries)/average loans	—	—	0.01%	—	—	0.44%	(0.05)%
Allowance for Loan Losses
Beginning of the period	$3,273	$2,861	$2,861	$2,185	$1,482	$1,340	$882
Charge-offs	—	—	(39)	—	—	(474)	(14)
Recoveries	5	—	3	2	455	16	48
Provision for loan losses	422	263	448	674	248	600	424

End of the period	$3,700	$3,124	$3,273	$2,861	$2,185	$1,482	$1,340

Capital Ratios
Ending equity/ending assets	11.10%	8.28%	11.28%	8.80%	9.06%	11.04	8.53%
Tier I capital/average assets	8.99%	9.00%	8.86%	9.54%	9.42%	11.86	8.27%
Tier I capital/risk-weighted assets	10.31%	11.50%	10.96%	11.82%	12.14%	15.84	10.73%
Total risk-based capital/risk-weighted assets	11.25%	12.43%	11.86%	12.75%	13.12%	16.80	11.94%

(1)	Adjusted for stock dividend.

Recent Developments of Cape Savings Bank

The following tables set forth certain financial and other data of Cape Savings Bank at and for the periods indicated. The information at December 31, 2006 was derived from the audited consolidated financial statements of Cape Savings Bank and should be read in conjunction with the audited consolidated financial statements of Cape Savings Bank and notes thereto presented elsewhere in this prospectus. The information at and for the three and nine months ended September 30, 2007 and 2006 was derived from the unaudited consolidated financial statements of Cape Savings Bank which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) for a fair presentation of such information. The results of operations and ratios and other data presented for the three and nine months ended September 30, 2007 are not necessarily indicative of the results of operations for the year ending December 31, 2007.

	At September 30, 2007	At December 31, 2006
	(In thousands)
Selected Financial Condition Data:
Total assets	$620,054	$609,764
Cash and cash equivalents	15,608	17,492
Investment securities available for sale, at fair value	63,485	62,484
Investment securities held to maturity	43,484	38,731
Loans held-for-sale	705	766
Loans, net	450,053	446,378
Federal Home Loan Bank of New York stock, at cost	3,173	5,268
Bank owned life insurance	15,286	14,503
Deposits	489,583	435,829
Federal Home Loan Bank borrowings	50,000	99,000
Total Equity	72,670	68,943

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In thousands)
Selected Operating Data:
Interest income	$9,231	$8,858	$27,322	$25,430
Interest expense	4,306	3,873	12,828	10,781

Net interest income	4,925	4,985	14,494	14,649
Provision for loan losses	78	78	234	234

Net interest income after provision for loan losses	4,847	4,907	14,260	14,415
Non-interest income	970	1,711	3,019	3,566
Non-interest expense	3,914	4,114	12,318	12,355

Income before income tax expense	1,903	2,504	4,961	5,626
Income tax expense	562	813	1,567	1,763

Net income	$1,341	$1,691	$3,394	$3,863

	At or For the Three Months Ended September 30, (1)		At or For the Nine months Ended September 30, (1)
	2007	2006	2007	2006
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.87%	1.05%	0.74%	0.87%
Return on equity (ratio of net income to average equity)	7.47%	9.51%	6.41%	7.90%
Average interest rate spread (2)	3.02%	3.14%	2.98%	3.19%
Net interest margin (3)	3.53%	3.60%	3.46%	3.59%
Efficiency ratio (4)	66.40%	61.44%	70.34%	67.83%
Non-interest expense to average total assets	2.54%	2.73%	2.68%	2.78%
Average interest-earning assets to average interest-bearing liabilities	116.56%	116.66%	115.96%	115.50%
Asset Quality Ratios:
Nonperforming assets to total assets	0.54%	0.17%	0.54%	0.17%
Nonperforming loans to total loans	0.74%	0.24%	0.74%	0.24%
Allowance for loan losses to non-performing loans	118.82%	377.79%	118.82%	377.79%
Allowance for loan losses to total loans	0.88%	0.91%	0.88%	0.91%
Capital Ratios:
Total capital (to risk-weighted assets)	17.88%	17.63%	17.88%	17.63%
Tier 1 capital (to risk-weighted assets)	16.90%	16.62%	16.90%	16.62%
Tier 1 capital (to average assets)	11.43%	10.91%	11.43%	10.91%
Equity to Assets	11.72%	11.10%	11.72%	11.10%
Other Data:
Number of full service offices	13	13	13	13
Full time equivalent employees	132	136	128	128

(1)	Ratios for the three and nine-month periods are annualized.

(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of average interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.

(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at September 30, 2007 and December 31, 2006

Total assets increased $10.3 million, or 1.7%, to $620.1 million at September 30, 2007 from $609.8 million at December 31, 2006. The increase was primarily the result of an increase in investment securities held to maturity of $4.8 million and an increase in loans, net of $3.7 million.

Investment securities held to maturity increased $4.8 million, or 12.4%, to $43.5 million at September 30, 2007 from $38.7 million at December 31, 2006. The increase resulted primarily from the purchase of municipal bonds which were targeted due to higher yields and management’s decision to gradually extend the average life of the investment portfolio, which increased to 2.67 years at September 30, 2007 from 2.33 years at December 31, 2006.

Loans held for investment, net, increased $3.7 million, or 0.8%, to $450.1 million at September 30, 2007 from $446.4 million at December 31, 2006. Commercial mortgage loans increased $7.7 million, or 4.2%, to $190.8 million at September 30, 2007 from $183.1 million at December 31, 2006, as a result of stronger demand for these types of loans. In addition, construction loans increased $3.0 million, or 7.8%, to $41.7 million at September 30, 2007 from $38.7 million at December 31, 2006 and commercial and industrial loans increased $2.5 million, or 32.1%, to $10.3 million at September 30, 2007 from $7.8 million at December 31, 2006. These increases were partially offset by residential mortgage loans which decreased $9.5 million, or 5.2%, to $174.2 million at September 30, 2007 from $183.7 million at December 31, 2006.

Residential mortgage loan repayments and prepayments exceeded originations as a result of our sale of $20.0 million of such longer-term loans into the secondary market during a period of rising market interest rates.

Historically, our deposits increase during the summer months due to the seasonality of many of our customers’ businesses. Deposits increased $53.8 million, or 12.3%, to $489.6 million at September 30, 2007 from $435.8 million at December 31, 2006. Certificates of deposit increased $11.9 million, or 7.1%, to $180.3 million at September 30, 2007 from $168.4 million at December 31, 2006, and NOW and money market accounts increased $31.7 million, or 21.9%, to $176.2 million at September 30, 2007 from $144.5 million at December 31, 2006. Savings accounts increased $1.9 million, or 2.4%, to $80.7 million at September 30, 2007 from $78.8 million at December 31, 2006. Non-interest bearing deposits increased $8.1 million, or 18.3%, to $52.3 million at September 30, 2007 from $44.2 million at December 31, 2006. Higher paying deposit accounts reflect growth during a period of rising market interest rates and NOW and money market accounts grew as a result of acquiring municipal accounts during the year with total balances of $25.9 million at September 30, 2007.

Borrowings decreased $49.0 million, or 49.5%, to $50.0 million at September 30, 2007 from $99.0 million at December 31, 2006. We reduced our dependency on borrowings by using excess cash from deposits to fund operations. All borrowings that were paid off were overnight lines of credit or maturities of fixed rate advances during the period and did not involve any prepayment penalties.

Total equity increased $3.7 million, or 5.4%, to $72.7 million at September 30, 2007 from $68.9 million at December 31, 2006. The increase resulted from net income of $3.4 million during the nine months ended September 30, 2007, as well as $333,000 in accumulated other comprehensive income due to the change from an accumulated other comprehensive loss of $164,000 at December 31, 2006 to accumulated other comprehensive income of $169,000 at September 30, 2007.

Comparison of Operating Results for Three Month Period Ended September 30, 2007 and September 30, 2006

General. Net income decreased $350,000 or 20.6%, to $1.3 million for the three months ended September 30, 2007 from $1.7 million for the three months ended September 30, 2006. The decrease resulted from an after tax net gain on sales of securities of approximately $575,000 during the quarter ended September 30, 2006, offset, in part by decreases in non-interest expense during the quarter ended September 30, 2007.

Interest Income. Interest income increased $373,000, or 4.2%, to $9.2 million for the three months ended September 30, 2007 from $8.9 million for the three months ended September 30, 2006. The increase resulted primarily from a $363,000, or 4.9%, increase in interest income on loans. The average balance of loans increased $19.9 million, or 4.6%, to $454.4 million for the three months ended September 30, 2007, compared to $434.5 million for the three months ended September 30, 2006. In addition, the average yield we earned on our loan portfolio increased 2 basis points to 6.90% for the three months ended September 30, 2007 from 6.88% for the three months ended September 30, 2006, resulting primarily from an increase from 46.6% of our loan portfolio to 51.6% of our loan portfolio of higher-yielding commercial loans. The increase in average balance of loans reflected our strategy of increasing our portfolio of commercial mortgage loans, as a result of stronger demand for these types of loans.

Interest Expense. Interest expense increased $433,000, or 11.1%, to $4.3 million for the three months ended September 30, 2007 from $3.9 million for the three months ended September 30, 2006. The increase in interest expense resulted from increases in interest expense on deposits partially offset by a decrease in interest expense on borrowings.

Interest expense on NOW and money market accounts increased $335,000 or 39.3% to $1.2 million for the three months ended September 30, 2007 from $852,000 for the three months ended September 30, 2006, and interest expense on certificates of deposit increased $329,000, or 18.3%, to $2.1 million for the three months ended September 30, 2007 from $1.8 million for the three months ended September 30, 2006. The average rate we paid on certificates of deposit increased 49 basis points to 4.65% for the three months ended September 30, 2007 from 4.16% for the three months ended September 30, 2006, while the average balance of certificates of deposit increased $10.6 million, or 6.3%, to $179.4 million for the three months ended September 30, 2007 from $168.8 million for the three months ended September 30, 2006. Similarly, the average rate we paid on NOW and money market accounts increased 44 basis points to 2.81% for the three months ended September 30, 2007 from 2.37% for the three months ended September 30, 2006, while the average balance of NOW and money market accounts increased $25.2 million, or 17.5%, to $169.1 million for the three months ended September 30, 2007 from $143.9 million for the three months ended September 30, 2006. We increased rates on our certificates of deposit and NOW and money market accounts in response to market competition. The NOW and money market accounts average balance for the three months ended September 30, 2007 includes municipal accounts, which did not exist in the prior year, with an average balance of $18.9 million and an average rate of 4.82%. In addition, our customers transferred funds from savings accounts (a decrease in average balance of $6.9 million, or 7.9% between the periods) to higher-yielding certificates of deposit and NOW and money market accounts.

Interest expense on borrowings (Federal Home Loan Bank of New York advances) decreased $273,000, or 28.8%, to $675,000 for the three months ended September 30, 2007 from $948,000 for the three months ended September 30, 2006. The average balance of borrowings decreased $21.4 million, or 27.0%, to $57.9 million for the three months ended September 30, 2007 from $79.3 million for the three months ended September 30, 2006 as we used excess funds from the increase in deposits and in particular the municipal accounts acquired late in the second quarter of 2007 to reduce our higher costing overnight borrowings. As a result, the average rate we paid on borrowings decreased 12 basis points to 4.66% for the three months ended September 30, 2007 from 4.78% for the three months ended September 30, 2006.

Net Interest Income. Net interest income decreased $60,000, or 1.2%, to $4.9 million for the three months ended September 30, 2007 from $5.0 million for the three months ended September 30, 2006. Decreases in our net interest rate spread (12 basis points, to 3.02% for the three months ended September 30, 2007 from 3.14% for the three months ended September 30, 2006) and our net interest margin (7 basis points, to 3.53% for the three months ended September 30, 2007 from 3.60% for the three months ended September 30, 2006) were only partially offset by a $800,000, or 1.0%, increase in net interest-earning assets to $80.7 million for the three months ended September 30, 2007 from $79.9 million for the three months ended September 30, 2006. The decreases in our net interest rate spread and our net interest margin were consistent with the continued flattening and eventual inversion of the yield curve.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent loans. The amount of the allowance is based on estimates, and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses and make provisions for loan losses on a monthly basis.

Based on our evaluation of the above factors, we recorded a provision for loan losses of $78,000 for the three months ended September 30, 2007 and $78,000 for the three months ended September 30, 2006. We recorded net charge-offs of $9,000 for the three months ended September 30, 2007 compared to $29,000 for the three months ended September 30, 2006. The provision for the three months ended September 30, 2007 primarily reflects an increase of $154,000 in non-performing loans to $3.4 million at September 30, 2007 from $3.2 million at June 30, 2007. Net loan growth was $17.1 million to $450.1 million at September 30, 2007 from $433.0 million at September 30, 2006. As a result, we were able to reduce our allowance for loan losses as a percentage of total loans to 0.88% at September 30, 2007 compared to 0.91% at September 30, 2006, reflecting improved overall credit quality in our loan portfolio. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at September 30, 2007 and September 30, 2006.

Non-interest Income. Non-interest income decreased $741,000, or 43.6%, to $970,000 for the three months ended September 30, 2007 from $1.7 million for the three months ended September 30, 2006. The decrease is primarily a result of the recognition of a net gain on sales of securities of $871,000 in September 2006 (there were no such sales of securities during the three months ended September 30, 2007) offset by an increase of $35,000 in net gains on sales of loans and increased bank-owned life insurance income of $40,000.

Non-interest Expense. Non-interest expense decreased $200,000, or 4.9%, to $3.9 million for the three months ended September 30, 2007 from $4.1 million for the three months ended September 30, 2006, primarily as a result of a decrease in advertising of $107,000 and a decrease of $52,000 in salaries and employee benefits. Advertising costs declined as a result of suspending a direct mail marketing campaign, designed to acquire retail checking customers early in the third quarter of 2007.

Income Tax Expense. The provision for income taxes was $562,000 for the three months ended September 30, 2007, compared to $813,000 for the three months ended September 30, 2006. Our effective tax rate was 29.5% for the three months ended September 30, 2007 compared to 32.5% for the three months ended September 30, 2006, primarily as a result of an increase in tax-exempt municipal bond interest income.

Comparison of Operating Results for Nine Month Period Ended September 30, 2007 and September 30, 2006

General. Net income decreased $469,000, or 12.0%, to $3.4 million for the nine months ended September 30, 2007 from $3.9 million for the nine months ended September 30, 2006. The decrease resulted from an after tax net gain on sales of securities of approximately $575,000 during the nine months ended September 30, 2006.

Interest Income. Interest income increased $1.9 million, or 7.5%, to $27.3 million for the nine months ended September 30, 2007 from $25.4 million for the nine months ended September 30, 2006. The increase resulted primarily from a $1.6 million, or 7.4%, increase in interest income on loans. The average balance of loans increased $25.7 million, or 6.0%, to $453.7 million for the nine months ended September 30, 2007, compared to $428.0 million for the nine months ended September 30, 2006. In addition, the average yield we earned on our loan portfolio increased 9 basis points to 6.84% for the nine months ended September 30, 2007 from 6.75% for the nine months ended September 30, 2006 resulting primarily from an increase from 46.2% of our loan portfolio to 50.7% of our loan portfolio of higher-yielding commercial loans. The increase in average balance of loans reflected our strategy of increasing our portfolio of commercial mortgage loans, as a result of stronger demand for these types of loans.

Interest Expense. Interest expense increased $2.0 million, or 18.5%, to $12.8 million for the nine months ended September 30, 2007 from $10.8 million for the nine months ended September 30, 2006. The increase in interest expense resulted from increases in interest expense on deposits and borrowings.

Interest expense on NOW and money market accounts increased $807,000 or 35.1% to $3.1 million for the nine months ended September 30, 2007 from $2.3 million for the nine months ended September 30, 2006, and interest expense on certificates of deposit increased $1.2 million, or 25.0%, to $6.0 million for the nine months ended September 30, 2007 from $4.8 million for the nine months ended September 30, 2006. The average rate we paid on certificates of deposit increased 64 basis points to 4.53% for the nine months ended September 30, 2007 from 3.89% for the nine months ended September 30, 2006, while the average balance of certificates of deposit increased $10.9 million, or 6.6%, to $175.0 million for the nine months ended September 30, 2007 from $164.1 million for the nine months ended September 30, 2006. Similarly, the average rate we paid on NOW and money market accounts increased 47 basis points to 2.63% for the nine months ended September 30, 2007 from 2.16% for the nine months ended September 30, 2006, while the average balance of NOW and money market accounts increased $15.9 million, or 11.4%, to $154.8 million for the nine months ended September 30, 2007 from $138.9 million for the nine months ended September 30, 2006. We increased rates on our certificates of deposit and NOW and money market accounts in response to market competition. Additionally, our NOW and money market accounts average balance for the nine months ended September 30, 2007 includes higher-yielding municipal accounts, which did not exist in the prior year, with an average balance of $9.0 million and an average rate of 2.71%. In addition, our customers transferred funds from savings accounts (a decrease in average balance of $11.8 million, or 13.0% between the periods) to higher-paying certificates of deposit and NOW and money market accounts.

Interest expense on borrowings (Federal Home Loan Bank of New York advances) increased $128,000, or 4.6%, to $2.9 million for the nine months ended September 30, 2007 from $2.8 million for the nine months ended September 30, 2006. The average balance of borrowings decreased $1.6 million, or 2.0%, to $80.0 million for the nine months ended September 30, 2007 from $81.6 million for the nine months ended September 30, 2006, as we used excess funds from the increase in deposits and in particular the municipal accounts acquired late in the second quarter of 2007 to reduce our higher costing overnight borrowings. The average rate we paid on borrowings increased 30 basis points to 4.82% for the nine months ended September 30, 2007 from 4.52% for the nine months ended September 30, 2006, reflecting higher market interest rates.

Net Interest Income. Net interest income decreased $155,000, or 1.1%, to $14.5 million for the nine months ended September 30, 2007 from $14.6 million for the nine months ended September 30, 2006. Decreases in our net interest rate spread (21 basis points, to 2.98% for the nine months ended September 30, 2007 from 3.19% for the nine months ended September 30, 2006) and our net interest margin (13 basis points, to 3.46% for the nine months ended September 30, 2007 from 3.59% for the nine months ended September 30, 2006) were only partially offset by a $4.3 million, or 5.8%, increase in net interest-earning assets to $78.0 million for the nine months ended September 30, 2007 from $73.7 million for the nine months ended September 30, 2006. The decreases in our net interest rate spread and our net interest margin were consistent with the continued flattening and eventual inversion of the yield curve.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses and make provisions for loan losses on a monthly basis.

Based on our evaluation of the above factors, we recorded a provision for loan losses of $234,000 for the nine months ended September 30, 2007 and $234,000 for the nine months ended September 30, 2006. We recorded net charge-offs of $185,000 for the nine months ended September 30, 2007 compared to $63,000 for the nine months ended September 30, 2006. The provision for the nine months ended September 30, 2007 primarily reflects the charge-offs for the period. Net loan growth was nominal for the period totaling $3.7 million, or less than 1.0%, compared to December 31, 2006. Non-performing loans decreased approximately $400,000 to $3.4 million at September 30, 2007 from $3.8 million at December 31, 2006. As a result, the allowance for loan losses as a percentage of total loans was reduced to 0.88% at September 30, 2007 compared to 0.91% at September 30, 2006, reflecting improved overall credit quality in our loan portfolio. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at September 30, 2007 and September 30, 2006.

Non-interest Income. Non-interest income decreased $547,000, or 15.3%, to $3.0 million for the nine months ended September 30, 2007 from $3.6 million for the nine months ended September 30, 2006. The decrease was primarily a result of the recognition of a net gain on sales of securities of $871,000 in September 2006 (there were no such sales of securities during the nine months ended September 30, 2007) offset by an increase of $152,000 in net gains on sales of loans and increased bank-owned life insurance income of $78,000.

Non-interest Expense. Non-interest expense decreased $37,000, or 0.3%, to $12.3 million for the nine months ended September 30, 2007 from $12.4 million for the nine months ended September 30, 2006, primarily as a result of a decrease in advertising of $184,000 offset by an increase in other expenses, including professional fees and online banking costs, of $90,000. Advertising costs declined as a result of suspending a direct mail marketing campaign, designed to acquire retail checking customers, early in the third quarter of 2007.

Income Tax Expense. The provision for income taxes was $1.6 million for the nine months ended September 30, 2007, compared to $1.8 million for the nine months ended September 30, 2006. Our effective tax rate was 31.6% for the nine months ended September 30, 2007 compared to 31.3% for the nine months ended September 30, 2006.

Subsequent Event

In connection with the stock offering and in compliance with Section 409A of the Internal Revenue Code, the phantom restricted stock plan and the phantom incentive stock option plan have been amended to permit executives or current directors to make an election on or before October 31, 2007, to receive the amounts credited to his or her phantom restricted stock account, payable in a lump sum on the first business day in January 2008. Subsequent to September 30, 2007, all executives and directors have made this election. The amendments to the plans were approved by the New Jersey Department of Banking and Insurance during the fourth quarter of 2007. Refer to additional discussion in the “Executive Compensation” section on page 196.

Recent Developments of Boardwalk Bancorp

The following tables set forth certain financial and other data of Boardwalk Bancorp, Inc. at and for the periods indicated. The information at December 31, 2006 was derived from the audited consolidated financial statements of Boardwalk Bancorp, Inc. and should be read in conjunction with the audited consolidated financial statements of Boardwalk Bancorp, Inc. and notes thereto presented elsewhere in this prospectus. Financial and operating data and financial ratios and other data at and for the three and nine months ended September 30, 2007 and 2006 were derived from the unaudited consolidated financial statements of Boardwalk Bancorp, Inc. which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) for a fair presentation of such information. The results of operations and ratios and other data presented for the nine months ended September 30, 2007 are not necessarily indicative of the results of operations for the year ending December 31, 2007. Financial ratios for interim periods have been annualized.

	Three Months Ended September 30,		Nine Months Ended September 30,		At December 31,
	2007	2006	2007	2006	2006
	(Dollars in thousands)
Income Statement
Interest income	$7,375	$6,805	$21,657	$19,370	$26,394
Interest expense	4,026	3,773	11,921	10,154	14,161

Net interest income	3,349	3,032	9,736	9,216	12,233
Provision for loan losses	0	75	422	338	448

Net interest income after provisions, for loan losses	3,349	2,957	9,314	8,878	11,785
Non-interest income	485	307	(422)	879	1,197
Non-interest expense	(3,093)	(2,299)	(8,265)	(6,583)	(8,923)

Income before income tax expense	741	965	627	3,174	4,059
Income tax expense	188	175	(19)	852	1,034

Net income	$553	$790	$646	$2,322	$3,025

Per Share Information (1)
Weighted average basic shares outstanding	4,295,768	3,241,048	4,295,968	3,174,171	3,258,696
Weighted average diluted shares outstanding	4,311,249	3,586,854	4,312,061	3,582,620	3,626,888
Net income	$553	$790	$646	$2,322	$3,025
Basic earnings per share	0.13	0.24	0.15	0.73	0.93
Diluted earnings per share	0.13	0.22	0.15	0.65	0.83
Book Value	$11.60	$11.92	$11.60	$11.92	$11.92
Balance Sheet Data
Loans	$301,791	$275,296	$301,791	$275,296	$277,466
Allowance for loan losses	(3,692)	(3,192)	(3,692)	(3,192)	(3,273)
Total deposits	311,249	316,896	311,249	316,896	309,953
Total assets	445,343	454,961	445,343	454,961	453,280
Total shareholders’ equity	$49,885	$39,394	$49,885	$39,394	$51,127
Operating Ratios
Return on average assets	0.49%	0.72%	0.19%	0.72%	0.70%
Return on average equity	4.39%	8.43%	1.72%	8.51%	8.01%
Interest rate spread	2.72%	2.61%	2.66%	2.78%	2.71%
Net interest margin	3.17%	2.93%	3.10%	3.08%	3.02%

(footnotes on following page)

	Three Months Ended September 30,		Nine Months Ended September 30,		At December 31,
	2007	2006	2007	2006	2006
Asset Quality
Non-performing loans/total loans	0.43%	0.11%	0.43%	0.11%	0.17%
Non-performing assets/total assets	0.29%	0.07%	0.29%	0.07%	0.11%
Allowance/total loans	1.22%	1.16%	1.22%	1.16%	1.18%
Allowance/non-performing loans	283.13%	1,019.81%	283.13%	1,019.81%	681.88%
Net charge-offs/average loans	0.00%	0.00%	0.00%	0.00%	0.01%
Allowance for Loan Assets
Beginning of the period	$3,700	$3,124	$3,273	$2,861	$2,861
Charge-offs	(8)	(7)	(8)	(7)	(39)
Recoveries	0	0	5	0	3
Provision for loan losses	0	75	422	338	448

End of the period	$3,692	$3,192	$3,692	$3,192	$3,273

Capital Ratios
Ending equity/ending assets	11.20%	8.66%	11.20%	8.66%	11.28%
Tier I capital/average assets	9.16%	8.91%	9.16%	8.91%	8.86%
Tier I capital/risk-weighted assets	10.58%	11.24%	10.58%	11.24%	10.96%
Total risk-based capital/risk-weighted assets	11.53%	12.15%	11.53%	12.15%	11.86%

(1)	Adjusted for stock dividend.

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets) (1)	0.49%	0.72%	0.19%	0.72%
Return on equity (ratio of net income to average equity) (1)	4.39%	8.43%	1.72%	8.51%
Interest rate spread (1) (2)	2.72%	2.61%	2.66%	2.78%
Net interest margin (1) (3)	3.17%	2.93%	3.10%	3.08%
Efficiency ratio (4)	81%	69%	77%	66%
Non-interest expense to average total assets	2.74%	2.09%	2.44%	2.05%
Average interest-earning assets to average interest-bearing liabilities	111.77%	108.57%	111.64%	108.63%
Loans to deposits	96.96%	86.87%	96.96%	86.87%
Asset Quality Ratios:
Non-performing assets to total assets	0.29%	0.07%	0.29%	0.07%
Non-performing loans to total loans	0.43%	0.11%	0.43%	0.11%
Allowance for loan losses to non-performing loans	283.13%	1,019.81%	283.13%	1,019.81%
Allowance for loan losses to total loans	1.22%	1.16%	1.22%	1.16%
Capital Ratios:
Equity to total assets at end of period	11.20%	8.66%	11.20%	8.66%
Average equity to average assets	11.16%	9.12%	11.09%	8.49%
Tangible capital to adjusted total assets	11.20%	8.66%	11.20%	8.66%
Core capital to adjusted total assets	11.20%	8.66%	11.20%	8.66%
Total risk-based capital to risk weighted assets	11.53%	12.15%	11.53%	12.15%
Other Data:
Number of full service offices	7	6	7	6

(1)	Figures annualized.

(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3)	Represents net interest income as a percent of average interest-earning assets for the period.

(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income excluding net gains (losses) on the sale of loans and securities.

Financial Condition at September 30, 2007 Compared to December 31, 2006

Growth in assets and deposits during the first nine months of 2007 fell well below our historical growth rates for a number of reasons. Sales from the investment portfolio were utilized as a source of liquidity for loan originations, to restructure portfolio yield and to reduce the need to grow deposits in a highly competitive and expensive deposit market. These efforts, aimed at improving net interest margin, reduced our balance sheet growth, but helped to improve our net interest margin. Assets decreased $7,937,000 or a decline of 1.8% to $445,343,000 at September 30, 2007 from $453,280,000 at December 31, 2006. Loans, net of allowance for losses of $3,692,000 at September 30, 2007 and $3,273,000 at December 31, 2006, grew $23,906,000 or 8.7% to $298,099,000 at September 30, 2007 from $274,193,000 at December 31, 2006. Investments decreased to $105,093,000 at September 30, 2007 from $134,290,000 at December 31, 2006. Premise and equipment also decreased during the first nine months of 2007 by $415,000 from $16,186,000 at December 31, 2006 to $15,771,000 at September 30, 2007. Deposits grew by 0.4% to $311,249,000 at September 30, 2007 from $309,953,000 at December 31, 2006. Our shareholders’ equity decreased to $49,885,000 at September 30, 2007 from $51,127,000 at December 31, 2006. During the first nine months of 2007 we experienced two loan charge-offs for $8,000.

Investment Securities

Investment purchases during the nine months ended September 30, 2007 totaled $225,686,000 comprised of $178,133,000 in agency securities, $7,563,000 in corporate debt securities, $3,741,000 in MBS, $513,000 in state and municipal obligations, $2,000,000 in equity securities, $29,963,000 in commercial paper, and $3,773,000 in FHLBNY common stock.

Loans

During the first nine months of 2007, loan growth declined from the prior year. Net loans grew by $23,906,000 for the nine months ended September 30, 2007 as compared to net loan growth of $30,728,000 during the same period in 2006. Slower loan growth can be attributed to less demand for new loans, less utilization of existing lines of credit and loan pay-offs, all factors that can be associated with slower economic growth. Loan growth has also been negatively impacted by increased competition from other financial institutions

Allowance for Loan Losses

Non-accrual loans are those where the accrual of interest has ceased. Loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management’s assessment of ultimate collectibility of principal and interest. We had five non-accrual loans for $1,304,000 at September 30, 2007 and one non-accrual loan for $313,000 at September 30, 2006. There were no impaired loans at September 30, 2007 or September 30, 2006. Deposit accounts overdrawn for more than 30 days are reviewed for collectibility, if collection is doubtful the account is charged-off. Subsequent cash receipts are recorded as recoveries. Management considers the allowance for loan losses to be reasonable.

Deposits

Total deposits grew by $1,296,000 or 0.4% to $311,249,000 at September 30, 2007 from $309,953,000 at December 31, 2006. Slower loan growth and restructuring in the investment portfolio have reduced the need for aggressive deposit growth providing an opportunity to moderate deposit expense in a rising rate environment. Current deposit gathering efforts are focused on matching deposit growth to the slower rates of loan growth. The majority of our deposits were in time deposits, interest checking, personal money market and corporate money market accounts. It is our continuing goal to increase non-interest bearing deposits which consist primarily of commercial checking accounts and non-interest retail checking accounts. Non-interest bearing deposits are an important source of funds because they lower overall deposit costs. New branch offices typically experience their most rapid initial growth in interest bearing certificates of deposit. Our focus on core deposit growth has been successful in decreasing interest bearing deposits as a percent of total deposits. Interest bearing deposits comprised 91.5% of total deposits at September 30, 2007 compared to 92.7% at December 31, 2006. Non-interest bearing deposits were $26,483,000 or 8.5% and $22,699,000 or 7.3% of total deposits, respectively, at September 30, 2007 and December 31, 2006.

As of September 30, 2007, the Linwood branch had $123,516,000, the Galloway branch had $54,728,000, the Margate branch had $49,058,000, the Egg Harbor Township English Creek branch had $33,372,000, the Cape May Court House branch had $32,777,000, the Cape May City branch had $9,160,000, and the Egg Harbor Township Ocean Heights had $8,638,000 in total deposits.

Borrowings

Borrowings decreased to $82,723,000 at September 30, 2007 from $91,061,000 at December 31, 2006. Borrowings at September 30, 2007 consisted of reverse repurchase agreements or advances with the FHLBNY and reverse repurchase agreements with Citigroup Global Markets Inc. The FHLBNY borrowings are secured by mortgage loans, commercial loans, agency securities and agency mortgage backed securities as collateral. All borrowings at December 31, 2006 were secured FHLBNY advances and reverse repurchase agreements.

Comparison of Operating Results for the Three Month Period Ended September 30, 2007 and 2006

We reported a decrease of $237,000 or 30.0% in net income to $553,000 or $0.13 per diluted share for the three months ended September 30, 2007 from $790,000 or $0.22 per diluted share for the three months ended September 30, 2006. Our asset-restructuring program, designed to reduce interest rate risk and improve net interest margin, resulted in pre-tax losses of $1,758,000 for the first and second quarters of 2007. Assets in our restructuring program that were designated for sale at March 31, 2007 and subsequently sold in April 2007 were reported as other than temporarily impaired at March 31, 2007. Other than temporary impairment treatment requires us to value these investments at market value with the difference between book carrying value and market value being recognized as a component of current earnings for the three month period ended March 31, 2007. Changes in market values of the investment securities sold in our restructuring program between March 31, 2007 and the actual sale date in April 2007 resulted in net gains on sale of $95,035.

Net income for the three months ended September 30, 2007 benefited from growth in loans and a resultant growth in interest income that was offset by approximately $273,000, net of taxes, of expenses associated with the merger with Cape Savings Bank. Interest income improved by $570,000 or 8.4% to $7,375,000 for the three months ended September 30, 2007 from $6,805,000 in the same quarter of 2006.

The increase in interest income included a 13.3% increase in interest on loans to $5,627,000 for the three months ended September 30, 2007 from $4,966,000 for the three months ended September 30, 2006. Continuing deposit competition and growth in interest bearing deposits contributed to an increase in deposit interest expense. The cost of interest bearing deposits increased from 3.93% for the three month period ended September 30, 2006 to 4.29% for the three month period ended September 30, 2007. Deposit interest expense increased by $312,000 to $3,197,000 for the third quarter of 2007 from $2,885,000 during the third quarter of 2006. Despite the increase in deposit interest expense we experienced improved net interest margin as a result of our first quarter asset restructuring that enabled us to reduce rates on certificates of deposit and fund associated disintermediation. Interest expense on borrowings decreased as the Bank used proceeds from the first quarter asset restructuring program to reduce borrowings. Interest expense on borrowings decreased to $829,000 for the three months ended September 30, 2007 from $888,000 for the three months ended September 30, 2006. There was no provision for loan losses for the three month period ended September 30, 2007 as loan growth during this period experienced a greater than usual seasonal decline. The provision for the third quarter of 2006 was $75,000. Non-interest income increased to $485,000 for the three months ended September 30, 2007 from $307,000 for the three months ended September 30, 2006. This increase is attributable to additional purchase of BOLI and an increase in BOLI income of $30,000 and increases in fee income of $148,000.

Net Interest Income. Net interest income for the quarter ended September 30, 2007 grew from the quarter ended September 30, 2006 reflecting the strengthening of our core earnings from continued loan growth. Net interest income before provisions for loan losses increased $317,000 or 10.5% to $3,349,000 for the three months ended September 30, 2007 from $3,032,000 for the three months ended September 30, 2006. Increases in interest bearing liability costs as a result of increases in rates exceeded increases from growth in interest bearing account balances as strong deposit competition in the southern New Jersey market continued to keep pressure on deposit rates (see Net Interest Margin Analysis below). Volume growth in loans combined with yield improvements in investments from the restructuring more than offset the decline in investment income and contributed to interest income growth. Deposit interest expense increased by $312,000 to $3,197,000 for the third quarter of 2007 from $2,885,000 during the third quarter of 2006. Increases in deposit interest expense were impacted by continued strong deposit competition. Interest expense on borrowings decreased from declines in the amount of borrowed funds. Interest expense on borrowings decreased to $829,000 for the three months ended September 30, 2007 from $888,000 for the three months ended September 30, 2006.

Net Interest Margin. Our net interest margin improved during the three months ended September 30, 2007 from the same period in the previous year. For the three months ended September 30, 2007, net interest margin rose to 3.17% from 2.93% for the comparable period in the prior year. This improvement in net interest margin reflects the yield improvements achieved as a result of the investment portfolio restructuring and a consistent effort to reduce deposit interest rates. Yields on loans have also had a positive impact on net interest margin, but to a lesser extent than the yield on investments.

Average total loans were $301,721,000 for the three months ended September 30, 2007 compared to $268,850,000 for the three months ended September 30, 2006 an increase of 12.2%. Growth in deposits and reductions in investments were utilized to fund loan growth. Adjustments in the mix of deposits and reductions in borrowings were utilized to help improve net interest margin. Average interest-bearing liabilities were $374,894,000 for the three months ended September 30, 2007 down from $378,369,000 for the three months ended September 30, 2006.

Increases in interest income for the three months ended September 30, 2007 were driven principally by loan growth and, to a lesser degree, by improved investment rates, offset by declines in investment volumes. Total interest income for the three months ended September 30, 2007 increased $236,000 as a result of growth in asset balances (volume) and $334,000 from increases in average interest rates. Net interest margin improvement for the three months ended September 30, 2007 was supported by investment restructuring and more conservative certificate of deposit pricing. Yields on interest-earning assets rose by 41 basis points from 6.57% in the third quarter of 2006 to 6.98% for the third quarter of 2007. Continued competitive deposit pricing was the primary cause of the cost of interest-bearing liabilities increasing by 30 basis points from 3.96% in the third quarter of 2006 to 4.26% for the third quarter of 2007.

During the third quarter of 2007 significant strides were made to improve net interest rate margin from the first quarter of 2007. For the three months ended September 30, 2007 net interest margin increased to 3.17% from 2.93% for the three months ended September 30, 2006 reflecting the positive impacts of the investment portfolio restructuring and consistent efforts to reduce deposit costs. Deposit costs were reduced by lowering certificate of deposit rates and introducing a highly successful personal money market account.

Non-Interest Income. Non-interest income for the three month period ended September 30, 2007 increased 58.0% or $178,000 to $485,000 from $307,000 for the same period in the prior year. Non-interest income grew because of increases in numbers of loan and deposit accounts and associated fees and an increase in our investment in bank owned life insurance (“BOLI”). For the three months ended September 30, 2007, service charges, fees and other income of $390,000 consisted primarily of deposit service charges and other deposit and loan fees of $184,000, merchant card services income of $43,000, debit card interchange income of $29,000, and Business Manager/Med Cash receivables funding fees of $133,000. BOLI income for this period was $95,000. For the three months ended September 30, 2006, service charges, fees and other income of $242,000 consisted primarily of deposit service charges and other deposit fees of $95,000, merchant card service income of $35,000, residential mortgage origination income of $4,000, loan fees of $11,000, and Business Manager/Med Cash receivables funding fees of $97,000. BOLI income for this period was $65,000. There were no losses or gains on sales of securities.

Non-Interest Expense. Non-interest expenses were impacted by both our overall growth in existing departments, the continued expansion of our branch banking and lending networks and expenses associated with our merger with Cape Savings Bank. While overall expense control continues to be good, our efficiency ratios have increased as the growth of our operating infrastructure has continued during a period when increasing competition has reduced our rate of loan portfolio growth. We believe it is important to continue to position to expand our market share with appropriately placed additional branches and loan production facilities such as our Cape May City and second Egg Harbor Township branches and Vineland loan production office. Our efficiency ratio for the three months ended September 30, 2007 was 81% compared to 69% for the three months ended September 30, 2006 and 77% for the nine months ended September 30, 2007 compared to 66% for the nine months ended September 30, 2006.

For the three months ended September 30, 2007 and September 30, 2006 non-interest expense was $3,093,000 and $2,299,000, respectively. Non-interest expense for the third quarter of 2007 increased by approximately $413,000 from expenses associated with the merger with Cape Savings Bank. The largest non-merger related component of non-interest expense is compensation and benefit expense. For the three months ended September 30, 2007 and September 30, 2006 compensation and benefit expense was $1,500,000 and $1,299,000, respectively. The increase of $201,000 in this category is attributable to increased salary expense due to expanding staffing requirements resulting from our branch growth, salary merit increases, increases in health insurance rates and the expense of the 2007 Director and Employee stock option plan. Occupancy and equipment expenses were also impacted by branch office expansion. For the three months ended September 30, 2007 and September 30, 2006 occupancy expense was $390,000 and $369,000, respectively. Data processing increased from $131,000 for the third quarter of 2006 to $166,000 for the third quarter of 2007 reflecting primarily the increased costs of additional loan and deposit accounts and additional branch locations. Marketing decreased by $15,000 for the third quarter ending September 30, 2007 to $27,000 compared to $42,000 for the same quarter in 2006. Professional services increased from $142,000 for the three month period ended September 30, 2006 to $586,000 for the three month period ended September 30, 2007 reflecting merger related expenses. Investor relations expense which represents the costs associated with being listed on the NASDAQ Capital Market decreased from $31,000 for the three month period ended September 30, 2006 to $30,000 for the three month period ended September 30, 2007.

Provision for Loan Losses

The provision for loan losses represents the amount necessary to be charged to operations to bring the allowance for loan losses to a level that represents management’s best estimate of known and inherent losses in the existing loan portfolio. The amount of the provision for loan losses and the amount of the allowance for loan losses is subject to ongoing analysis of the loan portfolio which considers current economic conditions, actual loss experience, the current risk profile of the portfolio, the composition of loan types within the portfolio, and other relevant factors. During the three and nine months ended September 30, 2007, we had two loan charge-offs for $8,000.

During the third quarter of 2007, we added no provisions to the allowance for loan losses, reflecting slower loan growth during the period, and $75,000 during the third quarter of 2006. We had five non-accrual loans for $1,304,000 at September 30, 2007 and one non-accrual loan for $313,000 at September 30, 2006. The loan loss allowance as a percentage of total loans was 1.18% at September 30, 2007 and 1.16% at September 30, 2006.

Comparison of Operating Results for the Nine Month Period Ended September 30, 2007 and 2006

The Bank reported a decrease of $1,676,000 in net income to $646,000 or $0.15 per diluted share for the nine months ended September 30, 2007 from $2,322,000 or $0.65 per diluted share for the nine months ended September 30, 2006, primarily as the result of the asset-restructuring program during the first quarter of 2007, increases in operating expenses associated with growth of the bank and merger related expenses. Net income for the nine months ended September 30, 2007 was driven by growth in interest income resulting from continued loan growth. Interest income improved by $2,287,000 or 11.8% to $21,657,000 for the nine months ended September 30, 2007 from $19,370,000 for the nine months ended September 30, 2006. The increase in interest income included a 15.6% increase in interest on loans to $16,286,000 for the nine months ended September 30, 2007 from $14,092,000 for the nine months ended September 30, 2006. Rising deposit rates and, to a lesser degree, deposit growth contributed to an increase in deposit interest expense. The cost of interest bearing deposits increased from 3.61% for the nine month period ending September 30, 2006 to 4.26% for the nine month period ending September 30, 2007. Deposit interest expense increased by $1,597,000 to $9,167,000 for the nine months ended September 30, 2007 from $7,570,000 during the nine months ended September 30, 2006. Interest expense on borrowings also increased as the Bank used borrowings to support asset growth during the first and second quarters of 2007. Interest expense on borrowings increased to $2,754,000 for the nine months ended September 30, 2007 from $2,584,000 for the nine months ended September 30, 2006. The provision for loan losses for the nine month period ended September 30, 2007 was $422,000 reflecting the growth in loans. Non-interest income decreased to ($422,000) for the nine months ended September 30, 2007 from $879,000 for the nine months ended September 30, 2006. Non-interest income was reduced by $1,758,000 from losses on the restructuring of the investment portfolio.

Net Interest Income. Improvements in net interest income for the nine months ended September 30, 2007 were primarily the result of growth in loans combined with changes in interest rates on both loans and investments and despite declines in investment volumes. Net interest income before provisions for loan losses increased $520,000 or 5.6% to $9,736,000 for the nine months ended September 30, 2007 from $9,216,000 for the nine months ended September 30, 2006. Growth in earning assets outweighed increases in interest expense from growth of deposits and borrowings for the nine months ended September 30, 2007. Increases in volume of loans added $1,814,000 to interest income while growth in interest bearing liabilities added $583,000 to interest expense. Increases in rates on deposits and borrowings exceeded improvements in rates on investments and loans. Increases in rates on loans and investments of $1,055,000 were eclipsed by an additional $1,184,000 from increases in rates on deposits and borrowings. Changes in rates on investments were positively impacted by portfolio restructuring. The net impact of changes in interest rates for the same periods was ($129,000).

Net Interest Margin. Net interest margin increased for the nine months ended September 30, 2007 from the same period in the previous year. For the nine months ended September 30, 2007, net interest margin rose to 3.10% from 3.08% for the comparable period in the prior year. Yields on interest-earning assets rose by 44 basis points to 6.90% for the first nine months of 2007 from 6.46% in the first nine months of 2006 while the cost of interest-bearing liabilities rose by 56 basis points to 4.24% for the first nine months of 2007 from 3.68% in the first nine months of 2006. Loan yields rose as a result of significant loan growth and higher loan rates on new loans.

Increases in total net interest income for the nine months ended September 30, 2007 from the nine months ended September 30, 2006 can be attributed primarily to growth in net earning assets as $649,000 of net interest income growth was the result of growth in average volumes and a decline of $129,000 is attributable to changes in average rates. An increase in deposit and borrowing rates offset all of the improvements in rates on earning assets. Increases in deposit and borrowing average balances increased interest costs by $583,000 and increases in interest bearing liability rates raised interest expense by $1,184,000 for the nine months ended September 30, 2007 from the nine months ended September 30, 2006.

Non-Interest Income. Non-interest income totals for the nine month period ended September 30, 2007 decreased $1,301,000 to ($422,000) from $879,000 for the same period in the prior year. The net loss from other than temporary impairment associated with our portfolio restructuring was $1,524,000. Fee income increased due to growth of loan and deposit accounts. For the nine months ended September 30, 2007, service charges, fees and other income of $946,000 consisted primarily of deposit service charges and other deposit fees of $471,000, merchant card services income of $72,000, debit card interchange income of $78,000, Business Manager/Med Cash receivables funding fees of $323,000. BOLI income for this period was $287,000. Losses on sales of securities and other assets were $131,000. For the nine months ended September 30, 2006, service charges, fees and other income of $691,000 consisted primarily of deposit service charges, fees, and other income of $197,000, merchant card services income of $73,000, debit card interchange income of $52,000, residential mortgage origination income of $36,000, loan fees of $39,000, and Business Manager/Med Cash receivables funding fees of $293,000. BOLI income for this period was $197,000. Losses on sales of securities and other assets were $8,000

Non-Interest Expense. For the nine months ended September 30, 2007 and September 30, 2006 non-interest expense was $8,265,000 and $6,583,000, respectively. For the nine months ended September 30, 2007 and September 30, 2006 compensation and benefit expense was $4,455,000 and $3,732,000, respectively. The increase of $723,000 in this category is attributable to increased salary expense due to expanding staffing requirements resulting from our growth and merit increases in salaries. Occupancy and equipment expenses also increased due to the growth in existing areas of the Bank. For the nine months ended September 30, 2007 and September 30, 2006 occupancy expense was $1,198,000 and $1,006,000, respectively. Data processing increased from $380,000 for the first nine months of 2006 to $500,000 for the first nine months of 2007. Professional services increased by $563,000 from $426,000 for the nine month period ended September 30, 2006 to $989,000 for the nine month period ended September 30, 2007. This increase is primarily attributable to merger related expense, increased accounting fees from the adoption and subsequent recession of FAS 157/FAS 159 in the first quarter, retaining Sheshunoff Management Services, L.P. to review bank operations, annual increases in accounting and audit fees due to growth in the Bank, additional processing costs associated with deposit account growth and increased computer management expense associated with network protection and management. Investor relations expense represents the costs associated with being listed on the NASDAQ Small Cap Market increased from $72,000 for the nine month period ended September 30, 2006 to $90,000 for the nine month period ended September 30, 2007. Other operating expenses increased by $101,000.

Summary Selected Pro Forma Condensed Consolidated Financial Data

The following table shows selected unaudited financial information on a pro forma condensed consolidated basis giving effect to the merger and the stock offering, assuming the offering is completed at the maximum, as adjusted of the offering range based on the assumptions set forth below. The pro forma unaudited condensed consolidated financial data gives effect to the merger, using the purchase method of accounting as required by accounting principles generally accepted in the United States of America. The pro forma unaudited condensed consolidated financial data give effect to the merger as if the merger had become effective at the end of the periods presented, in the case of balance sheet information, and at the beginning of the periods presented, in the case of income statement information.

We anticipate that the merger will provide the combined company with financial benefits and the opportunity to increase revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined as of the dates and during the periods presented.

You should read this summary pro forma information in conjunction with the information under “Pro Forma Data” beginning on page      of the prospectus.

	At or For the Six Months Ended June 30, 2007	At or For the Year Ended December 31, 2006
	(In thousands)
Pro Forma Combined Financial Condition Data:
Total assets	$1,165,523	$1,158,544
Cash and cash equivalents	72,855	65,668
Investment securities available-for-sale	159,604	157,819
Investment securities held-to-maturity	43,196	72,236
Loans receivable, net	741,698	717,051
Intangible assets	56,169	55,017
Deposits	791,722	746,246
Federal Home Loan Bank advances	145,548	187,029
Shareholders’ equity	220,320	218,138
Pro Forma Combined Operating Data:
Interest income	$33,262	$62,232
Interest expense	(16,582)	(29,587)

Net interest income	16,680	32,645
Provision for loan losses	(578)	(760)

Net interest income after provision for loan losses	16,102	31,885
Non-interest income	1,144	5,635
Non-interest expense	(16,011)	(30,166)

Income before income taxes	1,235	7,354
Income tax expense	(334)	(2,127)

Net income	$702	$5,227

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering and the merger. Payments for shares made through withdrawals from deposit accounts at Cape Savings Bank will reduce Cape Savings Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Maximum, as adjusted of Offering Range (1)
	7,820,000 Shares at $10.00 Per Share	Percent of Net Proceeds	9,200,000 Shares at $10.00 Per Share	Percent of Net Proceeds	10,580,000 Shares at $10.00 Per Share	Percent of Net Proceeds	12,167,000 Shares at $10.00 Per Share	Percent of Net Proceeds
	(Dollars in thousands)
Gross offering proceeds	$78,200		$92,000		$105,800		$121,670
Less: offering expenses	(2,527)		(2,653)		(2,780)		(2,925)

Net offering proceeds	75,673	100.00%	89,347	100.00%	103,020	100.00%	118,745	100.00%
Less:
Proceeds contributed to Cape Savings Bank	(12,477)	(16.49)	(19,314)	(21.62)	(26,150)	(25.38)	(34,012)	(28.64)
Proceeds used for loan to employee stock ownership plan	(10,645)	(14.07)	(11,827)	(13.24)	(13,008)	(12.63)	(14,366)	(12.10)
Proceeds contributed to The CapeBank Charitable Foundation	(782)	(1.03)	(920)	(1.03)	(1,058)	(1.03)	(1,217)	(1.02)
Cash portion of merger consideration	(50,720)	(67.03)	(50,720)	(56.77)	(50,720)	(49.23)	(50,720)	(42.71)

Proceeds remaining for Cape Bancorp	$1,049	1.39%	$6,566	7.35%	$12,084	11.73%	$18,430	15.52%

(1)

As adjusted to give effect to an increase in the number of shares of common stock outstanding after the stock offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the stock offering.

The net offering proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Cape Savings Bank’s deposits.

Initially, Cape Bancorp intends to invest the net offering proceeds not used to acquire Boardwalk Bancorp in short-term liquid investments.

We are undertaking the offering at this time in order to increase our capital and have the capital resources available to expand our business. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cape Bancorp—Business Strategy.” The offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to expand our branch network and expand the products and services we offer to our customers.

Cape Bancorp may use the proceeds it retains from the offering:

•	to finance the purchase of shares of common stock in the offering by the employee stock ownership plan;

•	to invest in securities;

•	to deposit funds in Cape Savings Bank;

•	to repurchase its shares of common stock;

•	to pay dividends to our stockholders;

•

to finance acquisitions of financial institutions or branches and other financial services businesses, although there are no specific plans to do so at this time, other than our acquisition of Boardwalk Bancorp; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations as applied by the Federal Deposit Insurance Corporation, we may not repurchase shares of our common stock during the first year following the offering, except when extraordinary circumstances exist and with prior regulatory approval. The loan that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

Cape Savings Bank intends to contribute up to $1.2 million in cash to The CapeBank Charitable Foundation, and invest the remaining proceeds it receives from the offering initially in short-term, liquid investments. Over time, Cape Savings Bank may use the proceeds that it receives from the stock offering as follows:

•	to fund new loans, with an emphasis on commercial mortgage loans;

•	to support new products and services;

•

to expand its retail banking franchise by establishing de novo branches, by acquiring existing branches, or by acquiring other financial institutions or other financial services companies, although we have no specific plans to do so at this time other than the acquisition of Boardwalk Bancorp;

•	to invest in securities; and

•	for general corporate purposes.

The use of the proceeds outlined above may change, based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. We expect our return on equity to decrease as compared to our performance in recent years until we are able to utilize effectively the additional capital raised in the stock offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to remain below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to this Offering—Our return on equity initially will be lowed compared to other publicly traded financial institutions.”

Except as described above, neither Cape Bancorp nor Cape Savings Bank has any specific plans for the investment of the proceeds of this offering, and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Stock Offering—Reasons for the Offering.”

Our Dividend Policy

We have not yet determined whether we will pay a dividend on the common stock. After the offering, our Board of Directors will consider a policy of paying regular cash dividends. The Board of Directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the Board of Directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Cape Savings Bank to us discussed below will also be considered. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

Cape Bancorp will be subject to Maryland law relating to its ability to pay dividends to its shareholders. Cape Bancorp will not be subject to Office of Thrift Supervision, Federal Deposit Insurance Corporation or New Jersey Department of Banking and Insurance regulatory restrictions on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from Cape Savings Bank because we initially will have no source of income other than dividends from Cape Savings Bank, earnings from the investment of the net proceeds from the offering that we retain, and interest payments received on our loan to the employee stock ownership plan. We expect that Cape Bancorp will retain approximately $12.1 million from the net proceeds raised in the offering at the maximum of the offering range based upon our estimate of offering and merger-related expenses and other assumptions described in “Pro Forma Data.” Federal and New Jersey banking regulations limit dividends and other distributions from Cape Savings Bank to us. In addition, Cape Bancorp may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Bank Regulation.”

Any payment of dividends by Cape Savings Bank to us that would be deemed to be drawn out of Cape Savings Bank’s bad debt reserves would require Cape Savings Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation.” We do not contemplate any distribution by Cape Savings Bank that would result in this type of tax liability.

Market for Common Stock of Cape Bancorp

We have not previously issued common stock and there is currently no established market for the common stock. Upon completion of the offering, we expect that our shares of common stock will be listed on the Nasdaq Global Select Market under the symbol “CBNJ.” Stifel, Nicolaus & Company, Incorporated intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of Cape Savings Bank and Boardwalk Bancorp at June 30, 2007 and the capitalization of Cape Bancorp after giving effect to the offering proceeds and the merger (referred to as “pro forma” information). The table depicts adjustments to capitalization resulting first from the offering and then from the merger only at the minimum of the offering range and then depicts Cape Bancorp’s capitalization following the offering and merger at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range. The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed stock-based incentive plans. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 7,820,000 shares to complete the offering.

	Cape Savings Bank	Offering Adjustments: 7,820,000 Shares at Minimum of Offering Range	Cape Bancorp Post- offering	Boardwalk Bancorp	Merger Adjustments	Pro Forma Capitalization Based Upon the Sale of (1)
						7,820,000 Shares at $10.00 per share (2)	9,200,000 Shares at $10.00 per share (2)	10,580,000 Shares at $10.00 per share (2)	12,167,000 Shares at $10.00 per share (2)
	(In thousands)
Deposits (3)	$472,331	$—	$472,331	$318,927	$464	$791,722	$791,722	$791,722	$791,722
Borrowings	65,000	—	65,000	83,580	(3,032)	145,548	145,548	145,548	145,548

Total deposits and borrowed funds	537,331	—	537,331	402,507	(2,568)	937,270	937,270	937,270	937,270

Stockholders’ equity:
Preferred stock	—	—	—	—	—	—	—	—	—
Common stock (4)	—	84	84	21,566	(21,517)	133	148	163	179
Additional paid-in capital	—	81,063	81,063	25,635	23,710	130,408	145,033	159,657	176,477
Retained earnings (5)	71,160	—	71,160	4,589	(4,589)	71,160	71,160	71,160	71,160
Accumulated other comprehensive income	(101)	—	(101)	(1,076)	1,076	(101)	(101)	(101)	(101)
Treasury shares	—	—	—	(313)	313	—	—	—	—
Less: Contribution to foundation	—	(3,757)	(3,757)	—	—	(3,757)	(4,420)	(5,083)	(5,846)
Less: Common stock acquired by employee stock ownership plan (6)	—	(10,645)	(10,645)	—	—	(10,645)	(11,827)	(13,008)	(14,366)
Less: Common stock acquired by stock-based incentive plan (7)	—	(5,323)	(5,323)	—	—	(5,323)	(5,913)	(6,504)	(7,183)

Total stockholders’ equity	$71,059	$61,422	$132,481	$50,401	$(1,007)	$181,875	$194,080	$206,284	$220,320

(1)

For a discussion of the assumptions used in calculating the expenses of the offering, see “Pro Forma Data.” Shares issued and outstanding total 13,306,824, 14,783,424, 16,260,024 and 17,958,114, respectively, at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range including shares sold in the offering, shares contributed to The CapeBank Charitable Foundation and issued to Boardwalk Bancorp shareholders.

(2)	Reflects the issuance of 4,939,424 shares to Boardwalk Bancorp shareholders in the merger.

(3)

Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.

(4)	Reflects total shares issued, including shares sold in the offering, shares to be issued in the merger and shares contributed to The CapeBank Charitable Foundation.

(5)	Pro forma adjustment to retained earnings includes the after-tax expense of the cash and shares contributed to The CapeBank Charitable Foundation.

(6)

Assumes that 8.0% of the shares of common stock issued in the stock offering and contributed to The CapeBank Charitable Foundation will be acquired by the employee stock ownership plan in the offering with funds borrowed from Cape Bancorp. Under accounting principles generally accepted in the United States, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with a related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from Cape Bancorp, the borrowing will be eliminated in consolidation and no liability, interest income or interest expense will be reflected in the consolidated financial statements of Cape Bancorp. See “Management of Cape Bancorp—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan and Trust.”

(7)

Assumes the purchase in the open market, at $10.00 per share, for restricted stock awards under the proposed stock-based incentive plan, of a number of shares equal to 4.0% of the outstanding shares of common stock (including shares contributed to The CapeBank Charitable Foundation and shares to be issued in the merger). The shares are reflected as a reduction of shareholders’ equity. We may award shares of common stock under one or more stock-based benefit plans in excess of 4.0% of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. Accordingly, we may increase the awards beyond the amounts reflected in this table. See “Risk Related to This Offering,” “Pro Forma Data” and “Management of Cape Bancorp—Stock Benefit Plans—Stock-Based Benefit Plans.”

Regulatory Capital Compliance

At June 30, 2007, Cape Savings Bank exceeded all regulatory capital requirements. The following table presents Cape Savings Bank’s regulatory capital position relative to regulatory capital requirements at June 30, 2007, on a historical and a pro forma basis, assuming completion of the merger with Boardwalk Bancorp and completion of the offering. The table reflects receipt by Cape Savings Bank of 50% of the net proceeds of the offering after funding the expenses and cash costs of the merger with Boardwalk Bancorp. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan (8.0% of the shares issued in the offering, including shares issued to Boardwalk Bancorp shareholders in the merger and shares contributed to The CapeBank Charitable Foundation) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” For a discussion of the capital standards applicable to Cape Savings Bank and Boardwalk Bank, see “Regulation and Supervision—Bank Regulation.”

			Pro Forma (giving effect to the offering and merger) at June 30, 2007
	Cape Savings Bank Historical at June 30, 2007		Minimum of Offering Range 7,820,000 Shares at $10.00 Per Share (2)		Midpoint of Offering Range 9,200,000 Shares At $10.00 Per Share (2)		Maximum of Offering Range 10,580,000 Shares at $10.00 Per Share (2)		Adjusted Maximum of Offering Range 12,167,000 Shares at $10.00 Per Share (2)
	Amount	Percent of Assets (1)	Amount (4)	Percent of Assets (2)	Amount (4)	Percent of Assets (2)	Amount (4)	Percent of Assets (2)	Amount (4)	Percent of Assets (2)
	(Dollars in thousands)
Capital under generally accepted accounting principles	$71,059	11.66%	$161,843	15.25%	$167,498	15.68%	$173,154	16.11%	$179,658	16.59%

Tier I Leverage Capital:
Actual	$68,834	11.29%	$103,449	9.75%	$109,104	10.21%	$114,760	10.68%	$121,264	11.20%
Requirement	30,478	5.00	53,065	5.00	53,406	5.00	53,748	5.00	54,141	5.00

Excess	$38,356	6.29%	$50,384	4.75%	$55,698	5.21%	$61,012	5.68%	$67,123	6.20%

Tier I Risk-Based Capital:
Actual	$68,834	17.00%	$103,449	13.01%	$109,104	13.70%	$114,760	14.39%	$121,264	15.17%
Requirement	24,291	6.00	47,702	6.00	47,784	6.00	47,866	6.00	47,961	6.00

Excess	$44,543	11.00%	$55,747	7.01%	$61,320	7.70%	$66,894	8.39%	$73,303	9.17%

Total Risk-Based Capital:
Total risk-based capital	$72,823	17.99%	$111,138	13.98%	$116,793	14.67%	$122,449	15.35%	$128,953	16.13%
Requirement (3)	40,485	10.00	79,504	10.00	79,641	10.00	79,777	10.00	79,935	10.00

Excess	$32,339	7.99%	$31,634	3.98%	$37,153	4.67%	$42,672	5.35%	$49,019	6.13%

(1)	Shown as percent of assets under generally accepted accounting principles in the United States of America, adjusted total, or adjusted risk-weighted assets as appropriate.

(2)	Reflects the issuance of 4,939,424 shares in the merger with Boardwalk Bancorp.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

(4)	Reconciliation of capital adjustment for Cape Savings Bank.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, As Adjusted of Offering Range
		(In thousands)
Gross offering proceeds	$78,200	$92,000	$105,800	$121,670
Less: offering expenses	(2,527)	(2,653)	(2,780)	(2,925)
Less: cash to fund the merger	(50,720)	(50,720)	(50,720)	(50,720)
Less: cash contribution to the foundation	(782)	(920)	(1,058)	(1,217)
Less: loan to ESOP	(10,645)	(11,827)	(13,008)	(14,366)
Less: cash retained by holding company	(1,049)	(6,567)	(12,084)	(18,430)

Net cash infused into the Bank	12,476	19,313	26,150	34,012
Less: ESOP adjustment at Bank	(10,645)	(11,827)	(13,008)	(14,366)

Net increase in capital resulting from the offering	1,831	7,486	13,142	19,646
Net increase in capital resulting from the merger (1)	88,953	88,953	88,953	88,953

Increase in GAAP capital	90,784	96,439	102,095	108,599
Less: increase in disallowed intangible assets	(56,169)	(56,169)	(56,169)	(56,169)

Increase in Tier 1 capital	34,615	40,270	45,926	52,430
Plus: increase in allowable Tier 2 capital	3,700	3,700	3,700	3,700

Increase in risk-based capital	$38,315	$43,970	$49,626	$56,130

(1)	Includes acquired equity of $39.2 million at the Bank level and other accounting entries related to the application of purchase accounting.

Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Acquisition

The following pro forma unaudited condensed consolidated statements of financial condition and the pro forma unaudited consolidated statements of income give effect to the proposed offering and the merger with Boardwalk Bancorp, based on the assumptions set forth below. As a result, the pro forma data assumes the completion of the offering and the merger with Boardwalk Bancorp. The condensed pro forma unaudited consolidated financial statements are based, in part, on the audited consolidated financial statements of Cape Savings Bank and Boardwalk Bancorp for the year ended December 31, 2006 and the unaudited consolidated financial statements of Cape Savings Bank and Boardwalk Bancorp for the six months ended June 30, 2007. The pro forma unaudited condensed consolidated financial statements give effect to the offering at historical cost and the merger using the purchase method of accounting as required by accounting principles generally accepted in the United States of America.

The pro forma adjustments in the tables assume the issuance of 7,820,000 shares, which is the minimum of the offering range, and 12,167,000 shares, which is the maximum of the offering range, as adjusted, in the offering. Boardwalk Bancorp stockholders will receive in the merger $23.00 in cash, 2.3 shares of Cape Bancorp common stock or a combination thereof for each share of Boardwalk Bancorp, provided that 50% of the merger consideration will be in the form of Cape Bancorp common stock. For a more detailed discussion of how many shares will be issued in connection with the offering and the merger, see “Pro Forma Data—Analysis of Pro Forma Outstanding Shares of Cape Bancorp Common Stock.” The purchase price for purposes of the pro forma presentation for Boardwalk Bancorp was calculated as follows:

	June 30, 2007	December 31, 2006
	(In thousands)
Net assets acquired (not adjusted for purchase accounting)	$50,401	$51,127
Purchase accounting adjustments:
Estimated non-tax deductible merger costs	(2,050)	(2,050)
Estimated tax deductible merger costs	(4,850)	(4,850)
Loans receivable, net (1)	(3,520)	(3,520)
Deposits (1)	(464)	(464)
Borrowings (1)	3,032	3,032
Fixed assets	2,160	2,160
Investments held-to-maturity	—	(1,065)
Core deposit intangible (2)	5,066	5,066
Customer relationship intangible(3)	485	485
Tax impact of purchase accounting adjustments at 39.94%	(764)	(337)
Goodwill	50,618	49,466

Purchase price, net (4)	$100,114	$99,050

(1)

Fair value adjustments are calculated using discounted cash flow analysis using a comparison of portfolio rates to market rates as of June 30, 2007, with such adjustments applied to the June 30, 2007 balances. Fair value adjustments are amortized using the estimated lives of the respective assets and liabilities.

(2)

Core deposit intangible reflects the present value benefit to Cape Bancorp of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of Federal Home Loan Bank advances. The core deposit intangible is calculated using deposit balances and interest rates as of June 30, 2007. Costs of the acquired core deposits include interest costs, plus estimated operating expenses, less estimated non-interest income to be derived from the core deposits. Acquired core deposits are projected to decay based on assumptions promulgated by the Office of Thrift Supervision. The yield benefit for each period is discounted to present value using a weighted average cost of capital. The core deposit intangibles are amortized over the estimated lives of the core deposits using an accelerated amortization method.

(3)	Customer relationship intangible reflects the estimated customer acquisition costs saved by Cape Savings Bank by acquiring the existing customers of Boardwalk Bancorp.

(4)	The composition of the purchase price, net, at June 30, 2007 is as follows (in thousands)

Stock portion of merger consideration	$49,394
Cash portion of merger consideration	49,394
Cash cost of purchasing options	2,208
Less: tax effect of purchasing options at 39.94% tax rate	(882)

Purchase price, net	$100,114

The net proceeds are based upon the following assumptions:

•	Cape Bancorp will sell all shares of common stock offered in the subscription offering;

•

Cape Bancorp’s employee stock ownership plan will purchase, with a loan from Cape Bancorp, a number of shares equal to 8.0% of the total number of outstanding shares of Cape Bancorp, which includes shares sold in the offering, shares issued to Boardwalk Bancorp shareholders in the merger and shares contributed to The CapeBank Charitable Foundation;

•

total expenses of the offering, including fees paid to Stifel, Nicolaus & Company, Incorporated, will range from $2.5 million at the minimum of the offering range to $2.9 million at the maximum, as adjusted of the offering range;

•	7.0% of the common stock issued in the offering and cash representing 1.0% of the value of the common stock issued in the offering will be contributed to The CapeBank Charitable Foundation;

•	332,500 shares of common stock will be purchased by Cape Bancorp’s executive officers and directors, and their associates; and

•

Stifel, Nicolaus & Company, Incorporated will receive fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, contributed to The CapeBank Charitable Foundation and purchased by any of Cape Bancorp’s directors, officers or employees or members of their immediate families, and shares issued in the merger.

In addition, the expenses of the offering and the merger may vary from those estimated, and the fees paid to Stifel, Nicolaus & Company, Incorporated will vary from the amounts estimated if the amount of shares of Cape Bancorp common stock sold varies from the amounts assumed above or if a syndicated community offering becomes necessary. These items, net of income tax effects, are shown as a reduction in stockholders’ equity in the following tables, but are not shown as a reduction in net income for the periods shown in the following tables.

Pro forma net earnings has been calculated for the year ended December 31, 2006 and the six months ended June 30, 2007 as if the shares of Cape Bancorp common stock to be issued in the offering had been sold and the merger exchange shares had been issued as of the beginning of the period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Cape Bancorp common stock.

The unaudited condensed consolidated pro forma balance sheets assume the offering and merger were consummated on December 31, 2006 and June 30, 2007.

The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the offering and merger been consummated on December 31, 2006 and June 30, 2007 at the beginning of the periods presented, and is not indicative of future results. The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Cape Bancorp and Boardwalk Bancorp contained elsewhere in this prospectus.

The stockholders’ equity represents the resulting book value of the common stockholders’ ownership of Cape Bancorp and Boardwalk Bancorp computed in accordance with accounting principles generally accepted in the United States of America. Pro forma stockholders’ equity and book value are not intended to represent the fair market value of the common stock and, due to the existence of the tax bad debt reserve and intangible assets, may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

The unaudited pro forma net earnings and common stockholders’ equity derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Cape Bancorp common stock or the actual results of operations of Cape Bancorp and Boardwalk Bancorp for any period. Such pro forma data may be materially affected by the actual gross proceeds from the sale of shares of Cape Bancorp in the offering and the actual expenses incurred in connection with the offering and the merger.

Pro forma merger adjustments to net income include entries to reflect the estimated fair value adjustments on financial assets and liabilities and the amortization of identifiable intangible assets created in the acquisition. Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest income to be foregone on the cash required to fund the merger with Boardwalk Bancorp and related expenses, and other estimated expense reductions from consolidating the operations of Boardwalk Bancorp with those of Cape Bancorp.

The following table presents pro forma balance sheet information at June 30, 2007 at the minimum of the offering range assuming the issuance of 7,820,000 shares in the offering, the contribution of 547,400 shares and $782,000 of cash to The CapeBank Foundation, and the issuance of 4,939,424 shares to shareholders of Boardwalk Bancorp in the merger.

Pro Forma Unaudited Condensed Consolidated Statement of Financial Condition

June 30, 2007

	Cape Bancorp Historical	Offering Adjustments (1)		Cape Bancorp Pro Forma as Converted	Boardwalk Bancorp Historical	Merger Adjustments (2)		Cape Bancorp Pro Forma Consolidated
	(In thousands)
Assets
Cash and cash equivalents	$20,384	$58,923	(3)	$79,307	$14,112	$(57,620	) (11)	$35,799
Interest bearing-deposits in other financial Institutions	3,348	—		3,348	4,655	—		8,003
Securities available for sale	57,077	—		57,077	102,527	—		159,604
Securities held to maturity	43,196	—		43,196	—	—		43,196
Loans held for sale	1,395	—		1,395	—	—		1,395
Loans receivable, net	448,308	—		448,308	296,910	(3,520	) (12)	741,698
Premises and equipment, net	15,753	—		15,753	15,967	2,160	(13)	33,880
Federal Home Loan Bank stock, at cost	3,848	—		3,848	3,848	—		7,696
Bank owned life insurance (BOLI)	15,120	—		15,120	9,793	—		24,913
Goodwill	—	—		—	—	50,618	(14)	50,618
Core deposit intangible	—	—		—	—	5,066	(15)	5,066
Customer relationship intangible	—	—		—	—	485	(16)	485
Other	6,757	2,499	(4)	9,256	6,233	(764	) (17)	14,725

Total assets	$615,186	$61,422		$676,608	$454,045	$(3,575)		$1,127,078

Liabilities
Deposits	$472,331	$—		$472,331	$318,927	$464	(18)	$791,722
FHLB advances	65,000	—	(5)	65,000	83,580	(3,032	) (19)	145,548
Other liabilities	6,796	—		6,796	1,137	—		7,933

Total liabilities	$544,127	$—		$544,127	$403,644	$(2,568)		$945,203

Stockholders’ equity
Common stock	$—	$84	(6)	$84	$21,566	$(21,517	) (20)	$133
Additional paid-in capital	—	81,063	(7)	81,063	25,635	23,710	(21)	130,408
Treasury stock	—	—		—	(313)	313	(22)	—
Retained earnings	71,160	(3,757	) (8)	67,403	4,589	(4,589	) (22)	67,403
Accumulated other comprehensive loss	(101)	—		(101)	(1,076)	1,076	(22)	(101)
Employee stock ownership plan	—	(10,645	) (9)	(10,645)	—	—		(10,645)
Stock-based incentive plans	—	(5,323	) (10)	(5,323)	—	—		(5,323)

Total equity	$71,059	$61,422		$132,481	$50,401	$(1,007)		$181,875

Total liabilities and equity	$615,186	$61,422		$676,608	$454,045	$(3,575)		$1,127,078

(footnotes begin on following page)

(1)

Shows the effect of the mutual-to-stock conversion of Cape Savings Bank, assuming gross proceeds of $78.2 million, the minimum of the valuation range, offering expenses of $2.5 million, establishment of an ESOP and stock-based incentive plan that will acquire 8.0% and 4.0% of total pro forma shares outstanding, respectively, and a contribution of cash and common stock to The CapeBank Charitable Foundation in an amount equal to 8.0% of the shares issued in the stock offering. The ESOP will purchase its shares in the offering and possibly open market purchases. The stock-based incentive plans will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the ESOP and stock-based incentive plans are assumed at $10.00 per share.

(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Boardwalk Bancorp for a price of $23.00 per share in cash and newly issued conversion stock.

(3)	Calculated as follows:

(In thousands)
Gross proceeds of offering	$78,200
Estimated expenses	(2,527)
Contribution of cash to The CapeBank Foundation	(782)
Common stock acquired by ESOP	(10,645)
Common stock acquired by stock-based incentive plans	(5,323)

Pro forma adjustment	$58,923

(4)	Deferred tax asset recorded to reflect the $6.3 million cash and stock contribution to The CapeBank Charitable Foundation and a marginal tax rate of 39.94%.

(5)	The ESOP loan is funded internally with a loan from Cape Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of Cape Bancorp.

(6)	Par value $0.01 per share and the issuance of 7,820,000 shares in the offering and 547,400 shares contributed to The CapeBank Charitable Foundation.

(7)	Calculated as follows:

(In thousands)
Net proceeds of offering	$75,673
Contribution of stock to The CapeBank Foundation	5,474
Less: par value (Footnote 6)	(84)

Pro forma adjustment	$81,063

(8)	After tax expense of the cash and stock contribution to the foundation at a marginal tax rate of 39.94%.

(9)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.

(10)	Contra-equity account established to reflect the stock-based incentive plans.

(11)	Includes the cash portion of the merger consideration paid to shareholders of Boardwalk Bancorp, non-tax deductible transaction expenses and tax deductible transaction expenses as follows.

(In thousands)
Cash portion of merger consideration	$50,720
Non-tax deductible transaction expenses	2,050
Tax deductible transaction expenses	4,850

Total cash adjustment	$57,620

(12)

Yield adjustment that reflects the difference between portfolio yields and market rates as of June 30, 2007 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are accreted into income over the lives of the related loans.

(13)	Adjustment to reflect the estimated market values of the land and building acquired with Boardwalk Bancorp.

(Footnotes continued on following page)

(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

(In thousands, except share and per share data)
Purchase price per share	$23.00
Number of Boardwalk Bancorp shares acquired	4,295,151
Number of Boardwalk Bancorp options acquired	420,583
Average exercise price of options	$17.75
Cost of purchasing shares	$98,788
Cost of purchasing options at the difference between $23.00 and the exercise price of the options	2,208
Tax effect of purchasing options at 39.94%	(882)

Purchase price, net	100,114
Less: acquired shareholders’ equity	(50,401)
Plus: non-tax deductible transaction expenses	2,050
Plus: taxable purchase accounting adjustments:
Tax deductible transaction expenses	4,850
Yield adjustment for acquired certificate of deposits	464
Yield adjustment for acquired borrowings	(3,032)
Yield adjustment for acquired loans	3,520
Market value adjustment for fixed assets	(2,160)
Core deposit intangible	(5,066)
Customer relationship intangible	(485)
Tax effect at the marginal tax rate at 39.94%	764

Goodwill	$50,618

(15)

Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Boardwalk Bancorp core deposit base (i.e. consisting of total deposits less all time deposits), calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis over 8.7 years.

(16)

Customer relationship intangible reflects the estimated customer acquisition costs saved by Cape Savings Bank in acquiring the existing customers of Boardwalk Bancorp. The customer relationship intangible is amortized into an expense on an accelerated line basis over five years.

(17)	Deferred tax asset created as a result of purchase accounting is $764,000. See footnote 14.

(18)

Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2007 for time deposits acquired in the merger. Yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(19)

Yield adjustment to reflect the difference between portfolio costs and market rates as of June 30, 2007 for borrowings with comparable maturities. The yield adjustment is accreted into income over the lives of the related borrowings.

(20)	Adjustment to common stock is calculated as follows:

(In thousands)
Par value of common stock issued in the merger at $0.01 per share	$49
Less eliminate historical Boardwalk Bancorp par value of common stock	(21,566)

Adjustment to common stock	$(21,517)

(21)	Adjustment to paid-in capital is calculated as follows:

(In thousands)
Stock issued to Boardwalk Bancorp shareholders in the merger	$49,394
Eliminate historical Boardwalk Bancorp paid-in capital	(25,635)
Less par value of common stock issued in merger	(49)

Adjustment to paid-in capital	$23,710

(22)	Adjustment to eliminate the historical Boardwalk Bancorp capital account entries pursuant to purchase accounting.

The following table presents pro forma balance sheet information at December 31, 2006 at the minimum of the offering range assuming the issuance of 7,820,000 shares in the offering, the contribution of 547,000 shares and $782,000 of cash to The CapeBank Charitable Foundation, and the issuance of 4,932,805 shares to shareholders of Boardwalk Bancorp in the merger.

Pro Forma Unaudited Condensed Consolidated Statement of Financial Condition

December 31, 2006

	Cape Bancorp Historical	Offering Adjustments (1)		Cape Bancorp Pro Forma as Converted	Boardwalk Bancorp Historical	Merger Adjustments (2)		Cape Bancorp Pro Forma Consolidated
	(In thousands)
Assets
Cash and cash equivalents	$17,492	$58,923	(3)	$76,415	$8,819	$(56,622	)(11)	$28,612
Interest-bearing deposits in other financial institutions	3,600	—		3,600	5,052	—		8,652
Securities available for sale	62,484	—		62,484	95,335	—		157,819
Securities held to maturity	38,731	—		38,731	34,570	(1,065	)(12)	72,236
Loans held for sale	766	—		766	—	—		766
Loans receivable, net	446,378	—		446,378	274,193	(3,520	)(13)	717,051
Premises and equipment, net	13,650	—		13,650	16,186	2,160	(14)	31,996
Federal Home Loan Bank stock, at cost	5,268	—		5,268	4,385	—		9,653
Bank owned life insurance (BOLI)	14,503	—		14,503	9,601	—		24,104
Goodwill	—	—		—	—	49,466	(15)	49,466
Core deposit intangible	—	—		—	—	5,066	(16)	5,066
Customer relationship intangible	—	—		—	—	485	(17)	485
Other	6,892	2,499	(4)	9,391	5,139	(337	)(18)	14,193

Total assets	$609,764	$61,422		$671,186	$453,280	$(4,367)		$1,120,099

Liabilities
Deposits	$435,829	$—		$435,829	$309,953	$464	(19)	$746,246
FHLB advances	99,000	—	(5)	99,000	91,061	(3,032	)(20)	187,029
Other liabilities	5,992	—		5,992	1,139	—		7,131

Total liabilities	$540,821	$—		$540,821	$402,153	$(2,568)		$940,406

Stockholders’ equity
Common stock	—	84	(6)	84	21,447	(21,398	)(21)	133
Additional paid-in capital	—	81,063	(7)	81,063	25,425	23,854	(22)	130,342
Retained earnings	69,107	(3,757	)(8)	65,350	5,312	(5,312	)(23)	65,350
Accumulated other comprehensive (loss) income	(164)	—		(164)	(1,057)	1,057	(23)	(164)
Employee stock ownership plan	—	(10,645	)(9)	(10,645)	—	—		(10,645)
Stock-based incentive plans	—	(5,323	)(10)	(5,323)	—	—		(5,323)

Total equity	$68,943	$61,422		$130,365	$51,127	$(1,799)		$179,693

Total liabilities and equity	$609,764	$61,422		$671,186	$453,280	$(4,367)		$1,120,099

(footnotes begin on following page)

(1)

Shows the effect of the mutual to-stock conversion of Cape Savings Bank, assuming gross proceeds of $78.2 million, the minimum of the valuation range, offering expenses of $2.5 million, establishment of an ESOP and stock-based incentive plan that will acquire 8.0% and 4.0% of total pro forma shares outstanding, respectively, and a contribution of cash and common stock to The CapeBank Charitable Foundation in an amount equal to 8.0% of the shares issued in the stock offering. The ESOP will purchase its shares in the offering and possibly open market purchases. The stock-based incentive plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the ESOP and stock-based incentive plans are assumed at $10.00 per share.

(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Boardwalk Bancorp for a price of $23.00 per share in cash and newly issued conversion stock.

(3)	Calculated as follows:

(In thousands)
Gross proceeds of offering	$78,200
Estimated expenses	(2,527)
Contribution of cash to The CapeBank Foundation	(782)
Common stock acquired by ESOP	(10,645)
Common stock acquired by stock-based incentive plans	(5,323)

Pro forma adjustment	$58,923

(4)	Deferred tax asset recorded to reflect the $6.3 million cash and stock contribution to The CapeBank Foundation and a marginal effective tax rate of 39.94%.

(5)	The ESOP loan is funded internally with a loan from Cape Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of Cape Bancorp.

(6)	Par value $0.01 per share and the issuance of 7,820,000 shares in the offering and 547,400 shares contributed to The CapeBank Foundation.

(7)	Calculated as follows:

(In thousands)
Net proceeds of offering	$75,673
Contribution of stock to The CapeBank Charitable Foundation	5,474
Less: par value (Footnote 6)	(84)

Pro forma adjustment	$81,063

(8)	After-tax expense of the cash and stock contribution to the foundation at a marginal tax rate of 39.94%.

(9)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.

(10)	Contra-equity account established to reflect the stock-based incentive plans.

(11)	Includes the cash portion of the merger consideration paid to shareholders of Boardwalk Bancorp, non-tax deductible transaction expenses and tax deductible transaction expenses as follows.

(In thousands)
Cash portion of merger consideration	$49,722
Non-tax deductible transaction expenses	2,050
Tax deductible transaction expenses	4,850

Total cash adjustment	$56,622

(12)	Market value adjustment to investment securities held-to-maturity.

(13)

Yield adjustment that reflects the difference between portfolio yields and market rates as of June 30, 2007 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are accreted into income over the lives of the related loans.

(14)	Adjustment to reflect the estimated market values of the land and building acquired with Boardwalk Bancorp.

(footnotes continue on following page))

(15)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

(In thousands, except share and per share data)
Purchase price per share	$23.00
Number of Boardwalk Bancorp shares acquired	4,289,395
Number of Boardwalk Bancorp options acquired	41,900
Average exercise price of options	$7.35
Cost of purchasing shares	$98,656
Cost of purchasing options at the difference between $23.00 and the exercise price of the options	656
Tax effect of purchasing options at 39.94%	(262)

Purchase price, net	99,050
Less: acquired shareholders’ equity	(51,127)
Plus: non-tax deductible transaction expenses	2,050
Plus: taxable purchase accounting adjustments:
Tax deductible transaction expenses	4,850
Yield adjustment for acquired certificate of deposits	464
Yield adjustment for acquired borrowings	(3,032)
Yield adjustment for acquired loans	3,520
Market value adjustment for fixed assets	(2,160)
Market value adjustment for HTM investment securities	1,065
Core deposit intangible	(5,066)
Customer relationship intangible	(485)
Tax effect at the marginal tax rate at 39.94%	337

Goodwill	$49,466

(16)

Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Boardwalk Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis over 8.7 years.

(17)

Customer relationship intangible reflects the estimated customer acquisition costs saved by Cape Savings Bank in acquiring the existing customers of Boardwalk Bancorp. The customer relationship intangible is amortized into expense on an accelerated line basis over five years.

(18)	Deferred tax asset created as a result of purchase accounting is $337,000. See footnote 15.

(19)

Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2007 for time deposits acquired in the merger. Yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(20)

Yield adjustment to reflect the difference between portfolio costs and market rates as of June 30, 2007 for borrowings with comparable maturities. The yield adjustment is accreted into income over the lives of the related borrowings.

(21)	Adjustment to common stock is calculated as follows:

(In thousands)
Par value of common stock issued in the merger at $0.01 per share	$49
Eliminate historical Boardwalk Bancorp par value of common stock	(21,447)

Adjustment to common stock	$(21,398)

(22)	Adjustment to paid-in capital is calculated as follows:

Stock issued to Boardwalk Bancorp shareholders in the merger	$49,328
Less eliminate historical Boardwalk Bancorp paid-in capital	(25,425)
Less par value of common stock issued in merger	(49)

Adjustment to paid-in capital	$23,854

(23)	Adjustment to eliminate the historical Boardwalk Bancorp capital account entries pursuant to purchase accounting.

The following table presents pro forma balance sheet information at June 30, 2007 at the maximum, as adjusted of the offering range assuming the issuance of 12,167,000 shares in the offering, the contribution of 851,690 shares and $1.2 million of cash to The CapeBank Charitable Foundation, and the issuance of 4,939,424 shares to shareholders of Boardwalk Bancorp in the merger.

Pro Forma Unaudited Condensed Consolidated Statement of Financial Condition

June 30, 2007

	Cape Bancorp Historical	Offering Adjustments (1)		Cape Bancorp Pro Forma as Converted	Boardwalk Bancorp Historical	Merger Adjustments (2)		Cape Bancorp Pro Forma Consolidated
	(In thousands)
Assets
Cash and cash equivalents	$20,384	$95,979	(3)	$116,363	$14,112	$(57,620	)(11)	$72,855
Interest-bearing deposits in other financial institutions	3,348	—		3,348	4,655	—		8,003
Securities available for sale	57,077	—		57,077	102,527	—		159,604
Securities held to maturity	43,196	—		43,196	—	—		43,196
Loans held for sale	1,395	—		1,395	—	—		1,395
Loans receivable, net	448,308	—		448,308	296,910	(3,520	)(12)	741,698
Premises and equipment, net	15,753	—		15,753	15,967	2,160	(13)	33,880
Federal Home Loan Bank stock, at cost	3,848	—		3,848	3,848	—		7,696
Bank owned life insurance (BOLI)	15,120	—		15,120	9,793	—		24,913
Goodwill	—	—		—	—	50,618	(14)	50,618
Core deposit intangible	—	—		—	—	5,066	(15)	5,066
Customer relationship intangible	—	—		—	—	485	(16)	485
Other	6,757	3,888	(4)	10,645	6,233	(764	)(17)	16,114

Total assets	$615,186	$99,867		$715,053	$454,045	$(3,575)		$1,165,523

Liabilities
Deposits	$472,331	$—		$472,331	$318,927	$464	(18)	$791,722
FHLB advances	65,000	—	(5)	65,000	83,580	(3,032	)(19)	145,548
Other liabilities	6,796	—		6,796	1,137	—		7,933

Total liabilities	$544,127	$—		$544,127	$403,644	$(2,568)		$945,203

Stockholders’ equity
Common stock	$—	$130	(6)	$130	$21,566	$(21,517	)(20)	$179
Additional paid-in capital	—	127,132	(7)	127,132	25,635	23,710	(21)	176,477
Treasury stock	—	—		—	(313)	313	(22)	—
Retained earnings	71,160	(5,846	)(8)	65,314	4,589	(4,589	)(23)	65,314
Accumulated other comprehensive loss	(101)	—		(101)	(1,076)	1,076	(24)	(101)
Employee stock ownership plan	—	(14,366	)(9)	(14,366)	—	—		(14,366)
Stock-based incentive plans	—	(7,183	)(10)	(7,183)	—	—		(7,183)

Total equity	$71,059	$99,867		$170,926	$50,401	$(1,007)		$220,320

Total liabilities and equity	$615,186	$99,867		$715,053	$454,045	$(3,575)		$1,165,523

(footnotes begin on following page)

(1)

Shows the effect of the mutual-to-stock conversion of Cape Savings Bank, assuming gross proceeds of $121.7 million, the maximum, as adjusted of the valuation range, offering expenses of $2.9 million, establishment of an ESOP and stock-based incentive plan that will acquire 8.0% and 4.0% of total pro forma shares outstanding, respectively, and a contribution of cash and common stock to The CapeBank Foundation in an amount equal to 8.0% of the shares issued in the stock offering. The ESOP will purchase its shares in the offering and possibly open market purchases. The stock-based incentive plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the ESOP and stock-based incentive plans are assumed at $10.00 per share.

(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Boardwalk Bancorp for a price of $23.00 per share in cash and newly issued conversion stock.

(3)	Calculated as follows:

(In thousands)
Gross proceeds of offering	$121,670
Estimated expenses	(2,925)
Contribution of cash to The CapeBank Foundation	(1,217)
Common stock acquired by ESOP	(14,366)
Common stock acquired by stock-based incentive plans	(7,183)

Pro forma adjustment	$95,979

(4)	Deferred tax asset recorded to reflect the $9.7 million cash and stock contribution to The CapeBank Charitable Foundation and a marginal tax rate of 39.94%.

(5)	The ESOP loan is funded internally with a loan from Cape Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of Cape Bancorp.

(6)	Par value $0.01 per share and the issuance of 12,167,000 shares in the offering and 851,690 shares contributed to The CapeBank Charitable Foundation.

(7)	Calculated as follows:

(In thousands)
Net proceeds of offering	$118,745
Contribution of stock to The CapeBank Charitable Foundation	8,517
Less: par value (Footnote 6)	(130)

Pro forma adjustment	$127,132

(8)	After tax expense of the cash and stock contribution to the foundation at a marginal tax rate of 39.94%.

(9)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.

(10)	Contra-equity account established to reflect the stock-based incentive plans.

(11)	Includes the cash portion of the merger consideration paid to shareholders of Boardwalk Bancorp, non-tax deductible transaction expenses and tax deductible transaction expenses as follows.

(In thousands)
Cash portion of merger consideration	$50,720
Non-tax deductible transaction expenses	2,050
Tax deductible transaction expenses	4,850

Total cash adjustment	$57,620

(12)

Yield adjustment that reflects the difference between portfolio yields and market rates as of June 30, 2007 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are accreted into income over the lives of the related loans.

(13)	Adjustment to reflect the estimated market values of the land and building acquired with Boardwalk Bancorp.

(footnotes continue on following page)

(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

(In thousands, except share and per share data)
Purchase price per share	$23.00
Number of Boardwalk Bancorp shares acquired	4,295,151
Number of Boardwalk Bancorp options acquired	420,583
Average exercise price of options	$17.75
Cost of purchasing shares	98,788
Cost of purchasing options at the difference between $23.00 and the exercise price of the options	2,208
Tax effect of purchasing options at 39.94%	(882)

Purchase price, net	$100,114
Less: acquired shareholders’ equity	(50,401)
Plus: non-tax deductible transaction expenses	2,050
Plus: taxable purchase accounting adjustments:
Tax deductible transaction expenses	4,850
Yield adjustment for acquired CDs	464
Yield adjustment for acquired borrowings	(3,032)
Yield adjustment for acquired loans	3,520
Market value adjustment for fixed assets	(2,160)
Core deposit intangible	$(5,066)
Customer relationship intangible	(485)
Tax effect at the marginal tax rate at 39.94%	764

Goodwill	$50,618

(15)

Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Boardwalk Bancorp core deposit base, (i.e. consisting of total deposits less all time deposits), calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis over 8.7 years.

(16)

Customer relationship intangible reflects the estimated customer acquisition costs saved by Cape Savings Bank in acquiring the existing customers of Boardwalk Bancorp. The customer relationship intangible is amortized into expense on an accelerated line basis over five years.

(17)	Deferred tax asset created as a result of purchase accounting is $764,000. See footnote 14.

(18)

Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2007 for time deposits acquired in the merger. Yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(19)

Yield adjustment to reflect the difference between portfolio costs and market rates as of June 30, 2007 for borrowings with comparable maturities. The yield adjustment is accreted into income over the lives of the related borrowings.

(20)	Adjustment to common stock is calculated as follows:

(In thousands)
Par value of common stock issued in the merger at $0.01 per share	$49
Eliminate historical Boardwalk Bancorp par value of common stock	(21,566)

Adjustment to common stock	$(21,517)

(21)	Adjustment to paid-in capital is calculated as follows:

(In thousands)
Stock issued to Boardwalk Bancorp shareholders in the merger	$49,394
Eliminate historical Boardwalk Bancorp paid-in capital	(25,635)
Less par value of common stock issued in merger	(49)

Adjustment to paid-in capital	$23,710

(22)	Adjustment to eliminate the historical Boardwalk Bancorp capital account entries pursuant to purchase accounting.

The following table presents pro forma balance sheet information at December 31, 2006 at the maximum, as adjusted of the offering range assuming the issuance of 12,167,000 shares in the offering, the contribution of 851,690 shares and $1.2 million of cash to The CapeBank Charitable Foundation, and the issuance of 4,932,805 shares to shareholders of Boardwalk Bancorp in the merger.

Pro Forma Unaudited Condensed Consolidated Statement of Financial Condition

December 31, 2006

	Cape Bancorp Historical	Offering Adjustments (1)		Cape Bancorp Pro Forma as Converted	Boardwalk Bancorp Historical	Merger Adjustments (2)		Cape Bancorp Pro Forma Consolidated
	(In thousands)
Assets
Cash and cash equivalents	$17,492	$95,979	(3)	$113,471	$8,819	$(56,622	)(11)	$65,668
Interest-bearing deposits in other financial institutions	3,600	—		3,600	5,052	—		8,652
Securities available for sale	62,484	—		62,484	95,335	—		157,819
Securities held to maturity	38,731	—		38,731	34,570	(1,065	)(12)	72,236
Loans held for sale	766	—		766	—	—		766
Loans receivable, net	446,378	—		446,378	274,193	(3,520	)(13)	717,051
Premises and equipment, net	13,650	—		13,650	16,186	2,160	(14)	31,996
Federal Home Loan Bank stock, at cost	5,268	—		5,268	4,385	—		9,653
Bank owned life insurance (BOLI)	14,503	—		14,503	9,601	—		24,104
Goodwill	—	—		—	—	49,466	(15)	49,466
Core deposit intangible	—	—		—	—	5,066	(16)	5,066
Customer relationship intangible	—	—		—	—	485	(17)	485
Other	6,892	3,888	(4)	10,780	5,139	(337	)(18)	15,582

Total assets	$609,764	$99,867		$709,631	$453,280	$(4,367)		$1,158,544

Liabilities
Deposits	$435,829	$—		$435,829	$309,953	$464	(19)	$746,246
FHLB advances	99,000	—	(5)	99,000	91,061	(3,032	)(20)	187,029
Other liabilities	5,992	—		5,992	1,139	—		7,131

Total liabilities	$540,821	$—		$540,821	$402,153	$(2,568)		$940,406

Stockholders’ equity
Common stock	$—	$130	(6)	$130	$21,447	$(21,398	)(21)	$179
Additional paid-in capital	—	127,132	(7)	127,132	25,425	23,854	(22)	176,411
Retained earnings	69,107	(5,846	)(8)	63,261	5,312	(5,312	)(23)	63,261
Accumulated other comprehensive (loss) income	(164)	—		(164)	(1,057)	1,057	(23)	(164)
Employee stock ownership plan	—	(14,366	)(9)	(14,366)	—	—		(14,366)
Stock-based incentive plans	—	(7,183	)(10)	(7,183)	—	—		(7,183)

Total equity	$68,943	$99,867		$168,810	$51,127	$(1,799)		$218,138

Total liabilities and equity	$609,764	$99,867		$709,631	$453,280	$(4,367)		$1,158,544

(footnotes begin on following page)

(1)

Shows the effect of the mutual-to-stock conversion of Cape Savings Bank, assuming gross proceeds of $121.7 million, the maximum, as adjusted of the valuation range, offering expenses of $2.9 million, establishment of an ESOP and stock-based incentive plan that will acquire 8.0% and 4.0% of total pro forma shares outstanding, respectively, and a contribution of cash and common stock to The CapeBank Foundation in an amount equal to 8.0% of the shares issued in the stock offering. The ESOP will purchase its shares in the offering and possibly open market purchases. The stock-based incentive plans will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the ESOP and stock-based incentive plans are assumed at $10.00 per share.

(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Boardwalk Bancorp for a price of $23.00 per share in cash and newly issued conversion stock.

(3)	Calculated as follows:

(In thousands)
Gross proceeds of offering	$121,670
Estimated expenses	(2,925)
Contribution of cash to The CapeBank Foundation	(1,217)
Common stock acquired by ESOP	(14,366)
Common stock acquired by stock-based incentive plans	(7,183)

Pro forma adjustment	$95,979

(4)	Deferred tax asset recorded to reflect the $9.7 million cash and stock contribution to The CapeBank Charitable Foundation and a marginal effective tax rate of 39.94%.

(5)	The ESOP loan is funded internally with a loan from Cape Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of Cape Bancorp.

(6)	Par value $0.01 per share and the issuance of 12,167,000 shares in the offering and 851,690 shares contributed to The CapeBank Charitable Foundation.

(7)	Calculated as follows:

(In thousands)
Net proceeds of offering	$118,745
Contribution of stock to The CapeBank Charitable Foundation	8,517
Less: par value (Footnote 6)	(130)

Pro forma adjustment	$127,132

(8)	After-tax expense of the cash and stock contribution to the foundation and a marginal tax rate of 39.94%.

(9)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.

(10)	Contra-equity account established to reflect the stock-based incentive plans.

(11)	Includes the cash portion of the merger consideration paid to shareholders of Boardwalk Bancorp, non-tax deductible transaction expenses and tax deductible transaction expenses as follows.

(In thousands)
Cash portion of merger consideration	$49,722
Non-tax deductible transaction expenses	2,050
Tax deductible transaction expenses	4,850

Total cash adjustment	$56,622

(12)	Market value adjustment to investment securities held-to-maturity.

(13)

Yield adjustment that reflects the difference between portfolio yields and market rates as of June 30, 2007 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are accreted into income over the lives of the related loans.

(14)	Adjustment to reflect the estimated market values of the land and building acquired with Boardwalk Bancorp.

(footnotes continue on following page)

(15)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

(In thousands, except share data)
Purchase price per share	$23.00
Number of Boardwalk Bancorp shares acquired	4,289,395
Number of Boardwalk Bancorp options acquired	41,900
Average exercise price of options	$7.35
Cost of purchasing shares	98,656
Cost of purchasing options at the difference between $23.00 and the exercise price of the options	656
Tax effect of purchasing options at 39.94%	(262)

Purchase price, net	99,050
Less: acquired shareholders’ equity	(51,127)
Plus: non-tax deductible transaction expenses	2,050
Plus: taxable purchase accounting adjustments:
Tax deductible transaction expenses	4,850
Yield adjustment for acquired certificate of deposits	464
Yield adjustment for acquired borrowings	(3,032)
Yield adjustment for acquired loans	3,520
Market value adjustment for fixed assets	(2,160)
Market value adjustment for HTM investment securities	1,065
Core deposit intangible	(5,066)
Customer relationship intangible	(485)
Tax effect at the marginal tax rate at 39.94%	337

Goodwill	$49,466

(16)

Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Boardwalk Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis over 8.7 years.

(17)

Customer relationship intangible reflects the estimated customer acquisition costs saved by Cape Savings Bank in acquiring the existing customers of Boardwalk Bancorp. The customer relationship intangible is amortized into expense on an accelerated line basis over five years.

(18)	Deferred tax asset created as a result of purchase accounting is $337,000. See footnote 15.

(19)

Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2007 for time deposits acquired in the merger. Yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(20)

Yield adjustment to reflect the difference between portfolio costs and market rates as of June 30, 2007 for borrowings with comparable maturities. The yield adjustment is accreted into income over the lives of the related borrowings.

(21)	Adjustment to common stock is calculated as follows:

(In thousands)
Par value of common stock issued in the merger at $0.01 per share	$49
Eliminate historical Boardwalk Bancorp par value of common stock	(21,447)

Adjustment to common stock	$(21,398)

(22)	Adjustment to paid-in capital is calculated as follows:

Stock issued to Boardwalk Bancorp shareholders in the merger	$49,328
Eliminate historical Boardwalk Bancorp paid-in capital	(25,425)
Less par value of common stock issued in merger	(49)

Adjustment to paid-in capital	$23,854

(23)	Adjustment to eliminate the historical Boardwalk Bancorp capital account entries pursuant to purchase accounting.

The following table presents pro forma income statement information for the six months ended June 30, 2007, at the minimum of the offering range, including 7,820,000 shares issued in the offering, 547,400 shares and $782,000 of cash contributed to The CapeBank Charitable Foundation and 4,939,424 shares issued to shareholders of Boardwalk Bancorp in the merger.

Pro Forma Unaudited Condensed Consolidated

Statement of Income

For the Six Months Ended June 30, 2007

	Cape Bancorp Historical	Offering Adjustments (1)		Cape Bancorp Pro Forma As Converted	Boardwalk Bancorp Historical	Merger Adjustments (3)		Cape Bancorp Pro Forma Consolidated
	(In thousands, except per share data)
Interest and dividend income	$18,091	$—		$18,091	$14,282	$889	(4)	$33,262
Interest expense	(8,522)	—		(8,522)	(7,896)	(164	)(5)	(16,582)

Net interest income	9,569	—		9,569	6,386	725		16,680
Provision for loan losses	(156)	—		(156)	(422)	—		(578)

Net interest income after provision for loan losses	9,413	—		9,413	5,964	725		16,102
Non-interest income	2,049	—		2,050	(906)	—		1,144
Non-interest expense	(8,405)	(1,284	)(2)	(9,689)	(5,173)	(699	)(6)	(15,561)

Income before income taxes	3,058	(1,284)		1,774	(115)	26		1,685
Income tax expense	(1,005)	351		(654)	207	(10	)(7)	(457)

Net income	$2,053	$(933)		$1,120	$92	$16		$1,228

Basic EPS (8)	—	—		$0.15	$0.02	—		$0.10
Diluted EPS (8)	—	—		$0.15	$0.02	—		$0.10

(1)

Shows the effect of the stock offering by Cape Bancorp, assuming gross proceeds of $78.2 million at the minimum of the offering range, offering expenses of $2.5 million, and establishment of an ESOP that will acquire 8.0% of the pro forma shares outstanding including merger shares. The ESOP will purchase shares in the offering and in open market purchases. The ESOP loan will be amortized over 25 years on a straight line basis. The ESOP expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Cape Bancorp also intends to adopt a stock-based incentive plan that will purchase 4.0% of the pro forma shares outstanding, including merger shares. Assumes the stock-based incentive plan will purchase shares in the open market after receiving stockholder approval. Open market purchases are assumed at $10.00 per share. Cape Bancorp also intends to adopt a stock-based incentive plan that will include 10.0% of the pro forma shares outstanding including merger shares. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $4.05 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock-based incentive plans are subject to shareholder approval. Adjustments to record interest income to be earned on net proceeds of the offering will be recorded as incurred. Since this estimate is speculative, it is not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $58.9 million from the offering are invested at an average pretax yield of 4.91% for the six months ended June 30, 2007, would be approximately $1.4 million pretax. The yield utilized approximates the yield on a one-year U.S. Treasury security as of June 30, 2007. Taxes are calculated on an assumed marginal rate of 39.94%. No expenses are included for merger-related charges, all of which are one-time expenses, since they will be reflected in the pro forma statement of income as incurred after the completion of the merger and are not indicative of what the historical results would have been had the comparison been actually combined during the periods presented.

(footnotes continue on next page)

(2)

Includes the expense of the ESOP, the stock-based incentive plan and the stock option plan. The ESOP loan has a balance of $10.6 million and an amortization period of 25 years straight line. ESOP loan is assumed to be funded internally, therefore no interest expense is recorded on the consolidated income statement for Cape Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown. The estimated expense for the stock-based incentive plans assuming gross proceeds of $78.2 million is $532,000 pretax for the six months ended June 30, 2007. The estimated expense for stock options granted under a stock-based incentive plan assuming gross proceeds of $78.2 million is $539,000 pre-tax for the six months ended June 30, 2007. Stock-based incentive plan shares are assumed to vest over five years on a straight-line basis.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Boardwalk Bancorp for a price of $23.00 per share in cash and newly issued conversion stock.

(4)

Adjustment to interest income is the accretion of the loan discount on the Boardwalk Bancorp loans resulting from purchase accounting and the accretion of the discount on investment securities available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Boardwalk Bancorp and the expenses of the acquisition will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma income statements. The estimated reduction in interest income assuming funding requirements of $57.6 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.91% for the six months ended June 30, 2007, would be approximately $1.4 million. The yield approximates the yield on the one-year U.S. Treasury security on June 30, 2007. The adjustment shown is calculated as follows:

(In thousands)
Accretion of loan discount from purchase accounting	$505
Accretion of investment securities discount from purchase accounting	339

Adjustment to interest income	$889

(5)	Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit premium from purchase accounting	$368
Accretion of borrowings discount from purchase accounting	(532)

Adjustment to interest expense	$(164)

(6)	Adjustment to non-interest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(584)
Amortization of customer relationship intangible	(97)
Depreciation of market value adjustment for fixed assets	(18)

Adjustment to non-interest expense	$(699)

(7)	Marginal tax rate of 39.94%.

(8)	Calculated based on shares outstanding for EPS purposes as follows:

	Cape Bancorp Historical	Offering Adjustments (*)	Cape Bancorp Pro Forma As Converted	Boardwalk Bancorp Historical	Merger Adjustments (3)	Cape Bancorp Pro Forma Consolidated
Basic EPS	N/A	7,324,145	7,324,145	4,296,069	643,355	12,263,569
Diluted EPS	N/A	7,324,145	7,324,145	4,312,225	627,199	12,263,569

* Shares issued in the offering	7,820,000
Shares contributed to the foundation	547,400
Less: Shares to be acquired by the ESOP	(1,064,546)
Plus: ESOP shares allocated or committed to be released	21,291

Weighted average shares outstanding	7,324,145

The following table presents pro forma income statement information for the year ended December 31, 2006, at the minimum of the offering range, including 7,820,000 shares issued in the offering, 547,400 shares and $782,000 of cash contributed to The CapeBank Charitable Foundation and 4,932,805 shares issued to shareholders of Boardwalk Bancorp in the merger.

Pro Forma Unaudited Condensed Consolidated

Statement of Income

For the Year Ended December 31, 2006

	Cape Bancorp Historical	Offering Adjustments (1)		Cape Bancorp Pro Forma As Converted	Boardwalk Bancorp Historical	Merger Adjustments (3)		Cape Bancorp Pro Forma Consolidated
	(In thousands, except per share data)
Interest and dividend income	$34,357	$—		$34,357	$26,394	$1,481	(4)	$62,232
Interest expense	(14,875)	—		(14,875)	(14,161)	(551	)(5)	(29,587)

Net interest income	19,482	—		19,482	12,233	930		32,645
Provision for loan losses	(312)	—		(312)	(448)	—		(760)

Net interest income after provision for loan losses	19,170	—		19,170	11,785	930		31,885
Non-interest income	4,438	—		4,438	1,197	—		5,635
Non-interest expense	(16,379)	(2,568	)(2)	(18,947)	(8,923)	(1,399	)(6)	(29,269)

Income before income taxes	7,229	(2,568)		4,661	4,059	(469)		8,251
Income tax expense	(2,228)	703		(1,525)	(1,034)	187	(7)	(2,372)

Net income	$5,001	$(1,865)		$3,136	$3,025	$(282)		$5,879

Basic EPS (8)	—	—		$0.43	$0.93	—		$0.48
Diluted EPS (8)	—	—		$0.43	$0.83	—		$0.48

(1)

Shows the effect of the stock offering of Cape Bancorp, assuming gross proceeds of $78.2 million, the minimum of the offering range, offering expenses of $2.5 million, and establishment of an ESOP that will acquire 8.0% of the pro forma shares outstanding including merger shares. The ESOP will purchase shares in the offering and in open market purchases. The ESOP loan will be amortized over 25 years on a straight line basis. The ESOP expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Cape Bancorp also intends to adopt a stock-based incentive plan that will purchase 4.0% of the pro forma shares outstanding including merger shares. Assumes the stock-based incentive plans will purchase shares in the open market after receiving stockholder approval. Open market purchases are assumed at $10 per share. Cape Bancorp also intends to adopt a stock-based incentive plan that will include 10.0% of the pro forma shares outstanding including merger shares. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $4.05 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock-based incentive plans are subject to shareholder approval. Adjustments to record estimated interest income to be earned on net proceeds of the offering will be recorded as incurred. Since this estimate is speculative, it is not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $58.9 million from the offering are invested at an average pretax yield of 4.99% for the year ended December 31, 2006 would be approximately $2.9 million pretax. The yield utilized approximates the yield on a one-year U.S. Treasury security as of December 31, 2006. The ESOP loan is amortized over 25 years on a straight line basis. Assumed marginal tax rate of 39.94%. No expenses are included for merger-related charges, all of which are one-time expenses.

(footnotes continue on next page)

(2)

Includes the expense of the ESOP, the stock-based incentive plan and the stock option plan. ESOP has a balance of $10.6 million and an amortization period of 25 years straight line. ESOP loan is assumed to be funded internally, therefore no interest expense is recorded on the consolidated income statement for Cape Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown. The estimated expense for the stock-based incentive plans assuming gross proceeds of $78.2 million is $1.1 million pretax for the year ended December 31, 2006. The estimated expense for the stock option plan assuming gross proceeds of $78.2 million is $1.1 million pretax for the year ended December 31, 2006.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Boardwalk Bancorp for a price of $23.00 per share in cash and newly issued conversion stock.

(4)

Adjustment to interest income is the accretion of the loan discount on the Boardwalk Bancorp loans resulting from purchase accounting and the accretion of the discount on investment securities held-to-maturity and available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Boardwalk Bancorp and the expenses of the acquisition will be recorded as incurred. Because these are non-recurring, these expenses are not reflected in the pro forma income statements. The estimated reduction in interest income assuming funding requirements of $56.6 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.99% for the year ended December 31, 2006, would be approximately $2.8 million. The yield approximates the yield on the one year U.S. Treasury security on December 31, 2006. The adjustment shown is calculated as follows:

(In thousands)
Accretion of loan discount from purchase accounting	$1,010
Accretion of investment securities discount from purchase accounting	471

Adjustment to interest income	$1,481

(5)	Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit premium from purchase accounting	$452
Accretion of borrowings discount from purchase accounting	(1,003)

Adjustment to interest expense	$(551)

(6)	Adjustment to non-interest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(1,169)
Amortization of customer relationship intangible	(194)
Depreciation of market value adjustment for fixed assets	(36)

Adjustment to non-interest expense	$(1,399)

(7)	Marginal tax rate of 39.94%.

(8)	Calculated based on shares outstanding for EPS purposes as follows:

	Cape Bancorp Historical	Offering Adjustments (*)	Cape Bancorp Pro Forma As Converted	Boardwalk Bancorp Historical	Merger Adjustments (3)	Cape Bancorp Pro Forma Consolidated

Basic EPS	N/A	7,345,436	7,345,436	3,258,696	1,674,109	12,278,241
Diluted EPS	N/A	7,345,436	7,345,436	3,626,888	1,305,917	12,278,241

* Shares issued in the offering	7,820,000
Shares contributed to the foundation	547,400
Less: Shares to be acquired by the ESOP	(1,064,546)
Plus: ESOP shares allocated or committed to be released	42,582

Weighted average shares outstanding	7,345,436

The following table presents pro forma income statement information for the six months ended June 30, 2007, at the maximum, as adjusted of the offering range, including 12,167,000 shares issued in the offering, 851,690 shares and $1.2 million of cash contributed to The CapeBank Charitable Foundation and 4,939,424 shares issued to shareholders of Boardwalk Bancorp in the merger.

Pro Forma Unaudited Condensed Consolidated

Statement of Income

For the Six Months Ended June 30, 2007

	Cape Bancorp Historical	Offering Adjustments (1)		Cape Bancorp Pro Forma As Converted	Boardwalk Bancorp Historical	Merger Adjustments (3)		Cape Bancorp Pro Forma Consolidated
	(In thousands, except per share data)
Interest and dividend income	$18,091	$—		$18,091	$14,282	$889	(4)	$33,262
Interest expense	(8,522)	—		(8,522)	(7,896)	(164	)(5)	(16,582)

Net interest income	9,569	—		9,569	6,386	725		16,680
Provision for loan losses	(156)	—		(156)	(422)	—		(578)

Net interest income after provision for loan losses	9,413	—		9,413	5,964	725		16,102
Non-interest income	2,050	—		2,050	(906)	—		1,144
Non-interest expense	(8,405)	(1,734	)(2)	(10,139)	(5,173)	(699	)(6)	(16,011)

Income before income taxes	3,058	(1,734)		1,324	(115)	26		1,235
Income tax expense	(1,005)	474		(531)	207	(10	)(7)	(334)

Net income	$2,053	$(1,259)		$794	$92	$(16)		$902

Basic EPS (8)	—	—		$0.07	$0.02	—		$0.05
Diluted EPS (8)	—	—		$0.07	$0.02	—		$0.05

(1)

Shows the effect of the stock offering of Cape Bancorp, assuming gross proceeds of $121.7 million, the maximum, as adjusted of the offering range, offering expenses of $2.9 million, and establishment of an ESOP that will acquire 8.0% of the pro forma shares outstanding including merger shares. The ESOP will purchase shares in the offering and in open market purchases. The loan taken by the ESOP will be amortized over 25 years on a straight line basis. The ESOP expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Cape Bancorp also intends to adopt stock-based incentive plans that will purchase 4.0% of the pro forma shares outstanding including merger shares. Assumes the stock-based incentive plans will purchase shares in the open market after receiving shareholder approval. Open market purchases are assumed at $10 per share. Cape Bancorp also intends to adopt a stock-based incentive plans that will include 10.0% of the pro forma shares outstanding including merger shares. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $4.05 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock based incentive plans are subject to shareholder approval. Adjustments to record estimated interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $96.0 million from the offering are invested at an average pretax yield of 4.91% for the six months ended June 30, 2007 would be approximately $2.4 million pretax. The yield utilized approximates the yield on a one year U.S. Treasury security as of June 30, 2007. Taxes are calculated at an assumed marginal tax rate of 39.94%. No expenses are included for merger-related charges, all of which are one-time expenses.

(2)

Includes the expense of the ESOP, stock-based incentive plan and stock option plan. ESOP loan with a balance of $14.4 million and an amortization period of 25 years straight line. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Cape Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown The estimated expense for the stock-based incentive plan assuming gross proceeds of $121.7 million is $718,000 pretax for the six months ended June 30, 2007. The estimated expense for the stock option plans assuming gross proceeds of $121.7 million is $727,000 pretax for the six months ended June 30, 2007. Stock-based incentive plan shares are assumed to vest over 5 years on a straight-line basis.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Boardwalk Bancorp for a price of $23.00 per share in cash and newly issued conversion stock.

(footnotes continue on next page)

(4)

Adjustment to interest income is the accretion of the loan discount on the Boardwalk Bancorp loans resulting from purchase accounting and the accretion of the discount on investment securities available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Boardwalk Bancorp and the expenses of the acquisition will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma income statements. The estimated reduction in interest income assuming funding requirements of $57.6 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.91% for the six months ended June 30, 2007, would be approximately $1.4 million. The yield approximates the yield on the one year U.S. Treasury security on June 30, 2007. The adjustment shown is calculated as follows:

(In thousands)
Accretion of loan discount from purchase accounting	$550
Accretion of investment securities discount from purchase accounting	339

Adjustment to interest income	$889

(5)	Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit premium from purchase accounting	$368
Accretion of borrowings discount from purchase accounting	(532)

Adjustment to interest expense	$(164)

(6)	Adjustment to non-interest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(584)
Amortization of customer relationship intangible	(97)
Depreciation of market value adjustment for fixed assets	(18)

Adjustment to non-interest expense	$(699)

(7)	Marginal tax rate of 39.94%.

(8)	Calculated based on shares outstanding for EPS purposes as follows:

	Cape Bancorp Historical	Offering Adjustments (*)	Cape Bancorp Pro Forma As Converted	Boardwalk Bancorp Historical	Merger Adjustments (3)	Cape Bancorp Pro Forma Consolidated

Basic EPS	N/A	11,610,774	11,610,774	4,296,069	643,355	16,550,198
Diluted EPS	N/A	11,610,774	11,610,774	4,312,225	627,199	16,550,198

* Shares issued in the offering	12,167,000
Shares issued to the foundation	851,690
Less: Shares to be acquired by the ESOP	(1,436,649)
Plus: ESOP shares allocated or committed to be released	28,733

Weighted average shares outstanding	11,610,774

The following table presents pro forma income statement information for the year ended December 31, 2006, at the maximum, as adjusted of the offering range, including 12,167,000 shares issued in the offering, 851,690 shares and $1.2 million of cash contributed to The CapeBank Charitable Foundation and 4,932,805 shares issued to shareholders of Boardwalk Bancorp in the merger.

Pro Forma Unaudited Condensed Consolidated

Statement of Income

For the Year Ended December 31, 2006

	Cape Bancorp Historical	Offering Adjustments (1)		Cape Bancorp Pro Forma As Converted	Boardwalk Bancorp Historica	Merger Adjustments (3)		Cape Bancorp Pro Forma Consolidated
	(In thousands, except per share data)
Interest and dividend income	$34,357	$—		$34,357	$26,394	$1,481	(4)	$62,232
Interest expense	(14,875)	—		(14,875)	(14,161)	(551	)(5)	(29,587)

Net interest income	19,482	—		19,482	12,233	930		32,645
Provision for loan losses	(312)	—		(312)	(448)	—		(760)

Net interest income after provision for loan losses	19,170	—		19,170	11,785	930		31,885
Non-interest income	4,438	—		4,438	1,197	—		5,635
Non-interest expense	(16,379)	(3,465	)(2)	(19,844)	(8,923)	(1,399	)(6)	(30,166)

Income before income taxes	7,229	(3,465)		3,764	4,059	(469)		7,354
Income tax expense	(2,228)	948		(1,280)	(1,034)	187	(7)	(2,127)

Net income	$5,001	$(2,517)		$2,484	$3,025	$(282)		$5,227

Basic EPS (8)	—	—		$0.21	$0.93	—		$0.32
Diluted EPS (8)	—	—		$0.21	$0.83	—		$0.32

(1)

Shows the effect of the stock offering of Cape Bancorp, assuming gross proceeds of $121.7 million, the maximum, as adjusted of the offering range, offering expenses of $2.9 million, and establishment of an ESOP that will acquire 8.0% of the pro forma shares outstanding including merger shares. The ESOP will purchase shares in the offering and in open market purchases. The ESOP loan will be amortized over 25 years on a straight line basis. The ESOP expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Cape Bancorp also intends to adopt stock-based incentive plans that will purchase 4.0% of the pro forma shares outstanding including merger shares. Assumes the stock-based incentive plans will purchase shares in the open market after receiving stockholder approval. Open market purchases are assumed at $10.00 per share. Cape Bancorp also intends to adopt a stock option plan that will include 10.0% of the pro forma shares outstanding including merger shares. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $4.05 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock-based incentive plans are subject to stockholder approval. Adjustments to record estimated interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $96.0 million from the offering are invested at an average pretax yield of 4.99% for the year ended December 31, 2006 would be approximately $4.8 million pretax. The yield utilized approximates the yield on a one-year U.S. Treasury security as of December 31, 2006. Taxes are calculated at an assumed marginal rate of 39.94%. No expenses are included for merger-related charges, all of which are one-time expenses.

(2)

Includes the expense of the ESOP, stock-based incentive plan and stock option plan. ESOP loan with a balance of $14.4 million and an amortization period of 25 years straight line. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Cape Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown. The estimated expense for the stock-based incentive plan assuming gross proceeds of $121.7 million is $1.4 million pretax for the year ended December 31, 2006. The estimated expense for the stock option plan assuming gross proceeds of $121.7 million is $1.4 million pretax for the year ended December 31, 2006.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Boardwalk Bancorp for a price of $23.00 per share in cash and newly issued conversion stock.

(footnotes continue on next page)

(4)

Adjustment to interest income is the accretion of the loan discount on the Boardwalk Bancorp loans resulting from purchase accounting and the accretion of the discount on investment securities held-to-maturity and available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Boardwalk Bancorp and the expenses of the acquisition will be recorded as incurred. Because these are non-recurring these expenses are not reflected in the pro forma income statements. The estimated reduction in interest income assuming funding requirements of $56.6 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.99% for the year ended December 31, 2006, would be approximately $2.8 million. The yield approximates the yield on the one year U.S. Treasury security on December 31, 2006. The adjustment shown is calculated as follows:

(In thousands)
Accretion of loan discount from purchase accounting	$1,010
Accretion of investment securities discount from purchase accounting	471

Adjustment to interest income	$1,481

(5)	Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit premium from purchase accounting	$452
Accretion of borrowings discount from purchase accounting	(1,003)

Adjustment to interest expense	$(551)

(6)	Adjustment to non-interest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(1,169)
Amortization of customer relationship intangible	(194)
Depreciation of market value adjustment for fixed assets	(36)

Adjustment to non-interest expense	$(1,399)

(7)	Marginal tax rate of 39.94%

(8)	Calculated based on shares outstanding for EPS purposes as follows:

	Cape Bancorp Historical	Offering Adjustments (*)	Cape Bancorp Pro Forma As Converted	Boardwalk Bancorp Historical	Merger Adjustments (3)	Cape Bancorp Pro Forma Consolidated
Basic EPS	N/A	11,639,507	11,639,507	3,258,696	1,674,109	16,572,312
Diluted EPS	N/A	11,639,507	11,639,507	3,626,888	1,305,917	16,572,312

* Shares issued in the offering	12,167,000
Shares contributed to the foundation	851,690
Less: Shares to be acquired by the ESOP	(1,436,649)
Plus: ESOP shares allocated or committed to be released	57,466

Weighted average shares outstanding	11,639,507

Analysis of Pro Forma Outstanding Shares of Cape Bancorp Common Stock

Offering Range	Total Shares Outstanding	Shares Sold in the Offering	Shares Issued to Boardwalk Bancorp Stockholders (1)	Shares Issued to The CapeBank Charitable Foundation	Cash Issued In Connection with the Merger (2)
Minimum	13,306,824	7,820,000	4,939,424	547,400	$57,620,390
Midpoint	14,783,424	9,200,000	4,939,424	644,000	57,620,390
Maximum	16,260,024	10,580,000	4,939,424	740,600	57,620,390
Maximum, as adjusted (3)	17,958,114	12,167,000	4,939,424	851,690	57,620,390

Outstanding Percentage of Shares
Minimum	100.00%	58.77%	37.12%	4.11%	N/A
Midpoint	100.00%	62.23%	33.41%	4.36%	N/A
Maximum	100.00%	65.07%	30.38%	4.55%	N/A
Maximum, as adjusted (3)	100.00%	67.75%	27.51%	4.74%	N/A

(1)

These shares will be issued regardless of the elections made by Boardwalk Bancorp stockholders. All stockholders’ elections are subject to the election and proration procedures set forth in the merger agreement and described in more detail in “The Acquisition of Boardwalk Bancorp.”

(2)	Cash amount includes one-time transaction and restructuring costs of $6.9 million on a pre-tax basis.

(3)

In the event that all options to purchase Boardwalk Bancorp shares are exercised and receive merger consideration instead of being cashed out, then 5,423,094 shares of Cape Bancorp common stock will be issued to Boardwalk Bancorp shareholders and Cape Bancorp will have 18,441,784 shares outstanding following completion of the stock offering and merger.

Additional Pro Forma Data

The following tables show information about Cape Bancorp’s and Boardwalk Bancorp’s historical combined consolidated net income and stockholders’ equity prior to the offering and merger and Cape Bancorp’s pro forma consolidated net income and stockholders’ equity following the offering and merger. The information provided illustrates our consolidated pro forma net income and stockholders’ equity based on the sale of common stock at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the assumptions described in “Pro Forma Unaudited Condensed Consolidated Financial Statement Giving Effect to the Conversion and Acquisition.”

•	Cape Bancorp will sell all shares of common stock offered in the subscription offering;

•

Cape Savings Bank’s employee stock ownership plan will purchase, with a loan from Cape Bancorp, a number of shares equal to 8.0% of the total number of outstanding shares of Cape Bancorp, which includes shares sold in the offering, shares issued in the merger to Boardwalk Bancorp shareholders and shares contributed to The CapeBank Charitable Foundation;

•

total expenses of the offering, including fees paid to Stifel, Nicolaus & Company, Incorporated, will range from $2.5 million at the minimum of the offering range to $2.9 million at the maximum, as adjusted of the offering range;

•	7.0% of the common stock issued in the offering and cash representing 1.0% of the value of the common stock issued in the offering will be contributed to The CapeBank Charitable Foundation;

•	332,500 shares of common stock will be purchased by Cape Bancorp’s executive officers and directors, and their associates; and

•

Stifel, Nicolaus & Company, Incorporated will receive fees equal to 1.0% of the aggregate purchase price of the shares of common stock sold in the offering, excluding any shares purchased by any employee benefit plans, contributed to shares issued to The CapeBank Charitable Foundation, shares purchased by any of Cape Bancorp’s directors, officers or employees or members of their immediate families, and shares issued in the merger.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares (which would increase offering expenses), and other factors.

Consolidated pro forma net income for the six months ended June 30, 2007 and the year ended December 31, 2006 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 4.91% for the six months ended June 30, 2007 and 4.99% for the year ended December 31, 2006, which represents the one-year treasury rate at the respective dates.

Pro forma after-tax returns of 2.95% and 3.00% were used for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively, after giving effect to a combined federal and state income tax rate of 39.94%. The actual rate experienced by Cape Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables, you should consider the following:

•

The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations, regulatory considerations or changes in market conditions after the offering begins. See “The Conversion and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price;”

•

Since funds on deposit at Cape Savings Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts;

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed stock-based incentive plans;

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values of intangible assets, or amounts available for distribution to stockholders, in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Cape Savings Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation;”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock; and

•	The pro forma tables do not reflect the impact of the new expenses that we expect to incur as a result of operating as a public company.

The following consolidated pro forma data, which are based on Cape Savings Bank’s and Boardwalk Bancorp’s equity at June 30, 2007 and December 31, 2006 and net income for the six months ended June 30, 2007 and the year ended December 31, 2006, may not represent the actual financial effects of the offering or our operating results after the offering and merger. The consolidated pro forma data rely exclusively on the assumptions outlined above and the notes to the pro forma tables. The consolidated pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we were to be liquidated after the offering.

We are offering our common stock on a best efforts basis. We must issue a minimum of 7,820,000 shares in the offering and in connection with the merger to complete the offering.

	At or For the Six Months Ended June 30, 2007
	Minimum	Midpoint	Maximum	Maximum, as adjusted, (10)
	7,820,000 shares at $10.00 per share	9,200,000 shares at $10.00 per share	10,580,000 shares at $10.00 per share	12,167,000 shares at $10.00 per share
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$78,200	$92,000	$105,800	$121,670
Fair value of shares issued in merger with Boardwalk Bancorp (1)	49,394	49,394	49,394	49,394

Pro forma value	127,594	141,394	155,194	171,064
Plus: shares contributed to the foundation	5,474	6,440	7,406	8,517

Pro forma value including foundation shares	$133,068	$147,834	$162,600	$179,581

Gross proceeds of offering	$78,200	$92,000	$105,800	$121,670
Less: estimated expenses	(2,527)	(2,653)	(2,780)	(2,925)

Estimated net proceeds	75,673	89,347	103,020	118,745
Less: common stock acquired by employee stock ownership plan	(10,645)	(11,827)	(13,008)	(14,366)
Less: common stock to be acquired by stock-based incentive plans	(5,323)	(5,913)	(6,504)	(7,183)
Less: cash contribution to foundation	(782)	(920)	(1,058)	(1,217)

Net investable proceeds from offering	$58,923	$70,687	$82,450	$95,979

Funds required to effect the merger with Boardwalk Bancorp (2)	$(57,620)	$(57,620)	$(57,620)	$(57,620)
Consolidated pro forma net income:
Pro forma net income:
Historical combined including merger adjustments	$2,161	$2,161	$2,161	$2,161
Pro forma income on net investable proceeds	869	1,042	1,216	1,415
Pro forma impact of funding the merger with Boardwalk Bancorp	(850)	(850)	(850)	(850)
Pro forma employee stock ownership plan adjustments (3)	(128)	(142)	(156)	(173)
Pro forma restricted stock award expense (4)	(320)	(355)	(391)	(431)
Pro forma stock option expense (5)	(485)	(539)	(593)	(655)

Pro forma net income (6)	$1,247	$1,317	$1,387	$1,467

Pro forma net income per share:
Historical combined	$0.18	$0.16	$0.15	$0.13
Pro forma income on net investable proceeds	0.07	0.08	0.08	0.09
Pro forma impact of funding the merger with Boardwalk Bancorp	(0.07)	(0.06)	(0.06)	(0.05)
Pro forma employee stock ownership plan adjustments (3)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma restricted stock award expense (4)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock option expense (5)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income per share (6)	$0.10	$0.10	$0.09	$0.09

Offering price as a multiple of pro forma net income per share	50.00x	50.00x	55.56x	55.56x

Number of shares used to calculate pro forma earnings per share (7)	12,263,569	13,624,403	14,985,238	16,550,198

(footnotes begin on next page)

Pro forma stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical combined including merger adjustments	$120,453	$120,453	$120,453	$120,453
Estimated net proceeds	75,673	89,347	103,020	118,745
Plus: shares contributed to the foundation	5,474	6,440	7,406	8,517
Less: after-tax cost of contribution to the foundation	(3,757)	(4,420)	(5,083)	(5,846)
Less: common stock acquired by employee stock ownership plan (3)	(10,645)	(11,827)	(13,008)	(14,366)
Less: common stock to be acquired by stock-based incentive plans (4)	(5,323)	(5,913)	(6,504)	(7,183)

Pro forma stockholders’ equity	181,875	194,080	206,284	220,320
Intangible assets (8)	(56,169)	(56,169)	(56,169)	(56,169)

Pro forma tangible stockholders’ equity	$125,706	$137,911	$150,115	$164,151

Pro forma stockholders’ equity per share (9):
Historical combined including merger adjustments	$9.05	$8.15	$7.41	$6.71
Estimated net proceeds	5.69	6.04	6.33	6.62
Plus: shares contributed to the foundation	0.41	0.44	0.46	0.47
Less: after tax cost of contribution to the foundation	(0.28)	(0.30)	(0.31)	(0.33)
Less: common stock acquired by employee stock ownership plan (3)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by stock-based incentive plans (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	13.67	13.13	12.69	12.27
Intangible assets (8)	(4.22)	(3.80)	(3.45)	(3.13)

Pro forma tangible stockholders’ equity per share	$9.45	$9.33	$9.24	$9.14

Offering price as a percentage of pro forma equity per share	73.15%	76.16%	78.80%	81.50%
Offering price as a percentage of pro forma tangible equity per share	105.82%	107.18%	108.23%	109.41%
Shares used for pro forma stockholders’ equity per share (9)	13,306,824	14,783,424	16,260,024	17,958,114

(1)	Reflects the issuance of 4,939,424 shares to Boardwalk Bancorp shareholders in the merger.

(2)

For the purposes of this presentation, the funds required to effect the merger with Boardwalk Bancorp, pre-tax, which are expected to be paid upon consummation of the offering and merger (which are to occur simultaneously) or shortly thereafter, are reflected as an adjustment for purposes of the pro forma net income and pro forma net income per share information. Funds required to effect the merger include the cash portion of the merger consideration and one-time transaction and restructuring costs of $6.9 million on a pre-tax basis.

(3)

Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8.0% of the shares outstanding, including shares issued in connection with the merger and contributed to The CapeBank Charitable Foundation (1,064,546, 1,182,674, 1,300,802 and 1,436,649 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively). The ESOP will borrow the funds to acquire these shares from the net offering proceeds retained by Cape Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 8.25%, and a term of 25 years. Cape Savings Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Cape Bancorp will earn on the loan will offset a portion of the compensation expense recorded by Cape Savings Bank as it contributes to the employee stock ownership plan. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (4.0% of the total, based on a 25-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Management of Cape Bancorp—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan.”

(4)

Assumes that Cape Bancorp will purchase in the open market a number of shares of stock equal to 4.0% of the shares outstanding, including shares issued to Boardwalk Bancorp shareholders in the merger and contributed to The CapeBank Charitable Foundation (532,273, 591,337, 650,401 and 718,325 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), that will be reissued as restricted stock awards under one or more stock-based incentive plans to be adopted following the offering. Purchases will be funded with cash on hand at Cape Bancorp or with dividends paid to Cape Bancorp by Cape Savings Bank. The cost of these shares has been reflected as a reduction of gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.8%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Cape Bancorp common stock was $10.00 at the time the awards were made,

(footnotes continue on next page)

that shares of restricted stock issued under the stock-based incentive plans vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 39.94%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the stock-based incentive plans, total stock-based incentive plan expense would be greater.

(5)

The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the stock-based incentive plans to be adopted following the offering. If the stock-based incentive plans are approved by stockholders, a number of shares equal to 10.0% of the number of shares outstanding, including shares issued in connection with the merger and contributed to The CapeBank Charitable Foundation (1,330,682, 1,478,342, 1,626,002 and 1,795,811 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. We will follow Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, to account for stock options issued. This standard requires compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $4.05 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 11.31%; and risk-free interest rate, 5.03%. Because there currently is no market for Cape Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the Board of Directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the stock-based incentive plans vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 39.94%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the stock-based incentive plans, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 9.1%.

(6)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2007 as a result of the contribution of cash and common stock to The CapeBank Charitable Foundation.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the period presented.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:	$3,757	$4,420	$5,083	$5,846
Pro forma net income (loss):
For the six months ended June 30, 2007	$(2,510)	$(3,103)	$(3,696)	$(4,379)
Pro forma net income (loss) per share:
For the six months ended June 30, 2007	$(0.20)	$(0.23)	$(0.25)	$(0.26)

(7)

Per share income data is based on the number of shares sold in the offering, shares issued in the merger, shares to be contributed to The CapeBank Charitable Foundation and shares to be allocated or distributed under Cape Bancorp’s employee stock ownership plan and stock-based incentive plan for the period presented. For the six months ended June 30, 2007, the shares outstanding for purposes of computing earnings per share have been calculated as follows:

	7,820,000 Shares at Minimum of Offering Range	9,200,000 Shares at Midpoint of Offering Range	10,580,000 Shares at Maximum of Offering Range	12,167,000 Shares at Maximum, as Adjusted of Offering Range
Shares issued in the offering	7,820,000	9,200,000	10,580,000	12,167,000
Shares issued to the foundation	547,400	644,000	740,600	851,690
Shares issued in the merger	4,939,424	4,939,424	4,939,424	4,939,424

Total shares issued	13,306,824	14,783,424	16,260,024	17,958,114
Less ESOP shares	(1,064,546)	(1,182,674)	(1,300,802)	(1,436,649)
Plus shares subject to release	21,291	23,653	26,016	28,733

Pro forma shares for EPS	12,263,569	13,624,403	14,985,238	16,550,198

(8)	Includes $50.6 million of goodwill, $5.1 million of core deposit intangibles, and $485,000 of customer relationships intangibles resulting from the acquisition of Boardwalk Bancorp.

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(9)	Includes the following:

Shares issued in the offering	7,820,000	9,200,000	10,580,000	12,167,000
Shares issued to The CapeBank Charitable Foundation	547,400	644,000	740,600	851,690
Shares issued in the merger	4,939,424	4,939,424	4,939,424	4,939,424

Shares used for pro forma stockholders’ equity per share	13,306,824	14,783,424	16,260,024	17,958,114

(10)

In the event that all options to acquire shares of Boardwalk Bancorp common stock are exercised prior to the merger, the number of merger shares issued would be 5,423,094 shares, pro forma market value would be $184,417,840, pro forma earnings per share would be $0.09 for the six months ended June 30, 2007, pro forma book value per share would be $12.18 at June 30, 2007 and pro forma tangible book value per share would be $9.09 at June 30, 2007.

	At or For the Year Ended December 31, 2006
	Minimum	Midpoint	Maximum	Maximum, as adjusted,
(Dollars in thousands, except per share amounts)	7,820,000 shares at $10.00 per share	9,200,000 shares at $10.00 per share	10,580,000 shares at $10.00 per share	12,167,000 shares at $10.00 per share
Gross proceeds of offering	$78,200	$92,000	$105,800	$121,670
Fair value of shares issued in merger with Boardwalk Bancorp (1)	49,394	49,394	49,394	49,394

Pro forma value	127,594	141,394	155,194	171,064
Plus: shares contributed to the foundation	5,474	6,440	7,406	8,517

Pro forma value including foundation shares	$133,068	$147,834	$162,600	$179,581

Gross proceeds of offering	$78,200	$92,000	$105,800	$121,670
Less: estimated expenses	(2,527)	(2,653)	(2,780)	(2,925)

Estimated net proceeds	75,673	89,347	103,020	118,745
Less: common stock acquired by employee stock ownership plan	(10,645)	(11,827)	(13,008)	(14,366)
Less: common stock to be acquired by stock-based incentive plans	(5,323)	(5,913)	(6,504)	(7,183)
Less: cash contribution to foundation	(782)	(920)	(1,058)	(1,217)

Net investable proceeds from offering	$58,923	$70,687	$82,450	$95,979

Funds required to effect the merger with Boardwalk Bancorp (2)	$(56,622)	$(56,622)	$(56,622)	$(56,622)

Consolidated pro forma net income:
Pro forma net income:
Historical combined including merger adjustments	$7,744	$7,744	$7,744	$7,744
Pro forma income on net investable proceeds	1,766	2,118	2,471	2,876
Pro forma impact of funding the merger with Boardwalk Bancorp	(1,697)	(1,697)	(1,697)	(1,697)
Pro forma employee stock ownership plan adjustments (3)	(256)	(284)	(313)	(345)
Pro forma restricted stock award expense (4)	(639)	(710)	(781)	(863)
Pro forma stock option expense (5)	(970)	(1,078)	(1,185)	(1,309)

Pro forma net income (6)	$5,948	$6,093	$6,239	$6,406

Pro forma net income per share:
Historical combined	$0.63	$0.56	$0.52	$0.47
Pro forma income on net investable proceeds	0.14	0.16	0.16	0.17
Pro forma impact of funding the merger with Boardwalk Bancorp	(0.14)	(0.12)	(0.11)	(0.10)
Pro forma employee stock ownership plan adjustments (3)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma restricted stock award expense (4)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option expense (5)	(0.08)	(0.08)	(0.08)	(0.08)

Pro forma net income per share (6)	$0.48	$0.45	$0.42	$0.39

Offering price as a multiple of pro forma net income per share	20.83x	22.22x	23.81x	25.64x

Number of shares used to calculate pro forma earnings per share (7)	$12,278,241	$13,641,438	$15,004,635	$16,572,312

Pro forma stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical combined including merger adjustments	$118,271	$118,271	$118,271	$118,271
Estimated net proceeds	75,673	89,347	103,020	118,745
Plus: shares contributed to the foundation	5,474	6,440	7,406	8,517
Less: after-tax cost of contribution to the foundation	(3,757)	(4,420)	(5,083)	(5,846)
Less: common stock acquired by employee stock ownership plan (3)	(10,645)	(11,827)	(13,008)	(14,366)
Less: common stock to be acquired by stock-based incentive plans (4)	(5,323)	(5,913)	(6,504)	(7,183)

Pro forma stockholders’ equity	179,693	191,898	204,102	218,138
Intangible assets (8)	(55,017)	(55,017)	(55,017)	(55,017)

Pro forma tangible stockholders’ equity	$124,676	$136,881	$149,085	$163,121

(footnotes continue on next page)

Pro forma stockholders’ equity per share (9):
Historical combined including merger adjustments	$8.89	$8.00	$7.27	$6.59
Estimated net proceeds	5.69	6.05	6.34	6.62
Plus: shares contributed to the foundation	0.41	0.44	0.46	0.47
Less: after tax cost of contribution to the foundation	(0.28)	(0.30)	(0.31)	(0.33)
Less: common stock acquired by employee stock ownership plan (3)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by stock-based incentive plans (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	13.51	12.99	12.56	12.15
Intangible assets (8)	(4.13)	(3.72)	(3.38)	(3.06)

Pro forma tangible stockholders’ equity per share	$9.38	$9.27	$9.18	$9.09

Offering price as a percentage of pro forma equity per share	74.02%	76.98%	79.62%	82.30%
Offering price as a percentage of pro forma tangible equity per share	106.61%	107.87%	108.93%	110.01%
Shares used for pro forma stockholders’ equity per share (9)	13,300,205	14,776,805	16,253,405	17,951,495

(1)	Reflects the issuance of 4,932,805 shares to Boardwalk Bancorp shareholders in the merger based on Boardwalk Bancorp shares outstanding at December 31, 2006.

(2)

For the purposes of this presentation, the funds required to effect the merger with Boardwalk Bancorp, pre-tax, which are expected to be paid upon consummation of the offering and merger (which are to occur simultaneously) or shortly thereafter, are reflected as an adjustment for purposes of the pro forma net income and pro forma net income per share information. Funds required to effect the merger include the cash portion of the merger consideration and one-time transaction and restructuring costs of $6.9 million on a pre-tax basis.

(3)

Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8.0% of the shares outstanding, including shares issued in connection with the merger and contributed to The CapeBank Charitable Foundation (1,064,546, 1,182,674, 1,300,802 and 1,436,649 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Cape Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 8.25%, and a term of 25 years. Cape Savings Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Cape Bancorp will earn on the loan will offset a portion of the compensation expense recorded by Cape Savings Bank as it contributes to the employee stock ownership plan. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (4.0% of the total, based on a 25-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Management of Cape Bancorp—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan.”

(4)

Assumes that Cape Bancorp will purchase in the open market a number of shares of common stock equal to 4.0% of the shares outstanding, including shares issued to Boardwalk Bancorp shareholders in the merger and contributed to The CapeBank Charitable Foundation (532,273, 591,337, 650,401 and 718,325 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), that will be reissued as restricted stock awards under one or more stock-based incentive plans to be adopted following the offering. Purchases will be funded with cash on hand at Cape Bancorp or with dividends paid to Cape Bancorp by Cape Savings Bank. The cost of these shares has been reflected as a reduction of gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.8%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Cape Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the stock-based incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 39.94%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the stock-based incentive plans, total stock-based incentive plan expense would be greater.

(5)

The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the stock-based incentive plans to be adopted following the offering. If the stock-based incentive plans are approved by stockholders, a number of shares equal to 10.0% of the number of shares outstanding, including shares issued in connection with the merger and contributed to The CapeBank Charitable Foundation (1,330,682, 1,478,342, 1,626,002 and 1,795,811 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. We will follow Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, to account for stock options issued. This standard requires compensation cost relating to share-based payment

(footnotes continued next page)

transactions be recognized in the consolidated financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $4.05 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 11.31%; and risk-free interest rate, 5.03%. Because there currently is no market for Cape Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the Board of Directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the stock-based incentive plans vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 39.94%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the stock-based incentive plans, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 9.1%.

(6)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2007 as a result of the contribution of common stock to The CapeBank Charitable Foundation.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the period presented.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:	$3,757	$4,420	$5,083	$5,846
Pro forma net income:
Year ended December 31, 2006	$2,191	$1,673	$1,156	$560
Pro forma net income per share:
Year ended December 31, 2006	$0.18	$0.12	$0.08	$0.03

(7)

Per share income data is based on the number of shares sold in the offering, shares issued in the merger, shares to be contributed to The CapeBank Charitable Foundation and shares to be allocated or distributed under Cape Bancorp’s employee stock ownership plan and stock-based incentive plan for the year presented. For the year ended December 31, 2006, the weighted average shares outstanding for purposes of computing earnings per share have been calculated as follows:

	7,820,000 Shares at Minimum of Offering Range	9,200,000 Shares at Midpoint of Offering Range	10,580,000 Shares at Maximum of Offering Range	12,167,000 Shares at Maximum, as Adjusted of Offering Range

Shares issued in the offerings	7,820,000	9,200,000	10,580,000	12,167,000
Shares issued to the foundation	547,400	644,000	740,600	851,690
Shares issued in the merger	4,932,805	4,932,805	4,932,805	4,932,805

Total shares issued	13,300,205	14,776,805	16,253,405	17,951,495
Less ESOP shares	(1,064,546)	(1,182,674)	(1,300,802)	(1,436,649)
Plus shares subject to release	42,582	47,307	52,032	57,466

Pro forma shares for EPS	12,278,241	13,641,438	15,004,635	16,572,312

(8)	Includes $49.5 million of goodwill, $5.1 million of core deposit intangibles and $485,000 of customer relationships intangibles resulting from the acquisition of Boardwalk Bancorp.

(9)	Includes the following:

Shares issued in the offering	7,820,000	9,200,000	10,580,000	12,167,000
Shares issued in the merger	547,400	644,000	740,600	851,690
Shares issued to The CapeBank Charitable Foundation	4,932,805	4,932,805	4,932,805	4,932,805

Shares used for pro forma stockholders’ equity per share	13,300,205	14,776,805	16,253,405	17,951,495

Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation

As set forth in the following table, if we do not establish and fund The CapeBank Charitable Foundation as part of the offering, RP Financial estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the offering. If the foundation is not established, however, there is no assurance that the updated appraisal that RP Financial will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimates set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at June 30, 2007, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum of Estimated Valuation Range		At the Midpoint of Estimated Valuation Range		At the Maximum of Estimated Valuation Range		At the Maximum, as Adjusted, of Estimated Valuation Range
	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount (1)	$78,200	$85,000	$92,000	$100,000	$105,800	$115,000	$121,670	$132,250
Pro forma market capitalization	133,068	134,394	147,834	149,394	162,600	164,394	179,581	181,644
Estimated pro forma valuation	133,068	134,394	147,834	149,394	162,600	164,394	179,581	181,644
Pro forma total assets	1,127,078	1,131,934	1,139,283	1,144,996	1,151,487	1,158,058	1,165,523	1,173,079
Pro forma total liabilities	945,203	945,203	945,203	945,203	945,203	945,203	945,203	945,203
Pro forma stockholders’ equity	181,875	186,731	194,080	199,793	206,284	212,855	220,320	227,876
Pro forma net income	1,247	1,346	1,317	1,433	1,387	1,520	1,467	1,622
Pro forma stockholders’ equity per share	13.67	13.89	13.13	13.37	12.69	12.95	12.27	12.55
Pro forma tangible stockholders’ equity per share	9.45	9.71	9.33	9.61	9.24	9.53	9.14	9.46
Pro forma net income per share	0.10	0.11	0.10	0.10	0.09	0.10	0.09	0.10

Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders’ equity	73.15%	71.99%	76.16%	74.79%	78.80%	77.22%	81.50%	79.68%
Offering price as a percentage of pro forma Tangible stockholders’ equity per share	105.82%	102.99%	107.18%	104.06%	108.23%	104.93%	109.41%	105.71%
Offering price as a multiple of pro forma net income per share	50.00x	45.45x	50.00x	50.00x	55.56x	50.00x	55.56x	50.00x
Offering price to assets	11.81%	11.87%	12.98%	13.05%	14.12%	14.20%	15.41%	15.48%

Pro Forma Financial Ratios:
Return on assets	0.22%	0.24%	0.23%	0.25%	0.24%	0.26%	0.25%	0.28%
Return on stockholders’ equity	1.37	1.44	1.36	1.43	1.35	1.43	1.33	1.42
Stockholders’ equity to total assets	16.14	16.50	17.04	17.45	17.91	18.38	18.90	19.43
Tangible stockholders’ equity to assets	11.74	12.14	12.73	13.19	13.71	14.22	14.80	15.37

(1)	Based on the independent valuation prepared by RP Financial as of August 31, 2007.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cape Bancorp

The objective of this section is to help potential investors understand our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this prospectus.

Overview

Cape Savings Bank was organized in 1923. Over the years, we have expanded primarily through internal growth, reaching $615.2 million in assets at June 30, 2007. During the first quarter of 2008, we expect to complete our mutual-to-stock conversion and initial public stock offering, and to acquire Boardwalk Bancorp. At June 30, 2007, Boardwalk Bancorp had total assets of $454.0 million.

Our principal business is acquiring deposits from individuals and businesses in the communities surrounding our offices and to use these deposits to fund loans and other investments. We also offer personal and business checking accounts, home equity loans and lines of credit, commercial real estate loans and other types of commercial and consumer loans. Our customers consist primarily of individuals and small businesses. Our retail market area primarily includes the area surrounding our 13 offices located in Cape May and Atlantic Counties, New Jersey.

Income. Our primary source of income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of market interest rates affect our net interest income. In recent periods, short-term interest rates (which influence the rates we pay on deposits) have increased, while longer-term interest rates (which influence the rates we earn on loans) have not. The narrowing of the spread between the interest we earn on loans and investments and the interest we pay on deposits has negatively affected our net interest income.

A secondary source of income is non-interest income, which is revenue that we receive from providing other products and services. Most of our non-interest income generally consists of service charges (mostly service charges on deposit accounts). We also recognize non-interest income from the sale of loans and securities.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The non-interest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy expenses, depreciation, amortization and maintenance expenses and other miscellaneous expenses, such as advertising, insurance, professional services and printing and supplies expenses.

Our largest non-interest expense is salaries and employee benefits, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits. Following the conversion and stock offering, we will recognize additional annual employee compensation expenses from the employee stock ownership plan and any additional stock-based benefit plans that we adopt. For an illustration of expenses associated with the employee stock ownership plan and other stock-based benefit plans, see “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Acquisition.”

In 2007 the Federal Deposit Insurance Corporation began assessing most insured banks and savings banks deposit insurance premiums ranging from five cents and seven cents for every $100 of deposits. Assessment credits have been provided to institutions that paid high premiums in the past. According to information provided by the Federal Deposit Insurance Corporation, Cape Savings Bank received an assessment credit of approximately $390,000. We expect this credit will offset our deposit insurance premiums in 2007.

Anticipated Increase in Non-Interest Expense

Following the completion of the conversion and stock offering, we anticipate that our non-interest expense will increase as a result of the increased costs associated with operating as a public company. These additional expenses will consist primarily of legal and accounting fees, expenses of shareholder communications and meetings, and increased compensation expenses associated with our employee stock ownership plan and any additional stock-based benefit plans that are approved by our shareholders.

Assuming that 12,167,000 shares of common stock are sold in the stock offering (the maximum, as adjusted of the offering range):

•

The employee stock ownership plan will acquire 1,436,649 shares of common stock with a $14.4 million loan that is expected to be repaid over 25 years, resulting in an average annual pre-tax expense of approximately $575,000 (assuming that the common stock maintains a value of $10.00 per share).

•

The stock-based benefit plans would grant options to purchase shares equal to 10.0% of the shares issued in the offering (including shares issued to The CapeBank Charitable Foundation and shares issued in the merger), or 1,795,811 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is ten years; the risk free interest rate is 5.03% (based on the seven-year Treasury rate) and the volatility rate on the shares of common stock is 11.31% (based on an index of publicly traded thrift holding companies), the estimated grant-date fair value of the options (and corresponding pre-tax expense to us) using a Black-Scholes option pricing analysis is $4.05 per option granted. Assuming this value is amortized over the five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be approximately $1.5 million.

•

The stock-based benefit plans would award a number of shares of common stock equal to 4.0% of the shares issued in the offering (including shares issued to The CapeBank Charitable Foundation and shares issued in the merger), or 718,324 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plans at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plans would be approximately $1.4 million.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of our common stock as shares are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, any increases in our stock price above $10.00 per share and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock awards under the stock-based benefit plans will be determined by the fair market value of the common stock on the grant date, which may be greater than $10.00 per share, and the actual expense of stock options under the stock-based benefit plans will be based on the grant-date fair value of the options, which will be affected by a number of factors, including the market value of our common stock, the term and vesting period of the stock options, our dividend yield and other valuation assumptions contained in the option pricing model that we ultimately use.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10.0% and 4.0%, respectively, of our total shares issued in the offering, including mergers shares and shares issued to The CapeBank Charitable Foundation if the stock-based benefit plans are adopted more than one year following completion of the stock offering. This would further increase our expenses associated with stock-based benefit plans.

Critical Accounting Policies

In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States. Our significant accounting policies are described in the notes to our consolidated financial statements, beginning on page              of this prospectus.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Allowance for Loan Losses. We consider the allowance for loan losses to be a critical accounting policy. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment.

In evaluating the allowance for loan losses, management considers historical loss factors, the mix of the loan portfolio (types of loans and amounts), geographic and industry concentrations, current national and local economic conditions and other factors related to the collectibility of the loan portfolio, including underlying collateral values and estimated future cash flows. All of these estimates are susceptible to significant change. Large groups of smaller balance homogeneous loans, such as residential real estate, home equity loans, and consumer loans, are evaluated in the aggregate under Statement of Financial Accounting Standards (SFAS) No. 5, “Accounting for Contingencies, using historical loss factors adjusted for economic conditions and other environmental factors. Other environmental factors include trends in delinquencies and classified loans, loan concentrations by loan category and by property type, seasonality of the portfolio, internal and external analysis of credit quality, peer group data, and single and total credit exposure. Large balance and/or more complex loans, such as multi-family and commercial real estate loans, commercial business loans, and construction loans are evaluated individually for impairment in accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan, an Amendment of FASB Statements No. 5 and 15” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures, an Amendment of SFAS No. 114”. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available or as projected events change.

Management reviews the level of the allowance at least monthly. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on judgments about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See Note 2 of the notes to the consolidated financial statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Securities Impairment. We periodically perform analyses to determine whether there has been an other-than-temporary decline in the value of one or more of our securities. Our available-for-sale securities portfolio is carried at estimated fair value, with any unrealized gains or losses, net of taxes, reported as accumulated other comprehensive income or loss in stockholder’s equity. Our held-to-maturity securities portfolio, consisting of debt securities for which we have a positive intent and ability to hold to maturity, is carried at amortized cost. We conduct a quarterly review and evaluation of the securities portfolio to determine if the value of any security has declined below its cost or amortized cost, and whether such decline is other-than-temporary. If such decline is deemed other-than-temporary, we would adjust the cost basis of the security by writing down the security to estimated fair market value through a charge to current period operations. The market values of our securities are affected by changes in interest rates.

Business Strategy

Our business strategy is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by:

•	pursuing new opportunities to increase commercial lending in our primary market area and expanding our existing commercial loan relationships;

•	continuing to use prudent underwriting standards to maintain the high quality of our loan portfolio;

•	continuing to originate residential mortgage loans in our primary market area;

•	building profitable business and consumer relationships by providing superior customer service with an emphasis on increasing transaction deposit accounts and deposit balances;

•	increasing our non-interest income, through a broader range of products and services; and

•	expanding our franchise through acquisitions, including our merger with Boardwalk Bancorp, and by opening additional branch offices in our primary market area.

Pursuing opportunities to increase our commercial lending in our primary market area and expanding our existing commercial loan relationships. We have a diversified loan portfolio which includes commercial real estate and commercial business loans. At June 30, 2007, we had $221.6 million and $9.2 million of commercial real estate loans (including commercial construction loans) and commercial business loans representing 48.9% and 2.0% of total loans, respectively. Commercial loans help diversify our loan portfolio and help improve the interest rate sensitivity of our assets. Additionally, the merger with Boardwalk Bancorp will significantly increase our commercial loan portfolio. With the additional capital raised in the offering, we intend to continue to pursue commercial lending opportunities. Our maximum loan to-one borrower limit will increase from $10.7 million at June 30, 2007 to $25.1 million following completion of the stock offering (assuming the midpoint of the offering range) and merger, although we do not expect to have any lending relationships that would reach this limit.

Continuing to use prudent underwriting standards to maintain the high quality of our loan portfolio. We believe that maintaining high asset quality is a key to long-term financial success. We have sought to grow and diversify our loan portfolio while keeping nonperforming assets to a minimum. We use underwriting standards that we believe are conservative and we diligently monitor collection efforts. At June 30, 2007, our nonperforming loans were 0.71% of our total loan portfolio. Although we intend to continue our efforts to originate commercial real estate and commercial business loans after the offering, we intend to maintain our philosophy of managing large loan exposures through our prudent approach to lending.

Continuing to originate residential mortgage loans in our primary market area. We will continue to provide products and services that meet the needs of our residential lending customers in our primary market area. We offer both fixed-rate and adjustable-rate loans, with a variety of terms to meet our customers’ needs.

Building profitable business and consumer relationships by providing superior customer service with an emphasis on increasing transaction deposit account and deposit balances. We are a full-service financial services company offering our customers a broad range of loan and deposit products. We continue to seek to increase the commercial real estate and commercial business loans we originate and anticipate serving a greater percentage of the small businesses in our market area. We offer a broad array of services, including internet banking, which enables our customers to pay bills on-line, among other conveniences.

Increasing our non-interest income, through a broader range of products and services. Our merger with Boardwalk Bancorp will allow us to expand our commercial residential, construction and commercial loans and related deposits. Commercial mortgage, construction and commercial business loans, and related deposits, generally have higher fees associated with them than residential mortgages.

As a community-oriented financial institution, we emphasize providing superior customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. We believe that our community orientation is attractive to our customers and distinguishes us from the large institutions that operate in our area but are headquartered elsewhere.

We believe a solid banking relationship is best expressed in the form of the primary transaction account. For consumers, this is the household checking account from which they pay their bills. For businesses, it is one or more operating accounts and related cash management services. The primary transaction account provides us with a low-cost source of funds and enables us to build relationships with our customers. We intend to focus our resources on growing profitable business and consumer relationships by emphasizing the primary transaction account. This is becoming increasingly difficult as more of our competitors realize the inherent value of the primary consumer and business transaction account in solidifying banking relationships and growing the products and services that can be provided to a customer. The primary transaction account becomes linked to automated payment links in the form of direct debits and direct deposits and, coupled with superior customer service, tend to create a relationship between the bank and the customer. We believe that many opportunities remain to deliver what our customers want in the form of exceptional service and convenience and intend to continue to promote our transaction accounts, particularly when we originate loans for our customers.

Expanding our franchise through acquisition opportunities. On July 26, 2007, we entered into a merger agreement pursuant to which we will acquire Boardwalk Bancorp and its wholly owned subsidiary, Boardwalk Bank, which will be merged into Cape Savings Bank. Boardwalk Bank has seven branches located in Cape May and Atlantic Counties, New Jersey, as well as a loan production office in Cumberland County, New Jersey. With more than $1.0 billion in combined assets, the merger will solidify Cape Savings’ position as the largest bank headquartered in Cape May and Atlantic Counties. The combined bank will offer a fuller and broader array of financial products encompassing retail and commercial banking, real estate, consumer and commercial lending, than either Cape Savings Bank or Boardwalk Bank currently offers.

Comparison of Financial Condition at June 30, 2007 and December 31, 2006

Total assets increased $5.4 million, or 0.9%, to $615.2 million at June 30, 2007 from $609.8 million at December 31, 2006. The increase was primarily the result of an increase in cash and cash equivalents of $2.9 million and an increase in loans, net of $1.9 million.

Cash and cash equivalents increased $2.9 million, or 16.6%, to $20.4 million at June 30, 2007 from $17.5 million at December 31, 2006. The increase resulted from our paying down borrowings with deposit inflows, and holding the excess cash in liquid assets instead of investing in securities in anticipation of increases in market interest rates. Total securities (securities held for sale and held to maturity) decreased $0.9 million, or 0.9%, to $100.3 million at June 30, 2007 from $101.2 million at December 31, 2006.

Loans held for investment, net, increased $1.9 million, or 0.4%, to $448.3 million at June 30, 2007 from $446.4 million at December 31, 2006. Commercial mortgage loans increased $7.5 million, or 4.1%, to $190.6 million at June 30, 2007 from $183.1 million at December 31, 2006, as a result of stronger demand for these types of loans. Residential mortgage loans decreased $7.9 million, or 4.3%, to $175.8 million at June 30, 2007 from $183.7 million at December 31, 2006. Residential mortgage loan repayments and prepayments exceeded originations as a result of our sale of $16.4 million of longer-term residential mortgage loans during a period of rising market interest rates.

Generally, our deposits increase during the summer months due to the seasonality of many of our customers’ businesses. Deposits increased $36.5 million, or 8.4%, to $472.3 million at June 30, 2007 from $435.8 million at December 31, 2006. Certificates of deposit increased $9.7 million, or 5.8%, to

$178.1 million at June 30, 2007 from $168.4 million at December 31, 2006, and NOW and money market accounts increased $18.2 million, or 12.6%, to $162.7 million at June 30, 2007 from $144.5 million at December 31, 2006. Savings accounts increased $3.1 million, or 3.9%, to $81.9 million at June 30, 2007 from $78.8 million at December 31, 2006. Non-interest bearing deposits increased $5.5 million, or 12.4%, to $49.7 million at June 30, 2007 from $44.2 million at December 31, 2006. Our customers transferred funds from savings accounts to higher paying deposit accounts during a period of rising market interest rates.

Borrowings decreased $34.0 million, or 34.3%, to $65.0 million at June 30, 2007 from $99.0 million at December 31, 2006. We reduced our borrowings by using excess cash from deposits to fund operations.

Total equity increased $2.1 million, or 3.1%, to $71.1 million at June 30, 2007 from $68.9 million at December 31, 2006. The increase resulted from net income of $2.1 million during the six months ended June 30, 2007, as well as a $63,000 decrease in accumulated other comprehensive loss, to $101,000 at June 30, 2007 from $164,000 at December 31, 2006.

Comparison of Financial Condition at December 31, 2006 and 2005

Total assets increased $35.3 million, or 6.1%, to $609.8 million at December 31, 2006 from $574.5 million at December 31, 2005. The increase was the result of increases in loans held for investment and investment securities, partially offset by a decrease in cash and cash equivalents.

Cash and cash equivalents decreased $12.5 million, or 41.6%, to $17.5 million at December 31, 2006 from $30.0 million at December 31, 2005. The decrease resulted from using excess cash to fund loan growth and invest in securities. Total securities increased $5.2 million, or 5.4%, to $101.2 million at December 31, 2006 from $96.0 million at December 31, 2005.

Interest-bearing deposits in other financial institutions increased $3.4 million to $3.6 million at December 31, 2006 from $189,000 at December 31, 2005. The increase is primarily a result of the balance in the investment holding company’s custody account, which is largely attributed to the timing of the cash flow related to investment security transactions.

Loans held for investment, net, increased $36.4 million, or 8.9%, to $446.4 million at December 31, 2006 from $410.0 million at December 31, 2005. The increase resulted primarily from an increase in commercial mortgage loans, which increased $26.0 million, or 16.6%, to $183.1 million at December 31, 2006 from $157.1 million at December 31, 2005, as a result of stronger demand for these types of loans.

Deposits remained relatively constant, increasing $3.4 million, or 0.8%, to $435.8 million at December 31, 2006 from $432.4 million at December 31, 2005. Certificates of deposit increased $11.3 million, or 7.2%, to $168.4 million at December 31, 2006 from $157.1 million at December 31, 2005. NOW and money market accounts increased $6.2 million, or 4.5%, to $144.5 million at December 31, 2006 from $138.3 million at December 31, 2005. Savings accounts decreased $16.8 million, or 17.6%, to $78.8 million at December 31, 2006 from $95.6 million at December 31, 2005. Non-interest bearing deposits increased $2.8 million, or 6.8%, to $44.2 million at December 31, 2006 from $41.4 million at December 31, 2005. Our customers transferred funds from savings accounts to higher paying deposit accounts during a period of rising market interest rates.

Borrowings increased $25.5 million, or 34.7%, to $99.0 million at December 31, 2006 from $73.5 million at December 31, 2005. We increased our borrowings in order to fund the loan growth discussed above.

Total equity increased $5.4 million, or 8.5%, to $68.9 million at December 31, 2006 from $63.5 million at December 31, 2005. The increase resulted from net income of $5.0 million during the year ended December 31, 2006, as well as a $461,000, or 73.8%, decrease in accumulated other comprehensive loss, to $164,000 at December 31, 2006 from $625,000 at December 31, 2005.

Comparison of Operating Results for the Six Months Ended June 30, 2007 and 2006

General. Net income decreased $119,000, or 5.5%, to $2.1 million for the six months ended June 30, 2007 from $2.2 million for the six months ended June 30, 2006. The decrease was caused by increases in non-interest expense and income tax expense.

Interest Income. Interest income increased $1.5 million, or 9.0%, to $18.1 million for the six months ended June 30, 2007 from $16.6 million for the six months ended June 30, 2006. The increase resulted primarily from a $1.2 million, or 8.5%, increase in interest income on loans. The average balance of loans increased $28.8 million, or 6.8%, to $453.4 million for the six months ended June 30, 2007, compared to $424.6 million for the six months ended June 30, 2006. In addition, the average yield on our loan portfolio increased 13 basis points to 6.81% for the six months ended June 30, 2007 from 6.68% for the six months ended June 30, 2006. The increase in the average balance of loans resulted primarily from an increase in our origination of commercial mortgage loans, as a result of stronger demand for these types of loans. The increase in average yield resulted from the increase in commercial mortgage loans, which are generally originated with higher interest rates than residential real estate loans. The increase in average yield also resulted from increases in interest rates on our adjustable-rate loans and higher rates on newly-originated loans, as we raised our interest rates on loan products concurrently with similar rate increases by our competitors during a period of rising interest rates.

Interest Expense. Interest expense increased $1.6 million, or 23.4%, to $8.5 million for the six months ended June 30, 2007 from $6.9 million for the six months ended June 30, 2006. The increase in interest expense resulted from an increase in the weighted average rate paid on our deposits and borrowings to 3.48% for the six months ended June 30, 2007 from 2.92% for the six months ended June 30, 2006, as well as an increase in the average balance of deposits and borrowings to $489.5 million from $473.1 million.

Interest expense on NOW and money market accounts increased $472,000, or 33.7%, to $1.9 million for the six months ended June 30, 2007 from $1.4 million for the six months ended June 30, 2006, and interest expense on certificates of deposit increased $828,000, or 27.3%, to $3.9 million for the six months ended June 30, 2007 from $3.0 million for the six months ended June 30, 2006. The average rate we paid on certificates of deposit increased 72 basis points to 4.47% for the six months ended June 30, 2007 from 3.75% for the six months ended June 30, 2006, while the average balance of certificates of deposit increased $11.1 million, or 6.9%, to $172.8 million for the six months ended June 30, 2007 from $161.7 million for the six months ended June 30, 2006. Similarly, the average rate we paid on NOW and money market accounts increased 48 basis points to 2.53% for the six months ended June 30, 2007 from 2.05% for the six months ended June 30, 2006, while the average balance of NOW and money market accounts increased $11.2 million, or 8.2%, to $147.5 million for the six months ended June 30, 2007 from $136.3 million for the six months ended June 30, 2006. We increased rates on our certificates of deposit and NOW and money market accounts in response interest rate increases on similar accounts offered by our competitors. In addition, our customers transferred funds from savings accounts (a decrease in average balance of $14.4 million, or 15.6% between the periods) to higher-paying certificates of deposit and NOW and money market accounts as we raised the interest rates we paid on these types of deposit accounts.

Interest expense on borrowings (Federal Home Loan Bank of New York advances) increased $401,000, or 22.1%, to $2.2 million for the six months ended June 30, 2007 from $1.8 million for the six months ended June 30, 2006, reflecting increased borrowings and higher cost of borrowings. The average balance of borrowings increased $8.5 million, or 10.3%, to $91.2 million for the six months ended June 30, 2007 from $82.8 million for the six months ended June 30, 2006, reflecting increased borrowings to fund loan growth. The average cost of borrowings increased 47 basis points to 4.86% for the six months ended June 30, 2007 from 4.39% for the six months ended June 30, 2006, reflecting higher market interest rates.

Net Interest Income. Net interest income decreased $95,000, or less than 1.0%, to $9.6 million for the six months ended June 30, 2007 from $9.7 million for the six months ended June 30, 2006. A 26 basis points decrease in our net interest rate spread (to 2.96% for the six months ended June 30, 2007 from 3.22% for the six months ended June 30, 2006), and a 16 basis points decrease in our net interest margin (to 3.43% for the six months ended June 30, 2007 from 3.59% for the six months ended June 30, 2006), were only partially offset by a $6.2 million, or 8.8%, increase in net interest-earning assets to $76.6 million for the six months ended June 30, 2007 from $70.4 million for the six months ended June 30, 2006. The decreases in our net interest rate spread and our net interest margin were consistent with the continued flattening and eventual inversion of the yield curve. From June 30, 2004 to September 30, 2006, the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. If rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would experience further compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses and make provisions for loan losses on a monthly basis.

Based on our evaluation of the above factors, we recorded a provision for loan losses of $156,000 for the six months ended June 30, 2007 and $156,000 for the six months ended June 30, 2006. We recorded net charge-offs of $176,000 for the six months ended June 30, 2007 compared to $34,000 for the six months ended June 30, 2006. The provision for the six months ended June 30, 2007 primarily reflects the charge-offs for the period. Net loan growth was nominal for this period totaling $1.8 million or 0.40% compared to December 31, 2006. Non-performing loans decreased approximately $600,000 to $3.2 million at June 30, 2007 from $3.8 million at December 31, 2006. As a result, the allowance for loan losses as a percentage of total loans was reduced to 0.87% at June 30, 2007 compared to 0.89% at December 31, 2006, reflecting the improved overall credit quality of our loan portfolio.

The provision for loan losses of $156,000 for the six months ended June 30, 2006 was primarily reflective of loan growth for the period. Incremental loan growth results in increased provision when applying loss factors under management’s methodology. Total loans increased $21.4 million, or 5.17% to $436.2 million at June 30, 2006 from $414.8 million at December 31, 2005. Non-performing loans decreased to $783,000 at June 30, 2006 from $2.8 million at December 31, 2005. The increased loan growth resulted in a provision for loan losses, however the improved credit quality resulted in a reduction of the allowance for loan losses to total loans to 0.90% at June 30, 2006 from 0.91% at December 31, 2005. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at June 30, 2007 and June 30, 2006.

Non-interest Income. Non-interest income increased $194,000, or 10.5%, to $2.0 million for the six months ended June 30, 2007 from $1.9 million for the six months ended June 30, 2006, primarily as a result of an increase of $118,000 in net gains on sales of loans and increased bank-owned life insurance income of $39,000.

Non-interest Expense. Non-interest expense increased $164,000, or 2.0%, to $8.4 million for the six months ended June 30, 2007 from $8.2 million for the six months ended June 30, 2006, primarily as a result of an increase in other expenses, including professional fees, of $232,000 and an increase of $38,000 in salaries and employee benefits.

Income Tax Expense. The provision for income taxes was $1.0 million for the six months ended June 30, 2007, compared to $950,000 for the six months ended June 30, 2006. Our effective tax rate was 32.9% for the six months ended June 30, 2007 compared to 30.4% for the six months ended June 30, 2006, primarily as a result of tax adjustments related to the completion and filing of extended tax returns.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

General. Net income increased $577,000, or 13.0%, to $5.0 million for the year ended December 31, 2006 from $4.4 million for the year ended December 31, 2005. The increase was caused by increases in net interest income and non-interest income.

Interest Income. Interest income increased $5.8 million, or 20.3%, to $34.4 million for the year ended December 31, 2006 from $28.6 million for the year ended December 31, 2005. The increase resulted primarily from a $4.7 million, or 18.9%, increase in interest income on loans. The average balance of loans increased $40.5 million, or 10.3%, to $432.3 million for the year ended December 31, 2006, from $391.8 million for the year ended December 31, 2005. In addition, the average yield we earned on our loan portfolio increased 49 basis points to 6.76% for the year ended December 31, 2006 from 6.27% for the year ended December 31, 2005. The increase in average balance of loans resulted primarily from an increase in our originations of commercial mortgage loans, as we met increased demand for these types of loans. The increase in average yield resulted primarily from the increase in commercial mortgage loans, which are generally originated with higher interest rates than residential real estate loans. The increase in average yield also resulted from increases in interest rates on our adjustable-rate loans and higher rates on newly-originated loans, as we raised our interest rates on loan products concurrently with similar rate increases by our competitors during a period of rising interest rates.

Interest income on mortgage-backed securities increased $727,000, or 51.1%, to $2.1 million for the year ended December 31, 2006 from $1.4 million for the year ended December 31, 2005. The average yield we earned on mortgage-backed securities increased 89 basis points to 4.62% for the year ended December 31, 2006, compared to 3.73% for the year ended December 31, 2005, reflecting rising market interest rates. In addition, the average balance of mortgage-backed securities increased $8.4 million, or 22.1%, to $46.6 million for the year ended December 31, 2006 from $38.2 million for the year ended December 31, 2005.

Interest income on taxable investments increased $462,000 from $2.1 million for the year ended December 31, 2005 to $2.6 million for the year ended December 31, 2006.

Interest Expense. Interest expense increased $5.2 million, or 53.5%, to $14.9 million for the year ended December 31, 2006 from $9.7 million for the year ended December 31, 2005. The increase in interest expense resulted from an increase in the weighted average rate paid on our deposits and borrowings to 3.4% for the year ended December 31, 2006 from 2.26% for the year ended December 31, 2005, as well as an increase in the average balance of deposits and borrowings to $477.8 million from $440.4 million.

Interest expense on certificates of deposit increased $1.9 million, or 40.1%, to $6.6 million for the year ended December 31, 2006 from $4.7 million for the year ended December 31, 2005. The average rate we paid on certificates of deposit increased 88 basis points to 4.01% for the year ended December 31, 2006 from 3.13% for the year ended December 31, 2005, while the average balance of certificates of deposit increased $14.2 million, or 9.4%, to $164.6 million for the year ended December 31, 2006 from $150.4 million for the year ended December 31, 2005. Interest expense on NOW and money market accounts increased $1.5 million, or 97.3%, to $3.1 million for the year ended December 31, 2006 from $1.6 million for the year ended December 31, 2005. The average rate we paid on NOW and money market accounts increased 97 basis points to 2.21% for the year ended December 31, 2006 from 1.24% for the year ended December 31, 2005, while the average balance of NOW and money market accounts increased $13.5 million, or 10.7%, to $139.6 million for the year ended December 31, 2006 from $126.2 million for the year ended December 31, 2005. We increased interest rates on our certificates of deposit and NOW and money market accounts in response to interest rate increases on similar accounts offered by our competitors. In addition, our customers transferred funds from savings accounts (a decrease in average balance of $12.9 million, or 12.7% between the years) to higher-paying certificates of deposit and NOW and money market accounts as we raised the rates we paid on these types of deposit accounts.

Interest expense on borrowings increased $1.7 million, or 74.3%, to $3.9 million for the year ended December 31, 2006 from $2.2 million for the year ended December 31, 2005 reflecting increased borrowings and higher cost of borrowings. The average balance of borrowings increased $22.5 million, or 36.2%, to $84.9 million for the year ended December 31, 2006 from $62.3 million for the year ended December 31, 2005, as we increased borrowings to fund loan growth. The average cost of borrowings increased 101 basis points to 4.62% for the year ended December 31, 2006 from 3.61% for the year ended December 31, 2005, reflecting higher market interest rates.

Net Interest Income. Net interest income increased $609,000, or 3.2%, to $19.5 million for the year ended December 31, 2006 from $18.9 million for the year ended December 31, 2005. Net interest earning assets increased $8.9 million, or 13.4%, to $75.1 million for the year ended December 31, 2006 from $66.3 million for the year ended December 31, 2005, offsetting a 34 basis points decrease in our net interest rate spread to 3.14% for the year ended December 31, 2006 from 3.48% for the year ended December 31, 2005 and a 21 basis points decrease in our net interest margin, to 3.56% for the year ended December 31, 2006 from 3.77% for the year ended December 31, 2005. The decreases in our net interest rate spread and our net interest margin were consistent with the continued flattening and eventual inversion of the yield curve, described above. If rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would experience further compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

Provision for Loan Losses. We recorded a provision for loan losses of $312,000 for the year ended December 31, 2006 and $193,000 for the year ended December 31, 2005. The increase in the provision for loan losses was primarily a result of loan growth, combined with an increase in charge-offs and an increase in non-performing loans. Total loans increased $36.4 million or 8.77% to $451.1 million at December 31, 2006 from $414.8 million at December 31, 2005. The application of loss factors under management’s methodology to the outstanding loan balances results in a provision for loan losses related to incremental loan growth. Total loans increased approximately $47.6 million or 12.95% for the year ended December 31, 2005. However, revisions to management’s methodology including updating factors related to historical losses and commercial lending had the impact of reducing the provision that otherwise would have been applied. We had net charge-offs of $95,000 for the year ended December 31, 2006, compared to $4,000 for the year ended December 31, 2005, and non-performing loans increased to $3.8 million at December 31, 2006, compared to $2.8 million at December 31, 2005. Our allowance for loan losses as a percentage of total loans was 0.89% at December 31, 2006, compared to 0.91% at

December 31, 2005. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at December 31, 2006 and December 31, 2005.

Non-interest Income. Non-interest income increased $856,000, or 23.9%, to $4.4 million for the year ended December 31, 2006 from $3.6 million for the year ended December 31, 2005. The increase in non-interest income reflected increases in net gains on sales of securities and loans, as well as an increase in service fees. Net gains on sales of securities totaled $779,000 for the year ended December 31, 2006. The net gain consisted of an $873,000 gain realized on the sale of an equity investment in a title company and a loss of $94,000 resulting from the sale of a mortgage-backed mutual fund. We had no such gains during the year ended December 31, 2005. We sold $4.3 million of securities during the year ended December 31, 2006, compared to no such sales during the year ended December 31, 2005. Net gains on sales of loans totaled $215,000 for the year ended December 31, 2006, compared to net gains of $56,000 for the year ended December 31, 2005. We sold $15.9 million of loans during the year ended December 31, 2006, compared to $4.4 million during the year ended December 31, 2005. Service fees increased $305,000, or 15.2%, to $2.3 million for the year ended December 31, 2006 from $2.0 million for the year ended December 31, 2005. In 2005 we recognized a one-time gain of $256,000 as a result of a redemption of a BOLI policy.

Non-interest Expense. Non-interest expense increased $862,000, or 5.6%, to $16.4 million for the year ended December 31, 2006 from $15.5 million for the year ended December 31, 2005. Salaries and employee benefits expense increased $607,000, or 6.7%, to $9.6 million for the year ended December 31, 2006 from $9.0 million for the year ended December 31, 2005. Other expenses including data processing and advertising increased as a result of our continued growth.

Income Tax Expense. The provision for income taxes was $2.2 million for the year ended December 31, 2006, compared to $2.3 million for the year ended December 31, 2005. Our effective tax rate was 30.8% for the year ended December 31, 2006, compared to 34.4% for the year ended December 31, 2005, primarily as a result of the benefit of establishing Cape Delaware Investment Company in June 2006 to hold our investment portfolio.

Comparison of Operating Results for the Years Ended December 31, 2005 and 2004

General. Net income increased $160,000, or 3.8%, to $4.4 million for the year ended December 31, 2005 from $4.3 million for the year ended December 31, 2004. The increase was caused by increases in net interest income and non-interest income.

Interest Income. Interest income increased $3.1 million, or 12.2%, to $28.6 million for the year ended December 31, 2005 from $25.5 million for the year ended December 31, 2004. The increase resulted primarily from a $2.8 million, or 12.9%, increase in interest income on loans. The average balance of loans increased $37.2 million, or 10.5%, to $391.8 million for the year ended December 31, 2005, from $354.6 million for the year ended December 31, 2004. In addition, the average yield we earned on our loan portfolio increased 13 basis points to 6.27% for the year ended December 31, 2005 from 6.14% for the year ended December 31, 2004. The increase in average balance of loans reflected increased originations of all types of real estate loans, as well as commercial business loans. The increase in average yield resulted primarily from increases in commercial real estate loans, construction loans and commercial business loans, which are generally originated with higher interest rates than residential real estate loans. The increase in average yield also resulted from increases in interest rates on our adjustable-rate loans and higher rates on newly-originated loans, as we raised our interest rates on loan products concurrently with similar increases by our competitors during a period of rising interest rates.

Interest income on investment securities increased $516,000, or 25.3%, to $2.6 million for the year ended December 31, 2005 from $2.0 million for the year ended December 31, 2004. The average yield we earned on investment securities increased 53 basis points to 3.65% for the year ended December

31, 2005 compared to 3.12% for the year ended December 31, 2004, reflecting rising market interest rates. In addition, the average balance of investment securities increased $4.0 million, or 5.6%, to $76.7 million for the year ended December 31, 2005 from $72.7 million for the year ended December 31, 2004.

Interest income on mortgage-backed securities decreased $220,000, or 13.4%, to $1.4 million for the year ended December 31, 2005 from $1.6 million for the year ended December 31, 2004. The decrease was a result of a $6.3 million decrease in the average balance of mortgage-backed securities, which was only partially offset by a 4 basis point increase in the average yield of our mortgage-backed securities.

Interest Expense. Interest expense increased $2.9 million, or 42.2%, to $9.7 million for the year ended December 31, 2005 from $6.8 million for the year ended December 31, 2004. The increase in interest expense resulted from an increase in the weighted average rate paid on our deposits and borrowings to 2.20% for the year ended December 31, 2005 from 1.66% for the year ended December 31, 2004, as well as an increase in the average balance of deposits and borrowings to $440.4 million from $411.8 million.

Interest expense on NOW and money market accounts increased $882,000, or 128.8%, to $1.6 million for the year ended December 31, 2005 from $685,000 for the year ended December 31, 2004. The average rate we paid on NOW and money market accounts increased 63 basis points to 1.24% for the year ended December 31, 2005 from 0.61% for the year ended December 31, 2004, while the average balance of NOW and money market accounts increased $14.1 million, or 12.6%, to $126.2 million for the year ended December 31, 2005 from $112.1 million for the year ended December 31, 2004. Interest expense on certificates of deposit increased $708,000, or 17.7%, to $4.7 million for the year ended December 31, 2005 from $4.0 million for the year ended December 31, 2004. The average rate we paid on certificates of deposit increased 38 basis points to 3.13% for the year ended December 31, 2005 from 2.75% for the year ended December 31, 2004, while the average balance of certificates of deposit increased $5.3 million, or 3.6%, to $150.4 million for the year ended December 31, 2005 from $145.1 million for the year ended December 31, 2004. We increased interest rates on our NOW and money market accounts and certificates of deposit in response to interest rate increases on similar accounts offered by our competitors. In addition, our customers transferred funds from savings accounts (a decrease in average balance of $6.7 million, or 6.2% between the years) to higher-paying certificates of deposit and NOW and money market accounts as we raised the rates we paid on these types of deposit accounts.

Interest expense on borrowings increased $835,000, or 59.1%, to $2.2 million for the year ended December 31, 2005 from $1.4 million for the year ended December 31, 2004 reflecting increased borrowings and higher cost of borrowings. The average balance of borrowings increased $16.0 million, or 34.5%, to $62.3 million for the year ended December 31, 2005 from $46.3 million for the year ended December 31, 2004, as we increased borrowings to fund continued loan growth. The average cost of borrowings increased 56 basis points to 3.61% for the year ended December 31, 2005 from 3.05% for the year ended December 31, 2004, reflecting higher market interest rates.

Net Interest Income. Net interest income increased $237,000, or 1.3%, to $18.9 million for the year ended December 31, 2005 from $18.6 million for the year ended December 31, 2004. Net interest earning assets increased $6.2 million, or 10.4%, to $66.3 million for the year ended December 31, 2005 from $60.0 million for the year ended December 31, 2004, offsetting a 30 basis points decrease in our net interest rate spread, to 3.48% for the year ended December 31, 2005 from 3.78% for the year ended December 31, 2004 and a 23 basis points decrease in our net interest margin, to 3.77% for the year ended December 31, 2005 from 4.00% for the year ended December 31, 2004. The decreases in our net interest rate spread and our net interest margin were consistent with the continued flattening and eventual inversion of the yield curve, described above.

Provision for Loan Losses. We recorded a provision for loan losses of $193,000 for the year ended December 31, 2005 and $550,000 for the year ended December 31, 2004. The provision for loan losses in 2004 was reflective of net charge-offs of $732,000 in 2002 impacting the Bank’s historical loss factors. This combined with almost $20 million in net loan growth resulted in the percentage of allowance for loan losses to total loans of 0.98%. Management was on a strategic track of increasing commercial mortgage loans, which increased approximately $29.2 million from December 31, 2002 to December 31, 2004, and was recognizing an increased risk with this type of lending after experiencing the large charge-off in 2002. This increased risk was also reflected in the factors management applied to the loan portfolio to determine the required allowance for loan losses.

For the year ended December 31, 2005, total loans increased $47.6 million, or 12.95% from December 31, 2004. At the same time, management re-evaluated the historical loss factors. We had net charge-offs of $4,000 for each of the years ended December 31, 2005 and 2004. Management also re-evaluated other risk factors associated with the commercial lending portfolio and determined that the one large-charge off in 2002 was not reflective of a trend in the commercial loan portfolio and that the additional years of experience and seasoning of the commercial loan portfolio warranted a reduction in the those factors applied. Our allowance for loan losses as a percentage of total loans was 0.91% at December 31, 2005, compared to 0.98% at December 31, 2004 which is reflective of the revisions to the methodology as discussed above. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at December 31, 2005 and December 31, 2004.

Non-interest Income. Non-interest income increased $692,000, or 23.9%, to $3.6 million for the year ended December 31, 2005 from $2.9 million for the year ended December 31, 2004. Service fees increased $237,000, or 13.4%, to $2.0 million for the year ended December 31, 2005 from $1.8 million for the year ended December 31, 2004. In addition, we received $256,000 of life insurance proceeds during the year ended December 31, 2005, compared to no such proceeds for the year ended December 31, 2004.

Non-interest Expense. Non-interest expense increased $1.0 million, or 7.2%, to $15.5 million for the year ended December 31, 2005 from $14.5 million for the year ended December 31, 2005. Salaries and employee benefits expense increased $550,000, or 6.5%, to $9.0 million for the year ended December 31, 2005 from $8.5 million for the year ended December 31, 2004. In addition, advertising expense increased $253,000, or 52.9%, to $731,000 for the year ended December 31, 2005 from $478,000 for the year ended December 31, 2004, primarily as a result of promoting a new checking account program.

Income Tax Expense. The provision for income taxes was $2.3 million for the year ended December 31, 2005, compared to $2.2 million for the year ended December 31, 2004. Our effective tax rate was 34.4% for each year.

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	At June 30, 2007	For the Six Months Ended June 30,
		2007			2006
	Yield/Rate	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	6.89%	$453,354	$15,431	6.81%	$424,591	$14,187	6.68%
Investments (2)	4.32	59,920	1,489	4.97	76,673	1,552	4.05
Mortgage-backed securities	5.17	52,872	1,313	4.97	42,270	934	4.42

Total interest-earning assets (2)	6.43	566,146	18,233	6.44	543,534	16,673	6.14
Non-interest-earning assets	—	43,975	–		44,538	–

Total assets		$610,121	$18,233		$588,072	$16,673

Interest-bearing liabilities:
Savings accounts	1.73	$77,965	$575	1.48	$92,342	$662	1.43
NOW and money market	2.76	147,466	1,869	2.53	136,307	1,397	2.05
Certificates of deposit	4.61	172,821	3,862	4.47	161,687	3,034	3.75

Total deposits	3.34	398,252	6,306	2.86	390,336	5,093	2.61
Federal Home Loan Bank borrowings	4.73	91,249	2,216	4.86	82,751	1,815	4.39

Total interest-bearing liabilities	3.53	489,501	8,522	3.48	473,087	6,908	2.92
Non-interest-bearing liabilities:
Demand deposits		43,244			44,459
Other liabilities		7,341			5,904

Total liabilities		540,086	8,522		523,450	6,908
Equity		70,035	—		64,622	—

Total liabilities and equity		$610,121	$8,522		$588,072	$6,908

Net interest income			$9,711			$9,765

Net interest rate spread (3)				2.96%			3.22%
Net interest-earning assets (4)		$76,645			$70,447

Net interest margin (5)				3.43%			3.59%
Average interest-earning assets to interest-bearing liabilities				115.66%			114.89%
Less: tax equivalent adjustment			(142)			(101)

Net interest income			$9,569			$9,664

(footnotes on following page)

	For the Years Ended December 31,
	2006			2005			2004
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$432,303	$29,237	6.76%	$391,837	$24,585	6.27%	$354,641	$21,769	6.14%
Investments (2)	74,052	3,183	4.30	76,705	2,796	3.65	72,668	2,265	3.12
Mortgage backed securities	46,571	2,150	4.62	38,155	1,423	3.73	44,485	1,642	3.69

Total interest-earning assets (2)	552,926	34,570	6.25	506,697	28,804	5.68	471,794	25,676	5.44
Non-interest-earning assets	43,889	—		45,735	—		41,831	—

Total assets	$596,815	$34,570		$552,432	$28,804		$513,625	$25,676

Interest-bearing liabilities:
Savings accounts	$88,715	$1,272	1.43	$101,593	$1,173	1.15	$108,259	$722	0.67
NOW and money market	139,645	3,092	2.21	126,156	1,566	1.24	112,075	685	0.61
Certificates of deposit	164,570	6,592	4.01	150,378	4,704	3.13	145,085	3,996	2.75

Total deposits	392,930	10,956	2.49	378,127	7,443	1.76	365,419	5,403	1.34
Federal Home Loan Bank borrowings	84,860	3,919	4.62	62,316	2,248	3.61	46,341	1,413	3.05

Total interest-bearing liabilities	477,790	14,875	3.11	440,443	9,691	2.20	411,760	6,816	1.66
Non-interest-bearing liabilities:
Demand deposits	46,802			44,377			39,207
Other liabilities	6,215			6,209			4,949

Total liabilities	530,807	14,875		491,029	9,691		455,916	6,816
Equity	66,008	—		61,403	—		57,709	—

Total liabilities and equity	$596,815	$14,875		$552,432	$9,691		$513,625	$6,816

Net interest income		$19,695			$19,113			$18,860

Net interest rate spread (3)			3.14%			3.48%			3.78%
Net interest-earning assets (4)	$75,136			$66,254			$60,034

Net interest margin (5)			3.56%			3.77%			4.00%
Average of interest-earning assets to interest-bearing liabilities			115.73%			115.04%			114.58%
Less: tax equivalent adjustment		(213)			(240)			(224)

Net interest income		$19,482			$18,873			$18,636

(1)	Yields and rates for the six months ended June 30, 2007 and 2006 are annualized.

(2)	Presented on a tax-equivalent basis.

(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Six Months Ended June 30, 2007 vs. 2006			Years Ended December 31, 2006 vs. 2005			Years Ended December 31, 2005 vs. 2004
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$966	$278	$1,244	$2,648	$2,004	$4,652	$2,343	$473	$2,816
Investments	(723)	660	(63)	(99)	486	387	131	400	531
Mortgage backed securities	253	126	379	349	378	727	(237)	18	(219)

Total interest-earning assets	496	1,064	1,560	2,898	2,868	5,766	2,237	891	3,128

Interest-bearing liabilities:
Savings accounts	(127)	40	(87)	(93)	192	99	(21)	472	451
NOW and money market	151	321	472	217	1,309	1,526	103	778	881
Certificates of deposit	219	609	828	474	1,414	1,888	148	560	708

Total deposits	243	970	1,213	598	2,915	3,513	230	1,810	2,040
Federal Home Loan Bank borrowings	196	205	401	942	729	1,671	545	290	835

Total interest-bearing liabilities	455	1,159	1,614	1,527	3,657	5,184	780	2,095	2,875

Change in net interest income	$41	$(95)	$(54)	$1,371	$(789)	$582	$1,457	$(1,204)	$253

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage-related assets, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, we have an Interest Rate Risk Management Committee of the Board as well as an Asset/Liability Committee, comprised of our Chief Executive Officer, Chief Financial Officer, Vice Presidents of Commercial and Residential Lending, Vice President of Retail Funding and our Controller. The Interest Rate Risk Management Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for recommending to our Board of Directors the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset-liability management, we currently use the following strategies to manage our interest rate risk:

•	originating commercial mortgage loans that generally tend to have shorter maturities and higher interest rates;

•	investing in shorter duration investment grade corporate securities and mortgage-backed securities;

•	originating adjustable-rate and short-term consumer loans;

•	selling our long-term residential mortgage loans to our correspondent banks; and

•	obtaining general financing through lower cost deposits and laddered maturities of Federal Home Loan Bank advances.

Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans, as well as loans with variable interest rates, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates.

Net Portfolio Value Analysis. We compute amounts by which the net present value of our interest-earning assets and interest-bearing liabilities (net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. Our simulation model uses a discounted cash flow analysis to measure the interest rate sensitivity of net portfolio value. We estimate the economic value of these assets and liabilities under the assumption that interest rates experience an instantaneous and sustained increase of 100, 200 or 300 basis points or decrease of 100 or 200 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3.0% to 4.0% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

Net Interest Income Analysis. In addition to NPV calculations, we analyze our sensitivity to changes in interest rates through our net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. In our model, we estimate what our net interest income would be for a twelve-month period. We then calculate what the net interest income would be for the same period under the assumption that interest rates experience an instantaneous and sustained increase of 100, 200 or 300 basis points or decrease of 100 or 200 basis points.

The table below sets forth, as of June 30, 2007, our calculation of the estimated changes in our net portfolio value and net interest income that would result from the designated instantaneous and sustained changes in interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

	NPV			Net Interest Income
Change in Interest Rates (basis points) (1)	Estimated NPV (2)	Increase (Decrease) in Estimated NPV		Estimated Net Interest Income	Increase (Decrease) in Estimated Net Interest Income
		Amount	Percent		Amount	Percent
(Dollars in thousands)
+300	$57,330	$(7,248)	(11)%	$19,655	$(72)	—%
+200	61,863	(2,715)	(4)	19,677	(50)	—
+100	64,973	395	1	19,765	38	—
0	64,578	—	—	19,727	—	—
-100	64,270	(308)	—	19,438	(289)	(1)
-200	65,126	548	1	18,823	(904)	(5)

(1)	Assumes an instantaneous and sustained uniform change in interest rates at all maturities.

(2)	NPV is the discounted present value of expected cash flows from interest-earning assets and interest-bearing liabilities.

The table above indicates that at June 30, 2007, in the event of a 100 basis point increase in interest rates, we would experience a 1% increase in net portfolio value and a $38,000 increase in net interest income. In the event of a 100 basis point decrease in interest rates, we would experience a less than 1% decrease in net portfolio value and a $289,000 decrease in net interest income.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value and net interest income. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value and net interest income information presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although interest rate risk calculations provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

The following table sets forth our interest-earning assets and our interest-bearing liabilities at June 30, 2007, which are anticipated to reprice or mature in each of the future time periods shown based upon certain assumptions (Gap analysis). The amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at June 30, 2007, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments.

	Period to Repricing
	Up to one year	More than one year to three years
	(Dollars in thousands)
Interest-sensitive assets	$229,672	$386,758
Interest-sensitive liabilities	$213,245	$314,782
Cumulative Gap	$16,427	$71,976
Cumulative Gap to total assets	2.67%	11.70%

Liquidity and Capital Resources

Liquidity is the ability to fund assets and meet obligations as they come due. Our primary sources of funds consist of deposit inflows, loan repayments, repurchase agreements with and advances from the Federal Home Loan Bank of New York, and maturities and sales of securities. In addition, we have the ability to collateralize borrowings in the wholesale markets. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We seek to maintain a ratio of liquid assets (including cash, federal funds sold, and the market value of available-for-sale investments with maturities of one year or less) (not subject to pledge) as a percentage of total assets ranging between 2% and 7%. At June 30, 2007, this ratio was 5.65%. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of June 30, 2007. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.

We regularly adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess cash is invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing and investing activities during any given period. At June 30, 2007, cash and cash equivalents totaled $20.4 million. At June 30, 2007, we had $1.4 million of loans classified as held for sale. During the six months ended June 30, 2007 and the year ended December 31, 2006, we sold $16.4 million and $15.9 million of long-term, fixed-rate loans, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $57.1 million at June 30, 2007, and we had $65.0 million in outstanding borrowings at June 30, 2007.

At June 30, 2007, we had $22.2 million in outstanding loan commitments, $37.0 million of unused lines of credit, $12.9 million of unused construction advances and $4.2 million in standby letters of credit. Certificates of deposit due within one year of June 30, 2007 totaled $128.5 million, or 27.2% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including replacement certificates of deposit, securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal Home Loan Bank of New York and other borrowing sources. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2007. We believe, however, based on past experience, that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

Our primary investing activities are purchasing mortgage-backed securities and originating loans. During the six months ended June 30, 2007 and the years ended December 31, 2006 and 2005, we purchased securities classified as available-for-sale totaling $15.3 million, $26.1 million and $4.0 million, respectively. During the six months ended June 30, 2007 and the years ended December 31, 2006 and 2005, we originated $50.2 million, $147.7 million and $82.0 million of loans, respectively.

Financing activities consist primarily of activity in deposit accounts and borrowings (repurchase agreements and Federal Home Loan Bank of New York advances). We had a net increase in total deposits of $36.5 million for the six months ended June 30, 2007, a net increase of $3.4 million for the year ended December 31, 2006 and a net increase of $12.2 million for the year ended December 31, 2005. The increase for the six months ended June 30, 2007 resulted primarily from a $18.2 million increase in NOW accounts and money market funds. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

We had a net decrease in borrowings of $34.0 million for the six months ended June 30, 2007, a net increase in borrowings of $25.5 million for the year ended December 31, 2006 and a net increase of $25.0 million for the year ended December 31, 2005. At June 30, 2007, we had the ability to borrow an additional $91.3 million from the Federal Home Loan Bank of New York.

Cape Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2007, Cape Savings Bank exceeded all regulatory capital requirements. Cape Savings Bank is considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements” and Note 13 of the Notes to the Consolidated Financial Statements of Cape Savings Bank.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we originate. In addition, we routinely enter into commitments to sell mortgage loans; such amounts are not significant to our operations. For additional information, see Note 10 of the Notes to the Cape Savings Bank Consolidated Financial Statements.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2006. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(In thousands)
Long-term debt	$79,000	$15,000	$5,000	$—	$99,000
Operating leases	—	—	—	—	—
Capitalized leases	—	—	—	—	—
Purchase obligations	—	—	—	—	—
Certificates of deposit	119,466	35,784	13,105	—	168,355
Other long-term liabilities	—	—	—	—	—

Total	$198,466	$50,784	$18,105	$—	$267,355

Commitments to extend credit	$70,139	$—	$—	$—	$70,139

Recent Accounting Pronouncements

In March 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140. SFAS No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. SFAS No. 156 did not have a material impact on Cape Savings Bank’s financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have determined that the adoption of FIN 48 will not have a material effect on the Cape Savings Bank’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. We have not completed our evaluation of the impact of the adoption of this standard.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities must report unrealized gains and losses on those items for which the fair value option has been elected in earnings. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Cape Savings is currently evaluating the requirements of the Statement and impact on the Bank’s financial position and results of operations.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on our performance than the effects of inflation.

Business of Cape Bancorp, Inc. and Cape Savings Bank

General

Cape Bancorp is a Maryland chartered savings bank holding company established to be the holding company for Cape Savings Bank. Upon completion of the conversion and offering, Cape Bancorp’s primary business activity will be the ownership of the outstanding capital stock of Cape Savings Bank. Cape Bancorp does not own or lease any property but instead uses the premises, equipment and other property of Cape Savings Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement. In connection with the offering, Cape Bancorp is acquiring Boardwalk Bancorp, Inc. a New Jersey chartered corporation and sole stockholder of Boardwalk Bank, a New Jersey chartered commercial bank headquartered in Linwood, New Jersey. Boardwalk Bank was organized in 1999. Boardwalk Bank serves the southern Atlantic shore region of New Jersey through its main office and six additional branch offices in Atlantic, Cape May and Cumberland Counties, New Jersey.

In the future, Cape Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Cape Savings Bank is a New Jersey chartered savings bank originally founded in 1923. Cape Savings Bank provides a complete line of business and personal banking products throughout its 13 full service branch offices located in Atlantic and Cape May Counties, New Jersey. We are a community-minded-institution, focused on quality service to our customers. We offer traditional financial services to consumers and businesses in our market areas. We attract deposits from the general public and use those funds to originate a variety of loans, including commercial mortgages, construction, residential, home equity loans and lines of credit and commercial business loans. We also maintain an investment portfolio.

Our website address is www.capesb.com. We plan to make available on our website, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q and amendments to these reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act. Information on our website should not be considered a part of this prospectus.

While the economies close to the New Jersey shoreline in our primary market area are more seasonal in nature, the inland areas are comprised of year-round communities. In recent years, there has been an increase in year-round residents, including many retirees, as people are attracted by the relatively lower housing prices of this area of New Jersey and the lifestyle advantages of being near the shore. In 2006, Cape May County and Atlantic County had median income of $44,500 and $44,000, respectively, which were substantially similar to the national median income of $48,200 but less than the median income of $57,300 for New Jersey.

Competition

We face significant competition in attracting deposits and originating loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our market area, including commercial banks, savings banks, savings and loan associations and credit unions, and, to a lesser extent, from other financial service companies such as brokerage firms and insurance companies. Several large holding companies operate banks in our market area, and these institutions are significantly larger than Cape Savings and, therefore, have significantly greater resources. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2006, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 11.9% of the deposits in Cape May County, which was the 3rd largest market share out of the 15 financial institutions with offices in Cape

May County, and we held approximately 6.2% of the deposits in Atlantic County, which was the 5th largest market share of the 22 financial institutions with offices in Atlantic County.

Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and through implementation of remote capture of deposits services, and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

We offer a variety of loans, including commercial mortgages, construction, residential, home equity loans and lines of credit, and commercial business loans. Historically, we have had a significant portion of our loan portfolio concentrated in residential loans, including one- to four-family residential mortgage loans and home equity loans and lines of credit. Since 2002, our commercial mortgage loan portfolio has increased each year and, at June 30, 2007, comprised 42.1% of our total loan portfolio, which was greater than any other loan category.

In the future, we intend to continue to concentrate on ways to compete for a greater share of commercial mortgage and commercial business loan originations in our primary market area. The acquisition of Boardwalk Bank will significantly enhance our capabilities in these areas.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, excluding loans held for sale, by type of loan at the dates indicated.

	At June 30, 2007		At December 31,
			2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Commercial mortgage	$190,624	42.1%	$183,091	40.6%	$157,128	37.9%	$139,839	38.1%	$127,893	36.8%	$110,620	34.1%
Residential mortgage	175,796	38.8	183,692	40.7	179,373	43.2	167,321	45.5	164,898	47.5	165,177	50.9
Construction	39,640	8.8	38,670	8.6	32,917	7.9	16,834	4.6	14,619	4.2	11,129	3.4
Home equity loans and lines of credit	36,702	8.1	36,998	8.2	36,472	8.8	36,916	10.1	32,094	9.3	29,011	8.9
Commercial business loans	9,183	2.0	7,773	1.7	8,096	2.0	5,497	1.5	7,020	2.0	7,724	2.4
Other consumer loans	989	0.2	919	0.2	798	0.2	813	0.2	809	0.2	999	0.3

Total loans	452,934	100%	451,143	100%	414,784	100%	367,220	100%	347,333	100%	324,660	100%

Other items:
Allowance for loan losses	3,933		4,009		3,792		3,603		3,057		2,252
Deferred loan fees, net	694		755		960		793		856		804

Total loans, net	$448,307		$446,379		$410,032		$362,824		$343,420		$321,604

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2006. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Maturities are based on the final contractual payment date and do not reflect the effect of prepayments and scheduled principal amortization.

	Commercial Mortgage Loans		Residential Mortgage Loans		Construction Loans		Home Equity Loans and Lines of Credit
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2007	$17,452	8.74%	$201	8.73%	$24,466	8.80%	$108	6.37%
2008	7,284	8.66	346	6.91	14,071	8.19	565	6.20
2009	452	8.20	361	7.05	92	6.88	1,331	5.15
2010 to 2011	704	7.58	431	6.84	—	—	1,817	6.94
2012 to 2016	5,222	7.28	16,983	5.77	41	8.88	7,812	6.71
2017 to 2021	7,731	6.61	42,147	5.51	—	—	25,085	7.47
2022 and beyond	144,246	6.76	123,223	6.03	—	—	280	7.13

Total	$183,091	7.04	$183,692	5.90	$38,670	8.58	$36,998	7.18

	Commercial Business Loans		Other Consumer Loans		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2007	$1,007	8.46%	$103	2.08%	$43,337	8.75%
2008	1,274	8.62	27	13.37	23,567	8.30
2009	785	8.73	49	13.34	3,070	6.92
2010 to 2011	1,163	7.84	88	12.23	4,203	7.40
2012 to 2016	3,544	7.78	—	—	33,602	6.44
2017 to 2021	—	—	—	—	74,963	6.28
2022 and beyond	—	—	652	7.30	268,401	6.43

Total	$7,773	8.11	$919	7.68	$451,143	6.74

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2006 that are contractually due after December 31, 2007. Our construction loans typically convert into adjustable-rate permanent loans and are shown as adjustable rate loans in the following table.

	Due After December 31, 2007
	Fixed Rate	Adjustable Rate	Total
	(In thousands)
Real estate loans:
Commercial mortgage	$2,168	$163,471	$165,639
Residential mortgage	140,105	43,386	183,491
Construction	3,750	10,454	14,204
Home equity loans and lines of credit	26,607	10,283	36,890
Commercial business loans	3,443	3,323	6,766
Other consumer loans	164	652	816

Total loans	$176,237	$231,569	$407,806

Commercial Mortgage Loans. At June 30, 2007, commercial mortgage loans totaled $190.6 million, or 42.1%, of our total loan portfolio, which was greater than any other loan category, including one- to four-family residential mortgage loans. The commercial mortgage loan category includes multi-family residential loans.

We offer commercial mortgage loans secured by real estate primarily with adjustable interest rates. We originate a variety of commercial mortgage loans generally for terms of up to 25 years and payments based on an amortization schedule of up to 25 years. These loans are typically based on the U.S. Treasury rate and adjust every three to five years. Commercial mortgage loans also are originated for the acquisition and development of land. Commercial mortgage loans for the acquisition and development of land are typically based upon the prime interest rate as published in The Wall Street Journal or U.S. Treasury bill rates. Commercial mortgage loans for developed real estate and for real estate acquisition and development are originated with loan-to-value ratios of up to 75%, while loans for only the acquisition of land are originated with a maximum loan to value ratio of 50%.

As of June 30, 2007, our largest commercial mortgage loan relationship was one commercial mortgage with a balance of $7.4 million, secured by a marina and commercial building. This loan was performing in accordance with its original terms at June 30, 2007.

Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial mortgage lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Repayments of loans secured by income-producing properties often depend on the successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy, to a greater extent than residential real estate loans. To monitor cash flows on income-producing properties, we require borrowers and loan guarantors, if any, to provide annual financial statements and rent rolls where applicable. In reaching a decision whether to make a commercial mortgage loan, we consider and review a cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. An environmental report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been affected by adjoining properties that handled hazardous materials.

One- to Four-Family Residential Mortgage Loans. We offer two types of residential mortgage loans: fixed-rate loans and adjustable-rate loans. We offer fixed-rate mortgage loans with terms of up to 30 years. We offer adjustable-rate mortgage loans with interest rates and payments that adjust annually after an initial fixed period of one, three, five or seven years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a percentage above the U.S. Treasury Security Index. The maximum amount by which the interest rate may be increased or decreased is generally 2.0% per adjustment period and the lifetime interest rate cap is generally 6.0% over the initial interest rate of the loan. We generally sell all fixed rate loans we originate with terms in excess of 15 years with servicing released.

Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon the sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

Our general policy is to not make high loan-to-value loans (defined as loans with a loan-to-value ratio of 80% or more) without private mortgage insurance; however, we do offer loans with loan-to-value ratios of up to 95% with private mortgage insurance, including our first-time home owner loan program. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We require title insurance on all first mortgage loans, and borrowers must obtain hazard insurance. Additionally, we require flood insurance for loans on properties located in a flood zone, and may require such insurance on properties not located in a flood zone.

We also offer interest-only adjustable rate residential loans. These loans allow for interest-only payments for the initial term of the loan and then rates adjust annually and payments are fully amortized until maturity. We do not offer payment option adjustable loans or loans defined as sub-prime. At June 30, 2007, we had $12.5 million of interest-only residential loans in our loan portfolio.

Generally, adjustable-rate loans will better insulate Cape Savings Bank from interest rate risk as compared to fixed-rate mortgages. An increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment, however, could cause an increase in delinquencies and defaults. To mitigate the risk of an increase in a monthly mortgage payment of an adjustable-rate loan, which could result in an increase to delinquencies and defaults, we adhere to strict underwriting guidelines by initially qualifying each borrower at a higher interest rate. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our assets more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Commercial Business Loans. We offer commercial business loans to professionals, sole proprietorships and small businesses in our market area. We offer installment loans for capital improvements, equipment acquisition and long-term working capital. These loans are typically based on the prime interest rate as published in The Wall Street Journal. These loans are secured by business assets other than real estate, such as business equipment and inventory, or are backed by the personal guarantee of the borrower. We originate lines of credit to finance the working capital needs of businesses to be repaid by seasonal cash flows or to provide a period of time during which the business can borrow funds for planned equipment purchases. We also offer accounts receivable lines of credit.

When making commercial business loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates and the value of the collateral.

At June 30, 2007, our largest commercial business loan relationship was a $761,000 loan secured by assets of the business. This loan was performing in accordance with its original terms at June 30, 2007.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by residential real property, the value of which tends to be more easily ascertainable, commercial business loans have greater risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. We have generally required these loans have debt service coverage of at least 1.20x, and we generally require personal guarantees.

Construction loans. We offer interim construction financing secured by a parcel of residential property for the purpose of constructing one- to four-family homes. Our construction program offers two types of loans: short-term interest-only or construction/permanent loans. The short-term loans require monthly interest-only payments based on the amount of funds disbursed. The construction/permanent loans require interest-only payments during the construction phase, and convert to a fully amortized fixed rate loan at the end of the interest-only period. Under both programs, construction must be completed within twelve months of the initial disbursement date. The maximum loan-to-value ratio will be 80% of the appraised value. At June 30, 2007, our largest construction loan relationship was $5.2 million, and was secured by residential condominiums. The loan is performing in accordance with its terms.

While providing us with a comparable, and in some cases, higher yield than conventional mortgage loans, construction loans sometimes involve a higher level of risk. For example, if a project is not completed and the borrower defaults, we may have to hire another contractor to complete the project at a higher cost. Also, a project may be completed, but may not be saleble, resulting in the borrower defaulting and Cape Savings Bank taking title to the project.

Home equity loans and lines of credit. We generally offer home equity loans and lines of credit with a maximum combined loan-to-value ratio of 90% based on the appraised value of the property, and whether the credit profile indicates that the loan qualifies as a saleable loan on the secondary market. The maximum loan-to-value ratio will be 80% of the appraised value if the loan request exceeds $100,000 and/or the FICO credit score of the applicant is below a prescribed score. Home equity loans have fixed-rates of interest and are originated with terms of up to 15 years. Home equity lines of credit have adjustable rates and are based upon the prime interest rate as published in The Wall Street Journal. We hold a first or second mortgage position on the majority of the homes that secure our home equity loans, and loans of credit.

Other consumer loans. We offer consumer loans secured by certificates of deposit held at Cape Savings Bank, the pricing of which is based upon the rate of the certificate of deposit. We will offer such loans up to 90% of the principal balance of the certificate of deposit. We also offer unsecured loans and lines of credit with terms of up to five years. Our unsecured loans and lines of credit bear a substantially higher interest rate than our secured loans and lines of credit. For more information on our loan commitments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Unsecured loans and lines of credit generally have greater risk than residential mortgage loans. Repayments of these loans depends on the borrower’s financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Loan Originations, Sales, Purchases and Participations. Loan originations come from a number of sources. The primary sources of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. From time to time, we will participate portions of our loans to local banks to supplement our lending portfolio. Loan participations totaled $335,000 at June 30, 2007. We are permitted to review all of the documentation relating to any loan in which we participate. However, in a purchased participation loan, we do not service the loan and thus are subject to the policies and practices of the lead lender with regard to monitoring delinquencies, pursuing collections and instituting foreclosure proceedings. Cape Savings Bank services loans for other financial institutions, which generally consists of collecting mortgage payments, disbursing payments to investors and, where necessary, instituting foreclosure proceedings. A mortgage servicing asset of approximately $57,000, $64,000 and $78,000 as of June 30, 2007 and December 31, 2006 and 2005, respectively, has been recorded relating to the servicing of loans for others and is included in other assets on our balance sheet.

Correspondent Lending Relationships. Since 2005, Cape Savings Bank has used two separate residential correspondent banking relationships: one with IndyMac Bank, F.S.B. and the other with SunTrust Mortgage, Inc. Correspondent lending relationships provide a source to originate and then sell loans on a servicing released basis with longer term, or non-traditional loan products which are outside of our standard underwriting guidelines. The purpose of establishing these relationships is to enable Cape Savings Bank to offer a full range of residential loan products and compete more effectively for the residential loan market share within Atlantic and Cape May Counties. The correspondent lending relationships are also a source of non-interest income and help minimize long term interest rate risk. These loans are generally priced at 1.25% above par. During the year ended December 31, 2006 Cape Savings Bank sold approximately $16.6 million of loans to its correspondent lenders.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our Board of Directors and management. The Board of Directors has granted loan approval authority to certain officers or groups of officers up to prescribed limits, based on the officer’s position and experience. Individual loans or lending relationships with aggregate exposure of up to $450,000 must be approved by the originating loan officer and a Vice President of Lending. Individual loans or lending relationships with aggregate exposure in excess of $450,000 and of up to $750,000 must be approved by the President and a Vice President of Lending. All loans in excess of $750,000 must be approved by the Board of Directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves. At June 30, 2007, our regulatory limit on loans to one borrower was $10.7 million. At that date, our largest lending relationship was an $8.1 million loan secured by commercial real estate. At June 30, 2007, this loan was performing in accordance with its terms.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Non-performing and Problem Assets

When a loan is 15 days past due, we send the borrower a late charge notice. If the loan delinquency is not corrected, other forms of collections are implemented, including telephone calls and collection letters. We attempt personal, direct contact with the borrower to determine the reason for the delinquency, to ensure that the borrower correctly understands the terms of the loan and to emphasize the importance of making payments on or before the due date. If necessary, subsequent late charges and delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, we will send the borrower a final demand for payment and we may refer the loan to legal counsel to commence foreclosure proceedings. Any of our loan officers can shorten these time frames in consultation with the senior lending officer.

Generally, loans are placed on non-accrual status when payment of principal or interest 90 days or more delinquent unless the loan is considered well-secured and in the process of collection. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if both principal and interest payments are brought current and factors indicating doubtful collection no longer exist, including performance by the borrower under the loan terms for a six-month period. Our Chief Financial Officer reports monitored loans, including all loans rated special mention, substandard, doubtful or loss, to the Board of Directors on a monthly basis. In addition, management presents a quarterly loan loss allowance analysis to our Board of Directors.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At June 30, 2007	At December 31,
		2006	2005	2004	2003	2002
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
Commercial mortgage	$3,079	$3,381	$2,420	$689	$1,464	$889
Residential mortgage	40	48	—	—	152	207
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	20	—	—	—	—	—
Commercial business loans	56	141	124	129	13	15
Other consumer loans	19	16	10	18	12	20

Total non-accrual loans	3,214	3,586	2,554	836	1,641	1,131

Loans greater than 90 days delinquent and still accruing:
Real estate loans:
Commercial mortgage	—	—	—	—	—	—
Residential mortgage	—	225	265	399	266	53
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	8	—	—
Commercial business loans	—	—	—	—	—	—
Other consumer loans	—	—	—	—	—	—

Total loans 90 days and still accruing	—	225	265	407	266	53

Total non-performing loans	3,214	3,811	2,819	1,243	1,907	1,184

Real estate owned	—	—	—	—	—	227

Total non-performing assets	$3,214	$3,811	$2,819	$1,243	$1,907	$1,411

Ratios:
Non-performing loans to total loans	0.71%	0.84%	0.68%	0.34%	0.55%	0.36%
Non-performing assets to total assets	0.52%	0.62%	0.49%	0.23%	0.38%	0.31%

For the six months ended June 30, 2007 and for the year ended December 31, 2006, interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $214,000 and $95,000, respectively. No interest income on non-accrual loans was included in net income for the periods referenced in the table above.

The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For				Total
	60-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At June 30, 2007
Real estate loans:
Commercial mortgage	2	$553	4	$3,079	6	$3,632
Residential mortgage	2	205	1	40	3	245
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	20	—	—
Commercial business loans	—	—	3	56	3	56
Other consumer loans	5	72	4	19	9	111

Total	9	$830	12	$3,214	21	$4,044

At December 31, 2006
Real estate loans:
Commercial mortgage	—	$—	5	$3,381	5	$3,381
Residential mortgage	6	252	3	273	9	525
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Commercial business loans	—	—	3	141	3	141
Other consumer loans	2	33	2	16	4	49

Total	8	$285	13	$3,811	21	$4,096

At December 31, 2005
Real estate loans:
Commercial mortgage	1	$493	3	$2,420	4	$2,913
Residential mortgage	2	57	3	265	5	322
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Commercial business loans	1	39	3	124	4	163
Other consumer loans	5	75	1	10	6	85

Total	9	$664	10	$2,819	19	$3,483

At December 31, 2004
Real estate loans:
Commercial mortgage	2	$705	3	$689	5	$1,394
Residential mortgage	6	304	5	399	11	703
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	1	8	1	8
Commercial business loans	1	29	3	129	4	158
Other consumer loans	1	15	2	18	3	33

Total	10	$1,053	14	$1,243	24	$2,296

At December 31, 2003
Real estate loans:
Commercial mortgage	2	$478	3	$1,464	5	$1,942
Residential mortgage	2	138	3	418	5	550
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Commercial business loans	—	—	1	13	1	13
Other consumer loans	4	20	4	12	8	37

Total	8	$636	11	$1,907	19	$2,542

At December 31, 2002
Real estate loans:
Commercial mortgage	1	$73	3	$889	4	$962
Residential mortgage	4	145	3	260	7	404
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Commercial business loans	—	—	1	15	1	15
Other consumer loans	6	35	4	20	10	56

Total	11	$253	11	$1,184	22	$1,437

Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned. When property is acquired it is recorded at the lower of cost or estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At June 30, 2007, we had no real estate owned.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of June 30, 2007, we had $60,000 of assets designated as special mention.

The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. Our determination as to the classification of our assets and the amount of our loss allowances is subject to review by the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at June 30, 2007, classified assets consisted of substandard assets of $3.3 million, and no doubtful assets and no assets classified as loss. As of June 30, 2007, our largest substandard asset was a commercial mortgage loan of $2.7 million. The classified assets total includes $3.2 million of nonperforming loans at June 30, 2007.

Allowance for Loan Losses

Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. In determining the allowance for loan losses, management considers the losses inherent in our loan portfolio and changes in the type and volume of loan activities, along with the general economic and real estate market conditions. A description of our methodology in establishing our allowance for loan losses is set forth in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cape Bancorp - Critical Accounting Policies-Allowance for Loan Losses.” The allowance for loan losses as of June 30, 2007 was maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable. However, this analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

In addition, as an integral part of their examination process, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance have authority to periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands)
Balance at beginning of period	$4,009	$3,792	$3,792	$3,603	$3,057	$2,252	$2,534

Charge-offs:
Real estate loans:
Commercial mortgage	—	—	—	—	—	(19)	(732)
Residential mortgage	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—	—
Commercial business loans	(119)	—	—	—	—	—	—
Other consumer loans	(77)	(48)	(128)	(4)	(4)

Total charge-offs	(196)	(48)	(128)	(4)	(4)	(19)	(732)
Recoveries:
Real estate loans:
Commercial mortgage	—	—	—	—	—	—	—
Residential mortgage	—	—	—	—	—	2	—
Construction	—	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—	—
Commercial business loans	—	—	—	—	—	—	—
Other consumer loans	20	14	33	—	—		—

Total recoveries	20	14	33	—	—	2	—
Net (charge-offs) recoveries	(176)	(34)	(95)	(4)	(4)	(17)	(732)
Provision for loan losses	156	156	312	193	550	822	450
Reclassification to other liabilities for reserve on off-balance sheet items	(56)	—	—	—	—	—	—

Balance at end of period	$3,933	$3,914	$4,009	$3,792	$3,603	$3,057	$2,252

Ratios:
Net charge-offs to average loans outstanding (annualized)	0.08%	0.02%	0.02%	0.01%	0.00%	0.01%	0.23%
Allowance for loan losses to non-performing loans at end of period	122.37%	499.87%	105.20%	134.52%	289.86%	160.30%	190.20%
Allowance for loan losses to total loans at end of period	0.87%	0.90%	0.89%	0.91%	0.98%	0.88%	0.69%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

			At December 31,
	At June 30, 2007		2006		2005
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
Commercial mortgage	$2,054	42.09%	$2,165	40.59%	$1,799	37.88%
Residential mortgage	1,069	38.81	1,071	40.72	1,137	43.24
Construction	366	8.75	370	8.57	399	7.94
Home equity loans and lines of credit	242	8.10	222	8.20	255	8.79
Commercial business loans	72	2.03	79	1.72	200	1.95
Other consumer loans	130	0.22	102	0.20	2	0.20

Total allocated allowance	3,933	100.00%	4,009	100.00%	3,792	100.00%

Unallocated	—		—		—

Total	$3,933		$4,009		$3,792

	At December 31,
	2004		2003		2002
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
Commercial mortgage	$1,945	38.08%	$1,649	36.82%	$1,124	34.07%
Residential mortgage	1,116	45.56	968	47.48	821	50.88
Construction	205	4.58	149	4.21	89	3.43
Home equity loans and lines of credit	270	10.05	209	9.24	158	8.94
Commercial business loans	65	1.50	77	2.02	55	2.38
Other consumer loans	2	0.23	5	0.23	5	0.30

Total allocated allowance	3,603	100.00%	3,057	100.00%	2,252	100.00%

Unallocated	—		—		—

Total	$3,603		$3,057		$2,252

Investment Activities

We have authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various U.S. government sponsored enterprises, federal agencies and state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities (equity as well as debt) and mutual funds. As a member of the Federal Home Loan Bank of New York, we also are required to maintain an investment in Federal Home Loan Bank of New York stock.

At June 30, 2007, our investment portfolio, excluding Federal Home Loan Bank stock, totaled $100.3 million and consisted primarily of municipal bonds, mortgage-backed securities, including collateralized mortgage obligations, United States Government and agency securities, including securities issued by Government sponsored enterprises, municipal and other bonds and equity securities.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return on our investment. Our Board of Directors has the overall responsibility for the investment portfolio, including approval of our investment policy, which is reviewed and approved at least annually. The Investment Committee, consisting of the Chief Executive Officer, Chief Financial Officer and Controller, is responsible for implementation of the investment policy, and monitoring our investment performance. Our Board of Directors reviews the status of our investment portfolio on a monthly basis.

Municipal Securities. We invest in state and county municipal bonds, both general obligation and revenue bonds. Our policy allows us to purchase such securities rated “Baa” or higher and only after the credit-worthiness of the issuer is established. No more than 20% of our investment portfolio can be invested in obligations of one or more state, local or municipal entity without approval of our Board of Directors. Our municipal securities portfolio currently consists primarily of State of New Jersey bonds of $10.4 million and other municipal bonds of $6.6 million.

United States Government and Federal Agency Obligations. While United States Government and federal agency securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and as an interest rate risk hedge in the event of significant mortgage loan prepayments.

Mortgage-Backed Securities. We invest in mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Our policy allows us to purchase privately-issued mortgage-backed securities rated “A” or higher, although in practice we generally limit purchases of such securities to those rated “AAA.” We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae.

Mortgage-backed securities are created by pooling mortgages and issuing a security with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Cape Savings Bank. Some securities pools are guaranteed as to payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our specific liabilities and obligations. Finally, mortgage-backed securities are assigned lower risk weightings for purposes of calculating our risk-based capital level.

Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

CMOs are debt securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into “tranches” or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders. All of the CMOs in our investment portfolio are rated “AAA” by at least one of the major investment securities rating services.

Investment Securities Portfolio. The following tables set forth the composition of our investment securities portfolio.

	At June 30, 2007		At December 31,
			2006		2005		2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Investment securities held-to-maturity:
Municipal bonds	$17,049	$16,765	$13,936	$13,839	$11,221	$11,163	$13,858	$14,091
U.S. Government and agency obligations	1,000	977	1,000	976	1,000	975	1,000	1,000
Mortgage-backed securities:
Ginnie Mae pass-through certificates	60	61	76	77	130	134	205	214
Freddie Mac pass-through certificates	4,867	4,861	3,998	3,982	1,926	1,946	1,224	1,279
Fannie Mae pass-through certificates	13,002	12,645	13,084	12,928	8,395	8,322	8,082	8,220
Collateralized mortgage obligations	7,218	7,092	6,637	6,575	2,962	2,875	7,136	7,016

Total securities held-to-maturity	$43,196	$42,401	$38,731	$38,377	$25,634	$25,415	$31,505	$31,820

	At June 30, 2007		At December 31,
			2006		2005		2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Investment securities available-for-sale:
Debt Securities:
U.S. Government and agency obligations	$24,694	$24,571	$24,997	$24,794	$33,246	$32,655	$34,244	$34,011
Corporate bonds	3,012	3,005	8,270	8,244	12,693	12,598	16,555	16,494
Equity securities	247	223	247	224	4,510	4,391	7,059	6,977
Mortgage-backed securities:
Ginnie Mae pass-through certificates	1,216	1,222	1,429	1,424	2,075	2,066	2,978	3,001
Freddie Mac pass-through certificates	13,726	13,695	10,931	10,908	7,889	7,759	10,786	10,713
Fannie Mae pass-through certificates	14,326	14,361	16,851	16,890	10,981	10,861	14,280	14,256

Total securities available-for-sale	$57,221	$57,077	$62,725	$62,484	$71,394	$70,330	$85,902	$85,452

Certain of the investment securities listed above have fair values less than amortized cost and therefore contain unrealized losses. Cape Savings Bank evaluated these securities and determined that the decline in value is related to fluctuations in the interest rates and not related to any event specifically related to an issuer or industry. The majority of the holdings are backed by the United States Government or United States-sponsored agencies and full payment is expected at maturity. Cape Savings Bank has the intent and ability to hold these investments until maturity or market price recovery. We anticipate full recovery of amortized costs with respect to these securities. Management has determined that there are no securities that are other than temporarily impaired as of June 30, 2007, and December 31, 2006 and 2005.

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at June 30, 2007 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis, which as of June 30, 2007 was 5.40%.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Investment securities held to maturity:
Municipal bonds	$840	4.42%	$7,040	3.48%	$8,329	3.71%	$839	4.05%	$17,048	$16,765	3.67%
U.S. Government and agency obligations	—	—	1,000	4.11%	—	—	—	—	1,000	977	4.11%
Mortgage-backed securities:
Ginnie Mae pass-through certificates	2	6.72%	7	6.99%	22	7.26%	29	7.47%	60	61	7.31%
Freddie Mac pass-through certificates	573	5.64%	3,097	5.27%	1,197	5.17%	—	—	4,867	4,861	5.29%
Fannie Mae pass-through certificates	12	6.99%	2,227	6.15%	3,602	4.78%	7,162	5.40%	13,003	12,645	5.36%
Collateralized mortgage obligations	—	—	740	4.80%	4,252	5.27%	2,226	4.51%	7,218	7,092	4.99%

Total securities held-to-maturity	$1,427	4.94%	$14,111	4.41%	$17,402	4.42%	$10,256	5.10%	$43,196	$42,401	4.59%

Investment securities available for sale:
Debt Securities:
U.S. Government and agency obligations	$9,000	3.43%	$15,694	5.35%	$—	—%	$—	—%	$24,694	$24,571	4.65%
Corporate bonds	3,012	5.23%	—	—%	—	—%	—%	—%	3,012	3,005	5.23%
Equity securities	—	—%	—	—%	—	—%	247	5.60%	247	223	5.60%
Mortgage-backed securities:
Ginnie Mae pass-through certificates	—	—%	—	—%	167	6.40%	1,050	5.30%	1,217	1,221	5.45%
Freddie Mac pass-through certificates	—	—%	—	—%	10	6.65%	13,716	5.16%	13,726	13,695	5.16%
Fannie Mae pass-through certificates	—	—%	—	—%	21	5.16%	14,305	5.04%	14,326	14,362	5.04%

Total securities available for sale	$12,012	3.88%	$15,694	5.35%	$198	6.29%	$29,318	5.11%	$57,222	$57,077	4.92%

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. We obtain deposits within our market area primarily by offering of a broad selection of deposit accounts, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and certificates of deposit. We also have $20.5 million of deposit accounts from a variety of local municipal relationships. We have no brokered deposits.

We also offer a variety of deposit accounts designed for the businesses operating in our market area. Our business banking deposit products include a commercial checking account and a checking account specifically designed for small businesses. We offer bill paying and cash management services through our online banking system.

Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the interest rates offered by our competition, the interest rates available on borrowings, rates on brokered deposits, our liquidity needs, and customer preferences. We generally review our deposit mix and deposit pricing weekly. Our deposit pricing strategy generally has been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.

The following table sets forth the distribution of our average total deposit accounts, by account type, for the periods indicated.

	For the Six Months Ended June 30, 2007			For the Year Ended December 31, 2006
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Non-interest bearing	$43,244	9.8%	0.00%	$46,802	10.6%	0.00%
Savings accounts	77,965	17.7	1.48%	88,715	20.2	1.43%
NOW and money market	147,466	33.4	2.53%	139,645	31.8	2.21%
Certificates of deposit	172,821	39.1	4.47%	164,570	37.4	4.01%

Total deposits	$441,496	100.0%	2.86%	$439,732	100.0%	2.49%

	For the Years Ended December 31,
	2005			2004
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Non-interest bearing	$44,377	10.5%	0.00%	$39,207	9.7%	0.00%
Savings Accounts	101,593	24.0	1.15%	108,259	26.8	0.67%
NOW and money market	126,156	29.9	1.24%	112,075	27.7	0.61%
Certificates of deposit	150,378	35.6	3.13%	145,085	35.8	2.75%

Total deposits	$422,504	100.0%	1.76%	$404,626	100.0%	1.34%

The following table sets forth time deposits classified by interest rate as of the dates indicated.

	At June 30, 2007	At December 31,
		2006	2005	2004
	(In thousands)
Interest Rate
Less than 2.00%	$29	$29	$259	$44,852
2.00% - 2.99%	391	1,539	29,429	50,248
3.00% - 3.99%	16,918	26,142	85,091	21,078
4.00% - 4.99%	145,019	129,724	37,836	15,711
5.00% - 5.99%	15,752	10,913	4,505	6,494
6.00% - 6.99%	8	8	8	6,860
7.00% - 7.99%	—	—	—	771

Total	$178,117	$168,355	$157,128	$146,014

The following table sets forth the amount and maturities of time deposits at June 30, 2007.

	Period to Maturity at June 30, 2007					Total
	Less Than or Equal to a Year	More Than One to Two Years	More Than Two to Three Years	More Than Three to Four Years	More Than Four Years
	(In thousands)
Interest Rate
Less than 2.00%	$29	$—	$—	$—	$—	$29
2.00% - 2.99%	346	45	—	—	—	391
3.00% - 3.99%	11,201	4,233	1,484	—	—	16,918
4.00% - 4.99%	105,111	19,858	8,647	6,683	4,721	145,020
5.00% - 5.99%	11,771	1,551	533	646	1,250	15,751
6.00% - 6.99%	—	8	—	—	—	8

Total	$128,458	$25,695	$10,664	$7,329	$5,971	$178,117

As of June 30, 2007, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $44.3 million. The following table sets forth the maturity of these certificates as of June 30, 2007.

At June 30, 2007
(In thousands)
Three months or less	$8,323
Over three months through six months	11,934
Over six months through one year	11,721
Over one year to three years	9,113
Over three years	3,227

Total	$44,318

Borrowings. We have the ability to borrow from the Federal Home Loan Bank of New York to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.

Our borrowings consist of advances from the Federal Home Loan Bank of New York. At June 30, 2007, we had access to additional Federal Home Loan Bank advances of up to $91.3 million based on our unused qualifying collateral available to support such advances. The following table sets forth information concerning balances and interest rates on all of our borrowings at the dates and for the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2007	2006	2006	2005	2004
	(Dollars in thousands)
Balance at end of period	$65,000	$86,288	$99,000	$73,530	$48,497
Average balance during period	$91,249	$82,751	$84,860	$62,316	$46,341
Maximum outstanding at any month end	$104,000	$88,000	$104,083	$73,805	$53,000
Weighted average interest rate at end of period	4.73%	4.16%	4.85%	4.10%	3.26%
Average interest rate during period	4.86%	4.39%	4.62%	3.61%	3.05%

Properties

The following table sets forth certain information relating to our properties as of June 30, 2007. We own our main office and all of our branches.

Description and Address	Date Opened	Square Footage	Net Book Value at June 30, 2007 (In thousands)
Main Office
225 North Main Street Cape May Court House, New Jersey 08210	1983	3,100	$4,639	(1)
Branch Offices
Cape May Branch 217 Johnson Street Cape May, New Jersey 08204	1983	4,396	$409
Ocean City Branch 1000 Asbury Avenue Ocean City, New Jersey 08226	1982	1,512	$217
Marmora Branch Route 9 and Old Tuckahoe Road Marmora, New Jersey 08223	1975	2,124	$444
Villas Branch 1899 Bayshore Road Villas, New Jersey 08215	1974	3,010	$431
Stone Harbor Branch 9616 Second Avenue Stone Harbor, New Jersey 08247	1988	1,425	$306
Rio Grande Branch Routes 9 and 47 Rio Grande, New Jersey 08242	1984	2,496	$314
Wildwood Branch 3101 New Jersey Avenue Wildwood, New Jersey 08260	1987	2,624	$472
Atlantic City Branch 1501 Pacific Avenue Atlantic City, New Jersey 08401	2002	6,868	$1,299

(footnotes on next page)

Margate Branch Essex and Ventnor Avenues Margate City, New Jersey 08402	1991	2,440	$946
Egg Harbor Township Branch Black Horse Pike and Fire Road Egg Harbor Township, New Jersey 08234	1991	2,600	$561
Galloway Branch 320 E. Jimmie Leeds Road Galloway, New Jersey 08205	2002	2,800	$1,474
Somers Point Branch 199 New Road Somers Point, New Jersey 08244	2002	2,337	$718

(1)	Includes additional administrative office space at main office complex.

Personnel

As of June 30, 2007, we had 130 full-time employees and 9 part-time employees, none of whom is represented by a collective bargaining unit. We believe we have a good relationship with our employees.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Upon completion of the stock offering, Cape Savings Bank will be the Cape Bancorp’s only subsidiary.

Cape Savings Bank has two active wholly owned subsidiaries, both of which were formed in June 2006. Cape New Jersey Investment Company is a New Jersey investment company that holds, invests and reinvests U.S. Treasury, mortgage-backed and other government obligations, stocks, bonds, notes, loans, debentures and other securities on behalf of Cape Savings Bank. The sole purpose of Cape Delaware Investment Company is to hold the investment portfolio of Cape New Jersey Investment Company. In addition, Cape Savings Bank owns two inactive subsidiaries, Cape May County Savings Service Corporation and CASABA Real Estate Holding Corporation.

Management’s Discussion and Analysis of Financial Condition and Results of

Operations of Boardwalk Bancorp

Overview

In addition to historical information, this management discussion and analysis contains forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Boardwalk Bancorp cautions readers not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of this date. Boardwalk Bancorp is not obligated to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after this date. Readers should carefully review the risk factors described in other documents Boardwalk Bancorp files from time to time with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K.

The following discussion focuses on the major components of the operations. This discussion section should be read in conjunction with Boardwalk Bancorp’s Consolidated Financial Statements and accompanying notes beginning on page G-1. Current performance may not be indicative of future performance.

Critical Accounting Matters

The discussion and analysis of the financial condition and results of operations are based on Boardwalk Bancorp’s Consolidated Financial Statements, which are prepared in conformity with generally accepted accounting principles in the United States. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenue and expenses. Management evaluates the estimates and assumptions on an ongoing basis, including those related to the allowance for loan losses and deferred taxes. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the basis for making judgments on the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The following are the critical accounting policies that involve more significant judgments and estimates:

Allowance for Loan Losses

The provision for loan losses charged to operating expense reflects the amount deemed appropriate by management to provide for known and inherent losses in the existing loan portfolio. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

Management relies significantly on estimates to determine the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, borrowers’ perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows, and other relevant factors. Since the allowance for loan losses is dependent, to a great extent, on conditions that may be beyond Boardwalk Bancorp’s control, it is at least reasonably possible that management’s estimates of the allowance for loan losses and actual results could differ in the near term.

In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable.

Results of Operations for the Three and Six Months Ended June 30, 2007 and 2006

Overview

Boardwalk reported a decrease of $13,000 or 1.7% in net income to $757,000 or $0.18 per diluted share for the three months ended June 30, 2007 from $770,000 or $0.21 per diluted share for the three months ended June 30, 2006. Boardwalk Bancorp’s asset-restructuring program, designed to reduce interest rate risk and improve net interest margin, resulted in pre-tax losses of $1,758,000 for the six months ended June 30, 2007. Assets in Boardwalk Bancorp’s restructuring program that were designated for sale at March 31, 2007 and subsequently sold in April 2007 were reported as other than temporarily impaired at March 31, 2007 (see “Note 2 — Summary Of Significant Accounting Policies, Investment Securities” in Boardwalk Bancorp’s Consolidated Financial Statements as of and for the quarter ended June 30, 2007). Other than temporary impairment treatment requires us to value these investments at market value with the difference between book carrying value and market value being recognized as a component of current earnings for the three month period ended March 31, 2007. Changes in market values of the investment securities sold in Boardwalk Bancorp’s restructuring program between March 31, 2007 and the actual sale date in April 2007 resulted in net gains on sale of $95,035.

Net income for the three months ended June 30, 2007 benefited from growth in loans and a resultant growth in interest income. Interest income improved by $758,000 or 11.7% to $7,226,000 for the three months ended June 30, 2007 from $6,468,000 in the same quarter of 2006. The increase in interest income included a 17.0% increase in interest on loans to $5,508,000 for the three months ended June 30, 2007 from $4,708,000 for the three months ended June 30, 2006. Increasing deposit competition and rising interest rates contributed to an increase in deposit interest expense. The cost of interest bearing deposits increased from 3.59% for the three month period ended June 30, 2006 to 4.24% for the three month period ended June 30, 2007. Deposit interest expense increased by $431,000 to $2,946,000 for the second quarter of 2007 from $2,515,000 during the second quarter of 2006. Interest expense on borrowings also increased as Boardwalk Bank used borrowings to supplement deposit growth and to fund asset growth. Interest expense on borrowings increased to $983,000 for the three months ended June 30, 2007 from $848,000 for the three months ended June 30, 2006. The provision for loan losses for the three month period ended June 30, 2007 was $215,000. The provision for the second quarter of 2006 was $92,000. Non-interest income increased to $604,000 for the three months ended June 30, 2007 from

$326,000 for the three months ended June 30, 2006. This increase can largely be attributed to the gains on sale of $188,000 resulting from the restructuring of the investment portfolio, increase in BOLI income of $28,000 and increases in fee income of $62,000.

Boardwalk reported a decrease of $1,440,000 in net income to $92,000 or $0.02 per diluted share for the six months ended June 30, 2007 from $1,532,000 or $0.43 per diluted share for the six months ended June 30, 2006, primarily as the result of the asset-restructuring program during the second quarter of 2007.

Net income for the six months ended June 30, 2007 was driven by growth in interest income resulting from continued loan growth. Interest income improved by $1,717,000 or 13.7% to $14,282,000 for the six months ended June 30, 2007 from $12,565,000 in the same quarter of 2006. The increase in interest income included a 16.8% increase in interest on loans to $10,658,000 for the six months ended June 30, 2007 from $9,126,000 for the six months ended June 30, 2006. Rising deposit rates and, to a lesser degree, deposit growth contributed to an increase in deposit interest expense. The cost of interest bearing deposits increased from 3.44% for the six month period ending June 30, 2006 to 4.24% for the six month period ending June 30, 2007. Deposit interest expense increased by $1,285,000 to $5,970,000 for the six months ended June 30, 2007 from $4,685,000 during the six months ended June 30, 2006. Interest expense on borrowings also increased as Boardwalk Bank used borrowings to support asset growth. Interest expense on borrowings increased to $1,926,000 for the six months ended June 30, 2007 from $1,697,000 for the six months ended June 30, 2006. The provision for loan losses for the six month period ended June 30, 2007 was $422,000 reflecting the growth in loans. Non-interest income decreased to ($906,000) for the six months ended June 30, 2007 from $573,000 for the six months ended June 30, 2006. Non-interest income was reduced by $1,758,000 from losses on the restructuring of the investment portfolio.

Net Interest Income

Net interest income is the most significant component of Boardwalk Bancorp’s operating income. Net interest income depends upon the levels of interest-earning assets and interest-bearing liabilities and the difference or “spread” between the respective yields earned and rates paid. The interest rate spread is influenced by the overall interest rate environment and by competition. Net interest margin is the interest income earned on interest earning assets less interest expense paid on interest bearing liabilities, expressed as a percentage of earning assets.

Net interest income for the quarter ended June 30, 2007 grew from the quarter ended June 30, 2006 reflecting the strengthening of Boardwalk Bancorp’s core earnings from continued loan growth. Net interest income before provisions for loan losses increased $192,000 or 6.2% to $3,297,000 for the three months ended June 30, 2007 from $3,105,000 for the three months ended June 30, 2006. Increases in interest bearing liability costs exceeded increases from growth in interest bearing account balances as strong deposit competition in the southern New Jersey market continued to keep pressure on deposit rates. Volume growth in loans combined with rate improvements in loans and yield improvements in investments from the restructuring resulted in almost equal affects of rate and volume on interest income growth. The increase in net interest income is attributable, after netting all these factors, primarily to growth in earning assets as the net change in volume contributed $220,000 to growth from the quarter ended June 30, 2007 from the same quarter in the previous year while the net impact of changes in interest rates for the same periods was ($28,000). Deposit interest expense increased by $431,000 to $2,946,000 for the second quarter of 2007 from $2,515,000 during the second quarter of 2006. Increases in deposit interest expense were impacted by continued intense deposit competition. Interest expense on borrowings increased from higher Federal Home Loan Bank of New York advance rates and despite declines in the amount of borrowed funds. Federal Home Loan Bank of New York overnight borrowings used for short-term liquidity purposes were more expensive due to the negatively sloped yield curve. Interest expense on borrowings increased to $983,000 for the three months ended June 30, 2007 from $848,000 for the three months ended June 30, 2006.

Improvements in net interest income for the six months ended June 30, 2007 were primarily the result of growth in loans combined with changes in interest rates on both loans and investments. Net interest income before provisions for loan losses increased $203,000 or 3.3% to $6,386,000 for the six months ended June 30, 2007 from $6,183,000 for the six months ended June 30, 2006. Growth in earning assets out weighed increases in interest expense from growth of deposits and borrowings for the six months ended June 30, 2007. Increases in volume of loans added $1,201,000 to interest income while growth in interest bearing liabilities added $424,000 to interest expense. Increases in rates on deposits and borrowings exceeded improvements in rates on investments and loans. Increases in rates on loans and investments of $738,000 was eclipsed by an additional $954,000 from increases in rates on deposits and borrowings. Changes in rates on investments were positively impacted by portfolio restructuring. The net impact of changes in interest rates for the same periods was ($216,000).

Net Interest Margin and Rate/Volume Analysis

Boardwalk Bancorp’s net interest margin improved during the three months ended June 30, 2007 from the same period in the previous year. For the three months ended June 30, 2007, net interest margin rose to 3.18% from 3.11% for the comparable period in the prior year. This improvement in net interest margin reflects the yield improvements achieved as a result of the investment portfolio restructuring and a consistent effort to reduce deposit interest rates. Yields on loans have also had a positive impact on net interest margin, but to a lesser extent than the yield on investments.

Average total loans were $296,642,000 for the three months ended June 30, 2007 compared to $261,204,000 for the three months ended June 30, 2006 an increase of 13.6%. Growth in deposits and borrowings and reductions in investments were utilized to fund asset growth. Average interest-bearing liabilities were $372,150,000 for the three months ended June 30, 2007 up from $368,352,000 for the three months ended June 30, 2006.

Increases in interest income for the three months ended June 30, 2007 were driven principally by loan growth and, to a lesser degree, by improved investment rates. Total interest income for the three months ended June 30, 2007 increased $378,000 as a result of growth in asset balances (volume) and $380,000 from increases in average interest rates. Net interest margin improvement for the three months ended June 30, 2007 was supported by investment restructuring and more conservative certificate of deposit pricing. Yields on interest-earning assets rose by 48 basis points from 6.48% in the second quarter of 2006 to 6.96% for the second quarter of 2007. Continued competitive pricing caused the cost of interest-bearing liabilities to increase by 57 basis points from 3.66% in the second quarter of 2006 to 4.23% for the second quarter of 2007. The impact of changes in interest rates on Boardwalk Bancorp’s net interest income almost equally affected interest bearing liabilities and interest earning assets with a ($28,000) change attributable to net changes in average interest rates from the three months ended June 30, 2006 to the three months ended June 30, 2007.

Net interest margin declined for the six months ended June 30, 2007 from the same period in the previous year. For the six months ended June 30, 2007, net interest margin fell to 3.07% from 3.15% for the comparable period in the prior year. Yields on interest-earning assets rose by 45 basis points to 6.86% for the first half of 2007 from 6.41% in the first half of 2006 while the cost of interest-bearing liabilities rose by 69 basis points to 4.23% for the first half of 2007 from 3.54% in the first half of 2006. Loan yields rose as a result of significant loan growth and higher loan rates on new loans.

The impact of growth over changes in interest rates was much the same for the six months ended June 30, 2007 compared to June 30, 2006. Increases in total net interest income for the six months ended June 30, 2007 from the six months ended June 30, 2006 can be attributed to both growth in net earning assets and rate improvements as $979,000 was the result of growth in average volumes and $738,000 is attributable to changes in average rates. An increase in deposits and borrowings balances combined with higher deposit rates to offset much of the improvements in earning assets. Increases in deposit and borrowings average balances increased interest costs by $561,000 and increases in liability rates raised liability costs by $953,000 for the six months ended June 30, 2007 from the six months ended June 30, 2006.

During the second quarter of 2007 significant strides were made to improve net interest rate margin from the first quarter of 2007. For the three months ended June 30, 2007 net interest margin increased to 3.18% from 2.96% for the three months ended March 31, 2006 reflecting the positive impacts of the investment portfolio restructuring and consistent efforts to reduce deposit costs. Deposit costs were reduced by lowering certificate of deposit rates and introducing a highly successful personal money market account.

Average interest-earning assets as a percent of total assets rose, as Boardwalk Bancorp added no new branches to its branch network while experiencing significant growth in its loan portfolio. As a result of this asset mix change, the ratio of average interest-earning assets to average interest-bearing liabilities increased to 111.58% for the six months ended June 30, 2007 from 108.66% for the same period in 2006.

The following table sets forth, for the three month periods ended June 30, 2007 and June 30, 2006, information regarding average balances of assets and liabilities, the total dollar amounts of interest income from interest earning assets, interest expense on interest bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and the ratio of interest earning assets to interest bearing liabilities. Non accrual loans are included in the average loan balance.

	For the Three Months Ended June 30,
	2007			2006
	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield
	(Dollars in thousands)
Interest Earning Assets
Interest bearing deposits	$8,031	$107	5.34%	$12,594	$148	4.71%
Investments	111,743	1,611	5.78%	126,848	1,612	5.10%
Loans	296,642	5,508	7.45%	261,204	4,708	7.23%

Total interest earning assets	416,416	7,226	6.96%	400,646	6,468	6.48%

Non-interest earning assets	34,725			30,806
Allowance for loan losses	(3,590)			(3,055)

Total assets	$447,551			$428,397

Interest Bearing Liabilities
Interest bearing demand accounts	$26,773	113	1.69%	$36,487	165	1.81%
Savings accounts	6,650	24	1.45%	7,959	26	1.31%
Corporate money market accounts	16,335	86	2.11%	24,350	130	2.14%
Personal money market accounts	11,460	119	4.16%	—	—	0.00%
Certificates of deposit	217,386	2,604	4.80%	212,276	2,194	4.15%
FHLB borrowings	93,546	983	4.21%	87,280	848	3.90%

Total interest bearing liabilities	372,150			368,352
Non-interest bearing deposits	23,752	3,929	4.23%	22,994	3,363	3.66%

Other liabilities	1,247			1,112

Total liabilities	397,149			392,458
Shareholders’ equity	50,402			35,939

Total liabilities & shareholders’ equity	$447,551	—		$428,397	—

Net interest income		$3,297			$3,105

Net interest spread			2.73%			2.82%
Net interest margin			3.18%			3.11%
Net interest income and margin (tax equivalent basis)(1)		3,352	3.23%		3,161	3.16%
Ratio of average interest earning assets to average interest bearing liabilities	111.89%			108.77%

(1)

In order to present pre-tax income and resultant yields on tax-exempt investments on a basis comparable to those on taxable investments, a tax equivalent yield adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 34%, and has the effect of increasing interest income by $55,000 and $56,000 for the three month periods ended June 30, 2007 and 2006 respectively. The average yield on investments increased to 5.98% from 5.78% for the three month period ended June 30, 2007 and increased to 5.27% from 5.10% for the three month period ended June 30, 2006.

The following table sets forth, for the six month periods ended June 30, 2007 and June 30, 2006, information regarding average balances of assets and liabilities, the total dollar amounts of interest income from interest earning assets, interest expense on interest bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and the ratio of interest earning assets to interest bearing liabilities. Non accrual loans are included in the average loan balance.

	For the Six Months Ended June 30,
	2007			2006
	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield
	(Dollars in thousands)
Interest Earning Assets
Interest bearing deposits	$8,567	228	5.37%	$12,634	$287	4.58%
Investments	122,321	3,396	5.60%	126,430	3,152	5.03%
Loans	289,019	10,658	7.44%	256,459	9,126	7.18%

Total interest earning assets	419,907	14,282	6.86%	395,523	12,565	6.41%

Non-interest earning assets	35,468			29,630
Allowance for loan losses	(3,444)			(3,002)

Total assets	$451,931			$422,151

Interest Bearing Liabilities
Interest bearing demand accounts	$28,074	239	1.72%	$38,338	348	1.83%
Savings accounts	6,712	47	1.41%	7,831	52	1.34%
Corporate money market accounts	15,792	165	2.11%	24,977	265	2.14%
Personal money market accounts	6,633	137	4.17%	—	—	0.00%
Certificates of deposit	226,481	5,382	4.79%	203,161	4,020	3.99%
FHLB borrowings	92,644	1,926	4.19%	89,700	1,697	3.82%

Total interest bearing liabilities	376,336	7,896	4.23%	364,007	6,382	3.54%

Non-interest bearing deposits	22,945			21,219
Other liabilities	1,171			1,136

Total liabilities	400,452			386,362
Shareholders’ equity	51,479			35,789

Total liabilities & shareholders’ equity	$451,931	—		$422,151	—

Net interest income		$6,386			$6,183

Net interest spread			2.63%			2.87%
Net interest margin			3.07%			3.15%
Net interest income and margin (tax equivalent basis)(1)		6,512	3.13%		6,284	3.20%
Ratio of average interest earning assets to average interest bearing liabilities	111.58%			108.66%

(1)

In order to present pre-tax income and resultant yields on tax-exempt investments on a basis comparable to those on taxable investments, a tax equivalent yield adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 34%, and has the effect of increasing interest income by $126,000 and $101,000 for the six month periods ended June 30, 2007 and 2006 respectively. The average yield on investments increased to 5.81% from 5.60% for the six month period ended June 30, 2007 and increased to 5.19% from 5.03% for the six month period ended June 30, 2006.

Rate/Volume Analysis

The following tables analyze the dollar amount changes in interest income and interest expense for major components of interest earning assets and interest bearing liabilities. The tables distinguish between (i) changes attributable to volume (changes in volume multiplied by prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the Average Volume columns and the Average Rate columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated to the change attributable to volume.

	For the Three Months Ended June 30, 2007 Compared to June 30, 2006
	Increase (Decrease) due to change in:
	Average Volume	Average Rate	Net change
	(In thousands)
Interest Earning Assets
Interest bearing deposits	$(62)	$21	$(41)
Investments	(218)	217	(1)
Loans	658	142	800

Total interest income	$378	$380	$758

Interest Bearing Liabilities
Interest bearing demand accounts	$(41)	$(11)	$(52)
Savings accounts	(5)	3	(2)
Corporate money market accounts	(42)	(2)	(44)
Personal money market accounts	119	—	119
Certificates of deposit	61	349	410
FHLB borrowings	66	69	135

Total interest expense	158	408	566

Total net interest income	$220	$(28)	$192

	For the Six Months Ended June 30, 2007 Compared to June 30, 2006
	Increase (Decrease) due to change in:
	Average Volume	Average Rate	Net change
	(In thousands)
Interest Earning Assets
Interest bearing deposits	$(108)	$49	$(59)
Investments	(114)	358	244
Loans	1,201	331	1,532

Total interest income	$979	$738	$1,717

Interest Bearing Liabilities
Interest bearing demand accounts	$(87)	$(22)	$(109)
Savings accounts	(8)	3	(5)
Corporate money market accounts	(96)	(4)	(100)
Personal money market accounts	137	—	137
Certificates of deposit	554	808	1,362
FHLB borrowings	61	168	229

Total interest expense	561	953	1,514

Total net interest income	$418	$(215)	$203

Interest Income

Total interest income increased to $7,226,000 for the three months ended June 30, 2007 from $6,468,000 for the three month period ended June 30, 2006 fueled primarily by loan growth and, to a lesser degree, by increasing interest rates. The yield on interest earning assets was 6.96% and 6.48%, respectively, for the three months ended June 30, 2007 and 2006. The yields on investments and loans were 5.78% and 7.45%, respectively, for the three months ended June 30, 2007 and 5.10% and 7.23%, respectively, for the same period in the prior year.

Total interest income increased to $14,282,000 for the six months June 30, 2007 from $12,565,000 for the six-month period ended June 30, 2006 benefiting from growth in loans. The yield on interest earning assets was 6.86% and 6.41%, respectively, for the six months ended June 30, 2007 and 2006. The yields on investments and loans were 5.60% and 7.44%, respectively, for the six months ended June 30, 2007 and 5.03% and 7.18%, respectively, for the same period in the prior year.

Interest Expense

Total interest expense was $3,929,000 for the three month period ended June 30, 2007 and $3,363,000 for the three months ended June 30, 2006. Interest expense increased more from increases in interest rates than growth in deposits. Deposit rates continued to be negatively affected by competition for deposits during the second quarter of 2007. Efforts to control deposit costs and improve net interest margin resulted in lower certificate of deposit growth during the second quarter of 2007. The shift in emphasis on cost was supported by strong growth in Boardwalk Bancorp’s new personal money market account that is priced at rates below certificates of deposit account rates. The cost of interest bearing deposits increased to 4.24% for the second quarter of 2007 as compared to 3.59% for the second quarter of 2006. The increase in the balances of interest bearing liabilities also contributed to the increase in total interest expense. While Boardwalk continues to make progress in developing non-interest bearing demand deposit accounts, because of Boardwalk Bancorp’s strong deposit growth, Boardwalk Bancorp’s deposit mix continues to be concentrated in interest bearing deposits consisting of time deposit, business money market, business interest checking, interest checking deposit accounts and Boardwalk Bancorp’s new personal money market account. The average balances of non-interest bearing accounts increased 3.3% to $23,752,000 for the three month period ended June 30, 2007 from $22,994,000 for the three month period ended June 30, 2006. Average non-interest bearing accounts as a percent of average total deposits, improved to 7.9% as of June 30, 2007 as compared to 7.6% as of June 30, 2006.

Continued strong competition affected most deposit categories during the second quarter of 2007. The average cost of savings accounts was 1.45% for the second quarter of 2007 compared to 1.31% for the second quarter of 2006. The average cost of certificates of deposit rose to 4.80% for the three months ended June 30, 2007 from 4.15% for the three months ended June 30, 2006. The average cost of interest bearing demand accounts decreased to 1.69% from 1.81%, respectively, for the three months ended June 30, 2007 and June 30, 2006. The average cost of corporate money market deposits was 2.11% and 2.14%, respectively, for the three months ended June 30, 2007 and June 30, 2006. The decrease in the interest bearing demand accounts cost can be attributed primarily to deposits transferred from higher rate interest checking tiers to a new higher yield personal money market. The new personal money market account was developed to combat higher rate money market accounts at competitor banks.

Interest costs for the six months ended June 30, 2007 also reflected the impact of competition. The cost of average interest-bearing deposits was 4.24% and 3.44%, respectively, for the first half of 2007 and 2006. The average cost of savings accounts was 1.41% for the first half of 2007 and 1.34% for the first half of 2006. The impact of increasing competition is particularly evident in certificates of deposit and money market sensitive accounts such as interest bearing demand accounts and corporate money market accounts. The average cost of time deposits was 4.79% for the six months ended June 30, 2007 up from 3.99% for the six months ended June 30, 2006. The average cost of interest bearing demand accounts was 1.72% and 1.83%, respectively, for the six months ended June 30, 2007 and June 30, 2006. The average cost of corporate money market deposits was 2.11% and 2.14%, respectively, for the six months ended June 30, 2007 and June 30, 2006.

Interest Rate Sensitivity

The asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of assets and liabilities in view of various interest rate scenarios. Factors beyond Boardwalk Bancorp’s control, such as market interest rates and competition, may also have an impact on Boardwalk Bancorp’s interest income and interest expense. In the absence of other factors, the yield or return associated with Boardwalk Bancorp’s earning assets generally will increase from existing levels when interest rates rise over an extended period of time and, conversely, interest income will decrease when interest rates decline. In general, interest expense will increase when interest rates rise over an extended period of time and, conversely, interest expense will decrease when interest rates decline. These fluctuations in interest rates will impact not only interest income/expense but also the market value of all interest-earning assets and interest-bearing liabilities, other than those with a short-term maturity. At June 30, 2007, Boardwalk did not have any hedging transactions in place such as interest rate swaps, futures, caps or floors. Boardwalk is not directly subject to foreign currency exchange or commodity price risk.

Boardwalk Bancorp’s primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on Boardwalk Bancorp’s net interest income while creating an asset/liability structure that maximizes earnings. The Investment/ALCO Committee of the Board of Directors of Boardwalk Bank is responsible for monitoring Boardwalk Bancorp’s interest rate risk exposure. Boardwalk uses computer-based simulation models to assess the impact of changes in interest rates on Boardwalk Bancorp’s business plan. The model incorporates management’s business plan assumptions and related asset and liability yields, deposit sensitivity and the size, composition and maturity or re-pricing characteristics of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Boardwalk Bancorp’s models stress Boardwalk Bancorp’s business plan over a range of higher and lower interest rate scenarios to measure the interest rate risk inherent in the business plan. Actual results may differ from simulated results due to various factors including time, magnitude and frequency of interest rate changes, the relationship or spread between various rates, loan pricing and deposit sensitivity, and asset/liability strategies.

Interest Rate Risk Analysis. The Board of Directors has established limits for interest rate risk in the form of measurements of variability in net interest income. The established limit on variability for interest rate changes is 20% for net interest income at plus 200 basis points and minus 200 basis points. Boardwalk Bancorp’s modeling technique enables us to identify potential variability in net interest income resulting from changes in interest rates. Five modeling simulations are run under different interest rate scenarios. The scenarios are no change in interest rates, increases of 100 and 200 basis points and decreases of 100 and 200 basis points. The interest rate changes are assumed to occur instantaneously and persist for twelve months. Management believes that it is likely that responses to significant changes in interest rates would result in adjustments to business strategies and pricing during a twelve-month period reducing the value of interest rate risk modeling beyond twelve months. If, at any time, Boardwalk Bancorp’s interest rate risk profile exceeds the policy limits, it is the responsibility of the Investment/ALCO Committee to direct the adjustment of Boardwalk Bancorp’s assets or liabilities mix or business strategies to reduce interest rate risk. Reduction in interest rate risk is accomplished through adjustments to investment portfolio duration, the term to maturity of borrowings, and choice of deposit product emphasis.

Boardwalk Bancorp’s financial modeling simulates Boardwalk Bancorp’s cash flows, interest income, and interest expense from earning assets and interest bearing liabilities for a twelve month period in each of the five different interest environments using actual individual deposit, loan and investment maturities and rates in the model calculations. Assumptions regarding the likelihood of prepayments on residential mortgage loans and investments are made based on historical relationships between interest rates and prepayments. Commercial loans with prepayment penalties are assumed to pay on schedule to maturity. In actual practice, commercial borrowers may request and be granted interest rate reductions during the life of a commercial loan due to competition from other financial institutions and declining interest rates.

The following tables set forth Boardwalk Bancorp’s interest rate risk profile at June 30, 2007 and December 31, 2006. The interest rate sensitivity of Boardwalk Bancorp’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

INTEREST RATE RISK MEASUREMENT

	June 30, 2007
	Results	Change from Reference		% Change from Reference	Policy Limit
Net Interest Income
Rates increase up 200 basis points	$12,576,581		$(911,534)	-6.76%	20%
Rates increase up 100 basis points	$13,050,518		$(437,597)	-3.24%
Rates Unchanged	$13,488,115	$
Rates decrease down 100 basis points	$13,909,342		$421,227	3.12%
Rates decrease down 200 basis points	$14,366,861		$878,746	6.51%	20%

INTEREST RATE RISK MEASUREMENT

	December 31, 2006
	Results	Change from Reference		% Change from Reference	Policy Limit
Net Interest Income
Rates increase up 200 basis points	$11,608,136		$(1,347,927)	-10.40%	20%
Rates increase up 100 basis points	$12,296,439		$(659,624)	-5.09%
Rates unchanged	$12,956,063	$
Rates decrease down 100 basis points	$13,535,642		$579,579	4.47%
Rates decrease down 200 basis points	$14,192,801		$1,236,738	9.55%	20%

The degree of variability, or risk to interest income, has been reduced by the actions Boardwalk took to restructure Boardwalk Bancorp’s assets. Boardwalk continues to be liability sensitive relative to changes in general levels of interest rates. This condition exists because the average term to maturity of Boardwalk Bancorp’s deposit liabilities is shorter than the average remaining term to maturity of Boardwalk Bancorp’s earning assets. Rising rates, therefore, have a negative effect on Boardwalk Bancorp’s net interest income while declining rates can be expected to improve net interest income. Actual results are affected by the slope of the yield curve as well as the general level of interest rates. Generally, a flat yield curve, as Boardwalk has experienced during 2007, will put pressure on net interest margin and, absent growth in earning assets, have a negative impact on net interest income. The variation at both up and down 200 basis points is well within the acceptable parameters identified by Boardwalk Bancorp’s Board of Directors. The interest rate risk measurement technique presented here is a theoretical measurement of relative risk employing instantaneous and sustained increases in interest rates with no modification of strategies by management. In actual practice interest rates tend to change more gradually over time permitting management to adjust operating strategies to suit changing economic environments.

Interest Rate Risk Management and Asset Restructuring. During the second quarter of 2007, Boardwalk undertook a balance sheet restructuring effort to reduce Boardwalk Bancorp’s liability sensitivity. Boardwalk Bancorp’s objective was to reduce the mismatch between the durations of Boardwalk Bancorp’s assets and the duration of Boardwalk Bancorp’s liabilities that contributes to interest rate risk. Specific investments were analyzed for interest rate risk. Boardwalk decided to retain some investments with longer durations and higher yields because of their contribution to Boardwalk Bancorp’s earnings. Other investments were selected for restructuring because they possessed durations in excess of Boardwalk Bancorp’s typical liability durations, had low yields and/or presented significant potential for duration extension. Mortgage-backed securities (“MBS”) were reviewed for interest rate risk based on such characteristics as weighted average coupon, original purpose for mortgage financing, geographic location, loan to value ratios, previous and projected prepayment experience and credit qualities that might affect timing of principal payment. MBS identified as having undesirable characteristics that increased potential volatility in principal prepayment and, hence, increased duration uncertainty were selected for restructuring. Agency and corporate securities were also analyzed for excessive duration and potential duration volatility. Corporate and agency investments possessing undesirable characteristics were also selected for restructuring. Investments selected for restructuring were considered other than temporarily impaired and valued at fair market value at March 31, 2007. During the three month period ended March 31, 2007, $13,843,000 of these investments were sold and during April 2007 an additional $45,901,000 were sold. Most of the proceeds of these sales have been reinvested in investments with maturities matched to specific interest bearing liability maturities to reduce the mismatch of asset liability durations and reduce interest rate risk. Investments will typically be matched with borrowings maturing in three years or less. This matching reduces interest rate risk and enables us to take advantage of higher yield provided by the current inverted yield curve. Sale proceeds not matched to specific interest bearing liabilities have been reinvested in short term agency securities to maintain liquidity for anticipated loan originations and to take advantage of current high short-term yields. Further information regarding the accounting for Boardwalk Bancorp’s balance sheet restructuring is presented below under the caption “Investment Securities.”

Non-Interest Income

Non-interest income for the three month period ended June 30, 2007 increased 85.3% or $278,000 to $604,000 from $326,000 for the same period in the prior year. Non-interest income grew because of increases in numbers of loan and deposit accounts and associated fees, an increase in Boardwalk Bancorp’s investment in bank owned life insurance (“BOLI”) and gains on sales of securities. For the three months ended June 30, 2007, service charges, fees and other income of $323,000 consisted primarily of deposit service charges and other deposit and loan fees of $149,000, merchant card services income of $17,000, debit card interchange income of $27,000, other operating income of $1,000 and Business Manager/Med Cash receivables funding fees of $129,000. BOLI income for this period was $93,000. Gains on sales of securities for the period were $188,000. For the three months ended June 30, 2006, service charges, fees and other income of $261,000 consisted primarily of deposit service charges and other deposit fees of $79,000, merchant card service income of $21,000, residential mortgage origination income of $26,000, loan fees of $16,000, and Business Manager/Med Cash receivables funding fees of $118,000. BOLI income for this period was $65,000. There were no losses or gains on sales of securities.

Non-interest income totals for the six month period ended June 30, 2007 decreased $1,479,000 to ($906,000) from $573,000 for the same period in the prior year. Fee income increased due to growth of loan and deposit accounts. For the six months ended June 30, 2007, service charges, fees and other income of $557,000 consisted primarily of deposit service charges and other deposit fees of $286,000, merchant card services income of $31,000, debit card interchange income of $48,000, Business Manager/Med Cash receivables funding fees of $191,000 and other income of $1,000. BOLI income for this period was $192,000. Losses on sales of securities and other assets were $131,000. The net loss from other than temporary impairment associated with Boardwalk Bancorp’s portfolio restructuring was $1,524,000. For the six months ended June 30, 2006, service charges, fees and other income of $449,000 consisted primarily of deposit service charges, fees, and other income of $155,000, merchant card services income of $38,000 residential mortgage origination income of $32,000, loan fees of $27,000, and Business Manager/Med Cash receivables funding fees of $195,000. BOLI income for this period was $133,000. Losses on sales of securities and other assets were $9,000.

Non-Interest Expense

Non-interest expenses were impacted by both Boardwalk Bancorp’s overall growth in existing departments and the continued expansion of Boardwalk Bancorp’s branch banking and lending networks. While overall expense control continues to be good, Boardwalk Bancorp’s efficiency ratios have increased as the growth of Boardwalk Bancorp’s operating infrastructure has continued during a period when increasing competition has reduced Boardwalk Bancorp’s rate of loan portfolio growth. Boardwalk believes it is important to continue to position to expand Boardwalk Bancorp’s market share with appropriately placed additional branches and loan production facilities such as Boardwalk Bancorp’s Cape May City and second Egg Harbor Township branches and Vineland loan production office. Boardwalk Bancorp’s efficiency ratio for the three months ended June 30, 2007 was 73% compared to 64% for the three months ended June 30, 2006 and 72% for the six months ended June 30, 2007 compared to 63% for the six months ended June 30, 2006.

For the three months ended June 30, 2007 and June 30, 2006 non-interest expense was $2,667,000 and $2,206,000, respectively. The largest component of non-interest expense is compensation and benefit expense. For the three months ended June 30, 2007 and June 30, 2006 compensation and benefit expense was $1,502,000 and $1,241,000, respectively. The increase of $261,000 in this category is attributable to increased salary expense due to expanding staffing requirements resulting from Boardwalk Bancorp’s branch growth, salary merit increases, increases in health insurance rates and the expense of the 2007 Director and Employee stock option plan. Occupancy and equipment expenses were also impacted by branch office expansion. For the three months ended June 30, 2007 and June 30, 2006 occupancy expense was $403,000 and $326,000, respectively. Data processing increased from $124,000 for the second quarter of 2006 to $166,000 for the second quarter of 2007 reflecting primarily the increased costs of additional loan and deposit accounts and additional branch locations. Marketing decreased by $3,000 for the second quarter ending June 30, 2007 to $45,000 compared to $48,000 for the same quarter in 2006. Professional services increased from $150,000 for the three month period ended June 30, 2006 to $195,000 for the three month period ended June 30, 2007. Investor relations expense which represents the costs associated with being listed on the NASDAQ Capital Market increased from $20,000 for the three month period ended June 30, 2006 to $36,000 for the three month period ended June 30, 2007.

For the six months ended June 30, 2007 and June 30, 2006 non-interest expense was $5,173,000 and $4,284,000, respectively. For the six months ended June 30, 2007 and June 30, 2006 compensation and benefit expense was $2,956,000 and $2,434,000, respectively. The increase of $889,000 in this category is attributable to increased salary expense due to expanding staffing requirements resulting from Boardwalk Bancorp’s growth, merit increases in salaries and to a lesser degree the hiring and training of staff for the new Egg Harbor Township and Cape May Court House branch offices. Occupancy and equipment expenses also increased due to the growth in existing areas of Boardwalk Bank. For the six months ended June 30, 2007 and June 30, 2006 occupancy expense was $808,000 and $637,000, respectively. Data processing increased from $248,000 for the first half of 2006 to $334,000 for the first half of 2007. Professional services decreased by $118,000 from $284,000 for the six month period ended June 30, 2006 to $402,000 for the six month period ended June 30, 2007. This increase is primarily attributable to increased accounting fees from the FAS 159 adoption and rescission in the first quarter, retaining Sheshunoff Management Services, L.P. to review bank operations, annual increases in accounting and audit fees due to growth in Boardwalk Bank, additional processing costs associated with deposit account growth and increased computer management expense associated with network protection and management. Investor relations expense represents the costs associated with being listed on the NASDAQ Small Cap Market increased from $41,000 for the six month period ended June 30, 2006 to $61,000 for the six month period ended June 30, 2007. Other operating expenses declined by $8,000.

Provision for Loan Losses

The provision for loan losses represents the amount necessary to be charged to operations to bring the allowance for loan losses to a level that represents management’s best estimate of known and inherent losses in the existing loan portfolio. The amount of the provision for loan losses and the amount of the allowance for loan losses is subject to ongoing analysis of the loan portfolio which considers current economic conditions, actual loss experience, the current risk profile of the portfolio, the composition of loan types within the portfolio, and other relevant factors. During the three and six months ended June 30, 2007, Boardwalk had no loan charge-offs.

During the second quarter of 2007, Boardwalk added $215,000 in provisions to the allowance for loan losses and $92,000 during the second quarter of 2006. Boardwalk had five non-accrual loans for $1,141,000 at June 30, 2007 and no non-accrual loans at June 30, 2006. The loan loss allowance as a percentage of total loans was 1.23% at June 30, 2007 and 1.18% at June 30, 2006.

Income Taxes

Boardwalk recognized a second quarter 2007 tax expense of $262,000, based on pre-tax book income of $1,019,000. For the period ended June 30, 2006, Boardwalk recognized tax expense of $363,000. Capital losses recorded during the quarter ended March 31, 2007 totaled $837,993 for which a valuation allowance for reliability of deferred tax assets was established, in the amount of $115,000.

Boardwalk Bank made provisions for income taxes of ($207,000) and $677,000 during the six months ended June 30, 2007 and June 30, 2006, respectively. The effective tax rate for the six month period ended June 30, 2007 was negative due to the losses incurred with the portfolio restructuring that occurred during this period. The effective tax rate for the six month period ended June 30, 2006 was 31%.

Financial Condition at June 30, 2007

Growth in assets and deposits during the first six months of 2007 fell well below Boardwalk Bancorp’s historical growth rates for a number of reasons. Sales from the investment portfolio were utilized as a source of liquidity for loan originations, to restructure portfolio yield and to reduce the need to grow deposits in a highly competitive and expensive deposit market. These efforts, aimed at improving net interest margin, reduced Boardwalk Bancorp’s balance sheet growth, but helped to improve Boardwalk Bancorp’s net interest margin. Assets grew $765,000 or 0.2% to $454,045,000 at June 30, 2007 from $453,280,000 at December 31, 2006. Loans, net of allowance for losses of $3,700,000 at June 30, 2007 and $3,273,000 at December 31, 2006, grew $22,717,000 or 8.3% to $296,910,000 at June 30, 2007 from $274,193,000 at December 31, 2006. Investments decreased to $106,375,000 at June 30, 2007 from $134,290,000 at December 31, 2006. Premise and equipment also decreased during the first six months of 2007 by $219,000 from $16,186,000 at December 31, 2006 to $15,967,000 at June 30, 2007. Deposits grew by 2.9% to $318,927,000 at June 30, 2007 from $309,953,000 at December 31, 2006. Boardwalk Bancorp’s shareholders’ equity decreased to $50,401,000 at June 30, 2007 from $51,127,000 at December 31, 2006.

During the first six months of 2007 Boardwalk experienced no loan charge-offs.

Investment Securities

The estimated fair value of Boardwalk Bancorp’s investment securities available for sale at June 30, 2007 was $106,375,000, including an unrealized loss of $1,076,000 and at December 31, 2006 was $95,335,000, including an unrealized loss of $1,039,000. Boardwalk formerly maintained a held to maturity portfolio of investments. All held to maturity securities except for one, which was transferred to available for sale as of March 31, 2007, were sold as part of the restructuring program, and there will be no more held to maturity classified securities for the next two years. The held to maturity portfolio was recorded at amortized cost. The amortized cost of the held to maturity portfolio was $38,955,000 at December 31, 2006. For more information regarding Boardwalk Bancorp’s investment policies and strategies, see “Financial Condition at December 31, 2006 and 2005 – Investment Securities” below.

Boardwalk Bancorp’s recent balance sheet restructuring program was designed to reduce interest rate risk and improve net interest margin. Boardwalk initially intended to elect early adoption of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“SFAS 159”) and account for the restructuring under the transition provisions of SFAS 159. Subsequent to the Company’s original decision to early adopt SFAS 159, clarifications of the interpretation of the application of that Statement by applicable regulatory and industry bodies, including the AICPA’s Center for Audit Quality, led us to conclude that the application of SFAS 159 to Boardwalk Bancorp’s transactions might be inconsistent with the intent and spirit of the statement. Consequently, Boardwalk decided not to early-adopt SFAS 159. Based on Boardwalk Bancorp’s understanding of the views of applicable regulatory agencies and bodies, Boardwalk reported the investment securities in Boardwalk Bancorp’s restructuring program that were designated for sale at March 31, 2007 and subsequently sold in April 2007 as being other-than-temporarily impaired at March 31, 2007. Other than temporary impairment treatment requires us to value these investments at market value with the difference between book carrying value and market value being recognized as a component of current earnings for the three month period ending March 31, 2007. The recognition of other than temporary impairment resulted in a loss of $1,524,000. Available for sale securities and held to maturity securities were impacted by losses from other than temporary impairment recognition of $502,000 and $1,022,000, respectively.

Investment purchases during the six months ended June 30, 2007 totaled $163,437,000 comprised of $143,505,000 in agency securities, $5,539,000 in corporate debt securities, $3,741,000 in MBS, $513,000 in state and municipal obligations, $2,000,000 in equity securities, $4,994,000 in commercial paper, and $3,145,000 in Federal Home Loan Bank of New York common stock.

Securities available for sale are stated at fair market value on the balance sheet with an adjustment to equity for unrealized gains and losses.

The composition of Boardwalk Bancorp’s investment portfolio is as follows:

	At June 30, 2007		At December 31, 2006
Available-for-Sale	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
U.S. Treasury	$—	$—	$2,002	$2,003
U.S. government agencies	47,289	46,814	24,432	24,169
State & municipal obligations	11,573	11,035	14,915	14,926
Mortgage-backed securities	10,066	10,019	18,514	18,264
Corporate debt securities	29,640	29,624	28,140	27,716
Equity securities	3,886	3,886	8,371	8,257
Commercial paper	4,997	4,997	—	—

Total	$107,451	$106,375	$96,374	$95,335

	At June 30, 2007		At December 31, 2006
Held-to-Maturity	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
U.S. government agencies	$—	$—	$24,998	$24,424
Mortgage-backed securities	—		13,957	13,466

Total	$—	$—	$38,955	$37,890

Loans

The majority of Boardwalk Bancorp’s loan portfolio is collateralized, at least in part, by real estate or secured with personal guarantees. Boardwalk Bancorp’s loans are mostly made to small and mid-sized businesses and individuals in Atlantic, Cumberland and Cape May counties in New Jersey. Boardwalk focuses its commercial lending activity on small businesses and professionals within these counties. For more information regarding Boardwalk Bancorp’s loan products and lending policies, see “—Financial Condition at December 31, 2006 and 2005 – Loans.”

Inherent within the lending function is the evaluation and acceptance of credit risk and interest rate risk. Boardwalk manages credit risk through underwriting policies and procedures, loan monitoring practices, and portfolio diversification. Loans above predetermined thresholds are reviewed and approved by the Loan Committee of the Board of Directors of Boardwalk Bank. An independent firm is retained to periodically review adherence to underwriting policies and procedures. Interest rate risk is managed within Boardwalk Bancorp’s asset/liability management procedures using various modeling techniques. The majority of Boardwalk Bancorp’s loans are either fixed rate for a period of five years or less, or variable rate.

During the first six months of 2007, loan growth improved slightly from the prior year. Net loans grew by $22,717,000 for the six months ended June 30, 2007 as compared to net loan growth of $21,112,000 during the same period in 2006. Loan growth continues to be slower than in years 2005 and 2004. Slower loan growth can be attributed to less demand for new loans, less utilization of existing lines of credit and loan pay-offs, all factors that can be associated with slower economic growth and higher interest rates. Loan growth has also been negatively impacted by increased competition from other financial institutions.

Loan Portfolio

	At June 30, 2007		At December 31, 2006
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Residential Mortgage	$31,136	10.36%	$32,216	11.61%
Construction	26,598	8.85	26,184	9.44
Commercial & commercial real estate	230,284	76.62	208,632	75.20
Home Equity	10,244	3.41	8,969	3.23
Consumer	2,210	0.74	1,480	0.53
Overdrawn Accounts	84	0.03	11	0.00
Loan Payments in Process	(25)	-0.01	(64)	-0.01

Gross Loans	300,531	100.00%	277,428	100.00%

Deferred Costs, net	79		38

Total Loans	300,610		277,466

Allowance for loan losses	(3,700)		(3,273)
Net Loans	$296,910		$274,193

Allowance for Loan Losses

Boardwalk Bank maintains an allowance for loan losses and charge losses to this allowance when loan balances are considered uncollectible. The allowance for loan losses is maintained at a level which represents management’s best estimate of known and inherent losses. Management’s judgment is based on the evaluation of individual loans, past experience, the assessment of current economic conditions, and other relevant factors. Based on all of these factors loans are grouped by relative risk and risk factors assigned to each category. Appropriate reserves are determined for each category based on the risk factors established for that category. Loans or borrowers exhibiting credit deterioration are excluded from these calculations and are assigned specific reserves based on their risk classification. Because Boardwalk Bank’s loan portfolio has only seven years of history, management also uses peer group analysis to gauge the overall reasonableness of our loan loss reserves. The reserve is adjusted monthly to reflect new loans and pay-offs and to respond to changes in economic conditions and the financial condition of borrowers.

Regulatory authorities, as an integral part of their examination, periodically review our allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of the examination.

Management considers the allowance for loan losses to be reasonable. A reconciliation of the allowance for loan losses has been supplied in the table below. For more information regarding Boardwalk Bancorp’s assessment, and management, of the allowance for loan losses, see “—Financial Condition at December 31, 2006 and 2005 – Allowance for Loan Losses”.

Non-accrual loans are those where the accrual of interest has ceased. Loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management’s assessment of ultimate collectibility of principal and interest. Boardwalk had five non-accrual loans for $1,141,000 at June 30, 2007 and no non-accrual loans at June 30, 2006. There were no impaired loans at June 30, 2007 or June 30, 2006. Deposit accounts overdrawn for more than 30 days are reviewed for collectibility, if collection is doubtful the account is charged-off. Subsequent cash receipts are recorded as recoveries.

	Allowance for Loan Loss Activity For the Six Months Ended June 30,
	2007	2006
	(In thousands)
Balance at beginning of year	$3,273	$2,861
Loan charge-offs	—	—
Overdraft charge-offs	—	—
Recoveries	5	—
Provision for losses	422	263

Balance at end of period	$3,700	$3,124

Non-performing assets are defined as accruing loans past due 90 days or more, non-accruing loans, restructured loans and other real estate owned. Boardwalk had $1,141,000 of non-performing assets at June 30, 2007 and no non-performing assets at June 30, 2006.

Other Real Estate Owned

Boardwalk had no other real estate owned at June 30, 2007 or December 31, 2006.

Account Receivables

Account receivables is primarily Boardwalk Bancorp’s Business Manager/Med Cash program. This is a program that enables us to purchase at a discount and manage the accounts receivable of credit-worthy merchants with required repurchase of delinquent accounts by the merchant and with the merchant’s repurchase obligation supported by a cash collateral account. The purchase of the merchant’s accounts receivable is recognized as accounts receivable in Boardwalk Bancorp’s financial statements. The balance in these accounts as of June 30, 2007 and December 31, 2006 was $3,013,000 and $2,263,000, respectively.

Other Assets

Other assets totaled $1,271,000 at June 30, 2007 compared to $670,000 at December 31, 2006. Other assets at June 30, 2007 were primarily comprised of prepaid expenses of $345,000, other accounts receivable of $19,000, and deferred tax assets of $1,022,000 with a related allowance account of ($115,000). At December 31, 2006, other assets were primarily comprised of other accounts receivable of $8,000, deferred tax items of $321,000 and prepaid expenses of $331,000.

Deposits

Boardwalk is largely dependent upon its base of competitively priced deposits to provide a stable source of funding. Boardwalk has retained and grown its customer base since inception through a combination of additional branch locations, quality service, a well-structured product mix, price, convenience, and a stable and experienced staff.

Total deposits grew by $8,974,000 or 2.9% to $318,927,000 at June 30, 2007 from $309,953,000 at December 31, 2006. Slower loan growth and restructuring in the investment portfolio have reduced the need for aggressive deposit growth providing an opportunity to moderate deposit expense in a rising rate environment. Current deposit gathering efforts are focused on matching deposit growth to the slower rates of loan growth. The majority of Boardwalk Bancorp’s deposits were in time deposits, interest checking, personal money market and corporate money market accounts. It is Boardwalk Bancorp’s continuing goal to increase non-interest bearing deposits which consist primarily of commercial checking accounts and non-interest retail checking accounts. Non-interest bearing deposits are an important source of funds because they lower overall deposit costs. New branch offices typically experience their most rapid initial growth in interest bearing certificates of deposit. Interest bearing deposits comprised 92.9%

of total deposits at June 30, 2007 compared to 92.7% at December 31, 2006. Non-interest bearing deposits were $22,671,000 or 7.1% and $22,699,000 or 7.3% of total deposits, respectively, at June 30, 2007 and December 31, 2006. Boardwalk anticipates that additional branch offices will enable existing loan customers to move their business deposit accounts to Boardwalk Bank and support its objective of lowering the cost of its deposit base.

In August 2003, Boardwalk opened its second branch site in Galloway, NJ. In July 2004, Boardwalk opened its third branch site in Margate City, NJ. In August 2005, Boardwalk opened its fourth branch site in Egg Harbor Township, NJ. In October 2005, Boardwalk opened its fifth branch site in Cape May Court House, NJ and in June 2006, Boardwalk opened its sixth branch site in Cape May City, NJ. In October 2006, Boardwalk opened its seventh branch and second branch site in Egg Harbor Township, NJ. As of June 30, 2007, the Linwood branch had $125,677,000, the Galloway branch had $54,189,000, the Margate branch had $55,175,000, the Egg Harbor Township English Creek branch had $35,471,000, the Cape May Court House branch had $32,556,000, the Cape May City branch had $8,033,000, and the Egg Harbor Township Ocean Heights had $7,826,000 in total deposits.

Borrowings

Borrowings decreased to $83,580,000 at June 30, 2007 from $91,061,000 at December 31, 2006. As a community bank, Boardwalk Bancorp’s funding strategy is to utilize deposits from Boardwalk Bancorp’s local marketplace as Boardwalk Bancorp’s primary funding source in order to develop and enhance customer relationships. Boardwalk utilizes borrowings to supplement growth in periods when deposit funding is not adequate, when borrowings are more cost effective or as a short-term liquidity source. Boardwalk also uses Federal Home Loan Bank of New York advances as a source of longer fixed rate interest bearing liabilities to manage interest rate risk and in anticipation of rising interest rates. During the six months ended June 30, 2007 Federal Home Loan Bank of New York borrowing rates were consistently higher than Boardwalk Bancorp’s retail deposit alternatives. Consequently, Boardwalk utilized deposits and investment liquidations to fund growth and reduced borrowing whenever possible. Borrowings at June 30, 2007 consisted of reverse repurchase agreements or advances with the Federal Home Loan Bank of New York and reverse repurchase agreements with Citigroup Global Markets Inc. The Federal Home Loan Bank of New York borrowings are secured by mortgage loans, commercial loans, agency securities and agency mortgage backed securities as collateral. All borrowings at December 31, 2006 were secured Federal Home Loan Bank of New York advances and reverse repurchase agreements.

The following table summarizes Boardwalk Bancorp’s borrowings. Short-term borrowings have maturity dates of twelve months or less. Long-term borrowings have maturity dates in excess of twelve months.

	Borrowings
	At June 30, 2007		At December 31, 2006
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
	(Dollars in thousands)
Short-term:
FHLB New York advances	$9,580	3.87%	$9,171	4.37%
FHLB New York repurchase agreements	1,000	3.60%	14,000	3.98%
Long-term:
FHLB New York advances	26,500	4.12%	31,390	4.10%
FHLB New York repurchase agreements	36,500	4.06%	31,500	4.00%
Other borrowings	10,000	4.26%	5,000	4.37%

Total borrowings	$83,580	4.08%	$91,061	4.09%

Other Liabilities

Other liabilities at June 30, 2007 of $685,000 were comprised of accrued compensation related expenses of $354,000, accounts payable of $42,000, income tax payable of $94,000 and accrued expenses of $195,000. Other liabilities at December 31, 2006 of $578,000 were comprised primarily of accrued compensation and salaries of $336,000, accounts payable of 143,000, and accrued expenses of $99,000.

Capital

A strong capital position is fundamental to support Boardwalk Bancorp’s continued growth. Boardwalk is subject to various regulatory capital requirements. Regulatory capital is defined in terms of Tier I capital (shareholders’ equity less unrealized gains or losses on available-for-sale securities), Tier II capital (which includes a portion of the allowance for loan losses) and total capital (Tier I plus Tier II). Risk-based capital ratios are expressed as a percentage of risk-weighted assets. Risk-weighted assets are determined by assigning various weights to all assets and off-balance sheet financial instruments, such as letters of credit and loan commitments, based on associated risk. Regulators have also adopted minimum Tier I leverage ratio standards, which measure the ratio of Tier I capital to total assets.

At June 30, 2007, management believes Boardwalk is “well capitalized” and in compliance with all regulatory capital requirements to which it is subject.

Capital Components

	At June 30, 2007	At December 31, 2006
	(In thousands)
Tier I
Shareholders’ equity	$39,240	$38,978
Net unrealized gains (losses) on investments	(1,076)	(1,057)
Allowable portion of unrealized losses on equity investments	—	114

Total Tier I capital	$40,316	$39,921

Tier II
Allowable portion of the allowance for loan losses	$3,700	$3,273

Total Tier II capital	$3,700	$3,273

Total capital	$44,016	$43,194
Risk Weighted Assets	$391,203	$364,118

Capital Ratios

			Per Regulatory Guidelines
	Actual		Minimum		“Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
June 30, 2007
Risk based capital ratios:
Tier I	$40,316	10.31%	$15,642	4.00%	$23,462	6.00%
Total capital	$44,016	11.25%	$31,300	8.00%	$39,125	10.00%
Leverage ratio	$40,316	8.99%	$17,938	4.00%	$22,423	5.00%
December 31, 2006
Risk based capital ratios:
Tier I	$39,921	10.96%	$14,570	4.00%	$21,855	6.00%
Total capital	$43,194	11.86%	$29,136	8.00%	$36,420	10.00%
Leverage ratio	$39,921	8.86%	$18,023	4.00%	$22,529	5.00%

Liquidity

Liquidity represents an institution’s ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and demands of depositors. Boardwalk Bancorp’s primary sources of funds are deposits, proceeds from principal and interest payments on loans and investments, sales of investments available for sale and borrowings. While maturities and scheduled amortization of loans and investments are a predictable source of funds, economic conditions and competition influence deposit flows and loan prepayments.

Boardwalk monitors its liquidity position on a daily basis. Boardwalk uses overnight federal funds and short-term securities to absorb daily excess liquidity. Federal funds are sold overnight through a correspondent bank.

In the event Boardwalk should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of reverse repurchase agreements, a $5.0 million line of credit with the Atlantic Central Bankers Bank, a $3.0 million line of credit with the Sun Trust Bank, Federal Home Loan Bank of New York advances, the Federal Reserve Bank discount window or sales of investment securities.

Impact of Inflation and Changing Prices

Boardwalk Bancorp’s Consolidated Financial Statements and accompanying notes thereto have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Boardwalk Bank’s operations. Unlike industrial companies, nearly all of Boardwalk Bancorp’s assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on Boardwalk Bancorp’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Recent Accounting Pronouncements

Boardwalk Bank adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48

prescribes a threshold and a measurement process for recognizing in the financial statements a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Boardwalk has determined that there are no significant uncertain tax positions requiring recognition in Boardwalk Bancorp’s financial statements.

Federal tax years 2003 through 2006 remain subject to examination as of January 1, 2007, while tax years 2003 through 2006 remain subject to examination by state taxing jurisdictions. In the event Boardwalk Bank is assessed for interest and/or penalties by taxing authorities, such assessed amounts will be classified in the financial statements as income tax expense.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and amends SFAS 115 to, among other things, require certain disclosures for amounts for which the fair value option is applied. Additionally, this Statement provides that an entity may reclassify held-to-maturity and available-for-sale securities to the trading account when the fair value option is elected for such securities, without calling into question the intent to hold other securities to maturity in the future. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. Boardwalk has not completed its assessment of SFAS 159 and the impact, if any, on the consolidated financial statements. Boardwalk did not early adopt SFAS 159.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurement” (Statement 157). Statement 157 defines fair value, establishes a framework for measuring fair value in U.S. generally accepted accounting principles, and expands disclosure requirements for fair value measurements. Statement 157 does not require any new fair value measurements and is effective for financial statements issued for fiscal years beginning after November 15, 2007, or January 1, 2008 for Boardwalk. Boardwalk has not completed its assessment of SFAS 157 and the impact, if any, on the consolidated financial statements.

Results of Operations for the Years Ended 2006 Compared to 2005 and 2005 Compared to 2004

Overview

Boardwalk reported net income of $3,025,000, or $0.83 diluted earnings per share, for the year ended December 31, 2006. This represents an improvement of $425,000 or 16% from the net income of $2,600,000, or $0.77 diluted earnings per share, for year ended December 31, 2005. Return on average assets and return on average shareholders’ equity were .70% and 8.01%, respectively, in 2006 compared with .77% and 7.93%, respectively, in 2005.

The improvement in net income for 2006 resulted primarily from an increase in net interest income to $12,233,000 in 2006 from $10,375,000 in 2005 and service charges, fees, gain on the cash surrender value of BOLI and other income to $1,253,000 in 2006 from $856,000 in 2005. The increases were partially offset by an increase in non-interest expense from $6,719,000 in 2005 to $8,923,000 in 2006 and an increase in losses on sales of investment securities of $56,000 in 2006 from losses of $23,000 in 2005. Net interest margin declined to 3.02% for 2006 from 3.27% in 2005. Net interest margin was negatively impacted by increases in deposit rates caused by the inverted yield curve and increased competition for deposits from other financial intermediaries. Boardwalk also experienced increased competition for loans that resulted in lower loan rates.

Boardwalk reported net income of $2,600,000, or $0.77 diluted earnings per share, for the year ended December 31, 2005. This is an improvement in net income of $529,000 or 26% from $2,071,000, or $0.75 diluted earnings per share, for year ended December 31, 2004. Return on average assets and return on average shareholders’ equity were .77% and 7.93%, respectively, in 2005 compared with .79% and 8.11%, respectively, in 2004. This slight decline in return on equity is primarily the result of issuance of additional shares of common stock in a stock offering in the first quarter of 2005 and additional shares issued for exercises of warrants and options. Return on assets was essentially unchanged in 2005 from 2004.

The improvement in net income for 2005 resulted primarily from an increase in net interest income to $10,375,000 in 2005 from $7,647,000 in 2004 and service charges, fees, gain on the cash surrender value of BOLI and other income to $856,000 in 2005 from $604,000 in 2004. The increases were partially offset by an increase in non-interest expense from $5,026,000 in 2004 to $6,719,000 in 2005 and a decrease in gains on sales of investment securities to losses of $23,000 in 2005 from gains of $75,000 in 2004. Net interest margin improved to 3.27% for 2005 from 3.15% in 2004. Net interest margin was negatively impacted by growth in interest bearing liabilities that was offset to a lesser degree by declines in interest rates. Net interest margin was positively impacted by increases in loan rates despite much of the growth in deposits being in certificates of deposit.

Net Interest Income

Net interest income is the most significant component of Boardwalk Bancorp’s operating income. Net interest income depends upon the levels of interest-earning assets and interest-bearing liabilities and the difference or “spread” between the respective yields earned and rates paid. The interest rate spread is influenced by the overall interest rate environment and by competition. Net interest income is also affected by the amount of interest earning assets relative to the amount of interest bearing liabilities.

Net interest income was $12,233,000 in 2006 compared with net interest income of $10,375,000 in 2005. The increase in net interest income is primarily attributable to significant growth in loans and investments. Average loans and average investments were $265,383,000 and $139,952,000, respectively, in 2006 and $213,634,000 and $103,724,000 respectively, in 2005. While yields on loans and investments increased from 2005 to 2006 these increases were almost completely offset by increases in rates on deposits and borrowings. The yield on average loans was 7.26% in 2006 up from 6.70% in 2005. The yield on average investment securities increased to 5.09% in 2006 from 4.45% in 2005. The cost of average interest-bearing deposits was 3.74% in 2006 up from 2.75% in 2005. The cost of average borrowings was 3.98% in 2006 up from 3.54% in 2005. The cost of average interest bearing liabilities increased to 3.80% for 2006 from 2.94% in 2005. Average interest-bearing deposits were $282,391,000 and $219,769,000 in 2005 and 2004, respectively. Average borrowings were $90,343,000 and $69,385,000 in 2006 and 2005, respectively. Average interest bearing liabilities were $372,734,000 for 2006 up from $289,154,000 for 2005.

Net interest income was $10,375,000 in 2005 compared with net interest income of $7,647,000 in 2004. The increase in net interest income is attributable to significant growth in loans and investments and to increases in the yields on loans and investments. Increases in yields on loans and investments contributed to an improvement in net interest margin from 3.14% for 2004 to 3.27% for 2005. Average loans and average investments were $213,634,000 and $103,724,000, respectively, in 2005 and $146,648,000 and $96,204,000 respectively, in 2004. The yield on average loans was 6.70% in 2005 up from 6.32% in 2004. The yield on average investment securities increased to 4.45% in 2005 from 3.80% in 2004. Average interest-bearing deposits were $219,769,000 and $170,805,000 in 2005 and 2004, respectively. Average borrowings were $69,385,000 and $51,016,000 in 2005 and 2004, respectively. The cost of average interest-bearing deposits was 2.75% in 2005 up from 2.06% in 2004. The cost of average borrowings was 3.54% in 2005 up from 3.00% in 2004. Average interest bearing liabilities were $289,154,000 for 2005 up from $221,841,000 for 2004. The cost of average interest bearing liabilities increased to 2.94% for 2005 from 2.28% in 2004.

The following table presents certain key average balance sheet amounts and the corresponding earnings/expenses and yields for the years 2006, 2005 and 2004. Non-accrual loans are included in Loans. Yields are not tax equivalent.

Average Balances, Yields and Interest Income and Expense Summary

	For the Years Ended December 31,
	2006			2005			2004
	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield
	(Dollars in thousands)
Interest Earning Assets
Short Term Investments	$4,029	$196	4.86%	$4,799	$156	3.25%	$9,211	$125	1.36%
Investment	135,923	6,919	5.09%	98,925	4,405	4.45%	86,993	3,307	3.80%
Loans	265,383	19,279	7.26%	213,634	14,306	6.70%	146,648	9,267	6.32%

Total interest earning asset	$405,335	26,394	6.51%	317,358	18,867	5.95%	242,852	12,699	5.23%
Non-interest earning assets	31,535			24,226			19,466
Allowance for loan losses	(3,098)			(2,554)			(1,771)

Total Assets	$433,772			$339,030			$260,547

Interest Bearing Liabilities
Interest bearing demand accounts	$35,574	643	1.81%	$42,781	739	1.73%	$41,096	504	1.23%
Savings accounts	7,626	103	1.35%	8,371	107	1.28%	8,613	108	1.25%
Corporate money market accounts	22,251	472	2.12%	23,843	464	1.95%	16,443	243	1.48%
Certificates of deposit	216,940	9,351	4.31%	144,774	4,727	3.27%	104,673	2,666	2.55%
FHLB borrowings	90,343	3,592	3.98%	69,385	2,455	3.54%	51,016	1,531	3.00%

Total interest bearing liabilities	372,734	14,161	3.80%	289,154	8,492	2.94%	221,841	5,052	2.28%
Non-interest bearing deposits	22,216			16,319			12,531
Other liabilities	1,051			784			699
Total liabilities	396,001			306,257			235,071
Stockholders’ equity	37,771			32,773			25,476

Total liabilities & shareholders equity	$433,772	—		$339,030	—		$260,547	—

Net interest income		$12,233			$10,375			$7,647

Net interest spread			2.71%			3.01%			2.95%
Net interest margin			3.02%			3.27%			3.14%
Net interest income and margin (tax equivalent basis)(1)		$12,474	3.08%		$10,396	3.28%		$7,647	3.14%
Ratio of average interest earning assets to average interest bearing liabilities	108.75%			109.75%			109.47%

(1)

In order to present pre-tax income and resultant yields on tax-exempt investments on a basis comparable to those on taxable investments, a tax equivalent yield adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 35% and has the effect of increasing interest income by $241,000 and $21,000 for the twelve month periods ended December 31, 2006 and 2005 respectively. The average yield on investments increased to 5.27% from 5.09% for the twelve month period ended December 31, 2006 and increased to 4.47% from 4.45% or the twelve month period ended December 31, 2005.

Boardwalk Bank did not have tax-exempt investments in 2004.

Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The tables distinguish between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the Average Volume and Average Rate columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated to the change attributable to volume.

	For the Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005
	Increase (Decrease) due to changes in:
	Average Volume	Average Rate	Net Change
	(In thousands)
Interest Income
Fed funds sold	$(37)	$77	$40
Investment – available for sale	1,883	631	2,514
Loans	3,759	1,214	4,973

Total interest income	5,605	1,922	7,527

Interest Expense
Interest bearing demand accounts	(130)	34	(96)
Savings accounts	(10)	6	(4)
Corporate money market accounts	(34)	42	8
Certificates of deposit	3,111	1,513	4,624
FHLB borrowings	833	304	1,137

Total interest expense	3,770	1,899	5,669

Total net interest income	$1,835	$23	$1,858

	For the Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004
	Increase (Decrease) due to changes in:
	Average Volume	Average Rate	Net
	(In thousands)
Interest Income
Fed funds sold	$(143)	$174	$31
Investment – available for sale	531	567	1,098
Loans	4,486	553	5,039

Total interest income	4,874	1,294	6,168

Interest Expense
Interest bearing demand accounts	29	206	235
Savings accounts	(3)	2	(1)
Corporate money market accounts	144	77	221
Certificates of deposit	1,309	752	2,061
FHLB borrowings	650	274	924

Total interest expense	2,129	1,311	3,440

Total net interest income	$2,745	$(17)	$2,728

Interest Income

Total interest income was $26,394,000 in 2006 and $18,867,000 in 2005. The growth in interest income is attributable to growth in loans and investments and increases in yields on loans and investments. The yield on earning assets was 6.51% in 2006, an increase from 5.95% in 2005. The yield on average investments increased in 2006 to 5.09% from 4.45% in 2005 and the yield on average loans increased to 7.26% in 2006 from 6.70% in 2005. Increases in loan yields can be attributed to rising interest rates.

Total interest income was $18,867,000 in 2005 and $12,699,000 in 2004. The growth in interest income is attributable to growth in loans and investments and increases in yields on loans and investments. The yield on earning assets was 5.95% in 2005, an increase from 5.23% in 2004. The yield on average investments increased in 2005 to 4.45% from 3.80% in 2004 and the yield on average loans increased to 6.70% in 2005 from 6.32% in 2004. Increases in loan yields can be attributed to rising interest rates.

Interest Expense

Total interest expense increased by $5,669,000 or 67% to $14,161,000 for 2006 compared to $8,492,000 for 2005. Interest on deposits increased to $10,569,000 in 2006 from $6,037,000 in 2005. Competition in retail deposit accounts continues to intensify resulting in higher cost for interest bearing deposits in all categories. The cost of average interest-bearing deposits increased to 3.74% in 2006 from 2.75% in 2005. The cost of average time deposits increased to 4.31% in 2006 from 3.27% in 2005. The cost of average savings accounts increased to 1.35% in 2006 from 1.28% in 2005. The cost of average interest bearing retail checking accounts increased to 1.81% in 2006 from 1.73% in 2005. Interest on borrowings increased $1,137,000 to $3,592,000 in 2006 from $2,455,000 in 2005. The increased interest expense on borrowings was the direct result of both an increase in borrowed funds and an increase in the cost of borrowed funds. The cost of interest on average borrowed funds increased to 3.98% in 2006 from 3.54% in 2005.

Boardwalk Bancorp’s deposit mix continued to be concentrated in time deposit and interest bearing checking accounts. Interest bearing deposits consisting of certificates of deposit, savings deposits, corporate money market accounts and interest bearing demand accounts comprised 92.7% of average deposits and 93.1% of average deposits during 2006 and 2005, respectively.

Interest expense increased by $3,440,000 or 68% to $8,492,000 for 2005 compared to $5,052,000 for 2004. Interest on borrowings increased $924,000 to $2,455,000 in 2005 from $1,531,000 in 2004. Interest on deposits increased to $6,037,000 in 2005 from $3,521,000 in 2004. The increased interest expense on borrowings was a direct result of both an increase in borrowed funds and an increase in the cost of borrowed funds. The cost of interest on average borrowed funds increased to 3.54% in 2005 from 3.00% in 2004. Interest bearing deposits consisting of certificates of deposit, savings deposits, corporate money market accounts and interest bearing demand accounts comprised of 93.1% of average deposits and 93.2% of average deposits during 2005 and 2004, respectively. The cost of average interest-bearing deposits increased to 2.75% in 2005 from 2.06% in 2004. The increase in deposit costs was significantly impacted by rising interest rates and by growth in certificates of deposit associated with the opening of the Egg Harbor Township and Cape May Court House branches. Competition in retail deposit accounts continues to intensify resulting in higher cost for interest bearing deposits. Boardwalk Bancorp’s deposit mix continued to be concentrated in time deposit and interest bearing checking accounts. The cost of average savings accounts was 1.28% and 1.25% in 2005 and 2004, respectively. The cost of average time deposits was 3.27% and 2.55% in 2005 and 2004, respectively. The cost of average interest bearing retail checking accounts were 1.73% in 2005 compared to 1.23% in 2004.

Interest Rate Sensitivity

Interest Rate Risk Analysis. The following tables set forth Boardwalk Bank’s interest rate risk profile at December 31, 2006 and December 31, 2005. The interest rate sensitivity of Boardwalk Bank’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

	INTEREST RATE RISK MEASUREMENT
	December 31, 2006
	Results	Change	% Change	Policy Limit
Net Interest Income
Rates up 200 basis points	$11,608,136	$(1,347,927)	(10.40)%	20%
Rates up 100 basis points	$12,296,439	$(659,624)	(5.09)%
Rates unchanged	$12,956,063
Rates down 100 basis points	$13,535,642	$579,579	4.47%
Rates down 200 basis points	$14,192,801	$1,236,738	9.55%	20%

	INTEREST RATE RISK MEASUREMENT
	December 31, 2005
	Results	Change	% Change	Policy Limit

Net Interest Income
Rates up 200 basis points	$12,269,487	$(266,616)	(2.13)%	20%
Rates up 100 basis points	$12,752,199	$216,096	1.72%
Rates unchanged	$12,536,103
Rates down 100 basis points	$13,227,773	$691,670	5.52%
Rates down 200 basis points	$13,135,075	$598,972	4.78%	20%

Boardwalk Bancorp’s interest rate risk continues to be well within the limits prescribed by Boardwalk Bancorp’s policy. During 2006 growth in interest bearing liabilities, particularly deposits, occurred in longer maturity categories helping to reduce Boardwalk Bancorp’s sensitivity to instantaneous increases in interest rates.

At December 31, 2006 and 2005, Boardwalk Bank did not have any hedging transactions in place such as interest rate swaps, futures, caps or floors. Boardwalk Bank is not directly subject to foreign currency exchange or commodity price risk.

For more information on Boardwalk Bancorp’s analysis, and management, of interest rate risk, see “—Results of Operations for the Three and Six Months Ended June 30, 2007 and 2006 – Interest Rate Sensitivity.”

Non-Interest Income

Non-interest income increased by $369,000 or 45% to $1,197,000 for the year ended December 31, 2006 compared to $828,000 for the year ended December 31, 2005. This increase was primarily attributable to increases in service charges and fee income associated with growth in loans and deposits, growth in merchant card services and additions to Boardwalk Bancorp’s receivable financing program. In 2006 service charges, fees and other income increased to $971,000 from $610,000 in 2005. BOLI income for 2006 increased to $282,000 from $246,000 in 2005 as Boardwalk bought more Bank Owned Life Insurance. Gains on sales of investments available for sale, loans and other assets were a net loss of $56,000 in 2006 as compared to a net loss of $28,000 in 2005.

Non-interest income increased by $149,000 or 22% to $828,000 for the year ended December 31, 2005 compared to $679,000 for the year ended December 31, 2004. This increase was primarily attributable to increases in service charges and fee income associated with increases in loans and deposits, growth in merchant card services and additions to Boardwalk Bancorp’s receivable financing program. In 2005 service charges, fees and other income increased to $610,000 from $358,000 in 2004. BOLI income for 2005 was unchanged from 2004 at $246,000 and gains on sales of investments were a net loss of $23,000 in 2005 as compared to a net gain of $75,000 in 2004.

Non-Interest Expense

	For the Years Ended December 31,
	2006	2005	2004
	(In thousands)
Compensation and benefits	$4,935	$3,835	$2,864
Occupancy & equipment	1,386	996	720
Data processing and other servicing	530	397	349
Advertising & promotion	187	223	125
Professional services	585	567	362
Investor Relations	102	77	45
Other operating	1,198	624	561

Total non-interest expense	$8,923	$6,719	$5,026

Non-interest expenses increased by $2,204,000 to $8,923,000 for the year ended December 31, 2006 compared to $6,719,000 for the year ended December 31, 2005. For 2006, compensation and benefit expenses increased 29% to $4,935,000 from $3,835,000 in 2005. Control of non-interest expense continues to be effective despite growth in Boardwalk Bank. Boardwalk Bank's efficiency ratio for 2006 was 66% up from 60% in 2005. Efficiency ratio is non-interest expense divided by net interest income plus non-interest income, excluding gains on sale, and is a measure of the operating cost incurred to produce core operating income. The increase in non-interest expense is primarily attributable to expanded staffing requirements resulting from Boardwalk Bank’s growth. All categories within non-interest expense reflect the growth of Boardwalk Bank including data processing expenses which increased to $530,000 in 2006 from $397,000 in 2005 as the number of loan and deposit accounts grew. The increase in the occupancy and equipment expenses is due to the new Cape May City and Ocean Heights branches that opened in 2006 and a full year of the English Creek and Cape May Court House branches that opened in 2005. Occupancy and equipment expenses increased to $1,386,000 in 2006 from $996,000 in 2005.

Non-interest expenses increased by $1,693,000 to $6,719,000 for the year ended December 31, 2005 compared to $5,026,000 for the year ended December 31, 2004. For 2005, compensation and benefit expenses increased 34% to $3,835,000 from $2,864,000 in 2004. Control of non-interest expense continues to be effective despite growth in Boardwalk Bank. Boardwalk Bank's efficiency ratio for 2005 was 60% down from 61% in 2004. Efficiency ratio is non-interest expense divided by net interest income plus non-interest income, excluding gains on sale, and is a measure of the operating cost incurred to produce core operating income. The increase in non-interest expense is primarily attributable to expanded staffing requirements resulting from Boardwalk Bank’s growth. All categories within non-interest expense reflect the growth of Boardwalk Bank including data processing expenses which increased to $397,000 in 2005 from $349,000 in 2004 as the number of loan and deposit accounts grew. The increase in the occupancy and equipment expenses is due to the new English Creek and Cape May Court House branches that opened in 2005 and a full year of the Margate branch that opened in 2004. Occupancy and equipment expenses increased to $996,000 in 2005 from $720,000 in 2004.

Provision for Loan Losses

The provision for loan losses charged to operating expense reflects the amount necessary to maintain an appropriate allowance for loan losses. The allowance for loan losses is management’s best estimate of known and inherent losses in the existing loan portfolio. Management's judgment is based on the evaluation of individual loans, diversification of the loan portfolio, delinquency statistics, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows, past experience, the assessment of current economic conditions, and other relevant factors. Appropriate reserves are determined for each category based on the risk factors established for that category. Loans or borrowers exhibiting credit deterioration are excluded from these calculations and are assigned specific reserves based on the nature and severity of the credit deterioration.

All commercial borrowers, consumer loans and residential mortgage loans are reviewed monthly for any evidence of credit quality deterioration. Such factors as delinquencies, late payment history, company earnings performance, company cash flow, downturns in a particular industry and specific changes in the local business environment that may affect a particular business are all considered in identifying weakening credit situations. Each assessment results in the identification of any loans exhibiting signs of deterioration that may require specific reserves. Results of each assessment will be the assignment of a risk rating, reported in terms of a classification (i.e., Pass, Management Attention, Special Mention, Substandard, Doubtful and Loss). Behind each classification is a defined set of characteristics that are reflective of the particular level of risk. These defined characteristics provide a common bank-wide basis for quantifying risk so that each loan receives equal assessment.

In all cases, loan loss allocations will be assigned based on an evaluation of pledged collateral.

A third party loan review is conducted three times a year resulting in all loans over $500,000 being reviewed each year.

From year end 2005 to year end 2006 the allowance for loan losses increased by $412,000. As a percentage of total loans, the allowance remained stable at 1.17% at both December 31, 2006 and 2005. The largest increase in the category of loans for which a specific allowance was determined occurred in the commercial and commercial real estate loans category, in which loans to an automobile dealership accounted for an increase of $2,3000,000 in loans classified as “Management Attention.” Substandard loans increased by $310,000 over the period due to one commercial mortgage loan. Offsetting the increases in these categories was a decrease in loans classified as “Special Mention” by $635,000, which resulted from the payoff of three commercial mortgage loans during the period.

Asset quality overall has remained consistent with prior years with no deterioration in any loan classification. This has resulted in the allowance remaining at similar levels year over year relative to total loans.

Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

During 2006, Boardwalk Bank had $39,000 of loan and overdrawn account charge-offs. During the same period $3,000 was recovered on loans previously charged-off. During 2005, Boardwalk Bank had no commercial loan charge-offs and $2,000 was recovered on loans previously charged-off. Due to Boardwalk Banks superior loan performance to date charge-off and non-performing trends may not be indicative of future performance.

Management uses significant estimates to determine the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, borrowers’ perceived financial and managerial strengths, the adequacy of the underlying collateral, if collateral dependent, or the present value of future cash flows, and other relevant factors. Since the allowance for loan losses is dependent, to a great extent, on conditions that may be beyond Boardwalk Bank’s control, it is at least reasonably possible that management’s estimates of the allowance for loan losses and actual results could differ in the near term.

In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination.

Income Taxes

Income taxes for the year ended December 31, 2006 were accrued in the amount of $1,034,000 at an effective rate of 25.47%.

Income taxes for the year ended December 31, 2005 were accrued in the amount of $1,210,000 at an effective rate of 31.76%.

Income taxes for the year ended December 31, 2004 were accrued in the amount of $981,000 at an effective rate of 32.14%.

The reduced effective tax rate for calendar year 2006 is the result of the state and municipal investment portfolio increasing from an average balance in 2005 of $1.1 million to an average balance in 2006 of $12.8 million, yielding additional interest income of $500,000.

Financial Condition at December 31, 2006 and 2005

Overview

Total assets increased by $51,614,000 or 12.9% to $453,280,000 at December 31, 2006 from $401,666,000 at December 31, 2005. This increase was primarily due to a $32,817,000 increase in net loans and a $8,358,000 increase in the investment portfolio. Loan growth was the result of continued pursuit of Boardwalk Bank’s strategic objective to grow commercial loan market share in Atlantic, Cape May and Cumberland counties. Commercial loans increased $35,484,000 and construction loans decreased $1,913,000 during 2006. Residential mortgage, home equity and consumer loans were virtually unchanged with a combined decrease of $355,000. The growth in the loan portfolio is a continuation of Boardwalk Bancorp’s focus on commercial lending. Boardwalk utilizes the investment portfolio to generate earnings, manage interest rate risk and store liquidity. During 2006, mortgage-backed securities increased by $252,000, corporate bonds increased by $9,305,000, municipal bonds increased by $6,128,000 and treasury securities increased by $2,003,000. These increases were offset by a decrease in agency securities of $7,846,000. The net increase was primarily funded by a $37,459,000 increase in deposits. Borrowings decreased $1,634,000.

Investment Securities

Boardwalk Bancorp’s investment policies include strict standards on permissible investment categories, credit quality, maturity intervals and investment concentrations. Boardwalk Bancorp’s investment strategies are aimed at providing liquidity, maximizing income, managing interest rate risk and minimizing credit risk. Boardwalk considers the investment portfolio as an alternative to loan originations only when excess liquidity cannot be invested in locally originated loans. Management formulates investment strategies and specific programs in conjunction with the Investment/ALCO Committee of the Board of Directors of Boardwalk Bank. Management is responsible for making the specific investment purchases within such standards.

Boardwalk Bank's investment policies include strict standards on permissible investment categories, credit quality, maturity intervals and investment concentrations. Management formulates investment strategies and specific programs in conjunction with the Investment Committee of the Board of Directors. Management is responsible for making the specific investment purchases within such standards.

Debt and equity securities are classified as either held to maturity (“HTM”) or as available for sale (“AFS”). Investment securities that Boardwalk has the positive intent and ability to hold to maturity are classified as HTM securities and reported at amortized cost. Investment securities not classified as HTM nor held for the purpose of trading in the near term are classified as AFS securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as accumulated other comprehensive income/(loss), a separate component of stockholders' equity, net of tax.

Boardwalk Bancorp’s investment strategies are aimed at maximizing income, managing interest rate risk, providing liquidity and avoiding credit risk. During the year ended December 31, 2006, Boardwalk invested excess cash flows primarily in agency debt securities, corporate debt securities and municipal debt securities to provide improved yields in the investment portfolio. Because of the potential for a slowing of the economic recovery and an end to Federal Reserve Bank rate increases, excess cash flow investment purchases during the year ended December 31, 2006 had longer durations than investment purchases during 2005. During 2006 as a hedge against continued interest rate increases $20,000,000 of securities purchased had adjustable rate features.

Boardwalk monitors market conditions closely and adjust Boardwalk Bancorp’s portfolio as Boardwalk considers necessary to meet liquidity, income and interest rate risk requirements. At December 31, 2006 Boardwalk held $95,335,000 of investments as “available for sale” allowing management the flexibility to sell the securities and adjust its portfolio as economic conditions change. At December 31, 2006 Boardwalk also held $44,007,000 of investments purchased for income and protection against rising interest rates that Boardwalk had the intent and capacity to hold to maturity as “held to maturity.” Held to maturity investments include mortgage backed securities, agencies, corporate bonds and short term (maturing in one year and less) certificates of deposit.

Total investments realized a 6.4% increase to $139,342,000 at December 31, 2006 from $130,984,000 at December 31, 2005. This increase was due, in part, to a transaction to improve Boardwalk Bancorp’s net income through further leveraging of Boardwalk Bancorp’s excess capital. During the fourth quarter of 2005 Boardwalk purchased $15,000,000 of agencies securities and

$5,000,000 of municipal securities funded by $20,000,000 of Federal Home Loan Bank of New York advances. The investment interest rate risk profiles were matched to the borrowing interest rate risk profiles to produce an acceptable level of risk for the net return anticipated from the transaction. During the fourth quarter of 2006 Boardwalk sold $19,312,055 of investment securities resulting in a net loss of $33,575. The proceeds of the sale were reinvested in both investments and loans. This transaction reduced the investment portfolio by $7,500,000, reduced the duration of Boardwalk Bank’s assets and improved the yield of Boardwalk Bank’s earning assets. At December 31, 2006 approximately 58.02% of the investment portfolio was comprised of U.S. government agency debt securities and mortgage backed securities with the remainder of the portfolio in corporate debt securities, state and municipal obligations, U.S. treasuries, a mutual fund invested in adjustable rate mortgages, Federal Home Loan Bank of New York stock and short-term FDIC insured certificates of deposit.

The estimated fair value of Boardwalk Bank's investment securities available for sale and held to maturity at December 31, 2006 was $138,277,000, net of an unrealized loss of $2,103,000. The estimated fair value of Boardwalk Bank's investment securities available for sale and held to maturity at December 31, 2005 was $129,880,000 net of an unrealized loss of $2,004,000.

During 2006, $26,713,000 of agency debt, municipal securities, and corporate debt were sold generating net losses of $40,000. Investment purchases during 2006 totaled $277,125,000 and were concentrated in agency securities and mortgage-backed securities.

During 2005, $15,334,000 of agency debt, mortgage-backed securities, equity securities, and corporate debt were called or sold generating net losses of $23,000. Investment purchases during 2005 totaled $153,749,000 and were concentrated in agency securities and mortgage-backed securities.

The composition and maturity of Boardwalk Bank's investment portfolio at December 31, 2006, 2005 and 2004 are as follows:

	Available for Sale
	December 31, 2006		December 31, 2005		December 31, 2004
	Amortized Cost	Estimated Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
			(In Thousands)
U.S. treasury securities	$2,002	$2,003	$—	$—	$—	$—
U.S. government agencies	24,432	24,169	32,321	32,043	2,000	2,000
State & municipal obligations	14,915	14,926	8,841	8,798	—	—
Mortgage-backed securities	18,514	18,264	14,315	14,015	11,940	11,922
Corporation debt securities	28,140	27,716	18,587	18,411	9,039	8,976
Equity securities	8,371	8,257	8,560	8,454	9,002	8,934

Total	$96,374	$95,335	$82,624	$81,721	$31,981	31,832

	Held to Maturity
	December 31, 2006		December 31, 2005		December 31, 2004
	Amortized Cost	Estimated Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
			(In Thousands)
U.S. treasury securities	$—	$—	$—	$—	$—	$—
U.S. government agencies	24,998	24,424	24,970	24,441	27,823	27,607
Mortgage-backed securities	13,957	13,466	17,954	17,379	23,319	23,162
Corporate debt securities	—	—	—	—	1,991	1,990
Commercial Paper	—	—	—	—	1,999	1,999
Certificates of Deposit	5,052	5,052	6,339	6,339	5,450	5,450

Total	$44,007	$42,942	$49,263	$48,159	$60,582	60,208

The following table presents the maturity distribution of the investment security portfolio at amortized cost.

Investment Securities Maturities

December 31, 2006	Under 1 Year	1-5 Years	5-10 Years	Over 10 Years	No Stated Maturity	Total
	(In thousands)
U.S. government agencies	$3,000	$5,994	$17,969	$22,468	$—	$49,431
U.S. treasuries	—	2,002	—	—	—	2,002
Mortgage-backed securities	7,102	20,092	4,051	1,227	—	32,471
Certificates of deposit	4,854	198	—	—	—	5,052
Municipal bonds	—	—	549	14,366	—	14,915
Corporate bonds	—	4,001	12,523	11,615	—	28,139
Equities	—	—	—	—	8,371	8,371

Total amortized cost	$14,956	$32,287	$35,092	$49,676	$8,371	$140,381

Total fair value	$14,784	$31,692	$34,406	$49,139	$8,257	$138,277

Loans

Boardwalk Bank generally lends in Atlantic, Cumberland and Cape May counties in New Jersey with a majority of its borrowers living in communities surrounding Boardwalk Bank. Most loans are collateralized in part by real estate. Accordingly, lending activities could be affected by changes in the general economy, the regional economy or real estate values.

Boardwalk Bank offers a variety of loan products to its commercial and retail customers. Boardwalk Bank’s lending objectives are as follows:

•	To provide the highest quality of lending and deposit services to small and mid-sized businesses and retail customers located in Boardwalk Bank’s extended market area.

•	To establish a diversified loan portfolio comprised of commercial loans, mortgage loans, and consumer loans.

•

To provide a satisfactory return to its shareholders by properly pricing loans to include the cost of funds, administrative costs, bad debts, local economic conditions, competition, customer relationships, the term of the loan, credit risk, collateral quality and a reasonable profit margin.

•	To manage credit risk through underwriting policies and procedures, loan monitoring practices, external loan reviews and portfolio diversification.

Lending Policy. Boardwalk Bank’s lending policies and procedures establish the basic guidelines governing its lending operations. Generally, the guidelines address the type of loans Boardwalk Bank seeks, target markets, underwriting and collateral requirements, terms, interest rate and yield consideration and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. All commercial loans in excess of $500,000 are reviewed annually for any credit quality deterioration. The policies are reviewed and approved by the Board of Boardwalk Bank. Boardwalk Bank supplements its own supervision of the loan underwriting and approval process with periodic loan audits by independent, outside professionals experienced in loan review work.

Boardwalk Bank Board maintains a Directors Loan Committee from its members. The Directors Loan Committee consists of at least three “outside” Directors plus the President and the Chief Lending Officer. Outside Directors are Directors who are not officers of Boardwalk Bank. The Directors Loan

Committee is authorized to consider and approve all loan requests in excess of the lending authority delegated to the Management Loan Committee. Credit review and analysis on each loan is prepared by the individual loan officers for presentation to the Directors Loan Committee. After review and discussion the Committee determines whether each individual loan will be approved or denied and whether any modifications to the loan terms are required for approval. Loan approval requires a majority of the voting members present, but no loan is approved if there are two negative votes. Boardwalk Bank’s current legal lending limit to one borrower is $6,479,000.

Boardwalk Bank also maintains a Management Loan Committee consisting of the President, Chief Lending Officer and loan officers. The Management Loan Committee is authorized to consider and approve all loan requests in excess of the lending authority delegated to the Chief Lending Officer. Credit review and analysis on each loan is prepared by the individual loan officers for presentation to the Management Loan Committee. After review and discussion the Committee determines whether each individual loan will be approved or denied and whether any modifications to the loan terms are required for approval. Loan approval requires a majority of the voting members present, but no loan is approved if there is one negative vote.

Boardwalk Bank requires at least two authorized signatures for loans approved other than by appropriate committees. The authorized signatures required are a function of the type of loan under consideration and the aggregate amount of exposure. At least one of the signers must have authority in an amount equal to or greater than the amount being requested unless approved by Committee. The Chief Lending Officer may approve unsecured loans up to $150,000 and secured loans up to $300,000. The Senior Loan Officer may approve unsecured loans up to $100,000 and secured loans up to $250,000. Loan officers may approve unsecured loans up to $50,000 and secured loans up to $150,000. Retail banking officers may approve unsecured loans up to $2,500 and secured loans up to $25,000. The President or the Chief Lending Officer with one other officer may approve residential mortgages up to the Fannie Mae conforming residential mortgage loan limit. The President or the Chief Lending Officer with one other officer may approve loans fully secured by a Bank savings account or certificate of deposit or other “liquid collateral” as defined in the Loan Policy up to an amount not to exceed $500,000.

Total loans including deferred fees and costs were $277,466,000 and $244,237,000 at December 31, 2006 and December 31, 2005, respectively. Total loans represented approximately 61.2% of Boardwalk Bancorp’s total assets at December 31, 2006 and approximately 60.8% of the total assets at December 31, 2005.

Commercial Real Estate and Commercial Loans. Boardwalk Bank makes commercial real estate loans and commercial loans for general business purposes. Commercial real estate loans are made for the purpose of acquiring, renovating and refinancing commercial properties. The real estate securing these loans can include owner occupied commercial properties and income producing properties. In addition to the real estate collateral, these loans are generally personally guaranteed by the owner or investor. Commercial loans are generally made to finance the acquisition of machinery and equipment and provide working capital for local commercial, retail and professional companies. These loans are usually secured by business assets, excluding real property, and they are generally personally guaranteed by the principals of the borrower. Commercial loans and commercial mortgages combined totaled $208,632,000 and $173,148,000 at December 31, 2006 and December 31, 2005, respectively. Commercial mortgages totaled $156,292,000 and $126,177,000 at December 31, 2006 and December 31, 2005, respectively. Commercial loans totaled $52,340,000 and $46,971,000 at December 31, 2006 and December 31, 2005, respectively.

Construction Loans. Construction loans are generally made to developers, builders or end-users to build residential homes, multi-family properties or commercial structures. These loans are secured by the real estate being developed and are generally personally guaranteed by the principals of the borrowers.

Boardwalk Bank has done a limited number of Acquisition, Development and Construction loans. Boardwalk Bank limits the overall size of these projects to 25 units or less and requires binding sale contracts prior to the construction of units. Boardwalk Bank has accommodated experienced, well-known local builders on the barrier islands with loans for single family units and duplexes that have been constructed without binding sale contracts. Construction loans totaled $26,184,000 and $28,097,000 at December 31, 2006 and December 31, 2005, respectively, representing 9.44% and 11.50% of Boardwalk Bank’s total loans.

Marina Loans. Boardwalk Bank makes loans to operators of marinas in Boardwalk Bank’s market area. These marinas serve both the tourism and local industry. As part of Boardwalk Bank’s underwriting procedures, Boardwalk Bank requires its marina borrowers to be in compliance with all applicable environmental regulations prior to extending credit, in all cases Boardwalk Bank requires the marina owner to personally guarantee the loan and Boardwalk Bank lends to marinas geographically dispersed across its market area. At December 31, 2006, its marina loans totaled approximately $13,874,000, representing 5.0% of gross loans and $11,043,000 on December 31, 2005 representing 4.5% of gross loans. The average loan size was $991,000 in 2006 and $1,227,000 in 2005.

Hotel, Motel and Bed and Breakfast Inn Loans. A part of Boardwalk Bank’s total loans are to borrowers in the hotel, motel and bed and breakfast inn businesses. These businesses are located in the southern New Jersey shore area and are largely dependent on the tourism industry. Under its underwriting policy, Boardwalk Bank generally lends only to well-established beachfront hotels and motels and require the owners to have both natural disaster and business continuation insurance. Management believes beachfront hotels and motels are the least likely to be affected by a downturn in tourism or the local economy. Loans to the bed and breakfast inn businesses, which need not be beachfront, are secured by the real estate and guaranteed by the owners. Under its underwriting policy, Boardwalk Bank generally lends only to established operators who are experienced in this specialized hospitality industry. The average loan to value ratio of these loans is 48%. As of December 31, 2006, hotel, motel and bed and breakfast loans totaled approximately $28,402,000, representing 10.2% of Boardwalk Bank’s gross loans and $22,338,000 on December 31, 2005 representing 9.14% of gross loans. The average loan size was $1,052,000 during 2006 and $931,000 during 2005. Boardwalk Bank intends to limit these loans to no more than 15% of its portfolio.

Restaurant Loans. Loans are made to the restaurant industry, which make up an important segment of the local economy. This industry serves the tourist, as well as the local populace. In conforming to Boardwalk Bank’s lending policy restaurant loans are generally made to experienced operators. Loans to restaurants are personally guaranteed by their owners and collateralized by real estate mortgages. The average loan to value of restaurant loans is 35%. As of December 31, 2006, restaurant loans totaled approximately $12,110,000, representing 4.4% of Boardwalk Bank’s gross loans. The average loan size was $418,000. As of December 31, 2005, restaurant loans totaled approximately $10,662,000, representing 4.4% of Boardwalk Bank’s gross loans. The average loan size was $410,000.

Residential Real Estate Loans. Loans secured by residential properties include both first and second mortgages on single family dwellings. Mortgage loans secured by residential property totaled $32,216,000 and $33,268,000 at December 31, 2006, and December 31, 2005, respectively. This decrease in residential mortgage loans reflects Boardwalk Bank’s focus on commercial lending. Home equity loans consist of fixed rate, fixed term loans and revolving lines of credit secured by first and second liens on residential real estate properties. The properties include first and second homes and vacation and investment properties. Home equity loans totaled $8,969,000 and $7,504,000 at December 31, 2006, and December 31, 2005, respectively.

Consumer Loans. Consumer loans generally consist of automobile loans and personal loans. Consumer loans totaled $1,480,000 and $2,248,000 at December 31, 2006 and December 31, 2005, respectively.

Loan Composition. Loans secured by real estate totaled $262,320,000 and $231,332,000 at December 31, 2006 and 2005, respectively. Real estate secured loans represented 94.54% of total loans at December 31, 2006 and 94.72% at December 31, 2005.

The following tables set forth at the dates indicated Boardwalk Bank’s loan portfolio composition by type of loan:

	December 31, 2006		December 31, 2005		December 31, 2004		December 31, 2003		December 31, 2002
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in Thousands)
Residential Mortgage	$32,216	11.61%	$33,268	13.62%	$33,412	18.58%	$11,337	9.61%	$6,685	7.75%
Construction	26,184	9.44%	28,097	11.50%	18,515	10.29%	15,251	12.93%	9,282	10.76%
Commercial & commercial real estate	208,568	75.18%	173,148	70.88%	118,161	65.70%	84,184	71.34%	65,401	75.79%
Home Equity	8,969	3.23%	7,504	3.07%	8,684	4.83%	6,046	5.12%	4,552	5.28%
Consumer	1,491	0.54%	2,276	0.93%	1,083	0.60%	1,181	1.00%	361	0.42%

Gross Loans	277,428	100.00%	244,293	100.00%	179,855	100.00%	117,999	100.00%	86,281	100.00%
Deferred Costs, net	38		(56)		26		43		—
Total Loans	277,466		244,237		179,881		118,042		86,281
Allowance for loan losses	(3,273)		(2,861)		(2,185)		(1,482)		(1,340)

Net Loans	$274,193		$241,376		$177,696		$116,560		$84,941

	Loan Maturities
	December 31, 2006
	Under 1 Year	1-5 Years	Over 5 Years	Total
	(In Thousands)
Residential Mortgage	$817	$1,236	$30,163	$32,216
Consumer	989	235	256	1,480
Construction	21,014	4,469	701	26,184
Commercial & commercial real estate	50,558	42,130	115,944	208,632
Home Equity	588	3,021	5,360	8,969
Overdrawn Accounts	11	—	—	11
Loan Payments in Process	(64)	—	—	(64)

Total	$73,913	$51,091	$152,424	$277,428

The table below shows loan maturities by interest rate type at December 31, 2006.

	Loan Maturities by Loan Type
	December 31, 2006
	Maturities Less than 1 Year	Maturities Greater than 1 Year	Total
	(In thousands)
Fixed Interest Rate Loans	$24,283	$180,350	$204,633
Variable Interest Rate Loans	49,619	23,165	72,784
Overdrawn Accounts	11	—	11

Total	$73,913	$203,515	$277,428

Non-performing Assets

The following table sets forth the composition of non-performing assets at the dates indicated.

	Non-Performing Assets
	December 31, 2006	December 31, 2005	December 31, 2004	December 31, 2003	December 31, 2002
Non-accrual loans;
Commercial Real Estate	$480	$—	$—	$—	$253
Commercial & Industrial Loans	—	—	—	—	474
Construction	—	—	—	1,563	—

Total non-accrual loans	480	—	—	1,563	727
Restructured loans	—	—	—	—	—

Total non-performing loans	$480	—	—	$1,563	$727

Past due 90 days or more as to interest or principal and accruing interest	—	—	—	—	—

Allowance for Loan Losses

Boardwalk maintains an allowance for loan losses and charge losses to this allowance when loan balances are considered uncollectible. The provision for loan losses charged to operating expenses reflects the amount necessary to bring the allowance for loan losses to management’s best estimate of known and inherent losses in the existing loan portfolio. Management’s judgment is based on the evaluation of individual loans, past experience, the assessment of current economic conditions, type of loan and other relevant factors. Based on all of these factors, types of loans are grouped by relative risk and risk factors assigned to each category. Appropriate reserves are determined for each category based on the risk factors established for that category. Loans or borrowers exhibiting credit deterioration are excluded from these calculations and are assigned specific reserves based on the nature and severity of the credit deterioration. Because Boardwalk Bancorp’s loan portfolio has only seven years of history, management also uses peer group analysis to gauge the overall reasonableness of Boardwalk Bancorp’s loan loss reserves. The reserve is adjusted monthly to reflect new loans and pay-offs and to respond to changes in economic conditions and the financial condition of borrowers.

All commercial borrowers, consumers’ loans and residential mortgage loans are reviewed monthly for any evidence of credit quality deterioration. Such factors as delinquencies, late payment history, company earnings performance, company cash flow, downturns in a particular industry and specific changes in the local business environment that may affect a particular business are all considered in identifying weakening credit situations. Each assessment results in the identification of any loans exhibiting signs of deterioration that may require specific reserves. Results of each assessment will be the assignment of a risk rating, reported in terms of a classification (i.e., Pass, Management Attention, Special Mention, Substandard, Doubtful and Loss). Behind each classification is a defined set of characteristics that are reflective of the particular level of risk. These defined characteristics provide a common bank-wide basis for quantifying risk so that each loan receives equal assessment. In all cases, Loan Loss allocations will be assigned based on an evaluation of pledged collateral.

In addition to monthly reviews by management, all commercial loans in excess of $500,000 are reviewed by an independent credit review firm annually. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

During 2006 and 2005, Boardwalk Bank had $39,000 of loan and overdrawn account charge-offs. Boardwalk Bank’s loan portfolio is relatively immature given its recent start-up. Therefore, charge-off and non-performing trends may not be indicative of future performance.

Management uses significant estimates to determine the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, borrowers’ perceived financial and managerial strengths, the adequacy of the underlying collateral, if collateral dependent, or the present value of future cash flows, and other relevant factors. Since the allowance for loan losses is dependent, to a great extent, on conditions that may be beyond Boardwalk Bancorp’s control, it is at least reasonably possible that management’s estimates of the allowance for loan losses and actual results could differ in the near term.

In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination.

	Allowance for Loan Loss Activity
	For years ended December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Balance at beginning of year	$2,861	$2,185	$1,482	$1,340	$882
Loan charge-offs	(32)	—	—	(474)	(14)
Overdraft charge-offs	(7)	—	—	—	—
Recoveries	3	2	455	16	48
Provision for losses	448	674	248	600	424

Balance at end of year	3,273	2,861	$2,185	$1,482	$1,340

The following table describes the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes only and is not necessarily indicative of the categories in which loan charge-offs may occur.

Allowance for Loan Loss Allocation

Allowance for Loan Loss Allocation
	December 31, 2006		December 31, 2005		December 31, 2004		December 31, 2003		December 31, 2002
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in Thousands)
Balance at end of period applicable to:
Residential Mortgage	$113	11.60%	$116	13.62%	$118	18.58%	$40	9.61%	$23	7.75%
Construction	471	9.44%	492	11.50%	438	10.29%	371	12.93%	307	10.76%
Commercial & commercial real estate	2,636	75.18%	2,208	70.88%	1,580	65.70%	1,036	71.34%	984	75.80%
Home Equity	46	3.23%	39	3.07%	45	4.83%	32	5.12%	24	5.28%
Consumer	7	0.54%	6	0.93%	4	0.60%	3	1.00%	2	0.41%

Total	$3,273	100.00%	$2,861	100.00%	$2,185	100.00%	$1,482	100.00%	$1,340	100.00%

Non-performing assets are defined as accruing loans past due 90 days or more, non-accruing loans, restructured loans and other real estate owned. Non-accrual loans are those where the accrual of interest has ceased. Loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management’s assessment of ultimate collectibility of principal and interest. Boardwalk Bank had $480,000 in non-performing loans at December 31, 2006, and none at December 31, 2005.

Other Real Estate Owned

Boardwalk Bank had no other real estate owned at December 31, 2006 and 2005.

Account Receivables

Account receivables is primarily Boardwalk Bancorp’s Business Manager/Med Cash program. This is a program that enables us to purchase at a discount and manage the accounts receivable of credit-worthy merchants with required repurchase of delinquent accounts by the merchant and with the merchant’s repurchase obligation supported by a cash collateral account. The purchase of the merchant’s accounts receivable is recognized as accounts receivable in Boardwalk Bancorp’s financial statements. The balance in these accounts as of December 31, 2006 and December 31, 2005 was $2,263,000 and $1,756,000, respectively.

Other Assets

Other assets totaled $670,000 at December 31, 2006. The majority of other assets were comprised of other accounts receivable of $8,000, deferred tax items of $321,000, and prepaid expenses of $331,000. Other assets totaled $302,000 at December 31, 2005. The majority of other assets were comprised of other accounts receivable of $19,000, deferred tax items of $92,000, and prepaid expenses of $151,000.

Deposits

Boardwalk Bank is largely dependent upon its base of competitively priced core deposits to provide a stable source of funding. Boardwalk Bank has retained and grown its customer base since inception through a combination of price, quality service, convenience, and experienced staff.

Total deposits grew to $309,953,000 at December 31, 2006 from $272,494,000 at December 31, 2005. The majority of Boardwalk Bank’s deposits were in the interest bearing categories of time deposits, interest checking and corporate money market accounts. These three categories comprised 92.7% of total deposits at December 31, 2006 and 93.1% of total deposits at December 31, 2005. Non-interest bearing deposits are an important source of funds because they lower overall deposit costs. Non-interest bearing deposits increased to $22,699,000 or 7.3% of total deposits at December 31, 2006 from $18,797,000 or 6.9% of total deposits at December 31, 2005.

Additional deposit growth is expected to be accomplished through business relationship contacts, expanded retail account marketing and opening of additional branches during 2006. Management anticipates continued growth in non-interest bearing accounts as branch growth makes commercial checking deposit relationships more convenient for existing commercial borrowing customers.

	Deposits by Major Classification December 31,
	2006		2005		2004
	Amount	Interest Expense	Amount	Interest Expense	Amount	Interest Expense
	(in thousands)
Non-interest bearing deposits	$22,699	$—	$18,797	$—	$14,913	$—
Interest bearing demand accounts	31,802	643	42,702	739	44,534	504
Savings accounts	6,613	103	7,896	107	9,664	108
Corporate money market accounts	17,198	472	24,065	464	24,234	243
Certificates of deposit	231,641	9,351	179,034	4,727	117,636	2,666

Total	$309,953	$10,569	$272,494	$6,037	$210,981	$3,521

	Average Deposits by Major Classification For the Years Ended December 31,
	2006		2005
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Non-interest bearing deposits	$22,216	0.00%	$16,319	0.00%
Interest bearing demand accounts	35,574	1.81%	42,781	1.73%
Savings accounts	7,626	1.35%	8,371	1.28%
Corporate money market accounts	22,251	2.12%	23,843	1.95%
Certificates of deposit	216,940	4.31%	144,774	3.26%

Total	$304,607	3.47%	$236,088	2.55%

Maturity of Time Deposits December 31, 2006
(In thousands)
2007	$215,438
2008	5,233
2009	8,523
2010	2,100
2011	279
Over five years	68

Total	$231,641

Time deposits with balances exceeding $100,000 were $111,875,000 and $77,039,000 at December 31, 2006 and December 31, 2005, respectively.

Borrowings

The following tables sets forth information regarding Boardwalk Bancorp’s borrowings at the periods indicated.

	Borrowings Years ended December 31,
	2006		2005		2004
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
Short-term:
FHLB New York advances	$9,171	4.37%	$6,285	2.61%	$6,000	2.78%
FHLB New York repurchase agreements	14,000	3.98%	5,000	3.43%	3,000	2.75%
Long-term:
FHLB New York advances	31,390	4.10%	50,910	3.83%	50,588	3.42%
FHLB New York repurchase agreements	31,500	4.00%	30,500	3.82%	—
Other borrowings	5,000	4.37%	—	0.00%	—	0.00%

Total borrowings	$91,061	4.09%	$92,695	3.72%	$59,588	3.33%

	Years ended December 31,
	2006	2005	2004
	(Dollars in thousands)
FHLB New York advances (short-term):
Average balance during the year	$6,888	$2,180	$1,744
Rate	3.74%	3.28%	1.52%
FHLB New York repurchase agreements (short-term):
Average balance during the year	$13,540	$10,937	$9,330
Rate	3.74%	2.87%	2.21%
Maximum balance of short-term borrowings during the year	$43,211	$20,794	$16,726

Other Liabilities

Other liabilities totaled $578,000 at December 31, 2006 and were comprised primarily of accrued compensation and salaries of $336,000 and accounts payable of $143,000, and accrued expense of $99,000. Other liabilities totaled $697,000 at December 31, 2005 and were comprised primarily of accrued compensation and salaries of $377,000 and accounts payable of $40,000, deferred tax liabilities of $71,000, accrued expense of $59,000 and income taxes payable of $150,000.

Capital

At December 31, 2006, Boardwalk Bank is “well capitalized” and in compliance with regulatory capital requirements.

On February 10, 2003 Boardwalk Bank sold 1,165,000 units consisting of one share of Boardwalk Bank common stock and a warrant to buy 1.05 shares of Boardwalk Bank common stock at $11.43 (as adjusted for the 5% stock dividend paid in December 2004). Gross proceeds were $12,524,000 and related costs totaled $1,248,000, resulting in a net capital increase of $11,276,000 as a result of the offering. The proceeds increased regulatory capital and were used to support expansion of Boardwalk Bancorp’s franchise through additional investment and lending activities and for general operating purposes, including additional branches. Before the December 31, 2006 expiration date, 1,162,000 warrants were exercised, resulting in $13,940,000 of additional capital.

Capital Components

	December 31,
	2006	2005	2004
	(In thousands)
Tier I
Shareholders’ equity	$38,978	$35,343	$27,031
Net unrealized gains(losses) on investments	(1,057)	(939)	(122)
Allowable portion of unrealized losses on equity investments	114	106	41
Disallowed deferred tax assets	—	—	—

Total Tier I capital	$39,921	$36,176	$27,112

Tier II
Allowable portion of the allowance for loan losses	$3,273	$2,861	$2,185
Allowable portion of unrealized gains on equity investments	—	—	—

Total Tier II capital	$3,273	$2,861	$2,185

Total capital	$43,194	$39,037	$29,297
Risk Weighted Assets	$364,118	$306,119	$223,344

Capital Ratios

			Per Regulatory Guidelines
	Actual		Minimum		“Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006
Risk based capital ratios:
Tier I	$39,921	10.96%	$14,570	4.00%	$21,855	6.00%
Total capital	$43,194	11.86%	$29,136	8.00%	$36,420	10.00%
Leverage ratio	$39,921	8.86%	$18,023	4.00%	$22,529	5.00%
December 31, 2005
Risk based capital ratios:
Tier I	$36,176	11.82%	$12,242	4.00%	$18,363	6.00%
Total capital	$39,037	12.75%	$24,494	8.00%	$30,617	10.00%
Leverage ratio	$36,176	9.54%	$15,168	4.00%	$18,960	5.00%
December 31, 2004
Risk based capital ratios:
Tier I	$27,112	12.14%	$8,934	4.00%	$13,400	6.00%
Total capital	$29,297	13.12%	$17,867	8.00%	$22,330	10.00%
Leverage ratio	$27,112	9.42%	$11,511	4.00%	$14,391	5.00%

Liquidity

During 2006, operating activities provided cash and cash equivalents of $2,735,000, while financing activities provided $48,702,000. Investing activities used cash and cash equivalents of $49,292,000. Included in investing activities is $268,637,000 of cash from calls, maturities, principle payments and sales of investment securities. The cash provided by financing activities resulted from growth in deposits and additional capital. Continued growth in deposits contributed $37,459,000 in cash. Additions to capital contributed $13,623,000 in cash. Together, this cash was primarily used for loan originations, the purchase of investment securities and additional branch site acquisitions. For more information regarding Boardwalk Bancorp’s liquidity, see “Financial Condition at June 30, 2007 – Liquidity” above.

Off-Balance Sheet Arrangements

Boardwalk Bancorp’s financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, at December 31, 2006 and 2005 totaled $68,637,000 and $62,819,000 respectively. This consisted of commitments to extend credit of $64,287,000 and $59,865,000 and letters of credit of $4,350,000 and $2,954,000 at December 31, 2006 and 2005 respectively. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to us. Any amounts actually drawn upon, management believes, can be funded in the normal course of operations. Boardwalk has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Contractual Obligations

The following table represents Boardwalk Bancorp’s aggregate contractual obligations to make future payments.

	December 31, 2006
	Less than 1 year	1-3 years	3-5 years	Over 5 years	Total
Time deposits	$215,438	$13,756	$2,379	$68	$231,641
Long term debt	23,171	25,890	—	42,000	91,061
Operating lease	83	52	—	—	135

Total	$238,692	$39,698	$2,379	$42,068	$322,837

Business of Boardwalk Bancorp and Boardwalk Bank

Boardwalk Bank is a New Jersey state chartered commercial bank headquartered in Linwood, Atlantic County, New Jersey, in the southern Atlantic shore region of the state. Boardwalk Bank was organized in 1999. Boardwalk Bank began operations on July 28, 1999 and conducts business from its main office and lending office in Linwood, branch offices in Galloway Township, Margate, Egg Harbor Township, Cape May Court House, and Cape May City, New Jersey.

Effective July 1, 2006, Boardwalk Bank formed a bank holding company, Boardwalk Bancorp, Inc. Each issued and outstanding share of common stock of Boardwalk Bank was automatically, without any action on the part of shareholders, converted on July 1, 2006 into one share of common stock of Boardwalk. Each issued and outstanding warrant of Boardwalk Bank was also automatically converted on July 1, 2006 into one warrant of Boardwalk. The transaction was accounted for in a manner similar to a pooling of interests and, accordingly, amounts in the financial statements prior to July 1, 2006 represent the previously reported amounts for Boardwalk Bank as Boardwalk had no activity prior to that point. At December 31, 2006, Boardwalk had total assets of $453,280,000, total deposits of $309,953,000 and stockholders’ equity of $51,127,000.

The holding company formation was previously approved by shareholders of Boardwalk Bank at the 2006 Annual Meeting of Shareholders held on April 27, 2006.

Boardwalk Bancorp’s business objective is to be recognized as a reliable and responsive provider of high quality banking services to small and mid-sized businesses and professionals located in Boardwalk Bancorp’s target market area of Atlantic, Cape May and Cumberland Counties, New Jersey. Boardwalk pursues this objective by assembling a team of bankers who have many years of experience in Boardwalk Bancorp’s markets and who Boardwalk believes are capable of exercising sound business judgment and delivering timely and responsive service. Additionally, the members of Boardwalk Bancorp’s board of directors have extensive business experience in Boardwalk Bancorp’s market area and have extensive contacts in the local community. Boardwalk also offers customized products to meet the needs of Boardwalk Bancorp’s customers, such as loans with variable payment features to account for the seasonal nature of certain of Boardwalk Bancorp’s customers’ businesses and courier service for deposit pickup.

Boardwalk Bank is a member of the Federal Home Loan Bank of New York and its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. The address of Boardwalk Bancorp’s principal executive office is 201 Shore Road, Linwood, New Jersey 08221 and Boardwalk Bancorp’s telephone number is (609) 601-0600. The website for both Boardwalk Bancorp and Boardwalk Bank is www.boardwalkbank.com. As of June 30, 2007, Boardwalk Bancorp had 79 full-time employees and 95 total employees.

Market Area

Boardwalk considers its primary market area to be Atlantic, Cape May and Cumberland counties, which includes the southern shore region of New Jersey. The economy in this market area is based upon a variety of service businesses, vacation-related businesses that are concentrated along the coastal areas and, to a lesser degree, commercial fishing and agriculture. In addition, nearby Atlantic City is a major tourist destination, centered around its large gaming industry and it is an important regional economic hub. Boardwalk Bank is not engaged in lending to the casino industry; however, the employment or businesses of many of Boardwalk Bancorp’s customers directly or indirectly benefit from the industry. While the economies closer to the coastline are somewhat seasonal in nature, the inland areas are comprised of year-round communities. In recent years, the trend has been an increase in year-round residents, including many retirees, as people are attracted by the lower housing prices in this area of the state and the lifestyle advantages of being near the shore area.

Boardwalk serves its market through its main office, its branch offices, the use of its courier pick-up service for commercial deposits and its Internet banking service.

Business Strategy

Boardwalk Bank was established based on the belief that there was and continues to be excellent potential for a locally owned and managed commercial bank in its market area. In recent years as a result of increased bank consolidations and mergers in New Jersey, many local banks have been acquired by larger and out-of-state institutions. For example, the three largest commercial banks in New Jersey in terms of deposit market share have their headquarters in other states. Boardwalk believes that this consolidation and merger activity has made it more difficult for small and mid-sized businesses to obtain prompt service and access to decision-makers in many financial institutions. Boardwalk addresses this need by offering efficient decision making and quality, personalized, and friendly service traditionally associated with local community banks.

Boardwalk targets small and mid-sized businesses as well as professional practices such as medical doctors and lawyers in Atlantic, Cape May and Cumberland Counties. Boardwalk actively pursues business relationships with its targeted clientele through diligent calling efforts and by capitalizing on its knowledge of the market and its pre-existing business relationships. Boardwalk also benefits from the extensive business contacts of its board members. Boardwalk considers these contacts to be an important source of new business. Boardwalk Bancorp’s goal is to establish deposit and lending relationships that are based on service, will result in long-standing relationships and will lead to referrals from satisfied customers.

An important element of Boardwalk Bancorp’s strategy is to hire bankers who have prior experience in Boardwalk Bancorp’s markets as well as pre-existing business relationships. Boardwalk Bancorp’s team of lenders and branch personnel has prior experience at community banks and regional banks in Boardwalk Bancorp’s market. It is a fundamental belief of management that having knowledge of Boardwalk Bancorp’s local markets is a critical element in making sound credit decisions. This extensive knowledge of Boardwalk Bancorp’s local markets has allowed us to develop and implement a highly focused and disciplined approach to lending to the vacation-related and other businesses in Boardwalk Bancorp’s market area.

Boardwalk believes that its approach to building its customer base and its emphasis on service, when combined with the application of sound banking principles, will create value for its shareholders.

Lending Activities

Boardwalk Bank offers a variety of loan products to its commercial and retail customers. Boardwalk Bank’s lending objectives are as follows:

•	To establish a diversified loan portfolio comprised primarily of commercial loans but including mortgage loans and consumer loans;

•

To provide a satisfactory return to Boardwalk Bancorp’s shareholders by properly pricing loans to include the cost of funds, administrative costs, bad debts, local economic conditions, competition, customer relationships, the term of the loan, credit risk, collateral quality and a reasonable profit margin;

•	To provide protection for Boardwalk Bancorp’s shareholders by maintaining a prudent level of credit risk; and

•	To provide the highest quality of lending services to small and mid-sized businesses located in Boardwalk Bank’s extended market area.

Boardwalk Bank manages credit risk through underwriting policies and procedures, loan monitoring practices, external loan reviews and portfolio diversification.

Loans secured by residential properties include both first and second mortgages on single family dwellings. Home equity loans consist of fixed rate, fixed term loans and revolving lines of credit secured by first and second liens on residential real estate properties. The properties include first and second homes and vacation and investment properties.

Loans secured by commercial properties include owner occupied commercial properties and income producing properties.

Commercial loans are generally made to finance the acquisition of machinery and equipment and provide working capital for local commercial, retail and professional companies. These loans are usually secured by business assets, excluding real property, and guaranteed by the owners.

Consumer loans generally consist of automobile loans and personal loans.

Investment Activities

Debt and equity securities are classified as either held to maturity (“HTM”) or as available for sale (“AFS”). Investment securities that Boardwalk has the positive intent and ability to hold to maturity are classified as HTM securities and reported at amortized cost. Investment securities not classified as HTM nor held for the purpose of trading in the near term are classified as AFS securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as accumulated other comprehensive income/(loss), a separate component of stockholders’ equity, net of tax.

At December 3l, 2006 and 2005, respectively, the held to maturity and available for sale investment portfolios totaled $139,342,000 and $130,984,000. Investments as of such dates consisted of U.S. government agency obligations, mortgage-backed securities, corporate bonds, municipal bonds, U.S. treasury securities, and equity securities.

Boardwalk views the investment portfolio as a source of earnings and liquidity and a tool for management of interest rate risk. Decisions on types of investments are dictated by investment and balance sheet management policies as approved annually by the Board of Directors. Boardwalk Bank’s Investment/Asset Liability Committee of the Board of Directors sets investment maturity guidelines and strategies based on Boardwalk Bank’s financial goals and interest rate sensitivity. Using these guidelines and strategies, the Chief Financial Officer selects the specific investments for Boardwalk Bank’s portfolio.

During 2006, to enhance yields Boardwalk invested in fixed rate fixed rate corporate, municipal securities and callable and non-callable agency securities. To provide protection against rising interest rates Boardwalk also bought mortgage-backed securities that provide monthly cash flows and variable rate corporate securities. Because of the potential for an economic slow down and associated declining interest rates in 2006, investment purchases during 2006 had longer durations and more call protection than investment purchases during 2005. During 2006, Boardwalk Bank sold $26,713,000 of investments available for sale. The investment portfolio is viewed as a source of liquidity. Securities held available for sale were sold to fund loan growth. In all instances the securities sold were held at lower yields than the loans subsequently funded with the proceeds of the investment sales. In periods of excess liquidity in addition to investing in fed funds, management’s strategy during 2006 was to invest in higher yielding commercial paper and FDIC insured certificates of deposit. These investments had maturities of one year or less and provided near term liquidity while generating yields in excess of fed funds.

Sources of Funds

Boardwalk uses deposits and borrowings to finance lending and investment activities. As a community bank, Boardwalk Bank utilizes deposits gathered in its market place as its first preference for funding. Borrowing sources include short and long-term reverse repurchase agreements and Federal Home Loan Bank of New York advances that utilize Boardwalk Bank’s investment and loan portfolios as collateral. Boardwalk Bank also utilizes marketable Depository Trust Company (“DTC”) listed certificates of deposit as a source of funds These DTC certificates of deposit are issued in Boardwalk Bank’s name, require no collateral support and provide a national market rate source of funds.

Competition

Boardwalk actively competes with other financial institutions for deposit and loan business. Competitors include other commercial banks, savings banks, savings and loan associations, insurance companies, securities brokerage firms, credit unions, finance companies, mutual funds, money market funds, and certain government agencies. Financial institutions compete mostly on the quality of services rendered, interest rates offered on deposit accounts, interest charged on loans, service charges, the convenience of banking facilities, location and hours of operation and, in the case of loans to larger commercial borrowers, relative lending limits.

Many of these competitors are significantly larger than Boardwalk Bank and have significantly greater financial resources, personnel and locations from which to conduct business. In addition, Boardwalk Bank is subject to regulation while certain competitors are not. Non-regulated companies face relatively few barriers for entry into the financial services industry. For more information, see “—Supervision and Regulation.”

Boardwalk Bancorp’s larger competitors have greater name recognition and greater financial resources than Boardwalk Bank to finance wide-ranging advertising campaigns. Boardwalk utilizes media advertising, Directors’ referrals, employee calling programs and shareholder referrals to introduce prospective customers to Boardwalk Bank. Boardwalk competes for business principally on the basis of high quality, personal service to customers, customer access to Boardwalk Bancorp’s decision-makers and competitive interest rates and fees. Boardwalk strives to provide the best possible access to Boardwalk Bancorp’s banking services by exploring innovative delivery vehicles, such as Internet banking and commercial deposit courier service. As a small, independent, community-based bank, Boardwalk Bank has hired high quality experienced employees seeking greater responsibility than may be granted by a larger employer and the ability to provide better service from a smaller more responsive bank.

Supervision and Regulation

Bank Regulation

Boardwalk is subject to supervision, regulation and examination by the Securities and Exchange Commission and the Federal Reserve Bank. In addition, Boardwalk is subject to a variety of local, state and federal laws.

Boardwalk Bank is subject to supervision, regulation and examination by the New Jersey Department of Banking and Insurance and the FDIC. In addition, Boardwalk Bank is subject to a variety of local, state and federal laws.

Banking regulations include, but are not limited to the following: permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and the safety and soundness of banking practices.

Environmental Laws

Boardwalk anticipates that compliance with environmental laws and regulations will not have any material effect on capital, expenditures, earnings, or on its competitive position. However, environmentally related hazards have become a source of high risk and potentially unlimited liability for financial institutions. Environmentally contaminated properties owned by an institution’s borrowers may result in a drastic reduction in the value of the collateral securing the institution’s loans to such borrowers, high environmental clean-up costs to the borrower affecting its ability to repay the loans, the subordination of any lien in favor of the institution to a state or federal lien securing clean-up costs, and liability to the institution for clean-up costs if it forecloses on the contaminated property or becomes involved in the management of the property. To minimize this risk, Boardwalk may require an environmental examination of, and report with respect to, the property of any borrower or prospective borrower if circumstances affecting the property indicate a potential for contamination, taking into consideration a potential loss to Boardwalk Bank in relation to the borrower. Such examination must be performed by an engineering firm experienced in environmental risk studies and acceptable to Boardwalk Bank, and the cost of such examinations and reports are the responsibility of the borrower. These costs may be substantial and may deter prospective borrowers from entering into a loan transaction with Boardwalk Bank. Boardwalk is not aware of any borrower who is currently subject to any environmental investigation or clean-up proceeding that is likely to have a material adverse effect on the financial condition or results of operations of Boardwalk Bank.

Federal Reserve Board Requirements

Regulation D of the Federal Reserve Board requires all depository institutions to maintain reserves on transaction accounts. These reserves may be in the form of cash or non-interest-bearing deposits with the Federal Reserve Bank of Philadelphia. Under Regulation D, Boardwalk Bank is not required to reserve on the first $8,500,000 of net transaction accounts, but must maintain 3% reserves on the next $37,300,000.

Management of Cape Bancorp

Shared Management Structure

The directors of Cape Bancorp, Inc. are those same persons who are the directors of Cape Savings Bank. In addition, each executive officer of Cape Bancorp, Inc. is also an executive officer of Cape Savings Bank. We expect that Cape Bancorp, Inc. and Cape Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, executive officers and directors have been compensated for their services only by Cape Savings Bank.

Executive Officers of Cape Bancorp, Inc. and Cape Savings Bank

The following table lists the individuals who are the executive officers of Cape Bancorp, Inc. and Cape Savings Bank, their ages as of June 30, 2007 and the positions they hold.

Name	Age	Position
Herbert L. Hornsby, Jr.	58	President and Chief Executive Officer
Robert J. Boyer	55	Senior Vice President and Chief Financial Officer
Fred Houston	61	Senior Vice President and Corporate Secretary
Kathryn M. Steiger	53	Vice President, Residential Loans
William Dembin	40	Vice President, Commercial Loans
Marie Haffner	53	Vice President, Deposit Operations
Jeff Ropiecki	45	Vice President, Sales and Marketing

The executive officers of Cape Savings Bank are elected annually.

Directors of Cape Savings Bank and Cape Bancorp, Inc.

Composition of our Board. Cape Bancorp, Inc. has seven directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Cape Savings Bank are elected by Cape Bancorp, Inc. as its sole stockholder. Following completion of our acquisition of Boardwalk Bancorp, each of Cape Bancorp and Cape Savings Bank will increase the size of its board to 10 members and will appoint Messrs. Thomas K. Ritter, Michael D. Devlin and Agostino R. Fabietti, each a current board member of Boardwalk Bancorp, to its respective Board.

The following table states our directors’ names, their ages as of June 30, 2007, and the years when they began serving as directors of Cape Savings Bank and when their current term expires:

Name	Position(s) Held With Cape Savings Bank	Age	Director Since	Current Term Expires
Robert F. Garrett, III	Chairman	69	1974	2009
Frank J. Glaser	Director	59	2006	2010
Louis H. Griesbach, Jr.	Director	70	1977	2008
Herbert L. Hornsby, Jr.	Director	58	1983	2008
David C. Ingersoll, Jr.	Director	60	1977	2010
Joanne D. Kay	Director	62	2002	2008
Matthew J. Reynolds	Director	36	2004	2009

The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

Robert F. Garrett, III has served as Chairman of the Board of Cape Savings Bank since 1986. Mr. Garrett is a practicing attorney with Loveland and Garrett, a law firm headquartered in Ocean City, New Jersey.

Frank J. Glaser is the President and owner of James Candy Co., a retail business headquartered in Atlantic City, New Jersey.

Louis H. Griesbach, Jr. is a retired electrician and a licensed real estate appraiser.

Herbert L. Hornsby, Jr. has been employed by Cape Savings Bank since 1973 and has served as President and Chief Executive Officer of Cape Savings Bank since 1983.

David C. Ingersoll, Jr. is the owner and President of Ingersoll-Greenwood, a funeral home located in North Wildwood, New Jersey.

Joanne D. Kay is a practicing attorney with Kay & Kay, a law firm headquartered in Wildwood, New Jersey.

Matthew J. Reynolds is a partner at Capaldi, Reynolds and Pelosi, a certified public accounting firm located in Northfield, New Jersey. Mr. Reynolds is also co-managing partner of CRA Financial Services, a registered investment advisory firm.

Executive Officers of Cape Savings Bank Who Are Not Also Directors

Robert J. Boyer serves as Senior Vice President/Chief Financial Officer and has been the most senior financial officer of Cape Savings Bank since 1987.

Fred Houston has served as Senior Vice President/Corporate Secretary since 1987. Mr. Houston has been employed at Cape Savings Bank since 1983.

Kathryn M. Steiger has served as Vice President, Residential Loans since 1988. Ms. Steiger has been employed by Cape Savings Bank since 1978.

William Dembin has served as Vice President, Commercial Loans since 2004. Mr. Dembin has been employed by Cape Savings Bank since 1996.

Marie Haffner has served as Vice President, Deposit Operations since 1995. Ms. Haffner has been employed by Cape Savings Bank since 1977.

Jeff Ropiecki has served as Vice President, Sales and Marketing since 2001. Mr. Ropiecki has been employed by Cape Savings Bank since 1995.

Meetings and Committees of the Board of Directors of Cape Savings Bank

We conduct business through meetings of our Board of Directors and its committees. During the year ended December 31, 2006, the Board of Directors of Cape Bancorp, Inc. did not meet and the Board of Directors of Cape Savings Bank met 24 times. Prior to completion of the conversion and the stock offering, the Board of Directors of Cape Bancorp, Inc. will establish the following committees: the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee.

The Audit Committee of Cape Savings Bank, currently consisting of Messrs. Ingersoll (Chair), Reynolds and Glaser, is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Board of Directors believes that Mr. Reynolds qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the Securities and Exchange Commission. The Audit Committee of Cape Savings Bank met four times in 2006.

The Compensation Committee, consisting of Ms. Kay (Chair) and Messrs. Reynolds and Glaser, and is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Compensation Committee met two times in 2006.

The Nominating and Corporate Governance Committee, consisting of Ms. Kay (Chair) and Messrs. Reynolds and Glaser, is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing corporate governance policies and procedures. The Nominating Committee met two times in 2006.

Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

In addition, Cape Savings Bank maintains an Interest Rate Risk Management Committee chaired by Ms. Kay and a Lending Policy Committee chaired by Mr. Griesbach.

Corporate Governance Policies and Procedures

In addition to having established committees of the Board of Directors, Cape Bancorp, Inc. has adopted policies to govern the activities of both Cape Bancorp, Inc. and Cape Savings Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy sets forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the chief executive officer.

Cape Bancorp, Inc. has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Compensation Discussion and Analysis

Our Compensation Philosophy. Our compensation philosophy begins with the premise that the success of Cape Bancorp depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by providing our management team with incentives to successfully implement our corporate objectives. However, we recognize that the company operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We intend to base our compensation decisions as a public company on four basic principles:

•

Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•

Aligning with Shareholders – We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interest with the interests of our shareholders.

•	Driving Performance – We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

Prior to our initial public offering, our compensation program relied on three primary elements: (i) base compensation or salary; (ii) discretionary cash-based, short-term incentive compensation; and (iii) our Phantom Restricted Stock Plan and Phantom Incentive Stock Option Plan. Following our initial public offering, we expect that equity-based, long-term incentive compensation will also become an important element of our executive compensation program. Our ability to introduce equity awards to our compensation mix will depend on shareholder approval of an equity compensation program and compliance with applicable regulatory guidelines relating to such programs. As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our management team. To achieve the necessary balance, we expect that the Compensation Committee of our Board of Directors will work closely with independent compensation advisors who provide us with their special expertise on competitive compensation practices and help us to benchmark our compensation program and our financial performance to our peers.

To date, executive officers have been compensated only for their services to Cape Savings Bank. Cape Savings Bank expects to continue this practice. Cape Bancorp, Inc. will not pay any additional or separate compensation until we have a business reason to establish separate compensation programs; however, any future equity-based awards made as part of Cape Savings Bank’s executive compensation will be made in Cape Bancorp, Inc. common stock rather than Cape Savings Bank common stock.

This discussion is focused specifically on the compensation of the following executive officers, each of whom is named in the Summary Compensation Table which appears later in this section. These five executives are referred to in this discussion as the “Named Executive Officers.”

Name	Title
Herbert L. Hornsby, Jr.	President and Chief Executive Officer
Robert J. Boyer	Senior Vice President, Chief Financial Officer
Fred A. Houston	Senior Vice President, Corporate Secretary
William H. Dembin	Vice President, Commercial Loans
Kathryn M. Steiger	Vice President, Residential Loans

Role of the Compensation Committee. The Compensation Committee of Cape Savings Bank’s board of directors is responsible for overseeing and making recommendations to the full board of directors with respect to the compensation of the Named Executive Officers, including the Chief Executive Officer. As part of these duties, the Committee conducts an annual performance review of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviews the performance of each other Named Executive Officer. The board of directors has ultimate authority to approve the compensation of all Named Executive Officers, including the Chief Executive Officer.

The Compensation Committee also reviews, oversees, and approves the management and implementation of Cape Savings Bank’s principal employee benefit plans. The Committee may undertake other duties related to Cape Savings Bank’s human resources function. The Committee has a formal charter that describes the Committee’s scope of authority and its duties.

The Compensation Committee consists of Ms. Kay (Chair) and Messrs. Reynolds and Glaser, all of whom are “independent” within the meaning of Rule 4200 of the Nasdaq Stock Market.

Role of Executives in Committee Activities. The executive officers who serve as a resource to the Compensation Committee are the Chief Executive Officer, the Chief Financial Officer and the Director of Human Resources. Executives provide the Compensation Committee with input regarding Cape Savings Bank’s employee compensation philosophy, process, and decisions for employees other than Named Executive Officers. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations, and otherwise supply information to assist the Compensation Committee. At the request of the Compensation Committee, the Director of Human Resources communicates directly with third-party consultants, primarily to assist the Compensation Committee in evaluating relevant survey data and to evaluate the estimated financial impact regarding any proposed changes to the various components of compensation. The Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his view on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.

Executives participate in Committee activities purely in an informational and advisory capacity and have no vote in the Committee’s decision-making process. The Chief Executive Officer, Chief Financial Officer and Director of Human Resources do not attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. No executive officer other than the Chief Executive Officer attends those portions of Compensation Committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined.

Use of Consultants. The Compensation Committee periodically engages independent compensation consultants to assist it in the compensation process for Named Executive Officers. The consultants, who are retained by and report to the Compensation Committee, work extensively with the Compensation Committee in performing their duties for the Committee. The Chief Executive Officer, Chief Financial Officer, and Director of Human Resources typically are requested to provide information and feedback. The consultants provide expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultants also provide survey data, and assist in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives from the survey and comparison group data. The Committee engaged the firm of Compensation Resources Inc. to serve as its independent compensation consultant in 2006 to assist the Committee in determining the Named Executive Officers salary and cash incentive targets, as further discussed below, for the 2007 calendar year.

Compensation Objectives. The overall objectives of Cape Savings Bank’s compensation programs are to retain, motivate and reward employees and officers (including the Named Executive Officers) for performance, and to provide competitive compensation to attract talent to the organization. The methods used to achieve these goals for Named Executive Officers are strongly influenced by the compensation and employment practices of Cape Savings Bank’s competitors within the financial services industry, and elsewhere in the marketplace, for executive talent. We also consider each Named Executive Officer’s individual performance directed towards attainment of corporate goals, which may be subjective in nature.

Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels, and knowledge of our organization. The creation of long-term value is highly dependent on the development and effective execution of a sound business strategy by our executive officers.

Other considerations that influence the design of our executive compensation program include:

•	we operate in a highly regulated industry. We value experience in the financial services industry that promotes a safe and sound operation of Cape Savings Bank;

•	we value executives with sufficient experience in our markets relating to the behavior of our customers, products and investments in various phases of the economic cycle;

•	we operate in interest rate and credit markets that are often volatile. We value disciplined decision-making that respects our business plan but adapts quickly to change; and

•	we value the retention and development of performing incumbent executives. Recruitment of executives can be expensive, unpredictable, and have a disruptive effect on our operations.

Components of Compensation. Compensation in 2006 consisted primarily of base salary, annual cash incentive awards based upon a pre-approved cash incentive plan, our Phantom Restricted Stock Plan and Phantom Incentive Stock Option Plan, broad-based benefits generally available to all full-time employees, and perquisites available only to certain Named Executive Officers. For 2006, base salary changes were made primarily based upon individual and bank performance, and to a lesser extent changes in employee responsibility.

Our 2006 compensation program for our Named Executive Officers consisted of the following key elements:

•	base salary, which is designed to provide a reasonable level of predictable income commensurate with market standards for the executive’s position;

•	annual cash incentives, which are designed to motivate our executives to meet or exceed annual performance objectives that are derived from our incentive plan; and

•	non-equity incentive compensation in the form of Phantom Stock and Phantom Option Plans.

Currently, Cape Savings Bank’s annual incentive compensation program is cash based and consists of two components. The first component is a “base award,” that is determined based on the attainment of company-wide performance objectives. The second component is an “individual award,” that is based on the attainment of individually-set performance objectives. For each Named Executive Officer with the title of vice president and above, including the Chief Executive Officer, individual performance goals are established and each designated Named Executive Officer, other than the Chief Executive Officer, is eligible for an “individual award” based on the attainment of such individual goals. Individual performance objectives are determined by the Chief Executive Officer. Individualized payments to officers and employees under this program are based on a percentage of salary. The overall amount of incentive compensation available for award is determined based on the prior fiscal year’s aggregate base salaries. See “—Company Performance and Incentive Plan Awards” for a more thorough discussion of our annual incentive compensation program.

In addition, we offer our senior management benefits under certain non-equity incentive arrangements, namely:

•	a phantom restricted stock plan

•	a phantom incentive stock option plan

We adopted the phantom restricted stock plan and phantom incentive stock option plan in 2000 and made awards to officers and directors, in order to mimic plans available to officers and directors of stock institutions so that we would remain competitive with such institutions and could reward performance (as measured under the plans) through increases in the value of the phantom stock. Additional awards have been made over the years to new directors, or to reallocate among existing officers awards forfeited when a participant terminated employment. No awards were made in 2006 or 2007. The awards to each officer were initially made from the pool of available awards on the basis of such person’s compensation relative to the compensation of all eligible officers.

In 2007, in consideration of our stock offering and the expectation of implementing stock-based benefit plans in the future, we amended our phantom restricted stock plan and phantom incentive stock option plan, subject to the approval of the New Jersey Department of Banking and Insurance, to permit executives and current directors to make an election in 2007 to receive the amounts credited to their accounts in January 2008. If an officer or director made this election, the phantom shares would be valued at $30.41. Each officer and director made this election. Accordingly, no further accruals under the phantom restricted stock plan or phantom incentive stock option plan will be made for officers and directors after 2007.

We also provide to our Named Executive Officers certain broad-based benefits available to all qualifying employees of Cape Savings Bank, as well as fringe benefits and perquisites, and retirement and other termination benefits not generally available to all qualifying employees of Cape Savings Bank.

The following summarizes the significant broad-based benefits in which the Named Executive Officers were eligible to participate in during 2006:

•	a defined contribution 401(k) retirement plan and discretionary profit-sharing plan;

•	medical coverage (all employees share between 20% to 30% of the cost, depending on their elections);

•	pre-tax health and dependent care spending accounts;

The Named Executive Officers also were entitled to the following fringe benefits and perquisites in 2006:

•

all Named Executive Officers were entitled to participate in a non-qualified deferred compensation plan. The plan provides for benefits capped under Cape Savings Bank’s broad-based benefits due to Internal Revenue Service salary limitations or limitations due to participation requirements under tax-qualified plans. The plan also permits elective salary and incentive award deferrals;

In addition, Cape Savings Bank incurs the expense of one country club membership and related expenses for Mr. Hornsby. In lieu of a monthly automobile allowance, Mr. Hornsby has use of an automobile (including all operating expenses) leased by Cape Savings Bank for business and personal use. Personal use of the automobile is reported as taxable income for Mr. Hornsby.

Other than our decision to offer participants the opportunity to cash out of the phantom restricted stock plan and phantom incentive stock option plan in January 2008, our compensation program has not materially changed in 2007. We continue to measure short-term incentive compensation by applying the same key incentive goals as applied in previous years. Similarly, we have increased basic compensation by approximately 4 1/2% to 5%, in line with cost of living increases. Our decision to permit participants to elect to receive a cash distribution from these phantom plans in lieu of further appreciation under such plans was made in consideration of our stock offering and anticipated adoption of stock benefit plans following the offering and the cost of any stock benefit plans adopted.

In addition to the components of executive compensation described above, Messrs. Hornsby and Boyer are each parties to employment agreements with Cape Savings Bank. See “—Employment Agreements” for a description of these agreements and for information about potential payments to these individuals upon termination of their employment with Cape Savings Bank. The employment agreements are designed to give Cape Savings Bank the ability to retain the services of the designated executives while reducing, to the extent possible, unnecessary disruptions to Cape Savings Bank’s operations. The agreements are for a three-year period, are reviewed and renewed annually by the Compensation Committee of the Board of Directors, and provide for salary and bonus payments, as well as additional post-employment benefits, primarily health benefits, under certain conditions, as defined in the employment agreements. The employment agreements were negotiated directly with and recommended for approval by, the Compensation Committee. The Compensation Committee negotiated the agreements with the assistance of outside counsel, and the Compensation Committee believes such agreements are consistent with industry practices and desirable for retaining executive talent.

Analyzing the Components. Currently, the Compensation Committee analyzes the level and relative mix of each of the principal components of compensation for Named Executive Officers. The Chief Executive Officer also makes recommendations to the Committee relating to compensation to be paid to the Named Executive Officers other than himself. Based on this analysis, the Compensation Committee makes annual recommendations to the independent members of the board of directors about each Named Executive Officer’s compensation.

The Compensation Committee reviews the other components of executive compensation (broad-based benefits and executive perquisites), but does not necessarily consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular Named Executive Officer’s compensation. Decisions about these components of compensation are made without reference to the Named Executive Officers’ salary and annual cash incentives, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

The Compensation Committee seeks to create what it believes is the best mix of base salary and annual cash incentives in delivering the Named Executive Officers’ total cash compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements or from market survey data.

For each Named Executive Officer, a significant percentage of total cash compensation is at-risk, meaning that it will generally be earned when Cape Savings Bank or the Named Executive Officer is successful in ways that are aligned with and support Cape Savings Bank’s interests.

The Compensation Committee determines the base salary and annual incentive cash award components for each Named Executive Officer, including the Chief Executive Officer. For 2006, base salary changes were made primarily based upon increases in individual performance, and to a lesser extent changes in employee responsibility. For the 2006 year, the Compensation Committee augmented Cape Savings Bank’s historical annual incentive cash “base award,” which was based primarily on corporate-wide performance objectives, to include an additional cash award based upon individually-set performance objectives.

The process of assembling target total cash compensation for the Named Executive Officers is forward-looking in nature. The at-risk annual incentive cash award component is based on the expectation that target levels of performance will be achieved over the following year. Actual performance over the applicable measurement period may exceed or fall short of the targets resulting in the Named Executive Officer receiving an annual incentive cash award that is above or below the initial targeted level.

The annual incentive cash awards granted in prior years are not taken into account by the Compensation Committee in the process of setting compensation targets for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to make up for below-target performance in prior years or decreased to account for above-target performance in prior years, the Committee would be diluting or eliminating the link between performance and reward.

The objective of the compensation-setting process is to establish the appropriate level and mix of total compensation for each Named Executive Officer. The Compensation Committee believes that the accounting treatment of any given element of total cash compensation is a relevant consideration in the design and compensation-setting process and considers the effect, as applicable, when determining total cash compensation.

The Compensation Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to a Named Executive Officer is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the Internal Revenue Code and related tax regulations. Base salary is not a form of performance-based compensation. Many fringe benefits also do not qualify as performance-based compensation. Annual incentive cash awards may qualify as a form of performance-based compensation under the income tax regulations. In 2006 and for prior years, we have not been subject to tax deduction limitations under Section 162(m).

Stock Ownership Guidelines. Directors and Named Executive Officers have expressed their intentions to participate in the stock offering and, at this time, we have not deemed it necessary to establish any formal policies or guidelines addressing expected levels of stock ownership by the directors or Named Executive Officers.

Exceptions to Procedures. The Compensation Committee may from time to time recommend to the full board of directors that they approve the payment of special cash compensation to one or more Named Executive Officers in addition to payments approved during the normal annual compensation-setting cycle. The Committee may make such a recommendation if it believes it would be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle.

The Committee will make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.

Committee Actions During 2006 and 2007 Affecting 2007 Compensation. The Compensation Committee took certain actions during 2006 that affected executive compensation for the 2007 year. During the fourth quarter of 2006, the Compensation Committee evaluated the base salary and bonus components of Cape Savings Bank’s Named Executive Officers as compared to proxy and survey data provided by various compensation surveys.

The Compensation Committee reviewed the base salary and bonus information compiled by the surveys, and then formulated a recommendation for the base salary and annual incentive cash award components of each Named Executive Officer’s compensation in relation to that information. For 2007, the total cash compensation for the Named Executive Officers was targeted using approximately the 50th percentile of the survey and peer group. Total cash compensation for each Named Executive Officer may then be adjusted on an individual basis to reflect a variety of factors. Deviations from the targets typically reflect each executive’s experience and expertise, value to the organization, specific responsibilities assumed by the executive, and knowledge of our organization.

Annual Compensation-Chief Executive Officer. In December 2005, the Compensation Committee recommended, and the board of directors approved, the various components of Mr. Hornsby’s 2006 annual compensation. Details regarding base salary and annual incentive cash awards are included in the detailed compensation tables following this section.

For 2006, the Committee established a base salary and a maximum bonus range for Mr. Hornsby of approximately $325,000. This target was established based on the recent financial performance of Cape Savings Bank, the estimated value of Mr. Hornsby’s services in the marketplace, and the Committee’s view of Mr. Hornsby’s critical role in the future success of Cape Savings Bank.

After establishing the target value for Mr. Hornsby’s overall total cash compensation, the Committee made detailed determinations for each element of compensation in order to arrive at the desired overall result:

•

Base Salary: The Committee set Mr. Hornsby’s base salary at $250,000 representing an 11.0% increase from his base salary in 2005. At this level, Mr. Hornsby’s base salary represented approximately 80% of the target value of his total cash compensation, consistent with the Committee’s philosophy of emphasizing the at-risk components of total cash compensation for executive officers.

•	Annual Incentive Cash Award: Mr. Hornsby’s “target award” for 2006 was established at 20% of his base salary for 2006 based on Cape Savings Bank’s 2006 performance.

All Compensation Committee actions taken with respect to Mr. Hornsby’s compensation were presented as recommendations for approval by the full board of directors. The Committee’s recommendations regarding Mr. Hornsby’s 2007 base salary were approved by the full board of directors in December 2006. The Committee’s recommendations regarding Mr. Hornsby’s 2007 annual incentive cash award were approved by the full board of directors in December 2006.

For 2007, the Committee selected the following surveys for use in benchmarking Mr. Hornsby’s (and the other Named Executive Officers’) compensation:

America’s Community Bankers’ Survey

L.R. Webber Compensation Survey

New Jersey League of Community Bankers Compensation Survey

The companies represented in these surveys are all in the financial services industry. The companies in the peer group were selected primarily on the basis of asset size, geography, and product and service offerings. Compensation information for companies included in the peer group was obtained by reviewing publicly available proxy statements and other relevant filings made with securities regulatory authorities.

For 2007, the Committee established the maximum target value of Mr. Hornsby’s total cash compensation at approximately $341,250. The Compensation Committee reviewed the base salary and bonus information compiled by the outside consultant from relevant survey data and the proxy data described above, and then formulated a recommendation for the base salary and annual incentive cash award components for Mr. Hornsby for 2007. Base compensation for Mr. Hornsby was determined using approximately the 50th percentile of the established target range.

Based upon this review, Mr. Hornsby’s base salary for 2007 was established at $262,500. The Committee considered the mix of compensation components related to Cape Savings Bank’s short and long-term strategic plans.

Annual Compensation- Other Named Executive Officers. In December 2005, the Compensation Committee recommended, and the full the board of directors approved, the total cash components of annual compensation for all other Named Executive Officers. Details regarding base salary and annual incentive cash awards made to the Named Executive Officers are included in the detailed compensation tables following this section. The Committee evaluated the overall level of total cash compensation for each Named Executive Officer (other than the Chief Executive Officer) after considering the recent performance of Cape Savings Bank and the role of each Named Executive Officer, the criticality of each Named Executive Officer to the future success of Cape Savings Bank in attaining its goals and their experience, contribution and knowledge of our organization.

The target value of the Named Executive Officers’ total cash compensation, as established by the Committee for 2006, generally followed the same steps as outlined above for the Chief Executive Officer.

After establishing the target value for each Named Executive Officer’s overall total cash compensation, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

•

Base Salary: The Committee first set the 2006 base salary for each Named Executive Officer, within target dollar ranges contemplated by internal guidelines. Salary increases for the Named Executive Officers represented increases ranging from 4.0% to 6.0%, compared to base salaries for 2006. At these levels, base salaries represented approximately 85.0% of the target value of each Named Executive Officer’s total cash compensation, consistent with the Committee’s philosophy of emphasizing the at-risk components of total cash compensation for executive officers. 2007 base salary for the Named Executive Officer was approved by the full board in December 2006.

For 2007, the Committee established the target value of Messrs. Boyer, Houston and Dembin and Ms. Steiger’s base salary and annual incentive cash award at approximately $192,760, $175,497, $133,560, and $108,120, respectively. The Compensation Committee reviewed the base salary and bonus information compiled by the outside consultant from the relevant survey data and the proxy data described above, and then formulated a recommendation for the base salary and annual incentive cash award components for each of the Named Executive Officers other than the Chief Executive Officer for 2007.

Based upon this review, base salaries for Messrs. Boyer, Houston and Dembin and Ms. Steiger were established at $158,000, $143,850, $111,300, and $90,100, respectively. The Committee considered the mix of compensation components related to Cape Savings Bank’s short and long-term strategic plans and the Named Executive Officers’ roles, experience, responsibilities and knowledge of the organization.

Prospective Benefit Plans. The board of directors has approved the establishment of an employee stock ownership plan in connection with the stock offering. The employee stock ownership plan will be a tax-qualified, broad-based employee benefit program. All Named Executive Officers, including the Chief Executive Officer, will be eligible to receive benefits under this program.

See “—Tax-Qualified Benefit Plans and Stock-Based Benefit Plans” for additional information about the employee stock ownership plan and the additional equity-based benefit plans.

Executive Compensation

Summary Compensation Table

The following information is furnished for the principal executive officer and principal financial officer of Cape Bancorp or its subsidiaries for the 2006 fiscal year and the three most highly compensated executive officers of Cape Bancorp or its subsidiaries whose total compensation for the 2006 fiscal year exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Herbert L. Hornsby, Jr. President and Chief Executive Officer	2006	250,000		138,030	(1)	154,000	16,277	558,307

Robert J. Boyer Chief Financial Officer	2006	145,000		73,705	(2)	51,000	6,155	275,860

Fred A. Houston Senior Vice President and Corporate Secretary	2006	137,000		71,108	(3)	68,000	4,943	281,051

William H. Dembin Vice President of Commercial Loans	2006	105,000		48,424	(4)	7,000	3,325	163,749

Kathryn M. Steiger Vice President of Residential Loans	2006	85,000		44,207	(5)	29,000	3,259	161,466

(1)

Comprised of $51,700 in incentive compensation earned under the annual cash incentive compensation program and $86,330 earned under Cape Savings Bank’s Phantom Restricted Stock Plan and Phantom Incentive Stock Option Plan.

(2)

Comprised of $23,448 in incentive compensation earned under the annual cash incentive compensation program and $50,257 earned under Cape Savings Bank’s Phantom Restricted Stock Plan and Phantom Incentive Stock Option Plan.

(3)

Comprised of $20,851 in incentive compensation earned under the annual cash incentive compensation program and $50,257 earned under Cape Savings Bank’s Phantom Restricted Stock Plan and Phantom Incentive Stock Option Plan.

(4)

Comprised of $18,336 in incentive compensation earned under the annual cash incentive compensation program and $30,088 earned under Cape Savings Bank’s Phantom Restricted Stock Plan and Phantom Incentive Stock Option Plan.

(5)

Comprised of $12,725 in incentive compensation earned under the annual cash incentive compensation program and $31,482 earned under Cape Savings Bank’s Phantom Restricted Stock Plan and Phantom Incentive Stock Option Plan.

(6)	Comprised of the change in value for each of the Cape Savings Bank’s pension plan and nonqualified plan.

(7)

Includes payments in lieu of unused personal and sick days and, in the case of Mr. Hornsby, country club dues and an automobile allowance, and in the case of Mr. Boyer payment in lieu of medical insurance coverage.

Employment Agreements. Cape Savings Bank entered into employment agreements with Messrs. Hornsby and Boyer, effective January 1, 2007. The agreements for each of Messrs. Hornsby and Boyer have an initial term of three years. Unless notice of non-renewal is provided, the agreements renew annually. The agreements provide for the payment of a base salary, which will be reviewed at least annually, and which may be increased, but not decreased (except for a decrease not in excess of any decrease that is applicable generally to all employees). Effective January 1, 2008, the base salaries for Messrs. Hornsby and Boyer will be $325,000 and $225,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, and reimbursement of business expenses, including fees for memberships in clubs and organizations. Each executive’s employment may be terminated for just cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Messrs. Hornsby and Boyer are entitled to severance payments and benefits in the event of termination of employment under specified circumstances, including executive’s termination of employment for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following:

(1)	a failure to appoint or reappoint the executive to his executive position;

(2)	a material change in the executive’s functions, duties, or responsibilities, which change would cause the executive’s position to become one of lesser responsibility, importance or scope;

(3)	a relocation of the executive’s principal place of employment by more than 50 miles from its location as of the date of the employment agreement;

(4)	a material reduction in the benefits and perquisites including base salary (other than a reduction generally applicable to all officers or employees);

(5)	a liquidation or dissolution of Cape Savings Bank; or

(6)	a material breach of the employment agreement by Cape Savings Bank.

In the event of Messrs. Hornsby’s or Boyer’s involuntary termination or resignation from employment following the occurrence of one of the circumstances identified above, including such a termination or resignation following the occurrence of a change in control of Cape Bancorp or Cape Savings Bank, the executive will be entitled to a severance payment equal to three times the sum of the executive’s base salary and the highest rate of bonus awarded to the executive during the prior three years, payable in a lump sum. In addition, Cape Savings Bank will pay a lump sum benefit to the executive equal to the contributions to which the executive would have been entitled under any tax-qualified defined contribution plan and the excess of the present value of the benefit to which the executive would have been entitled under any defined benefit plan if the executive had continued to work for Cape Savings Bank for 36 months following the event of termination over the present value of the benefit to which the executive is actually entitled. In addition, Cape Savings Bank will continue to provide for 36 months at Cape Savings Bank’s expense, life insurance and non-taxable medical and dental coverage substantially comparable to the coverage maintained for the executive prior to his termination. The cash payment to which the executives will be entitled will be paid within 60 days of termination, provided, however, that if the executives are “specified employees,” as defined in Section 409A of the Internal Revenue Code, then the maximum amount that can be paid within the first six months following the executive’s separation from service will be paid and the remainder will be paid on the first day of the seventh month following the executive’s separation from service. Mr. Hornsby’s employment agreement provides that in the event of his termination of employment for any reason other than retirement, his service as a director of Cape Savings Bank and Cape Bancorp, Inc. will also terminate.

Upon termination of the executive’s employment other than in connection with a change in control, the executive agrees not to compete with Cape Bancorp, Inc. or Cape Savings Bank, for one year following termination of employment, within 50 miles of the locations in which Cape Bancorp, Inc. or Cape Savings Bank has business operations or has filed an application for regulatory approval to establish an office.

Should the executive become disabled, the executive would be entitled to benefits provided under any disability program sponsored by Cape Bancorp or Cape Savings Bank. To the extent such benefits are less than the executive’s base salary, Cape Savings Bank would continue to pay the difference between the benefits provided under any disability program sponsored by Cape Savings Bank or Cape Bancorp and the executive’s base salary for the longer of the remaining term of the agreement or one year, and would continue to provide life insurance, and non-taxable medical and dental coverage. Such coverage will cease upon the earlier of (i) the date the executive returns to full time employment with Cape Savings Bank or another employer, (ii) the date the executive attains age 65, or (iii) death. In the event the executive dies while employed by Cape Savings Bank, the executive’s beneficiary, personal representatives or estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of medical and dental benefits for one year.

Upon termination of the employment agreement upon retirement (as defined therein), the executive would only be entitled to benefits under any retirement plan of Cape Savings Bank and other plans to which the executive is a party. The employment agreements also provide that in the event termination payments would include an “excess parachute payment” under Section 280G of the Internal Revenue Code, such benefits would be reduced accordingly.

Cape Savings Bank also entered into employment agreements with Michael D. Devlin and Guy A. Deninger, effective as of the effective date of the merger between Boardwalk Bancorp, Inc. and Cape Bancorp. The agreements for each of Mr. Devlin and Mr. Deninger have a term of two years; however, Mr. Devlin may terminate his employment agreement, provided such termination occurs no earlier than 6 months after the employment agreement’s effective date, and become a party to a consulting agreement for the duration of the two-year term. The employment agreements provide for the payment of a base salary, which will be reviewed at least annually, and which may be increased, but not decreased (except for a decrease not in excess of any decrease that is applicable generally to all employees). Under the agreements, the current base salaries for Messrs. Devlin and Deninger are $240,000 and $175,000, respectively. In addition to the base salary, each agreement provides for the payment of retention bonuses equal to $150,000 and $80,000, respectively. Each of these retention bonuses is payable at the rate of 50% on the first day of the 9th month after the employment agreement’s effective date, and 50% on the first day of the eighteenth month after the employment agreements’ effective date, provided the executive remains in the employ of Cape Savings Bank or, in the case of Mr. Devlin, becomes a consultant to Cape Savings Bank. In addition, Cape Savings Bank will continue Mr. Devlin’s supplemental disability policy maintained by Boardwalk Bank and will provide Mr. Devlin with term life insurance protection with a death benefit of $725,000. Each of Messrs. Devlin and Deninger is also entitled to participation in any other incentive compensation and bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, and reimbursement of business expenses, including fees for memberships in clubs and organizations. Each executive’s employment may be terminated for just cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Messrs. Devlin and Deninger are entitled to severance payments and benefits upon the occurrence of the same events as set forth in Messrs. Hornsby and Boyer’s employment agreements. Severance payments for Messrs. Devlin and Deninger will be equal to the executive’s base salary due for the remaining unexpired term of the agreement, plus, if severance occurs prior to payment of the retention bonus, the retention bonus described above, payable in a lump sum, in the same manner as for Messrs. Hornsby and Boyer.

Mr. Devlin’s agreement provides that in the event he becomes disabled, he will be entitled to benefits provided under any disability program sponsored by Cape Savings Bank, plus the additional supplemental disability policies assumed by Cape Savings Bank and maintained for the executive’s benefit. Mr. Deninger’s employment agreement provides that, to the extent disability benefits provided by

Cape Savings Bank are less than the executive’s base salary, Cape Savings Bank will continue to pay the difference between the benefits provided under any disability program sponsored by Cape Savings Bank and the executive’s base salary for the remaining term of the agreement. Mr. Devlin would also continue to receive medical and dental coverage until the expiration of the later of the term of the employment agreement or the consulting agreement. Mr. Deninger would continue to receive medical and dental coverage until the expiration of the term of the employment agreement. In the event of Mr. Devlin’s death, the executive’s beneficiary will be paid the executive’s base salary for the remaining term of the agreement. In the event of Mr. Deninger’s death, the executive’s beneficiary will be paid the executive’s base salary and bonus for the remaining term of the agreement.

Mr. Devlin’s agreement provides that in the event the executive also serves as a member of the board of directors of Cape Savings Bank or an affiliate and he is terminated for cause, his service as a director would terminate immediately.

In the event of termination of the employment agreement upon retirement (as defined therein), the executive would only be entitled to benefits under any retirement plan of Cape Savings Bank and other plans to which the executive is a party. The employment agreements also provide that in the event termination payments include an “excess parachute payment” under Section 280G of the Internal Revenue Code, such benefits will be reduced accordingly.

The employment agreements for Messrs. Devlin and Deninger contain noncompete provisions similar to those for Messrs. Hornsby and Boyer; however, Messrs. Devlin and Deninger’s obligation not to compete is for a duration of two years. In addition, as an inducement to the executive to honor the noncompete provisions, Cape Savings Bank will pay Mr. Devlin, on the first day of the seventh month following the executive’s termination, a lump sum cash payment of $725,000. In the event Mr. Devlin violates the noncompete provisions during the first year following termination, Mr. Devlin will reimburse that amount with interest at the rate of 6% per annum. In the event Mr. Devlin violates the noncompete provisions during the second year following termination, the executive will reimburse Cape Savings Bank an amount of $362,000 with interest at the rate of 6% per annum. Mr. Deninger’s agreement provides that as an inducement to the executive to honor the noncompete provisions of the employment agreement, Cape Savings Bank will pay him two lump-sum payments, one on the first day of the seventh month following the executive’s termination and the second, on the first day of the 18th month following termination, each in the amount of $175,000, unless, within ten days of the executive’s termination, Cape Savings Bank determines to waive such payment requirement. In the event Mr. Devlin or Mr. Deninger compete in violation of the noncompete provision, the executive will be required to return any amounts paid under the employment agreement and will be subject to a possible injunction to restrain such violation and to the recovery of damages.

The following table shows as of December 31, 2006, potential payments to the named executive officers following a termination of employment or a change in control of Cape Savings Bank or Cape Bancorp (assuming the employment agreements for Messrs. Hornsby and Boyer, which were adopted, effective January 2007, were in effect at December 31, 2006).

	Voluntary Resignation (1) (8)	Early Retirement (1) (8)	Involuntary Termination Without Cause (1) (8)		Involuntary Termination for Cause		Involuntary Termination after Change in Control (9)		Disability (1) (8)		Death (10)
Herbert L. Hornsby, Jr.
Employment Agreement	$—	$—	$1,096,466	(2)		$—	$1,096,466	(2)	$928,176	(3)	$264,164	(4)
Phantom Restricted Stock Plan	$201,266	$201,266	$201,266			$—	$447,626		$201,266		$327,096
Phantom Incentive Stock Option Plan	$244,591	$244,591	$244,591		$		$528,215		$244,591		$326,841

Robert J. Boyer
Employment Agreement	$—	$—	$628,033	(5)		$—	$628,033	(5)	$723,273	(6)	$159,164	(7)
Phantom Restricted Stock Plan	$118,925	$118,925	$118,925			$—	$264,538		$118,925		$201,597
Phantom Incentive Stock Option Plan	$146,547	$146,547	$146,547			$—	$310,256		$146,547		$201,440

Fred A. Houston
Phantom Restricted Stock Plan	$118,925	$118,925	$118,925			$—	$264,538		$118,925		$201,597
Phantom Incentive Stock Option Plan	$146,547	$146,547	$146,547			$—	$310,256		$146,547		$201,440

William H. Dembin
Phantom Restricted Stock Plan	$24,852	$24,852	$24,852			$—	$116,102		$24,852		$131,937
Phantom Incentive Stock Option Plan	$42,836	$42,836	$42,836			$—	$155,973		$42,836		$116,102

Kathryn M. Steiger
Phantom Restricted Stock Plan	$74,494	$74,494	$74,494			$—	$165,705		$74,494		$126,279
Phantom Incentive Stock Option Plan	$91,805	$91,805	$91,805			$—	$141,388		$91,805		$126,194

(1)

The Phantom Stock Option Plan and Phantom Restricted Stock Plan each provide that, in the event a participant terminates employment for any reason (other than due to death, termination for cause, or following a change in control), the participant is entitled to his or her vested accrued benefit as of the end of the month immediately proceeding the early termination.

(2)

In the event of termination without cause (including a termination without cause following a change in control), Mr. Hornsby’s employment agreement provides for a payment equal to three times the sum of the highest base salary plus highest bonus paid in the last completed fiscal year ($908,349), plus a lump sum cash payment equal to the contributions to which executive would have been entitled under any tax qualified defined contribution plans, such as the 401(k) plan ($13,186) plus the excess of the present value of the benefit to which executive would have been entitled under the tax-qualified defined benefit plan sponsored by Cape Savings Bank if executive had continued to work for 36 months after the effective date of the termination ($123,362), plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Savings Bank for executive prior to termination of employment (approximately $51,569).

(3)

In the event of disability, Mr. Hornsby’s employment agreement provides that he will be entitled to his base salary for the longer of the remaining term of the employment agreement or one year, reduced by benefits paid under any disability policy ($750,000), plus life, medical and dental coverage until the earlier of (i) return to full-time employment, (ii) age 65 or (iii) death. If such benefits were provided to age 65, we estimate their value to be approximately $178,176.

(4)

In the event of his death, Mr. Hornsby’s beneficiary, legal representative, or estate would be entitled to his base salary for a period of one year ($250,000) and his family would be entitled to medical and dental coverage for one year ($14,164).

(5)

In the event of termination without cause (including a termination without cause following a change in control), Mr. Boyer’s employment agreement provides for a payment equal to three times the sum of the highest base salary plus highest bonus paid in last completed fiscal year ($507,078), plus a lump sum cash payment equal to the contributions to which executive would have been entitled under any tax qualified defined contribution plans, such as the 401(k) plan ($10,461) plus the excess of the present value of the benefit to which executive would have been entitled under the tax-qualified defined benefit plan sponsored by Cape Savings Bank if executive had continued to work for 36 months after the effective date of the termination ($58,925), plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Savings Bank for executive prior to termination of employment (approximately $51,569).

(6)

In the event of disability, Mr. Boyer’s employment agreement provides that he will be entitled to his base salary for the longer of the remaining term of the employment agreement or one year, reduced by benefits paid under any disability policy ($435,000), plus life, medical and dental coverage until the earlier of (i) return to full-time employment, (ii) age 65 or (iii) death. If such benefits were provided to age 65, we estimate their value to be approximately $288,723.

(7)

In the event of his death, Mr. Boyer’s beneficiary, legal representative, or estate would be entitled to his base salary for a period of one year ($145,000) and his family would be entitled to medical and dental coverage for one year ($14,164).

(8)

Under the Phantom Restricted Stock Plan and the Phantom Incentive Stock Option, upon early termination of employment (other than due to termination for cause, death or following a change in control), the executive is entitled to the value of his or her account for the month ending immediately prior to his or her termination of employment, multiplied by his or her vested percentage. The amount is payable commencing on the first day of the month following the end of the plan year in which the executive has a termination of employment in a 180-month fixed annuity, crediting interest at an annual rate of 7.72%.

(9)

On a change in control, the executive is entitled to the projected value of the executive’s account in plan year 10 (i.e., in 2010) under each of the Phantom Restricted Stock Plan and Phantom Incentive Stock Option Plan. The amount is payable commencing on the first day of the month following the end of the plan year in which the executive has a termination of employment in a 180-month fixed annuity, crediting interest at an annual rate of 7.72%.

(10)

Upon death during active service, an executive’s borrower is entitled to the greater of 100% of the value of the executive’s account at time of death under both the Phantom Restricted Stock Plan and Phantom Incentive Stock Option Plan or a specific dollar amount set forth in the plan. In all cases, as of December 31, 2006, the specific dollar amount set forth in the plans provided the greater benefit. The benefit is payable in 180 equal monthly installments, with interest credited at a rate of 7.72%, commencing within 60 days of the executive’s death.

Company Performance and Incentive Plan Awards. Each year, the Compensation Committee establishes a company-wide performance measure for use in making funding determinations that affect payment of “base awards” and “individual awards.” Actual performance is evaluated against the company-wide performance measure after the close of the year to which the measure applies. The results of that comparison are used to calculate the level of funding available to pay “base awards” and “individual awards.”

Actual available funding to pay annual incentive cash awards is further determined by objective target performance measures that reflect Cape Savings Bank’s operating results for the year for which the targets are established. The Compensation Committee has historically sought to ensure that attainment of the target performance measures are challenging, balanced and achievable. In 2005, for the calendar year 2006, the Compensation Committee established four performance targets, consisting of non-certificate deposit growth (transaction and savings), return on average assets, preferred loan growth and performing loans to total loans. Each of these factors is evenly weighted and the achievement of each factor comprises 25% of the maximum award potential. Throughout the year, the Compensation Committee reviews Cape Savings Bank’s performance relative to its peer group, which in 2006 was identified as the Federal Deposit Insurance Corporation peer group to which Cape Savings Bank was assigned for Uniform Bank Performance Reporting, including “all FDIC insured savings banks having assets in excess of $1 billion.” The Compensation Committee also reviews performance against a peer group consisting of all New Jersey financial institutions with total assets of $500 million to $1.0 billion. The Compensation Committee seeks to establish a target based on earnings from sources that are reasonably predictable and stable. Bonuses for each of the Named Executive Officers are set as a percentage of such person’s base salary, with a range among Named Executive Officers, at the maximum bonus level, of between 20% and 30% of base salary. In order to earn the maximum bonus, Cape Savings Bank must achieve at 150% of all four targets. The minimum performance level on each factor that will achieve a bonus is 90% of targeted performance. For 2006, Cape Savings Bank achieved one performance goal at the target level (return on average assets was at 114% of target) and achieved two performance goals at the maximum level (i.e., preferred loan growth and performing loans to total loans each exceeded 150% of the target level). Cape Savings Bank fell below the minimum of its target range with respect to the non-certificate deposit growth goal.

Incentive bonuses with respect to the company-wide targets are paid semi-annually during the year, in June and December. At mid-year, performance is measured at 50% of the targeted goal. Depending on the targeted level achieved at mid-year, 50% of the incentive bonus is determined for each individual and 75% of that amount is paid at mid-year, with 25% reserved and paid at year-end, provided that goals continue to be achieved.

For purposes of the “individual awards,” each Named Executive Officer other than the Chief Executive Officer is also evaluated on several individual performance measures set by the Chief Executive Officer with oversight from the Compensation Committee. The individual awardsrelate to the strategic business objectives of such individual for the ensuing year. The degree to which a Named Executive Officer satisfies these individualized measures is taken into account in determining the amount to be paid to that executive as an “individual award.”

More specifically, at year-end, each executive’s individual performance is reviewed based on the goals set for such individual (which are based on such person’s job responsibilities). These goals generally support Cape Savings Bank’s ongoing business operations, such as regulatory, compliance, and strategic business plan and profitable growth. The identification and weighting of goals are agreed upon between the individual executive and the Chief Executive Officer of Cape Savings Bank prior to forwarding the goals to the Compensation Committee for confirmation. Each individual’s goals are kept confidential by the Chief Executive Officer and the Compensation Committee. If the named executive performs at a level that is considered outstanding, then consideration may be given for an additional bonus award that may range between 10% and 20% of the incentive bonus awarded in December. For the 2006 year, Messrs. Boyer and Dembin and Ms. Steiger received an increased incentive bonus based on exceeding individual performance goals.

The following table sets forth for the year ended December 31, 2006 certain information as to grants of plan-based awards for the Named Executive Officers.

Grants of Plan-Based Awards For the Fiscal Year Ended December 31, 2006

Name	Grant date	Estimated future payouts under Non-equity incentive plan awards
		Threshold ($)	Target ($)	Maximum ($)
Herbert Hornsby, Jr.	12/09/05	$45,000	$50,000	$75,000
Robert J. Boyer	12/09/05	$19,140	$21,267	$31,900
Fred A. Houston	12/09/05	$18,084	$20,093	$30,140
William H. Dembin	12/09/05	$12,600	$14,000	$21,000
Kathryn M. Steiger	12/09/05	$10,200	$11,333	$17,000

Change in Control Agreements. Cape Savings Bank entered into change in control agreements with Wayne S. Hardenbrook and five other officers of Boardwalk Bank on July 26, 2007, effective as of the date of the merger between Boardwalk Bancorp, Inc. and Cape Bancorp, Inc. The term of the agreements is two years for Mr. Hardenbrook and one year for the five other officers, renewable for an additional year on each anniversary date of the agreement, such that the remaining term of the agreement will always be two years for Mr. Hardenbrook and one year for the five other officers, unless a written notice of non-renewal is provided to the executive. As of the effective date of the merger of Cape Bancorp and Boardwalk Bancorp, the change in control agreements supersede and replace the existing change in control agreements between Boardwalk Bank and each such executive. The duration and payment under each Cape Savings Bank change in control agreement is identical to the duration and payment under each Boardwalk Bank change in control agreement that is superseded. We elected to offer new change in control agreements to these executives rather than continue their existing agreements with Boardwalk Bank in order to eliminate their ability under their existing agreements to voluntarily terminate their employment and receive a change in control payment upon completion of the merger. We believe that the terms of the new change in control agreements are appropriate and provide incentives for key Boardwalk employees to remain with Cape Savings Bank after the merger. We intend to review the agreements on their anniversary dates in light of our own compensation policies and philosophies, and we may choose not to extend one or more of these agreements on their renewal dates.

In the event of a change in control followed by the executive’s voluntary or involuntary termination of employment, other than for cause, the executive will be entitled to severance payments.

In the event of a change in control, the executive will have the right to voluntarily terminate his employment following:

(1) a material change in the executive’s functions, duties, or responsibilities, which change would cause the executive’s position to become one of lesser responsibility, importance or scope,

(2) a relocation of the executive’s principal place of employment by more than 50 miles from its location as of the date of the employment agreement, or

(3) a material reduction in the benefits and perquisites, including base salary.

In the event of a change in control followed by the executive’s involuntary termination other than for cause or resignation from employment following the occurrence of one of the circumstances identified above, the executive will be entitled to a severance payment equal to, for Mr. Hardenbrook, two times (one time for the five other officers) the sum of the executive’s highest annual rate of base salary plus the highest bonus paid to the executive with respect to the completed fiscal year prior to the change in control. In addition, the executive will be entitled to life insurance coverage and non-taxable medical and dental coverage for two years for Mr. Hardenbrook (one year for the five other officers) following severance. Any cash severance payment will be made in a lump sum within 30 days or, in the event the executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code, on the first day of the seventh full month of the executive’s termination of employment. The change in control agreements also provide that in the event severance payments would include an “excess parachute payment” under Section 280G of the Internal Revenue Code, such benefits will be reduced accordingly.

Benefit Equalization Plan. Cape Savings Bank has adopted an Amended and Restated Benefit Equalization Plan to provide certain executives with benefits to which they would otherwise be entitled under Cape Savings Bank’s Defined Benefit Pension Plan and 401(k) plan, but for the limitations imposed by the Internal Revenue Code. The Amended and Restated Benefit Equalization Plan was adopted to incorporate the required provisions of Section 409A. During fiscal 2006, only Mr. Hornsby participated in the Amended and Restated Benefit Equalization Plan. A committee appointed by the Cape Savings Bank Board of Directors administers the plan.

Upon termination of service due to any reason other than death, a participant will be entitled to a benefit equal to the difference between the annual pension benefit to which the participant would be entitled under the defined benefit pension plan but for the tax law limits and the amount of the annual pension benefit to which the participant is actually entitled under the defined benefit pension plan, provided, however, that for purposes of determining the participant’s “salary” upon which the annual pension benefit is calculated, any amounts deferred under the benefit equalization plan are included. The annual pension benefit will be payable as a life annuity with 10 years certain, provided that a participant may make an election prior to the date distributions commence to have the annual pension benefit converted to any other optional form of life annuity available under the Amended and Restated Benefit Equalization Plan that is the actuarial equivalent of the annual pension benefit. Alternatively, a participant may elect in writing prior to the end of the transition period for making new elections under Section 409A of the Internal Revenue Code, to receive payment in a lump sum distribution. If a participant dies before benefit payments commence to the participant or after they commence (assuming the participant did not elect an optional form of benefit payment), the participant’s beneficiary will receive a lump sum distribution equal to the commuted value of ten years of payments under the annual pension benefit, reduced by the number of years such benefits were received by the participant, if any. If a participant had received benefits for 10 years, no payments would be due to the beneficiary on the participant’s death. If the participant had elected and was receiving an optional form of benefit, the participant’s beneficiary would receive the death benefit, if any, payable under such optional form of benefit.

Under the 401(k) portion of the Amended and Restated Benefit Equalization Plan, participants may make annual deferrals of compensation in an amount up to the difference between the maximum amount the participant would be permitted to contribute to Cape Savings Bank’s 401(k) plan for the given year but for the limitations of the Internal Revenue Code and the deferrals actually made to the 401(k) plan by the participant for the plan year. For each calendar year after 1999, if a portion of a participant’s contribution to the tax-qualified 401(k) plan is returned after the end of the preceding calendar year due to the tax law limits, and if the participant had made an election on the applicable deferral agreement, the participant is entitled to reduce his compensation for the current year by the amount of such returned contribution. A participant will be required to enter into a deferral agreement at least 30 days prior to the commencement of the calendar year for which the compensation subject to the deferral election will be paid. Cape Savings Bank will establish a supplemental 401(k) plan account for each participant and credit the account with such contributions. Upon termination of service due to any reason other than death, the supplemental 401(k) plan benefit will be payable in a lump sum. Upon termination of service due to death, the supplemental 401(k) plan benefit under the Amended and Restated Benefit Equalization Plan will be payable to the participant’s beneficiary in a lump sum, pursuant to the participant’s initial deferral election.

In the event of a change in control of Cape Savings Bank or Cape Bancorp, Inc., the participant’s supplemental 401(k) plan benefit and supplemental defined benefit plan will be paid to the participants in a lump sum at the time of the change in control, unless a participant has selected an alternative form of distribution upon a change in control. Such an election, if made, must be made by a participant not later than December 31, 2007, or if later, the last day of the transition period under Code section 409A, or with respect to new plan participants within 30 days after the participant first becomes eligible to participate in the Amended and Restated Benefit Equalization Plan.

Phantom Restricted Stock Plan. We maintain a nonqualified phantom restricted stock plan represented by individual agreements for a select group of officers, including Messrs. Hornsby, Boyer, Houston, Dembin, Ropiecki , and Ms. Haffner and Ms. Steiger and six current non-employee directors and four former directors of Cape Savings Bank. Participants in the agreements are granted phantom restricted stock awards in amounts set forth in each participant’s agreement. We have set forth below the awards to each of the officers.

	Phantom Restricted Stock Plan
Officer	2000 Awards	2004 Awards
Herbert L. Hornsby, Jr.	13,819	595
Robert J. Boyer	8,517	—
Fred A. Houston	8,517	—
William H. Dembin	—	3,738
Jeffrey S. Ropiecki	4,356	753
Marie G. Haffner	5,059	—
Kathryn M. Steiger	5,335	—

The value of a participant’s restricted stock account is based on the increase in value of a share of phantom stock over a 10-year period beginning on the initial effective date of the plan, which was November 1, 2000 and ending on October 31, 2010, multiplied by the number of shares of phantom restricted stock awarded to the executive or director. The maximum value of a share of phantom stock achievable under the plan is $31.06. The fair market value of the phantom stock determined on the effective date was $10.00 for persons who commenced participation in the plan on such date. Thereafter, the fair market value, as determined under the plan, was equal to such value on the date of the award, as determined under the plan. The fair market value is increased annually over a 10-year period based on a formula that takes into consideration Cape Savings Bank’s annual growth rate, as determined by multiplying its capital account by an adjustment factor. The adjustment factor is determined by dividing Cape Savings Bank’s capital-to-asset ratio by a base rate of 8.0 percent. In accordance with the terms of the agreements, the fair market value of the phantom stock will not increase more than 12% per year, however, if the annual growth rate exceeds 12%, the excess may be carried over to the next plan year. After 10 years from the initial effective date of the plan, or on the normal benefit date, the aggregate value of the executive’s or director’s phantom restricted stock account will be finally determined. Commencing on the first day of the month following the normal benefit date, Cape Savings Bank will annuitize the account balance of the executive’s or director’s phantom restricted stock account, crediting interest at a rate of 7.72%, and will pay the benefit to the executive of director in equal monthly installments over a period of 180 months, unless the executive or director makes an election to defer the distribution. In the event the executive or director elects to defer the distribution, the participant’s account will be credited with interest at an annual rate equal to 7.72%, compounded monthly.

In connection with the stock offering and in compliance with Section 409A of the Internal Revenue Code, the phantom restricted stock plan has been amended to permit executives or current directors to make an election on or before October 31, 2007, to receive the amounts credited to his or her phantom restricted stock account, payable in a lump sum on the first business day in January 2008.

If an executive or director makes this election, the amount distributed to such person will be determined by multiplying the number of phantom restricted stocks in such person’s account by $30.41, which is expected to be the value of the phantom restricted stocks on October 31, 2010, the end of the measurement period. All executives and directors have made this election. This amendment to the plan was approved by the New Jersey Department of Banking and Insurance on October 30, 2007. We will incur additional compensation expense related to the phantom restricted stock plan of approximately $534,000 based on the expected fair value of $30.41. In future years, no further expense will be accrued for officers and directors under this plan.

Phantom Incentive Stock Option Plan. We maintain a nonqualified phantom incentive stock option plan represented by individual agreements for a select group of officers, including Messrs. Hornsby, Boyer, Houston, Dembin, Ropiecki , and Ms. Haffner and Ms. Steiger and six current non-employee directors and four former directors of Cape Savings Bank. Participants in the agreements are granted phantom stock option awards in amounts set forth in each participant’s agreement. We have set forth below the awards to each of the officers.

	Phantom Incentive Stock Option Plan
Officer	2000 Awards	2004 Awards
Herbert L. Hornsby, Jr.	23,903	1,620
Robert J. Boyer	14,732	—
Fred A. Houston	14,732	—
William H. Dembin	—	10,181
Jeffrey S. Ropiecki	7,534	2,045
Marie G. Haffner	8,750	—
Kathryn M. Steiger	9,229	—

The value of a participant’s stock option account is based on the increase in value of a share of phantom stock over the value of a share of phantom stock on the initial effective date of the plan, which was November 1, 2000 (or if later, on the date that such phantom stock option was deemed to be awarded to the participant), multiplied by the number of phantom stock options awarded to the participant. The maximum value of a share of phantom stock achievable under the plan is $31.06. The fair market value of the phantom stock determined on the effective date of the plan was $10.00 for persons who commenced participation on such date. Thereafter, the fair market value of an award, as determined under the plan, was equal to the value on the date of the award. The fair market value is increased annually based on a formula that takes into consideration Cape Savings Bank’s annual growth rate, as determined by multiplying its capital account by an adjustment factor. The adjustment factor is determined by dividing Cape Savings Bank’s capital-to-asset ratio by a base rate of 8.0%. In accordance with the terms of the agreements, the fair market value of the phantom stock will not increase more than 12% per year, however, if the annual growth rate exceeds 12%, the excess may be carried over to the next plan year. When an executive or director reaches his or her normal retirement date, Cape Savings Bank will annuitize the executive or director’s account balance, crediting interest at a rate of 7.72%, and will pay the benefit to the executive of director in equal monthly installments over a period of 180 months.

In connection with the stock offering and in compliance with Section 409A of the Internal Revenue Code, the phantom incentive stock option plan has been amended to permit executives or current directors to make an election on or before October 31, 2007, to receive the amounts credited to his or her phantom stock option account on the first business day in January 2008. If an executive or director makes this election, the amount distributed to such person will be determined by multiplying the number of phantom stock options in such person’s account by the increase in value of the phantom stock over the fair market value of such phantom stock on the date of the award. For purposes of this election, the fair market value of the phantom stock on the first business day in January 2008 will be deemed to be $30.41. All executives and directors have made this election. This amendment to the plan was approved by the New Jersey Department of Banking and Insurance on October 30, 2007. We will incur additional compensation expense related to the phantom incentive stock option plan of approximately $1.0 million based on the expected fair value of $30.41. In future years, no further expense will be accrued for officers and directors under this plan.

Director Retirement Plan. Cape Savings Bank maintains an amended and restated director retirement plan for its directors, represented by individual agreements with the directors. In accordance with each director’s retirement agreement, the director is entitled to a normal retirement benefit upon termination of service on or after the director’s normal retirement age, equal to 2.5% times the director’s years of service with Cape Savings Bank (not to exceed a benefit equal to 50%) of the average of the greatest fees earned by a director during any five consecutive calendar years. This benefit will be payable to the director in equal monthly installments for a period of 10 years or the director’s lifetime, whichever is greater. In the event the director terminates service prior to normal retirement age, other than due to death, the director will be entitled to an early termination benefit. The early termination benefit is the accrual balance for the plan year ending immediately prior to the year of termination, annuitized over a 10-year period by crediting interest at an annual rate of 8.50% with monthly compounding. The early termination benefit is payable in monthly installments for 10 years, provided, however, a director can make an election to have the remainder paid in a lump sum in the event of the occurrence of a change in control. Such an election must be made by the last day of the transition period for making such elections under Section 409A of the Internal Revenue Code. In the event of a director’s death while on the board, the director’s beneficiary will receive an annual benefit in an amount set forth in the director’s agreement, payable in monthly installments over a 10-year period. In the event of the director’s death during distribution of benefits, the beneficiary will receive a continuation of such benefits at the same time and in the same amount as if the benefits were paid to the director, provided, however, no benefits will be due to the director’s beneficiary if the director has received benefits under the plan for 10 years at the time of his death. Under the director’s individual retirement agreement, each director agrees that in order to receive the benefit, the director will not compete with Cape Savings Bank within a 25-mile radius of its main office.

Nonqualified Deferred Compensation Plans

The following table discloses allocations under the 401(k) plan portion of the Benefit Equalization Plan, a non-qualified defined contribution plan, for each named executive officer who participated in the plan in 2006, along with the earnings and balances on each executive’s account as of December 31, 2006. We made no contributions to the plan on behalf of the executives during 2006 and no distributions or withdrawals were made from the plan in 2006.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Herbert L. Hornsby, Jr.	11,207	7,458	77,646

Tax-Qualified Benefit Plans

Cape Savings Bank 401(k) Plan. We maintain the Cape Savings Bank 401(k) Plan, a tax-qualified defined contribution plan, for all salaried employees of Cape Savings Bank who have satisfied the 401(k) Plan’s eligibility requirements. Salaried eligible employees can begin participation in the 401(k) Plan on the first day of the month that coincides with or next follows the date the employee completes three months of employment and attains age 21. In order for an employee to complete three months of employment, the employee must complete at least 250 hours of employment in a three consecutive month period. Participants become eligible to receive employer contributions on the first day of the month coincident with or next following the date the participant completes one year of employment and attains age 21. Participants may contribute up to 3.0% of their compensation to the 401(k) Plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code of 1986, as amended. For 2007, the salary deferral contribution limit is $15,500; provided, however, that participants over age 50 may contribute an additional $5,000 to the 401(k) Plan. Participants are always 100% vested in their salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that Cape Savings Bank will make matching contributions to the accounts of plan participants in an amount equal to 100% of the participants’ contributions, up to 6% of their salary for the year. Cape Savings Bank intends to amend the matching contribution formula, effective January 1, 2008, so that matching contributions will be equal to 100% of the participants’ contributions on up to 3% of participants’ salary contributed to the plan and 50% of the participants’ additional contributions on the next 2% of salary contributed by the participants, with a maximum potential matching contribution of 4%. Participants are 100% vested in the employer matching contributions credited to their accounts on or after January 1, 1999. Employer matching contributions credited to the participants’ accounts prior to January 1, 1999 become 100% vested upon completion of three years of employment. A participant also becomes 100% vested in the participant’s employer contributions and earnings thereon credited to his or her account upon the participant’s death, disability or attainment of age 65 while employed with Cape Savings Bank.

Participants have individual accounts under the 401(k) Plan and may direct the investment of their accounts among a variety of investment funds. In connection with the offering, the 401(k) Plan has added another investment alternative, the Cape Bancorp Stock Fund. The Stock Fund permits participants to invest their 401(k) Plan funds in Cape Bancorp common stock. A participant who elects to purchase Cape Bancorp common stock in the offering through the 401(k) Plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant had elected to purchase the common stock using funds outside the 401(k) Plan. See “The Conversion and Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” An independent trustee will purchase the common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants have the right to direct the trustee regarding the voting of shares purchased for their plan accounts.

Defined Benefit Plan. Cape Savings Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions, a multiple-employer defined benefit plan, for the benefit of its employees. Employees of Cape Savings Bank who are age 21 or older and who have completed 12 months of employment are eligible to participate in the plan, provided, however, the plan was amended to freeze participation to new employees commencing January 1, 2008. Employees who became eligible to participate prior to January 1, 2008, will continue to accrue a benefit under the plan. Participants become vested in their retirement benefit upon completion of 5 years of employment, provided that participants who have reached age 65 automatically become 100% vested, regardless of the number of completed years of employment. Payments of benefits under the plan are made in the form of a life annuity with 120 payments guaranteed unless one of the optional forms of distribution has been selected. Upon termination of employment at or after age 65, a participant will be entitled to an annual normal retirement benefit equal to 1.75% multiplied by the number of years of benefit service, multiplied by the participant’s average annual salary for the 5 highest paid consecutive years of benefit service. Participants who terminate employment prior to age 65 will be entitled to an early retirement benefit. The retirement benefit payable at age 65 is equal to the vested amount of the normal retirement benefit accrued at the participant’s termination date. Payments may commence as early as age 45, in which case the retirement benefit otherwise payable at age 65 is reduced by applying an early retirement factor based on the participant’s age when payments begin. Normal and early retirement benefits are payable over the longer of the lifetime of the retiree or 120 monthly installments. In the event a retiree dies before 120 monthly installments have been paid, the retiree’s beneficiary will be entitled to the value of such unpaid installments paid in a lump sum. The participant or beneficiary may elect to have benefits paid in the form of installments. In the event a participant dies while in active service, his beneficiary will be entitled to a lump sum death benefit equal to 100 times the participant’s projected monthly benefit. The projected monthly benefit assumes continuation of service at current salary until age 65. If a participant dies after becoming eligible for early retirement, his beneficiary would receive the higher of (i) the active service death benefit or (ii) the retirement death benefit payable as if the participant had retired on the first day of the month in which he died.

Pension Benefits

The following table sets forth the actuarial present value of each executive’s accumulated benefit under our pension benefit plans, including in the case of Mr. Hornsby the pension plan portion of our Benefit Equalization Plan, along with the number of years of credited service. No payments were made under the plans in 2006.

Name and Principal Position	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Herbert L. Hornsby, Jr.
President and Chief Executive Officer	Qualified Pension Plan	32	739,000	—
	Non-Qualified Pension Plan	32	248,000	—
Robert J. Boyer, Senior Vice President and Chief Financial Officer	Qualified Pension Plan	25	344,000	—
Fred A. Houston, Senior Vice President and Corporate Secretary	Qualified Pension Plan	23	499,000	—
William H. Dembin Vice President, Commercial Loans	Qualified Pension Plan	9	26,000	—
Kathryn M. Steiger Vice President, Residential Loans	Qualified Pension Plan	31	226,000	—

Employee Stock Ownership Plan. In connection with the offering, Cape Savings Bank has adopted an employee stock ownership plan for eligible salaried employees. Eligible salaried employees who have attained age 21 and are employed by us as of the closing date of the offering will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employees completion of 1,000 hours of service during a continuous 12-month period.

We expect to engage a third-party trustee to purchase, on behalf of the employee stock ownership plan, 8.0% of the total number of shares of Cape Bancorp common stock issued in the offering, including shares issued in connection with the merger and shares contributed to The CapeBank Charitable Foundation. We anticipate that the employee stock ownership plan will fund its stock purchase through a loan from Cape Bancorp equal to 100% of the aggregate purchase price of the common stock. The loan will be repaid principally through Cape Savings Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account, and shares will be released from the suspense account on a pro rata basis as Cape Savings Bank repays the loan. The trustee will allocate the shares released among participants on the basis of a formula which looks at each participant’s proportional share of compensation relative to all participants and also looks at each participant’s years of service, relative to the years of service of all participants. Participants will vest in their employee stock ownership plan allocations over a 6-year period at the rate of 20% per year, commencing in the second year. Participants who were employed by Cape Savings Bank immediately prior to the stock offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants in the employee stock ownership plan.

The employee stock ownership plan permits participants to direct the trustee how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Cape Savings Bank will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the employee stock ownership plan. The compensation expense resulting from the release of the Cape Bancorp common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Cape Bancorp’s earnings.

Stock-Based Benefit Plans.

Following the stock offering, we intend to adopt one or more stock-based benefit plans that will provide for grants of stock options and awards of shares of common stock. The number of options granted or shares awarded under such plans generally may not exceed 10.0% and 3.0%, respectively, of our outstanding shares (including shares sold in the stock offering and shares contributed to our charitable foundation and issued in the merger), provided, however, if our tangible capital is 10.0% or more after the conversion, our shares awarded under the plan may be 4.0% of our outstanding shares. The amount of stock options and stock awards available for grant under stock-based benefit plans may be greater than these percentages, provided the stock-based benefit plans are adopted more than one year following the completion of the stock offering.

The stock-based benefit plans will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based benefit plans cannot be established sooner than six months after the stock offering and would require the approval of a majority of the total votes eligible to be cast by our stockholders if adopted less than one year after our stock offering. In addition, if adopted within the first year after our stock offering, our stock based benefit plan may permit accelerated vesting only due to death or disability of the award recipient or the occurrence of a change in control of Cape Bancorp, Inc.

Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions apply to our stock-based benefit plans adopted within one year of the completion of the stock offering:

•	no individual may receive more than 25% of the options or stock awards authorized under any individual plan;

•	non-officer directors may not receive in the aggregate, more than 30% of the options and more than 30% of the stock awards authorized under any individual plan;

•	non-officer directors may not receive more than 5% of the options and more than 5% of the stock awards authorized under any individual plan; and

•	the options and stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of the date of shareholder approval of the plan.

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of Cape Savings Bank during the 2006 fiscal year.

Name	Salary and Fees Earned or Paid in Cash ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert F. Garrett, III	58,732	22,157	24,617	12,738	121,244
Francis J. Glaser	32,367	9,564	1,582	—	43,513
Louis H. Griesbach, Jr.	36,711	22,157	14,614	15,188	88,670
David C. Ingersoll, Jr.	39,424	22,157	11,407	16,824	89,812
Joanne D. Kay	37,923	20,514	9,204	—	67,641
Matthew J. Reynolds	38,515	19,200	3,693	—	61,408

(1)	Comprised of stipend, bonus, and committee fees, and Chairman’s fees in the case of Director Garrett.

(2)	Comprised of compensation earned pursuant to Cape Savings Bank’s Phantom Restrictive Stock Plan and Phantom Stock Option Plan.

(3)	Pursuant to the Directors’ Retirement Benefit Plan.

(4)	Comprised of medical benefits, reimbursement of certain convention expenses, and in the case of Director Griesbach, fees for appraisal services.

Stipend and Meeting Fees For Non-Employee Directors. Non-employee directors of Cape Savings Bank are paid an annual stipend of $32,350 (payable bi-weekly) as well as $318 per committee meeting for their service on the Board of Directors. Directors do not receive any additional fees for their service on the board of directors of Cape Bancorp.

Corporate Governance/Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of Cape Savings Bank for the fiscal year ended December 31, 2006 included Messrs. Reynolds, Glaser and Ms. Kay. No committee member serves or has served as an officer and/or employee of Cape Savings Bank. No executive officer of Cape Bancorp or Cape Savings Bank serves or has served as a member of the compensation committee of another entity, one of whose executive officers serves on the compensation committee or as a director of Cape Bancorp. No executive officer of Cape Bancorp or Cape Savings Bank serves or has served as a director of another entity one of whose executive officers serves on the Compensation Committee of Cape Bancorp.

Transactions with Directors and Management

Loans and Extensions of Credit. The aggregate amount of loans by Cape Savings Bank to its executive officers and directors, and members of their immediate families, was $6.9 million at December 31, 2006. As of that date, these loans were performing according to their original terms. Cape Savings Bank has a policy of offering a 100 basis point interest rate discount to its employees (including officers) for loans on their primary residence. No such discounted loans are offered by Cape Savings Bank to its directors. The outstanding loans made to our directors and members of their immediate families were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Cape Savings Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. For information about restrictions on our ability to make loans to insiders, see “Regulation and Supervision—Bank Regulation—Transactions with Affiliates of Cape Savings Bank.”

Set forth below is certain information for the loans made by Cape Savings Bank to its named executive officers, who were indebted to Cape Savings Bank at any time since January 1, 2006, and participated in the above-referenced benefit program. This program is generally available to all other employees and does not give preference to any executive officer over any other employee. All of the loans are secured loans and all loans designated as residential loans are first mortgage loans or lines of credit secured by the borrower’s principal place of residence.

Name of Individual	Loan Type	Date Originated	Original Loan Amount	Highest Balance During Fiscal 2007	Balance on September 30, 2007	Interest Rate On September 30, 2007
Herbert L. Hornsby, Jr.	Residential	8/1/05	250,000	134,051	91,794	7.75%
Herbert L. Hornsby, Jr.	Line of Credit	12/2/98	150,000	118,568	104,234	4.00%
Robert J. Boyer	Residential	3/7/03	310,000	266,062	234,921	3.50%
Robert J. Boyer	Line of Credit	3/10/03	100,000	97,507	90,276	7.75%
William H. Dembin	Residential	7/10/03	240,000	220,829	205,232	4.00%

Other Transactions. Robert F. Garrett, III and Joanne D. Kay, in addition to their duties as directors of Cape Bancorp and Cape Savings Bank, are practicing attorneys who perform legal work directly for or on behalf of customers of Cape Savings Bank. During the year ended December 31, 2006, Mr. Garrett and Ms. Kay received fees, either directly from Cape Savings Bank, or from our customers, in the amounts of approximately $7,600 and $14,500, respectively. The Board of Directors authorizes the transactions each year, and the Compensation Committee of the Board of Directors reviews a summary of the services performed and the total fees paid for services on an annual basis. All transactions with Mr. Garrett and Ms. Kay are in the ordinary course of business, and the terms and fees, are considered to be consistent with those prevailing at the time for comparable transactions with other persons.

Indemnification for Directors and Officers

Cape Bancorp’s bylaws provide that Cape Bancorp shall indemnify all officers, directors and employees of Cape Bancorp to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Cape Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Cape Bancorp pursuant to its bylaws or otherwise, Cape Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25% in the aggregate of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares	Dollar Amount	Percentage of Shares at the Minimum of the Offering Range	Percentage of Shares at the Maximum of the Offering Range	Percentage of Total Outstanding Shares at the Minimum of the Offering Range	Percentage of Total Outstanding Shares at the Maximum of the Offering Range
Directors:
Robert F. Garrett, III	25,000	$250,000	0.32%	0.24%	0.19%	0.15%
Francis J. Glaser	20,000	200,000	0.26%	0.19%	0.15%	0.12%
Louis H. Griesbach, Jr.	7,500	75,000	0.10%	0.07%	0.06%	0.05%
Herbert L. Hornsby, Jr.	50,000	500,000	0.64%	0.47%	0.38%	0.31%
David C. Ingersoll, Jr.	35,000	350,000	0.45%	0.33%	0.26%	0.22%
Joanne D. Kay	5,000	50,000	0.06%	0.05%	0.04%	0.03%
Matthew J. Reynolds	10,000	100,000	0.13%	0.09%	0.08%	0.06%

Executive Officers Who Are Not Directors:
Fred A. Houston	35,000	350,000	0.45%	0.33%	0.26%	0.22%
Robert J. Boyer	50,000	500,000	0.64%	0.47%	0.38%	0.31%
Kathryn M. Steiger	12,500	125,000	0.16%	0.12%	0.09%	0.08%
William Dembin	27,500	275,000	0.35%	0.26%	0.21%	0.17%
Marie Haffner	35,000	350,000	0.45%	0.33%	0.26%	0.22%
Jeff Ropiecki	20,000	200,000	0.26%	0.19%	0.15%	0.12%
All directors and executive officers as a group (13 persons)	332,500	$3,325,000	4.25%	3.14%	2.50%	2.04%

Directors of Boardwalk Bancorp Who Will Become Directors of Cape Bancorp (1):	Maximum Number of Shares That Could Be Received In Exchange for Boardwalk Bancorp Financial Shares				Percentage of Total Outstanding Shares at the Minimum of the Offering Range	Percentage of Total Outstanding Shares at the Maximum of the Offering Range
Michael D. Devlin	255,157				1.92%	1.57%
Agostino R. Fabietti	111,126				0.84%	0.68%
Thomas K. Ritter	312,284				2.35%	1.92%

Total	678,567				5.10%	4.17%

(1)	It is expected that Michael D. Devlin, Agostino R. Fabietti and Thomas K. Ritter, each a director of Boardwalk Bancorp who will become directors of Cape Bancorp following the consummation of the merger, will elect to receive shares of Cape Bancorp in exchange for their Boardwalk Bancorp common stock in the merger. Based upon their ownership of Boardwalk Bancorp shares, Messrs. Devlin, Fabietti and Ritter may receive up to a maximum of 255,157, 111,126 and 312,284 shares, respectively, in the merger; however, there can be no guarantee that their elections will be fully satisfied.

Regulation and Supervision

The following discussion describes elements of an extensive regulatory framework applicable to savings and loan holding companies and banks and specific information about Cape Savings Bank and Cape Bancorp. Federal and state regulation of banks and savings and loan holding companies is intended primarily for the protection of depositors and the Deposit Insurance Fund, rather than for the protection of potential shareholders and creditors.

General

Cape Savings Bank is a New Jersey-chartered savings bank that is subject to extensive regulation, examination and supervision by the New Jersey Department of Banking and Insurance (the “Department”), as its primary regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Cape Savings Bank is a member of the Federal Home Loan Bank system and, with respect to deposit insurance, of the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Cape Savings Bank must file reports with the Department and the Federal Deposit Insurance Corporation concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The Department and/or the Federal Deposit Insurance Corporation conduct periodic examinations to test Cape Savings Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in the regulatory requirements and policies, whether by the Department, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Cape Savings Bank, Cape Bancorp and their operations.

Certain regulatory requirements applicable to Cape Savings Bank and Cape Bancorp are referred to below or elsewhere herein. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Cape Savings Bank and Cape Bancorp and is qualified in its entirety by reference to the actual statutes and regulations.

Bank Regulation

New Jersey Banking Regulation

Activity Powers. Cape Savings Bank derives its lending, investment and other activity powers primarily from the applicable provisions of the New Jersey Banking Act and its related regulations. Under these laws and regulations, savings banks, including Cape Savings Bank, generally may invest in: (1) real estate mortgages; (2) consumer and commercial loans; (3) specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies; (4) certain types of corporate equity securities; and (5) certain other assets.

A savings bank may also invest pursuant to a “leeway” power that permits investments not otherwise permitted by the New Jersey Banking Act. “Leeway” investments must comply with a number of limitations on the individual and aggregate amounts of “leeway” investments. A savings bank may also exercise trust powers upon approval of the Department. New Jersey savings banks may exercise those powers, rights, benefits or privileges authorized for national banks or out-of-state banks or for federal or out-of-state savings banks or savings associations, provided that before exercising any such power, right, benefit or privilege, prior approval by the Department by regulation or by specific authorization is required. The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See “—Federal Banking Regulation—Activity Restrictions on State-Chartered Banks” below.

Loans-to-One-Borrower Limitations. With certain specified exceptions, a New Jersey chartered savings bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of the bank’s capital funds. A savings bank may lend an additional 10.0% of the bank’s capital funds if secured by collateral meeting the requirements of the New Jersey Banking Act. Cape Savings Bank currently complies with applicable loans-to-one-borrower limitations.

Dividends. Under the New Jersey Banking Act, a stock savings bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair the capital stock of the savings bank. In addition, a stock savings bank may not pay a dividend unless the savings bank would, after the payment of the dividend, have a surplus of not less than 50% of its capital stock, or the payment of the dividend would not reduce the surplus. Federal law may also limit the amount of dividends that may be paid by Cape Savings Bank. See “—Federal Banking Regulation—Prompt Corrective Action” below.

Minimum Capital Requirements. Regulations of the Department impose on New Jersey chartered depository institutions, including Cape Savings Bank, minimum capital requirements similar to those imposed by the FDIC on insured state banks. See “—Federal Banking Regulation—Capital Requirements.”

Examination and Enforcement. The Department may examine Cape Savings Bank whenever it deems an examination advisable. The Department examines Cape Savings Bank at least every two years. The Department may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Department has ordered the activity to be terminated, to show cause at a hearing before the Commissioner of the Department why such person should not be removed.

Federal Banking Regulation

Capital Requirements. Federal Deposit Insurance Corporation regulations require banks to maintain minimum levels of capital. The Federal Deposit Insurance Corporation regulations define two tiers, or classes, of capital.

Tier 1 capital is comprised of the sum of:

•	common stockholders’ equity, excluding the unrealized appreciation or depreciation, net of tax, from available-for-sale securities;

•	non-cumulative perpetual preferred stock, including any related retained earnings; and

•	minority interests in consolidated subsidiaries minus all intangible assets, other than qualifying servicing rights and any net unrealized loss on marketable equity securities.

The components of Tier 2 capital currently include:

•	cumulative perpetual preferred stock;

•	certain perpetual preferred stock for which the dividend rate may be reset periodically;

•	hybrid capital instruments, including mandatory convertible securities;

•	term subordinated debt;

•	intermediate term preferred stock;

•	allowance for loan losses; and

•	up to 45% of pretax net unrealized holding gains on available-for-sale equity securities with readily determinable fair market values.

The allowance for loan losses includible in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets (as discussed below). Overall, the amount of Tier 2 capital that may be included in total capital cannot exceed 100% of Tier 1 capital. The Federal Deposit Insurance Corporation regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition, with a rating of 1 (the highest examination rating of the Federal Deposit Insurance Corporation for banks) under the Uniform Financial Institutions Rating System, of not less than a ratio of 3.0% of Tier 1 capital to total assets. For all other banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution.

The Federal Deposit Insurance Corporation regulations also require that banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of a ratio of total capital, which is defined as the sum of Tier 1 capital and Tier 2 capital, to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the Federal Deposit Insurance Corporation believes are inherent in the type of asset or item.

The federal banking agencies, including the Federal Deposit Insurance Corporation, have also adopted regulations to require an assessment of an institution’s exposure to declines in the economic value of a bank’s capital due to changes in interest rates when assessing the bank’s capital adequacy. Under such a risk assessment, examiners evaluate a bank’s capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include:

•	the quality of the bank’s interest rate risk management process;

•	the overall financial condition of the bank; and

•	the level of other risks at the bank for which capital is needed.

Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies’ evaluation of interest rate risk in connection with capital adequacy.

As of June 30, 2007, Cape Savings Bank was considered “well-capitalized” under Federal Deposit Insurance Corporation guidelines.

Activity Restrictions on State-Chartered Banks. Federal law and Federal Deposit Insurance Corporation regulations generally limit the activities and investments of state-chartered Federal Deposit Insurance Corporation insured banks and their subsidiaries to those permissible for national banks and their subsidiaries, unless such activities and investments are specifically exempted by law or consented to by the Federal Deposit Insurance Corporation.

Before making a new investment or engaging in a new activity that is not permissible for a national bank or otherwise permissible under federal law or the Federal Deposit Insurance Corporation regulations, an insured bank must seek approval from the Federal Deposit Insurance Corporation to make such investment or engage in such activity. The Federal Deposit Insurance Corporation will not approve the activity unless the bank meets its minimum capital requirements and the Federal Deposit Insurance Corporation determines that the activity does not present a significant risk to the Federal Deposit Insurance Corporation insurance funds. Certain activities of subsidiaries that are engaged in activities permitted for national banks only through a “financial subsidiary” are subject to additional restrictions.

Federal law permits a state-chartered savings bank to engage, through financial subsidiaries, in any activity in which a national bank may engage through a financial subsidiary and on substantially the same terms and conditions. In general, the law permits a national bank that is well-capitalized and well-managed to conduct, through a financial subsidiary, any activity permitted for a financial holding company other than insurance underwriting, insurance investments, real estate investment or development or merchant banking. The total assets of all such financial subsidiaries may not exceed the lesser of 45% of the bank’s total assets or $50 million. The bank must have policies and procedures to assess the financial subsidiary’s risk and protect the bank from such risk and potential liability, must not consolidate the financial subsidiary’s assets with the bank’s and must exclude from its own assets and equity all equity investments, including retained earnings, in the financial subsidiary. State-chartered savings banks may retain subsidiaries in existence as of March 11, 2000 and may engage in activities that are not authorized under federal law. Although Cape Savings Bank meets all conditions necessary to establish and engage in permitted activities through financial subsidiaries, it has not yet determined whether or the extent to which it will seek to engage in such activities.

Federal Home Loan Bank System. Cape Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of New York, Cape Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, 1/20th of its borrowings from the Federal Home Loan Bank, or 0.3% of assets, whichever is greater. As of June 30, 2007, Cape Savings Bank was in compliance with this requirement.

Enforcement. The Federal Deposit Insurance Corporation has extensive enforcement authority over insured savings banks, including Cape Savings Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

Prompt Corrective Action. The Federal Deposit Improvement Act established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The Federal Deposit Insurance Corporation, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” The Federal Deposit Insurance Corporation’s regulations define the five capital categories as follows:

An institution will be treated as “well-capitalized” if:

•	its ratio of total capital to risk-weighted assets is at least 10.0%;

•	its ratio of Tier 1 capital to risk-weighted assets is at least 6%; and

•	its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the Federal Deposit Insurance Corporation to meet a specific capital level.

An institution will be treated as “adequately capitalized” if:

•	its ratio of total capital to risk-weighted assets is at least 8%; or

•	its ratio of Tier 1 capital to risk-weighted assets is at least 4%; and

•

its ratio of Tier 1 capital to total assets is at least 4.0% (3.0% if the bank receives the highest rating under the Uniform Financial Institutions Rating System) and it is not a well-capitalized institution.

An institution will be treated as “undercapitalized” if:

•	its total risk-based capital is less than 8.0%; or

•	its Tier 1 risk-based-capital is less than 4.0%; and

•	its leverage ratio is less than 4.0% (or less than 3.0% if the institution receives the highest rating under the Uniform Financial Institutions Rating System).

An institution will be treated as “significantly undercapitalized” if:

•	its total risk-based capital is less than 6.0%;

•	its Tier 1 capital is less than 3.0%; or

•	its leverage ratio is less than 3.0%.

An institution that has a tangible capital to total assets ratio equal to or less than 2.0% would be deemed to be “critically undercapitalized.”

The Federal Deposit Insurance Corporation is required, with some exceptions, to appoint a receiver or conservator for an insured state bank if that bank is “critically undercapitalized.” For this purpose, “critically undercapitalized” means having a ratio of tangible capital to total assets of less than 2%. The Federal Deposit Insurance Corporation may also appoint a conservator or receiver for a state bank on the basis of the institution’s financial condition or upon the occurrence of certain events, including:

•	insolvency, or when the assets of the bank are less than its liabilities to depositors and others;

•	substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

•	existence of an unsafe or unsound condition to transact business;

•	likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

•

insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment of capital without federal assistance.

Cape Savings Bank is in compliance with the Prompt Corrective Action rules.

Insurance of Deposit Accounts. Deposit accounts in Cape Savings Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. Cape Savings Bank’s deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments.

In February 2006, federal legislation to reform federal deposit insurance was enacted. This new legislation, among other things, increased the amount of federal deposit insurance coverage from $100,000 to $130,000 (with a cost of living adjustment to become effective in five years). The legislation also requires the reserve ratio to be modified to provide for a range between 1.15% and 1.50% of estimated insured deposits.

In November 2006, the Federal Deposit Insurance Corporation adopted final regulations that assess insurance premiums based on risk. As a result, the new regulation will enable the Federal Deposit Insurance Corporation to more closely tie each financial institution’s deposit insurance premiums to the risk it poses to the deposit insurance fund. Under the new risk-based assessment system, the Federal Deposit Insurance Corporation will evaluate the risk of each financial institution based on its supervisory rating, its financial ratios, and its long-term debt issuer rating. The new rates for nearly all of the financial institutions industry vary between five and seven cents for every $100 of domestic deposits. The assessment to be paid during the year ending December 31, 2007 will be offset by a credit from the Federal Deposit Insurance Corporation to Cape Savings Bank of $390,000. At the same time, the Federal Deposit Insurance Corporation also adopted final regulations designating the reserve ratio for the deposit insurance fund during 2007 at 1.25% of estimated insured deposits.

Effective March 31, 2006, the Federal Deposit Insurance Corporation merged the Bank Insurance Fund (“BIF”) and the Savings Association Insurance Fund (“SAIF”) into a single fund called the Deposit Insurance Fund. As a result of the merger, the BIF and the SAIF were abolished. The merger of the BIF and the SAIF into the Deposit Insurance Fund does not affect the authority of the Financing Corporation (“FICO”) to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended June 30, 2007, the annualized FICO assessment was equal to 1.14 basis points for each $100 in domestic deposits maintained at an institution.

Transactions with Affiliates of Cape Savings Bank. Transactions between an insured bank, such as Cape Savings Bank, and any of its affiliates is governed by Sections 23A and 23B of the Federal Reserve Act and implementing regulations. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, a subsidiary of a bank that is not also a depository institution or financial subsidiary is not treated as an affiliate of the bank for purposes of Sections 23A and 23B.

Section 23A:

•

limits the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such bank’s capital stock and retained earnings, and limits all such transactions with all affiliates to an amount equal to 20% of such capital stock and retained earnings; and

•	requires that all such transactions be on terms that are consistent with safe and sound banking practices.

The term “covered transaction” includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts. In addition, any covered transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable to the bank, as those that would be provided to a non-affiliate.

Prohibitions Against Tying Arrangements. Banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Community Reinvestment Act and Fair Lending Laws. All Federal Deposit Insurance Corporation insured institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a state chartered savings bank, the Federal Deposit Insurance Corporation is required to assess the institution’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Federal Deposit Insurance Corporation, as well as other federal regulatory agencies and the Department of Justice. Cape Savings Bank received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

Loans to a Bank’s Insiders

Federal Regulation. A bank’s loans to its executive officers, directors, any owner of 10.0% or more of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider’s related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and its implementing regulations. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Cape Savings Bank’s loans. See “—New Jersey Banking Regulation—Loans-to-One-Borrower Limitations.” All loans by a bank to all insiders and insiders’ related interests in the aggregate may not exceed the bank’s unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s residence, may not exceed the lesser of (1) $100,000 or (2) the greater of $25,000 or 2.5% of the bank’s unimpaired capital and surplus. Federal regulation also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the Board of Directors of the bank, with any interested directors not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed either (1) $250,000 or (2) the greater of $25,000 or 5% of the bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

In addition, federal law prohibits extensions of credit to a bank’s insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

New Jersey Regulation. Provisions of the New Jersey Banking Act impose conditions and limitations on the liabilities to a savings bank of its directors and executive officers and of corporations and partnerships controlled by such persons, that are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under federal law, as discussed above. The New Jersey Banking Act also provides that a savings bank that is in compliance with federal law is deemed to be in compliance with such provisions of the New Jersey Banking Act.

The USA PATRIOT Act

The USA PATRIOT Act of 2001 gave the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. The USA PATRIOT Act also required the federal banking agencies to take into consideration the effectiveness of controls designed to combat money laundering activities in determining whether to approve a merger or other acquisition application of a member institution. Accordingly, if we engage in a merger or other acquisition, our controls designed to combat money laundering would be considered as part of the application process. We have established policies, procedures and systems designed to comply with these regulations.

Holding Company Regulation

Upon completion of the conversion, Cape Bancorp, Inc. will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over Cape Bancorp, Inc. and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Cape Savings Bank.

As a unitary savings and loan holding company, Cape Bancorp, Inc. is permitted to engage in those activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of any company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community, the effectiveness of each parties’ anti-money laundering program, and competitive factors.

Federal Securities Laws

Cape Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering, including the merger shares. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We may be subject to further reporting and audit requirements beginning with the year ending December 31, 2009 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

Holding Company Regulation

General. Cape Bancorp is a savings and loan holding company within the meaning of federal law. As such, upon completion of the conversion will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision has enforcement authority over Cape Bancorp’s non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Cape Savings Bank.

The OTS also takes the position that its capital distribution regulations apply to state savings banks in savings and loan holding company structures. Those regulations impose limitations upon all capital distributions by an institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Cape Savings Bank, it is a subsidiary of a holding company. In the event Cape Savings Bank’s capital fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, Cape Savings Bank’s ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

In order for Cape Bancorp to be regulated as a savings and loan holding company by the Office of Thrift Supervision (rather than as a bank holding company by the Federal Reserve Board), Cape Savings Bank must qualify as a Qualified Thrift Lender. To qualify as a Qualified Thrift Lender, Cape Savings Bank must maintain compliance with the test for a “domestic building and loan association,” as defined in the Internal Revenue Code, or with a Qualified Thrift Test. Under the Qualified Thrift Lender Test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed and related securities) in at least nine months out of each 12-month period. At June 30 2007, Cape Savings Bank maintained         % of its portfolio assets in qualified thrift investments. Cape Savings Bank also met the QTL test in each of the prior four quarters.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company. An acquisition of “control”

can occur upon the acquisition of 10.0% or more of the voting stock of a savings and loan holding company or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal and State Taxation

Federal Income Taxation

General. Cape Bancorp and Cape Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Neither Cape Bancorp’s nor Cape Savings Bank’s federal tax returns are currently under audit, and neither entity has been audited during the past five years.

Cape Bancorp and Cape Savings Bank have entered into a tax allocation agreement that will become effective upon completion of the conversion. Upon completion of the conversion, because Cape Bancorp owns 100% of the issued and outstanding capital stock of Cape Savings Bank, Cape Bancorp and Cape Savings Bank are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Cape Bancorp is the common parent corporation. As a result of this affiliation, Cape Savings Bank may be included in the filing of a consolidated federal income tax return with Cape Bancorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Cape Bancorp or Cape Savings Bank.

Method of Accounting. For federal income tax purposes, Cape Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

Bad Debt Reserves. Historically, Cape Savings Bank has been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves. Tax law changes were enacted in 1996, pursuant to the Small Business Protection Act of 1996 (the “1996 Act”), that eliminated the use of the percentage of taxable income method for tax years after 1995 and required recapture into taxable income over a six-year period of all bad debt reserves accumulated after 1988. Cape Savings Bank recaptured its reserve balance over the six-year period ended December 31, 2003.

Currently, Cape Savings Bank uses the specific charge-off method to account for bad debt deductions for income tax purposes.

Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should Cape Savings Bank fail to meet certain thrift asset and definitional tests.

At June 30, 2007, our total federal pre-base year reserve was approximately $7.9 million. However, under current law, pre-base year reserves remain subject to recapture should Cape Savings

Bank make certain non-dividend distributions, repurchase any of its stock, pay dividends in excess of tax earnings and profits, or cease to maintain a bank charter.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the “Code”) imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Cape Bancorp and Cape Savings Bank have not been subject to the AMT and have no such amounts available as credits for carryover.

Net Operating Loss Carryforwards. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At June 30, 2007, Cape Savings Bank had no net operating loss carryforwards for federal income tax purposes.

State Taxation

New Jersey State Taxation. Cape Savings Bank files New Jersey Corporation Business income tax returns. Generally, the income of savings institutions in New Jersey, which is calculated based on federal taxable income, subject to certain adjustments, is subject to New Jersey tax. Cape Savings Bank is not currently under audit with respect to its New Jersey income tax returns and Cape Savings Bank’s state tax returns have not been audited for the past five years. Cape Savings Bank had no state tax net operating loss carryforwards at June 30, 2007.

New Jersey tax law does not and has not allowed for a taxpayer to file a tax return on a combined or consolidated basis with another member of the affiliated group where there is common ownership. However, under recent tax legislation, if the taxpayer cannot demonstrate by clear and convincing evidence that the tax filing discloses the true earnings of the taxpayer on its business carried on in the State of New Jersey, the New Jersey Director of the Division of Taxation may, at the director’s discretion, require the taxpayer to file a consolidated return for the entire operations of the affiliated group or controlled group, including its own operations and income.

The Acquisition of Boardwalk Bancorp

General

On July 26, 2007, Cape Bancorp and Cape Savings Bank entered into an Agreement and Plan of Reorganization with Boardwalk Bancorp and Boardwalk Bank (the “Merger Agreement”) pursuant to which Boardwalk Bancorp will merge with and into Cape Bancorp, with Cape Bancorp as the surviving entity. Immediately following the merger of Boardwalk Bancorp with Cape Bancorp, it is expected that Boardwalk Bank will merge with and into Cape Savings Bank, with Cape Savings Bank as the surviving entity to be re-named “Cape Bank.”

Legal Steps of the Proposed Transaction

In connection with the merger, Boardwalk Bancorp’s shareholders will be given the opportunity to exchange each share of their Boardwalk Bancorp common stock for $23.00 in cash, 2.3 shares of Cape Bancorp common stock, or a combination thereof, subject to the election and proration procedures set forth in the merger agreement. Pursuant to the terms of the merger agreement, at the effective time of the merger, Boardwalk Bancorp will merge with and into Cape Bancorp with Cape Bancorp as the surviving entity. The articles of incorporation and bylaws of Cape Bancorp will continue to be the articles of incorporation and bylaws of the surviving corporation.

In order to effectuate the acquisition of Boardwalk Bancorp, Cape Savings Bank is converting from the mutual to stock form of organization, and Cape Bancorp is offering shares of its common stock for sale in the offering. The merger will occur immediately after consummation of the offering. Failure to complete the offering will result in the termination of the merger, but failure to complete the merger will not necessarily terminate the offering. Among the conditions that must be satisfied before the merger can be consummated is the receipt of all required regulatory approvals and non-objections and the approval of Boardwalk Bancorp shareholders. Cape Bancorp has filed applications with the Federal Deposit Insurance Corporation and New Jersey Department of Banking and Insurance in connection with the merger. Cape Savings Bank needs the approval of its voting depositors in order to consummate the conversion, including the stock offering.

Cape Bancorp intends to conduct its offering at the same time Boardwalk Bancorp is soliciting the approval of the merger from its shareholders and Cape Savings Bank is soliciting the approval of the offering from its depositors. Cape Bancorp is mailing this prospectus to potential investors on or around November     , 2007. Boardwalk Bancorp mailed its proxy statement to its shareholders soliciting their votes in favor of the merger on or around November     , 2007, and Cape Savings Bank mailed its proxy statement to its depositors soliciting their votes in favor of the conversion on or around November     , 2007. The offering will terminate on [offering deadline] unless extended to a later date. Boardwalk Bancorp’s shareholders’ meeting is scheduled for December     , 2007, and Cape Savings Bank’s depositors’ meeting is scheduled for December     , 2007. Assuming Boardwalk Bancorp shareholders approve the merger, Cape Bancorp receives sufficient subscriptions to complete the offering and receives the approval of its voting depositors and all required regulatory approvals, it is expected the offering and merger will be consummated in early January 2008.

Reasons for the Merger

Our board of directors believes that the merger will enhance the competitive position of Cape Bancorp by enabling us to expand our franchise in Atlantic, Cape May and Cumberland Counties, New Jersey.

The merger with Boardwalk Bancorp will facilitate a key step in the execution of Cape Savings Bank’s business strategy–to increase market share in Cape Savings Bank’s primary market area through the acquisition or purchase of deposits as well as increasing Cape Savings Bank’s commercial loan portfolio. The combination of Cape Savings Bank and Boardwalk Bank will provide customers of both institutions with convenient access to their accounts by increasing the number of branches available in Cape Savings Bank’s primary market area.

The merger, combined with the stock offering, will permit Cape Savings Bank to use a significant portion of its capital, while continuing to well exceed each of its regulatory capital requirements. In addition to enabling Cape Savings Bank to expand its franchise, which will enhance its ability to compete in its market area, the merger is also expected to reduce the pressure to leverage its balance sheet that typically exists when institutions with high capital levels engage in stock offerings.

The terms of the merger agreement were the result of arm’s length negotiations between the representatives of Cape Savings Bank and Boardwalk Bancorp. In its deliberations and in making its determination, Cape Savings Bank’s board of directors considered many factors including, without limitation, the factors described above, as well as the following:

•

information concerning the financial condition, results of operations, capital levels, asset quality and prospects of Cape Savings Bank and Boardwalk Bancorp, including consideration of both companies’ historical and projected results of operation and financial condition and a review of Boardwalk Bancorp’s financial performance by comparison to peer group;

•	Cape Bancorp’s access to capital and managerial resources relative to that of Boardwalk Bancorp;

•	the anticipated short-term and long-term impact the offering and merger will have on Cape Bancorp’s consolidated results of operations;

•

the general structure of the transaction and the perceived compatibility of the respective management teams and business philosophies of Cape Savings Bank and Boardwalk Bank, which Cape Savings Bank’s board believed would make it easier to integrate the operations of the two companies;

•

the belief that the merger will enhance Cape Savings Bank’s franchise value by the expansion of its branch network in Atlantic, Cape May and Cumberland Counties, New Jersey and by enhancing its ability to compete in its primary market area; and

•	Cape Savings Bank’s long-term growth strategy.

The discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes all material factors considered by our board of directors. In reaching its determination to approve the merger, our board of directors did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Consideration to be Received in the Merger

When the merger becomes effective, each share of Boardwalk Bancorp common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, subject to the election and proration procedures outlined in the merger agreement, (a)

$23.00 in cash without interest, (b) 2.3 shares of Cape Bancorp common stock, or (c) a combination of cash and shares of Cape Bancorp common stock.

Although shareholders of Boardwalk Bancorp will be given the opportunity to elect whether to receive cash, Cape Bancorp common stock, or a combination thereof, in exchange for their shares of Boardwalk Bancorp common stock, all cash and stock elections will be subject to the allocation and proration procedures, as well as other provisions in the merger agreement. In particular, the number of Boardwalk Bancorp shares converted into the right to receive cash consideration will be 50% of the total outstanding Boardwalk Bancorp stock, and the number of Boardwalk Bancorp shares converted into the right to receive stock consideration shall be 50% of the total outstanding Boardwalk Bancorp shares. Based on 4,252,150 outstanding shares of Boardwalk Bancorp common stock, we expect to issue approximately 4,939,424 shares of our common stock to Boardwalk Bancorp shareholders in the merger. This number will increase to the extent that holders of options to purchase shares of Boardwalk Bancorp choose to exercise such options prior to the closing date of the merger. See “—Treatment of Boardwalk Bancorp Stock Options.”

Neither Cape Bancorp nor Boardwalk Bancorp is making any recommendation as to whether Boardwalk Bancorp shareholders should elect to receive cash or Cape Bancorp common stock in the merger. Each holder of Boardwalk Bancorp common stock must make his or her own decision with respect to such election.

Boardwalk Bancorp’s shareholders will not receive fractional shares of Cape Bancorp common stock. Instead, they will receive a cash payment for any fractional shares in an amount equal to the product of such fractional amount multiplied by $23.00.

Treatment of Boardwalk Bancorp Stock Options

Immediately prior to the effective time of the merger (after all of the conditions to the consummation of the merger, as described in the merger agreement, have been satisfied) each outstanding option to purchase shares of Boardwalk Bancorp common stock will be cancelled in exchange for a cash payment from Cape Bancorp. The cash payment for each option will be equal to the excess of the $23.00 per share merger consideration over the exercise price per share of each option, net of any cash that must be withheld under the federal and state income and employment tax requirements.

Accounting Treatment

Cape Bancorp will account for the merger under the “purchase” method of accounting in accordance with United States generally accepted accounting principles. Using the purchase method of accounting, the assets and liabilities of Boardwalk Bancorp will be recorded by Cape Bancorp at their respective fair values at the time of the completion of the merger. The excess of Boardwalk Bancorp’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

Tax Aspects

Luse Gorman Pomerenk & Schick, P.C., counsel to Cape Bancorp, has delivered to us its opinion that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that, consequently, the merger will be tax-free for federal income tax purposes to Cape Bancorp, Cape Savings Bank, Boardwalk Bancorp, Boardwalk Bank, and Boardwalk Bank’s shareholders to the extent that they receive only Cape Bancorp common stock for their Boardwalk Bancorp common stock.

Regulatory Approvals Needed to Complete the Merger and Offering

General. The merger cannot proceed in the absence of the requisite regulatory approvals. See “The Acquisition of Boardwalk Bancorp—Conditions to Completing of the Merger” and “—Termination, Amendment and Waiver.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “The Acquisition of Boardwalk Bancorp—Conditions to Completing the Merger.”

The approval of an application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Boardwalk Bancorp common stock to Cape Bancorp common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Merger Approvals. Completion of the merger is subject to prior approval of the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. In reviewing applications for transactions of this type, the Federal Deposit Insurance Corporation must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, and competitive factors. Similarly, the New Jersey Department of Banking and Insurance must consider, among other factors, whether the merger will be consistent with adequate and sound banking practices and in the public interest on the basis of the following:

(i)	the financial history and condition of the parties;

(ii)	their prospects;

(iii)	the character of their management;

(iv)	the potential effect of the merger on competition; and

(v)	the convenience and needs of the area primarily to be served by the resulting institution.

In addition, the Federal Deposit Insurance Corporation may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Cape Bancorp filed applications with the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance on September 21, 2007.

Under the Community Reinvestment Act of 1977, the Federal Deposit Insurance Corporation must take into account the record of performance of Boardwalk Bank and Cape Savings Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Boardwalk Bank received a “Satisfactory” rating during its last Community Reinvestment Act examination by the Federal Deposit Insurance Corporation and Cape Savings Bank received a “Satisfactory” rating during its last Community Reinvestment Act examination conducted by the Federal Deposit Insurance Corporation.

In addition, a period of 15 to 30 days must expire following approval by the Federal Deposit Insurance Corporation before completion of the merger of Cape Savings Bank and Boardwalk Bank is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Boardwalk Bancorp and Cape Bancorp believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger of the two banks, or that the Attorney General of the State of New Jersey will not challenge the merger of the two banks, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

Offering Approvals. We have adopted a plan of conversion pursuant to which we are offering shares of our common stock to our eligible depositors, our tax qualified benefit plans, the public and shareholders of Boardwalk Bancorp. Consummation of the merger is subject to certain conditions, including the receipt by Cape Bancorp of all approvals necessary to complete its stock offering. Specifically, the offering must be approved by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. Cape Bancorp’s offering applications were filed with these agencies on September 21, 2007. Cape Bancorp also filed a Registration Statement on Form S-1 with the Securities and Exchange Commission on September 19, 2007.

Interests of Certain Persons in the Merger

As described below, certain of Boardwalk Bancorp’s officers and directors have interests in the merger that are in addition to, or different from, the interests of Boardwalk Bancorp’s shareholders generally. Boardwalk Bancorp’s board of directors was aware of these conflicts of interest and took them into account in approving the merger.

Existing Boardwalk Employment Agreement and Change in Control Agreements. Michael D. Devlin, Chairman, President and Chief Executive Officer of Boardwalk Bancorp and Boardwalk Bank, is a party to an employment agreement with Boardwalk Bank. Wayne S. Hardenbrook, Executive Vice President and Chief Financial Officer of Boardwalk Bancorp and Boardwalk Bank, Guy A. Deninger, Executive Vice President and Chief Lending Officer of Boardwalk Bancorp and Boardwalk Bank, and five additional officers of Boardwalk Bank are each parties to change in control agreements with Boardwalk Bank.

Under Mr. Devlin’s employment agreement, he is entitled to receive a lump-sum cash payment upon the occurrence of a “change in control,” which is defined to mean a change in ownership of Boardwalk Bancorp or Boardwalk Bank, a change in effective control of Boardwalk Bancorp or Boardwalk Bank, or a change in the ownership of a substantial portion of the assets of Boardwalk Bancorp or Boardwalk Bank. In such event, Mr. Devlin’s employment agreement provides that he is entitled to receive a lump-sum cash payment equal to three times the sum of (i) the highest annualized base salary paid to him during the year of payment or the preceding two calendar years and (ii) the highest bonus paid to him with respect to one of the three calendar years immediately preceding the year of payment. The employment agreement also provides for a payment equal to 90% of base salary in lieu of continued welfare and other benefits. The merger transaction with Cape Bancorp will constitute a

“change in control” within the meaning of Mr. Devlin’s employment agreement. Mr. Devlin has agreed to reduce the payment amount due to him as a result of the merger transaction with Cape Bancorp, to the extent necessary, to an amount that, when aggregated with any other payments that are contingent on the occurrence of the merger transaction, will not cause an excess parachute payment under Section 280G of the Internal Revenue Code. Parachute payments generally are payments that, in the aggregate, exceed three times the recipient’s average annual compensation includable in the recipient’s gross income during the most recent five taxable years ending before the year in which the control of the employer occurs (the “base amount”). Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount (an “excess parachute payment”), in addition to regular income taxes, and excess parachute payments are not deductible by the employer as compensation expense for federal income tax purposes. Accordingly, Mr. Devlin will receive, on the later of the closing date of the merger transaction with Cape Bancorp or the first business day of January 2008, a cash payment in the amount of approximately $645,000.

The change in control agreements for Messrs. Hardenbrook and Deninger each provide for a lump-sum cash payment upon the occurrence of a “change in control,” which is defined the same as for purposes of Mr. Devlin’s employment agreement and would include the merger transaction with Cape Bancorp. Under their change in control agreements, each of Mr. Hardenbrook and Mr. Deninger would be entitled to lump-sum cash payments equal to two times the sum of (i) the highest annualized base salary paid to him during the year of payment or the preceding three calendar years and (ii) the highest bonus paid to him with respect to the year of payment or the immediately preceding three calendar years. The change in control agreements also provide for continued health and medical benefits for a period of two years, or reimbursement of the after-tax cost of obtaining substantially similar benefits. Both Mr. Hardenbrook and Mr. Deninger have agreed to reduce the payment amount due to him as a result of the merger transaction with Cape Bancorp, to the extent necessary, to an amount that, when aggregated with any other payments that are contingent on the occurrence of the merger transaction, will not cause an excess parachute payment under Section 280G of the Internal Revenue Code. Accordingly, Mr. Hardenbrook and Mr. Deninger will receive, on the later of the closing date of the merger transaction with Cape Bancorp or the first business day of January 2008, a cash payment in the amount of approximately $493,000 and $383,000, respectively.

Five other non-executive officers of Boardwalk Bancorp are parties to change in control agreements with Boardwalk Bank, which are substantially similar to the change in control agreements for Messrs. Hardenbrook and Deninger, but which provide for lump-sum cash payments equal to one times the sum of highest annualized base salary and highest bonus for the applicable periods. Each of these officers has agreed to forego any payments under their change in control agreements with Boardwalk Bank and, in lieu thereof, has executed a new one-year change in control agreement with Cape Savings Bank, which supersedes the officer’s existing change in control agreement with Boardwalk Bank. Each officer has also agreed to a retention bonus from Cape Savings Bank if the officer remains employed by Cape Savings Bank on the first and second anniversary dates of the merger transaction. Seventy-five percent of the total retention bonus for each officer will be paid on the first anniversary date of the merger and twenty-five percent of the total retention bonus will be paid on the second anniversary date of the merger. If the officer’s employment is terminated involuntarily prior to the first anniversary date of the merger, the officer will generally receive the total amount to which the officer would have been entitled under the Boardwalk Bank change in control agreements. The total retention bonuses are generally in the total amount of one year’s base salary for the applicable officer. Each officer will also be entitled to continued health and medical benefits, at no charge, for a period of one year following termination of employment with Cape Savings Bank.

New Employment and Change in Control Agreements with Cape Savings Bank. Michael D. Devlin and Guy A. Deninger have each entered into new employment agreements with Cape Savings

Bank, effective as of the effective date of the merger between Boardwalk Bancorp and Cape Bancorp. Wayne S. Hardenbrook has entered into a new change in control agreement with Cape Savings Bank, effective as of the effective date of the merger between Boardwalk Bancorp and Cape Bancorp. For a description of these agreements, see “Executive Compensation – Employment Agreements” and “Executive Compensation – Change in Control Agreements.” As indicated above, five other non-executive officers of Boardwalk Bancorp have also executed new one-year change in control agreements with Cape Savings Bank.

Equity Compensation Awards. The merger agreement provides that each option to purchase shares of Boardwalk Bancorp common stock that is issued and outstanding immediately prior to the completion of the transaction, including all options held by Boardwalk officers and directors, will be canceled in exchange for a cash payment, less required holding taxes, equal to the excess, if any, of $23 over the exercise price per share of common stock subject to the option for each share subject to option. With respect to each of Messrs. Devlin, Hardenbrook and Deninger, in the event that all depositor and shareholder votes required for completion of the merger have occurred, Boardwalk has agreed to take all actions necessary to cause each outstanding option held by these executive officers to be fully vested, if not previously vested, prior to December 31, 2007, and canceled in exchange for a cash payment, less required holding taxes, equal to the excess, if any, of $23 over the exercise price per share of common stock subject to the option for each share subject to option.

Appointment of Directors to The Cape Bancorp Board of Directors. Cape Bancorp will appoint three members of Boardwalk Bancorp’s directors to the boards of directors of Cape Bancorp and Cape Savings Bank. Those individuals will be Thomas K. Ritter, Michael D. Devlin and Agostino R. Fabietti. Mr. Ritter shall serve as a director in the class of directors whose term expires in 2010, Mr. Devlin shall serve as a director in the class of directors whose term expires in 2009 and Mr. Fabietti shall serve as a director in the class of directors whose term expires in 2008. Subject to their fiduciary duties, the boards of Cape Bancorp and Cape Savings Bank shall take all action necessary to appoint each of Messrs. Fabietti and Devlin to their respective board for a three-year term following the expiration of their terms listed above.

Employee Severance. Except in the circumstances described below, an employee of Boardwalk Bancorp or Boardwalk Bank who continues as an employee of Cape Savings Bank or any of its subsidiaries but is involuntarily terminated, other than for cause (as defined in the preceding section), within twelve months of the effective time of the merger, will receive a lump sum payment equal to two weeks base pay (as defined below) for each full year of service at Boardwalk Bancorp or Boardwalk Bank, with a minimum payment equal to four weeks of base pay and a maximum payment amount equal to 16 weeks of base pay. Any employee of Boardwalk Bancorp or Boardwalk Bank who has a separate employment agreement, change in control agreement or severance agreement is entitled only to the payments provided by such agreement.

With respect to the severance benefits described above, “base pay” means the employee’s salary rate on effect on the termination date.

Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the merger, Cape Bancorp has agreed to indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors or officers of Boardwalk Bancorp, Boardwalk Bank or any of their subsidiaries with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such prior to the effective time of the merger to the same extent as Boardwalk Bancorp currently provides for indemnification of its officers and directors. Cape Bancorp has also agreed to purchase and keep in force for a period of six years following the effective time of the merger directors’ and officers’ liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Boardwalk Bancorp’s and Boardwalk Bank’s existing directors’ and officers’ liability insurance for acts or omissions occurring on or prior to the effective time of the merger. However, Cape Bancorp is not required to expend in the aggregate an amount greater than 250% of the annual cost currently expended by Boardwalk Bancorp and Boardwalk Bank with respect to such insurance (the “Insurance Amount”). If the cost of procuring such insurance would exceed the Insurance Amount, Cape Bancorp shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

Employee Matters

Cost efficiencies are being identified by management of Cape Bancorp and as decisions are made regarding the integration of Boardwalk Bank into Cape Savings Bank and the possible consolidation of certain Boardwalk Bank branch offices, if any, decisions will also be made regarding certain Boardwalk Bancorp and Boardwalk Bank management and employee positions that may be eliminated. Each person who is an employee of Boardwalk Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Cape Savings Bank. Cape Bancorp or its subsidiaries will make available employer-provided health and other employee welfare benefit plans to each continuing employee on the same basis that such employees received coverage from Boardwalk Bank until Cape Savings Bank alters such benefits to make them consistent with the benefits being offered by Cape Savings Bank. Former employees of Boardwalk Bank who become employees of Cape Savings Bank in connection with the merger will generally be eligible to participate in the Cape Savings Bank’s 401(k) Plan and the Cape Savings Bank employee stock ownership plan in accordance with the eligibility provisions of the respective plans. Former employees of Boardwalk Bank shall be considered new employees for purposes of eligibility and vesting in Cape Savings Bank’s defined benefit pension plan and the employee stock ownership plan.

Time of Completion

The closing of the merger will take place no later than the 5th business day after the last condition precedent pursuant to the merger agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which Cape Bancorp and Boardwalk Bancorp mutually agree. On the closing date, Boardwalk Bancorp will merge with and into Cape Bancorp. Cape Bancorp will file a certificate of merger with the New Jersey Office of the Secretary of State in accordance with the New Jersey Business Corporation Act, and will file articles of merger with the Maryland Department of Assessments and Taxation merging Boardwalk Bancorp into Cape Bancorp. The merger will become effective at the time stated in such certificate of merger and articles of merger.

It is expected that the merger will be completed at the beginning of the first calendar quarter of 2008. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing. Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before June 30, 2008, unless failure to complete the merger by that time is due to a failure to fulfill any material obligation under the merger agreement by the party seeking to terminate the agreement. See “—Termination, Amendment and Waiver.”

Possible Alternative Structures

Cape Bancorp is entitled to revise the structure of the merger, provided that:

(i)	there are no adverse Federal or state income tax consequences to Boardwalk Bancorp stockholders as a result of the modification;

(ii)	the consideration to be paid to the holders of shares of Boardwalk Bancorp common stock under the merger agreement is not changed in kind or value or reduced in amount; and

(iii)	the modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the merger.

Cape Bancorp is not entitled to revise the structure of the merger to provide for a mutual holding company structure without the prior written consent of Boardwalk Bancorp, which consent may be withheld in its sole discretion.

Representations and Warranties

The merger agreement contains various representations and warranties by Cape Bancorp and Cape Savings Bank and Boardwalk Bancorp and Boardwalk Bank that are customary for a transaction of this kind. Some of the representations and warranties are qualified by materiality and other exceptions. They include, among other things:

•	the organization, existence, and corporate power and authority, and capitalization of each of the companies;

•	ownership of subsidiaries;

•	authority to enter into the merger agreement and that the merger agreement is binding on the parties;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•

filings required to be made with and approvals required to be obtained from governmental agencies and consents to be obtained from third parties in connection with the merger agreement, and a statement that the parties are not aware of any reasons why such approvals and consents will not be obtained;

•	regulatory reports and financial statements;

•	filing of tax returns and payment of taxes;

•	the absence of any development materially adverse to the companies;

•	material contracts and leases;

•	ownership of property;

•	insurance coverage;

•	the absence of adverse material litigation;

•	compliance with applicable laws and regulations;

•	employee benefit matters, including employee benefit plans;

•	brokers and finders;

•	environmental matters;

•	loan portfolios;

•	transactions with related parties;

•	termination benefits related to employment agreements and other benefit plans;

•	deposits;

•	inapplicability of anti-takeover laws and regulations;

•	the absence of obligations to register securities;

•	risk management instruments;

•	Boardwalk Bancorp’s receipt of a fairness opinion with respect to the merger consideration from a financial point of view;

•	trust accounts;

•	internal controls;

•	compliance with securities laws;

•	intellectual property; and

•	regulatory capital.

All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the merger.

Covenants of the Parties

Conduct of Business Pending the Merger. In the merger agreement, Boardwalk Bancorp has agreed, pending consummation of the merger, that it will, among other things, unless otherwise consented to in writing by Cape Bancorp (which consent will not be unreasonably withheld, conditioned or delayed):

•	operate its business, and cause each of its subsidiaries, including Boardwalk Bank, to operate their businesses only in the usual, regular and ordinary course;

•	use reasonable efforts to preserve intact its business organization and assets and advantageous business relationships and maintain its rights and franchises; and

•	voluntarily take no action that would:

(i)	adversely affect the ability of Boardwalk Bancorp or Cape Savings Bank to obtain any necessary approvals of governmental authorities required for the transactions contemplated by the merger agreement or materially increase the period of time necessary to obtain such approvals; or

(ii)	adversely affect the ability of Boardwalk Bancorp to perform its covenants and agreements contained in the merger agreement.

Negative Covenants of Boardwalk Bancorp. Boardwalk Bancorp has agreed that from the date of the merger agreement until the completion of the merger, except as otherwise specifically permitted or required by the merger agreement, or consented to by Cape Bancorp in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Boardwalk Bancorp and its subsidiaries, including Boardwalk Bank, will not and will not agree to do certain things. The merger agreement describes these commitments in detail, and sets forth exceptions to the commitments. In the merger agreement, Boardwalk Bancorp has agreed that neither it nor its subsidiaries will do the following:

•	change or waive any provision of their organizational documents;

•

change the number of shares of its authorized or issued capital stock, issue any shares that are held as treasury shares, or issue any stock options, except for certain issuances pursuant to the Boardwalk Bancorp Employee Stock Purchase Plan and the Boardwalk Bancorp Dividend Reinvestment Plan;

•	issue a stock split or combine or reclassify any shares of its capital stock;

•	declare or pay any dividends other than its regular quarterly cash dividend of $0.10 per share;

•	enter into, change or terminate any contract except in the ordinary course of business;

•	open or close any branch office or automated banking facility;

•

except for bonus payments accrued on the Boardwalk Bancorp financial statements prior to the effective time of the merger agreement, grant or agree to pay any bonus, severance or termination or enter into, renew or amend any employment or similar agreement other than as specified in the merger agreement;

•	enter into, or except as may be required by law, materially modify any benefit plan;

•	sell or lease all or any substantial portion of the assets or business of Boardwalk Bancorp or its subsidiaries;

•	acquire all or any substantial portion of the assets or business of another entity except in connection with foreclosures or other collections of loans or other credit arrangements;

•	subject any asset of Boardwalk Bancorp or its subsidiaries to a lien or other encumbrance, except in the ordinary course of business consistent with past practice;

•	take any action that would result in Boardwalk Bancorp’s representations and warranties in the merger agreement becoming untrue;

•	change any method of accounting, except as may be required by accounting principles generally accepted in the United States of America or banking regulators;

•	purchase any equity securities, or purchase securities for Boardwalk Bancorp’s investment portfolio inconsistent with Boardwalk Bancorp’s or Boardwalk Bank’s current investment policy;

•	make or commit to make loans other than loans that are consistent with Boardwalk Bank’s past practices and made in the ordinary course of business;

•	enter into, renew, extend or modify any transaction (other than deposit transactions) with an affiliate outside of the ordinary course of business;

•	enter into any agreement or take any action for purposes of hedging exposure to interest rate risk;

•

except for what has been negotiated in the Merger Agreement, except for the payment of salaries under existing employment agreements, take any action that would give rise to a right of payment under any employment agreement or give rise to an acceleration of any right under an employee benefit plan;

•	make any changes to banking policies except as may be required by law or banking regulators;

•	make capital expenditures in excess of amounts specified in the merger agreement;

•	purchase or sell any assets or incur any liabilities other than in the ordinary course of business consistent with past practice; and

•	enter into leases or other contracts involving payments in excess of $50,000 annually, or containing any financial commitment extending beyond 12 months from the date of the merger agreement.

Current Information. Each company has agreed to keep the other informed of the general status of its ongoing operations. Each company has agreed to promptly notify the other of any material change in its business.

Access to Properties and Records. Subject to other terms of the merger agreement, Boardwalk Bancorp and Boardwalk Bank have agreed to permit Cape Bancorp reasonable access to their properties, and to disclose and make available their books, papers and records relating to their operations.

Financial and Other Statements. Boardwalk Bancorp has agreed to furnish to Cape Savings Bank copies of audited financial statements and copies of all internal control reports submitted to Boardwalk Bancorp by its independent accountants. Boardwalk Bancorp has agreed to deliver to Cape Savings Bank copies of all filings made with the Securities and Exchange Commission, and all reports that are filed with bank regulators. Boardwalk Bancorp will advise Cape Savings Bank of the receipt of examination reports from any bank regulator, and will furnish to Cape Bancorp any additional financial data as Cape Bancorp may reasonably request.

Consents and Approvals of Third Parties; All Reasonable Efforts. Boardwalk Bancorp and Cape Savings Bank have agreed to use all commercially reasonable efforts to obtain all consents and approvals necessary for the consummation of the merger. Subject to the terms of the merger agreement, Boardwalk Bancorp and Cape Savings Bank have agreed to use all commercially reasonable efforts to take all action necessary or advisable to consummate the merger. Cape Savings Bank, at its discretion, may require Boardwalk Bancorp to engage a professional proxy solicitor to obtain the requisite stockholder vote on the merger.

Failure to Fulfill Conditions. Boardwalk Bancorp and Cape Bancorp have agreed to promptly notify the other in the event that they determine that a condition to their obligation to complete the merger cannot be fulfilled and that they will not waive the condition.

No Solicitation. Boardwalk Bancorp has agreed that, unless the merger agreement has been terminated, neither it, its subsidiaries, its officers, directors, employees, representatives, agents or affiliates will:

•	initiate, solicit or knowingly encourage (including furnishing non-public information or assistance) any inquiries or the making of any proposal to acquire Boardwalk Bancorp or Boardwalk Bank; or

•

enter into, maintain or continue discussions or negotiate with any person or entity in furtherance of inquiries relating to or to obtain a proposal to acquire Boardwalk Bancorp or Boardwalk Bank or agree to or endorse a proposal to acquire Boardwalk Bancorp or Boardwalk Bank.

Boardwalk Bancorp is required to notify Cape Savings Bank of all of the relevant details relating to all inquiries and proposals which it may receive relating to proposals to acquire Boardwalk Bancorp or Boardwalk Bank. The merger agreement provides that the Board of Directors of Boardwalk Bancorp or Boardwalk Bank may furnish information to, or enter into discussions or negotiations relating to unsolicited written proposals to acquire Boardwalk Bancorp, so long as such actions are required by the fiduciary duties of the board of directors to consider a financially superior proposal.

Reserves and Merger-Related Costs. On or before the closing of the merger, to the extent consistent with GAAP, the rules, regulations and interpretations of the Securities and Exchange Commission and applicable banking laws and regulations, Boardwalk Bancorp shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Boardwalk Bancorp to those of Cape Savings Bank and Cape Savings Bank’s plans with respect to the conduct of the business of Boardwalk Bancorp following the merger. Boardwalk Bancorp shall not be required to take such action unless Cape Savings Bank agrees in writing that all conditions to closing the merger have been satisfied or waived (except for the expiration of any applicable waiting periods) and that it is not aware of any fact or circumstance that would prevent completion of the merger.

Board of Directors and Committee Meetings. Boardwalk Bancorp and Boardwalk Bank have agreed that they will permit one representative of Cape Savings Bank to attend any meeting of their boards of directors or executive and audit committees. The representative will not remain present during any discussion of the merger agreement or any other matter where access or disclosure would violate or prejudice the rights of third-parties, would result in the waiver by Boardwalk Bancorp and Boardwalk Bank of attorney-client privilege or would violate a confidentiality obligation or fiduciary duty.

Prohibition on Solicitation of Employees. If the merger is not consummated, Boardwalk Bancorp and Cape Savings Bank have each agreed not solicit for employment any employee of the other designated a loan officer or a Vice President or higher, for a period of two years from the date the merger is terminated.

Employee Benefits. Pursuant to the merger agreement, Cape Bancorp entered into employment agreements, effective at the effective time of the merger, with Messrs. Devlin and Deninger, and entered into change in control agreements with Mr. Hardenbrook and five other executive officers of Boardwalk Bancorp.

Conditions to Completing the Merger

Cape Bancorp’s and Boardwalk Bancorp’s obligations to consummate the merger are conditioned on the following:

Conditions to the Obligations of Each Party Under the Merger Agreement. The respective obligations of Cape Bancorp, Cape Savings Bank, Boardwalk Bancorp and Boardwalk Bank are subject to various conditions prior to the merger, which conditions cannot be waived. The conditions include the following:

•	approval of the merger agreement by the affirmative vote of a majority of the shares cast by stockholders of Boardwalk Bancorp at a meeting called for that purpose;

•	approval of the conversion by the requisite vote of depositors of Cape Savings Bank;

•	the absence of any order, decree or injunction by which the merger is restrained or enjoined;

•

approval of the transactions contemplated by the merger agreement by all applicable federal and state regulatory agencies and the expiration of all statutory waiting periods, and the absence of conditions or requirements in such approvals that would, in the good faith reasonable judgment of the board of directors of Cape Savings Bank, materially and adversely affect the business, operations, financial condition, property or assets of the combined entity following the merger or otherwise materially impair the value of Boardwalk Bancorp or Boardwalk Bank to Cape Savings or Cape Bancorp;

•

no stop order suspending the effectiveness of the registration statement of which this Prospectus is a part shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission, and the issuance of shares of common stock in the merger shall not be subject to a stop order of any state securities commissioner;

•	the shares of common stock of Cape Bancorp to be issued as merger consideration shall have been authorized for listing on the Nasdaq Stock Market;

•

Cape Savings Bank, Cape Bancorp and Boardwalk Bancorp shall have received from Luse Gorman Pomerenk & Schick, P.C. an opinion to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws; and

•	Cape Bancorp shall have received and accepted orders to purchase the minimum number of shares in the offering, and the conversion shall have been completed.

Additional Conditions to the Obligations Under the Merger Agreement. The obligations of Cape Savings Bank and Boardwalk Bancorp are further subject to various conditions, including the following:

•	except as otherwise contemplated or qualified by the merger agreement, the accuracy of the representations and warranties of the parties made in the merger agreement;

•	the other party to the merger agreement has performed its obligations under the merger agreement;

•	the other party to the merger agreement has obtained all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful completion of the merger;

•	Cape Savings Bank shall have received a “comfort” letter from the independent accountants for Boardwalk Bancorp;

•	Cape Bancorp or Cape Savings Bank shall have deposited with an exchange agent cash and shares of Cape Bancorp common stock to be exchanged for shares of common stock of Boardwalk Bancorp; and

•	since December 31, 2006, neither party shall have suffered any material adverse effect.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Cape Bancorp and Boardwalk Bancorp cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Termination, Amendment and Waiver

Termination. The merger agreement may be terminated at any time prior to the completion of the merger under the following circumstances:

•	At any time by the mutual written agreement of Cape Savings Bank and Boardwalk Bancorp;

•

By either Boardwalk Bancorp or Cape Savings Bank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there has been a breach by the other party of any of the representations or warranties set forth in the merger agreement, and such breach either cannot be cured or shall not have been cured within specified time periods;

•

By either Boardwalk Bancorp or Cape Savings Bank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in the merger agreement, and such failure either cannot be cured or shall not have been cured with specified time periods;

•

At the election of either Cape Savings Bank or Boardwalk Bancorp, if the merger has not been completed by June 30, 2008, which date may be extended by agreement of Cape Savings and Boardwalk Bancorp; provided that no party may terminate the merge agreement if the failure to close the merger was due to such party’s breach of any of its obligations under the merger agreement;

•	By either Boardwalk Bancorp or Cape Savings Bank if the required votes of stockholders of Boardwalk Bancorp or depositors of Cape Savings Bank are not obtained;

•	By either Boardwalk Bancorp or Cape Savings Bank if the required regulatory approvals are not obtained;

•

By the board of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) in the event that any of the conditions precedent to the obligations of such party to complete the merger cannot be satisfied or fulfilled by June 30, 2008;

•

By the board of directors of Cape Savings Bank if Boardwalk Bancorp has received a “Superior Proposal” (as defined in the merger agreement), the board of directors of Boardwalk Bancorp has entered into an acquisition agreement with respect to the Superior Proposal, terminated the merger agreement or withdrawn its recommendation to shareholders of the merger agreement or failed to make such recommendation or modified or qualified its recommendation in a manner adverse to Cape Savings Bank; and

•

By the board of directors of Boardwalk Bancorp prior to its shareholders meeting if Boardwalk Bancorp has received a Superior Proposal, the board of directors of Boardwalk Bancorp has made a determination to enter into an acquisition agreement with respect to the Superior Proposal and Boardwalk Bancorp has notified Cape Savings Bank of the Superior Proposal and provided Cape Savings Bank with an opportunity to amend the merger agreement so as to enable Boardwalk Bancorp to proceed with the merger with Cape Savings Bank on such adjusted terms.

Effect of Termination. The merger agreement describes the expenses and damages that will be payable in the event the merger agreement is terminated. These terms provide that in certain circumstances termination will be without liability, cost or expense on the part of either party. If the termination results from a willful breach of certain provisions, the breaching party will be liable for any and all damages, costs and expenses sustained or incurred by the non-breaching party.

In the event of a termination of the merger agreement pursuant to certain other sections of the merger agreement, including Boardwalk Bancorp’s acceptance of a Superior Proposal, Boardwalk Bancorp will be obligated to pay a termination fee of $5.0 million to Cape Savings Bank, which payment shall be the exclusive remedy of Cape Savings Bank under the merger agreement.

Amendment, Extension and Waiver. By action of their respective boards of directors, the parties to the merger agreement may:

•	amend the merger agreement;

•	extend the time for the performance of any of the obligations under the merger agreement;

•	waive certain provisions of the merger agreement; and

•

waive compliance with any of the agreements or conditions contained in the merger agreement, except that after any approval of the agreement by the shareholders of Boardwalk Bancorp, there may not be, without further approval of such shareholders, any amendment of the merger agreement which reduces the amount or value or changes the form of consideration to be delivered to Boardwalk Bancorp’s stockholders pursuant to the merger agreement.

Any amendment to the merger agreement must be in writing.

The Conversion and Stock Offering

This stock offering is being conducted pursuant to a plan of conversion approved by the Board of Directors of Cape Savings Bank. The plan of conversion must also be approved by the voting depositors as of             , of Cape Savings Bank. A special meeting of depositors has been called for this purpose. The Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Supervision have each conditionally approved the plan of conversion. Such approvals, however, do not constitute a recommendation or endorsement of the plan of conversion by these agencies.

General

On July 26, 2007, the Board of Directors of Cape Savings Bank unanimously adopted a plan of conversion from mutual to stock form of organization. Pursuant to the plan of conversion, Cape Savings Bank will convert from the mutual (meaning no stockholders), to the stock form of organization and will become the wholly owned subsidiary of Cape Bancorp, a new Maryland corporation. Cape Bancorp will own all of the capital stock of Cape Savings Bank upon completion of the conversion. All of the common stock of Cape Bancorp will be owned by public stockholders, including former shareholders of Boardwalk Bancorp who receive shares of Cape Bancorp in the merger our tax qualified employee benefit plans and The CapeBank Charitable Foundation.

Cape Bancorp anticipates that net proceeds of the offering will be between $75.7 million and $103.0 million, or $118.7 million if the offering range is increased by 15%. The conversion will be consummated only upon the issuance of at least 7,820,000 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in a subscription offering to eligible depositors of Cape Savings Bank and to our tax-qualified employee benefit plans, including the employee stock ownership plan and our 401(k) plan, and, if necessary, to members of the general public through a community offering and, possibly, through a syndicate of registered broker-dealers. In any community offering, we will give a preference to natural persons residing in the New Jersey Counties of Atlantic and Cape May and then to shareholders of Boardwalk Bancorp as of             , 2007.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Supervision. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated consolidated pro forma market value of Cape Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—How We Determined the Offering Range and the $10.00 Purchase Price” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Cape Savings Bank upon request and is available for inspection at the offices of Cape Savings Bank and at the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion and Offering

The primary reasons for the conversion and stock offering are:

•	to raise capital to provide the stock and funds necessary to acquire Boardwalk Bancorp;

•

to enhance profitability and earnings through investing and leveraging the proceeds, primarily through the acquisition of Boardwalk Bancorp, and also through traditional funding and lending activities;

•	to support our internal growth through lending in communities we serve or may serve in the future;

•	to enhance our existing products and services and to support the development of new products and services;

•	to improve our overall competitive position;

•	to provide additional financial resources to pursue limited de novo branching opportunities and future acquisition opportunities;

•	to reduce a portion of our existing borrowings;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock; and

•	to retain and attract qualified personnel by establishing stock benefit plans for management and employees, including one or more stock-based incentive plans and an employee stock ownership plan.

In addition, in the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Potential sellers often want a stock component for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. Other than the acquisition of Boardwalk Bancorp, we have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices.

The offering will afford our directors, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The offering also will provide our customers and local community members with an opportunity to acquire our common stock.

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits in Cape Savings Bank with balances aggregating $50 or more (“qualifying deposits”) as of June 30, 2006 (“eligible account holders”);

2.	Our tax-qualified employee benefit plans;

3.	Persons with qualifying deposits in Cape Savings Bank as of September 30, 2007 (“supplemental eligible account holders”); and

4.	Depositors of Cape Savings Bank as of , 2007, who are not eligible or supplemental eligible account holders (“voting depositors”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and the maximum purchase limitations set forth in the plan of conversion. See “The Conversion and Stock Offering—Limitations on Purchases of Shares.”

All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

Priority 1: Eligible Account Holders. Subject to the overall maximum purchase limitation, each eligible account holder will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$350,000 of common stock (which equals 35,000 shares);

•	one-tenth of 1% of the total offering of shares; or

•

15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders, in each case as of the eligibility record date.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Cape Bancorp or Cape Savings Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Cape Savings Bank in the one year period preceding June 30, 2006.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at June 30, 2006. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Plans. The tax-qualified employee plans of Cape Savings Bank, such as our employee stock ownership plan and 401(k) plan, have nontransferable subscription rights to purchase up to 10.0% of the shares of common stock issued in the offering, including shares issued to shareholders of Boardwalk Bancorp in the merger and contributed to The CapeBank Charitable Foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If eligible account holders subscribe for all of the shares being sold, subscriptions for shares by the tax-qualified employee plans may be satisfied, in whole or in part, out of authorized but unissued shares subject to the maximum purchase limitations applicable to such plans, or may be satisfied, in whole or in part, through open market purchases by the tax-qualified employee plans subsequent to the closing of the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the overall maximum purchase limitation, each supplemental eligible account holder will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$350,000 of common stock (which equals 35,000 shares);

•	one-tenth of 1% of the total offering of shares; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If eligible account holders and the tax-qualified employee plans subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 2007. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 4: Voting Depositors. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, subject to the overall maximum purchase limitation, each voting depositor who is not an eligible account holder or supplemental eligible account holder, shall receive nontransferable subscription rights to subscribe for up to the greater of:

•	$350,000 of common stock (which equals 35,000 shares); or

•	one-tenth of 1% of the total offering of shares.

If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for voting depositors. If shares are available for voting depositors but there are not sufficient shares to satisfy all subscriptions by voting depositors, shares first will be allocated so as to permit each subscribing voting depositor, if possible, to purchase a number of shares sufficient to make each voting depositor’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing voting depositors in the proportion that each voting depositor’s subscription bears to the total subscriptions of all such subscribing voting depositors whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each voting depositor must list on his or her stock order form all deposit accounts in which such voting depositor had an ownership interest at [voting record date], 2007. Failure to list an account or providing incorrect or incomplete information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at 12:00 noon, Eastern time, on [offering deadline]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook savings rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance to extend the time for completing the offering. If regulatory approval of an extension beyond             , 2007 has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to confirm, modify or rescind their purchase orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single subsequent extension can exceed 90 days. Aggregate extensions may not go beyond                  , 2009, which is two years after the special meeting of depositors of Cape Savings Bank to vote on the plan of conversion.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. Federal law prohibits the transfer of subscription rights. We may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and we will not honor orders known by us to involve the transfer of these rights. Each person exercising subscription rights will be required to certify on the stock order form that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. When registering your stock purchase on the order form, you should not add the name(s) or persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a community offering. In the community offering, we will give preference first to natural persons and trustees of natural persons residing in Atlantic or Cape May Counties, New Jersey (the “Local Community”) and then to shareholders of Boardwalk Bancorp as of             , 2007, and then to the general public.

Shares will be sold at the $10.00 per share purchase price. Subject to the overall maximum purchase limitations, these persons may purchase up to $350,000 of common stock (which equals 35,000 shares), although we may increase this limitation to up to 5% of the total shares sold in the offering, excluding shares issued to the foundation. The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than                  , 2007, unless extended by Cape Bancorp. Subject to any required regulatory approvals, we will determine, in our discretion, the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering.

If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated, first to the Local Community subscribers whose orders we accept, in an amount a maximum of 2% of the total shares sold in the offering, excluding shares issued to the foundation. We intend to first allocate to each Local Community subscriber 100 shares or the number subscribed for whichever is less. Thereafter, unallocated shares of common stock will be allocated to Local Community subscribers whose orders remain unsatisfied, on an equal number of shares basis per order until all shares are allocated. If instead, oversubscription occurs among shareholders of Boardwalk Bancorp or the general public, if there are any available shares of common stock will be allocated by applying the same allocation described above for persons who reside in the Local Community.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering or Underwritten Public Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Stifel, Nicolaus & Company, Incorporated, acting as our agent. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other brokers-dealers who are NASD member firms. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Stifel, Nicolaus & Company, Incorporated has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. See “The Conversion and Stock Offering—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Subject to the overall maximum purchase limitation, purchasers in the syndicated community offering are eligible to purchase up to $350,000 of common stock (which equals 35,000 shares), although we may increase this limitation to up to 5% of the total shares sold in the offering, excluding shares issued to the foundation. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public to meet the minimum of the offering range, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; or set a new offering range and give all the opportunity to confirm, modify or rescind their order for shares of Cape Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the New Jersey Department of Banking and Insurance and the Securities and Exchange Commission.

Limitations on Purchases of Shares

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•

No person (or persons exercising subscription rights through a single qualifying deposit held jointly) may purchase fewer than 25 shares of common stock or generally more than $350,000 (35,000 shares);

•

Our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10.0% of the shares of common stock issued in the offering, including shares issued in the merger and to the charitable foundation;

•

Except for our employee stock ownership plan which may purchase up to 8% of the common stock issued in the offering, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $500,000 (50,000 shares) in all categories of the offering combined;

•

These maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares sold in the offering, excluding shares issued to the foundation, except that they may be increased to up to 9.99% of the shares sold in the offering, provided that orders for common stock exceeding 5% of the shares of common stock shall not exceed in the aggregate 10.0% of the total shares of common stock; and

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate may not exceed 25% of the shares issued in the offering.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance and without further approval of the voting depositors of Cape Savings Bank, may decrease the purchase limitations or increase the purchase limitations, as described above. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•

a corporation other than Cape Bancorp or Cape Savings Bank or a majority-owned subsidiary of Cape Bancorp of which a person is an officer, director or owner of 10.0% or more of the outstanding voting stock;

•	any person who is a parent, spouse, sister, brother, child or anyone married to one of the foregoing persons;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•

any partnership in which the person is a general or limited partner; provided, however, that any tax-qualified or non-tax-qualified employee plan shall not be deemed to be an associate of any director or officer of Cape Bancorp or Cape Savings Bank.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed by mail to persons eligible to subscribe in the subscription offering. Additional materials are available through our Stock Information Center.

We have engaged Stifel, Nicolaus & Company, Incorporated a broker-dealer registered with the National Association of Securities Dealers, as a financial and marketing advisor in connection with the offering of our common stock. In its role in providing advisory, administrative and marketing services, Stifel, Nicolaus & Company, Incorporated will assist us in the offering as follows, among other matters:

•	advising with respect to business planning issues in preparation for the public offering;

•	advising with respect to the choice of charter and form of organization;

•	reviewing and advising with respect to the plan of conversion;

•	advising with respect to listing on a stock exchange;

•	reviewing and providing input with respect to the business plan to be prepared in connection with the conversion;

•	discussing the appraisal process and analyzing the appraisal with the Board of Directors;

•	participating in drafting the offering document and proxy materials, and assisting in obtaining all requisite regulatory approvals;

•	developing a marketing plan for the subscription and community offerings, considering various sales method options, including direct mail, advertising, community meetings and telephone solicitation;

•	acting as our financial advisor for the conversion and offering;

•	providing administrative services and managing the Stock Information Center;

•	educating our employees regarding the stock offering;

•	targeting our sales efforts, including assisting in the preparation of marketing materials;

•	soliciting orders for common stock; and

•	assisting in soliciting proxies of Cape Savings Bank voting depositors.

For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $100,000, and if the conversion and stock offering are consummated, a sales fee of

1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares contributed to our charitable foundation, tax qualified employee benefit plans and shares purchased by our directors, officers and employees and their immediate families. For these services, we made an initial advance payment of $50,000 and a payment of $50,000 upon the initial filing of this prospectus.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Stifel, Nicolaus & Company, Incorporated. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to purchase any shares of the common stock in the syndicated community offering; however, Stifel, Nicolaus & Company, Incorporated has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Stifel, Nicolaus & Company, Incorporated will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Stifel, Nicolaus & Company, Incorporated and other NASD member firms in the syndicated community offering will not exceed 6.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of $25,000. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its legal fees (excluding the out-of-pocket expenses of counsel) up to $80,000. If the plan of conversion is terminated or if Stifel, Nicolaus & Company, Incorporated’s engagement is terminated in accordance with the provisions of the agreement, Stifel, Nicolaus & Company, Incorporated will only receive reimbursement of its reasonable out-of-pocket expenses and will return any amounts paid or advanced by us in excess of these expenses. We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Cape Savings Bank may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Cape Savings Bank’s Corporate Headquarters apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Description of Sales Activities

Cape Bancorp will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and community offering, if any. It is expected that at any particular time one or more Stifel, Nicolaus & Company, Incorporated employees will be working at the stock information center. Employees of Stifel, Nicolaus & Company, Incorporated will be responsible for mailing materials relating to the offering, responding to questions regarding the offering and processing stock orders.

Sales of common stock will be made by registered representatives affiliated with Stifel, Nicolaus & Company, Incorporated or by the selected dealers managed by Stifel, Nicolaus & Company, Incorporated Cape Savings Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Cape Savings Bank’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Cape Savings Bank’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

Procedure for Purchasing Shares

Expiration Date. The subscription offering is expected to expire at 12:00 noon, Eastern time, on [offering deadline]. The community offering is expected to expire at the same time. We may extend the offering for up to 45 days without notice to purchasers in the offering. Any extension of the offering beyond             , 2008 would require regulatory approvals.

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with a prospectus. Funds received will be maintained in a segregated account at Cape Savings Bank, or in our discretion at another insured depository institution and will earn interest at our passbook savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest calculated at Cape Savings Bank’s passbook savings rate from the date the stock order form was processed.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete a stock order form and remit full payment. We will not be required to accept incomplete order forms, unsigned stock order forms, or stock orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) by the Stock Information Center prior to 12:00 noon, Eastern time, on [offering deadline]. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective purchaser of any such defects. You may submit your stock order form and payment by mail using the order reply envelope provided, by bringing your stock order form to our Stock Information Center or by overnight delivery to the indicated address on the stock order form. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering and syndicated community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final, subject to the authority of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Cape Savings Bank or the federal government, and that you received a copy of this prospectus. However, signing the stock order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany completed stock order forms, in order for the purchase to be valid. Payment for shares may only be made by:

(i)	personal check, bank check or money order, made payable to Cape Bancorp, Inc.; or

(ii)	authorization of withdrawal from the types of Cape Savings Bank deposit accounts permitted on the stock order form.

Cash and wire transfers will not be accepted. Additionally, you may not use a check drawn on a Cape Savings Bank line of credit, and we will not accept third-party checks of any type (a check written by someone other than you) payable to you and endorsed over to Cape Bancorp.

Appropriate means for designating withdrawals from deposit accounts at Cape Savings Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s) when the order form is received. Checks and money orders will be immediately cashed and placed in a segregated account at Cape Savings Bank, or in our discretion at another insured depository institution, and will earn interest at Cape Savings Bank’s passbook savings rate from the date payment is received until the offering is completed or terminated.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan and 401(k) plan will not be required to pay for any shares purchased in the offering until consummation of the offering. Our employee stock ownership plan must provide a loan commitment from an unrelated financial institution or Cape Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Cape Savings Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Using IRA Funds. If you are interested in using some or all of your funds in an individual retirement account, you must do so through a self-directed individual retirement account. By regulation, Cape Savings Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use funds that are currently in a Cape Savings Bank individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use must first be transferred to an independent trustee, such as a brokerage account. It will take time to transfer your funds, so please allow yourself sufficient time to take this action. An annual administrative fee may be payable to the new trustee. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. If you are interested in using funds in a Cape Savings Bank individual retirement account or any other retirement account to purchase shares of common stock, please contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based on the appraised pro forma market value of the common stock, as determined by an independent appraisal. We have retained RP Financial, which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $90,000 for the preparation and delivery of the original appraisal report, plus reimbursement of reasonable out-of-pocket expenses and $10,000 for the preparation and delivery of each required updated appraisal report. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering, as well as the merger. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual consolidated financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the impact of the acquisition of Boardwalk Bancorp by Cape Bancorp;

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•

a comparative evaluation of the operating and financial statistics of Cape Savings Bank with those of other similarly situated, publicly traded savings associations and savings association holding companies;

•	the effect of the capital raised in this offering on our net worth and earnings potential;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities;

•	the aggregate size of the offering of common stock;

•	our proposed dividend policy; and

•	the effect of implementing our stock-based incentive plans.

Consistent with the Office of Thrift Supervision appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value after deducting intangible assets; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach, all of which are described in its report. RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us after completion of the merger and the offering, subject to valuation adjustments applied by RP Financial to account for differences between Cape Bancorp and the peer group. The peer group analysis conducted by RP Financial included a total of 10 publicly traded fully converted institutions with assets between $525 million and $6.2 billion. In preparing its appraisal, RP Financial considered the fully converted pricing ratios of the peer group and placed the greatest emphasis on the price-to-core earnings approach and price-to-tangible book value approach with lesser emphasis on the price-to-book value and price-to-assets approaches in estimating pro forma market value. The peer group included companies with:

•	average assets of $1.4 billion;

•	average non-performing assets of 0.45% of total assets;

•	average loans of 68.1% of total assets;

•	average equity of 10.56% of total assets; and

•	average net income of 0.48% of average assets.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of August 31, 2007 our estimated pro forma market value, including shares issued in the merger with Boardwalk Bancorp and issued to The CapeBank Charitable Foundation, was within the valuation range of $133.1 million and $162.6 million with a midpoint of $147.8 million.

The following table presents a summary of selected pricing ratios for Cape Bancorp, for the peer group companies and for all publicly traded thrifts as presented in the RP Financial appraisal. Compared to the median pricing ratios of the peer group, Cape Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 54.9% on a price-to-core earnings basis and a discount of 23.78% on a price-to-tangible book value basis.

	Price to Core Earnings Multiple (1)		Price to Book Value Ratio (2)	Price to Tangible Book Value Ratio (2)
Cape Bancorp (pro forma):
Minimum	28.26	x	73.16%	105.86%
Midpoint	30.49	x	76.17%	107.20%
Maximum	32.60	x	78.82%	108.32%
Maximum, as adjusted	34.88	x	81.51%	109.40%
Peer Group:
Average	21.28	x	118.68%	146.45%
Median	21.05	x	110.33%	141.99%
All publicly-traded thrifts:
Average	20.74	x	130.64%	149.42%
Median	19.09	x	120.79%	136.61%

(1)	Ratios are based on earnings for the 12 months ended June 30, 2007 and share prices as of August 31, 2007.

(2)	Ratios are based on book value as of June 30, 2007 and share prices as of August 31, 2007.

Our Board of Directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. Based on financial information through June 30, 2007 our Board of Directors determined that up to 16,260,024 shares of our common stock should be issued in connection with the merger, contributed to The CapeBank Charitable Foundation and sold in the offering at a purchase price of $10.00 per share. RP Financial’s valuation range yielded an offering range of $78,200,000 to $105,800,000, with a midpoint of $92,000,000. Dividing these dollar amounts by the purchase price resulted in an offering range of between 7,820,000 and 10,580,000 shares, with a midpoint of 9,200,000 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the offering, a number of shares are subscribed for that is, when combined with the shares to be issued in connection with the merger, at least the minimum number of shares, RP Financial, after taking into account factors similar to those involved in its initial appraisal, will determine its estimate of our pro forma market value as of the close of the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 12,167,000 shares in the offering. In addition, should holders of options to acquire Boardwalk Bancorp stock exercise those options prior to the completion of the merger, Cape Bancorp may issue up to 5,423,094 shares of stock to complete the merger. If we sell 12,167,000 shares in the offering, issue 5,423,094 shares in the merger and contribute 851,690 shares to The CapeBank Charitable Foundation, the total pro forma market value may be increased to $184,417,840 without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled. Alternatively, a new offering range may be set and subscribers resolicited and given an opportunity to increase, decrease or rescind their order. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest at our passbook savings rate, or withdrawal authorizations will be cancelled. No single subsequent extension can exceed 90 days. Aggregate extensions may not go beyond                     , 2009, which is two years after the special meeting of depositors of Cape Savings Bank to vote on the plan of conversion. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Stock Information Center

If you have any questions regarding the offering, please call the Stock Information Center [toll free] at (            )             -            . You may also visit the Stock Information Center, which is located at             . The Stock Information Center is open Monday through Friday, except for bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our outstanding common stock during the first year following completion of the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Cape Savings Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers. All shares of common stock purchased in the offering by one of our directors or executive officers generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Shares purchased by these persons in the open market after the offering will be free of this restriction. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Cape Bancorp and Cape Savings Bank also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based benefit plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal income taxation that the conversion will not be a taxable transaction to Cape Savings Bank or Cape Bancorp, eligible account holders, supplemental eligible account holders, and voting depositors of Cape Savings Bank. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Cape Bancorp or Cape Savings Bank would prevail in a judicial proceeding.

Cape Savings Bank and Cape Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Cape Savings Bank to a New Jersey-chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Internal Revenue Code Section 368(a)(1)(F).

2.	No gain or loss will be recognized by Cape Savings Bank as a New Jersey-chartered stock savings bank on the receipt of money from Cape Bancorp in exchange for its shares or by Cape Bancorp upon receipt of money from the sale of Cape Bancorp Common Stock. (Section 1032(a) of the Internal Revenue Code).

3.	The assets of Cape Savings Bank will have the same basis in the hands of Cape Savings Bank as they had in the hands of Cape Savings Bank immediately prior to the conversion. The holding period of Cape Savings Bank’s assets to be received by Cape Savings Bank will include the period during which the assets were held by Cape Savings Bank prior to the conversion. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.	No gain or loss will be recognized by the account holders of Cape Savings Bank upon the issuance to them of withdrawable deposit accounts in Cape Savings Bank as a New Jersey-chartered stock savings bank in the same dollar amount and under the same terms as their deposit accounts in Cape Savings Bank and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the liquidation account of Cape Savings Bank as a New Jersey-chartered stock savings bank, in exchange for their deemed ownership interests in Cape Savings Bank. (Section 354(a) of the Internal Revenue Code).

5.	The basis of the account holders' deposit accounts in Cape Savings Bank will be the same as the basis of their deposit accounts in Cape Savings Bank surrendered in exchange therefor. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the liquidation account of Cape Savings Bank as a New Jersey-chartered stock savings bank will be zero, that being the cost of such property.

6.	It is more likely than not that the nontransferable subscription rights have no value. The subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Cape Bancorp common stock at the same price to be paid by members of the general public in our community offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Voting Depositors upon distribution to them of nontransferable subscription rights to purchase shares of Cape Bancorp common stock, provided that the amount to be paid for such common stock is equal to its fair market value.

7.	It is more likely than not that the basis of the shares of Cape Bancorp common stock purchased in the offering will be the purchase price and the holding period of the Cape Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(6) of the Internal Revenue Code).

The opinions set forth in the sixth and seventh paragraph above are based on the position that the subscription rights do not have any fair market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue service will not issue rulings on whether subscription rights have a market value. Counsel has advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. In our counsel’s view, which view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth in paragraph 6, above. If the subscription rights granted to eligible account holders, supplemental eligible account holders and voting depositors are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders, supplemental eligible account holders and voting depositors who exercise the subscription rights in an amount equal to their value, and Cape Bancorp could recognize gain on a distribution. Moreover, if the receipt of the subscription rights resulted in taxable gain to the persons exercising such rights, the recognition of gain is likely to add to such persons basis in the Cape Bancorp common stock and the period during which the subscription rights were held would be added to the holding period of the Cape Bancorp common stock. Eligible account holders, supplemental eligible account holders and voting depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service has announced that it will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Cape Savings Bank, Cape Bancorp and the eligible account holders, supplemental eligible account holders and voting depositors who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Cape Bancorp or Cape Savings Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Cape Bancorp’s registration statement.

Liquidation Rights

In the unlikely event that Cape Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Cape Bancorp as the sole shareholder of Cape Savings Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Cape Savings Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Cape Savings Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Cape Savings Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Cape Savings Bank, would be entitled, on a complete liquidation of Cape Savings Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Cape Bancorp. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including without limitation savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit and passbook accounts, with a balance of $50 or more held in Cape Savings Bank on June 30, 2006 and September 30, 2007, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2006 or September 30, 2007, respectively, bears to the balance of all deposit accounts in Cape Savings Bank on such dates.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2006 or September 30, 2007, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Cape Bancorp as the sole shareholder of Cape Savings Bank.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the New Jersey Department of Banking and Insurance. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.

Completion of the offering requires the sale of all shares of the common stock within 90 days following regulatory approval of the plan of conversion, unless an extension is granted by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. If this condition is not satisfied, the plan of conversion will be terminated and we will continue our business as a mutual savings bank. We may terminate the plan of conversion at any time. See “The Acquisition of Boardwalk Bancorp—Termination, Amendment and Waiver.”

The CapeBank Charitable Foundation

General

In furtherance of our commitment to our local community, the plan of conversion provides that we will establish The CapeBank Charitable Foundation as a non-stock, nonprofit Delaware corporation in connection with the offering. The charitable foundation will be funded with cash and shares of our common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of Cape Savings Bank’s community banking franchise. The offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community through The CapeBank Charitable Foundation.

Purpose of the Charitable Foundation

In connection with the closing of the offering, Cape Savings Bank intends to contribute up to $1.2 million in cash (representing 1% of the shares issued in the offering) and intends to issue a number of shares equal to 7% of the shares of common stock issued in the offering (excluding the shares issued in the merger) to The CapeBank Charitable Foundation. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. The CapeBank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. The CapeBank Charitable Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. Cape Savings Bank received a satisfactory rating in its most recent Community Reinvestment Act examination by the Federal Deposit Insurance Corporation.

Funding The CapeBank Charitable Foundation with shares of our common stock is also intended to allow our community to share in our potential growth and success after the offering is completed because The CapeBank Charitable Foundation will benefit directly from any increases in the value of our shares of common stock. In addition, The CapeBank Charitable Foundation will maintain close ties with Cape Savings Bank, thereby forming a partnership within the communities in which Cape Savings Bank operates.

Structure of the Charitable Foundation

The CapeBank Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of The CapeBank Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The CapeBank Charitable Foundation’s certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

We have selected Herbert L. Hornsby, Jr., Robert F. Garrett, III and Matthew J. Reynolds, each a director of Cape Savings Bank, and Jeff Ropiecki, Vice President, Sales and Marketing of Cape Savings Bank, to serve on the initial Board of Directors of the charitable foundation. In addition to these individuals, pursuant to Office of Thrift Supervision regulations, we will select one additional person from our local community to serve on the initial Board of Directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making. While there are no plans to change the size of the initial Board of Directors during the year following the completion of the offering, following the first anniversary of the stock offering, the charitable foundation may alter the size and composition of its Board of Directors. For five years after the offering, one seat on the charitable foundation’s Board of Directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s Board of Directors will be reserved for one of Cape Savings Bank’s directors.

The business experience of the four currently identified directors of The CapeBank Charitable Foundation is described in “Management of Cape Bancorp.”

The Board of Directors of The CapeBank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of The CapeBank Charitable Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of The CapeBank Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by Office of Thrift Supervision regulations, all shares of our common stock held by The CapeBank Charitable Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our shareholders.

The CapeBank Charitable Foundation’s place of business will be located at our administrative offices. The Board of Directors of The CapeBank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the federal and state banking regulations governing transactions between Cape Savings Bank and the charitable foundation.

The CapeBank Charitable Foundation will receive working capital from the initial cash contribution of up to $1.2 million, at the maximum, as adjusted of the offering range and:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, The CapeBank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of shares of common stock is that the amount of shares of common stock that may be sold by The CapeBank Charitable Foundation in any one year may not exceed 5% of the average market value of the assets held by The CapeBank Charitable Foundation, except where the Board of Directors of the charitable foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The CapeBank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as The CapeBank Charitable Foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether The CapeBank Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by The CapeBank Charitable Foundation must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our shareholders.

Cape Bancorp and Cape Savings Bank are authorized by federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our shareholders of the contribution of shares of common stock to The CapeBank Charitable Foundation. We believe that the contribution to The CapeBank Charitable Foundation of an amount of common stock and cash that may be in excess of the 10.0% annual limitation on charitable deductions described below is justified given Cape Savings Bank’s capital position and its earnings, the substantial additional capital being raised in the offering and the potential benefits of The CapeBank Charitable Foundation to our community. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

We believe that our contribution of shares of our common stock to The CapeBank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that The CapeBank Charitable Foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10.0% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to The CapeBank Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to The CapeBank Charitable Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to The CapeBank Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. The CapeBank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The CapeBank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Office of Thrift Supervision regulations require that, before our Board of Directors adopted the plan of conversion, the Board of Directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our Board of Directors complied with this regulation in adopting the plan of conversion.

Office of Thrift Supervision regulations provide that the Office of Thrift Supervision will generally not object if a well-capitalized savings association contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering. Cape Savings Bank qualifies as a well-capitalized savings association for purposes of this limitation, and the contribution to The CapeBank Charitable Foundation will not exceed this limitation.

Office of Thrift Supervision regulations impose the following additional requirements on the establishment of the charitable foundation:

•	the Office of Thrift Supervision may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its Board of Directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

In addition, within six months of completing the stock offering, The CapeBank Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan. The Federal Deposit Insurance Corporation generally follows the requirements and conditions imposed on charitable foundations by the Office of Thrift Supervision.

Restrictions on Acquisition of Cape Bancorp and Cape Savings Bank

Although the Board of Directors of Cape Bancorp is not aware of any effort that might be made to obtain control of Cape Bancorp after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Cape Bancorp’s articles of incorporation to protect the interests of Cape Bancorp and its shareholders from takeovers which our Board of Directors might conclude are not in the best interests of Cape Bank, Cape Bancorp or Cape Bancorp’s shareholders.

The following discussion is a general summary of the material provisions of Cape Bancorp’s articles of incorporation and bylaws, Cape Bank’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Cape Bancorp’s articles of incorporation and bylaws and Cape Bank’s stock certificate of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of Cape Savings Bank’s application for conversion as filed with the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance and Cape Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Cape Bancorp’s Articles of Incorporation and Bylaws

Cape Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Cape Bancorp more difficult.

Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our Board of Directors. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on Call of Special Meetings. The articles of incorporation and bylaws provide that special meetings of shareholders can be called by the President, by a majority of the whole board or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who owns more than 10.0% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10.0% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”)

Authorized but Unissued Shares. After the conversion, Cape Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Cape Bancorp Capital Stock.” The articles of incorporation authorize 100,000,000 shares of common stock and 50,000,000 shares of serial preferred stock. Cape Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Cape Bancorp that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Cape Bancorp. The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Maryland law provides that, subject to limited exceptions, the amendment or repeal of any provision of our articles of incorporation requires the approval at least two-thirds of the shares of common stock entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Our articles of incorporation, however, provide that if a proposed amendment or repeal is approved by at least two-thirds of the total number of our authorized directors, assuming no vacancies, the proposed amendment or repeal need only be approved by a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Notwithstanding the above, approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly own more than 10.0% of the outstanding shares of common stock;

(ii)	The inability of stockholders to act by written consent;

(iii)	The inability of stockholders to call special meetings of stockholders;

(iv)	The division of the Board of Directors into three staggered classes;

(v)	The ability of the Board of Directors to fill vacancies on the board;

(vi)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(vii)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(viii)	The ability of the Board of Directors to amend and repeal the bylaws; and

(ix)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Cape Bancorp.

The bylaws may be amended by the affirmative vote of a majority of the total number of our authorized directors, assuming no vacancies. The bylaws may also be amended by the stockholders upon the affirmative vote of the holders of at least 80% of the voting power of all of the outstanding shares entitled to vote.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10.0% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10.0% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10.0% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire Cape ownership exceeding 10.0% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

(i)	the acquisition would result in a monopoly or substantially lessen competition;

(ii)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(iii)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

Description of Cape Bancorp Capital Stock

The common stock of Cape Bancorp represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Cape Bancorp is authorized to issue 150,000,000 shares, of which 100,000,000 shares shall be common stock having a par value of $0.01 per share and 50,000,000 shares shall be preferred stock having a par value of $.01 per share. Each share of Cape Bancorp’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Cape Bancorp will not issue any shares of preferred stock in the offering.

Common Stock

Dividends. Cape Bancorp can pay dividends if, as and when declared by its Board of Directors. The payment of dividends by Cape Bancorp is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of Cape Bancorp will be entitled to receive and share equally in dividends declared by the Board of Directors of Cape Bancorp. If Cape Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the offering, the holders of common stock of Cape Bancorp will possess exclusive voting rights in Cape Bancorp. They will elect Cape Bancorp’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Restrictions on Acquisition of Cape Bancorp and Cape Savings Bank,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Cape Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Cape Bancorp issues preferred stock, holders of Cape Bancorp preferred stock may also possess voting rights. See “Restrictions on Acquisition of Cape Bancorp, Inc. and Cape Savings Bank” for additional information regarding voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Cape Savings Bank, Cape Bancorp, as the sole holder of Cape Savings Bank’s capital stock, would be entitled to receive all of Cape Savings Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Cape Savings Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Cape Bancorp, the holders of its common stock would be entitled to receive all of the assets of Cape Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Cape Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Cape Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Cape Bancorp will not issue any preferred stock in the offering and it has no current plans to issue any preferred stock after the offering. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

In connection with the conversion and offering, we will register our common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Cape Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10.0% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, Cape Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. The federal tax consequences of the stock offering have been opined upon by Luse Gorman Pomerenk & Schick, P.C. Luse Gorman Pomerenk & Schick, P.C. has consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Muldoon Murphy & Aguggia LLP.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosures

On August 28, 2006, the Audit Committee of the Board of Directors of Cape Savings Bank dismissed Grant Thornton LLP as its independent certified public accountants.

Grant Thornton LLP reports on Cape Savings Bank’s Consolidated Financial Statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2005 and 2004 and through August 28, 2006, there were no disagreements with Grant Thornton LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused them to make a reference thereto in their reports on the consolidated financial statements for such years. During the years ended December 31, 2005 and 2004 and through August 28, 2006 there were no reportable events described in Item 304(a) (1) (v) of Regulation S-K. We have provided Grant Thornton LLP with a copy of the disclosure contained in this prospectus, which was received by Grant Thornton LLP on September 19, 2007. Cape Savings Bank has received a letter from Grant Thornton LLP stating that it agrees with our disclosure on this matter, which letter was filed as an exhibit to our registration statement filed with the Securities and Exchange Commission on September 19, 2007.

Effective August 28, 2006, the Audit Committee of Cape Savings Bank’s Board of Directors approved the engagement of Crowe Chizek and Company LLC as its independent registered public accounting firm. During the year ended December 31, 2005 and through August 28, 2006, Cape Savings Bank did not consult with Crowe Chizek and Company LLC regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Experts

The Consolidated Financial Statements of Cape Savings Bank as of and for the year ended December 31, 2006 appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of Crowe Chizek and Company LLC, an independent registered public accounting firm, which is included herein, and upon the authority of said firm as experts in accounting and auditing.

The Consolidated Financial Statements of Cape Savings Bank as of December 31, 2005 and for both of the two years in the period ended December 31, 2005 appearing elsewhere in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Boardwalk Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 have been included in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial has consented to the publication herein of the summary of its report to Cape Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Cape Bancorp has filed an application for approval of the plan of conversion with the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of conversion and each of Cape Savings Bank’s and Cape Bancorp’s charter or articles of incorporation, respectively, and bylaws are available without charge from Cape Savings Bank.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

CAPE SAVINGS BANK AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm	F-1

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements

Consolidated Balance Sheets as of June 30, 2007 (unaudited), and December 31, 2006 and 2005	F-3

Consolidated Statements of Income for the six months ended June 30, 2007 and 2006 (unaudited), and the years ended December 31, 2006, 2005 and 2004	F-4

Consolidated Statements of Changes in Equity for the six months ended June 30, 2007 (unaudited), and the years ended December 31, 2006, 2005 and 2004	F-5

Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and 2006 (unaudited), and the years ended December 31, 2006, 2005 and 2004	F-6

Notes to Consolidated Financial Statements as of June 30, 2007 (unaudited), and December 31, 2006 and 2005 and the six months ended June 31, 2007 and 2006 (unaudited), and the years ended December 31, 2006, 2005 and 2004

F-8

* * *

Separate financial statements for Cape Bancorp, Inc. have not been included in this prospectus because Cape Bancorp, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Cape Savings Bank and Subsidiaries

Cape May Court House, New Jersey

We have audited the accompanying consolidated balance sheet of Cape Savings Bank and Subsidiaries as of December 31, 2006, and the related consolidated statements of income and changes in equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cape Savings Bank and Subsidiaries as of December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC

Livingston, New Jersey

September 10, 2007, except for the third

paragraph of Note 11 as to which the

date is October 30, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Cape Savings Bank and Subsidiaries

We have audited the accompanying consolidated balance sheet of Cape Savings Bank and Subsidiaries (the Bank) as of December 31, 2005, and the related consolidated statements of income, retained earnings and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Bank is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cape Savings Bank and Subsidiaries as of December 31, 2005 and the consolidated results of their operations and cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

Philadelphia, Pennsylvania

March 21, 2006

CAPE SAVINGS BANK AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005

	June 30, 2007	December 31,
		2006	2005
	(Unaudited)
ASSETS
Cash and due from financial institutions	$18,342,684	$13,690,233	$12,875,654
Federal funds sold	2,041,000	3,802,000	17,098,000

Cash and cash equivalents	20,383,684	17,492,233	29,973,654
Interest-bearing deposits in other financial institutions	3,347,571	3,599,896	189,422
Investment securities available for sale, at fair value	57,077,305	62,484,123	70,329,917
Investment securities held to maturity (fair value of $42,401,311 (unaudited) at June 30, 2007, $38,377,255 in 2006 and $25,415,133 in 2005)	43,196,231	38,730,969	25,633,910
Loans held for sale	1,394,600	766,000	—
Loans, net of allowance of $3,933,205 (unaudited), $4,008,910 and $3,791,858	448,307,521	446,378,183	410,032,386
Accrued interest receivable	2,889,735	2,934,174	2,359,389
Premises and equipment, net	15,753,405	13,650,307	14,078,629
Federal Home Loan Bank (FHLB) stock, at cost	3,848,200	5,267,800	4,109,500
Bank owned life insurance (BOLI)	15,119,650	14,503,298	13,997,618
Other assets	3,868,381	3,957,502	3,819,490

Total assets	$615,186,283	$609,764,485	$574,523,915

LIABILITIES AND RETAINED EARNINGS
Liabilities
Deposits	$472,331,252	$435,829,396	$432,384,766
FHLB advances	65,000,000	99,000,000	73,529,577
Advances from borrowers for taxes and insurance	718,487	678,365	659,411
Accrued interest payable	444,174	432,024	271,668
Other liabilities	5,633,103	4,881,656	4,197,670

Total liabilities	544,127,016	540,821,441	511,043,092
Equity
Retained earnings	71,160,007	69,107,385	64,105,993
Accumulated other comprehensive loss	(100,740)	(164,341)	(625,170)

Total equity	71,059,267	68,943,044	63,480,823

Total liabilities and equity	$615,186,283	$609,764,485	$574,523,915

See accompanying notes to consolidated financial statements.

CAPE SAVINGS BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

	Six Months Ended June 30, (Unaudited)		Years Ended December 31,
	2007	2006	2006	2005	2004
Interest income
Interest on loans	$15,431,354	$14,187,112	$29,237,530	$24,584,844	$21,769,234
Interest and dividends on investments
Taxable	1,070,544	1,255,043	2,555,952	2,093,950	1,605,238
Tax-exempt	276,393	196,058	413,994	463,186	435,700
Interest on mortgage-backed securities	1,312,877	933,777	2,149,610	1,422,694	1,642,203

Total interest income	18,091,168	16,571,990	34,357,086	28,564,674	25,452,375
Interest expense
Interest on deposits	6,306,427	5,093,254	10,956,224	7,443,477	5,403,423
Interest on borrowings	2,215,696	1,815,213	3,918,919	2,247,838	1,412,687

Total interest expense	8,522,123	6,908,467	14,875,143	9,691,315	6,816,110

Net interest income	9,569,045	9,663,523	19,481,943	18,873,359	18,636,265
Provision for loan losses	156,000	156,000	312,000	192,996	549,996

Net interest income after provision for loan losses	9,413,045	9,507,523	19,169,943	18,680,363	18,086,269
Noninterest income
Service fees	1,213,430	1,128,941	2,306,173	2,000,738	1,764,486
Net gains on sales of loans	212,225	94,666	215,077	55,696	—
Net gains on sales of securities	—	—	778,850	—	—
Life insurance proceeds	—	—	—	256,467	—
Net income from BOLI	291,352	252,840	505,680	466,781	413,658
Net rental operations	169,438	174,407	343,213	333,942	319,170
Other	162,983	204,113	288,643	467,766	392,342

Total noninterest income	2,049,428	1,854,967	4,437,636	3,581,390	2,889,656
Noninterest expenses
Salaries and employee benefits	4,914,055	4,876,231	9,634,198	9,027,016	8,477,350
Occupancy and equipment	972,080	979,978	1,912,028	1,876,847	1,979,691
Federal insurance premiums	26,570	27,497	54,653	57,067	58,183
Data processing	470,677	489,649	954,686	904,048	842,876
Advertising	321,516	399,080	768,471	731,369	478,049
Other	1,699,910	1,468,050	3,054,675	2,921,128	2,638,138

Total noninterest expenses	8,404,808	8,240,485	16,378,711	15,517,475	14,474,287

Income before income tax expense	3,057,665	3,122,005	7,228,868	6,744,278	6,501,638
Income tax expense	1,005,043	950,300	2,227,476	2,320,179	2,237,745

Net income	$2,052,622	$2,171,705	$5,001,392	$4,424,099	$4,263,893

See accompanying notes to consolidated financial statements.

CAPE SAVINGS BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Six months ended June 30, 2007 (unaudited),

and years ended December 31, 2006, 2005 and 2004

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2004	$55,418,001	$181,543	$55,599,544
Net income	4,263,893	—	4,263,893
Other comprehensive loss, net of reclassification adjustments and taxes	—	(438,354)	(438,354)

Total comprehensive income			3,825,539

Balance at December 31, 2004	59,681,894	(256,811)	59,425,083
Net income	4,424,099	—	4,424,099
Other comprehensive loss, net of reclassification adjustments and taxes	—	(368,359)	(368,359)

Total comprehensive income			4,055,740

Balance at December 31, 2005	64,105,993	(625,170)	63,480,823
Net income	5,001,392	—	5,001,392
Other comprehensive income, net of reclassification adjustments and taxes	—	460,829	460,829

Total comprehensive income			5,462,221

Balance at December 31, 2006	69,107,385	(164,341)	68,943,044
Net income (unaudited)	2,052,622	—	2,052,622
Other comprehensive income, net of reclassification adjustments and taxes (unaudited)	—	63,601	63,601

Total comprehensive income (unaudited)			2,116,223

Balance at June 30, 2007 (unaudited)	$71,160,007	$(100,740)	$71,059,267

See accompanying notes to consolidated financial statements.

CAPE SAVINGS BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

	Six Months Ended June 30, (Unaudited)		Years Ended December 31,
	2007	2006	2006	2005	2004
Cash flows from operating activities
Net income	$2,052,622	$2,171,705	$5,001,392	$4,424,099	$4,263,893
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	156,000	156,000	312,000	192,996	549,996
Net gain on sale of loans	(212,225)	(94,666)	(215,077)	(55,696)	—
Net realized (gain) loss on sales or calls of securities	—	—	(778,850)	—	3,185
Earnings on BOLI	(291,352)	(252,840)	(505,680)	(466,781)	(413,658)
Net gain on BOLI policy redemption	—	—	—	(256,467)	—
Depreciation and amortization	459,771	541,364	1,027,237	1,283,650	1,426,053
Deferred income taxes	(373,312)	(185,923)	(238,507)	(65,859)	(338,264)
Changes in assets and liabilities that (used) provided cash
Loans held for sale	(628,600)	(25,000)	(766,000)	—	—
Accrued interest receivable	44,439	(242,568)	(574,785)	(5,438)	(145,655)
Other assets	429,217	945,463	(262,117)	(180,477)	(585,695)
Accrued interest payable	12,150	9,994	160,356	109,438	6,202
Other liabilities	751,447	(131,911)	683,987	727,914	328,164

Net cash provided by operating activities	2,400,157	2,891,618	3,843,956	5,707,379	5,094,221
Cash flows from investing activities
Proceeds from calls, maturities and principal repayments of investment securities and mortgage-backed securities	25,785,565	15,284,238	36,368,691	23,471,026	64,789,482
Proceeds from sales of securities	—	—	5,049,000	—	—
Purchase of investment securities and mortgage- backed securities	(23,359,417)	(26,040,801)	(46,384,574)	(7,605,142)	(81,239,298)
Decrease (increase) in interest- bearing deposits	252,325	(76,683)	(3,410,475)	256,367	238,000
Increase in loans, net	(1,873,113)	(21,465,088)	(36,442,720)	(47,345,873)	(19,954,016)
Purchase of property and equipment, net	(2,531,045)	(101,645)	(439,306)	(836,079)	(1,529,558)
Proceeds from redemption of BOLI policy	—	—	—	1,191,316	—
Purchase of BOLI policy	(325,000)	—	—	(1,250,000)	—

Net cash used in investing activities	(2,050,685)	(32,399,979)	(45,259,384)	(32,118,385)	(37,695,390)

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

	Six Months Ended June 30, (Unaudited)		Years Ended December 31,
	2007	2006	2006	2005	2004
Cash flows from financing activities
Net increase in deposits	$36,501,856	$12,878,392	$3,444,630	$12,166,960	$32,185,108
Increase (decrease) in advances from borrowers for taxes and insurance	40,123	97,771	18,954	(45,506)	45,617
FHLB borrowings	25,000,000	18,000,000	31,000,000	25,500,000	1,000,000
FHLB payments	(59,000,000)	(5,241,341)	(5,529,577)	(467,314)	(447,546)

Net cash provided by financing activities	2,541,979	25,734,822	28,934,007	37,154,140	32,783,179

Net increase (decrease) in cash and cash equivalents	2,891,451	(3,773,539)	(12,481,421)	10,743,134	182,010
Cash and cash equivalents at beginning of period	17,492,233	29,973,654	29,973,654	19,230,520	19,048,510

Cash and cash equivalents at end of period	$20,383,684	$26,200,115	$17,492,233	$29,973,654	$19,230,520

Supplemental disclosure of cash flow information:
Cash paid during period for
Income taxes, net of refunds	$1,326,105	$1,132,453	$2,402,632	$2,565,318	$2,201,113
Interest	$8,509,973	$6,898,474	$14,714,786	$9,581,877	$6,809,907

See accompanying notes to consolidated financial statements.

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 1 - ORGANIZATION

Cape Savings Bank (the “Bank”) is a New Jersey Chartered Mutual Savings Bank. The Bank provides a complete line of business and personal banking products through its thirteen branch offices located throughout Atlantic and Cape May counties in southern New Jersey.

The Bank competes with other banking and financial institutions in its primary market areas. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time certificates of deposit and all types of loans. Such institutions, as well as consumer financial and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

During 2006, two subsidiaries of the Bank were formed. On June 1, 2006, Cape New Jersey Investment Company, a wholly-owned subsidiary of the Bank, was formed as an investment holding company. On July 1, 2006, Cape Delaware Investment Company, a wholly-owned subsidiary of Cape New Jersey Investment Company, was formed for the sole purpose of holding the investment portfolio of Cape New Jersey Investment Company.

The Bank is subject to regulations of certain state and federal agencies, and accordingly, the Bank is periodically examined by such regulatory authorities. As a consequence of the regulation of commercial banking activities, the Bank’s business is particularly susceptible to future state and federal legislation and regulations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation: The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America (US GAAP) and predominant practices within the banking industry.

The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries, Cape New Jersey Investment Company, Cape Delaware Investment Company, Cape May County Savings Service Corporation and CASABA Real Estate Holding Corporation. Cape May County Savings Service Corporation and CASABA Real Estate Holding Corporation are presently inactive. Intercompany transactions and balances are eliminated in consolidation.

In preparing financial statements in conformity with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The principal estimate that is particularly susceptible to significant change in the near term relates to the allowance for loan losses. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which are also encompassed in the analysis, may vary from estimated losses.

Unaudited Interim Financial Statements: The interim consolidated financial statements at June 30, 2007, and for the six months ended June 30, 2007 and 2006, and the related footnote information are unaudited. Such unaudited interim financial statements have been prepared in accordance with the requirements for presentation of interim financial statements of Regulation S-X and are in accordance with US GAAP. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the results of operations for the interim periods. The results of operations for the six months ended June 30, 2007, are not necessarily indicative of the results that may be expected for the entire year or any other interim period.

Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, overnight deposits and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.

Investment Securities: The Bank classifies investment securities as either held to maturity or available for sale. Investment securities held to maturity are carried at cost adjusted for amortization of premium and accretion of discount over the term of the related investments using the interest method. Investment securities classified as available for sale are carried at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of equity, net of related income tax effects. Gains and losses on sales of investment securities are recognized upon realization utilizing the specific identification method. Premium or discount on investment securities is recognized as an adjustment of yield by use of the interest method over the life of the investment security.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans and Allowance for Loan Losses: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, net of unearned interest, deferred loan fees and costs, and reduced by an allowance for loan losses. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding. The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.

Income recognition of interest is discontinued when, in the opinion of management, the collectibility of such interest becomes doubtful. A commercial loan is generally classified as nonaccrual when the loan is 90 days or more delinquent. Consumer and residential loans are classified as nonaccrual when the loan is 90 days or more delinquent with a loan to value ratio greater than 70 percent. Loan origination fees and certain direct origination costs are deferred and amortized over the life of the related loans as an adjustment to the yield on loans receivable in a manner which approximates the interest method.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The allowance for loan losses is maintained at an amount management deems adequate to cover probable incurred losses. In determining the level to be maintained, management evaluates many factors including current economic trends, industry experience, historical loss experience, industry loan concentrations, the borrowers’ ability to repay and repayment performance and estimated collateral values. In the opinion of management, the present allowance is adequate to absorb reasonable, foreseeable loan losses. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary based on changes in economic conditions or any of the other factors used in management’s determination. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans. Such agencies may

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Charge-offs to the allowance are made when the loan is transferred to other real estate owned or a determination of loss is made.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Loans Serviced for Others: Servicing loans for others generally consists of collecting mortgage payments, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the cash basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. A mortgage servicing asset of approximately $57,000 (unaudited), $64,000, and $78,000 as of June 30, 2007, and December 31, 2006 and 2005, respectively, has been recorded relating to the servicing of loans for others and is included in other assets in the consolidated balance sheets.

Bank Owned Life Insurance (BOLI): The Bank has an investment of bank owned life insurance (BOLI). BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Bank is the owner and beneficiary of the policies and the amount recorded is the cash surrender value, which is the amount realizable.

Federal Home Loan Bank (FHLB) Stock: The Bank is a member of the Federal Home Loan Bank (FHLB) system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Premises and Equipment: Premises and equipment are carried at cost less accumulated depreciation and include expenditures for new facilities, major betterment and renewals. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method based upon the estimated useful lives of the related assets.

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires recognition and measurement for the impairment of long-lived assets to be held and used or to be disposed of by sale. The Bank had no impaired long-lived assets at June 30, 2007 (unaudited), or December 31, 2006 or 2005.

Real Estate Owned: Real estate properties acquired through loan foreclosures are recorded at estimated fair value less cost to sell at the time of foreclosure with any writedown charged against the allowance for loan losses. Subsequent valuations are periodically performed by management and the carrying value is adjusted by a charge to expense to reflect any subsequent declines in the estimated fair value.

Further declines in real estate values may result in increased foreclosed real estate expense in the future. Routine holding costs are charged to expense as incurred and improvements to real estate owned that enhance the value of the real estate are capitalized.

Gains on sale of real estate are recognized upon disposition of the property to the extent allowable based upon certain down payment and other requirements. Losses are charged to operations as incurred. For the six months ended June 30, 2007 and 2006 (unaudited), and the years ended December 31, 2006, 2005 and 2004, the Bank had no sales of real estate.

Phantom Stock Plans: The Bank has a phantom restricted stock plan and a phantom stock option plan that were adopted in 2000, at which time phantom shares were granted to directors and executive officers. The plan allows for cash settlement at the earlier of normal retirement or at separation from service. A liability is recorded for the fair value of the cash settlement at each reporting period. The fair value is calculated based on the difference between the initial price per share (established at $10) on the date of adoption and the current price per share at the reporting date. The price per share calculation is based on the annual growth rate of equity, as defined, and an adjustment factor based on a capital to assets ratio, as defined. The annual growth rate is capped at 12% and can not be negative in accordance with the terms of the plan. Compensation expense is recorded to reflect the increase in the liability during each reporting period.

Income Taxes: Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these temporary differences are estimated to reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of accounts resulting in differences between assets and liabilities for financial statement and tax return purposes are allowance for loan losses, deferred compensation, deferred loan fees and accumulated depreciation.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements. These balances do not earn interest.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Advertising Costs: The Bank expenses advertising costs as incurred.

Comprehensive Income: Comprehensive income includes net income as well as certain other items which result in a change to equity during the period. The income tax effects allocated to comprehensive income (loss) is as follows:

	Before Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
June 30, 2007 (unaudited)
Unrealized losses on securities
Unrealized holding gains arising during period	$96,816	$(33,215)	$63,601
Reclassification adjustment for losses realized in net income	—	—	—

Other comprehensive income, net	$96,816	$(33,215)	$63,601

June 30, 2006 (unaudited)
Unrealized losses on securities
Unrealized holding losses arising during period	$(123,133)	$41,865	$(81,268)
Reclassification adjustment for losses realized in net income	—	—	—

Other comprehensive loss, net	$(123,133)	$41,865	$(81,268)

December 31, 2006
Unrealized losses on securities
Unrealized holding gains arising during period	$917,605	$(404,043)	$513,562
Reclassification adjustment for losses realized in net income	(94,165)	41,432	(52,733)

Other comprehensive income, net	$823,440	$(362,611)	$460,829

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	Before Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
December 31, 2005
Unrealized losses on securities
Unrealized holding losses arising during period	$(614,900)	$246,541	$(368,359)
Reclassification adjustment for losses realized in net income	—	—	—

Other comprehensive loss, net	$(614,900)	$246,541	$(368,359)

December 31, 2004
Unrealized losses on securities
Unrealized holding losses arising during period	$(792,606)	$352,483	$(440,123)
Reclassification adjustment for losses realized in net income	3,185	(1,416)	1,769

Other comprehensive loss, net	$(789,421)	$351,067	$(438,354)

Retirement Plan: The Bank participates in a multi-employer defined benefit plan covering substantially all employees. The Bank accrues pension costs as incurred.

Reclassifications: Certain 2004 and 2005 amounts have been reclassified to conform to the 2006 presentation.

Effect of Newly Issued but Not Yet Effective Accounting Standards: In March 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140. SFAS No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. SFAS No. 156 did not have a material impact on the Bank’s financial position or results of operation.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Company has not completed its evaluation of the impact of the adoption of this standard.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities shall report unrealized gains and losses on those items for which the fair value option has been elected in earnings. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Bank is currently evaluating the requirements of the Statement and impact on the Bank’s financial position and results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has determined that the adoption of FIN 48 will not have a material effect on the financial statements.

NOTE 3 - INVESTMENT SECURITIES

The unamortized cost, gross unrealized gains or losses and the fair value of the Bank’s investment securities available for sale and held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2007 (unaudited)
Investment securities held to maturity
Municipal bonds	$17,048,866	$11,930	$(296,141)	$16,764,655
U.S. Government and agency obligations	1,000,000	—	(22,812)	977,188
Mortgage-backed securities
GNMA pass-through certificates	60,356	1,115	(45)	61,426
FHLMC pass-through certificates	4,866,500	6,330	(12,241)	4,860,589
FNMA pass-through certificates	13,002,415	44,865	(402,237)	12,645,043
Collateralized mortgage obligations	7,218,094	17,511	(143,195)	7,092,410

	$43,196,231	$81,751	$(876,671)	$42,401,311

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 3 - INVESTMENT SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities available for sale
Debt securities
U.S. Government and agency obligations	$24,693,866	$—	$(122,864)	$24,571,002
Corporate bonds	3,011,601	120	(6,381)	3,005,340

Total debt securities	27,705,467	120	(129,245)	27,576,342
Equity securities
FHLMC stock	246,875	—	(23,625)	223,250

Total equity securities	246,875	—	(23,625)	223,250
Mortgage-backed securities
GNMA pass-through certificates	1,216,745	5,608	(1,512)	1,220,841
FHLMC pass-through certificates	13,726,348	39,310	(70,232)	13,695,426
FNMA pass-through certificates	14,325,987	67,965	(32,506)	14,361,446

Total mortgage-backed securities	29,269,080	112,883	(104,250)	29,277,713

	$57,221,422	$113,003	$(257,120)	$57,077,305

December 31, 2006
Investment securities held to maturity
Municipal bonds	$13,935,577	$31,354	$(127,660)	$13,839,271
U.S. Government and agency obligations	1,000,000	—	(24,062)	975,938
Mortgage-backed securities
GNMA pass-through certificates	76,357	1,023	(119)	77,261
FHLMC pass-through certificates	3,997,590	6,900	(22,144)	3,982,346
FNMA pass-through certificates	13,084,195	76,962	(233,673)	12,927,484
Collateralized mortgage obligations	6,637,250	28,317	(90,612)	6,574,955

	$38,730,969	$144,556	$(498,270)	$38,377,255

Investment securities available for sale
Debt securities
U.S. Government and agency obligations	$24,997,252	$5,619	$(208,652)	$24,794,219
Corporate bonds	8,270,066	2,200	(27,914)	8,244,352

Total debt securities	33,267,318	7,819	(236,566)	33,038,571
Equity securities
FHLMC stock	246,875	—	(22,375)	224,500

Total equity securities	246,875	—	(22,375)	224,500

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 3 - INVESTMENT SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities
GNMA pass-through certificates	$1,428,746	$3,850	$(9,165)	$1,423,431
FHLMC pass-through certificates	10,931,229	44,423	(68,061)	10,907,591
FNMA pass-through certificates	16,850,888	95,592	(56,450)	16,890,030

Total mortgage-backed securities	29,210,863	143,865	(133,676)	29,221,052

	$62,725,056	$151,684	$(392,617)	$62,484,123

December 31, 2005
Investment securities held to maturity
Municipal bonds	$11,220,993	$64,228	$(122,373)	$11,162,848
U.S. Government and agency obligations	1,000,000	—	(25,000)	975,000
Mortgage-backed securities
GNMA pass-through certificates	130,467	3,134	—	133,601
FHLMC pass-through certificates	1,925,592	20,604	(16)	1,946,180
FNMA pass-through certificates	8,394,927	120,941	(193,628)	8,322,240
Collateralized mortgage obligations	2,961,931	—	(86,667)	2,875,264

	$25,633,910	$208,907	$(427,684)	$25,415,133

Investment securities available for sale
Debt securities
U.S. Government and agency obligations	$33,245,713	$—	$(590,791)	$32,654,922
Corporate bonds	12,692,730	—	(94,246)	12,598,484

Total debt securities	45,938,443	—	(685,037)	45,253,406
Equity securities
Mutual funds	3,000,000	—	(89,561)	2,910,439
FHLMC stock	246,875	—	(29,875)	217,000
Other equity securities	1,263,000	—	—	1,263,000

Total equity securities	4,509,875	—	(119,436)	4,390,439
Mortgage-backed securities
GNMA pass-through certificates	2,075,584	3,317	(12,824)	2,066,077
FHLMC pass-through certificates	7,889,647	11,572	(142,253)	7,758,966
FNMA pass-through certificates	10,980,742	29,059	(148,772)	10,861,029

Total mortgage-backed securities	20,945,973	43,948	(303,849)	20,686,072

	$71,394,291	$43,948	$(1,108,322)	$70,329,917

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 3 - INVESTMENT SECURITIES (Continued)

The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at June 30, 2007 (unaudited):

	Less Than 12 Months		12 Months or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and agency obligations	$12,651,627	$(44,280)	$12,896,563	$(101,396)	$25,548,190	$(145,676)
Corporate and municipal bonds	7,281,894	(102,751)	9,115,532	(199,771)	16,397,426	(302,522)
Equity securities	—	—	223,250	(23,625)	223,250	(23,625)
Mortgage-backed securities	10,965,917	(81,213)	21,776,781	(580,755)	32,742,698	(661,968)

Total temporarily impaired investment securities	$30,899,438	$(228,244)	$44,012,126	$(905,547)	$74,911,564	$(1,133,791)

The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2006:

	Less Than 12 Months		12 Months or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and agency obligations	$3,991,875	$(7,965)	$19,025,234	$(224,749)	$23,017,109	$(232,714)
Corporate and municipal bonds	4,085,261	(12,962)	10,410,700	(142,612)	14,495,961	(155,574)
Equity securities	—	—	224,500	(22,375)	224,500	(22,375)
Mortgage-backed securities	12,942,925	(80,445)	16,374,658	(399,779)	29,317,583	(480,224)

Total temporarily impaired investment securities	$21,020,061	$(101,372)	$46,035,092	$(789,515)	$67,055,153	$(890,887)

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 3 - INVESTMENT SECURITIES (Continued)

The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2005:

	Less Than 12 Months		12 Months or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and agency obligations	$1,967,813	$(32,188)	$31,662,109	$(583,603)	$33,629,922	$(615,791)
Corporate and municipal bonds	10,896,747	(81,871)	8,245,105	(134,747)	19,141,852	(216,618)
Equity securities	—	—	3,127,439	(119,436)	3,127,439	(119,436)
Mortgage-backed securities	5,465,744	(46,126)	19,477,501	(538,035)	24,943,245	(584,161)

Total temporarily impaired investment securities	$18,330,304	$(160,185)	$62,512,154	$(1,375,821)	$80,842,458	$(1,536,006)

The investment securities listed above currently have fair values less than amortized cost and therefore contain unrealized losses. The Bank evaluated these securities and determined that the decline in value is related to fluctuations in the interest rate environment and not related to any company or industry specific event. The majority of the holdings are backed by the U.S. Government or U.S.-sponsored agencies and full payment is expected at maturity. The Bank has the intent and ability to hold these investments until maturity or market price recovery. The Bank anticipates full recovery of amortized costs with respect to these securities. Management has determined that there are no securities that are other than temporarily impaired as of June 30, 2007 (unaudited), and December 31, 2006 and 2005.

The amortized cost and fair value of debt securities and mortgage-backed securities held to maturity and available for sale at June 30, 2007 (unaudited), and December 31, 2006, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
June 30, 2007 (unaudited)
Due in one year or less	$12,011,601	$11,932,528	$1,427,365	$1,427,359
Due after one year through five years	15,693,866	15,643,815	14,111,067	14,008,869
Due after five years through ten years	197,646	197,921	17,401,697	17,076,739
Due after ten years	29,071,434	29,079,791	10,256,102	9,888,344
Equity securities	246,875	223,250	—	—

	$57,221,422	$57,077,305	$43,196,231	$42,401,311

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 3 - INVESTMENT SECURITIES (Continued)

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
December 31, 2006
Due in one year or less	$23,508,913	$23,313,635	$1,840,807	$1,839,585
Due after one year through five years	9,758,405	9,724,936	10,922,741	10,871,531
Due after five years through ten years	122,768	122,009	15,240,210	15,131,277
Due after ten years	29,088,095	29,099,043	10,727,211	10,534,862
Equity securities	246,875	224,500	—	—

	$62,725,056	$62,484,123	$38,730,969	$38,377,255

Proceeds on sales of investment securities for the year ended December 31, 2006, were $5,049,000 resulting in gross gains of $873,000 and gross losses of $94,000. There were no sales of investment securities for the six months ended June 30, 2007 and 2006 (unaudited), or for the years ended December 31, 2005 and 2004. Investment securities pledged as collateral were $579,000 (unaudited), $316,000, and $320,000 as of June 30, 2007, and December 31, 2006 and 2005, respectively, pledged to secure public deposits.

NOTE 4 - LOANS RECEIVABLE

Loans receivable consist of the following:

	June 30, 2007	December 31,
		2006	2005
	(Unaudited)
Commercial mortgage	$190,623,463	$183,090,708	$157,128,328
Residential mortgage	175,795,985	183,691,836	179,372,341
Construction	39,640,316	38,669,568	32,916,878
Home equity loans and line of credit	36,702,285	36,998,331	36,472,138
Commercial business loans	9,182,965	7,773,032	8,096,475
Other consumer loans	989,377	918,800	798,196

Total loans	452,934,391	451,142,275	414,784,356
Less
Allowance for loan losses	(3,933,205)	(4,008,910)	(3,791,858)
Deferred loan fees	(693,665)	(755,182)	(960,112)

Loans receivable, net	$448,307,521	$446,378,183	$410,032,386

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 4 - LOANS RECEIVABLE (Continued)

Activity in the allowance for loan losses is as follows:

	Six Months Ended June 30, (Unaudited)		Years Ended December 31,
	2007	2006	2006	2005	2004
Balance at beginning of year	$4,008,910	$3,791,858	$3,791,858	$3,602,664	$3,056,902
Provision charged to operations	156,000	156,000	312,000	192,996	549,996
Reserve on loan commitments re-classified as other liabilities	(55,588)	—	—	—	—
Charge-offs	(196,153)	(48,337)	(128,067)	(3,802)	(4,234)
Recoveries	20,036	14,554	33,119	—	—

Balance at end of period	$3,933,205	$3,914,075	$4,008,910	$3,791,858	$3,602,664

As of June 30, 2007, and December 31, 2006 and 2005, nonaccrual loans had a total principal balance of approximately $3,214,000 (unaudited), $3,586,000, and $2,554,000, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to approximately $225,000 and $265,000 at December 31, 2006 and 2005, respectively. No loans past due 90 days or more were accruing interest at June 30, 2007 (unaudited). The amount of interest income that would have been earned on nonaccrual loans was $214,000 (unaudited), $95,000, and $88,000 for the six months ended June 30, 2007, and the years ended December 31, 2006 and 2005, respectively. For the six months ended June 30, 2007 (unaudited), and the years ended December 31, 2006 and 2005, the Bank did not have impaired loans.

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	June 30, 2007	December 31,
		2006	2005
	(Unaudited)
Mortgage loan portfolios serviced for FNMA	$8,090,000	$8,659,000	$9,390,000

Loans serviced for others, net	$8,090,000	$8,659,000	$9,390,000

Custodial escrow balances maintained in connection with serviced loans were $57,000 (unaudited), $56,000 and $56,000 at June 30, 2007, and December 31, 2006 and 2005.

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 4 - LOANS RECEIVABLE (Continued)

The Bank has a policy of offering a 100 basis point interest rate discount to its employees (including officers) for loans on their primary residence. This discount is not available to outside directors. Loans to principal officers, directors, and their affiliates were as follows:

	June 30, 2007	December 31, 2006
	(Unaudited)
Beginning balance	$6,894,000	$1,647,000
New loans	887,000	1,487,000
Effect of changes in composition of related parties	—	4,698,000
Repayments	(477,000)	(938,000)

Ending balance	$7,304,000	$6,894,000

NOTE 5 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable by type was as follows:

	June 30, 2007	December 31,
		2006	2005
	(Unaudited)
Loans	$2,076,085	$2,157,344	$1,619,988
Investment securities	813,650	776,830	739,401

	$2,889,735	$2,934,174	$2,359,389

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment, summarized by major classification, are as follows:

	Estimated Useful Lives	June 30, 2007	December 31,
			2006	2005
		(Unaudited)
Land, buildings and improvements	35 -40 years	$20,147,720	$18,041,065	$18,050,986
Furniture and equipment	3 - 7 years	4,924,637	4,609,815	4,815,334
Construction-in-progress	—	426,861	385,518	33,300

Total		25,499,218	23,036,398	22,899,620
Accumulated depreciation		(9,745,813)	(9,386,091)	(8,820,991)

Net office properties and equipment		$15,753,405	$13,650,307	$14,078,629

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 6 - PREMISES AND EQUIPMENT (Continued)

Depreciation expense for the six months ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004 was approximately $428,000 (unaudited), $442,000 (unaudited), $868,000, $885,000, and $930,000, respectively.

NOTE 7 - DEPOSITS

Deposits are as follows:

	Six Months Ended June 30, 2007	Years Ended December 31,
		2006	2005
	(Unaudited)
Savings accounts	$81,850,765	$78,788,317	$95,573,363
NOW accounts and Money Market funds	162,693,821	144,495,618	138,308,503
Non-interest bearing checking	49,669,500	44,190,507	41,375,298
Certificates of deposit of less than $100,000	133,799,446	129,678,901	125,095,478
Certificates of deposit of $100,000 or more	44,317,720	38,676,053	32,032,124

	$472,331,252	$435,829,396	$432,384,766

Generally, deposits in excess of $100,000 are not federally insured.

Interest expense by deposit type was as follows:

	Six Months Ended June 30, (Unaudited)		Years Ended December 31,
	2007	2006	2006	2005	2004
Savings	$575,363	$662,532	$1,272,490	$1,173,316	$722,497
NOW accounts and Money Market funds	1,869,127	1,396,972	3,091,582	1,566,613	685,130
Certificates of deposit	3,861,937	3,033,750	6,592,152	4,703,548	3,995,796

	$6,306,427	$5,093,254	$10,956,224	$7,443,477	$5,403,423

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 7 - DEPOSITS (Continued)

While frequently renewed at maturity rather than paid out, certificates of deposit were scheduled to mature contractually within the following periods:

	Twelve Months Ended
	June 30, 2007	December 31, 2006
	(Unaudited)
2007	$—	$119,465,649
2008	128,458,263	25,553,891
2009	25,694,901	10,230,280
2010	10,664,015	7,121,208
2011	7,329,300	5,983,926
2012	5,970,687	—
Thereafter	—	—

	$178,117,166	$168,354,954

Deposits held at the Bank by related parties, which include officers, directors, and companies in which directors of the Board have a significant ownership interest, approximated $1,585,000 (unaudited), $1,505,000, and $799,000 at June 30, 2007, and December 31, 2006 and 2005, respectively.

NOTE 8 - FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES AND CREDIT LINES

At June 30, 2007 (unaudited), and December 31, 2006, the Bank had available borrowing capacity under a continuing borrowing agreement with the Federal Home Loan Bank of New York to borrow up to 100% of the book value of qualified 1 to 4 family loans secured by residential properties. Interest rates ranged from 2.73% to 5.31% at June 30, 2007 (unaudited), 2.50% to 5.41% at December 31, 2006, and 2.36% to 5.37% at December 31, 2005.

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 8 - FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES AND CREDIT LINES (Continued)

Outstanding long-term borrowings mature as follows:

	June 30, 2007	December 31,
		2006	2005
	(Unaudited)
2006	$—	$—	$43,529,577
2007	20,000,000	79,000,000	10,000,000
2008	10,000,000	10,000,000	10,000,000
2009	5,000,000	5,000,000	5,000,000
2010	15,000,000	5,000,000	5,000,000
2011	10,000,000	—	—
Thereafter	5,000,000	—	—

Principal due	$65,000,000	$99,000,000	$73,529,577

At June 30, 2007, and December 31, 2006 and 2005, the Bank had qualified 1 to 4 family loans of approximately $168,794,000 (unaudited), $177,698,000, and $170,671,000, respectively, which served as collateral to cover outstanding advances on the Federal Home Loan Bank of New York borrowings.

NOTE 9 - INCOME TAXES

Income tax expense is comprised of the following:

	Six Months Ended June 30, (Unaudited)		Years Ended December 31,
	2007	2006	2006	2005	2004
Federal
Current	$1,293,063	$880,843	$2,045,470	$1,741,074	$1,999,916
Deferred (benefit)	(289,890)	(203,916)	(185,846)	(51,854)	(310,751)

	1,003,173	676,927	1,859,624	1,689,220	1,689,165
State
Current	85,292	255,380	420,513	644,964	576,093
Deferred (benefit)	(83,422)	17,993	(52,661)	(14,005)	(27,513)

	1,870	273,373	367,852	630,959	548,580

	$1,005,043	$950,300	$2,227,476	$2,320,179	$2,237,745

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 9 - INCOME TAXES (Continued)

The provision (benefit) for income taxes differs from that computed at the statutory corporate tax rate as follows:

	Six Months Ended June 30, (Unaudited)		Years Ended December 31,
	2007	2006	2006	2005	2004
Tax statutory rate	34.00%	34.00%	34.00%	34.00%	34.00%
Adjustments resulting from
State provision, net of federal income tax benefit	—	5.78	3.36	6.17	5.58
Tax-exempt income	(7.20)	(5.93)	(5.22)	(2.46)	(2.45)
Income on bank-owned life insurance	(9.53)	(8.10)	(7.00)	(3.65)	(2.16)
Other	15.60	4.69	5.67	0.34	(0.55)

Tax rate per consolidated statements of income	32.87%	30.44%	30.81%	34.40%	34.42%

The deferred tax asset recorded by the Bank consisted of the following temporary differences:

	June 30, 2007	December 31,
		2006	2005
	(Unaudited)
Deferred tax assets
Allowance for loan losses	$1,602,601	$1,610,684	$1,611,581
Deferred compensation	1,600,300	1,470,925	1,279,011
Unrealized holding losses on investment securities available for sale	43,377	76,593	439,204
Other	83,497	80,626	—

	3,329,775	3,238,828	3,329,796

Deferred tax liabilities
Depreciation	$(284,123)	$(328,607)	$(412,073)
Deferred loan fees	(523,720)	(502,386)	(504,888)
Pension	(41,874)	(267,873)	—
Other	—	—	(148,769)

	(849,717)	(1,098,866)	(1,065,730)

Net deferred tax asset	$2,480,058	$2,139,962	$2,264,066

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 9 - INCOME TAXES (Continued)

Pursuant to SFAS No. 109, the Bank is not required to provide deferred taxes on its tax loan loss reserve as of the base year. The amount of this reserve on which no deferred taxes have been provided is $7,878,000. This reserve could be recognized as taxable income and create a current and/or deferred tax liability using the income tax rates then in effect if any portion of this tax reserve is subsequently used for purposes other than to absorb loan losses. The related amount of deferred tax liability is approximately $3,146,000.

NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

At June 30, 2007 (unaudited), and December 31, 2006 and 2005, the Bank had outstanding commitments (substantially all of which expire within one year) to originate residential mortgage loans, construction loans, commercial real estate and consumer loans. These commitments were comprised of fixed and variable rate loans.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the financial performance of a customer to a third party. Those guarantees are primarily issued to support contracts entered into by customers. Most guarantees extend for one year. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank defines the fair value of these letters of credit as the fees paid by the customer or similar fees collected on similar instruments.

The Bank amortizes the fees collected over the life of the instrument. The Bank generally obtains collateral, such as real estate or liens on customer assets for these types of commitments. The Bank’s potential liability would be reduced by proceeds obtained in liquidation of the collateral held.

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (Continued)

The Bank had the following off-balance-sheet financial instruments whose contract amounts represent credit risk:

	June 30, 2007 (Unaudited)		December 31, 2006		December 31, 2005
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$3,882,800	$18,288,000	$2,696,900	$7,495,015	$4,995,900	$21,188,951
Unused lines of credit	—	37,035,240	—	37,709,427	—	37,195,385
Construction loans in process	—	12,856,373	—	17,878,411	—	23,209,867
Standby letters of credit	—	4,170,275	—	4,359,693	—	4,016,007

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 6.75% to 8.25% and maturities ranging from three years to five years.

The Bank provides loans primarily in Atlantic and Cape May counties, New Jersey, to borrowers that share similar attributes. A substantial portion of the Bank’s debtors’ ability to honor their contracts is dependent upon the economic conditions of these portions of New Jersey.

NOTE 11 - BENEFIT PLANS

The Bank participates in a multi-employer defined benefit plan. Contributions to this plan by the Bank during the years ended December 31, 2006, 2005 and 2004 were $1,145,000, $1,149,000 and $1,187,000, respectively. No contributions were made during the six months ended June 30, 2007 and 2006 (unaudited). Total compensation expense recorded under this plan during the six months ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, was approximately $586,557 (unaudited), $670,735 (unaudited), $1,241,000, $1,162,000, and $924,000, respectively. The Bank also maintains a 401(k) plan for employees, in which the Bank matches employee contributions at its discretion. The Bank charged approximately $153,000 (unaudited), $140,000 (unaudited), $289,000, $274,000, and $266,000 to employer contributions for the 401(k) plan for the six months ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively.

The Bank also has a phantom restrictive stock plan, phantom stock option plan and a director retirement plan for the benefit of senior management and directors. The phantom restrictive stock and phantom stock option plans provide a cash benefit based on the increase in value of the awards, as defined during a period of 10 years. Individuals are paid out over a 15 year period commencing at the normal benefit date or retirement date, as defined. In the case of the

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 11 - BENEFIT PLANS (Continued)

phantom restrictive stock plan, payment of benefits can be deferred at the election of the participants in the plan. The director retirement plan calls for payment of a normal retirement benefit to directors based upon the years of service and associated fees. Directors are paid out over the greater of a 10 year period or director’s lifetime, commencing upon termination of service to the Bank. There are both active and retired participants in the plans. Expense for these plans related to both active and retired participants totaled $366,000 (unaudited) and $312,000 (unaudited) for the six months ended June 30, 2007 and 2006, and totaled $644,000, $655,000 and $403,000 for the years ended December 31, 2006, 2005 and 2004. The total deferred compensation liability was $3,707,000 (unaudited), $3,403,000, and $2,854,000 at June 30, 2007, December 31, 2006 and December 31, 2005. Included in the liability amounts are $2,921,000 (unaudited), $2,832,000 and $2,237,000 at June 30, 2007, December 31, 2006 and December 31, 2005 related to the phantom restrictive stock and phantom stock option plans.

Subsequent to June 30, 2007, the phantom restricted stock plan and the phantom incentive stock option plan were amended to permit executives or current directors to make an election on or before October 31, 2007, to receive the amounts credited to his or her phantom restricted stock account, payable in a lump sum on the first business day in January 2008. The amount distributed to such person will be determined by multiplying the number of phantom restricted stock or option awards in such person’s account by $30.41, which is expected to be the value of the phantom restricted stock and incentive stock options on October 31, 2010, then end of the measurement period. All executives and directors have made this election during October 2007. The New Jersey Department of Banking and Insurance approved the amendments to the plan on October 30, 2007. As a result, the Bank will incur additional compensation expense during the fourth quarter of 2007 estimated at $1.6 million in relation to these plan amendments.

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts (in thousands).

	June 30, 2007 (Unaudited)		December 31, 2006		December 31, 2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets
Cash and cash equivalents	$20,384	$20,384	$17,492	$17,492	$29,974	$29,974
Interest bearing deposits in other banks	3,348	3,348	3,600	3,600	189	189
Investment securities	100,274	99,479	101,215	100,861	95,964	95,745
Loans held for sale	1,395	1,395	766	766	—	—
Loans receivable	448,308	442,293	446,378	440,965	410,032	404,696
FHLB stock	3,848	3,848	5,268	5,268	4,110	4,110
Accrued interest receivable	2,890	2,890	2,934	2,934	2,359	2,359
Liabilities
Savings and deposit	$81,851	$81,851	$78,788	$78,788	$95,573	$95,573
NOW and MMDA deposits	178,237	178,237	188,686	188,686	179,684	179,684
Certificates of deposit	178,117	177,772	168,355	168,047	157,128	155,461
FHLB borrowings	65,000	63,656	99,000	98,020	73,530	72,716
Accrued interest payable	444	444	432	432	272	272

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount is the estimated fair value for cash and cash equivalents, interest bearing deposits, FHLB stock, and accrued interest receivable and payable.

Investment securities – For investment securities, fair values are based on quoted market prices.

Loans – The fair value of loans held for sale is based market quotes. The fair value of loans is estimated based on present values of expected future cash flows using approximate current interest rates applicable to each category of such financial instruments. The carrying value and fair value of loans include the allowance for loan losses.

Deposits – The fair value of savings deposits with no stated maturity, such as money market deposit accounts, checking accounts and savings accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is equivalent to the rate currently offered by the Bank for deposits of similar size, type and maturity.

Federal Home Loan Bank of New York advances – The fair value of borrowings is based on the discounted value of contractual cash flows. The discount rate is equivalent to the rate currently offered by the Federal Home Loan Bank of New York for borrowings of similar maturity and terms.

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are considered immaterial.

The fair value estimates presented herein are based on pertinent information available to management as of June 30, 2007. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date; and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Leases: Lessor – the Bank leases a portion of one of its buildings to various lessees under noncancelable operating leases with the following minimum future rentals due:

	As of June 30, 2007	As of December 31, 2006
	(Unaudited)
Due in less than 12 months	$209,000	$244,000
Due in 1 to 2 years	113,000	63,000

	$322,000	$307,000

Lessees are also responsible for their proportionate share of common area maintenance expenses. These leases convert to a month-to-month tenancy agreement after completion of the original lease term.

Lessee – The Bank leased a branch facility, which was leased on a month-to-month lease since the expiration of the lease agreement on September 30, 2006. In May of 2007, the Bank purchased the branch facility based on satisfactory outcome of various environmental tests. A subsidiary, Cape Delaware Investment Company, whose office is in the state of Delaware, leases its office space under a cancelable lease agreement. Rent expense for the six months ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, approximated $22,000 (unaudited), $23,000 (unaudited), $51,000, $44,000, and $39,000, respectively.

General: From time to time, the Bank may be a defendant in legal proceedings arising out of the normal course of business. In management’s opinion, the financial position and results of operations of the Bank would not be affected materially by the outcome of such legal proceedings.

NOTE 14 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 14 - REGULATORY MATTERS (Continued)

certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes as of June 30, 2007 (unaudited) and December 31, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2007 (unaudited), the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios are also presented in the table (amounts in thousands):

	Actual		For Capital Adequacy Purposes			To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
June 30, 2007 (unaudited)
Total risk based capital (to risk-weighted assets)	$72,823	17.99%	$32,388	≥	8.00%	$40,485	≥	10.00%
Tier I capital (to risk-weighted assets)	68,834	17.00	16,194	≥	4.00	24,291	≥	6.00
Tier I leverage capital (to average assets)	68,834	11.29	24,383	≥	4.00	30,478	≥	5.00
December 31, 2006
Total risk based capital (to risk-weighted assets)	$70,555	17.59%	$32,096	≥	8.00%	$40,120	≥	10.00%
Tier I capital (to risk-weighted assets)	66,546	16.59	16,048	≥	4.00	24,072	≥	6.00
Tier I leverage capital (to average assets)	66,546	11.00	24,188	≥	4.00	30,478	≥	5.00

(Continued)

CAPE SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007 (unaudited), and December 31, 2006 and 2005,

and six months ended June 30, 2007 and 2006 (unaudited),

and years ended December 31, 2006, 2005 and 2004

NOTE 14 - REGULATORY MATTERS (Continued)

	Actual		For Capital Adequacy Purposes			To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2005
Total risk based capital (to risk-weighted assets)	$65,505	17.54%	$29,870	≥	8.00%	$37,337	≥	10.00%
Tier I capital (to risk-weighted assets)	61,713	16.53	14,935	≥	4.00	22,402	≥	6.00
Tier I leverage capital (to average assets)	61,713	10.89	22,676	≥	4.00	28,345	≥	5.00

The Bank’s management believes that under the current and proposed regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in areas where the Bank has most of its loans, could adversely affect future earnings, and consequently, the ability of the Bank to meet its future capital requirements.

Regulatory capital levels reported above differ from the Bank’s total capital, computed in accordance with accounting principles general accepted in the United States (GAAP), as follows (in thousands):

	June 30, 2007	December 31,
		2006	2005
	(Unaudited)
Total capital, computed in accordance with GAAP	$71,059	$68,943	$63,481
Accumulated other comprehensive loss	77	142	505
Intangible assets	(6)	(6)	(8)
Deferred tax assets excluded	(2,296)	(2,533)	(2,265)

Tier I (tangible) capital	68,834	66,546	61,713
Allowance for loan losses	3,989	4,009	3,792

Total capital	$72,823	$70,555	$65,505

Index to Consolidated Financial Statements of Boardwalk Bancorp,

Inc. and Subsidiary

Page
Report of Independent Registered Public Accounting Firm	G-1

Statements of Financial Condition	G-2

Statements of Operations	G-3

Statements of Changes in Shareholders’ Equity and Comprehensive Income(Loss)	G-4-5

Statements of Cash Flows	G-6

Notes to Financial Statements	G-7-28

Report of Independent Registered Public Accounting Firm

The Board of Directors

Boardwalk Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Boardwalk Bancorp, Inc. and subsidiary (the Bancorp) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Bancorp’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boardwalk Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Philadelphia, PA

March 16, 2007

BOARDWALK BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

As of June 30, 2007 (unaudited) and December 31, 2006 and 2005

(Dollars in thousands, except share data)

	June 30, 2007	December 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Cash & due from banks	$4,546	$8,681	$4,801
Interest-earning demand deposits in other banks	9,566	138	1,873

Cash and cash equivalents	14,112	8,819	6,674
Interest-earning time deposits in other banks	4,655	5,052	6,339
Investments - available for sale, amortized cost 2007 - $107,451, 2006 - $96,374, 2005 - $82,624	106,375	95,335	81,721
Investments - held to maturity, market value 2007 - $0, 2006 - $42,942, 2005 - $48,159	—	38,955	42,924

Total Investments	106,375	139,342	130,984
Loans	300,610	277,466	244,237
Allowance for loan losses	(3,700)	(3,273)	(2,861)

Net loans	296,910	274,193	241,376
Premise and equipment, net	15,967	16,186	11,725
Accrued interest receivable	1,949	2,206	1,843
Bank owned life insurance	9,793	9,601	7,006
Accounts Receivable	3,013	2,263	1,756
Other assets	1,271	670	302

Total assets	$454,045	$453,280	$401,666

LIABILITIES
Deposits:
Non-Interest bearing	$22,671	$22,699	$18,797
Interest bearing	69,785	55,613	74,663
Time	226,471	231,641	179,034

Total deposits	318,927	309,953	272,494
Borrowings	83,580	91,061	92,695
Accrued interest payable	452	561	437
Other liabilities	685	578	697

Total liabilities	403,644	402,153	366,323

SHAREHOLDERS’ EQUITY
Common stock, $5 par value: authorized 12,500,000 shares and 4,295,151 issued and outstanding in 2007, authorized 12,500,000 shares and 4,289,395 issued and outstanding in 2006, 3,633 warrants to buy 3,815 shares of common stock at $11.43 expiring 12/31/06 outstanding in 2006, authorized 12,500,000 shares and 3,081,639 issued and outstanding in 2005, 1,123,888 warrants to buy 1,180,082 shares of common stock at $11.43 expiring 12/31/06 outstanding in 2005.	21,566	21,447	15,408
Additional paid in capital	25,635	25,425	17,679
Treasury Stock, at cost, 18,000 shares	(313)	—	—
Accumulated earnings	4,589	5,312	3,195
Accumulated other comprehensive income (loss), net	(1,076)	(1,057)	(939)

Total shareholders’ equity	50,401	51,127	35,343

Total liabilities & shareholders’ equity	$454,045	$453,280	$401,666

The accompanying notes are an integral part of the financial statements.

BOARDWALK BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the six months ended June 30, 2007 and 2006 (unaudited) and the years ended December 31, 2006, 2005 and 2004

(Dollars in thousands, except share data)

	For the six months ended June 30,		Years ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$10,658	$9,126	$19,279	$14,306	$9,267
Interest on short term investments	228	287	196	156	125
Interest on investment securities	3,396	3,152	6,919	4,405	3,307

Total Interest Income	14,282	12,565	26,394	18,867	12,699

Interest expense:
Interest on deposits	5,970	4,685	10,569	6,037	3,521
Interest on borrowings	1,926	1,697	3,592	2,455	1,531

Total Interest Expense	7,896	6,382	14,161	8,492	5,052

Net interest income	6,386	6,183	12,233	10,375	7,647
Provision for loan losses	422	263	448	674	248

Net interest income after provision	5,964	5,920	11,785	9,701	7,399

Non-interest income:
Service charges, fees and other income	557	449	971	610	358
Bank owned life insurance	192	133	282	246	246
(Loss) on sales of loans	—	—	(17)	—	—
Gain/(loss) on sales of other assets	10	—	1	(5)	—
(Loss)/gain on sales of investment securities available for sale, net	(141)	(9)	(40)	(23)	75
Other than temporary impairment	(1,524)	—	—	—	—

Total non-interest income	(906)	573	1,197	828	679

Non-interest expense:
Compensation & benefits	2,956	2,434	4,935	3,835	2,864
Occupancy & equipment	808	637	1,386	996	720
Data processing & other servicing costs	334	248	530	397	349
Advertising & promotion	75	95	187	223	125
Professional services	402	284	585	567	362
Investor relations	61	41	102	77	45
Other operating	537	545	1,198	624	561

Total non-interest expense	5,173	4,284	8,923	6,719	5,026

Income before income taxes	(115)	2,209	4,059	3,810	3,052
Income tax expense	(207)	677	1,034	1,210	981

Net income	$92	$1,532	$3,025	$2,600	$2,071

Earnings per share:
Basic	$0.02	$0.49	$0.93	$0.88	$0.85
Diluted	$0.02	$0.43	$0.83	$0.77	$0.75
Weighted average number of shares outstanding:
Basic	4,296,069	3,138,481	3,258,696	2,941,597	2,432,096
Dilutive effect of options	16,156	441,309	368,192	445,927	327,629

Diluted	4,312,225	3,579,790	3,626,888	3,387,524	2,759,725

The accompanying notes are an integral part of the financial statements.

BOARDWALK BANCORP, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

For the six months ended June 30, 2007 (unaudited) and the Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Accumulated Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, January 1, 2004	$11,986	11,230	1,352	(110)	24,458
Comprehensive income
Net income	—	—	2,071	—	2,071
Other comprehensive income:
Change in unrealized gain/loss on investments transferred from AFS to HTM, net of tax				31	31
Amortization/Accretion of previous unrealized gain/loss on securities transferred to held to maturity, net of tax				(7)	(7)

Net change in previous unrealized gain/loss on securities transferred to held to maturity					24
Change in unrealized gain/loss on securities available for sale, net of tax	—	—	—	10	10
Less: reclassification adjustment, net of tax	—	—	—	(46)	(46)

Net change in unrealized gain/loss on securities available for sale, net of tax					(36)

Total other comprehensive income					2,059
Cash dividend on common stock			(241)		(241)
Tax benefit on 22,345 stock options exercised		67			67
Shares issued for stock option plans (66,845 shares)	334	113	—	—	447
Shares issued for exercise of 20,100 warrants (20,605 shares)	103	138			241
Declaration of 5% stock dividend	611	1,498	(2,109)	—	—

Balance, December 31, 2004	13,034	13,046	1,073	(122)	27,031
Comprehensive income
Net income	—	—	2,600	—	2,600
Other comprehensive income:
(Amortization)/Accretion of previous unrealized gain/loss on securities transferred to held to maturity, net of tax				(6)	(6)
Change in unrealized gain/loss on securities available for sale	—	—	—	(840)	(840)
Less: reclassification adjustment	—	—	—	29	29

Net change in unrealized gain/loss on securities available for sale					(811)

Total other comprehensive income					1,783
Cash dividend on common stock			(478)		(478)
Tax benefit on 4,845 stock options exercised		19			19
Issuance of Common Stock(431,650 shares)	2,159	4,439			6,598
Shares issued for stock option plans (21,036 shares)	105	33	—	—	138
Shares issued for exercise of 21,012 warrants (22,062 shares)	110	142	—	—	252

Balance, December 31, 2005	15,408	17,679	3,195	(939)	35,343
Comprehensive income
Net income	—	—	3,025	—	3,025
Other comprehensive income:
(Amortization)/Accretion of previous unrealized gain/loss on securities transferred to held to maturity, net of tax				18	18

Change in unrealized gain/loss on securities available for sale	—	—	—	(202)	(202)
Less: reclassification adjustment	—	—	—	66	66

Net change in unrealized gain/loss on securities available for sale					(136)

Total other comprehensive income					2,907
Cash dividend on common stock			(908)		(908)
Tax benefit on 25,605 stock options exercised		94			94
Shares issued for stock option plans (27,406 shares)	137	43			180
Shares issued for exercise of 1,120,255 warrants (1,176,256 shares)	5,881	7,562	—	—	13,443
Shares issued for dividend reinvestment plan(4,092)	21	47	—	—	68

Balance, December 31, 2006	$21,447	$25,425	$5,312	$(1,057)	51,127

continued

continued

BOARDWALK BANCORP, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

For the six months ended June 30, 2007 (Unaudited) and the Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands)

(unaudited)	Common Stock	Additional Paid-in Capital	Treasury Stock	Accumulated Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Comprehensive income
Net income	—	—		92	—	92
(Amortization)/Accretion of previous unrealized gain/loss on securities transferred to held to maturity, net of tax					20	20

Change in unrealized gain/(loss) on securities available for sale	—	—		—	(230)	(230)
Less: reclassification adjustment	—	—		—	191	191

Net change in unrealized gain/loss on securities available for sale						(39)

Total comprehensive income						73
Cash dividend on common stock				(815)		(815)
Treasury stock purchase (18,000 shares)			(313)			(313)
Tax benefit on 11,535 stock options exercised		46				46
Stock option compensation expense		76				76
Shares issued for stock option plans (18,411 shares)	92	32				124
Shares issued for exercise of 1,508 warrants (1,583 shares)	8	10		—	—	18
Shares issued for employee stock purchase plan (1,580)	8	19				27
Shares issued for dividend reinvestment plan (2,181)	11	27	—	—	—	38

Balance, June 30, 2007	$21,566	$25,635	$(313)	$4,589	$(1,076)	50,401

The accompanying notes are an integral part of the financial statements.

BOARDWALK BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2007 and 2006 (unaudited) and the years ended December 31, 2006, 2005 and 2004

	For the six months ended June 30,		Years ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)		(In thousands)
Cash flows from operating activities:
Net Income	$92	$1,532	$3,025	$2,600	$2,071
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	422	263	448	674	248
Provision for deferred income tax (benefit) expense	—		(308)	(74)	544
Loss (gain) on sales of investment securities available for sale	141	9	40	23	(75)
Loss on retirement of fixed asset	—		—	5	—
Loss on sale of loans	—		17	—	—
Income on bank owned life insurance	(192)	(133)	(282)	(246)	(246)
Depreciation and amortization	436	381	783	562	382
Amortization and accretion of premiums and discounts on investments, net	(393)	27	(18)	72	359
Amortization and accretion of deferred loan fees and costs	28	(3)	19	(31)	(6)
Increase in accrued interest receivable	257	(242)	(363)	(736)	(128)
Increase in accounts receivable	(750)	(632)	(507)	(578)
(Increase) decrease in other assets	(665)	(54)	(124)	(1,124)	603
Increase (decrease) in accrued interest payable	(109)	31	124	122	(136)
(Decrease) increase in other liabilities	107	(457)	(119)	209	203

Net cash provided by operating activities	(626)	722	2,735	1,478	3,819

Cash flows from investing activities:
Purchases of investments, HTM	(839)	(217,940)	(233,935)	(91,651)	(70,731)
Purchase of investments, AFS	(162,598)	(13,601)	(43,191)	(62,098)	(45,872)
Proceeds from sales, calls & maturities of investments	190,400	223,556	262,078	106,539	102,029
Principal collected on mortgage-backed securities	1,590	3,490	6,559	7,790	5,468
Purchase of Bank Owned Life Insurance	—	—	(2,313)	—	(3,300)
Net Increase in loans receivable	(23,111)	(21,378)	(33,246)	(64,385)	(61,390)
Purchase of premises and equipment	(217)	(3,189)	(5,244)	(4,243)	(2,249)

Net cash used in investing activities	5,225	(29,062)	(49,292)	(108,048)	(76,045)

Cash flows from financing activities:
Net increase in deposits	8,974	47,174	37,459	61,540	65,812
Net increase (decrease) in borrowings	(7,481)	(12,906)	(1,634)	33,107	8,425
Proceeds from issuance of common stock, net	—	—	—	6,598	—
Proceeds from employee stock purchase plan	27	—	—	—	—
Exercise of 18,411 shares from option plans	124	48	180	138	447
Exercise of 1,508 warrants from unit offering	18	1,267	13,443	252	241
Stock option expense	76	—
Proceeds from dividend reinvestment plan	38	—	68	—	—
Tax benefit on exercise of stock options	46	—	94	—	—
Purchase of treasury stock, net	(313)	—	—	—	—
Cash dividend paid	(815)	(408)	(908)	(478)	(241)

Net cash provided by financing activities	694	35,175	48,702	101,157	74,684

Net increase (decrease) in cash and cash equivalents	5,293	6,835	2,145	(5,413)	2,458
Cash and cash equivalents at the beginning of the year	8,819	6,674	6,674	12,087	9,629

Cash and cash equivalents at the end of the year	$14,112	$13,509	$8,819	$6,674	$12,087

Supplemental disclosures of cash flow information:
Interest payments	$8,005	$6,350	$14,037	$8,370	$5,188

Net change in unrealized gain/loss on investments available for sale	$(39)	$(1,661)	$(136)	$(811)	$(36)

Net change in unrealized gain (loss) on investments transferred from AFS to HTM, net of tax	$20	$9	$18	$(6)	$24

Income taxes paid	$100	$986	$1,548	$1,032	$449

Tax benefit on exercise of stock options	$—		$—	$19	$67

The accompanying notes are an integral part of the financial statements.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - SUBSEQUENT EVENT (Unaudited)

On July 26, 2007, Boardwalk Bancorp, Inc. (Nasdaq “BORD”)(“Boardwalk” or “Bancorp”), Boardwalk Bank, Cape Savings Bank (“Cape Savings”), and Cape Bancorp, Inc. (“Cape Bancorp”), a new corporation being organized to facilitate the conversion of Cape Savings, entered into an Agreement and Plan of Reorganization (the “Merger Agreement”).

Subject to the terms and conditions of the Merger Agreement, Bancorp will be merged with and into Cape Bancorp with Cape Bancorp as the surviving entity (the “Merger”). Upon effectiveness of the Merger, each outstanding share of Bancorp, other than those shares owned by Bancorp, Cape Bancorp, Cape Savings or their subsidiaries, will be converted into the right to receive either $23.00 in cash or 2.3 shares of Cape Bancorp common stock, subject to the election and proration procedures set forth in the Merger Agreement which require that 50% of the merger consideration will consist of Cape Bancorp common stock and 50% of the merger consideration will consist of cash.

The Merger Agreement contains customary representations, warranties and covenants of Bancorp and Cape Bancorp, including, among others, covenants by Bancorp to conduct its business in the usual, regular and ordinary course during the interim period between the execution of the Merger Agreement and completion of the Merger, and to call a meeting of Bancorp shareholders to consider approval of the Merger, and covenants by Cape Bancorp and Cape Savings to take all reasonable steps necessary to complete the conversion of Cape Savings from mutual to stock form of organization

Completion of the Merger is subject to various conditions, including completion of the conversion of Cape Savings from mutual to stock form of organization, which conversion will require the approval of the depositors of Cape Savings and completion of a registered offering of shares of Cape Bancorp common stock in a subscription offering and, if necessary, a community offering and/or syndicated community offering. Completion of the Merger is also conditioned on the approval of the Merger Agreement by Bancorp’s shareholders, the receipt of the required regulatory approvals, the delivery of a customary legal opinion as to the federal tax treatment of the Merger, and other customary conditions for transactions such as the Merger.

The Merger is presently expected to close in the first quarter of 2008. A copy of the Merger Agreement is filed as Exhibit 2.1 to Bancorp’s Current Report on Form 8-K filed on August 1, 2007.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Boardwalk Bank, the wholly owned subsidiary of Boardwalk Bancorp Inc., was incorporated under the laws of the State of New Jersey on June 24, 1999. The Bank provides a full range of banking services to individual and corporate customers at its branch banks located in Linwood, NJ, Galloway Township, Margate, Egg Harbor Township and Cape May Court House, New Jersey, its lending office in Linwood, NJ, on a limited basis on the Internet and courier service for commercial accounts. Boardwalk Bank is a New Jersey state chartered commercial bank and a member of the FDIC. The Bank is subject to competition from other financial institutions and other financial service companies with respect to these services and customers.

On July 1, 2006 the formation of Boardwalk Bancorp, a bank holding company, was completed. The transaction was accounted for in a manner similar to a pooling of interests and, accordingly, amounts in the financial statements prior to July 1, 2006 represent the previously reported amounts for the Bank as Bancorp had no activity prior to that point. All of the common stock of Boardwalk Bank was exchanged for the common stock of Boardwalk Bancorp.

Basis of Financial Statement Presentation

The financial statements include the accounts of Boardwalk Bancorp Inc. Such statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Consolidation

The consolidated financial statements include the accounts of Boardwalk Bancorp Inc. and the Bancorp’s wholly owned subsidiaries (collectively, the Bancorp). All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates. Material estimates that are particularly susceptible to significant change in the near term include the determination of the allowance for loan losses and the valuation of deferred taxes.

Statement of Cash Flows

Cash and cash equivalents for purposes of this statement consist of cash and due from banks, interest-bearing deposits, and overnight federal funds sold, as applicable. Federal funds are generally sold for a period of one day.

Investment Securities

Debt and equity securities are classified as either held to maturity (“HTM”) or as available for sale (“AFS”). Investment securities that the Bank has the positive intent and ability to hold to maturity are classified as HTM securities and reported at amortized cost. Investment securities not classified as held to maturity nor held for the purpose of trading in the near term are classified as AFS securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as accumulated other comprehensive income (loss), net, a separate component of shareholders’ equity. The Bank currently does not engage in any trading activities. Management determines the appropriate classification of securities at the time of purchase.

AFS securities include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market interest rates and related changes in the securities’ prepayment risk or to meet liquidity needs.

Amortization of premiums and accretion of discounts on debt securities is recognized in interest income using the effective interest rate method. Gains and losses on sales of investment securities are computed on the specific identification basis and included in non-interest income based on trade date.

Loans

Loans are stated at the principal amount outstanding, net of deferred loan fees and costs. Interest income is accrued on the principal amount outstanding. Loan origination fees and related direct costs are deferred and amortized to income over the term of the respective loan and loan commitment period as a yield adjustment.

Non-accrual loans are those on which the accrual of interest has ceased. Non-consumer loans are generally placed on non-accrual status if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management’s assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower’s ability to make periodic principal and interest payments has returned to normal for a reasonable period of time (i.e. brought current with respect to principal or interest or restructured and kept current for a period of six months) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover principal and interest. Consumer loans are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but in most instances, are charged-off when deemed uncollectible or after reaching 120 days past due.

Impaired loans are measured based on the present value of expected future discounted cash flows, the market price of the loan or the fair value of the underlying collateral if the loan is collateral dependent. The recognition of interest income on impaired loans is the same as for non-accrual loans discussed above.

Allowance for Loan Losses

The provision for loan losses charged to operating expense reflects the amount necessary to maintain an appropriate allowance for loan losses. The allowance for loan losses is management’s best estimate of known and inherent losses in the existing loan portfolio. Management’s judgment is based on the evaluation of individual loans, diversification of the loan portfolio, delinquency statistics, borrowers’ perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows, past experience, the assessment of current economic conditions, and other relevant factors. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

Management uses significant estimates to determine the allowance for loan losses. Since the allowance for loan losses is dependent, to a great extent, on conditions that may be beyond the Bank’s control, it is at least reasonably possible that Management’s estimates of the allowance for loan losses, and actual results could differ in the near term.

In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination.

Bank Owned Life Insurance

The Bank invested in a Bank-owned life insurance policy (BOLI) to fund future and current cash payments associated with a new Supplemental Executive and Director Retirement Plan. The cash surrender value of the BOLI was $9,601,000 as of December 31, 2006, $7,006,000 as of December 31, 2005 and $6,760,000 as of December 31, 2004. There was $2,312,700 BOLI purchased in 2006, no BOLI purchased in 2005 and $3,300,000 BOLI purchased in 2004. Income of $282,000, $246,000 and $246,000 was recognized on the BOLI for 2006, 2005 and 2004, respectively, and is included in other income.

Premises and Equipment

Owned premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets as follows: buildings — 39 years; equipment and computer hardware — 3 to 10 years; and software — 3 years. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses upon disposition are reflected in earnings as realized. Land is carried at cost.

The Bank leases office space for its Lending division under an operating lease. Leases that are determined to be “operating leases” under Statement of Financial Accounting Standard No. 13 are not capitalized thus their periodic rental payments with respect to these lease contracts are expensed as incurred. With regard to subsequent leasehold improvements expenditures made on either capital or operating leases are depreciated over the lower of the existing term/option period or economic life of the improvement.

Other Real Estate Owned

Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Other real estate owned is recorded at the lower of the carrying value of the loan or the fair value of the property, net of estimated selling costs. Costs relating to the development or improvement of the properties are capitalized while expenses related to the operation and maintenance of properties are expensed as incurred. Gains and losses upon disposition are reflected in earnings as realized.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable.

Earnings Per Share

Basic earnings per share is calculated on the basis of the weighted average number of shares outstanding. Diluted earnings per share is calculated on the basis of the weighted average number of shares outstanding plus the weighted average number of additional dilutive shares that would have been outstanding had all common stock options granted and warrants been exercised.

Stock Options

In the first quarter of 2006, the Bank adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) SFAS No. 123 (R), Share-Based Payment,” using the modified-prospective transition method. Bancorp recognizes compensation expense under SFAS No. 123 (R) using the straight-line method over the requisite service period. The requisite service period is the period an employee is required to provide service in order to vest in the award, which cannot extend beyond the retirement eligible date.

Prior to the adoption of SFAS No. 123 (R) the Bank applied APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for stock options in the consolidated financial statements prior to adoption. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	For years ended December 31,
	2005	2004
	(In thousands, except per share data)
Net Income
As Reported	$2,600	$2,071
Stock based compensation expense as determined under the fair value method	$1	$9

Pro forma	$2,599	$2,062
Basic earnings per share
As Reported	$0.88	$0.85
Pro forma	$0.88	$0.85
Diluted earnings per share
As Reported	$0.77	$0.75
Pro forma	$0.77	$0.75

During 2006 no stock options were granted. In addition, 2,000 options from option grants in 2004 were vested in 2005.

The fair value of each option granted in 2004 using the Black Scholes option pricing model was $4.93. Significant assumptions used in the model included a risk-free rate of return of 3.9667% (the yield on a ten year U.S. Treasury bond), expected option life of ten years, a 20.515% volatility rate (historic Bank common stock volatility), and annual dividend of $.10 (current Bank dividend). For the options granted in 2002 using the Black Scholes option pricing model the fair value of each option was $3.60. Significant assumptions used in the model included a risk-free rate of return of 3.817% (the yield on a ten year U.S. Treasury bond), expected option life of ten years, a 24% volatility rate (historic Bank common stock volatility), and annual dividend of $.075(current Bank dividend). The fair value of each option granted in 2000 using the Black Scholes option pricing model was $3.12. Significant assumptions used in the model included a risk-free rate of return of 4.891% (the yield on a ten year U.S. Treasury bond), a .01% volatility rate (no experience existed on the Bank’s common stock), expected option life of ten years and no dividends (the Bank was not paying dividends).

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board, (“FASB”) revised Statement No. 123, “Accounting for Stock Based Compensation” (“SFAS 123R”). SFAS 123R required that the fair-value-based method of accounting for stock options be used for all public entities and eliminates alternative accounting methods; consequently, similar economic transactions will be accounted for similarly. Entities are required to estimate the number of instruments for which the requisite service is expected to be rendered as compared to the original statement which permitted entities to account for forfeitures as they occur. In addition, SFAS 123R amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. Incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair value of the modified award with the fair value of the award immediately before the modification. SFAS 123R becomes effective for public entities that do not file as small business issuers, as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. As of the required effective date, all public entities that used the fair-value-based method for either recognition or disclosure under the original statement will apply SFAS 123R using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under the original statement for either recognition or pro forma disclosures. For periods before the required effective date, those entities may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by the original statement. Pro forma disclosures under the original statement are presented in this footnote under “Stock Options.” Bancorp adopted SFAS 123R under the modified prospective method as of January 1, 2006 and did not record any related expense. Future grants may cause the Bank additional expense.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This Statement amends FASB Statements No. 133 and No. 140. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement: a) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and e) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this Statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. Bancorp has not yet determined whether this Statement will have a material impact on their consolidated financial statements upon adoption.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement: 1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a) a transfer of the servicer’s financial assets that meets the requirements for sale accounting; b) a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities in accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities; c) an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to choose either of the following subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities: a) amortization method—Amortize servicing assets or servicing liabilities in proportion to and over the period of estimated net servicing income or net servicing loss and assess servicing assets or servicing liabilities for impairment or increased obligation based on fair value at each reporting date; b) fair value measurement method—Measure servicing assets or servicing liabilities at fair value at each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The effective date of this Statement is the date an entity adopts the requirements of this Statement. Bancorp does not anticipate this Statement will have a material impact on it’s earnings, financial condition, or equity.

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement No. 109. Interpretation 48, which clarifies Statement 109, Accounting for Income Taxes, establishes the criterion that an individual tax position has to meet for some or all of the benefits of that position to be recognized in the Company’s financial statements. On initial application, Interpretation 48 will be applied to all tax positions for which the statute of limitations remains open. Only tax positions that meet the more-likely-than-not recognition threshold at the adoption date will be recognized or continue to be recognized. The cumulative effect of applying Interpretation 48 will be reported as an adjustment to retained earnings at the beginning of the period in which it is adopted. Interpretation 48 is effective for fiscal years beginning after December 15, 2006, and was adopted by the Company on January 1, 2007. The Bancorp believes that the adoption of Interpretation 48 will have no significant effect on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and amends SFAS 115 to, among other things, require certain disclosures for amounts for which the fair value option is applied. Additionally, this Statement provides that an entity may reclassify held-to-maturity and available-for-sale securities to the trading account when the fair value option is elected for such securities, without calling into question the intent to hold other securities to maturity in the future. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. Bancorp has not completed its assessment of SFAS 159 and the impact, if any, on the consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurement” (Statement 157). Statement 157 defines fair value, establishes a framework for measuring fair value in U.S. generally accepted accounting principles, and expands disclosure requirements for fair value measurements. Statement 157 does not require any new fair value measurements and is effective for financial statements issued for fiscal years beginning after November 15, 2007, or January 1, 2008 for Bancorp. Bancorp has not completed its assessment of SFAS 157 and the impact, if any, on the consolidated financial statements.

NOTE 3 - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The Bancorp had no trading securities at December 31, 2006. The amortized cost and estimated fair values of investment securities available for sale and held to maturity at December 31, 2006 and 2005 were as follows:

	Available for Sale December 31, 2006
	Amortized	Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Value
	(In thousands)
U.S. Treasury	$2,002	$1	$—	$2,003
U.S. government agencies	24,432	7	270	24,169
State & Municipal Obligations	14,915	167	156	14,926
Mortgage-backed securities	18,514	39	289	18,264
Corporate debt securities	28,140	30	454	27,716
Equity Securities	8,371	—	114	8,257

Total	$96,374	$244	$1,283	$95,335

	Held to Maturity December 31, 2006
	Amortized	Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Value
	(In thousands)
U.S. government agencies	$24,998	$—	$574	$24,424
Mortgage-backed securities	13,957	—	491	13,466
Certificates of Deposit	5,052	—	—	5,052

Total	$44,007	—	$1,065	$42,942

	Available for Sale December 31, 2005
	Amortized	Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Value
	(In thousands)
U.S. government agencies	$32,321	$13	$291	$32,043
State & Municipal Obligations	8,841	—	43	8,798
Mortgage-backed securities	14,315	—	300	14,015
Corporate debt securities	18,587	—	176	18,411
Equity Securities	8,560	—	106	8,454

Total	$82,624	$13	$916	$81,721

	Held to Maturity December 31, 2005
	Amortized	Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Value
	(In thousands)
U.S. government agencies	$24,970	$—	$529	$24,441
Mortgage-backed securities	17,954	4	579	17,379
Certificates of Deposit	6,339	—	—	6,339

Total	$49,263	4	$1,108	$48,159

The following is a summary of investment securities available for sale with unrealized losses at:

December 31, 2006	Less than 12 month		12 months or longer		Total
	Fair Value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(In thousands)
U.S. government agencies	$9,500	$56	$11,668	$214	$21,168	$270
State & municipal obligations	5,566	117	1,409	39	6,975	156
Mortgage-backed securities	—	—	11,465	289	11,465	289
Corporate debt securities	6,549	60	6,616	394	13,165	454
Equity securities	—	—	3,872	114	3,872	114

Total	$21,615	$233	$35,030	$1,050	$56,645	$1,283

December 31, 2005	Less than 12 month		12 months or longer		Total
	Fair Value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(In thousands)
U.S. government agencies	$20,763	$226	$1,938	$62	$22,701	$288
State & municipal obligations	3,865	43	—	—	3,865	43
Mortgage-backed securities	6,891	104	7,124	196	14,015	300
Corporate debt securities	7,004	31	7,878	145	14,882	176
Equity securities	—	—	3,880	106	3,880	106

Total	$38,523	$404	$20,820	$509	$59,343	$913

The unrealized losses are due to fluctuations in market interest rates. Bancorp does not consider these securities other than temporarily impaired because they are of high credit quality or short maturities. Management has the ability and intent to hold these securities until the price recovers.

Bancorp owned Federal Home Loan Bank of New York stock on December 31, 2006 and 2005 in the amount of $4,348,000 and $4,537,000 respectively.

At December 31, 2006, the Bancorp had investment securities with market values of $417,000 pledged to support municipal deposits, $2,729,000 pledged to the Federal Reserve Bank of Philadelphia for daylight overdrafts, $53,001,000 pledged to the Federal Home Loan Bank of New York for borrowings, and $6,031,000 pledged to Citigroup for borrowings.

Proceeds from the sales, calls and maturities of investment securities AFS are as follows:

	2006	2005	2004
	(In thousands)
Proceeds	$26,713	$11,390	$42,488
Gross Gains	28	4	171
Gross Losses	68	27	96

The amortized cost and estimated fair value of investment securities AFS and HTM by contractual maturity at December 31, 2006 are shown in the following table. Mortgage-backed securities are presented at expected maturities because these securities routinely experience principal prepayments. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

Investment Securities Maturities

December 31, 2006	Under 1 Year	1 -5 Years	5 - 10 Years	Over 10 Years	No Stated Maturity	Total
	(In thousands)
U.S. government agencies	$3,000	$5,994	$17,969	$22,468	$—	$49,431
U.S. treasuries	—	2,002	—	—	—	2,002
Mortgage-backed securities	7,102	20,092	4,051	1,227	—	32,471
Certificates of deposit	4,854	198	—	—	—	5,052
Municipal bonds	—	—	549	14,366	—	14,915
Corporate bonds	—	4,001	12,523	11,615	—	28,139
Equities	—	—	—	—	8,371	8,371

Total amortized cost	$14,956	$32,287	$35,092	$49,676	$8,371	$140,381
Total fair value	$14,784	$31,692	$34,406	$49,139	$8,257	$138,277

The following is a summary of investment securities available for sale with unrealized losses at December 31, 2006:

	Less than 12 month		12 months or longer		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(In thousands)
U.S. government agencies	$9,500	$56	$11,668	$214	$21,168	$270
State & municipal obligations	5,566	117	1,409	39	6,975	156
Mortgage-backed securities	—	—	11,465	289	11,465	289
Corporate debt securities	6,549	60	6,616	394	13,165	454
Equity securities	—	—	3,872	114	3,872	114

Total	$21,615	$233	$35,030	$1,050	$56,645	$1,283

The unrealized losses are due to fluctuations in market interest rates. The Bancorp does not consider these securities other than temporarily impaired because they are of high credit quality or short maturities. Management has the ability and intent to hold these securities until the price recovers.

NOTE 4 - LOANS

The Bancorp had $480,000 of non-accrual loans and foregone interest income on these non-accrual loans of $29,000 at December 31, 2006. The Bancorp did experience recoveries of previously charged off loans of $3,000 during 2006. The Bancorp had no impaired loans at anytime during 2006.

The Bancorp had no non-accrual loans at December 31, 2005. The Bancorp did experience recoveries of previously charged off loans of $2,000 during 2005. The Bancorp had no impaired loans at anytime during 2005.

Loan Portfolio

	December 31, 2006		December 31, 2005
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Residential Mortgage	$32,216	11.61%	$33,268	13.62%
Construction	26,184	9.44%	28,097	11.50%
Commercial & commercial real estate	208,632	75.20%	173,148	70.88%
Home Equity	8,969	3.23%	7,504	3.07%
Consumer	1,480	0.53%	2,248	0.92%
Overdrawn Accounts	11	0.00%	28	0.01%
Loan Payments in Process	(64)	-0.01%	—	0.00%

Gross Loans	277,428	100.00%	244,293	100.00%
Deferred Costs, net	38		(56)

Total Loans	277,466		244,237
Allowance for loan losses	(3,273)		(2,861)

Net Loans	$274,193		$241,376

At December 31, 2006, Bancorp’s directors had loans outstanding of $9,065,000 and commitments for $2,537,000, compared to director loans outstanding of $10,736,000 and commitments for $3,440,000 at December 31, 2005. These loans and commitments were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Also, these loans and commitments did not involve a more than normal risk of collectibility.

2006 Director & Executive Officer Loan Activity
for Aggregate Balances Exceeding 5% of Capital
(In thousands)

January 1, 2006	Advances	Repayments	Retirement of Director	December 31, 2006
$10,736	$4,093	$2,987	$2,777	$9,065

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is shown below:

	Allowance for Loan Loss Activity For years ended December 31,
	2006	2005	2004
	(In thousands)
Balance at beginning of year	$2,861	$2,185	$1,482
Loan charge-offs	(32)	—	—
Overdraft charge-offs	(7)	—	—
Recoveries	3	2	455
Provision for losses	448	674	248

Balance at end of year	$3,273	$2,861	$2,185

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment, stated at cost less accumulated depreciation and amortization, are summarized below:

	For years ended December 31,
	2006	2005
	(In thousands)
Land	$4,290	$2,786
Buildings	10,900	7,869
Furniture, fixtures and equipment	3,765	3,056

	18,955	13,711
Less: accumulated depreciation	2,769	1,986

Total	$16,186	$11,725

Depreciation and amortization expense on premises, equipment and computer software amounted to $783,000, $562,000, and $382,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

At December 31, 2006, the Bancorp leased its lending offices where future rental payments applicable to non-cancelable operating leases are as follows:

Years ending December 31,	Operating Leases
(In thousands)
2007	$83
2008	$52
2009	—
2010	—
2011	—

Total lease payments	$135

Total lease rental expense was $75,000, $61,000, and $60,000 for the years ended December 31, 2006, 2005 and 2004, respectively. The decrease in lease rental expense in 2008 is due to the expiration of leases in July and September 2008.

NOTE 7 - DEPOSITS

	December 31,
	2006		2005		2004
	Amount	Interest Expense	Amount	Interest Expense	Amount	Interest Expense
	(in thousands)
Non-interest bearing deposits	$22,699	$—	$18,797	$—	$14,913	$—
Interest bearing demand accounts	31,802	643	42,702	739	44,534	504
Savings accounts	6,613	103	7,896	107	9,664	108
Corporate money market accounts	17,198	472	24,065	464	24,234	243
Certificates of deposit	231,641	9,351	179,034	4,727	117,636	2,666

Total	$309,953	$10,569	$272,494	$6,037	$210,981	$3,521

Time deposits by date of maturity are as follows:

Maturity of Time Deposits December 31, 2006
(In thousands)
2007	$215,438
2008	5,233
2009	8,523
2010	2,100
2011	279
Over five years	68

Total	$231,641

Time deposits with balances exceeding $100,000 were $111,875,000 and $77,039,000 at December 31, 2006 and 2005, respectively. At December 31, 2006 Bancorp had $9,962,000 of brokered deposits and none as of December 31, 2005. Accrued interest payable on time deposits amounted to $7,000 and $5,000 at December 31, 2006 and 2005, respectively. Overdrawn deposit accounts of $11,000 were re-classed to loans as of December 31, 2006.

NOTE 8 - EARNINGS PER SHARE

The following is a presentation of the numerators and denominators of the earnings per share calculation.

	Earnings per share table (unaudited) For the six months ended:
	June 30, 2007	June 30, 2006
	(Dollars in thousands, except share data)
Net Income	$92	$1,532
Weighted average basic number of shares	4,296,069	3,138,481
Dilutive effect of options and warrants	16,156	441,309
Weighted average diluted number of shares	4,312,225	3,579,790
Basic Earnings per share	$0.02	$0.49
Diluted Earnings per share	$0.02	$0.43

	Earnings per share table For the years ended
	December 31, 2006	December 31, 2005	December 31, 2004
	(Dollars in thousands, except per share data)
Net Income	$3,025	$2,600	$2,071
Weighted average basic number of shares	3,258,696	2,941,597	2,432,096
Dilutive effect of options and warrants	368,192	445,927	327,629
Weighted average diluted number of shares	3,626,888	3,387,524	2,759,725
Basic Earnings per share	$0.93	$0.88	$0.85
Diluted Earnings per share	$0.83	$0.77	$0.75

NOTE 9 - INCOME TAXES

Income tax expense for the years ended December 31, 2006, 2005 and 2004 consisted of the following:

	2006	2005	2004
	(In thousands)
Federal:
Current	$1,342	$1,265	$416
Deferred	(90)	(57)	532

	1,252	1,208	948

State:
Current	—	19	21
Deferred	(218)	(17)	12

	(218)	2	33

Total:	$1,034	$1,210	$981

The following is a reconciliation between tax expense (benefit) at the statutory rate of 34% and actual tax expense:

	2006	2005	2004
	(In thousands)
At federal statutory rate	$1,380	$1,295	$1,038
Adjustment resulting from:
State tax, net of federal benefit	(144)	2	22
Bank owned life insurance	(96)	(84)	(84)
Tax Exempt Income - Muni Interest	(148)	(16)	—
Other	42	13	5

Total	$1,034	$1,210	$981

Significant deferred tax assets and liabilities of the Bancorp at December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
	(In thousands)
Deferred tax assets:
Book bad debt reserves-loans	739	520	291
Investments - HTM	11	20	22
Unrealized loss on securities AFS	—	—	60
Compensation - Deferred	66	—	—
Net Operating Loss - State	187	57	57
Other	2	1	—

Total gross deferred tax assets	1,005	598	430

Deferred tax liabilities:
Deferred loan costs	(170)	(132)	(117)
Depreciation	(514)	(444)	(303)

Total gross deferred tax liabilities	(684)	(576)	(420)

Net deferred tax asset	$321	$22	$10

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will be realized. The realizability of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of tax liabilities and tax planning strategies. Management believed it is more likely than not the Bank will realize the benefits of these deferred tax assets as of December 31, 2006 and 2005.

During 2006, Bancorp recorded income tax benefits of $94,000 relating to the exercise of various stock options. Such benefits were credited to additional paid in capital.

As of December 31, 2006, the Bank had state income tax net operating losses of approximately $3,148,000. Such net operating losses are available to offset taxable income, and will begin to expire after December 31, 2008 if not utilized.

NOTE 10 - EMPLOYEE BENEFIT PLANS

The Bank has a defined contribution savings plan covering substantially all employees. The plan allows eligible employees to make contributions by salary reduction pursuant to the provisions of 401(k) of the Internal Revenue Code. The Bank matches 50% of employee contributions up to 6% of salary, which was $88,000, $72,000 and $56,000 for the years ended December 31, 2006, 2005 and 2004.

NOTE 11 - STOCK OPTION PLANS

The Bank issued options to purchase common stock to directors and employees, during 2002 and 2000. Strike prices on the options are determined by the closing price of Boardwalk Bank common stock on the day options are granted. Stock options were granted initially in both plans on July 17, 2000 with strike prices of $6.875. On September 17, 2002 an additional 2,800 stock options were granted and vested in the employee plan with strike prices of $10.35. During 2004, 3,800 additional stock options were granted with strike prices of $13.88. The 2004 option grants vested 1,800 in 2004 and 2,000 in 2005. All stock options expire ten years from the date of the grant. Bancorp had 3,850 un-issued stocks options for years ending December 31, 2006, 2005 and 2004. On July 1, 2006 all shares of Boardwalk Bank common stock were exchanged for common stock of Boardwalk Bancorp. A summary status of the Bancorp’s option plans as of December 31, 2006, December 31, 2005 and December 31, 2004 is presented below:

We adopted FASB 123R for financial statements beginning January 1, 2006. FASB 123R requires that expenses attributed to vesting options be accrued throughout the vesting period. We have experienced no impact from the implementation of FASB 123R as all outstanding options are fully vested.

In December 2004, the Bank paid a 5% stock dividend that resulted in adjustments to the outstanding options. Each option is now convertible to 1.05 shares of Bancorp common stock.

The following table provides the required disclosure of FASB 123R for all options outstanding and exercisable.

	Number of Options	Weighted average exercise price	Cash received on options exercised	Aggregate Intrinsic value	Weighted average remaining contractual term	Weighted average fair value of options granted
Outstanding & exercisable - 1/1/04	149,585	$6.61
Granted	3,800	$13.22				$4.93
Exercised	65,345	$6.55	$449	$598
Expired	—
Forfeited	—

Outstanding - 12/31/04	88,040	$6.94		$970	5.76
Options exercisable at 12/31/04	86,040	$6.80
Granted	—					$—
Exercised	20,035	$6.60	$139	229
Expired	—
Forfeited	—

Outstanding & exercisable - 12/31/05	68,005	$7.10		$689	4.82
Granted	—					$—
Exercised	26,105	$6.55	$180	$283
Expired	—
Forfeited	—

Outstanding & exercisable - 12/31/06	41,900	$7.35		$406	3.99

The following table summarizes information about stock options outstanding at December 31, 2006.

	Options Outstanding			Options Exercisable
Exercise prices	Number outstanding at 12/31/06	Weighted average remaining contractual life in years	Weighted average exercise price	Number exercisable at 12/31/06	Weighted average exercise price
$6.548	35,600	3.5	$6.548	35,600	$6.548
$9.857	2,500	5.7	$9.857	2,500	9.857
$13.219	3,800	7.1	$13.219	3,800	13.219

	41,900	4.0	$7.350	41,900	$7.350

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Financial Instruments with Off-balance Sheet Risk

The Bancorp is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit and stand-by letters of credit to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bancorp has in particular classes of financial instruments.

The Bancorp’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual or notional amount of those instruments.

Financial instruments whose contract amounts represent credit risk at December 31, 2006 and 2005 were as follows:

	Contract or notional amount
	2006	2005
	(In thousands)
Commitments to extend credit	$64,287	$59,865
Letters of Credit	4,350	2,954

	$68,637	$62,819

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments to extend credit include approved and committed loans and lines of credit and construction lines approved but not extended. The Bancorp evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bancorp upon extension of credit is based on management’s credit evaluation of the counter-party. Collateral held varies but may include inventory, property, plant and equipment, and income producing commercial properties. The commitments at December 31, 2006 were principally to originate commercial loans and other loans secured by real estate.

In addition, the Bancorp received $16,000 and $25,000 in deferred fees on the above letters of credit balance in 2006 and 2005, respectively.

The amount of collateral received on loan commitments is dependent upon the individual transaction and the credit worthiness of the customer.

Concentrations of Credit Risk

The Bancorp’s loan portfolio represents loans principally made in Atlantic, Cape May and Cumberland Counties in New Jersey, which are secured by both residential and commercial real estate. Accordingly, the Bancorp’s primary concentration of credit risk is related to the real estate market in the Atlantic, Cape May and Cumberland Counties. The ultimate collectibility of this portion of the Bancorp’s portfolio is susceptible to changes in local market conditions, and therefore, dependent upon the local economic environment. In addition, loan concentrations are also considered to exist when there are amounts loaned or committed to be loaned to a multiple number of borrowers engaged in similar activities which would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions.

Legal Proceedings

As of December 31, 2006, there were no legal proceedings pending against the Bancorp.

NOTE 13 - BORROWINGS

	Borrowings Years ended December 31,
	2006		2005
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
	(Dollars in thousands)
Short-term:
FHLB New York advances	$9,171	4.37%	$6,285	2.61%
FHLB New York repurchase agreements	14,000	3.98%	$5,000	3.43%
Long-term:
FHLB New York advances	31,390	4.10%	50,910	3.83%
FHLB New York repurchase agreements	31,500	4.00%	30,500	3.82%
Other borrowings	5,000	4.37%	—	0.00%

Total borrowings	$91,061	4.09%	$92,695	3.72%

Borrowings are scheduled to mature as follows:

Years Ending December 31,
(In thousands)
2007	$23,171
2008	16,890
2009	9,000
2015	15,000
2016	27,000

Total	$91,061

As of December 31, 2006, the Bancorp had delivered securities with a total market value of $53,001,000 to the FHLBNY as collateral for borrowings. In addition, the Bancorp also used approximately $38,081,000 in mortgage loan collateral against the FHLBNY advances. The Bancorp had delivered securities with a total market value of $6,031,000 to Citigroup as collateral for borrowings pledged with broker/dealer, Ryan Beck & Co. The Bancorp also has an unsecured line of credit of $5,000,000 with Atlantic Central Bankers Bank and an unsecured fed funds line of credit of $3,000,000 with SunTrust Robinson Humphrey both of which carried a zero balance at December 31, 2006.

At December 31, 2006, borrowings included $45,500,000 of securities sold under agreements to repurchase (“Repurchase Agreements”) and $40,561,000 of advances both of which were with the Federal Home Loan Bank of New York. The Repurchase Agreements and the advances required the Bancorp to deliver investment securities as collateral in an amount exceeding the amount borrowed.

As of December 31, 2005, the Bancorp had delivered to the FHLBNY securities with a total market value of $61,027,000. In addition, the Bancorp also used approximately $40,503,000 in mortgage loan collateral against the FHLBNY advances.

NOTE 14 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values and carrying amounts are summarized as follows:

	December 31, 2006		December 31, 2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial Assets:
Cash and cash equivalents	$8,819	$8,819	$6,674	$6,674
Investments - available for sale	95,335	95,335	81,721	81,721
Investments - held to maturity	44,007	42,942	49,263	48,159
Loans	277,466	274,180	244,237	240,917
Accrued interest receivable	2,206	2,206	1,843	1,843

Total	$427,833	$423,482	$383,738	$379,314

Financial Liabilities:
Deposits with no stated maturities	$78,312	$78,312	$93,460	$93,460
Deposits with stated maturities	231,641	232,452	179,034	178,922
Borrowings	91,061	93,805	92,695	91,403
Accrued interest payable	561	561	437	437

Total	$401,575	$405,130	$365,626	$364,222

The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 2006 and 2005.

Cash and due from banks: Current carrying amounts approximate estimated fair value.

Investment securities: Current quoted market prices were used to estimate fair value.

Loans: Fair values were estimated using the present value of the estimated cash flows, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposit liabilities: The fair value of deposits with no stated maturity (i.e. demand deposits, interest checking accounts, money market accounts and savings accounts) are by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Deposits with a stated maturity (time deposits) have been valued using the present value of cash flows discounted at rates approximating the current market for similar deposits.

Borrowings: Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Off-balance-sheet instruments: Off-balance-sheet instruments are primarily comprised of loan commitments which are generally priced at market at the time of funding. Fees on commitments to extend credit are deemed to be immaterial and these instruments are expected to be settled at face value or expire unused. It is impractical to assign any fair value to these instruments. At December 31, 2006 and December 31, 2005 loan commitments were $68,637,000 and $62,819,000, respectively.

NOTE 15 - REGULATORY RESTRICTIONS

Regulation D of the Federal Reserve Board requires all depository institutions to maintain reserves on transaction accounts. These reserves may be in the form of cash or non-interest-bearing deposits with the Federal Reserve Bank of Philadelphia. Under Regulation D, the Bank is not required to reserve on the first $8,500,000 of net transaction accounts, but must maintain 3% reserves on the next $37,300,000. The Bank’s required reserves were $25,000 and $1,204,000, respectively, at December 31, 2006 and December 31, 2005.

The Bank is subject to various regulatory capital requirements of federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The Bank must maintain certain minimum capital amounts and ratios to be considered adequately capitalized as set forth in the table below. Management believes that the Bank meets, as of December 31, 2006, all capital adequacy requirements to which it is subject. Management believes that the Bank is well capitalized at December 31, 2006, under the regulatory framework for prompt corrective action provisions of Section 3b of the Federal Deposit Insurance Act.

The Bank’s capital amounts and ratios are presented in the following tables.

			Per Regulatory Guidelines
	Actual		Minimum		“Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2007 (unaudited)
Risk based capital ratios:
Tier I	$40,316	10.31%	$15,642	4.00%	$23,462	6.00%
Total capital	$44,016	11.25%	$31,300	8.00%	$39,125	10.00%
Leverage Ratio	$40,316	8.99%	$17,938	4.00%	$22,423	5.00%

			Per Regulatory Guidelines
	Actual		Minimum		“Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006
Risk based capital ratios:
Tier I	$39,921	10.96%	$14,570	4.00%	$21,855	6.00%
Total capital	$43,194	11.86%	$29,136	8.00%	$36,420	10.00%
Leverage ratio	$39,921	8.86%	$18,023	4.00%	$22,529	5.00%
December 31, 2005
Risk based capital ratios:
Tier I	$36,176	11.82%	$12,242	4.00%	$18,363	6.00%
Total capital	$39,037	12.75%	$24,494	8.00%	$30,617	10.00%
Leverage ratio	$36,176	9.54%	$15,168	4.00%	$18,960	5.00%
December 31, 2004
Risk based capital ratios:
Tier I	$27,112	12.14%	$8,934	4.00%	$13,400	6.00%
Total capital	$29,297	13.12%	$17,867	8.00%	$22,330	10.00%
Leverage ratio	$27,112	9.42%	$11,511	4.00%	$14,391	5.00%

Dividend payments by the Bank are subject to the New Jersey Banking Act of 1948, as amended (the “Banking Act”), and the Federal Deposit Insurance Act (the “FDIA”). Under the Banking Act, no dividends may be paid unless, after the payment of such dividend, the capital stock of the Bank would be unimpaired, and (a) the Bank will have a surplus of 50% or more of its capital stock, or if not (b) the payment of such dividend will not reduce the surplus of the Bank. Under the FDIA, no dividend may be paid by the Bank if the Bank is in arrears in the payment of any insurance assessment due to the FDIC. In addition, as discussed above, state and federal regulatory authorities have adopted standards for the maintenance of adequate levels of capital for the Bank. Adherence to such standards further limits the ability of the Bank to pay dividends to its shareholders.

NOTE 16 – RELATED PARTY TRANSACTIONS

The Bank has had, and expects to have, transactions in the ordinary course of business with many of its directors, senior officers and other affiliates (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. For a discussion of credit transactions, see Note 3 — Loans.

The Board of Directors has affirmatively determined that all of Boardwalk’s directors are independent within the meaning of the NASD’s listing standards, except for Michael D. Devlin, Chairman, President and Chief Executive Officer of the Bank, Thomas L. Glenn, III and Carol Nugent Harris, whose businesses from time to time provide certain insurance brokerage or construction services to Boardwalk. Services provided to Boardwalk by companies affiliated with Directors Glenn and Harris were reviewed and approved in advance by the Board of Directors, and the Board believes that such services are being provided on terms at least as favorable as would be available for similar services from an unaffiliated third party. The Board categorically determined that a lending relationship resulting from a loan made by Boardwalk Bank to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also categorically determined that maintaining with Boardwalk Bank a deposit, savings or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers.

Thomas L. Glenn, III is President of Glenn Insurance Incorporated, which is Boardwalk’s insurance agent, and during 2006 Boardwalk paid insurance premiums of $117,910 to insurance companies represented by Mr. Glenn. In 2006, Massett Building Company acted as the general contractor for the construction of Boardwalk Bank’s Ocean Heights and Cape May City branches. The cost of constructing the branch totaled $2,286,880. Carol Nugent Harris is the President of Massett Building Company.

Note 17 - PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of Boardwalk Bancorp (parent company only) follows:

Condensed Statements of Financial Condition

(Dollars in thousands)

	December 31, 2006	July 1, 2006
ASSETS
Cash	$12,056	$—
Investment in subsidiary	38,979	36,130
Other assets	94	—

Total assets	$51,129	$36,130

LIABILITIES
Other liabilities	2	—

Total liabilities	2	—

SHAREHOLDERS’ EQUITY
Shareholders’ equity	51,127	36,130

Total liabilities & shareholders’ equity	$51,129	$36,130

Condensed Statements of Operations

(Dollars in thousands)

For the six months ended December 31, 2006
Income
Equity in undistributed income from subsidiary	1,315
Dividends from subsidiary	226

Total Income	1,541
Expenses
Other expenses	48

Total Expenses	48

Net Income	1,493

Condensed Statements of Cash Flows

(Dollars in thousands)

For the six months ended December 31, 2006
Cash flows from operating activities:
Net Income	$1,493
Adjustments to reconcile net income to net cash used in operating activities:
Changes in operating assets and liabilities:
Equity in undistributed income of subsidiary	(1,315)
(Increase) in other assets	(94)
Increase in other liabilities	2

Net cash provided by (used in) operating activities	86

Cash flows from investing activities:
Net cash used in investing activities	—

Cash flows from financing activities:
Exercise of 19,185 shares from option plans	132
Exercise of 1,014,674 warrants from unit offering	12,176
Proceeds from dividend reinvestment plan	68
Tax benefit on exercise of stock options	94
Cash dividends paid	(500)

Net cash provided by financing activities	11,970

Net increase in cash and cash equivalents	12,056
Cash and cash equivalents at the beginning of the period	—

Cash and cash equivalents at the end of the period	$12,056

You should rely only on the information contained in this prospectus. Neither Cape Savings Bank nor Cape Bancorp has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

[LOGO]

(Holding Company for Cape Savings Bank)

10,580,000 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

Prospectus

Stifel, Nicolaus & Company, Incorporated

[Prospectus Date]

Until                     , 200  , or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

EXPLANATORY NOTE

The following pages constitute the preliminary proxy statement of Boardwalk Bancorp, Inc. Such proxy statement will “wrap-around” the prospectus of Cape Bancorp, Inc. enclosed in this registration statement.

The information in this proxy statement-prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

CAPE BANCORP, INC.	BOARDWALK BANCORP, INC.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Cape Bancorp, Inc. (“Cape Bancorp”) and Boardwalk Bancorp, Inc. (“Boardwalk Bancorp”) have agreed to the merger of Boardwalk Bancorp with Cape Bancorp. In order for the merger to occur, Cape Bancorp will conduct an offering of its common stock as part of the mutual to stock conversion of Cape Savings Bank, a New Jersey-chartered mutual savings bank that will become the wholly owned subsidiary of Cape Bancorp upon completion of the conversion. If the merger is completed, each share of Boardwalk Bancorp common stock that you own immediately before the merger will be converted, at your election, into the right to receive 2.3 shares of Cape Bancorp common stock, $23.00 in cash, or a combination thereof, subject to the proration and allocation procedures set forth in the merger agreement and described herein. However, Cape Bancorp common stock must be issued in the merger for 50% of the outstanding shares of Boardwalk Bancorp common stock, so there may be pro rata allocations of cash or stock made to Boardwalk Bancorp shareholders to ensure that this requirement is satisfied. Based on the shares outstanding of Boardwalk Bancorp, Inc. at June 30, 2007, 4,939,424 shares of Cape Bancorp common stock will be issued to Boardwalk Bancorp shareholders in the merger. Each Boardwalk Bancorp shareholder also will receive cash in lieu of any fractional shares of Cape Bancorp common stock that such shareholder would otherwise receive in the merger based on a value of Cape Bancorp common stock of $10.00 per share. The closing price of Boardwalk Bancorp’s common stock on July 26, 2007, the business day preceding public announcement of the signing of the merger agreement, was $18.10.

Cape Bancorp is concurrently offering shares of its common stock in its initial public offering in connection with the mutual to stock conversion of Cape Savings Bank. Any shares of Cape Bancorp common stock to be issued in the merger will be issued immediately following completion of the mutual to stock conversion.

This document is a proxy statement that Boardwalk Bancorp is using to solicit proxies for use as its special meeting of shareholders to be held to vote on the merger. This proxy statement-prospectus also constitutes a prospectus of Cape Bancorp as it relates to shares of Cape Bancorp common stock to be received by shareholders of Boardwalk Bancorp in the merger. Cape Bancorp is also concurrently offering common stock for sale in its initial public offering as part of the mutual to stock conversion of Cape Savings Bank. The conversion and Cape Bancorp’s initial public offering are described in detail in the Cape Bancorp prospectus that accompanies this proxy statement-prospectus. This prospectus is sometimes referred to herein for additional information. If the conversion and Cape Bancorp’s initial public offering are not consummated, the merger will not occur.

Cape Bancorp will issue an aggregate of between 7,820,000 shares and 10,580,000 shares, which may be increased to 12,167,000 shares, in the conversion offering. The exact number of shares to be issued in Cape Bancorp’s conversion offering will depend on regulatory considerations, demand for the shares and changes in market conditions. Cape Bancorp expects to have its common stock quoted on the Nasdaq Global Select Market under the symbol “CBNJ” upon conclusion of the conversion offering and merger.

For a discussion of risks in connection with the merger, see “Risk Factors” beginning on page          of this document as well as on page          of the Cape Bancorp offering prospectus that accompanies this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this proxy statement-prospectus. Any representation to the contrary is a criminal offense.

The shares of Cape Bancorp common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated                     , 2007 and is first being mailed to Boardwalk Bancorp shareholders on or about                     , 2007.

BOARDWALK BANCORP, INC.

201 SHORE ROAD

LINWOOD, NEW JERSEY 08221

(609) 601-0600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2007

NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (“Special Meeting”) of Boardwalk Bancorp, Inc. will be held on                      , 2007 at            .m., local time, at the Central United Methodist Church, 5 West Marvin Avenue, Linwood, New Jersey, for the following purposes:

1.	Merger Proposal. To approve and adopt the Agreement and Plan of Reorganization, dated as of July 26, 2007, by and between Cape Bancorp, Inc., Cape Savings Bank and Boardwalk Bancorp, Inc. and Boardwalk Bank (a copy of which accompanies this Notice) pursuant to which Boardwalk Bancorp will merge with and into Cape Bancorp, and each outstanding share of Boardwalk Bancorp common stock will be converted into the right to receive, at the election of the holder (i) $23.00 in cash, (ii) 2.3 shares of Cape Bancorp common stock; or (iii) a combination thereof, all on and subject to the terms and conditions including proration and allocation contained therein. In lieu of any fractional share, each Boardwalk Bancorp shareholder will receive an amount in cash equal to such fraction multiplied by $10.00.

2.	Adjournment. To approve the adjournment of the Special Meeting, if necessary, to solicit additional votes in the event there are not sufficient votes, in person or by proxy, to approve and adopt the Agreement and Plan of Reorganization.

3.	Other Matters. To transact any other business as may properly come before the Special Meeting. The board of directors is not aware of any other business to come before the Special Meeting.

Only shareholders of record at the close of business on                     , 2007 will be entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement of the Special Meeting.

YOUR VOTE IS VERY IMPORTANT. The merger agreement must be adopted by the affirmative vote of holders of a majority of the votes cast at the Special Meeting by Boardwalk Bancorp shareholders entitled to vote at the Special Meeting in order for the merger to be consummated. Whether or not you plan to attend the Special Meeting in person, we urge you to date, sign, and return promptly the enclosed proxy card in the accompanying envelope. You may revoke your proxy at any time before the Special Meeting or by attending the Special Meeting and voting in person.

By Order of the Board of Directors

Joan B. Ditmars
Corporate Secretary

Linwood, New Jersey
, 2007

Boardwalk Bancorp, Inc.’s board of directors unanimously recommends that you vote “FOR” the listed proposals. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

Questions and Answers About the Merger and the Special Meeting

Q:	What am I being asked to vote on and how does my board of directors recommend that I vote?

A:	Boardwalk Bancorp shareholders are being asked to vote on two matters:

•	the approval and adoption of the merger agreement providing for the merger of Boardwalk Bancorp with and into Cape Bancorp; and

•

the approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes, in person or by proxy, to approve and adopt the merger agreement.

Boardwalk Bancorp’s board of directors has determined that the proposed merger is advisable and in the best interests of Boardwalk Bancorp’s shareholders, has approved the merger agreement and recommends that Boardwalk Bancorp’s shareholders vote “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the merger agreement.

Q:	What will I receive in the merger?

A:	If the merger is completed, your shares of Boardwalk Bancorp common stock will be converted into the right to receive shares of Cape Bancorp common stock and/or cash. You are entitled to elect to receive for each Boardwalk Bancorp share you own:

•	cash equal to $23.00 per share; or

•	2.3 shares of Cape Bancorp common stock.

Cape Bancorp also will pay cash in lieu of issuing fractional shares.

The merger agreement provides that 50% of the outstanding shares of Boardwalk Bancorp common stock must be converted into Cape Bancorp common stock, with the balance of the outstanding Boardwalk Bancorp shares converted into cash. If Boardwalk Bancorp shareholder elections would result in the issuance of Cape Bancorp common stock for more or less than 50% of the outstanding Boardwalk Bancorp shares, then your elections may be subject to proration as described under the section captioned “The Merger – Consideration to be Received in the Merger” beginning on page      of this proxy statement-prospectus. As a result of the proration, you may not receive cash or Cape Bancorp shares to the full extent that you elect.

Q:	What risks should I consider before I vote on the merger agreement?

A:	You should review “Risk Factors” beginning on page of this proxy statement-prospectus.

Q:	What are the tax consequences of the merger to me?

A:	The merger is structured so that Cape Bancorp, Boardwalk Bancorp, and their respective shareholders will not recognize any gain or loss for federal income tax purposes on the exchange of Boardwalk Bancorp shares for Cape Bancorp shares in the merger. Taxable income will result, however, to the extent a Boardwalk Bancorp shareholder receives cash instead of Cape Bancorp common stock (including cash received in lieu of fractional shares of Cape Bancorp common stock) and the cash received exceeds the shareholder’s adjusted basis in the surrendered stock. Cape Bancorp has received an opinion from its counsel, Luse Gorman Pomerenk & Schick, P.C., confirming these tax consequences. See “Proposal 1 – Approval and Adoption of the Merger Agreement – The Merger – Material Federal Income Tax Consequences of the Merger.”

Your ultimate tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

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Q:	Can I change my vote after I have delivered my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways.

•	by submitting a written statement that you would like to revoke your proxy to the Secretary of Boardwalk Bancorp before the meeting;

•	by completing and submitting a new proxy card before the Special Meeting dated a date later than the date of the first proxy card; or

•	if you are a holder of record, by attending the Special Meeting and voting in person.

Attendance at the meeting in and of itself will not revoke the proxy. If your shares are held in an account at a broker, you should contact your broker to change your vote.

Q:	What vote is required to adopt the merger agreement?

A:	The adoption of the merger agreement requires the affirmative vote of the majority of the votes cast by Boardwalk Bancorp shareholders entitled to vote at the Special Meeting. Although the shareholders of Cape Bancorp will not be approving the merger, the affirmative vote of a majority of the votes entitled to be cast by eligible depositors of Cape Savings Bank is required to approve the mutual to stock conversion of Cape Savings Bank, and the merger will not be consummated unless the depositors of Cape Savings Bank approve the conversion.

Q:	How do I elect to receive cash or Cape Bancorp stock for my Boardwalk Bancorp stock?

A:	An election form will be sent to you separately on or about the date this document is mailed. For your election to be effective, your properly completed election form must be received by the exchange agent on or before 4:00 p.m., New Jersey time, on , 2007. Do not send your election form together with your proxy card. Instead, use the separate envelopes specifically provided for the election form and your stock certificates.

Q:	What happens if I do not make an election as to some or all of my Boardwalk Bancorp shares?

A:	Your non-election either will be treated as an election for cash, Cape Bancorp common stock, or a combination of both, depending on the elections that are made by other shareholders. If you do not make an election, it is impossible to predict at this point what merger consideration you will receive.

Q:	If I am voting against the merger agreement, should I still make an election?

A:	Yes. If the merger agreement is approved by Boardwalk Bancorp’s shareholders and becomes effective, you will receive merger consideration based on the election form you submit. If you fail to submit an election form, your Boardwalk Bancorp shares will be treated as described in the preceding answer.

Q:	Are shareholders guaranteed to receive the amount of cash and/or stock they elect?

A:	No. Pursuant to the merger agreement, the number of shares of Boardwalk Bancorp common stock that may be exchanged for cash or stock is subject to limits. Elections to receive Boardwalk Bancorp common stock in the merger are subject to the requirement that the number of shares of Boardwalk Bancorp common stock to be exchanged for shares of Cape Bancorp common stock will be limited to 50% of the issued and outstanding shares of Boardwalk Bancorp common stock, excluding any Treasury shares, immediately prior to the effective time of the merger with the remaining 50% to be exchanged for cash. Neither Cape Bancorp nor Boardwalk Bancorp is making any recommendation as to whether Boardwalk Bancorp shareholders should elect to receive cash or Cape Bancorp common stock in the merger. Each holder of Boardwalk Bancorp common stock must make his or her own decision with respect to such election.

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Q:	How do I exchange my Boardwalk Bancorp stock certificates?

A:	In order to elect to receive cash, Cape Bancorp shares or a combination thereof, you will be required to tender the stock certificates representing your shares of Boardwalk Bancorp common stock along with the election form. For those shareholders who do not complete an election form, shortly after the merger, Registrar and Transfer Company, the exchange agent, will send you a letter indicating how and where to surrender your stock certificates in exchange for the merger consideration. In any event, you should not send your Boardwalk Bancorp stock certificates with your proxy card.

Q:	When is the merger expected to be completed?

A:	We expect to complete the merger as soon as practicable after receiving Boardwalk Bancorp shareholder approval of the merger and all required regulatory approvals, and upon the completion of Cape Bancorp’s conversion and stock offering (as described in Cape Bancorp’s prospectus that accompanies this proxy statement-prospectus). We currently expect that the approvals will be received, the conversion and stock offering completed, and the merger completed early in the first calendar quarter of 2008.

Q:	What should I do now?

A:	After you have read this document, please indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed postage prepaid envelope as soon as possible, so that your shares will be represented at the Special Meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	With respect to the merger agreement, your broker will not be able to vote your shares of Boardwalk Bancorp common stock unless you provide instructions on how to vote. You should instruct your broker as to how to vote your shares following the directions your broker provides. If you do not provide instructions to your broker on the proposal to approve the merger agreement, your shares will not be voted. Please check the voting form used by your broker to see if telephone or Internet voting is available.

With respect to the other proposals to be considered at the Special Meeting, your broker has the power to vote in its discretion if you do not provide timely voting instructions.

Q.	Do I have dissenters’ rights?

A.	No. Boardwalk Bancorp, Inc.’s common stock is traded on the Nasdaq Global Market; and therefore, under New Jersey law, dissenters’ rights are not available to you.

Q:	Who can help answer my questions?

A:	If you want additional copies of this document, or if you want to ask more any questions about the merger, you should contact:

Boardwalk Bancorp, Inc.

201 Shore Road

Linwood, New Jersey 08221

(609) 601-0600

Attention: Joan B. Ditmars

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Summary

This summary highlights material information from the proxy statement-prospectus. This summary does not contain all of the information that is important to you. You should carefully read this entire document and the other documents that accompany this document or to which this document refers you in order to fully understand the merger. In certain instances where appropriate, the terms “we,” “us” and “our” collectively refer to Boardwalk Bancorp, Inc. and Boardwalk Bank. The Cape Bancorp prospectus used in connection with its stock offering accompanies this proxy statement-prospectus and in certain circumstances we refer you to that document as well. See “Where You Can Find More Information” on page          of the Cape Bancorp prospectus.

The Companies

Boardwalk Bancorp, Inc.

Boardwalk Bank

201 Shore Road

Linwood, New Jersey 08221

(609) 601-0600

Boardwalk Bank is a New Jersey state chartered commercial bank headquartered in Linwood, Atlantic County, New Jersey, in the southern Atlantic shore region of the state. The Bank was organized in 1999. We began operations on July 28, 1999 and conduct business from our main office and lending office in Linwood, branch offices in Galloway Township, Margate, Egg Harbor Township, Cape May Court House and Cape May City, New Jersey.

Effective July 1, 2006, Boardwalk Bank formed a bank holding company, Boardwalk Bancorp, Inc. (Nasdaq “BORD”) (“Boardwalk Bancorp”). Each issued and outstanding share of common stock of Boardwalk Bank was automatically, without any action on the part of shareholders, converted on July 1, 2006 into one share of common stock of Boardwalk Bancorp. Each issued and outstanding warrant of Boardwalk Bank was also automatically converted on July 1, 2006 into one warrant of Boardwalk Bancorp. The transaction was accounted for in a manner similar to a pooling of interests and, accordingly, amounts in the financial statements prior to July 1, 2006 represent the previously reported amounts for Boardwalk Bank as Boardwalk Bancorp had no activity prior to that point. At June 30, 2007, Boardwalk Bancorp had total consolidated assets of $454.0 million, total deposits of $318.9 million and stockholders’ equity of $50.4 million. As of June 30, 2007 Boardwalk Bank had 79 full-time employees and 95 total employees.

Boardwalk Bank’s business objective is to be recognized as a reliable and responsive provider of high quality banking services to small and mid-sized businesses and professionals located in its target market area of Atlantic, Cape May and Cumberland Counties, New Jersey. Boardwalk Bank pursues this objective by assembling a team of bankers who have many years of experience in its markets and who it believes are capable of exercising sound business judgment and delivering timely and responsive service. Additionally, the members of its board of directors have extensive business experience in its market area and have extensive contacts in the local community. Boardwalk Bank also offers customized products to meet the needs of its customers, such as loans with variable payment features to account for the seasonal nature of certain of its customers’ businesses and courier service for deposit pickup.

Boardwalk Bank is a member of the Federal Home Loan Bank of New York and its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. The address of Boardwalk Bank’s principal executive office is 201 Shore Road, Linwood, New Jersey 08221 and its telephone number is (609) 601-0600. The website for both Boardwalk Bancorp and Boardwalk Bank is www.boardwalkbank.com. Information on this website should not be considered a part of this proxy statement-prospectus.

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Cape Bancorp, Inc.

Cape Savings Bank

225 North Main Street

Cape May Court House, New Jersey 08210

(609) 465-5600

Cape Bancorp, Inc. is a new Maryland corporation that was formed by Cape Savings Bank to be the holding company of Cape Savings Bank upon completion of its mutual to stock conversion. Cape Bancorp has had no operations to date and has never issued any capital stock. In connection with the mutual to stock conversion, Cape Bancorp is conducting an initial public stock offering. Upon completion of the conversion and the stock offering, Cape Bancorp will own all of Cape Savings Bank’s capital stock.

On July 26, 2007, Cape Bancorp entered into an Agreement and Plan of Reorganization pursuant to which Cape Bancorp, Inc. will acquire Boardwalk Bancorp. In the future, Cape Bancorp might acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Cape Bancorp’s executive offices are located at 225 North Main Street, Cape May Court House, New Jersey 08210. Its telephone number at this address is (609) 465-5600.

Cape Savings Bank is a New Jersey-chartered savings bank that operates from 13 full-service locations in Cape May and Atlantic Counties, New Jersey. Cape Savings Bank offers a variety of deposit and loan products to individuals and small businesses, most of which are located in its primary market area, which consists of Cape May and Atlantic Counties, New Jersey. The acquisition of Boardwalk Bancorp and its wholly owned subsidiary, Boardwalk Bank, will expand Cape Savings Bank’s market presence in Atlantic County and Cumberland County, New Jersey and will increase its commercial loan portfolio. At June 30, 2007, Cape Savings Bank had total assets of $615.2 million, deposits of $472.3 million and total equity of $71.1 million.

Upon completion of the conversion, stock offering and the merger, it is expected that Cape Savings Bank will change its name to “Cape Bank.”

Cape Savings Bank’s website address is www.capesb.com. Information on this website should not be considered a part of this proxy statement-prospectus.

The Merger

Overview of the Transaction (page         )

Boardwalk Bancorp is merging with and into Cape Bancorp. Immediately thereafter, Boardwalk Bank will merge with and into Cape Savings Bank. As a result of the merger, each outstanding share of Boardwalk Bancorp common stock will be converted into the right to receive, at the election of the holder (i) $23.00 in cash, (ii) 2.3 shares of Cape Bancorp common stock (a $23.00 value based upon the $10.00 per share price at which Cape Bancorp is offering its stock in its initial public offering), or (iii) a combination thereof, subject to certain limits and the proration and allocation procedures described herein.

Cape Bancorp is also offering common stock for sale in an initial public offering as part of the mutual to stock conversion of Cape Savings Bank. The offering is described in detail in the Cape Bancorp prospectus that accompanies this proxy statement-prospectus. The merger will occur only if Cape Bancorp’s initial public offering is completed.

After the offering and the merger, 100% of Cape Bancorp’s common stock will be owned by the public, including Cape Savings Bank’s employee stock ownership plan, former Boardwalk Bancorp shareholders who receive Cape Bancorp common stock in the merger, and The CapeBank Charitable Foundation, a charitable foundation that Cape Savings Bank is establishing as part of its mutual to stock conversion and to which Cape Bancorp is contributing shares of its common stock.

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Each Share of Boardwalk Bancorp Common Stock Will Be Exchanged for 2.3 shares of Cape Bancorp Common Stock, $23.00 in Cash or a Combination of Cash and Shares (page         )

As a Boardwalk Bancorp stockholder, upon the completion of the merger, each of your shares of Boardwalk Bancorp common stock will automatically be converted into the right to receive $23.00 in cash, 2.3 shares of Cape Bancorp common stock (a $23.00 value based upon the $10.00 purchase price at which Cape Bancorp is offering its stock in its initial public offering) or a combination thereof. Cash will be paid in lieu of any fractional share a stockholder might otherwise be entitled to receive in an amount equal to the fraction multiplied by $10.00.

The relative amounts of stock and/or cash you receive may differ from the amounts you elect to receive due to the allocation and proration procedures in the merger agreement. Elections to receive Cape Bancorp common stock in the merger are subject to the requirement that the number of shares of Boardwalk Bancorp common stock to be exchanged for shares of Cape Bancorp common stock be limited to 50.0% of the outstanding shares of Boardwalk Bancorp common stock immediately prior to the effective time of the merger with the remaining 50.0% to be exchanged for cash. Neither Cape Bancorp nor Boardwalk Bancorp is making any recommendation as to whether Boardwalk Bancorp shareholders should elect to receive cash or Cape Bancorp common stock in the merger. Each holder of Boardwalk Bancorp common stock must make his or her own decision with respect to such election.

The merger agreement provides for the allocation of the merger consideration to achieve certain results, meaning that if Boardwalk Bancorp shareholders, in the aggregate, elect to receive more Cape Bancorp stock than the parties agreed that Cape Bancorp would issue in the merger, then persons who elected to receive stock would instead receive a combination of Cape Bancorp stock and cash in exchange for their shares of Boardwalk Bancorp common stock. It also means that if Boardwalk Bancorp shareholders, in the aggregate, elect to receive fewer than the minimum number of shares of Cape Bancorp common stock that must be issued in the merger, then persons electing to receive cash and/or persons who made no election would instead receive a combination of Cape Bancorp stock and cash based on the merger agreement’s allocation and proration procedures.

The total value of the merger consideration to be paid to Boardwalk Bancorp shareholders will be approximately $100.1 million.

Please note that if you do not properly complete and return your election form or if you indicate that you have no election preference, then each share of your Boardwalk Bancorp common stock will be exchanged for Cape Bancorp common stock and/or cash based on the merger agreement’s allocation and proration procedures.

Options to purchase Boardwalk Bancorp common stock that have been granted under the Boardwalk Bancorp, Inc. Stock Option Plan (the “Option Plan”) and that are outstanding immediately prior to the effective time of the merger, whether or not the options are exercisable, will be cancelled and option holders will receive a cash payment equal to the difference between $23.00 and the exercise price of each stock option.

How to Elect to Receive Cape Bancorp Common Stock or Cash in Exchange for Your Boardwalk Bancorp Stock Certificates (page         )

The exchange agent, or, if your Boardwalk Bancorp common stock is held in “street name,” your broker, bank or nominee, will send you a form for making the election. The election form will be sent to you separately from this document and will be sent on or about the date this proxy statement-prospectus is being mailed. The election form allows you to elect to receive Cape Bancorp common stock, cash, or a combination of stock and cash in exchange for your Boardwalk Bancorp stock.

For your election to be effective, your properly completed election form, along with your Boardwalk Bancorp stock certificates or an appropriate guarantee of delivery must be received by                          on or before 4:00 p.m., New Jersey time, on                     , 2007. Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of Boardwalk Bancorp stock certificates for the merger consideration. Shortly after the completion of the merger, the exchange agent will allocate cash and stock among Boardwalk Bancorp’s shareholders, consistent with their elections and the allocation and proration procedures set forth in the merger

6

agreement. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Boardwalk Bancorp stock certificates after the merger is completed. In any event, you should not forward your election form or your Boardwalk Bancorp stock certificates with your proxy card.

If you have a preference for receiving either Cape Bancorp common stock or cash for your Boardwalk Bancorp stock, you should complete and return the enclosed election form. If you do not make an election you will be allocated Cape Bancorp common stock or cash based on the merger agreement’s allocation and proration procedures. Please remember, however, that even if you do make an election, you might not receive the amount of cash or stock that you elect.

We are not recommending whether you should elect to receive Cape Bancorp stock or cash in the merger. You must make your own decision with respect to your election.

Tax Consequences of the Merger (page         )

The United States federal income tax consequences of the merger to you will depend primarily on whether you exchange your Boardwalk Bancorp common stock solely for Cape Bancorp common stock, solely for cash, or for a combination of Cape Bancorp common stock and cash. If you exchange your Boardwalk Bancorp shares solely for Cape Bancorp common stock, you should recognize no gain or loss except with respect to the cash you receive in lieu of a fractional share of Cape Bancorp common stock. If you exchange your Boardwalk Bancorp shares solely for cash, you will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received and your adjusted tax basis in the shares of Boardwalk Bancorp common stock surrendered for cash. If you receive a combination of Cape Bancorp common stock and cash in exchange for shares of Boardwalk Bancorp common stock, you will recognize capital gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain realized in the transaction.

The actual U.S. federal income tax consequences to you will depend on whether your shares of Boardwalk Bancorp common stock were purchased at different times and at different prices and the character of the gain, if any, as either capital gain or ordinary income. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. Please refer to “Material Federal Income Tax Consequences of the Merger” beginning on page          for a more detailed discussion of the possible tax consequences of the merger.

Resales of Cape Bancorp Common Stock

Shares of Cape Bancorp common stock that Boardwalk Bancorp’s shareholders receive in the merger will be freely transferable by the holders, except for those shares held by holders who may be “affiliates” of Boardwalk Bancorp or Boardwalk Bank. Affiliates generally include directors, executive officers, and holders of 10% or more of Boardwalk Bancorp’s common stock. Each person who may be deemed an “affiliate” of Boardwalk Bancorp has executed an agreement that such person will not dispose of any shares of Cape Bancorp common stock he receives in the merger, except in compliance with the Securities Act of 1933, as amended.

Recommendation of Boardwalk Bancorp’s Board of Directors

Boardwalk Bancorp’s Board of Directors unanimously approved the merger agreement and the proposed merger. Boardwalk Bancorp’s board of directors believes that the merger is advisable and fair to, and in the best interests of, Boardwalk Bancorp and its shareholders, and recommends that you vote “FOR” the proposal to approve the merger agreement. In deciding to enter into the merger agreement, the board considered a variety of factors, including, among others:

•	the value of the merger consideration being offered by Cape Bancorp relative to the book value, earnings per share and historical trading prices of Boardwalk Bancorp common stock;

•	its belief that pursuing the merger would be more advantageous to shareholders than remaining independent; and

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•	its positive perception of Cape Bancorp and its prospects and the prospects for its stock.

For a complete discussion of the circumstances surrounding the merger and the factors considered by the Boardwalk Bancorp Board of Directors in approving the merger agreement, see page         .

Our Financial Advisor Believes the Merger Consideration Is Fair to Boardwalk Bancorp Shareholders (page         )

Janney Montgomery Scott LLC has delivered to Boardwalk Bancorp’s Board of Directors its opinion that, as July 26, 2007, the date the merger agreement was approved by the board of directors, the merger consideration was fair to the holders of Boardwalk Bancorp common stock from a financial point of view. This opinion was subsequently updated as of the date of this document. A copy of the updated opinion is provided as Appendix B to this document. You should read it completely to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by Janney Montgomery Scott LLC in providing this opinion. Boardwalk Bancorp has agreed to pay Janney Montgomery Scott LLC a fee equal to 0.95% of the aggregate value of the merger consideration, which is estimated to be $101.0 million. Twenty percent (20%) of this fee, or $192,600, was paid upon signing of the merger agreement and the remainder is due at and contingent upon the closing of the merger. Boardwalk Bancorp also agreed to reimburse Janney Montgomery Scott LLC for its expenses in connection with the merger.

Certain of Boardwalk Bancorp’s Officers and Directors Have Additional Financial Interests in the Merger (page         )

Certain members of the management and the Board of Directors of Boardwalk Bancorp have financial interests in the merger that are in addition to, and may be different from, any interests they may have as shareholders of Boardwalk Bancorp generally. These interests include, among others, provisions in the merger agreement relating to indemnification of the directors and officers of Boardwalk Bancorp, board seats, certain employee benefits and payments. Specifically, Boardwalk Bancorp will make lump sum payments to President and Chief Executive Officer Michael D. Devlin, Executive Vice President and Chief Lending Officer, Guy A. Deninger, and Executive Vice President and Chief Financial Officer, Wayne S. Hardenbrook in connection with the merger of approximately $645,000, 383,000 and $493,000, respectively, in cancellation of their respective employment and change in control agreements. Also, Messrs. Devin and Deninger are entering into new employment agreements with Cape Bancorp, Inc. and Mr. Hardenbrook is entering into a new change in control agreement with Cape Bancorp, Inc. Additionally, Boardwalk Bancorp will make lump sum payments to five other officers of Boardwalk Bank in cancellation of their respective change in control agreements and will enter into change in control agreements with these individuals. Moreover, Michael D. Devlin, Agostino R. Fabietti and Thomas K. Ritter, directors of Boardwalk Bancorp, will become directors of Cape Bancorp and Cape Savings Bank at the effective date of the merger. The Boardwalk Bancorp board was aware of these interests in approving the merger agreement and the merger.

We Need to Obtain Various Regulatory Approvals in Order to Complete the Merger and the Offering (page         )

We cannot complete the merger unless Cape Bancorp receives the approval of the Federal Deposit Insurance Corporation and New Jersey Department of Banking and Insurance. In addition to these agencies, the Office of Thrift Supervision must approve Cape Bancorp’s stock offering. Cape Savings Bank has made the necessary filings with the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance but there can be no assurance when or if such approvals will be obtained.

Comparison of Shareholders’ Rights (page         )

Holders of Boardwalk Bancorp common stock who receive shares of Cape Bancorp common stock in the merger will become shareholders in Cape Bancorp. The rights of Cape Bancorp shareholders will be governed by Maryland law and Cape Bancorp’s articles of incorporation and bylaws rather than New Jersey corporate law and the certificate of incorporation and bylaws of Boardwalk Bancorp. The rights of a stockholder of Cape Bancorp differ from the rights of Boardwalk Bancorp shareholders with respect to certain matters.

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Accounting Treatment

Cape Bancorp will use the purchase method of accounting for the merger. Under this method of accounting, the assets and liabilities of Boardwalk Bancorp will be recorded on Cape Bancorp’s consolidated balance sheet at their estimated fair values at the effective date of the merger. The amount by which the purchase price exceeds the fair value of the net tangible and identifiable intangible assets acquired by Cape Bancorp through the merger will be recorded as goodwill. Goodwill will not be amortized, but will instead be subject to assessment for impairment, and identifiable intangible assets will be amortized over their estimated useful lives. Cape Bancorp currently expects that, based on preliminary accounting estimates, the merger would result in the recording of goodwill of approximately $50.6 million and a core deposit intangible of approximately $5.1 million.

Our Directors and Executive Officers Have Agreed to Vote in Favor of the Merger

In connection with the signing of the merger agreement, directors and executive officers of Boardwalk Bancorp entered into voting agreements with Cape Bancorp and Cape Savings Bank agreeing to vote their shares in favor of approval of the merger agreement. A total of 685,832 shares or 16.0% of the outstanding shares of Boardwalk Bancorp common stock are subject to these voting agreements.

Management and Operations After the Merger (page         )

The existing boards of directors of Cape Bancorp and Cape Savings Bank will continue in place after the completion of the merger. In addition, three current members of the Boardwalk Bancorp board, Michael D. Devlin, Agostino R. Fabietti and Thomas K. Ritter, will become directors of Cape Bancorp and Cape Savings Bank after completion of the merger. If any of these Boardwalk Bancorp director designees shall be unable or unwilling to serve as a nominee or a director for any reason either prior to his appointment as a director or during this term of office, then the remaining Boardwalk Bancorp director designees shall designate another person acceptable to a majority of the members of the respective Boards to replace such individual. Messrs. Devlin, Fabietti and Ritter have indicated their intention to accept these positions. The existing management team of Cape Savings Bank will remain in place.

The Merger Agreement

There are Various Conditions to Completing the Merger (page         )

The completion of the merger depends on a number of conditions being met, including approval of the merger agreement by Boardwalk Bancorp’s shareholders and receipt of all required regulatory approvals. The merger is also subject to the completion of Cape Savings Bank’s mutual to stock and conversion and Cape Bancorp’s stock offering, and the satisfaction of various other conditions specified in the merger agreement.

Where the law permits, the parties could decide to complete the merger even though one or more of these conditions has not been met. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

For a complete discussion of all of the conditions to closing, see page         .

The Merger Agreement May be Terminated in Certain Circumstances (page         )

Boardwalk Bancorp and Cape Savings Bank can agree at any time not to complete the merger, even if the Boardwalk Bancorp shareholders have approved it. If Cape Bancorp’s initial public offering is not completed, the merger agreement will be terminated. Also, the merger agreement may be terminated in a number of other circumstances including if either party fails to comply with all of its obligations under the merger agreement or if either party’s representations and warranties contained in the merger agreement have been breached in a material way. The parties may also terminate the merger agreement if requisite shareholder and regulatory approvals are not obtained or if the other conditions to closing cannot be satisfied. In addition, Boardwalk Bancorp may terminate the merger agreement in certain circumstances to accept a superior proposal from a third party.

For a complete discussion of the circumstances in which this merger agreement may be terminated, see page         .

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Termination Fees May be Due in Certain Circumstances (page         )

The merger agreement provides that Boardwalk Bancorp may be obligated to pay Cape Savings Bank a termination fee of $5.0 million if the merger agreement is terminated in certain circumstances. Specifically, Boardwalk Bancorp would be obligated to pay Cape Savings Bank a $5.0 million termination fee if (i) the merger agreement is terminated by Cape Savings Bank because Boardwalk Bancorp breaches a representation or warranty or covenant that cannot be cured and within 12 months following the termination Boardwalk Bancorp enters into an agreement with respect to or consummates an acquisition with a third party; (ii) the merger agreement is terminated by either Cape Savings Bank or Boardwalk Bancorp because Boardwalk Bancorp’s shareholders fail to approve the merger and a third party acquisition proposal shall have been publicly announced; (iii) Boardwalk Bancorp terminates the merger agreement upon receipt of a superior proposal at any time prior to its meeting of stockholders; (iv) the merger agreement is terminated by Cape Savings Bank, if Boardwalk Bancorp receives a superior proposal and Boardwalk Bancorp has entered into an acquisition agreement with respect to the superior proposal, terminates this merger agreement or withholds its recommendation to approve to its shareholders to approve this merger agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Cape Savings Bank.

For a complete discussion of the circumstances in which Boardwalk Bancorp may be obligated to pay a termination fee, see page         .

Boardwalk Bancorp and Cape Bancorp May Amend the Terms of the Merger Agreement and Waive Some Conditions (page         )

Boardwalk Bancorp and Cape Savings Bank can agree to amend the merger agreement, and each party to the merger agreement can waive its right to require the other party to adhere to the terms and conditions of the merger agreement, where the law allows. However, after Boardwalk Bancorp’s shareholders approve the merger agreement, any alteration of the consideration to be received by Boardwalk Bancorp shareholders in the merger must be approved by Boardwalk Bancorp shareholders.

The Boardwalk Bancorp Special Meeting of Shareholders

General (page         )

Boardwalk Bancorp’s Special Meeting will be held at the Central United Methodist Church located at 5 West Marvin Avenue, Linwood, New Jersey on                     , 2007 at             , Eastern time.

Purpose of the Meeting (page         )

At the Special Meeting, Boardwalk Bancorp shareholders will be asked to approve the merger agreement with Cape Bancorp to approve a proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the merger agreement, and to transact any other business that may properly come before the meeting.

Record Date for Voting (page         )

You are entitled to notice of and to vote at the Special Meeting of Boardwalk Bancorp’s shareholders only if you owned Boardwalk Bancorp common stock at the close of business on                     , 2007. You will be able to cast one vote for each share of Boardwalk Bancorp common stock you owned at that time. As of                     , 2007, there were              shares of Boardwalk Bancorp common stock issued and outstanding.

Votes Required (page         )

Approval of the merger agreement and of the proposal to adjourn the Special Meeting, if necessary, require the affirmative vote of holders of a majority of the votes cast at the Special Meeting. You can vote your shares by attending the Special Meeting and voting in person or by completing and mailing the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to complete, sign and return your proxy card to ensure that your shares are represented.

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Comparative Per Share Data

The following table shows information, for the periods indicated, about Boardwalk Bancorp’s historical net income per share, dividends per share and shareholders’ equity per share. The table also contains pro forma information that reflects Cape Bancorp’s offering at the midpoint of the offering range and its acquisition of Boardwalk Bancorp. The table assumes that, as of June 30, 2007, Cape Bancorp sells 9,200,000 shares in the offering at the midpoint of the offering range and issues 4,939,424 shares to Boardwalk Bancorp shareholders in the merger. In presenting the comparative pro forma information for certain time periods, we assumed that Boardwalk Bancorp and Cape Bancorp have been merged throughout those periods.

The information listed as “Equivalent Pro Forma Boardwalk Bancorp” was obtained by multiplying the pro forma combined amounts by the exchange ratio of 2.3. We present this information to reflect the fact that some Boardwalk Bancorp shareholders will receive shares of Cape Bancorp common stock for each share of Boardwalk Bancorp common stock exchanged in the merger. We also assumed that the average Cape Bancorp stock price on the dates presented was $10.00, its offering price; however, there has been no historic market in Cape Bancorp stock and there can be no assurance that the market prices will not be lower. See “Market Price and Dividend Information.” We also anticipate that the combined company will derive financial benefits from the merger that may include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information and with the condensed combined pro forma financial statements presented in Cape Bancorp’s prospectus attached to this proxy statement.

The pro forma net income per share amounts are calculated by totaling the historical net income (adjusted for pro forma adjustment(s) of Cape Bancorp and Boardwalk Bancorp) and dividing the resulting amount by the average pro forma shares of Cape Bancorp and Boardwalk Bancorp giving effect to the offering and the merger. The average pro forma shares of Cape Bancorp and Boardwalk Bancorp reflect historical basic and diluted shares, plus historical basic and diluted average shares of Boardwalk Bancorp as adjusted for an exchange ratio of 2.3 shares of Cape Bancorp common stock for each share of Boardwalk Bancorp common stock. The pro forma net income per share amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.

	Cape Bancorp Historical	Boardwalk Bancorp Historical	Pro Forma Combined	Equivalent Pro Forma Boardwalk Bancorp
Book value per share
June 30, 2007	N/A	$	$	$

Tangible book value per share
June 30, 2007	N/A	$	$	$

Cash dividends declared per share
Year Ended December 31, 2006	N/A	$

Basic net income per share from continuing operations
Year Ended December 31, 2006	N/A	$	$	$

Diluted net income per share from continuing operations
Year Ended December 31, 2006	N/A	$	$	$

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Market Price and Dividend Information

Cape Bancorp common stock does not yet publicly trade, but Cape Bancorp has applied to be traded on the Nasdaq Global Select Market under the symbol “CBNJ” upon conclusion of its initial public offering. Boardwalk Bancorp common stock is listed on the Nasdaq Global Market under the symbol “BORD.” The following table lists the range of closing prices for Boardwalk Bancorp common stock and the cash dividends declared by Boardwalk Bancorp for the periods indicated. The last reported sale price per share of Boardwalk Bancorp common stock on (1) July 26, 2007, the business day preceding public announcement of the signing of the merger agreement, and (2)                     , 2007, the last practicable date prior to mailing this document, were $18.10 and $             respectively.

	2007
QUARTER ENDED	HIGH	LOW	DIVIDENDS DECLARED
March 31,	$18.20	$16.59	$0.09
June 30,	$17.70	$16.25	$0.10

	2006
QUARTER ENDED	HIGH	LOW	DIVIDENDS DECLARED
March 31,	$18.97	$16.90	$0.06
June 30,	$18.50	$16.50	$0.07
September 30,	$17.00	$15.48	$0.07
December 31,	$17.06	$15.92	$0.08

	2005
QUARTER ENDED	HIGH	LOW	DIVIDENDS DECLARED
March 31,	$19.00	$16.65	$0.03
June 30,	$17.72	$16.59	$0.03
September 30,	$17.68	$16.20	$0.05
December 31,	$17.59	$15.70	$0.05

Cash available for dividend distribution to the holders of Boardwalk Bancorp’s common stock must initially come primarily from dividends paid to Boardwalk Bancorp by Boardwalk Bank. Accordingly, restrictions on Boardwalk Bank’s cash dividend payments directly affect the payment of cash dividends by Boardwalk Bancorp.

Boardwalk Bank, as a New Jersey-chartered bank, is subject to certain limitations on the amount of cash dividends that it can pay. No dividends may be paid by Boardwalk Bank unless, following the payment of the dividend, the capital stock of Boardwalk Bank is unimpaired and either Boardwalk Bank will have a surplus of not less than 50% of its capital stock, or the payment of the dividend will not reduce the surplus of Boardwalk Bank.

Prior to the merger and the Cape Bancorp stock offering, there will not be any trading market for Cape Bancorp common stock. The Cape Bancorp common stock will be sold in the stock offering for $10.00 per share. However, Cape Bancorp cannot assure that the stock will trade at this price after the closing of the offering.

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Risk Factors

In considering whether to approve the merger agreement and receive Cape Bancorp common stock, you should consider, among other things, the following matters:

If the Cape Bancorp Offering Is Not Completed, We Will Terminate the Merger

We anticipate that the Cape Bancorp offering and the merger will both be completed in the first calendar quarter of 2008. At this time, we are not aware of any circumstances that are likely to cause the offering or the merger not to be completed. However, certain conditions to the merger have not yet been satisfied, including receipt of all regulatory approvals, approval of the merger by Boardwalk Bancorp shareholders and completion by Cape Bancorp of the offering. Completion of the offering is also subject to a number of conditions including the requirement that a minimum number of shares of Cape Bancorp be sold. If the offering cannot be completed, the merger will not occur.

The Consideration Which You Receive May Be Prorated

Even though Boardwalk Bancorp shareholders may elect to receive in exchange for their shares of Boardwalk Bancorp common stock, cash, Cape Bancorp common stock, or a combination of cash and Cape Bancorp common stock, shareholders may choose to receive more Cape Bancorp common stock than is available in the transaction. If more shareholders choose Cape Bancorp common stock than is available, you may receive some cash even if you have requested only Cape Bancorp common stock, and that receipt of cash would be taxable. Additionally, if the shareholders elect to receive fewer than the minimum number of shares of Cape Bancorp stock that must be issued in the merger, then persons electing to receive cash and/or persons who made no election would instead receive a combination of Cape Bancorp stock and cash based on the merger agreement’s allocation and proration procedures. You will not know which form of merger consideration you will receive until after we complete the merger.

The Consideration Which You Receive May Be Taxable

Generally, the United States federal income tax consequences of the merger to you will depend on whether you exchange your Boardwalk Bancorp common stock solely for Cape Bancorp common stock, solely for cash, or for a combination of Cape Bancorp common stock and cash. If you exchange your Boardwalk Bancorp shares solely for Cape Bancorp common stock, you should recognize no gain or loss except with respect to the cash you receive instead of a fractional share. If you exchange your Boardwalk Bancorp shares solely for cash, you should recognize gain or loss on the exchange. If you receive a combination of Cape Bancorp common stock and cash in exchange for shares of Boardwalk Bancorp common stock, you will recognize capital gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain realized in the transaction.

Shareholders Who Make Elections Will Be Unable to Sell Their Stock in the Market Pending the Merger

Boardwalk Bancorp shareholders may elect to receive cash or stock in the transaction. The election forms will require that shareholders making the election turn in their Boardwalk Bancorp stock certificates. During the time between when the election is made and the merger is completed, Boardwalk Bancorp shareholders will be unable to sell their Boardwalk Bancorp stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Boardwalk Bancorp shareholders can reduce the period during which they cannot sell their shares by delivering their election forms shortly before the close of the election period, but election forms received after the close of the election period will not be accepted or honored.

You Will Have Less Influence as a Stockholder of Cape Bancorp than as a Stockholder of Boardwalk Bancorp

As a stockholder of Boardwalk Bancorp, you currently have the right to vote in the election of directors of Boardwalk Bancorp and on other matters affecting Boardwalk Bancorp. The merger will result in the transfer of control of Boardwalk Bancorp to Cape Bancorp. Although you may become a stockholder of Cape Bancorp as a result of the merger and will have similar voting rights in Cape Bancorp following completion of the merger, because the combined company will be larger than Boardwalk Bancorp with more shareholders, your percentage ownership of Cape Bancorp will be smaller than your percentage ownership of Boardwalk Bancorp.

Unanticipated Costs Relating to the Merger Could Reduce Cape Bancorp’s Future Earnings Per Share

Cape Savings Bank and Cape Bancorp believe they have reasonably estimated the likely costs of integrating the operations of Boardwalk Bancorp and Boardwalk Bank and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees, professional expenses, or unexpected future operating expenses, such as increased personnel costs or increased taxes, as well as other types of

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unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of Cape Bancorp and/or Cape Savings Bank after the merger. If unexpected costs are incurred, the merger could have a dilutive effect on Cape Bancorp’s earnings per share. In other words, if the merger is completed and Cape Bancorp and/or Cape Savings Bank incurs such unexpected costs and expenses as a result of the merger, Cape Bancorp’s earnings per share of common stock could be less than they would have been had the merger not been completed.

Cape Bancorp and Cape Savings Bank May be Unable to Successfully Integrate Boardwalk Bancorp’s and/or Boardwalk Bank’s Operations and Retain Their Employees

The merger involves the integration of Boardwalk Bank into Cape Savings Bank. The difficulties of integrating the operations of these two institutions include, among other things:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Cape Bancorp, Cape Savings Bank, and Boardwalk Bank and the loss of key personnel. The integration of Boardwalk Bank will require the experience and expertise of certain key employees of Boardwalk Bank who are expected to be retained by Cape Savings Bank. However, there can be no assurances that Cape Savings Bank will be successful in retaining these employees for the time period necessary to successfully integrate Boardwalk Bank’s operations. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger, along with Boardwalk Bank’s integration, could have an adverse effect on the business and results of operation of Boardwalk Bancorp and Cape Bancorp.

If the Merger is Not Completed, Boardwalk Bancorp and Cape Savings Bank Will Have Incurred Substantial Expenses Without Realizing the Expected Benefits

Boardwalk Bancorp and Cape Savings Bank have incurred substantial expenses in connection with the transactions described in this proxy statement-prospectus. The completion of the merger depends on the satisfaction of several conditions. We cannot guarantee that these conditions will be met. Boardwalk Bancorp and Cape Savings Banks expect to incur substantial merger related expenses, which include legal, accounting, and financial advisory expenses. These expenses could have a material adverse impact on the financial condition of Boardwalk Bancorp and Cape Savings Bank because they would not have realized the expected benefits of the merger. There can be no assurances that the merger will be completed.

The Termination Fee and the Restrictions on Solicitation Contained in the Merger Agreement May Discourage Other Companies From Trying to Acquire Boardwalk Bancorp and/or Boardwalk Bank

Until the completion of the merger, with some exceptions, Boardwalk Bancorp is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than Cape Savings Bank. In addition, Boardwalk Bancorp has agreed to pay a termination fee of $5.0 million to Cape Savings Bank if the merger agreement is terminated under certain circumstances. See “The Merger Agreement – Termination Fee.” These provisions could discourage other companies from trying to acquire Boardwalk Bancorp and/or Boardwalk Bank even though such other companies might be willing to offer greater value to Boardwalk Bancorp’s shareholders than Cape Savings Bank has offered in the merger agreement. The payment of the termination fee also could have a material adverse effect on Boardwalk Bancorp’s financial condition.

Risk Factors Relating to Cape Bancorp and its Offering

Before you vote on the merger agreement, you should read the section captioned “Risk Factors” in Cape Bancorp’s accompanying prospectus for risks relating to Cape Bancorp and its offering.

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A Warning About Forward-Looking Statements

This proxy statement-prospectus contains certain forward-looking statements which can be identified by the use of words such as “believes,” “expects,” “anticipate,” “estimates,” or similar expressions as well as certain information relating to the merger. Forward-looking statements include:

•	statements of Cape Bancorp’s, Cape Savings Bank’s and Boardwalk Bancorp’s and Boardwalk Bank’s goals, intentions and expectations;

•	statements regarding Cape Bancorp’s, Cape Savings Bank’s and Boardwalk Bancorp’s and Boardwalk Bank’s business plans, prospects, growth and operating strategies;

•	statements regarding the quality of Cape Bancorp’s, Cape Savings Bank’s and Boardwalk Bancorp’s and Boardwalk Bank’s loan and investment portfolios; and

•	estimates of Cape Bancorp’s, Cape Savings Bank’s and Boardwalk Bancorp’s and Boardwalk Bank’s risks and future costs and benefits.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in Cape Bancorp’s, Cape Savings Bank’s and Boardwalk Bancorp’s and Boardwalk Bank’s market areas, that are worse than expected;

•	changes in the interest rate environment that reduce either party’s interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect their business;

•	adverse changes in the securities markets;

•	the ability of Cape Bancorp and Cape Savings Bank to integrate successfully the operations of Boardwalk Bancorp and Boardwalk Bank following the merger; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board.

See “Where You Can Find More Information” on page          of the accompanying Cape Bancorp prospectus.

Special Meeting of Boardwalk Bancorp’s Shareholders

General

This proxy statement-prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Boardwalk Bancorp, for use at the Special Meeting of shareholders of Boardwalk Bancorp to be held at the Central United Methodist Church located at 5 West Marvin Avenue, Linwood, New Jersey at                 , local time on                      , 2007, and any adjournments or postponements thereof, for the purposes set forth in this proxy statement-prospectus.

Purpose of the Meeting

At the Special Meeting, shareholders of Boardwalk Bancorp will be asked to consider and vote upon:

•	the merger agreement and the transactions contemplated by that agreement, including the merger;

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•	the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in person or by proxy, to approve the merger agreement; and

•	to act on any other matters properly submitted to a vote at the Special Meeting. At this time, the board of directors is not aware of any other matters to be considered at the Special Meeting.

Record Date for Voting at the Meeting

The Board of Directors has fixed the close of business on                     , 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of Boardwalk Bancorp common stock at that time will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. As of the record date, there were              shares of Boardwalk Bancorp common stock issued and outstanding, and each such share is entitled to one vote at the Special Meeting.

Quorum and Stockholder Vote Required

The presence, in person or by proxy, of holders of at least a majority of the total number of Boardwalk Bancorp’s outstanding shares of common stock is necessary to constitute a quorum for transaction of business at the Special Meeting. Abstentions and “broker non-votes” will be counted as present for determining the presence or absence of a quorum for the transaction of business at the Special Meeting. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Your broker cannot vote your shares of Boardwalk Bancorp common stock on the proposal to approve the merger agreement without specific instructions from you.

Approval of the merger agreement and the merger, and approval of the proposal to adjourn or postpone the Special Meeting for the purpose of allowing additional time for the solicitation of proxies from shareholders to approve the merger agreement, if necessary, will require the affirmative vote of a majority of Boardwalk Bancorp’s votes cast at the Special Meeting. The directors and executive officers of Boardwalk Bancorp, as a group, owned with the power to vote              shares of Boardwalk Bancorp common stock, representing approximately         % of the outstanding shares of Boardwalk Bancorp common stock as of the record date, and each of these individuals has entered into a voting agreement to vote these shares in favor of approval of the merger agreement.

Voting of Proxies

Shares represented by proxy will be voted at the Special Meeting as specified in the proxy.

Proxies Without Voting Instructions. Proxies that are properly signed and dated but that do not contain voting instructions will be voted for approval and adoption of the merger agreement, and for approval of the proposal to adjourn the Special Meeting to solicit additional proxies in favor of the merger agreement, if necessary, at the discretion of the persons named as proxies with respect to any other matters to properly come before the shareholders.

Broker Non-Votes. If you hold your shares of Boardwalk Bancorp common stock in “street name” through a brokerage account you should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Boardwalk Bancorp common stock on the proposal to approve the merger agreement without specific instructions from you.

Please note that if you hold Boardwalk Bancorp common stock in the name of a broker or other custodian and wish to vote those shares in person at the Special Meeting, you must obtain from the nominee holding the Boardwalk Bancorp common stock a properly executed “legal proxy” identifying you as a Boardwalk Bancorp stockholder, authorizing you to act on behalf of the nominee at the Special Meeting and identifying the number of shares with respect to which the authorization is granted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

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Other Matters. The proxy card gives authority to the holders of the proxy to vote in their discretion on any other matters that may properly come before the Special Meeting.

How to Revoke a Proxy

You may revoke your proxy at any time before the vote is taken at the Special Meeting. To revoke your proxy you must either advise the Secretary of Boardwalk Bancorp in writing before shares have been voted at the Special Meeting, deliver proxy instructions with a later date, or attend the meeting and vote your shares in person. Attendance at the Special Meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

This solicitation of proxies for use at the Special Meeting is being made by the Board of Directors of Boardwalk Bancorp. The cost of soliciting proxies will be borne by Boardwalk Bancorp. In addition to soliciting proxies by mail, proxies may be solicited, in person or by telephone, by officers and other employees of Boardwalk Bancorp, who will receive no compensation for their services other than their normal salaries. Brokerage houses, nominees, fiduciaries, and other custodians are requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses in doing so.

Shares Held by Boardwalk Bancorp Directors and Executive Officers and by Directors and Executive Officers of Cape Bancorp

As of September 15, 2007, directors and executive officers of Boardwalk Bancorp beneficially owned 701,702 shares of Boardwalk Bancorp common stock, including shares that may be acquired upon the exercise of stock options. This equals 16.3% of the outstanding shares of Boardwalk Bancorp common stock. Each of these individuals has entered into a voting agreement to vote these shares in favor of approval of the merger agreement. As of the same date, Cape Bancorp and its directors and executive officers owned no shares of Boardwalk Bancorp common stock.

Recommendation of Boardwalk Bancorp’s Board of Directors

Boardwalk Bancorp’s Board of Directors has approved the merger agreement. Boardwalk Bancorp’s board of directors believes that the merger agreement is in the best interests of Boardwalk Bancorp and its shareholders and unanimously recommends that the Boardwalk Bancorp shareholders vote “FOR” approval of the merger agreement. See “Proposal 1—The Merger-Recommendation of the Boardwalk Bancorp Board; Boardwalk Bancorp’s Reasons for the Merger.” Boardwalk Bancorp’s board of directors also recommends that you vote “FOR” the proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in person or by proxy, to approve the merger agreement.

Ownership of Boardwalk Bancorp Common Stock

Only shareholders of record at the close of business on                     , 2007 (the “Voting Record Date”) will be entitled to vote at the Special Meeting. As of                     , 2007, there were              shares of Boardwalk Bancorp’s common stock issued and outstanding, and Boardwalk Bancorp had no other class of equity securities outstanding. Each share of Boardwalk Bancorp common stock is entitled to one vote at the Special Meeting on all matters properly presented at the Special Meeting. The holders of over 50% of the outstanding shares of Boardwalk Bancorp common stock as of the Voting Record Date must be present in person or by proxy at the Special Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain or cast broker non-votes will be deemed present at the Special Meeting.

The following table sets forth certain information regarding the beneficial ownership of Boardwalk Bancorp’s common stock as of September 15, 2007, by (i) each person who is known by Boardwalk Bancorp to own beneficially 5% or more of its common stock, and (ii) each director and named executive officer of Boardwalk Bancorp and all directors and executive officers of Boardwalk Bancorp as a group. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

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Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned		Percent of Class (2)
Michael D. Devlin	111,258	(2)	2.6%
Wayne S. Hardenbrook	1,115		*
Guy A. Deninger	28,410		*
Mark A. Benevento	16,086	(3)	*
Joseph M. Brennan	3,150		*
Arthur R. Coslop	43,497		1.0%
Agostino R. Fabietti, CPA	48,316	(4)	1.1%
James L. Fraser	51,822	(5)	1.2%
Arthur J. Galletta	47,770	(6)	1.1%
Thomas L. Glenn, III	50,631	(7)	1.2%
Roy Goldberg	46,600	(8)	1.1%
Carol Nugent Harris	58,869	(9)	1.4%
Pravin Khatiwala	15,000		*
Patricia C. Koelling	21,058	(10)	*
Thomas S. Rittenhouse	22,695	(11)	*
Thomas K. Ritter, CPA (ret)	135,425	(12)	3.2%

All directors and executive officers as a group (16 persons)	701,702	(13)	16.3%
Other Beneficial Owners:
Jacobs Asset Management, LLC	292,433	(14)	6.81%

*	Less than 1.0%
(1)	Unless otherwise indicated, the address for all named individuals is c/o Boardwalk Bancorp, Inc., 201 Shore Road, Linwood, New Jersey 08221.
(2)	Includes 11,025 shares of common stock issuable upon exercise of options held by Mr. Devlin under Boardwalk Bancorp’s employee plans, 219 shares issued under Boardwalk Bancorp’s Employee Stock Purchase Plan, 32,514 shares held by Mr. Devlin’s spouse and 1,089 shares held by Mr. Devlin’s children.
(3)	Includes 2,550 shares of common stock held by Mr. Benevento’s spouse.
(4)	Includes 14,700 shares held through his company’s profit sharing plan and 23,310 shares held by Mr. Fabietti’s spouse.
(5)	Includes 12,076 shares of common stock held as custodian for his children.
(6)	Includes 5,250 shares of common stock through his company’s profit sharing plan, 2,625 shares of common stock held by a trust for which Mr. Galletta is trustee and 14,700 shares held by Mr. Galletta’s spouse.
(7)	Includes 1,050 shares of common stock held by Mr. Glenn’s spouse and 3,150 shares held by Mr. Glenn as custodian for his children.
(8)	Includes 3,150 shares of common stock held by Mr. Goldberg as custodian for his children and 3,100 shares held through his company’s profit sharing plan.
(9)	Includes 10,500 shares of common stock held by Ms. Harris’s spouse.
(10)	Includes 7,152 shares of common stock held by Ms. Koelling’s spouse.
(11)	Includes 4,845 shares of common stock issuable upon exercise of options held by Mr. Rittenhouse under Boardwalk Bancorp’s Director Plan.
(12)	Includes 114,556 shares of common stock held by Mr. Ritter’s spouse, 4,799 shares held by Mr. Ritter as custodian for his children and 12,871 shares held by Mr. Ritter through his company’s profit sharing plan.
(13)	Includes an aggregate of 15,870 shares issuable upon the exercise of options under Boardwalk Bancorp’s employee plans and its Director Plan.
(14)	Based on a Schedule 13G filing, dated August 20, 2007, by Sy Jacobs and Jacobs Asset Management, LLC, 1 5th Avenue, New York 10003.

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Proposal 1 – Approval and Adoption of the Merger Agreement

The Merger

The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement-prospectus as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger.

Terms of the Merger

The merger agreement provides for a business combination in which Boardwalk Bancorp will merge with and into Cape Bancorp with Cape Bancorp as the surviving corporation in the merger. The merger agreement also provides for the merger of Boardwalk Bank with and into Cape Savings Bank, with Cape Savings Bank as the surviving institution.

As a result of the merger, except as noted below, each outstanding share of Boardwalk Bancorp common stock will be converted into the right to receive (i) 2.3 shares of Cape Bancorp common stock, (ii) $23.00 in cash, or (iii) a combination thereof. Cape Bancorp will not issue fractions of shares of Cape Bancorp common stock, but instead will pay each holder of Boardwalk Bancorp common stock who would otherwise be entitled to a fraction of a share of Cape Bancorp common stock an amount in cash determined by multiplying that fraction by $10.00. The maximum aggregate value of all consideration to be paid to shareholders of Boardwalk Bancorp is approximately $100.1 million, including an after-tax cost of approximately $1.3 million to be paid to holders of options to purchase Boardwalk Bancorp common stock in exchange for the cancellation of such options. The merger agreement provides that 50% of the outstanding shares of Boardwalk Bancorp must be converted into Cape Bancorp common stock, with the balance of the outstanding Boardwalk Bancorp shares converted into cash. All elections of Boardwalk Bancorp Shareholders are subject to the allocation and proration procedures described in the merger agreement. As a result of such proration, you may not receive cash or Cape Bancorp shares to the full extent that you elect. See “— Consideration to be Received in the Merger.” If there is a change in the number or classification of shares of Cape Bancorp outstanding as a result of a stock split, stock dividend, reclassification, recapitalization, or other similar transaction, the exchange ratio will be equitably adjusted.

To be able to offer Boardwalk Bancorp shareholders shares of Cape Bancorp common stock as part of the merger consideration, Cape Bancorp is conducting its initial offering in connection with the mutual-to-stock conversion of Cape Savings Bank. The merger will occur immediately after consummation of the offering. Failure to complete the offering will result in the termination of the merger, but failure to complete the merger will not necessarily terminate the offering. Among the conditions that must be satisfied before the merger can be consummated is the receipt of all required regulatory approvals and the approval of Boardwalk Bancorp shareholders. Cape Bancorp has filed applications with the Federal Deposit Insurance Corporation and New Jersey Department of Banking and Insurance in connection with the merger. Cape Savings Bank needs the approval of its voting depositors in order to consummate the conversion, including the stock offering.

Cape Bancorp intends to conduct its offering at the same time Boardwalk Bancorp is soliciting the approval of the merger from its shareholders and Cape Savings Bank is soliciting the approval of the offering from its depositors. Cape Bancorp is mailing its prospectus to potential investors on or around November         , 2007. Boardwalk Bancorp is mailing this proxy statement to its shareholders soliciting their votes in favor of the merger on or around November         , 2007, and Cape Savings Bank mailed its proxy statement to its depositors soliciting their votes in favor of the conversion on or around November         , 2007. The offering will terminate on                     ,              unless extended to a later date. Boardwalk Bancorp’s shareholders’ meeting is scheduled for December         , 2007, and Cape Savings Bank’s depositors’ meeting is scheduled for December         , 2007. Assuming Boardwalk Bancorp shareholders approve the merger, Cape Bancorp receives sufficient subscriptions to complete the offering and receives the approval of its voting depositors and all required regulatory approvals, it is expected the offering and merger will be consummated in early January 2008.

Under the merger agreement, the directors and officers of Cape Savings Bank and Cape Bancorp, serving at the time of the closing will continue to serve in such capacities after the merger is consummated. In addition, upon the completion of the merger, Michael D. Devlin, Agostino R. Fabietti and Thomas K. Ritter, each a current director of Boardwalk Bancorp, will be added to the boards of directors of each of Cape Savings Bank and Cape Bancorp.

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Background and Negotiation of the Merger

Since commencing operations in July 1999, Boardwalk Bank’s business objective has been to be recognized as a reliable and responsive provider of high quality banking services to retail customers, small and mid-sized businesses, and professional practices located in Boardwalk’s market area of Atlantic, Cape May and Cumberland Counties, New Jersey. Boardwalk’s business strategy has focused on increasing the value of its franchise through a number of key elements, including expanding its presence in its market area by building a branch network to promote growth of the commercial loan portfolio, emphasizing and expanding the commercial loan portfolio by, among other things, hiring loan officers with substantial experience and contacts in Boardwalk’s market area, and striving to maintain strong asset quality. Net interest income has been the source of substantially all of Boardwalk’s operating income, and Boardwalk has not relied on traditional sources of fee income utilized by some community banks, such as fees from sales of insurance, securities, or investment advisory products or services.

Boardwalk’s market area is intensely competitive, and many of Boardwalk’s competitors are larger financial institutions with substantially greater financial and other resources. Such competition, coupled with a contracting net interest margin in the banking industry generally as a result of the interest rate environment and other factors, has resulted in recent earnings for Boardwalk, which, in the view of Boardwalk’s management, are acceptable under current market conditions, but not necessarily increasing at the desired rate. As a result of these factors, and discussions in the first quarter of 2007 between management and Boardwalk’s financial advisor on Boardwalk’s general business and objectives, management concluded that it might be advisable to preliminarily explore whether or not other parties had any interest in a business combination with Boardwalk in a price range that would provide substantial shareholder value. Management believed that, given Boardwalk’s market position, coupled with its earnings and asset growth histories, Boardwalk might be an attractive merger candidate for the right party. Boardwalk’s management accordingly authorized its financial advisor, Janney Montgomery Scott LLC, to contact a limited number of institutions to determine their preliminary levels of interest in discussing a business combination transaction with Boardwalk.

Based on the nature of the responses to the informal preliminary inquiries conducted by Janney, Boardwalk’s board of directors authorized Janney to prepare offering materials for distribution to three selected potential acquirors that might, in the view of management in consultation with Janney, have the most strategic interest in a business combination transaction with Boardwalk. Janney prepared the offering materials and, following the execution of confidentiality agreements, distributed materials in late April 2007 to the three institutions: Cape Savings; an out-of-state mutual thrift holding company; and an out-of-state bank holding company.

Each of the three financial institutions contacted submitted non-binding indication of interest letters on or about May 30, 2007. The bank holding company proposed consideration consisting of a mix of 65% stock and 35% cash, but at a price per share in a range lower than the prices offered by the two thrift institutions. Each of the thrift institutions offered a mix of 50% in stock (with a fixed exchange ratio) and 50% in cash in connection with, in the case of the mutual thrift holding company, a second-step conversion to a fully public holding company and, in the case of Cape Savings, a first-step conversion to a mutual holding company form of organization. The nominal price per share proposed by the mutual holding company in its initial non-binding indication of interest was approximately 15% higher than the price proposed by Cape Savings in its initial non-binding indication of interest. Cape Savings subsequently increased its initial proposal orally by five percent.

On June 1, 2007, Janney met with members of Boardwalk’s senior management to discuss the preliminary non-binding indications of interest. Following that meeting, Janney had several telephone discussions with the three prospective parties to discuss their preliminary indications of interest. Janney inquired of the out-of-state bank holding company whether it would consider increasing its offer, but it indicated that it was unable to do so and it was mutually agreed to end further discussions with this party. Janney and members of senior management held in person meetings with Cape Savings and the out-of-state mutual thrift holding company during the period from June 1, 2007 through June 11, 2007.

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Boardwalk’s board of directors met on June 11, 2007 with representatives of Janney to review the initial non-binding indication of interest letters received on or about May 30, 2007. Janney reviewed with the board written materials setting forth a comparison of the indications of interest from the two thrift institutions, a comparison of pricing multiples for each indication of interest, and preliminary financial and other information with respect to each party. Janney also reviewed with the Board certain historical information and data, including information on stock price performance, relating to existing mutual holding companies that had engaged in second-step conversion transactions (the transaction proposed by the out of state mutual thrift holding company) and to mutual thrifts that had engaged in first-step mutual holding company conversions (the transaction proposed by Cape Savings). The information on post-conversion stock price performance for entities that had previously converted was relevant to the board’s stated interest in making a judgment as to the potential value, including potential long-term value, of any security that would be received by Boardwalk shareholders in a conversion transaction.

Following this meeting, at the direction of the board, Janney notified both the out-of-state mutual thrift holding company and Cape Savings that Boardwalk was inclined to permit the mutual thrift holding company to commence due diligence. Thereafter, on June 13, 2007, Cape Savings delivered an unsolicited revised indication of interest letter to Janney increasing its offer to $23.00 per share, the same per share offer as originally offered by the out-of-state mutual thrift holding company. Cape Savings also agreed to fully convert to a stock form of ownership in connection with the transaction rather than converting to a mutual holding company form of organization in a first-step conversion transaction as it had originally proposed.

As a result of the revised Cape Savings indication of interest, Janney informed Cape Savings and the other party that they would each be permitted to make a personal presentation on June 18, 2007 to the board of directors and management of Boardwalk on their respective indications of interest and the potential merits to Boardwalk and its shareholders of a transaction with their institutions. Senior representatives from each institution and representatives of their financial advisors made separate off-site presentations to the full board of directors and management on June 18, 2007. Representatives from Janney, Boardwalk’s financial advisor, and a representative from Stevens & Lee, Boardwalk’s outside counsel, also attended each presentation. The presentations summarized the then current terms of their proposals and included detailed information about their respective operating and financial histories and strategic plans. Each institution also reviewed the specific conversion process that it would undertake to complete the transaction and provided its views on how the conversion process might affect the long-term value of the security that would be received by Boardwalk shareholders in the transaction. Members of management and the board of directors asked a number of questions of each institution and its financial advisor about the institution’s historical financial performance, future business and operating plans and the conversion process. At the conclusion of each June 18 meeting, Boardwalk informed each institution that it intended to evaluate the information presented, permit each institution to undertake an on-site due diligence examination of Boardwalk, and select by the end of June a party with which to negotiate a definitive merger agreement.

Each party conducted an on-site due diligence examination of Boardwalk during the period from June 21, 2007 through June 24, 2007.

On June 26, 2007, Janney requested a final indication of interest proposal from each party. The out-of-state mutual thrift holding company submitted a revised indication of interest letter increasing its proposed merger consideration. Cape Savings reaffirmed its indication of interest at $23.00 per share.

Boardwalk’s board of directors met on June 28, 2007 to review the two final proposals, and to select one of the parties with which to pursue negotiation of a definitive agreement. Representatives of Janney and a representative from Stevens & Lee attended this meeting. Presentations or remarks were made by management, Janney and Stevens & Lee. The matters covered in these presentations and remarks, and in the deliberations and questions by directors, included the financial terms of each proposal, an evaluation of the historical financial performance and earnings trends of each institution, the geographic market area of Boardwalk on a pro forma basis combined with each institution and the existing market presence and resources of each institution, the conversion process that would be applicable to each institution in order to effect the merger and the after-market stock price performance of converting thrift institutions in different types of transactions, the execution risk for each transaction, and the directors’ legal duties and responsibilities in evaluating the proposals. A substantial amount of discussion at the meeting related to the conversion process required for each institution to effect an acquisition of Boardwalk, particularly in connection with the appraisal process and the distinctions between a second-step conversion, which would be undertaken by the out-of-state mutual thrift holding company, and a full conversion, which would be undertaken by Cape Savings.

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At the conclusion of the June 28 meeting, based on an evaluation of the information presented, the board of directors determined to pursue the Cape Savings proposal for a transaction at $23.00 per share consisting of 50% cash and 50% stock of a to-be-formed entity formed to effect the conversion of Cape Savings. The board selected the Cape Savings proposal over the proposal from the out-of-state mutual thrift holding company for a 50/50 cash-stock election merger, which was at a nominal price per share that was approximately 8.7% higher than the final Cape Savings proposal, after lengthy deliberation based on the board’s judgment that the Cape Savings proposal represented better long-term value for shareholders. In reaching its conclusion that the Cape Savings proposal was in the best interests of Boardwalk and its shareholders and represented the better long-term value, individual directors articulated the following specific factors:

•

the unique nature of the banking markets in Atlantic and Cape May Counties, and the fact that a transaction with Cape Savings would create one of the largest publicly traded financial institutions in southern New Jersey with assets in excess of $1 billion;

•	the nature of the conversion process for Cape Savings, and the greater possibility for after-market stock price appreciation for full conversions in light of historical data;

•	Cape Savings’ operating income trends and the make-up of its balance sheet; and

•

the synergies and incremental value that could be created in the markets already served by Boardwalk and Cape Savings, and the perception that a combination of Boardwalk and Cape Savings could create an economic vehicle with a value substantially exceeding the sum of its parts.

Following discussion and consideration of all questions at the June 28 meeting, each individual director was polled and the board unanimously directed management to begin discussion and negotiation of a definitive merger agreement with Cape Savings.

On July 3, 2007, Luse Gorman Pomerenk & Schick, special counsel to Cape Savings, provided a first draft of the proposed merger agreement to Stevens & Lee, outside counsel to Boardwalk. The parties and their advisors negotiated the terms of the definitive merger agreement and prepared and negotiated certain related documents, including employment and change in control agreements for certain of Boardwalk’s officers and certain documents relating to the conversion of Cape Savings, through the week of July 16.

Representatives of Boardwalk and its financial advisor and counsel conducted due diligence on Cape Savings on July 12, 2007.

On July 23, 2007, Boardwalk’s board of directors met to consider the terms of the definitive merger agreement that had been negotiated between the parties. Also attending the meeting were representatives from Janney and representatives from Stevens & Lee. At the meeting, Janney reviewed with the board the financial terms of the proposed merger and various financial analyses relating to the transaction. Stevens & Lee reviewed with the board the terms of the proposed merger agreement and related documents in detail, and also reviewed again the directors’ fiduciary duties in connection with the proposed transaction. At the meeting, Janney rendered their oral advice that the consideration to be paid in the merger was fair to Boardwalk’s shareholders from a financial point of view, and confirmed that they would deliver such opinion in writing as of the date of execution of the merger agreement. Following discussion and further deliberation and questions, the board of directors unanimously agreed to accept the merger agreement proposed by Cape Savings substantially in the form presented to the board.

The parties executed the definitive merger agreement and related documents during the evening of July 26, 2007, and publicly announced the transaction the same evening.

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Recommendation of Boardwalk’s Board of Directors

After careful consideration, Boardwalk’s board of directors, by unanimous vote:

•	has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Boardwalk and its shareholders;

•	has approved the merger agreement; and

•	recommends that Boardwalk’s shareholders vote “FOR” the adoption of the merger agreement.

Boardwalk’s Reasons for the Merger

At its meeting on July 23, 2007, the board of directors of Boardwalk determined that the terms of the merger agreement are fair to and in the best interests of Boardwalk and its shareholders. In reaching its decision to approve the merger agreement and to recommend that Boardwalk shareholders vote to approve the merger agreement, the board of directors of Boardwalk consulted with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view and its legal counsel with respect to its legal responsibilities under the merger agreement. The board considered, among other things, the factors described above and the following factors:

•

The specific terms of the merger agreement and the transactions contemplated by the merger, including the consideration to be received by Boardwalk’s shareholders in the merger. The board noted in particular that the $23.00 per share consideration to be received in the merger by Boardwalk shareholders represented a substantial premium of approximately 49x Boardwalk’s trailing twelve-month earnings per share for the twelve months ended June 30, 2007, a core deposit premium of approximately 25% at June 30, 2007, a premium of approximately 195% to book value at June 30, 2007, and a premium of approximately 36% over the $16.85 per share price of Boardwalk common stock as of the close of business on July 20, 2007 (the business day prior to the board meeting on July 23).

•

The fact that Boardwalk’s shareholders would have the ability to elect to receive either shares of Cape common stock or cash for some or all of their shares of Boardwalk common stock, subject to the overall limitation that 50% of Boardwalk’s outstanding shares of common stock would be exchanged for Cape common stock and 50% of Boardwalk’s outstanding shares of common stock would be exchanged for cash. This structure will allow shareholders electing and receiving cash in the transaction to immediately receive a fair value, in cash, for their investment at a substantial premium to current and historical trading prices and allow shareholders electing and receiving Cape common stock in the transaction to participate in any future potential increases in the value of Cape common stock.

•

The board’s perception of the future operating results that could be obtained from continuing to operate Boardwalk as an independent community financial institution in the current interest rate and competitive environment, and the likely benefits to shareholders from such operation, compared with the value of the merger consideration offered by Cape and the future prospects of Boardwalk and Cape on a combined basis. The board specifically noted the unique nature of the banking markets in Atlantic and Cape May counties, and that a transaction with Cape Savings would create one of the largest publicly traded financial institutions having a substantial presence in southern New Jersey, with combined assets exceeding $1 billion.

•

The historical financial performance of Cape Savings, including its operating income trends and balance sheet, and the board’s assessment of such historical earnings and trends, and the likelihood that the addition of Boardwalk could contribute positively to such earnings following completion of the transaction. The board also reviewed and discussed historical post-conversion stock price information for converting thrift institutions in different types of conversion transactions, noting the general trend of higher potential stock price appreciation for standard conversions versus mutual holding company conversions.

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•

The terms of the merger agreement and the structure of the merger transaction, including the fact that the merger is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes to shareholders of Boardwalk to the extent that shares of Cape common stock are received for their shares of Boardwalk common stock.

•

The process by which Boardwalk, with the assistance of its financial advisor, engaged in discussions with certain institutions deemed to be the most likely candidates to pursue a business combination transaction with Boardwalk.

•

The presentations of Janney Montgomery Scott LLC, as financial advisor to Boardwalk relating to the transaction, including Janney’s opinion that, as of the date of the opinion and subject to the factors and assumptions set forth in the opinion, the consideration to be received by shareholders of Boardwalk in the proposed merger is fair to such shareholders from a financial point of view (see “The Merger – Opinion of Boardwalk’s Financial Advisor” and Appendix B to this proxy statement-prospectus).

•

Cape’s agreement to appoint Michael Devlin, Boardwalk’s President and Chief Executive Officer, Agostino Fabietti, and Tom Ritter to the boards of directors of Cape and Cape Savings for staggered terms ending in 2009 in the case of Mr. Devlin, 2008 in the case of Mr. Fabietti, and 2010 in the case of Mr. Ritter.

•

The provisions of the merger agreement that permit Boardwalk, under certain circumstances, to furnish information to and negotiate with third parties regarding a potential business combination, including the ability of Boardwalk’s board of directors to terminate the merger agreement in order to accept a superior proposal (subject to negotiating with Cape and paying Cape a $5 million termination fee).

•

Information concerning the business, earnings, operations, financial condition, and prospects of Boardwalk and Cape Savings, individually and on a combined basis, and prices, multiples of earnings per share and premiums to book value and core deposits paid in other recent acquisitions.

•	The potential impact of the merger on the various constituencies served by Boardwalk, including the potential effects on customers and employees.

The board of directors also considered the following factors, among others:

•

The risk that the merger might not be completed in a timely manner or at all given the fact that the transaction would be conditioned on the conversion of Cape Savings from a mutual form of organization to a stock form of organization.

•

The restrictions on Boardwalk’s ability to solicit or engage in discussions relating to alternative business combination transactions, subject to specified exceptions, and the requirement that Boardwalk pay a $5 million termination fee in order to accept a superior acquisition proposal. The Board concluded that these restrictions were reasonable in light of the perceived benefits of the merger.

The foregoing list of factors considered by Boardwalk’s board of directors is not exhaustive but does include all material factors considered by the board. The board of directors did not quantify or assign relative or specific weights to the various factors that it considered. Rather, the board based its recommendation on the totality of the information presented to it. In addition, individual members of the board of directors may have given differing importance to the various factors considered.

After deliberating with respect to the proposed transaction with Cape Savings and considering, among other things, the matters discussed above, Boardwalk’s board of directors unanimously approved and adopted the merger agreement and the transaction with Cape Savings and recommends that Boardwalk’s shareholders vote to approve the merger agreement at the special meeting.

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Opinion of Boardwalk Bancorp’s Financial Advisor

Pursuant to the terms of its agreement, Janney Montgomery Scott LLC was retained by Boardwalk Bancorp to act as its financial advisor in connection with a possible business combination with Cape Savings. Boardwalk Bancorp selected Janney because of Janney’s knowledge of, experience with, and reputation in the financial services industry. Janney agreed to assist Boardwalk Bancorp in analyzing, structuring, negotiating and effecting a possible merger. Janney, as part of its investment banking business, continually engages in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Janney acted as financial advisor to Boardwalk Bancorp in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. Boardwalk Bancorp’s board considered and approved the merger agreement at the July 23, 2007 board meeting. At the meeting, Janney delivered an oral opinion, subsequently confirmed in writing as of July 26, 2007, that the merger consideration was fair to Boardwalk Bancorp’s shareholders from a financial point of view.

The full text of Janney’s updated opinion is attached as Appendix B to this joint proxy statement-prospectus. Boardwalk Bancorp’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion.

Janney’s opinion speaks only as of the date of the opinion. The opinion was directed to the Boardwalk Bancorp board of directors and addresses only the fairness, from a financial point of view, of the consideration offered in the merger. It does not address the underlying business decision of Boardwalk Bancorp to proceed with the merger or any other aspect of the merger and does not constitute a recommendation to any Boardwalk Bancorp shareholder as to how such shareholder should vote at the special meeting with respect to the merger or the form of consideration a shareholder should elect in the merger or any other matter.

In rendering its opinion, Janney reviewed and considered, among other things:

(a)	reviewed the Merger Agreement dated July 26, 2007;

(b)	reviewed the historical financial performances, current financial positions and general prospects of Boardwalk Bancorp and Cape Savings;

(c)	examined the historical stock prices and trading volumes of Boardwalk Bancorp’s common stock;

(d)	reviewed certain internal financial data and projections of Boardwalk Bancorp and Cape Savings;

(e)	considered the proposed financial terms of the Merger and examined the estimated results of the proposed conversion and Merger on tangible book value and earnings per share;

(f)	to the extent deemed relevant, analyzed selected public information of certain other bank holding companies and savings banks and compared Boardwalk Bancorp and Cape Savings from a financial point of view to these other bank holding companies and savings banks;

(g)	compared the terms of the Merger with terms of other comparable transactions to the extent information concerning such acquisitions was deemed generally comparable;

(h)	discussed with certain members of senior management of Boardwalk Bancorp and Cape Savings the strategic aspects of the Merger; and

(i)	performed such other analyses and examination as we deemed necessary.

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Janney also discussed with certain members of senior management of Boardwalk Bancorp the business, financial condition, results of operations and prospects of Boardwalk Bancorp and held similar discussions with certain members of senior management of Cape Savings regarding the business, financial condition, results of operations and prospects of Cape Savings.

In performing its review and in rendering its opinion, Janney relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Boardwalk Bancorp or Cape Savings or their respective representatives or that was otherwise reviewed by Janney, and assumed such accuracy and completeness for purposes of rendering its opinion. Janney further relied on the assurances of management of Boardwalk Bancorp and Cape Savings that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Janney has not been asked to and has not undertaken any independent verification of any such information and Janney does not assume any responsibility or liability for the accuracy or completeness thereof. Janney did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Boardwalk Bancorp or Cape Savings or any of their subsidiaries, or the collectibility of any such assets, nor has Janney been furnished with any such evaluations or appraisals. Janney did not make any independent evaluation of the adequacy of the allowance for loan losses of Boardwalk Bancorp or Cape Savings or any of their subsidiaries nor has Janney reviewed any individual credit files and has assumed that their respective allowances for loan losses are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

The earnings projections for Boardwalk Bancorp and Cape Savings used and relied upon by Janney in certain of its analyses were based upon Boardwalk Bancorp’s internal financial projections prepared by and reviewed with management and were based on Cape Savings’ internal financial projections prepared by and reviewed with management. The financial projections provided by management of Boardwalk Bancorp and Cape Savings were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as other estimates used by Janney in its analyses, were based on numerous variables and assumptions that are inherently uncertain, and accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Janney also made numerous assumptions with respect to industry performance, business, economic and market conditions and various other matters, many of which cannot be predicted and are beyond the control of Boardwalk Bancorp and Cape Savings and Janney. The analyses performed by Janney are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Janney prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Boardwalk Bancorp board of directors on July 26, 2007. In addition, Janney’s opinion was among several factors taken into consideration by the Boardwalk Bancorp board of directors in making its decision to approve the merger agreement and the merger.

Janney’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Janney has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Janney expressed no opinion herein as to what the value of Cape Savings' common stock will be when issued to Boardwalk Bancorp's shareholders pursuant to the merger agreement or the prices at which Boardwalk Bancorp's or Cape Savings's common stock may trade at any time.

In rendering its opinion, Janney performed a variety of financial analyses. The following is a summary of the material analyses prepared by Janney for its meeting with the Boardwalk Bancorp board on July 23, 2007. The summary is not a complete description of all the analyses underlying Janney’s opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Janney believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. The financial analyses summarized below include information

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presented in a tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. Also, no company or transaction used in the comparable analyses listed below is identical to Boardwalk Bancorp or Cape Savings and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transactions values, as the case may be, of Boardwalk Bancorp or Cape Savings and the companies to which they are being compared.

Summary of Proposal. Janney reviewed the financial terms of the proposed transaction. Based on an implied transaction price per share of $23.00, 4,292,860 shares of Boardwalk Bancorp common stock outstanding and 441,900 options to purchase Boardwalk Bancorp common stock at a weighted average exercise price of $16.99, Janney calculated the aggregate merger consideration to be $101.4 million.

Based upon Boardwalk Bancorp’s financial information as of and for the twelve months ended March 31, 2007, Janney calculated the following ratios:

Transaction Ratios

Transaction Price / Last Twelve Months Earnings	48.9	x
Transaction Price / Estimated 2007 Earnings	32.4	x
Transaction Price / Stated Book Value	194.0%
Transaction Price / Stated Tangible Book Value	194.0%
Tangible Book Premium / Core Deposits	25.5	%(1)
Premium to Market	36.5	%(2)

(1)	Tangible Book Premium / Core Deposits is equal to (Total Deal Consideration – Tangible Book Value) / Core Deposits. Core Deposits exclude brokered certificates of deposits and time deposits greater than $100,000.
(2)	Calculated based on the closing sales price of Boardwalk Bancorp’s common stock as of July 20, 2007 of $16.85.

For purposes of Janney’s analyses, earnings per share were based on fully diluted earnings per share.

Stock Trading History. Janney reviewed the reported closing per share market prices and volume of the common stock of Boardwalk Bancorp and the relationship between the movements in the prices of Boardwalk Bancorp’s common stock to movements in certain stock indices, including the Nasdaq Bank Index, America’s Community Bankers Index, S&P 500 Index and to the weighted average (by market capitalization) performance of a peer group of publicly-traded financial institutions headquartered in New Jersey with assets between $350.0 million and $1.5 billion. The institutions included in these peer groups are identified in the section “Comparable Company Analysis” below.

During the one-year and three-year period ended July 20, 2007, Boardwalk Bancorp’s common stock outperformed the Nasdaq Bank, America’s Community Bankers and Peer Group Indices. However, Boardwalk Bancorp underperformed the S&P 500 Index over both the one-year and three-year periods ending July 20, 2007.

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One-Year Stock Performance of Boardwalk Bancorp

	Beginning Index Value July 20, 2006	Ending Index Value July 20, 2007
Boardwalk Bancorp	100.0%	100.5%
Boardwalk Bancorp Peer Group	100.0%	95.6%
Nasdaq Bank Index	100.0%	95.8%
America’s Community Bankers Index	100.0%	96.3%
S&P 500 Index	100.0%	122.8%

Three-Year Stock Performance of Boardwalk Bancorp

	Beginning Index Value July 20, 2004	Ending Index Value July 20, 2007
Boardwalk Bancorp	100.0%	119.5%
Boardwalk Bancorp Peer Group	100.0%	98.5%
Nasdaq Bank Index	100.0%	105.5%
America’s Community Bank Index	100.0%	115.8%
S&P 500 Index	100.0%	138.4%

Comparable Company Analysis. Janney used publicly available information to compare selected financial and market trading information for Boardwalk Bancorp and a group of bank institutions headquartered in New Jersey selected by Janney. This peer group consisted of the following publicly traded bank institutions with total assets between $350.0 million and $1.5 billion:

•	1st Constitution Bancorp

•	BCB Bancorp, Inc.

•	Center Bancorp, Inc.

•	Central Jersey Bancorp

•	Community Partners Bancorp

•	Greater Community Bancorp

•	Parke Bancorp, Inc.

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•	Peapack-Gladstone Financial Corporation

•	Sterling Banks, Inc.

•	Stewardship Financial Corporation

•	Sussex Bancorp

•	Unity Bancorp, Inc.

Janney used publicly available information to compare selected financial information for Cape Savings and a group of mutual savings institutions headquartered in New Jersey selected by Janney. This peer group consisted of the following mutual savings institutions with total assets between $100.0 million and $1.2 billion:

•	Audubon Savings Bank

•	Bogota Savings Bank

•	Glen Rock Savings Bank

•	GSL Savings Bank

•	Haddon Savings Bank

•	Haven Savings Bank

•	Roselle Savings Bank

•	Schuyler Savings Bank

•	Sturdy Savings Bank

•	Union County Savings Bank

For purposes of such analysis, the financial information used by Janney was as of and for the twelve months ended March 31, 2007. Stock price information was as of July 20, 2007. Certain financial data prepared by Janney, and as referenced in the tables presented below, may not correspond to the data presented in Boardwalk Bancorp’s and Cape Savings’s historical financial statements, as a result of the different periods, assumptions and methods used by Janney to compute the financial data presented. The results of this analysis are summarized in the following table:

Boardwalk Bancorp	Peer Group Median	Cape Savings	Peer Group Median
Tangible equity / tangible assets	11.19%	7.84%	11.44%	12.23%
Non-performing assets plus loans more than 90 days past due / assets	0.25%	0.33%	0.57%	0.05%
Last twelve months ROAA	0.36%	0.76%	0.80%	0.40%
Last twelve months ROAE	3.85%	8.24%	7.15%	2.94%
Asset growth rate (year over year)	6.1%	9.2%	4.1%	0.0%
Loan growth rate (year over year)	12.7%	9.9%	7.5%	3.6%
Deposit growth rate (year over year)	3.0%	9.3%	(0.7)%	(2.4)%
Net interest margin	3.02%	3.66%	3.55%	2.17%
Efficiency ratio	76.0%	68.1%	70.1%	86.6%
Price / last twelve months earnings per share	35.9	x	15.9	x	NA	NA
Price / tangible book value per share	141.7%	170.4%	NA	NA

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Comparable Transactions Analysis. Janney reviewed certain financial data related to three groups of comparable bank transactions.

The first group of comparable transactions included twenty-eight acquisitions announced nationwide from July 1, 2006 to July 20, 2007, involving bank institutions with an asset size between $350.0 million and $650.0 million (which we refer to as the Nationwide transactions). The second group of transactions included twelve acquisitions of bank institutions headquartered in Delaware, Maryland, New Jersey, New York, Pennsylvania and Washington, D.C. announced from July 1, 2004 to July 20, 2007, with an asset size between $350.0 million and $650.0 million (which we refer to as the Mid-Atlantic transactions). The third group of comparable transactions included thirteen acquisitions of bank institutions announced nationwide from July 1, 2004 to July 20, 2007, with an asset size between $350.0 million and $650.0 million and tangible equity to tangible assets at announcement of greater than 10.0% (which we refer to as Well-Capitalized transactions).

Transaction multiples from the merger were derived from the $23.00 deal price per share and financial data of Boardwalk Bancorp as of and for the twelve months ended March 31, 2007. Janney compared these results with announced multiples for the aforementioned transactions. The results of the analysis are summarized in the following table:

	Boardwalk Bancorp/ Cape Savings Transaction		Nationwide Transactions Median		Mid-Atlantic Transactions Median		Well-Capitalized Transactions Median
Price/book	194%		288%		248%		213%
Price/tangible book	194%		295%		274%		229%
Price/last twelve months EPS	48.9	x	20.7	x	25.4	x	21.1	x
Price/assets	21.6%		24.4%		21.3%		27.9%
Tangible book premium/core deposits	25.5%		22.0%		18.7%		22.0%

Discounted Dividend and Terminal Value Analysis. Janney estimated the present value of Boardwalk Bancorp’s common stock by estimating the future stream of after-tax cash flows of Boardwalk Bancorp over the period beginning December 31, 2007 and ending December 31, 2012. Based on discussions with Boardwalk Bancorp’s management, a growth rate of approximately 9% was used to project earnings. To approximate the terminal values, Janney applied price/earnings multiples ranging from 15.0x to 17.0x and multiples of tangible book value ranging from 150% to 190%. The cash flows and terminal values were then discounted to present values using discount rates ranging from 11.0% to 15.0%. The discount rates were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Boardwalk Bancorp common stock. As illustrated in the following tables, this analysis indicated an imputed range of values from $12.71 to $16.99 when applying the price/earnings multiples and $10.97 to $16.07 when applying multiples of tangible book value.

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Sensitivity Analysis

		2012 E Net Income
($ per share)		15.0 x	15.5 x	16.0 x	16.5 x	17.0 x
	11.0%	$15.24	$15.68	$16.11	$16.55	$16.99
Discount		14.55	14.97	15.38	15.80	16.22
Rate	13.0%	13.90	14.30	14.70	15.09	15.49
Range		13.29	13.67	14.04	14.42	14.80
	15.0%	12.71	13.07	13.43	13.79	14.15

Sensitivity Analysis

		2012 E Tangible Book Value
($ per share)		150.0%	160.0%	170.0%	180.0%	190.0%
	11.0%	$13.13	$13.86	$14.60	$15.33	$16.07
Discount		12.54	13.24	13.94	14.64	15.34
Rate	13.0%	11.99	12.65	13.32	13.98	14.65
Range		11.46	12.10	12.73	13.37	14.00
	15.0%	10.97	11.57	12.18	12.78	13.39

In connection with the discounted dividend and terminal value analysis performed, Janney considered and discussed with Boardwalk Bancorp’s board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and the dividend payout ratio (the percentage of earnings per share payable to shareholders). Janney noted that the discounted dividend and terminal value analysis is a widely used valuation methodology, but the results are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of the actual values or expected values of Boardwalk common stock.

Financial Impact Analysis. Janney performed a pro forma merger analysis that combined projected balance sheet and income statement information of Cape Savings and Boardwalk Bancorp. The analysis assumed that 50% of Boardwalk Bancorp’s shares were exchanged for shares of Cape Savings common stock at an exchange ratio of 2.3 shares and that 50% of Boardwalk Bancorp’s shares were exchanged for cash of $23.00 per share. The analysis also contemplated certain purchase accounting adjustments, charges and transaction costs associated with the merger, as well as certain transaction synergies determined by the managements of Cape Savings and Boardwalk Bancorp. The analysis assumed earnings projections consistent with internal projections as discussed with management of Boardwalk Bancorp and Cape Savings. In addition, the analysis assumed that the 441,900 outstanding options to purchase Boardwalk Bancorp common stock were cashed out in amount equal to the difference between $23.00 and the weighted average exercise price of $16.99 per share.

In connection with its analyses, Janney considered and discussed with Boardwalk Bancorp’s board how the pro forma analyses would be affected by various changes in the underlying assumptions. Janney evaluated and discussed with Boardwalk Bancorp’s board the impact of the transaction on the pro forma company’s book value, tangible book value and earnings. Janney noted that the actual results achieved by the combined company may vary from the projected results and the variations may be material.

Boardwalk Bancorp has agreed to pay Janney a contingent transaction fee of approximately $963,000 in connection with the merger, of which 20% was paid upon the signing of the merger agreement. The balance of the fee is payable by no later than the closing of the transaction. Boardwalk Bancorp has also agreed to reimburse certain of Janney’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Janney and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain liabilities.

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Janney has in the past provided certain investment banking services to Boardwalk Bancorp and has received compensation for such services and may provide, and receive compensation for, such services in the future. Furthermore, in the ordinary course of its business as a broker-dealer, Janney may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of Boardwalk Bancorp for its own account or for the accounts of its customers.

The full text of the opinion of Janney Montgomery Scott, LLC, which is attached as Appendix B to this proxy statement-prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Janney Montgomery Scott, LLC, and should be read in its entirety. The summary of the opinion of Janney Montgomery Scott, LLC set forth in this proxy statement is qualified in its entirety by reference to the opinion.

Form of the Merger

The Boards of Directors of Boardwalk Bancorp and Cape Savings Bank have approved the merger agreement which provides for the merger of Boardwalk Bancorp with and into Cape Bancorp and the merger of Boardwalk Bank with and into Cape Savings Bank. Upon completion of the merger, each share of Boardwalk Bancorp common stock will be converted into the right to receive (i) 2.3 shares of Cape Bancorp common stock, (ii) $23.00 in cash, without interest, or (iii) a combination of Cape Bancorp stock and cash. A Boardwalk Bancorp shareholder’s receipt of cash or stock, however, is subject to the allocation and proration procedures as well as other provisions in the merger agreement. See “—Consideration to be Received in the Merger.”

The common stock of Cape Bancorp is expected to be traded on the Nasdaq Global Market under the symbol “        ” upon conclusion of the stock offering and after completion of the merger.

Consideration to be Received in the Merger

When the merger becomes effective, each share of Boardwalk Bancorp common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, subject to the election and proration procedures outlined in the merger agreement, (a) $23.00 in cash without interest, (b) 2.3 shares of Cape Bancorp common stock, or (c) a combination of cash and shares of Cape Bancorp common stock.

Although shareholders of Boardwalk Bancorp are being given the option to elect whether to receive cash, Cape Bancorp common stock, or a combination of the two, in exchange for their shares of Boardwalk Bancorp common stock, all cash and stock elections will be subject to the allocation and proration procedures, as well as other provisions in the merger agreement. In particular, the number of Boardwalk Bancorp shares converted into the right to receive cash consideration will be 50% of the total outstanding Boardwalk Bancorp stock, and the number of Boardwalk Bancorp shares converted into the right to receive stock consideration shall be 50% of the total outstanding Boardwalk Bancorp shares. Based on 4,295,151 outstanding shares of Boardwalk Bancorp common stock, we expect to issue approximately 4,939,424 shares of our common stock to Boardwalk Bancorp shareholders in the merger. At June 30, 2007, there were 420,583 outstanding options to purchase shares of Boardwalk Bancorp common stock. If each of these options were exercised prior to the effective time of the merger, Cape Bancorp could issue as many as 5,423,094 shares of its common stock to Boardwalk Bancorp shareholders in the merger.

Neither Cape Bancorp nor Boardwalk Bancorp is making any recommendation as to whether Boardwalk Bancorp shareholders should elect to receive cash or Cape Bancorp common stock in the merger. Each holder of Boardwalk Bancorp common stock must make his or her own decision with respect to such election.

Finally, the number of Boardwalk Bancorp shares exchanged for cash and stock may need to be adjusted to ensure Boardwalk Bancorp’s shareholders will not receive fractional shares of Cape Bancorp common stock. Instead, they will receive a cash payment for any fractional shares in an amount equal to the product of such fractional amount multiplied by $10.00.

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See “The Conversion and Stock Offering” on page          of the attached Cape Bancorp prospectus for a more detailed discussion on the number of shares to be issued in the offering and the merger, as well as the percentages of the shares of Cape Bancorp common stock that will be outstanding following the offering and the merger at the different points of the offering range.

It is unlikely that elections will be made in the exact proportion provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Boardwalk Bancorp shareholders, in the aggregate, elect to receive more shares of Cape Bancorp common stock than Cape Bancorp has agreed to issue in the merger or fewer shares of Cape Bancorp common stock than must be issued in the merger. These procedures are summarized below.

•

If Cape Bancorp Stock Is Oversubscribed: If Boardwalk Bancorp shareholders elect to receive more Cape Bancorp common stock than the parties have agreed Cape Bancorp may issue in the merger, then all of the Boardwalk Bancorp shareholders who have elected to receive cash or who have made no election will receive cash for their Boardwalk Bancorp’s shares and all shareholders who elected to receive Cape Bancorp common stock will receive a pro rata portion of the available Cape Bancorp shares, plus cash for those shares not converted into Cape Bancorp common stock

•

If Cape Bancorp Stock is Undersubscribed: If Boardwalk Bancorp shareholders elect to receive fewer shares of Cape Bancorp common stock than the parties have agreed Cape Bancorp must issue in the merger, then all Boardwalk Bancorp shareholders who have elected to receive Cape Bancorp common stock will receive Cape Bancorp common stock, and Boardwalk Bancorp shareholders who elected to receive cash or have made no election will be treated in the following manner:

(1)	If the number of shares held by Boardwalk Bancorp shareholders who have made no election is sufficient to make up the shortfall in the number of Cape Bancorp shares that Cape Bancorp is required to issue in the merger, then all Boardwalk Bancorp shareholders who elected cash will receive cash, and those shareholders who made no election will receive both cash and Cape Bancorp common stock in whatever proportion is necessary to make up the shortfall.

(2)	If the number of shares held by Boardwalk Bancorp shareholders who have made no election is insufficient to make up the shortfall, then all Boardwalk Bancorp shareholders who made no election will receive Cape Bancorp common stock and those Boardwalk Bancorp shareholders who elected to receive cash will receive cash and common stock in whatever proportion is necessary to make up the shortfall.

No guarantee can be made that you will receive the amount of Cape Bancorp stock or cash you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive Cape Bancorp common stock and/or cash in an amount that varies from the amount you elect to receive.

Election Procedures; Surrender of Stock Certificates

A form for making an election of the consideration you wish to receive in the merger will be sent to you separately. The election form allows you to elect to receive Cape Bancorp common stock or cash, or a combination of both, or make no election with respect to the merger consideration you wish to receive. For your election to be effective, your properly completed election form, along with your Boardwalk Bancorp stock certificates or an appropriate guarantee of delivery, must be received by                      on or before 4:00 p.m.,          time, on                             , 2007.                              will act as exchange agent in the merger and in that role will process the exchange of Boardwalk Bancorp stock certificates for cash and/or Cape Bancorp common stock. Shortly after the merger, the exchange agent will allocate cash and stock among Boardwalk Bancorp shareholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Boardwalk Bancorp stock certificates after the merger is completed. In any event, you should not forward your Boardwalk Bancorp stock certificates with your proxy cards.

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If you have a preference for receiving either Cape Bancorp common stock or cash in exchange for your Boardwalk Bancorp stock, you should complete and return the election form. If you do not make an election or indicate that you have no preference, you will be allocated Cape Bancorp common stock and/or cash based on the merger agreement’s allocation and proration procedures.

We are not recommending whether you should elect to receive Cape Bancorp common stock or cash in the merger. You must make your own decision with respect to your election. The United States federal income tax treatment will depend primarily on whether you exchange your Boardwalk Bancorp common stock solely for Cape Bancorp common stock, solely for cash, or for a combination of Cape Bancorp common stock and cash. See “-Material Federal Income Tax Consequences of the Merger.”

If certificates for Boardwalk Bancorp common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, Boardwalk Bancorp shares may be properly exchanged, and an election will be effective, if:

•

such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States;

•

the exchange agent receives, prior to the election deadline, a properly completed and duly executed Notice of Guaranteed Delivery (delivered by hand, mail, telegram, telex or facsimile transmission); and

•

the exchange agent receives, within three (3) business days after the election deadline, the certificates for all exchanged Boardwalk Bancorp shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

Boardwalk Bancorp shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Boardwalk Bancorp common stock designated as “nonelection” shares. Boardwalk Bancorp stock certificates represented by elections that have been revoked will be promptly returned without charge to the Boardwalk Bancorp stockholder submitting the election form upon written request. After the completion of the merger, the exchange agent will allocate cash and Cape Bancorp common stock among the shareholders of Boardwalk Bancorp common stock according to the allocation procedures outlined above.

After the completion of the merger, the exchange agent will mail to Boardwalk Bancorp shareholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their Boardwalk Bancorp common stock certificates for the merger consideration. Until you surrender your Boardwalk Bancorp stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Cape Bancorp common stock into which your Boardwalk Bancorp shares may be converted. When you surrender your Boardwalk Bancorp stock certificates, Cape Bancorp will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Boardwalk Bancorp common stock. Boardwalk Bancorp stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your Boardwalk Bancorp stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request,                          will send you instructions and appropriate forms for this purpose.

Treatment of Boardwalk Bancorp Stock Options

Immediately prior to the effective time of the merger (after all of the conditions to the consummation of the merger, as described in the merger agreement, have been satisfied) each outstanding option to purchase shares of Boardwalk Bancorp common stock granted under any of the Boardwalk Bancorp stock option plans, whether or not the

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options are then exercisable, will be cancelled in exchange for a cash payment from Boardwalk Bancorp. The cash payment for each option will be equal to the excess of the $23.00 merger consideration over the exercise price per share of each option multiplied by the number of shares subject to such option, net of any cash that must be withheld under the federal and state income and employment tax requirements.

Material Federal Income Tax Consequences of the Merger

The following discussion addresses the material United States federal income tax consequences of the merger to U.S. holders of Boardwalk Bancorp common stock. This discussion applies only to U.S. holders of Boardwalk Bancorp common stock that hold their Boardwalk Bancorp common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of his or her personal circumstances or to shareholders subject to special treatment under the United States federal income tax laws including: banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; shareholders who hold Boardwalk Bancorp common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and to shareholders of Boardwalk Bancorp common stock who acquired their shares of Boardwalk Bancorp common stock upon the exercise of warrants or employee stock options or otherwise as compensation. For purposes of this summary, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or of any state or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to continue to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any other entity treated as a partnership for United States federal income tax purposes) holds Boardwalk Bancorp common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding Boardwalk Bancorp common stock, such holder should consult its tax advisor.

This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement-prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document. The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

In connection with the filing of the registration statement, Luse Gorman Pomerenk & Schick, P.C. has delivered to Cape Bancorp its opinion, that the merger will qualify as a “tax-free reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. A copy of the tax opinion is attached as Exhibit 8 of the registration statement of which this proxy statement-prospectus forms a part. Such opinion has been rendered on the basis of facts, representations or assumptions set forth or referred to in such opinion and the factual representations contained in certificates of officers of Cape Savings Bank and of Boardwalk Bancorp, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

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No ruling has been sought from the Internal Revenue Service regarding the tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Tax-Free Reorganization; Tax Treatment of the Entities. The Merger will constitute a tax-free reorganization for Federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code meaning that no gain or loss will be recognized by Cape Bancorp, Cape Savings Bank, Boardwalk Bancorp, or Boardwalk Bank as a result of the merger provided that the continuity of interest requirement is met, as discussed below. In order for the merger to qualify as a tax-free reorganization, the transaction must satisfy a judicially-created doctrine whereby the shareholders of Boardwalk Bancorp must retain a significant ongoing interest in the combined entity. Under Internal Revenue Service rulings and guidelines, this “continuity of interest” test would require that the aggregate value of Cape Bancorp common stock issued in the merger to Boardwalk Bancorp shareholders is not less than 50% of the value of formerly outstanding shares of Boardwalk Bancorp common stock, in order for the Service to make an advance ruling that the merger would qualify as a tax-free reorganization. However, although the Service applies a 50% guideline for advance ruling purposes, the Service has acknowledged that the 50% guideline does not define, as a matter of law, the minimum stock consideration required to meet the continuity of interest test. The Internal Revenue Service issued regulations in 2005 adopting a 40% continuity of interest if the merger agreement provides for “fixed consideration” as defined in its regulations. The Service also has, in private letter rulings, found sufficient continuity of interest at the 45% level, and the courts have accepted lower levels of continuity, including thresholds of 38% and 25% stock consideration. As a condition to closing the merger, 50% of the outstanding shares of Boardwalk Bancorp common stock must be converted into shares of Cape Bancorp common stock.

Exchange of Boardwalk Bancorp Common Stock Solely for Cape Bancorp Common Stock. No gain or loss will be recognized by a Boardwalk Bancorp stockholder who receives solely shares of Cape Bancorp common stock (except to the extent that cash is received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Boardwalk Bancorp common stock. The aggregate adjusted tax basis of the shares of Cape Bancorp common stock received by a Boardwalk Bancorp stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of Cape Bancorp common stock, as discussed below) to the aggregate adjusted tax basis of the Boardwalk Bancorp common stock surrendered in exchange for the Cape Bancorp common stock. The holding period of the Cape Bancorp common stock received will include the holding period of shares of Boardwalk Bancorp common stock surrendered in exchange for the Cape Bancorp common stock, provided that such shares were held as capital assets of the Boardwalk Bancorp stockholder at the effective time of the merger.

Exchange of Boardwalk Bancorp Common Stock Solely for Cash. A Boardwalk Bancorp stockholder who receives solely cash in exchange for all of his or her shares of Boardwalk Bancorp common stock (and is not treated as constructively owning Cape Bancorp common stock after the merger under the circumstances referred to below under “ -Possible Dividend Treatment ”) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received and such stockholder’s aggregate adjusted tax basis in the Boardwalk Bancorp common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Boardwalk Bancorp stockholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the Boardwalk Bancorp stockholder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for Cape Bancorp Common Stock and Cash. As a result of receiving a combination of Cape Bancorp common stock and cash in exchange for shares of Boardwalk Bancorp common stock, a Boardwalk Bancorp stockholder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain “realized” in the merger. The amount of gain a Boardwalk Bancorp stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the Cape Bancorp common stock received exceeds (b) the shareholders’ aggregate adjusted tax basis in the Boardwalk Bancorp common stock surrendered in the merger. If a stockholder of Boardwalk Bancorp common stock purchased his or her shares of Boardwalk Bancorp common stock at different prices, such Boardwalk Bancorp stockholder will have to compute his or her recognized gain or loss separately for the shares of Boardwalk Bancorp common stock with a different adjusted basis in accordance with the applicable tax rules described in the previous sentences. Any recognized loss disallowed will be included in the adjusted basis of the holders of Cape Bancorp common stock received in the merger, as

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discussed below. Any recognized gain will be taxed as a capital gain or a dividend, as described below. The aggregate adjusted tax basis of the shares of Cape Bancorp common stock received in the merger will be the same as the aggregated adjusted tax basis of the shares of Boardwalk Bancorp common stock surrendered in the merger decreased by the amount of cash received in the merger and increased by the (i) gain recognized in the merger, if any, and (ii) recognized loss disallowed in the merger, if any. The holding period for shares of Cape Bancorp common stock received by such Boardwalk Bancorp stockholder will include such stockholder’s holding period for the Boardwalk Bancorp common stock surrendered in exchange for the Cape Bancorp common stock, provided that such shares of Boardwalk Bancorp common stock were held as capital assets of the stockholder at the effective time of the merger.

Possible Dividend Treatment. Any gain recognized by a Boardwalk Bancorp shareholder will be capital gain unless the Boardwalk Bancorp shareholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as dividends to the extent of the shareholder’s ratable share of accumulated earnings and profits, as calculated for United States federal income tax purposes. For purposes of determining whether a Boardwalk Bancorp shareholder’s receipt of cash has the effect of a distribution of a dividend, the Boardwalk Bancorp shareholder will be treated as if it first exchanged all of its Boardwalk Bancorp common stock solely in exchange for Cape Bancorp common stock and then Cape Bancorp immediately redeemed a portion or all of that stock for the cash that the holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a distribution of a dividend of the Boardwalk Bancorp shareholder if such receipt is, with respect to the Boardwalk Bancorp shareholder, “not essentially equivalent to a dividend,” “substantially disproportionate” or a “complete redemption,” each within the meaning of Section 302(b) of the Code.

The deemed redemption will not be “essentially equivalent to a dividend” and, therefore, will not have the effect of a distribution of a dividend with respect to a Boardwalk Bancorp shareholder if it results in a “meaningful reduction” in the holder’s proportionate interest in Cape Bancorp. If a holder that has a relatively minimal stock interest in Cape Bancorp and no right to exercise control over corporate affairs suffers a reduction in the holder’s proportionate interest in Cape Bancorp, the holder should be regarded as having suffered a meaningful reduction in the holder’s proportionate interest in Cape Bancorp. For example, the IRS has held in a published ruling that, in the case of a less than 1% stockholder who does not have management control over the corporation, any reduction in the stockholder’s proportionate interest will constitute a “meaningful reduction.” The IRS has also indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

The deemed redemption will be “substantially disproportionate,” and, therefore, will not have the effect of a distribution of a dividend with respect to a Boardwalk Bancorp shareholder who owns less than 50% of the voting power of the outstanding Cape Bancorp common stock if the percentage of the outstanding Cape Bancorp common stock that is actually and constructively owned by the holder immediately after the deemed redemption is less than 80% of the percentage of the outstanding Cape Bancorp common stock that is considered to be actually and constructively owned by the holder immediately before the deemed redemption.

The deemed redemption will be a “complete redemption,” and, therefore, will not have the effect of a distribution of a dividend with respect to a Boardwalk Bancorp shareholder, if it results in a complete termination of a shareholder’s interest in the outstanding Cape Bancorp common stock that is considered to be actually and constructively owned by the holder immediately before the deemed redemption.

For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. In the event of a “complete redemption” within the meaning of Section 302(b) of the Code, a shareholder may elect to waive the attribution rules of Section 318 of the Code pursuant to Section 302(c) of the Code.

If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the Boardwalk Bancorp shareholder’s holding period for its Boardwalk Bancorp common stock is more than one year as of the date of the merger. Long-term capital gains recognized by an individual are generally subject to tax at reduced rates.

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If, after applying these tests, the deemed redemption results in the gain recognized by a Boardwalk Bancorp shareholder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual Boardwalk Bancorp shareholders at the long-term capital gains rate, provided that the shareholder held the shares giving rise to such income for more than 61 days during the 121 day period beginning 60 days before the closing date. Any gain treated as ordinary income will be taxable at ordinary income rates.

The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Boardwalk Bancorp stockholder. Boardwalk Bancorp shareholders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

Cash in Lieu of Fractional Shares. A Boardwalk Bancorp stockholder who holds Boardwalk Bancorp common stock as a capital asset and who receives in the merger, in exchange for such stock, cash in lieu of a fractional share interest in Cape Bancorp common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Tax Treatment of Options. The excess of the cash consideration of $23.00 per share to be paid by Cape Bancorp for each share of Boardwalk Bancorp common stock over the per share exercise price for each share of common stock subject to such stock options will constitute taxable ordinary income to the option holder.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a Boardwalk Bancorp stockholder is entitled pursuant to the merger, unless the Boardwalk Bancorp stockholder provides the appropriate form. A Boardwalk Bancorp shareholder should complete and sign the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the Boardwalk Bancorp stockholder’s taxpayer identification number, and certification necessary to avoid backup withholding. Any amount withheld as backup withholding from payments to an exchanging Boardwalk Bancorp shareholder will be allowed by the Service as a refund or credit against the Boardwalk Bancorp shareholder’s federal income tax liability if the shareholder timely furnishes the required information to the IRS.

The foregoing is a summary discussion of material federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular Boardwalk Bancorp stockholder in light of such stockholder’s particular circumstances. Boardwalk Bancorp shareholders should consult their own tax advisors as to the particular tax consequences to them of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.

Interests of Certain Persons in the Merger

As described below, certain of Boardwalk Bancorp’s officers and directors have interests in the merger that are in addition to, or different from, the interests of Boardwalk Bancorp’s shareholders generally. Boardwalk Bancorp’s board of directors was aware of these conflicts of interest and took them into account in approving the merger.

Existing Boardwalk Employment Agreement and Change in Control Agreements. Michael D. Devlin, Chairman, President and Chief Executive Officer of Boardwalk Bancorp and Boardwalk Bank, is a party to an employment agreement with Boardwalk Bank. Wayne S. Hardenbrook, Executive Vice President and Chief Financial Officer of Boardwalk Bancorp and Boardwalk Bank, Guy A. Deninger, Executive Vice President and Chief Lending Officer of Boardwalk Bancorp and Boardwalk Bank, and five additional officers of Boardwalk Bank are each parties to change in control agreements with Boardwalk Bank.

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Under Mr. Devlin’s employment agreement, he is entitled to receive a lump-sum cash payment upon the occurrence of a “change in control,” which is defined to mean a change in ownership of Boardwalk Bancorp or Boardwalk Bank, a change in effective control of Boardwalk Bancorp or Boardwalk Bank, or a change in the ownership of a substantial portion of the assets of Boardwalk Bancorp or Boardwalk Bank. In such event, Mr. Devlin’s employment agreement provides that he is entitled to receive a lump-sum cash payment equal to three times the sum of (i) the highest annualized base salary paid to him during the year of payment or the preceding two calendar years and (ii) the highest bonus paid to him with respect to one of the three calendar years immediately preceding the year of payment. The employment agreement also provides for a payment equal to 90% of base salary in lieu of continued welfare and other benefits. The merger transaction with Cape Bancorp will constitute a “change in control” within the meaning of Mr. Devlin’s employment agreement. Mr. Devlin has agreed to reduce the payment amount due to him as a result of the merger transaction with Cape Bancorp, to the extent necessary, to an amount that, when aggregated with any other payments that are contingent on the occurrence of the merger transaction, will not cause an excess parachute payment under Section 280G of the Internal Revenue Code. Parachute payments generally are payments that, in the aggregate, exceed three times the recipient’s average annual compensation includable in the recipient’s gross income during the most recent five taxable years ending before the year in which the control of the employer occurs (the “base amount”). Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount (an “excess parachute payment”), in addition to regular income taxes, and excess parachute payments are not deductible by the employer as compensation expense for federal income tax purposes. Accordingly, Mr. Devlin will receive, on the later of the closing date of the merger transaction with Cape Bancorp or the first business day of January 2008, a cash payment in the amount of approximately $645,000.

The change in control agreements for Messrs. Hardenbrook and Deninger each provide for a lump-sum cash payment upon the occurrence of a “change in control,” which is defined the same as for purposes of Mr. Devlin’s employment agreement and would include the merger transaction with Cape Bancorp. Under their change in control agreements, each of Mr. Hardenbrook and Mr. Deninger would be entitled to lump-sum cash payments equal to two times the sum of (i) the highest annualized base salary paid to him during the year of payment or the preceding three calendar years and (ii) the highest bonus paid to him with respect to the year of payment or the immediately preceding three calendar years. The change in control agreements also provide for continued health and medical benefits for a period of two years, or reimbursement of the after-tax cost of obtaining substantially similar benefits. Both Mr. Hardenbrook and Mr. Deninger have agreed to reduce the payment amount due to him as a result of the merger transaction with Cape Bancorp, to the extent necessary, to an amount that, when aggregated with any other payments that are contingent on the occurrence of the merger transaction, will not cause an excess parachute payment under Section 280G of the Internal Revenue Code. Accordingly, Mr. Hardenbrook and Mr. Deninger will receive, on the later of the closing date of the merger transaction with Cape Bancorp or the first business day of January 2008, a cash payment in the amount of approximately $493,000 and $383,000, respectively.

Five other non-executive officers of Boardwalk Bancorp are parties to change in control agreements with Boardwalk Bank, which are substantially similar to the change in control agreements for Messrs. Hardenbrook and Deninger, but which provide for lump-sum cash payments equal to one times the sum of highest annualized base salary and highest bonus for the applicable periods. Each of these officers has agreed to forego any payments under their change in control agreements with Boardwalk Bank and, in lieu thereof, has executed a new one-year change in control agreement with Cape Savings Bank, which supersedes the officer’s existing change in control agreement with Boardwalk Bank. Each officer has also agreed to a retention bonus from Cape Savings Bank if the officer remains employed by Cape Savings Bank on the first and second anniversary dates of the merger transaction. Seventy-five percent of the total retention bonus for each officer will be paid on the first anniversary date of the merger and twenty-five percent of the total retention bonus will be paid on the second anniversary date of the merger. If the officer’s employment is terminated involuntarily prior to the first anniversary date of the merger, the officer will generally receive the total amount to which the officer would have been entitled under the Boardwalk Bank change in control agreements. The total retention bonuses are generally in the total amount of one year’s base salary for the applicable officer. Each officer will also be entitled to continued health and medical benefits, at no charge, for a period of one year following termination of employment with Cape Savings Bank.

New Employment and Change in Control Agreements with Cape Savings Bank. Michael D. Devlin and Guy A. Deninger have each entered into new employment agreements with Cape Savings Bank, effective as of the effective date of the merger between Boardwalk Bancorp and Cape Bancorp. Wayne S. Hardenbrook has entered into a new

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change in control agreement with Cape Savings Bank, effective as of the effective date of the merger between Boardwalk Bancorp and Cape Bancorp. For a description of these agreements, see “Executive Compensation – Employment Agreements” and “Executive Compensation – Change in Control Agreements.” As indicated above, five other non-executive officers of Boardwalk Bancorp have also executed new one-year change in control agreements with Cape Savings Bank.

Equity Compensation Awards. The merger agreement provides that each option to purchase shares of Boardwalk Bancorp common stock that is issued and outstanding immediately prior to the completion of the transaction, including all options held by Boardwalk officers and directors, will be canceled in exchange for a cash payment, less required holding taxes, equal to the excess, if any, of $23 over the exercise price per share of common stock subject to the option for each share subject to option. With respect to each of Messrs. Devlin, Hardenbrook and Deninger, in the event that all depositor and shareholder votes required for completion of the merger have occurred, Boardwalk has agreed to take all actions necessary to cause each outstanding option held by these executive officers to be fully vested, if not previously vested, prior to December 31, 2007, and canceled in exchange for a cash payment, less required holding taxes, equal to the excess, if any, of $23 over the exercise price per share of common stock subject to the option for each share subject to option.

Appointment of Directors to the Cape Bancorp Board of Directors. Cape Bancorp will appoint three members of Boardwalk Bancorp’s directors to the boards of directors of Cape Bancorp and Cape Savings Bank. Those individuals will be Thomas K. Ritter, Michael D. Devlin and Agostino R. Fabietti. If any of these Boardwalk Bancorp director designees shall be unable or unwilling to serve as a nominee or a director for any reason either prior to his appointment as a director or during this term of office, then the remaining Boardwalk Bancorp director designees shall designate another person acceptable to a majority of the members of the respective Boards to replace such individual. Mr. Ritter shall serve as a director in the class of directors whose term expires in 2010, Mr. Devlin shall serve as a director in the class of directors whose term expires in 2009 and Mr. Fabietti shall serve as a director in the class of directors whose term expires in 2008. Subject to their fiduciary duties, the boards of Cape Bancorp and Cape Savings Bank shall take all action necessary to appoint each of Messrs. Fabietti and Devlin to their respective board for a three-year term following the expiration of their terms listed above.

Employee Severance. Except in the circumstances described below, an employee of Boardwalk Bancorp or Boardwalk Bank who continues as an employee of Cape Savings Bank or any of its subsidiaries but is involuntarily terminated, other than for cause (as defined in the preceding section), within twelve months of the effective time of the merger, will receive a lump sum payment equal to two weeks base pay (as defined below) for each full year of service at Boardwalk Bancorp or Boardwalk Bank with a minimum payment equal to four weeks of base pay and a maximum payment amount equal to 16 weeks of base pay. Any employee of Boardwalk Bancorp or Boardwalk Bank who has a separate employment agreement, change in control agreement or severance agreement is entitled only to the payments provided by such agreement.

With respect to the severance benefits described above, “base pay” means the employee’s salary rate on effect on the termination date.

Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the merger, Cape Bancorp has agreed to indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors or officers of Boardwalk Bancorp, Boardwalk Bank or any of their subsidiaries with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such prior to the effective time of the merger to the same extent as Boardwalk Bancorp currently provides for indemnification of its officers and directors. Cape Bancorp has also agreed to purchase and keep in force for a period of six years following the effective time of the merger directors’ and officers’ liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Boardwalk Bancorp’s and Boardwalk Bank’s existing directors’ and officers’ liability insurance for acts or omissions occurring on or prior to the effective time of the merger. However, Cape Bancorp is not required to expend in the aggregate an amount greater than 250% of the annual cost currently expended by Boardwalk Bancorp and Boardwalk Bank with respect to such insurance (the “Insurance Amount”). If the cost of procuring such insurance would exceed the Insurance Amount, Cape Bancorp shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

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Employee Matters

Cost efficiencies are being identified by management of Cape Bancorp and as decisions are made regarding the integration of Boardwalk Bank into Cape Savings Bank and the possible consolidation of certain Boardwalk Bank branch offices, if any, decisions will also be made regarding certain Boardwalk Bancorp and Boardwalk Bank management and employee positions that may be eliminated. Each person who is an employee of Boardwalk Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Cape Savings Bank. Cape Bancorp or its subsidiaries will make available employer-provided health and other employee welfare benefit plans to each continuing employee on the same basis that such employees received coverage from Boardwalk Bank until Cape Savings Bank alters such benefits to make them consistent with the benefits being offered by Cape Savings Bank. Former employees of Boardwalk Bank who become employees of Cape Savings Bank in connection with the merger will generally be eligible to participate in the Cape Savings Bank’s 401(k) Plan and the Cape Savings Bank employee stock ownership plan in accordance with the eligibility provisions of the respective plans. Former employees of Boardwalk Bank shall be considered new employees for purposes of eligibility and vesting in Cape Savings Bank’s defined benefit pension plan and the employee stock ownership plan.

Regulatory Approvals Needed to Complete the Merger, the Reorganization and the Offering

General. The merger cannot proceed in the absence of the requisite regulatory approvals. See “The Acquisition of Boardwalk Bancorp—Conditions to Completion of the Merger” and “—Termination.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “The Acquisition of Boardwalk Bancorp—Conditions to Completing the Merger.”

The approval of an application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Boardwalk Bancorp common stock to Cape Bancorp common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Merger Approvals. Completion of the merger is subject to prior approval of the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. In reviewing applications for transactions of this type, the Federal Deposit Insurance Corporation must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, and competitive factors. Similarly, the New Jersey Department of Banking and Insurance must consider, among other factors, whether the merger will be consistent with adequate and sound banking practices and in the public interest on the basis of the following:

(i)	the financial history and condition of the parties;

(ii)	their prospects;

(iii)	the character of their management;

(iv)	the potential effect of the merger on competition; and

(v)	the convenience and needs of the area primarily to be served by the resulting institution.

In addition, the Federal Deposit Insurance Corporation may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Cape Bancorp filed applications with the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance on September     , 2007.

Under the Community Reinvestment Act of 1977, the Federal Deposit Insurance Corporation must take into account the record of performance of Boardwalk Bank and Cape Savings Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review

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process, bank regulatory agencies frequently receive comments and protests from community groups and others. Boardwalk Bank received a “Satisfactory” rating during its last Community Reinvestment Act examination by the Federal Deposit Insurance Corporation and Cape Savings Bank received a “Satisfactory” rating during its last Community Reinvestment Act examination conducted by the Federal Deposit Insurance Corporation.

In addition, a period of 15 to 30 days must expire following approval by the Federal Deposit Insurance Corporation before completion of the merger of Cape Savings Bank and Boardwalk Bank is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Boardwalk Bancorp and Cape Bancorp believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger of the two banks, or that the Attorney General of the State of New Jersey will not challenge the merger of the two banks, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

Offering Approvals. Cape Savings Bank has adopted a plan of conversion pursuant to which it is converting from the mutual-to-stock form of organization and Cape Bancorp is offering shares of its common stock to Cape Savings Bank’s eligible depositors, the public and shareholders of Boardwalk Bancorp. Consummation of the merger is subject to certain conditions, including the receipt by Cape Bancorp of all approvals necessary to complete its conversion and stock offering. Specifically, the offering must be approved by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. Cape Bancorp’s offering applications were filed with these agencies on September     , 2007. Cape Bancorp also filed a Registration Statement on Form S-1 with the Securities and Exchange Commission on September     , 2007.

Accounting Treatment of the Merger

Cape Bancorp will use the purchase method of accounting for the merger. Under this method of accounting, the assets and liabilities of Boardwalk Bancorp will be recorded on Cape Bancorp’s consolidated balance sheet at their estimated fair values at the effective date of the merger. The amount by which the purchase price exceeds the fair value of the net tangible and identifiable intangible assets acquired by Cape Bancorp through the merger will be recorded as goodwill. Goodwill will not be amortized, but will instead be subject to assessment for impairment, and identifiable intangible assets will be amortized over their estimated useful lives. Cape Bancorp currently expects that, based on preliminary accounting estimates, the merger would result in the recording of goodwill of approximately $50.6 million and a core deposit intangible of approximately $5.1 million.

Resale of Cape Bancorp Common Stock

The shares of Cape Bancorp common stock to be issued to shareholders of Boardwalk Bancorp in the merger have been registered under the Securities Act of 1933. Shares of Cape Bancorp common stock issued in the merger may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of Boardwalk Bancorp, as that term is defined in the rules under the Securities Act of 1933. Cape Bancorp common stock received by those shareholders of Boardwalk Bancorp who are deemed to be “affiliates” of Boardwalk Bancorp at the time the merger is submitted for vote of the shareholders of Boardwalk Bancorp may be resold without registration under the Securities Act of 1933 only to the extent provided for by Rule 145 promulgated under the Securities Act of 1933. Rule 145 permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of Boardwalk Bancorp is an individual or entity that controls, is controlled by, or is under common control with, Boardwalk Bancorp, as the case may be, and may include the executive officers and directors of Boardwalk Bancorp, as well as certain principal shareholders of Boardwalk Bancorp. The same restrictions apply to certain relatives or the spouses of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

Pursuant to the terms of the merger agreement, Boardwalk Bancorp has caused each person who may be deemed an affiliate of Boardwalk Bancorp for purposes of Rule 145 under the Securities Act of 1933 to deliver to Cape Savings Bank a written agreement intended to ensure compliance with the Securities Act of 1933.

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The Merger Agreement

The following describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Appendix A and is incorporated by reference into this proxy statement-prospectus.

Time of Completion

The closing of the merger will take place no later than the 5th business day after the last condition precedent pursuant to the Merger Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which Cape Savings and Boardwalk Bancorp mutually agree. On the closing date, Boardwalk Bancorp will merge with and into Cape Bancorp. Cape Bancorp will file a certificate of merger with the New Jersey Office of the Secretary of State in accordance with the New Jersey Business Corporation Act, and will file articles of merger with the Maryland Department of Assessments and Taxation merging Boardwalk Bancorp into Cape Bancorp. The merger will become effective at the time stated in such certificate of merger and articles of merger.

It is expected that the merger will be completed at the beginning of the first calendar quarter of 2008. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing. Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before June 30, 2008, unless failure to complete the merger by that time is due to a failure to fulfill any material obligation under the merger agreement by the party seeking to terminate the agreement. See “—Terminating the Merger Agreement.”

Possible Alternative Structures

Cape Bancorp is entitled to revise the structure of the merger, provided that:

(i)	there are no adverse Federal or state income tax consequences to Boardwalk Bancorp stockholders as a result of the modification;

(ii)	the consideration to be paid to the holders of shares of Boardwalk Bancorp common stock under the merger agreement is not changed in kind or value or reduced in amount; and

(iii)	the modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the merger.

Cape Bancorp is not entitled to revise the structure of the merger to provide for a mutual holding company structure without the prior written consent of Boardwalk Bancorp, which consent may be withheld in its sole discretion.

Representations and Warranties

The merger agreement contains various representations and warranties by Cape Bancorp and Cape Savings Bank and Boardwalk Bancorp and Boardwalk Bank that are customary for a transaction of this kind. Some of the representations and warranties are qualified by materiality and other exceptions. They include, among other things:

•	the organization, existence, and corporate power and authority, and capitalization of each of the companies;

•	ownership of subsidiaries;

•	authority to enter into the merger agreement and that the merger agreement is binding on the parties;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

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•

filings required to be made with and approvals required to be obtained from governmental agencies and consents to be obtained from third parties in connection with the merger agreement, and a statement that the parties are not aware of any reasons why such approvals and consents will not be obtained;

•	regulatory reports and financial statements;

•	filing of tax returns and payment of taxes;

•	the absence of any development materially adverse to the companies;

•	material contracts and leases;

•	ownership of property;

•	insurance coverage;

•	the absence of adverse material litigation;

•	compliance with applicable laws and regulations;

•	employee benefit matters, including employee benefit plans;

•	brokers and finders;

•	environmental matters;

•	loan portfolios;

•	transactions with related parties;

•	termination benefits related to employment agreements and other benefit plans;

•	deposits;

•	inapplicability of anti-takeover laws and regulations;

•	the absence of obligations to register securities;

•	risk management instruments;

•	Boardwalk Bancorp’s receipt of a fairness opinion;

•	trust accounts;

•	internal controls

•	compliance with securities laws;

•	intellectual property; and

•	regulatory capital.

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All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the merger.

Covenants of the Parties

Conduct of Business Pending the Merger. In the merger agreement, Boardwalk Bancorp has agreed, pending consummation of the merger, that it will, among other things, unless otherwise consented to in writing by Cape Bancorp (which consent will not be unreasonably withheld, conditioned or delayed):

•	operate its business, and cause each of its subsidiaries, including Boardwalk Bank, to operate their businesses only in the usual, regular and ordinary course;

•	use reasonable efforts to preserve intact its business organization and assets and advantageous business relationships and maintain its rights and franchises; and

•	voluntarily take no action that would:

(i)	adversely affect the ability of Boardwalk Bancorp or Cape Savings Bank to obtain any necessary approvals of governmental authorities required for the transactions contemplated by the merger agreement or materially increase the period of time necessary to obtain such approvals; or

(ii)	adversely affect the ability of Boardwalk Bancorp to perform its covenants and agreements contained in the merger agreement.

Negative Covenants of Boardwalk Bancorp. Boardwalk Bancorp has agreed that from the date of the merger agreement until the completion of the merger, except as otherwise specifically permitted or required by the merger agreement, or consented to by Cape Savings Bank in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Boardwalk Bancorp and its subsidiaries, including Boardwalk Bank, will not and will not agree to do certain things. The merger agreement describes these commitments in detail, and sets forth exceptions to the commitments. In the merger agreement, Boardwalk Bancorp has agreed that neither it nor its subsidiaries will do the following:

•	change or waive any provision of their organizational documents;

•

change the number of shares of its authorized or issued capital stock, issue any shares that are held as treasury shares, or issue any stock options, except for certain issuances pursuant to the Boardwalk Bancorp Employee Stock Purchase Plan and the Boardwalk Bancorp Dividend Reinvestment Plan;

•	issue a stock split or combine or reclassify any shares of its capital stock;

•	declare or pay any dividends other than its regular quarterly cash dividend of $0.10 per share;

•	enter into, change or terminate any contract except in the ordinary course of business;

•	open or close any branch office or automated banking facility;

•

except for bonus payments accrued on the Boardwalk Bancorp financial statements prior to the effective time of the merger agreement, grant or agree to pay any bonus, severance or termination or enter into, renew or amend any employment or similar agreement other than as specified in the merger agreement;

•	enter into, or except as may be required by law, materially modify any benefit plan;

•	sell or lease all or any substantial portion of the assets or business of Boardwalk Bancorp or its subsidiaries;

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•	acquire all or any substantial portion of the assets or business of another entity except in connection with foreclosures or other collections of loans or other credit arrangements;

•	subject any asset of Boardwalk Bancorp or its subsidiaries to a lien or other encumbrance, except in the ordinary course of business consistent with past practice;

•	take any action that would result in Boardwalk Bancorp’s representations and warranties in the merger agreement becoming untrue;

•	change any method of accounting, except as may be required by accounting principles generally accepted in the United States of America or banking regulators;

•	purchase any equity securities, or purchase securities for Boardwalk Bancorp’s investment portfolio inconsistent with Boardwalk Bancorp’s or Boardwalk Bank’s current investment policy;

•	make or commit to make loans other than loans that are consistent with Boardwalk Bank’s past practices and made in the ordinary course of business;

•	enter into, renew, extend or modify any transaction (other than deposit transactions) with an affiliate outside of the ordinary course of business;

•	enter into any agreement or take any action for purposes of hedging exposure to interest rate risk;

•

except for what has been negotiated in the Merger Agreement, except for the payment of salaries under existing employment agreements, take any action that would give rise to a right of payment under any employment agreement or give rise to an acceleration of any right under an employee benefit plan;

•	make any changes to banking policies except as may be required by law or banking regulators;

•	make capital expenditures in excess of amounts specified in the merger agreement;

•	purchase or sell any assets or incur any liabilities other than in the ordinary course of business consistent with past practice; and

•	enter into leases or other contracts involving payments in excess of $50,000 annually, or containing any financial commitment extending beyond 12 months from the date of the merger agreement.

Current Information. Each company has agreed to keep the other informed of the general status of its ongoing operations. Each company has agreed to promptly notify the other of any material change in its business.

Access to Properties and Records. Subject to other terms of the merger agreement, Boardwalk Bancorp and Boardwalk Bank have agreed to permit Cape Bancorp reasonable access to their properties, and to disclose and make available their books, papers and records relating to their operations.

Financial and Other Statements. Boardwalk Bancorp has agreed to furnish to Cape Savings Bank copies of audited financial statements and copies of all internal control reports submitted to Boardwalk Bancorp by its independent accountants. Boardwalk Bancorp has agreed to deliver to Cape Savings Bank copies of all filings made with the Securities and Exchange Commission, and all reports that are filed with bank regulators. Boardwalk Bancorp will advise Cape Savings Bank of the receipt of examination reports from any bank regulator, and will furnish to Cape Bancorp any additional financial data as Cape Bancorp may reasonably request.

Consents and Approvals of Third Parties; All Reasonable Efforts. Boardwalk Bancorp and Cape Savings Bank have agreed to use all commercially reasonable efforts to obtain all consents and approvals necessary for the consummation of the merger. Subject to the terms of the merger agreement, Boardwalk Bancorp and Cape Savings

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Bank have agreed to use all commercially reasonable efforts to take all action necessary or advisable to consummate the merger. Cape Savings Bank, at its discretion, may require Boardwalk Bancorp to engage a professional proxy solicitor to obtain the requisite stockholder vote on the merger.

Failure to Fulfill Conditions. Boardwalk Bancorp and Cape Bancorp have agreed to promptly notify the other in the event that they determine that a condition to their obligation to complete the merger cannot be fulfilled and that they will not waive the condition.

No Solicitation. Boardwalk Bancorp has agreed that, unless the merger agreement has been terminated, neither it, its subsidiaries, its officers, directors, employees, representatives, agents or affiliates will:

•	initiate, solicit or knowingly encourage (including furnishing non-public information or assistance) any inquiries or the making of any proposal to acquire Boardwalk Bancorp or Boardwalk Bank; or

•

enter into, maintain or continue discussions or negotiate with any person or entity in furtherance of inquiries relating to or to obtain a proposal to acquire Boardwalk Bancorp or Boardwalk Bank or agree to or endorse a proposal to acquire Boardwalk Bancorp or Boardwalk Bank.

Boardwalk Bancorp is required to notify Cape Savings of all of the relevant details relating to all inquiries and proposals which it may receive relating to proposals to acquire Boardwalk Bancorp or Boardwalk Bank. The merger agreement provides that the Board of Directors of Boardwalk Bancorp or Boardwalk Bank may furnish information to, or enter into discussions or negotiations relating to unsolicited written proposals to acquire Boardwalk Bancorp, so long as such actions are required by the fiduciary duties of the board of directors to consider a financially superior proposal.

Reserves and Merger-Related Costs. On or before the closing of the merger, to the extent consistent with GAAP, the rules, regulations and interpretations of the Securities and Exchange Commission and applicable banking laws and regulations, Boardwalk Bancorp shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Boardwalk Bancorp to those of Cape Savings Bank and Cape Savings Bank’s plans with respect to the conduct of the business of Boardwalk Bancorp following the merger. Boardwalk Bancorp shall not be required to take such action unless Cape Savings Bank agrees in writing that all conditions to closing the merger have been satisfied or waived (except for the expiration of any applicable waiting periods) and that it is not aware of any fact or circumstance that would prevent completion of the merger.

Board of Directors and Committee Meetings. Boardwalk Bancorp and Boardwalk Bank have agreed that they will permit one representative of Cape Savings Bank to attend any meeting of their boards of directors or executive and audit committees. The representative will not remain present during any discussion of the merger agreement or any other matter where access or disclosure would violate or prejudice the rights of third-parties, would result in the waiver by Boardwalk Bancorp and Boardwalk Bank of attorney-client privilege or would violate a confidentiality obligation or fiduciary duty.

Prohibition on Solicitation of Employees. If the merger is not consummated, Boardwalk Bancorp and Cape Savings Bank have each agreed not to solicit for employment any employee of the other designated a loan officer or a Vice President or higher, for a period of two years from the date the merger is terminated.

Employee Benefits. Pursuant to the merger agreement, Cape Bancorp entered into employment agreements, effective at the effective time of the merger, with Messrs. Devlin and Deninger, and entered into change in control agreements with Mr. Hardenbrook and five other executive officers of Boardwalk Bancorp.

Conditions to Completing the Merger

Cape Bancorp’s and Boardwalk Bancorp’s obligations to consummate the merger are conditioned on the following:

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Conditions to the Obligations of Each Party Under the Merger Agreement. The respective obligations of Cape Bancorp, Cape Savings Bank, Boardwalk Bancorp and Boardwalk Bank are subject to various conditions prior to the merger, which conditions cannot be waived. The conditions include the following:

•	approval of the merger agreement by the affirmative vote of a majority of the shares cast by stockholders of Boardwalk Bancorp at a meeting called for that purpose;

•	approval of the conversion by the requisite vote of depositors of Cape Savings Bank;

•	the absence of any order, decree or injunction by which the merger is restrained or enjoined;

•

approval of the transactions contemplated by the merger agreement by all applicable federal and state regulatory agencies and the expiration of all statutory waiting periods, and the absence of conditions or requirements in such approvals that would, in the good faith reasonable judgment of the board of directors of Cape Savings Bank, materially and adversely affect the business, operations, financial condition, property or assets of the combined entity following the merger or otherwise materially impair the value of Boardwalk Bancorp or Boardwalk Bank to Cape Savings Bank or Cape Bancorp;

•

no stop order suspending the effectiveness of the registration statement of which this proxy statement-prospectus is a part shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission, and the issuance of shares of common stock in the merger shall not be subject to a stop order of any state securities commissioner;

•	the shares of common stock of Cape Bancorp to be issued as merger consideration shall have been authorized for listing on the Nasdaq Stock Market;

•

Cape Savings Bank, Cape Bancorp and Boardwalk Bancorp shall have received from Luse Gorman Pomerenk & Schick, P.C. an opinion to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws; and

•	Cape Bancorp shall have received and accepted orders to purchase the minimum number of shares in the offering, and the conversion shall have been completed.

Additional Conditions to the Obligations Under the Merger Agreement. The obligations of Cape Savings Bank and Boardwalk Bancorp are further subject to various conditions, including the following:

•	except as otherwise contemplated or qualified by the merger agreement, the accuracy of the representations and warranties of the parties made in the merger agreement;

•	the other party to the merger agreement has performed its obligations under the merger agreement;

•	the other party to the merger agreement has obtained all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful completion of the merger;

•	Cape Savings Bank shall have received a “comfort” letter from the independent accountants for Boardwalk Bancorp;

•	Cape Bancorp or Cape Savings Bank shall have deposited with an exchange agent cash and shares of Cape Bancorp common stock to be exchanged for shares of common stock of Boardwalk Bancorp; and

•	since December 31, 2006, neither party shall have suffered any material adverse effect.

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The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Cape Bancorp and Boardwalk Bancorp cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Termination, Amendment and Waiver

Termination. The merger agreement may be terminated at any time prior to the completion of the merger under the following circumstances:

•	At any time by the mutual written agreement of Cape Savings Bank and Boardwalk Bancorp;

•

By either Boardwalk Bancorp or Cape Savings Bank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there has been a breach by the other party of any of the representations or warranties set forth in the merger agreement, and such breach either cannot be cured or shall not have been cured within specified time periods;

•

By either Boardwalk Bancorp or Cape Savings Bank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in the merger agreement, and such failure either cannot be cured or shall not have been cured with specified time periods;

•

At the election of either Cape Savings Bank or Boardwalk Bancorp, if the merger has not been completed by June 30, 2008, which date may be extended by agreement of Cape Savings and Boardwalk Bancorp; provided that no party may terminate the merger agreement if the failure to close the merger was due to such party’s breach of any of its obligations under the merger agreement;

•	By either Boardwalk Bancorp or Cape Savings Bank if the required votes of stockholders of Boardwalk Bancorp or depositors of Cape Savings Bank are not obtained;

•	By either Boardwalk Bancorp or Cape Savings Bank if the required regulatory approvals are not obtained;

•

By the board of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) in the event that any of the conditions precedent to the obligations of such party to complete the merger cannot be satisfied or fulfilled by June 30, 2008;

•

By the board of directors of Cape Savings Bank if Boardwalk Bancorp has received a “Superior Proposal” (as defined in the merger agreement), the board of directors of Boardwalk Bancorp has entered into an acquisition agreement with respect to the Superior Proposal, terminated the merger agreement or withdrawn its recommendation to shareholders of the merger agreement or failed to make such recommendation or modified or qualified its recommendation in a manner adverse to Cape Savings Bank; and

•

By the board of directors of Boardwalk Bancorp prior to its shareholders meeting if Boardwalk Bancorp has received a Superior Proposal, the board of directors of Boardwalk Bancorp has made a determination to enter into an acquisition agreement with respect to the Superior Proposal and Boardwalk Bancorp has notified Cape Savings Bank of the Superior Proposal and provided Cape Savings Bank with an opportunity to amend the merger agreement so as to enable Boardwalk Bancorp to proceed with the merger with Cape Savings Bank on such adjusted terms.

Effect of Termination. The merger agreement describes the expenses and damages that will be payable in the event the merger agreement is terminated. These terms provide that in certain circumstances termination will be without liability, cost or expense on the part of either party. If the termination results from a willful breach of certain provisions, the breaching party will be liable for any and all damages, costs and expenses sustained or incurred by the non-breaching party.

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In the event of a termination of the merger agreement pursuant to certain other sections of the merger agreement, including Boardwalk Bancorp’s acceptance of a Superior Proposal, Boardwalk Bancorp will be obligated to pay a termination fee of $5.0 million to Cape Savings Bank, which payment shall be the exclusive remedy of Cape Savings Bank under the merger agreement.

Amendment, Extension and Waiver. By action of their respective boards of directors, the parties to the merger agreement may:

•	amend the merger agreement;

•	extend the time for the performance of any of the obligations under the merger agreement;

•	waive certain provisions of the merger agreement; and

•

waive compliance with any of the agreements or conditions contained in the merger agreement, except that after any approval of the agreement by the shareholders of Boardwalk Bancorp, there may not be, without further approval of such shareholders, any amendment of the merger agreement which reduces the amount or value or changes the form of consideration to be delivered to Boardwalk Bancorp’s stockholders pursuant to the merger agreement.

Any amendment to the merger agreement must be in writing.

Management and Operations Following the Merger

Board of Directors. Three individuals currently serving on the board of directors of Boardwalk Bancorp, Michael D. Devlin, Agostino R. Fabietti and Thomas K. Ritter, will become directors of Cape Bancorp and Cape Savings Bank following completion of the merger. Messrs. Devlin, Fabietti and Ritter have indicated their intention to accept these positions.

Management. The current management team of Cape Bancorp will remain unchanged as a result of the merger.

Voting Agreements

As a condition to Cape Savings Bank entering into the merger agreement, each of the directors and executive officers of Boardwalk Bancorp were required to enter into voting agreements in which they agreed to vote all of their shares in favor of the merger agreement. A total of 685,832 shares or 16.0% of the outstanding shares of Boardwalk Bancorp common stock are subject to these voting agreements.

Compensation of Directors

The following table provides information concerning the compensation paid to or earned by Michael D. Devlin, Agostino R. Fabiette and Thomas K. Ritter in their capacities as members of Boardwalk Bancorp’s and Boardwalk Bank’s Boards of Directors for Boardwalk Bancorp’s last fiscal year:

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Director Compensation for Fiscal Year 2006

Name	Fees earned or paid in cash ($)	Option awards ($)	All other compensation ($) (2)	Total ($)
Michael D. Devlin(1)	$—	—	—	$—
Agostino R. Fabiette	8,200	—	—	8,200
Thomas K. Ritter	10,400	—	1,281	10,400

(1)	Mr. Devlin, Chairman, President and Chief Executive Officer of Boardwalk, does not receive any compensation for his service as a director of Boardwalk Bancorp or Boardwalk Bank.
(2)	Represents portion of interest credited to the director’s deferred fee account for 2006. The director deferred compensation fee plan is described below.

Director fees are $600 for each board meeting attended and $200 for each committee meeting attended, except the Boardwalk Bancorp’s Audit Committee which is $400. Mr. Devlin does not receive fees for his attendance at board or committee meetings.

Directors Benevento, Glenn, Nugent, Harris, Koelling and Ritter participate in a director deferred compensation fee plan, which permits directors to defer up to 100% of their fees pursuant to a prior election. Boardwalk Bank has established a deferral account for participating directors and credits the account with fees payable for attendance at board meetings which are deferred in accordance with the director’s prior election. Interest on the deferred amounts is credited at the prime rate as published in The Wall Street Journal. Interest is credited at such rate on a monthly basis, compounded daily. Directors are 100% vested in their account balances which are payable generally upon their termination of service on the board of directors of Boardwalk Bank. Directors can receive payment of their deferred account balance in a lump-sum or in equal installments over a ten-year period following termination of service.

Certain Relationships and Related Transactions

Boardwalk Bank’s Loan Policy prohibits Boardwalk Bank from making any loans or extensions of credit to directors, officers or principal shareholders of Boardwalk or Boardwalk Bank, or to any corporation or other entity in which any such person has a controlling interest, except on substantially the same terms (including interest rate and collateral), as the terms prevailing at the time for comparable banking transactions with other persons who are not affiliates and who are not subject to Regulation O. These loans cannot involve more than the normal risk of repayment or present other unfavorable features.

Boardwalk Bank has had, and expects to have in the future, various loans and other banking transactions in the ordinary course of business with the directors, officers and, principal shareholders of Boardwalk Bank (or associates of such persons). All such transactions: (a) have been and will be made or conducted on substantially the same terms, including interest rates and required collateral for loans, as those prevailing at the time for comparable transactions with unrelated persons; (b) have been and will be made or conducted in the ordinary course of business; and (c) in the opinion of management do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

For the fiscal year ended December 31, 2006, the highest aggregate dollar amount of all indebtedness owed to Boardwalk Bank by its directors and executive officers, and their affiliates, as a group, on any date during such year was $11,975,330, which represented approximately 33.15% of Boardwalk Bank’s total equity capital accounts as of June 30, 2006. For the fiscal year ended on December 31, 2006, the largest amount of indebtedness owed to Boardwalk Bank by Mark Benevento and his affiliates was $3,860,283, which represented 10.68% of Boardwalk Bank’s total equity capital accounts as of June 30, 2006. At December 31, 2006, the total dollar amount of all indebtedness owed to Boardwalk Bank by Mr. Benevento and his associates was $3,493,519, which represented approximately 6.83% of Boardwalk Bank’s total equity capital accounts on such date.

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Policies and Procedures for Approving Non-Banking Related-Person Transactions

NASDAQ Marketplace Rule 4350(h) requires that Boardwalk Bancorp conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by Boardwalk Bancorp’s Audit Committee or another independent body of the board of directors. As required under its charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving all transactions with any related party. Related parties include any of Boardwalk Bancorp’s directors or executive officers, certain of Boardwalk Bancorp’s shareholders and their immediate family members. This obligation is set forth in writing in the charter of the Audit Committee, which is available for review at Boardwalk Bancorp’s website at www.boardwalkbank.com.

Boardwalk Bancorp’s Code of Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to notify the Chief Executive Officer. A conflict of interest occurs when an individual’s private interest interferes in a material way, or appears to interfere in a material way, with the interests of Boardwalk. Prior to consideration, Boardwalk Bancorp’s board of directors requires full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction. The board then determines whether the terms and conditions of the transaction are less favorable than those offered by unrelated third parties. If the board makes this determination, the transaction must be approved by a majority of the independent directors entitled to vote on the matter with the interested director abstaining. The Code of Conduct and Ethics is available for review at our website at www.boardwalkbank.com.

To identify related party transactions, each year, Boardwalk Bancorp requires each director and officer to complete a Director and Officer Questionnaire identifying any transaction with Boardwalk Bancorp or any of its subsidiaries in which the officer or director or their family members have an interest. The board of directors reviews related party transactions due to the potential for a conflict of interest. Each year, the Boardwalk Bancorp board of directors and executive officers review the Code of Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the board of directors of Boardwalk Bancorp(i) was, during the 2006 fiscal year, or had previously been, an officer of employee of Boardwalk Bancorp or its subsidiaries nor (ii) had any direct or indirect material interest in a transaction of Boardwalk or a business relationship with Boardwalk, in each case that would require disclosure under applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of Boardwalk, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.

Comparison of Shareholders’ Rights

for Existing Shareholders of Boardwalk Bancorp

Introduction

As a result of the acquisition of Boardwalk Bancorp, certain shareholders of Boardwalk Bancorp will receive shares of common stock of Cape Bancorp as merger consideration and will, therefore, become shareholders of Cape Bancorp.

The rights of shareholders of a corporation are governed by the laws of the state in which the corporation is incorporated, as well as the governing instruments of the corporation itself—that is, its certificate (or articles) of incorporation and bylaws. Therefore, differences in the rights of holders of Cape Bancorp common stock and Boardwalk Bancorp common stock arise from the states of their respective organization and their respective certificate or articles of incorporation and bylaws. Cape Bancorp is organized under the laws of the State of Maryland and Boardwalk Bancorp is organized under the laws of the State of New Jersey. After the merger is completed, the rights of Boardwalk Bancorp shareholders who become Cape Bancorp shareholders will be governed by Cape Bancorp’s articles of incorporation and bylaws and the Maryland General Corporation Law.

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The following is a summary of the material differences between Cape Bancorp shareholders’ rights and Boardwalk Bancorp shareholders’ rights. This summary is qualified in its entirety by references to applicable provisions of the Maryland General Corporation Law, the New Jersey Business Corporation Act, Cape Bancorp’s articles of incorporation and bylaws and Boardwalk Bancorp’s certificate of incorporation and bylaws. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Cape Bancorp’s articles of incorporation and bylaws or Boardwalk Bancorp’s certificate of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of Boardwalk Bancorp consists of 12,500,000 shares of common stock, par value $5.00 per share. Boardwalk Bancorp’s certificate of incorporation does not authorize shares of preferred stock.

The authorized capital stock of Cape Bancorp consists of 100,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share. Cape Bancorp’s articles of incorporation authorize more shares than will be issued in connection with its initial offering and the acquisition of Boardwalk Bancorp, and the Cape Bancorp board of directors will have discretion to change certain aspects of Cape Bancorp’s capitalization following the merger.

Dividends. Under the New Jersey Business Corporation Act, a New Jersey corporation, such as Boardwalk Bancorp, may not pay dividends or purchase, redeem or otherwise acquire its own shares unless, if after paying dividends or acquiring its own stock, the corporation would be unable to pay its debts as they become due in the usual course of its business, its total assets would be less than its total liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of shareholders whose preferential rights are superior to those receiving the distribution.

Cash available for dividend distribution to the holders of Boardwalk Bancorp’s common stock must initially come primarily from dividends paid to Boardwalk Bancorp by Boardwalk Bank. Accordingly, restrictions on Boardwalk Bank’s cash dividend payments directly affect the payment of cash dividends by Boardwalk Bancorp.

Boardwalk Bank, as a New Jersey-chartered bank, is subject to certain limitations on the amount of cash dividends that it can pay. No dividends may be paid by Boardwalk Bank unless, following the payment of the dividend, the capital stock of Boardwalk Bank is unimpaired and either Boardwalk Bank will have a surplus of not less than 50% of its capital stock, or the payment of the dividend will not reduce the surplus of Boardwalk Bank.

In addition, the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation have authority to prohibit banks from engaging in what in their opinion constitutes an unsafe or unsound practice in conducting their businesses. The payment of cash dividends could, depending upon the financial condition of the bank involved, be considered an unsafe or unsound practice.

Under Maryland law, Cape Bancorp is permitted to pay dividends or make other distributions unless, after the distribution: (1) Cape Bancorp would not be able to pay its debts as they become due in the usual course of business; or (2) Cape Bancorp’s total assets would be less than the sum of its total liabilities, plus, unless Cape Bancorp’s articles or incorporation permit otherwise, the amount that would be needed, if Cape Bancorp were dissolved at the time of the distribution, to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Cumulative Voting for Election of Directors. Under New Jersey law and Maryland law, a corporation may provide for cumulative voting in the election of directors in its certificate or articles of incorporation. However, neither Boardwalk Bancorp nor Cape Bancorp permits cumulative voting in the election of directors. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of shareholders may, if they so choose, elect all the directors to be elected at that meeting, and thus preclude minority shareholder representation on the board of directors.

Limitation on Voting Rights of Greater-than-10% Shareholders. Boardwalk Bancorp’s certificate of incorporation does not prohibit the voting rights of shareholders of Boardwalk Bancorp who own greater than 10% of Boardwalk Bancorp’s common stock.

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Cape Bancorp’s articles of incorporation generally prohibit any shareholder that beneficially owns more than 10% of Cape Bancorp’s outstanding shares of common stock from voting the shares in excess of this limit.

Maryland Control Share Acquisition Statute. The Maryland General Corporation Law contains a control share acquisition statute which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation.

A corporation may, however, opt out of the control share statute through an articles or bylaw provision, which Cape Bancorp has done pursuant to its bylaws. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of Cape Bancorp common stock. Though not expected, Cape Bancorp could decide to become subject to the Maryland control share acquisition statute by amending its bylaws to eliminate the opt-out provision. See “—Amendment of Governing Instruments.”

Number and Classification of Directors. Boardwalk Bancorp’s board of directors consists of fourteen directors. Boardwalk Bancorp’s bylaws provide that the number of directors must not be less than three nor more than twenty-five directors as may be established by a board of directors resolution, classified into three classes, as nearly equal in number as possible. Directors are elected by plurality vote by the shareholders at the annual shareholders’ meeting. Directors are elected for a term of three years and until their successors are elected and qualified.

Cape Bancorp’s board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms. Cape Bancorp’s bylaws provide that Cape Bancorp will have the number of directors set forth in its articles. Cape Bancorp currently has seven directors. This number will change to 10 upon the consummation of the acquisition of Boardwalk Bancorp, after three current directors of Boardwalk Bancorp are appointed to the board of directors of Cape Bancorp.

Removal of Directors. Boardwalk Bancorp’s certificate of incorporation provides that directors may be removed from office for cause by the vote of the holders of at least two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors. In addition, Boardwalk Bancorp’s board of directors has the power to remove directors for such proper cause as it may specify and to suspend directors pending a final determination that cause exists for removal.

Cape Bancorp’s articles of incorporation provide that directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Filling Vacancies on the Board of Directors. Boardwalk Bancorp’s bylaws provide that vacancies on the board of directors may be filled only by a majority vote of the directors then in office.

Pursuant to Cape Bancorp’s bylaws, vacancies on the board of directors may be filled only by the affirmative vote of two-thirds of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

Limitations on Directors’ and Officers’ Liability. Boardwalk Bancorp’s certificate of incorporation contains a provision limiting the personal liability of directors to the extent permitted by New Jersey law. Under New Jersey law, directors and officers shall have no personal liability to Boardwalk Bancorp or its shareholders for damages for breach of any duty owed to Boardwalk Bancorp or its shareholders, provided that a director and officer shall not be relieved for any breach of duty based upon an act or omission (i) in breach of the director’s or officer’s duty of loyalty to Boardwalk Bancorp or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.

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Consistent with Maryland law, Cape Bancorp’s articles provide that an officer or director of Cape Bancorp will not be liable to Cape Bancorp or its shareholders for money damages, except to the extent: it is proved that the person actually received an improper benefit, for the amount of the benefit; or a final judgment or adjudication against the person is based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action against the person; or otherwise provided by Maryland law.

Indemnification of Directors, Officers, Employees and Agents. The bylaws of Boardwalk Bancorp provide that Boardwalk Bancorp shall indemnify its directors, officers, employees and certain other individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings arising because of the person’s relationship to Boardwalk Bancorp. Generally, the indemnification will cover expenses regardless of whether the action stems from a civil, criminal, administrative or investigative proceeding, if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Boardwalk Bancorp

Boardwalk Bancorp may pay the expenses incurred by a director or officer in defending a proceeding in advance of the final disposition of that proceeding, provided that Boardwalk Bancorp has received from the director or officer a written undertaking to repay the amount advanced if it is ultimately determined that the director or officer is not entitled to be indemnified for the expenses.

Cape Bancorp’s articles provide that Cape Bancorp will indemnify and advance expenses to its directors and officers to the fullest extent required or permitted by Maryland law. Cape Bancorp’s articles also provide that Cape Bancorp may indemnify other employees and agents to the extent authorized by its board of directors and permitted by law.

Maryland law permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. Maryland law provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. Maryland law also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received.

Maryland law provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

Special Meetings of Shareholders. Boardwalk Bancorp’s certificate of incorporation provides that special meetings of shareholders may be called at any time by Boardwalk Bancorp’s President or by a majority of the board of directors of Boardwalk Bancorp, but such special meetings of the shareholders may not be called by any other person or persons unless otherwise required by law.

Cape Bancorp’s bylaws provide that special meetings of shareholders may be called by the President or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors that Cape Bancorp would have if there were no vacancies on the Board of Directors. In addition, special meetings of the shareholders shall be called by the Secretary at the request of shareholders only on the written request of shareholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Shareholder Nominations and Proposals. Pursuant to Boardwalk Bancorp’s bylaws, shareholder proposal for business at an annual meeting of shareholders must be made in writing and delivered to the Secretary of Boardwalk Bancorp at least at least 90 days and not more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting. Nominations for directors by shareholders must be made in writing and delivered to the

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Secretary of Boardwalk Bancorp at least at least 90 days prior to the anniversary date of the immediately preceding year’s annual meeting. In addition to meeting the applicable deadline, shareholder proposals as well as nominations must be accompanied by certain information specified in Boardwalk Bancorp’s bylaws.

Cape Bancorp’s bylaws provide that Cape Bancorp must receive written notice of any shareholder proposal for business and any shareholder director nominations at an annual meeting of shareholders not less than 90 days or more than 120 days prior to the anniversary date of the mailing of the proxy materials in connection with Cape Bancorp’s prior year’s annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal or notice of the director nomination must be received by Cape Bancorp no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first. Any such advance by more than 20 days from the anniversary date may have the effect of requiring that notice of a proposal or director nomination be submitted earlier than normally required.

Shareholder Action Without a Meeting. Boardwalk Bancorp’s certificate of incorporation provides that any action required or permitted to be taken by the shareholders may be taken without a meeting if all shareholders entitle to vote at such meeting consent in writing.

Similarly, Cape Bancorp’s bylaws provide, generally, that any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting if a unanimous written consent which sets forth the action is signed by each shareholder entitled to vote on the matter.

Shareholders’ Right to Examine Books and Records. Boardwalk Bancorp’s bylaws provide that a list of shareholders shall be available for inspection at all meetings of shareholders and adjournments thereof in the manner prescribed by New Jersey law. Additionally, the bylaws provide that a list of shareholders shall be kept on file at Boardwalk Bancorp’s home office and shall be subject to inspection, for a proper purpose and upon five days written demand, by (i) any shareholder who has been a shareholder of record for at least six months preceding his or her demand, or his or her authorized representative, and (ii) any person holding at least 5% of the outstanding shares, or his or her authorized representative.

Under Maryland law, only a holder or group of holders of 5% or more of the corporation’s stock for at least six months has the right to inspect the corporation’s stock ledger, list of shareholders and books of account. Shareholders who have held their shares for less than six months and holders of fewer than 5% of the shares are entitled to inspect the corporation’s bylaws, shareholder minutes, annual statement of affairs and any voting trust agreements.

Vote Required for Certain Transactions. Boardwalk Bancorp’s certificate of incorporation provides that any merger, consolidation, share exchange, liquidation, or dissolution of Boardwalk Bancorp or any action that would result in the sale or other disposition of all or substantially all of the assets of Boardwalk Bancorp shall require the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of Boardwalk Bancorp. However, such a transaction shall require only such shareholder vote as would be required by applicable law, if such transaction is approved in advance by at least two-thirds of the members of the board of directors.

Maryland law requires approval of at least two-thirds of the outstanding shares for mergers and similar transactions.

Dissenters’ Rights of Appraisal. Under New Jersey law, shareholders of a corporation who are voting on a merger or consolidation generally are entitled to dissent from the transaction and obtain payment of the fair value of their shares (so-called “appraisal rights”). Appraisal rights do not apply if, however, the shares are listed on a national securities exchange, including Nasdaq, or are held of record by not less than 1,000 record holders. Because Boardwalk Bancorp’s common stock is listed on the Nasdaq Stock Market, shareholders of Boardwalk Bancorp do not have appraisal rights in connection with the merger.

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Maryland law provides that, except in connection with a transaction governed by the Maryland business combination statute or exempted from that statute pursuant to the statute’s fair price provisions, a shareholder does not have appraisal rights in any transaction if the stock is listed on a national securities exchange, including Nasdaq. It is expected that the common stock of Cape Bancorp will be listed on Nasdaq; and accordingly, the holders of Cape Bancorp common stock will not entitled to appraisal rights under any circumstances, regardless of the form of consideration to be paid for their shares.

Amendment of Governing Instruments. Generally, Boardwalk Bancorp’s certificate of incorporation may be amended in the manner prescribed by New Jersey law, which requires the approval of the board of directors of Boardwalk Bancorp and the holders of at least a majority of the outstanding shares of Boardwalk Bancorp common stock. The amendment of certain other provisions of Boardwalk Bancorp’s certificate of incorporation, however, requires the vote of at least two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors. The provisions requiring the higher vote relate to: the absence of preemptive rights of shareholders; the prohibition on cumulative voting by shareholders; shareholder action by written consent; the call of special shareholders’ meetings; the number, classification, election and removal of directors; shareholder approvals of certain transactions; elimination of directors’ and officers’ liability; and amendments to the certificate of incorporation and bylaws.

Boardwalk Bancorp’s bylaws may be amended either by a two-thirds vote of its board of directors, or by a two-thirds vote of Boardwalk Bancorp’s shareholders.

Generally, Cape Bancorp’s articles may be amended upon approval by a two-thirds vote of the Cape Bancorp board of directors and the holders of a majority of the outstanding shares of Cape Bancorp common stock, with a super-majority shareholder vote required for amending specified provisions. These provisions are generally the same as those specified in Boardwalk Bancorp’s certificate of incorporation.

Cape Bancorp’s bylaws may be amended either by a majority of the board of directors, or by an 80% vote of Cape Bancorp’s shareholders, voting together as a single class.

Proposal 2 – Adjournment of The Special Meeting

In the event that there are not sufficient votes to approve and adopt the merger agreement at the time of the Special Meeting, Boardwalk Bancorp may propose adjournment of the meeting to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Boardwalk Bancorp at the time of the Special Meeting to be voted for an adjournment, if necessary, Boardwalk Bancorp is submitting the question of adjournment to its shareholders as a separate matter for their consideration. If it is necessary to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the Special Meeting of the place, date and time to which the Special Meeting is adjourned.

The board of directors of Boardwalk Bancorp unanimously recommends that shareholders vote “FOR” the adjournment proposal.

Miscellaneous

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one proxy statement-prospectus to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate special report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our special report or proxy statements, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the Special Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

57

Legal Matters

The validity of the shares of Cape Bancorp common stock to be issued in connection with the merger will be passed upon for Cape Bancorp by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. The federal tax consequences of the merger have been opined upon by Luse Gorman Pomerenk & Schick, P.C. Certain legal matters will be passed upon for Boardwalk Bancorp and Boardwalk Bank by Stevens & Lee, P.C.

58

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount(1)
*	Registrant’s Legal Fees and Expenses	$600,000
*	Marketing Agent Legal Fees and Expenses	105,000
*	Registrant’s Accounting Fees and Expenses	225,000
*	Conversion Agent and Data Processing Fees	50,000
*	Marketing Agent Fees and Expenses	767,000
*	Appraisal Fees and Expenses	100,000
*	Printing, Postage and Mailing	500,000
*	Filing Fees (OTS, NASD, Nasdaq and SEC)	147,615
*	Business Plan Fees and Expenses	42,000
*	Stock Certificate Printing	12,500
*	Transfer Agent Services	12,500
*	Other	90,385

*	Total	$2,652,000

*	Estimated

(1)	Cape Bancorp, Inc. has retained Stifel, Nicolaus & Company, Incorporated to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the midpoint of the offering range.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Cape Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Cape Savings Bank and Stifel, Nicolaus & Company, Incorporated*

1.2	Form of Agency Agreement between Cape Savings Bank, Cape Bancorp, Inc., and Stifel, Nicolaus & Company, Incorporated*

2.1	Plan of Conversion*

2.2	Agreement and Plan of Reorganization By and Among Cape Bancorp, Inc., Cape Savings Bank and Boardwalk Bancorp, Inc. and Boardwalk Bank*

3.1	Articles of Incorporation of Cape Bancorp, Inc.*

3.2	Bylaws of Cape Bancorp, Inc.*

4	Form of Common Stock Certificate of Cape Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick

10.1	Form of Employee Stock Ownership Plan*

10.2	Existing Employment Agreement for Chief Executive Officer*

10.3	Existing Employment Agreement for Chief Financial Officer*

10.4	Proposed Employment Agreement for Chief Operating Officer*

10.5	Proposed Employment Agreement for Chief Lending Officer*

10.6	Form of Change in Control Agreement*

10.7	Change in Control Agreement for Wayne S. Hardenbrook*

10.8	Amended and Restated Phantom Incentive Stock Option Plan

10.9	Amended and Restated Phantom Restricted Stock Plan

10.10	Form of Director Retirement Plan*

10.11	Benefit Equalization Plan*

16	Letter of Grant Thornton regarding change in accountants*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of Crowe Chizek and Company

23.3	Consent of Grant Thornton LLP

23.4	Consent of KPMG LLP

23.5	Consent of RP Financial, LC.

23.6	Consent of Michael D. Devlin*

23.7	Consent of Agostino R. Fabietti*

23.8	Consent of Thomas K. Ritter*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Cape Savings and RP Financial, LC.*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*,**

99.4	Marketing Materials*

99.5	Order and Acknowledgment Form*

99.6	Business Plan Agreement with Keller and Company*

99.7	Janney Montgomery Scott LLC letter to Boardwalk Bancorp, Inc. dated July 26, 2007

99.8	Janney Montgomery Scott LLC presentation to Boardwalk Bancorp, Inc. dated July 23, 2007

*	Previously filed.

**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cape May Court House, State of New Jersey on November 8, 2007.

CAPE BANCORP, INC.

By:	/s/ Herbert L. Hornsby, Jr.
Herbert L. Hornsby, Jr.
Chief Executive Officer and President
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Cape Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Herbert L. Hornsby, Jr. as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Herbert L. Hornsby, Jr. may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company=s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Herbert L. Hornsby, Jr. shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Herbert L. Hornsby, Jr. Herbert L. Hornsby, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 8, 2007

/s/ Robert J. Boyer Robert J. Boyer	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 8, 2007

/s/ Robert F. Garrett, III Robert F. Garrett, III	Chairman of the Board	November 8, 2007

/s/ Frank J. Glaser Frank J. Glaser	Director	November 8, 2007

/s/ Louis H. Griesbach, Jr. Louis H. Griesbach, Jr.	Director	November 8, 2007

/s/ David C. Ingersoll, Jr. David C. Ingersoll, Jr.	Director	November 8, 2007

/s/ Joanne D. Kay Joanne D. Kay	Director	November 8, 2007

/s/ Matthew J. Reynolds Matthew J. Reynolds	Director	November 8, 2007